FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-262701-08

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED FEBRUARY 4, 2025, IS SUBJECT TO COMPLETION
AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$690,642,000 (Approximate)

BENCHMARK 2025-V13 MORTGAGE TRUST
(Central Index Key number 0002049534)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

German American Capital Corporation

(Central Index Key number 0001541294)

Bank of Montreal

(Central Index Key number 0000927971)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2025-V13

The Benchmark 2025-V13 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-V13, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates. The issuing entity’s assets will also include one or more subordinate notes evidencing a trust subordinate companion loan (i.e. a subordinate portion of a fixed rate commercial whole loan), which will generally be the sole source of payment on the related non-offered loan-specific certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in March 2025. The rated final distribution date for the offered certificates is February 2058.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$300,000%		(5)
Class A-2	$76,500,000%		(5)
Class A-3	(6)%		(5)
Class A-4	(6)%		(5)
Class X-A	$537,166,000	(7)%	Variable IO(8)
Class X-B	$153,476,000	(7)%	Variable IO(8)
Class A-S	$84,411,000%		(5)
Class B	$38,369,000%		(5)
Class C	$30,696,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 69 and page 71, respectively, of this prospectus.

Neither the Series 2025-V13 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2025-V13 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., BMO Capital Markets Corp., Academy Securities, Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part.  The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale.  Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and BMO Capital Markets Corp. are acting as co-lead managers and as joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 29.5% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 28.8% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 19.8% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 11.0% of each class of offered certificates and BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 10.9% of each class of offered certificates.  Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about February 19, 2025. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately % of the aggregate principal balance of the offered certificates, plus accrued interest from February 1, 2025, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Barclays	Deutsche Bank Securities	BMO Capital Markets	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager	Drexel Hamilton Co-Manager

February     , 2025

BENCHMARK 2025-V13 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2025-V13

Washington
9 properties
$22,654,118
3.0% of total
Colorado
3 properties
$1,113,442
0.1% of total
Kansas
3 properties
$50,139,549
6.5% of total
Missouri
2 properties
$674,151
0.1% of total
Minnesota
1 property
$235,155
0.0% of total
Illinois
5 properties
$10,818,353
1.4% of total
Indiana
1 property
$289,217
0.0% of total
Michigan
3 properties
$30,777,843
4.0% of total
Pennsylvania
2 properties
$28,750,000
3.7% of total
New York
27 properties
$314,630,269
41.0% of total
Massachusetts
1 property
$456,425
0.1% of total
Ohio
2 properties
$19,517,714
2.5% of total
Oregon
1 property
$331,758
0.0% of total
Connecticut
4 properties
$12,162,555
1.6% of total
New Jersey
1 property
$736,484
0.1% of total
Maryland
2 properties
$674,151
0.1% of total
California
10 properties
$15,529,727
2.0% of total
Virginia
2 properties
$2,456,918
0.3% of total
North Carolina
4 properties
$30,993,951
4.0% of total
South Carolina
2 properties
$3,269,758
0.4% of total
Arizona
2 properties
$788,183
0.1% of total
Georgia
6 properties
$34,416,687
4.5% of total
Arkansas
1 property
$52,000,000
6.8% of total
Mortgaged Properties by Property Type
Manufactured Housing 2.8%
Office 6.2%
Multifamily 27.0%
Mixed Use 8.5%
Industrial 10.0%
Hospitality 10.1%
Self Storage 13.2%
Retail 22.4%
Texas
11 properties
$88,983,162
11.6% of total
Tennessee
3 properties
$6,360,465
0.8% of total
Alabama
1 property
$342,393
0.0% of total
Kentucky
3 properties
$11,164,500
1.5% of total
Florida
5 properties
$15,763,072
2.1% of total
Louisiana
3 properties
$11,350,000
1.5% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2025-V13 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$300,000		30.000%	%	(5)	3.24	02/27 – 07/29
Class A-2	$76,500,000		30.000%	%	(5)	2.91	01/28 – 01/28
Class A-3	(6)		30.000%	%	(5)	(6)	(6)
Class A-4	(6)		30.000%	%	(5)	(6)	(6)
Class X-A	$537,166,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-B	$153,476,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$84,411,000		19.000%	%	(5)	4.99	02/30 – 02/30
Class B	$38,369,000		14.000%	%	(5)	4.99	02/30 – 02/30
Class C	$30,696,000		10.000%	%	(5)	4.99	02/30 – 02/30
Non-Offered Certificates(9)
Class X-D(10)	$10,167,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D(10)	$10,167,000		8.675%	%	(5)	4.99	02/30 – 02/30
Class E-RR(10)	$13,813,000		6.875%	%	(5)	4.99	02/30 – 02/30
Class F-RR(10)	$15,348,000		4.875%	%	(5)	4.99	02/30 – 02/30
Class G-RR(10)	$9,592,000		3.625%	%	(5)	4.99	02/30 – 02/30
Class J-RR(10)	$27,818,000		0.000%	%	(5)	4.99	02/30 – 02/30
Class S(11)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A
Non-Offered Loan-Specific Certificates(9)(12)

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the respective classes of principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of Class X certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of principal balance certificates whose certificate balance comprises the notional amount of any class of Class X certificates is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of the related class of Class X certificates.
(2)	“Approximate Initial Credit Support" means, with respect to any class of principal balance certificates (as defined in footnote (5) below), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of principal balance certificates, if any, junior to the subject class of principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3 and Class A-4 certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the principal balance certificates do not take into account any trust subordinate companion loan (as discussed in footnote (12) below).
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “principal balance certificates”, and collectively with the Class X certificates, the Class S certificates and the Class R certificates, the “certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. Any trust subordinate companion loan will not be taken into account in determining the pass-through rate on any class of certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $460,366,000 subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-3	$0-$175,000,000	N/A-4.79	N/A / 07/29-01/30
Class A-4	$285,366,000-$460,366,000	4.92-4.87	01/30-02/30 / 07/29-02/30

3

(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-4
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates set forth under “Non-Offered Certificates” in the table and the loan-specific certificates (as defined in footnote (12) below) are not offered by this prospectus.
(10)	In satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” with respect to this securitization transaction (i.e., the securitization transaction constituted by the issuance of the certificates)), V13 B-Piece Grand Avenue Partners, LLC is expected to acquire and retain (directly or through one or more of its “majority-owned affiliates”), in accordance with the credit risk retention rules applicable to this securitization transaction, all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), which will collectively constitute an “eligible horizontal residual interest” with an aggregate fair value expected to represent at least 5% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates)) issued by the issuing entity. The certificate balances of the Class D and Class E-RR Certificates may be reallocated between those classes based on the determination of the respective aggregate fair values, as of the closing date for this transaction, of (i) all of the HRR Certificates and (ii) all of the certificates (other than the Class R certificates), in order to satisfy the credit risk retention rules applicable to this securitization transaction. Any such reallocation will affect the notional amount of the Class X-D certificates. "Retaining sponsor", "majority-owned affiliates", "eligible horizontal residual interest" and "ABS interests" have the meanings given to such terms in Regulation RR. See "Credit Risk Retention".
(11)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. Any excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates-Distributions-Excess Interest”. The Class R certificates will represent the residual interests in each of three separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(12)	Certain additional classes of commercial mortgage pass-through certificates (collectively referred to in this prospectus as the “loan-specific certificates”) will be, and certain related uncertificated interests may be, issued by the issuing entity that are solely backed by a related trust subordinate companion loan (as defined herein) and are not offered by this prospectus. The loan-specific certificates are not “certificates” or “offered certificates” for purposes of this prospectus. Each subseries of loan-specific certificates is backed by a particular trust subordinate companion loan and is identified in a separate related offering circular. None of the calculations in the Certificate Summary table above take into account any trust subordinate companion loans or loan-specific certificates. Each subseries of loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the related trust subordinate companion loan, and the issuance thereof should be considered a separate securitization transaction. Each trust subordinate companion loan will be included as an asset of the issuing entity but will not constitute a “mortgage loan” and will not be part of the mortgage pool backing the classes of certificates identified in the Certificate Summary table above. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class S and Class R certificates and any classes of loan-specific certificates or related uncertificated interests (if applicable) are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

 TABLE OF CONTENTS

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	69
Special Risks	69
Risks Relating to the Mortgage Loans	69
Risks Relating to Conflicts of Interest	70
Other Risks Relating to the Certificates	70
Risk Factors	71
Special Risks	71
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	74
Risks Relating to the Mortgage Loans	74
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	75
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	80
Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error	81
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	83
The Types of Properties That Secure the Mortgage Loans Present Special Risks	87
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	108
Shared Interest Structures	108
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	109
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	110
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	111

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	111
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	112
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	113
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	113
Risks Related to Zoning Non-Compliance and Use Restrictions	114
Risks Relating to Inspections of Properties	115
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	115
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	115
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	116
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	117
Terrorism Insurance May Not Be Available for All Mortgaged Properties	117
Risks Associated with Blanket Insurance Policies or Self-Insurance	119
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	119
Limited Information Causes Uncertainty	119
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	119
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	120
The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	121
Static Pool Data Would Not Be Indicative of the Performance of This Pool	122
Appraisals May Not Reflect Current or Future Market Value of Each Property	122
Seasoned Mortgage Loans Present Additional Risk of Repayment	123
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	123
The Borrower’s Form of Entity May Cause Special Risks	124

5

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	126
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	127
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	128
Tenancies-in-Common May Hinder Recovery	129
Risks Relating to Enforceability of Cross-Collateralization Arrangements	129
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	129
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	131
Various Other Laws Could Affect the Exercise of Lender’s Rights	131
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	132
Risks of Anticipated Repayment Date Loans	132
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	133
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	135
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	136
Risks Relating to Shari’ah Compliant Loans	136
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	137
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	137
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	137
Risks Relating to Tax Credits	137
Risks Relating to Conflicts of Interest	138
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	138
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	139

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	141
Potential Conflicts of Interest of the Operating Advisor	143
Potential Conflicts of Interest of the Asset Representations Reviewer	144
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	144
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	146
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	147
Other Potential Conflicts of Interest May Affect Your Investment	147
Other Risks Relating to the Certificates	147
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	147
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	148
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	149
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	152
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	152
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	152
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	152
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	157
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	157
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	158

6

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	159
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	159
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	160
The Servicing of the Pinnacle Hills Prominade Whole Loan and the Renaissance New York Midtown Hotel Whole Loan Will Shift to Other Servicers	160
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	160
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	161
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	161
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	162
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	162
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	162
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	163
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	164
Changes in Pool Composition Will Change the Nature of Your Investment	165
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	165
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	165
State, Local and Other Tax Considerations	168
General Risk Factors	168
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	168

The Offered Certificates May Not Be a Suitable Investment for You	168
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	168
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	169
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	170
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	173
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	174
Description of the Mortgage Pool	175
General	175
Certain Calculations and Definitions	178
Statistical Characteristics of the Mortgage Loans	189
Overview	189
Property Types	191
Specialty Use Concentrations	197
Mortgage Loan Concentrations	197
Geographic Concentrations	199
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	200
Tenancies-in-Common	200
Shari’ah Compliant Loans	200
Condominium Interests and Other Shared Interests	200
Leasehold Interests	201
Condemnations	203
Delinquency Information	203
Environmental Considerations	204
Litigation and Other Legal Considerations	209
Redevelopment, Expansion and Renovation	210
Default History, Bankruptcy Issues and Other Proceedings	211
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	211
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	211
Tenant Issues	213
Tenant Concentrations	213
Lease Expirations and Terminations	213
Unilateral Lease Termination Rights	215

7

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	216
Rights to Cease Operations (Go Dark) at the Leased Property	216
Termination Rights of Government Sponsored Tenants	217
Other Tenant Termination Issues	217
Rights to Sublease	217
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	217
Charitable Institutions / Not-For-Profit Tenants	218
Purchase Options, Rights of First Offer and Rights of First Refusal	219
Affiliated Leases and Master Leases	220
Other Tenant Issues	220
Insurance Considerations	220
Zoning and Use Restrictions	221
Non-Recourse Carveout Limitations	223
Real Estate and Other Tax Considerations	224
Certain Terms of the Mortgage Loans	226
Due Dates; Mortgage Rates; Calculations of Interest	226
ARD Loans	228
Single-Purpose Entity Covenants	228
Prepayment Provisions	230
Defeasance; Collateral Substitution	232
Partial Releases	234
Substitutions	238
Additions to the Mortgaged Property	238
Escrows	239
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	239
Mortgaged Property Accounts	240
Additional Indebtedness	240
Existing Additional Secured Debt	241
Existing Mezzanine Debt	241
Permitted Mezzanine Debt	241
Preferred Equity and Preferred Return Arrangements	242
Permitted Unsecured Debt and Other Debt	243
The Whole Loans	243
General	243
The Serviced Pari Passu Whole Loans	247
The Outside Serviced Pari Passu Whole Loans	250
The Herald Center Pari Passu-AB Whole Loan	252
The CBM Portfolio Pari Passu-AB Whole Loan	265
The Spiral AB Whole Loan	271
Additional Mortgage Loan Information	275
The Trust Subordinate Companion Loan(s)	275
General	275
Loan-Specific Certificates	276
Reimbursement of Advances	278
Compensation and Payment of Certain Expenses	278
Appraisal Reduction Amounts	279
Credit Risk Retention	279

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	279
Termination of the Special Servicer With Respect to the Trust Subordinate Companion Whole Loan Other Than in Connection With a Servicer Termination Event	280
Directing Holder for a Trust Subordinate Companion Loan	283
Threshold Event Cure	284
Purchase Option	284
Additional Operating Advisor Consultation Trigger Event	284
Optional Termination; Optional Trust Subordinate Companion Loan Purchase	284
Loan-Specific Rating Agency	285
Transaction Parties	286
The Sponsors and the Mortgage Loan Sellers	286
Citi Real Estate Funding Inc.	286
Bank of Montreal	294
Barclays Capital Real Estate Inc.	301
German American Capital Corporation	307
Goldman Sachs Mortgage Company	314
Compensation of the Sponsors	323
The Depositor	324
The Issuing Entity	325
The Trustee	325
The Certificate Administrator	326
Servicers	328
General	328
The Master Servicer	328
The Special Servicer	332
The Outside Servicers and the Outside Special Servicers	336
The Operating Advisor and the Asset Representations Reviewer	336
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	338
Transaction Party and Related Party Affiliations	338
Interim Servicing Arrangements	338
Interim and Other Custodial Arrangements	339
Whole Loans and Mezzanine Loan Arrangements	339
Other Arrangements	339
Credit Risk Retention	341
General	341
Qualifying CRE Loans; Required Credit Risk Retention Percentage	341
HRR Certificates	342
The Retaining Third Party Purchaser	342
Material Terms of the HRR Certificates	342
Determination of Amount of Required Horizontal Credit Risk Retention	343
Hedging, Transfer and Financing Restrictions	350
Operating Advisor	351
Representations and Warranties	352
Description of the Certificates	355

8

General	355
Distributions	356
Method, Timing and Amount	356
Available Funds	357
Priority of Distributions	359
Pass-Through Rates	362
Interest Distribution Amount	363
Principal Distribution Amount	364
Certain Calculations with Respect to Individual Mortgage Loans	365
Excess Interest	366
Application Priority of Mortgage Loan Collections or Whole Loan Collections	366
Allocation of Yield Maintenance Charges and Prepayment Premiums	369
Assumed Final Distribution Date; Rated Final Distribution Date	370
Prepayment Interest Shortfalls	371
Subordination; Allocation of Realized Losses	372
Reports to Certificateholders; Certain Available Information	374
Certificate Administrator Reports	374
Information Available Electronically	378
Delivery, Form, Transfer and Denomination	383
Book-Entry Registration	384
Voting Rights	386
Definitive Certificates	387
Certificateholder Communication	387
Access to Certificateholders’ Names and Addresses	387
Requests to Communicate	387
The Mortgage Loan Purchase Agreements	389
Sale of Mortgage Loans; Mortgage File Delivery	389
Representations and Warranties	394
Cures, Repurchases and Substitutions	394
Dispute Resolution Provisions	398
Asset Review Obligations	398
The Pooling and Servicing Agreement	399
General	399
Certain Considerations Regarding the Outside Serviced Whole Loans	402
Assignment of the Mortgage Loans	403
Servicing of the Mortgage Loans	404
Subservicing	409
Advances	410
Accounts	415
Withdrawals from the Collection Account	417
Application of Loss of Value Payments	419
Servicing and Other Compensation and Payment of Expenses	420
Master Servicing Compensation	420
Special Servicing Compensation	422
Trustee / Certificate Administrator Compensation	426
Operating Advisor Compensation	426
CREFC® Intellectual Property Royalty License Fee	427

Asset Representations Reviewer Compensation	427
Fees and Expenses	429
Application of Penalty Charges and Modification Fees	435
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	435
Due-On-Sale	435
Due-On-Encumbrance	436
Appraisal Reduction Amounts	437
Inspections	442
Evidence as to Compliance	442
Limitation on Liability; Indemnification	443
Servicer Termination Events	447
Rights Upon Servicer Termination Event	448
Waivers of Servicer Termination Events	450
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	450
General	450
Excluded Special Servicer Mortgage Loans	451
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	452
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	453
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	453
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	454
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	456
Amendment	457
Realization Upon Mortgage Loans	459
Specially Serviced Loans; Appraisals	459
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	460
Sale of Defaulted Mortgage Loans and REO Properties	462
Modifications, Waivers and Amendments	464
Directing Holder	466
General	466
Limitation on Liability of the Directing Holder	472
Consulting Parties	473
Operating Advisor	474
General Obligations	474
Review Materials	475
Consultation Rights	477
Reviewing Certain Calculations	477
Annual Report	478
Replacement of the Special Servicer	479
Operating Advisor Termination Events	479
Rights Upon Operating Advisor Termination Event	480
Eligibility of Operating Advisor	480
Termination of the Operating Advisor Without Cause	481

9

Asset Status Reports	481
The Asset Representations Reviewer	483
Asset Review	483
Eligibility of Asset Representations Reviewer	487
Other Obligations of Asset Representations Reviewer	487
Delegation of Asset Representations Reviewer’s Duties	488
Asset Representations Reviewer Termination Events	488
Rights Upon Asset Representations Reviewer Termination Event	489
Termination of the Asset Representations Reviewer Without Cause	489
Resignation of Asset Representations Reviewer	489
Asset Representations Reviewer Compensation	490
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	490
Repurchase Request Delivered by a Certificateholder	490
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	490
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	490
Dispute Resolution Provisions	491
Resolution of a Repurchase Request	491
Mediation and Arbitration Provisions	493
Rating Agency Confirmations	494
Termination; Retirement of Certificates	496
Optional Termination; Optional Mortgage Loan Purchase	496
Servicing of the Outside Serviced Mortgage Loans	497
General	497
Specified Servicing Matters	498
Servicing Shift Mortgage Loans	501
Related Provisions of the Pooling and Servicing Agreement	501
Use of Proceeds	503
Yield, Prepayment and Maturity Considerations	503
Yield	503
Yield on the Class X-A and Class X-B Certificates	506
Weighted Average Life of the Offered Certificates	506
Price/Yield Tables	511
Material Federal Income Tax Consequences	515
General	515
Qualification as a REMIC	516
Status of Offered Certificates	517
Taxation of the Regular Interests	517
General	517
Original Issue Discount	518
Acquisition Premium	519
Market Discount	520
Premium	520

Election to Treat All Interest Under the Constant Yield Method	521
Treatment of Losses	521
Prepayment Premiums and Yield Maintenance Charges	522
Sale or Exchange of Regular Interests	522
Taxes That May Be Imposed on a REMIC	523
Prohibited Transactions	523
Contributions to a REMIC After the Startup Day	523
Net Income from Foreclosure Property	523
Bipartisan Budget Act of 2015	524
Taxation of Certain Foreign Investors	524
FATCA	525
Backup Withholding	525
Information Reporting	525
3.8% Medicare Tax on “Net Investment Income”	525
Reporting Requirements	526
Tax Return Disclosure and Investor List Requirements	526
Certain State, Local and Other Tax Considerations	526
ERISA Considerations	527
General	527
Plan Asset Regulations	528
Prohibited Transaction Exemptions	529
Underwriter Exemption	530
Exempt Plans	533
Insurance Company General Accounts	533
Ineligible Purchasers	533
Further Warnings	533
Consultation with Counsel	534
Tax Exempt Investors	534
Legal Investment	534
Certain Legal Aspects of the Mortgage Loans	535
General	536
Types of Mortgage Instruments	536
Installment Contracts	537
Leases and Rents	538
Personalty	538
Foreclosure	538
General	538
Foreclosure Procedures Vary From State to State.	539
Judicial Foreclosure	539
Equitable and Other Limitations on Enforceability of Particular Provisions	539
Nonjudicial Foreclosure/Power of Sale	540
Public Sale	540
Rights of Redemption	541
One Action and Security First Rules	542
Anti-Deficiency Legislation	542
Leasehold Considerations	542
Cooperative Shares	543
Bankruptcy Issues	543
Automatic Stay	543
Modification of Lender’s Rights	544
Leases and Rents	544

10

Lease Assumption or Rejection by Tenant	545
Lease Rejection by Lessor – Tenant’s Right	546
Ground Lessee or Ground Lessor	546
Single-Purpose Entity Covenants and Substantive Consolidation	547
Sales Free and Clear of Liens	548
Post-Petition Credit	548
Avoidance Actions	548
Management Agreements	549
Certain of the Borrowers May Be Partnerships	549
Environmental Considerations	550
General	550
Environmental Assessments	550
Superlien Laws	550
CERCLA	550
Other Federal and State Laws	551
Additional Considerations	552
Due-On-Sale and Due-On-Encumbrance Provisions	553
Junior Liens; Rights of Holders of Senior Liens	553

Subordinate Financing	553
Default Interest and Limitations on Prepayments	554
Applicability of Usury Laws	554
Americans with Disabilities Act	554
Servicemembers Civil Relief Act	555
Anti-Money Laundering, Economic Sanctions and Bribery	555
Potential Forfeiture of Assets	555
Ratings	556
Plan of Distribution (Underwriter Conflicts of Interest)	558
Incorporation of Certain Information by Reference	560
Where You Can Find More Information	560
Financial Information	560
Legal Matters	561
Index of Certain Defined Terms	562

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI, GACC, Barclays AND BMO)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI, GACC, Barclays AND BMO)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
ANNEX F – CLASS A-1 SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

11

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS HAVE NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR ASSET BACKED SECURITIES GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

▪      This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

12

▪      In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, “EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (AS SUCH RULES AND REGULATIONS MAY BE AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

13

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

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AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION RULES AND UK SECURITIZATION RULES

NO PARTY INTENDS TO TAKE ANY ACTION WITH REGARD TO THIS TRANSACTION IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION RULES AND THE UK SECURITIZATION RULES, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH

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DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN

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CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION

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EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

NOTICE TO FLORIDA RESIDENTS

SALES IN FLORIDA WILL BE MADE ONLY TO (A) PERSONS THAT ARE “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT AND (B) PERSONS THAT ARE A BANK, TRUST COMPANY, SAVINGS INSTITUTION, INSURANCE COMPANY, DEALER, INVESTMENT COMPANY (AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR PENSION OR PROFIT-SHARING TRUST WITHIN THE MEANING OF SECTION 517.061(9) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
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●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2025-V13 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-V13.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2025-V13 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of February 1, 2025, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Citi Real Estate Funding Inc., a New York corporation (8 mortgage loans (29.5%));
●	Goldman Sachs Mortgage Company, a New York limited partnership (5 mortgage loans (25.1%));
●	Barclays Capital Real Estate Inc., a Delaware corporation (12 mortgage loans (19.8%));
●	Bank of Montreal, a Canadian chartered bank (2 mortgage loans (10.4%));
●	German American Capital Corporation, a Maryland corporation (7 mortgage loans (7.0%));
●	German American Capital Corporation and Goldman Sachs Mortgage Company (1 mortgage loan (6.2%)); and
●	Bank of Montreal, German American Capital Corporation and Goldman Sachs Mortgage Company (1 mortgage loan (2.0%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

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Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:
Originator(1)	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	8	(2)	$226,470,000	29.5%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(3)	5	(4)	$192,700,000	25.1%
Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	12	(5)(6)	$152,105,000	19.8%
Bank of Montreal	Bank of Montreal	1		$50,000,000	6.5%
German American Capital Corporation / Goldman Sachs Bank USA	German American Capital Corporation / Goldman Sachs Mortgage Company(3)	1	(7)	$47,500,000	6.2%
German American Capital Corporation	German American Capital Corporation	3		$30,925,000	4.0%
Starwood Mortgage Capital LLC	Bank of Montreal	1	(8)	$30,000,000	3.9%
DBR Investments Co. Limited	German American Capital Corporation(9)	2		$17,800,000	2.3%
Bank of Montreal / German American Capital Corporation / Goldman Sachs Bank USA	Bank of Montreal / German American Capital Corporation / Goldman Sachs Mortgage Company(3)	1	(10)	$15,000,000	2.0%
Ice Lender Holdings LLC	German American Capital Corporation(11)	2		$4,880,000	0.6%
	Total	36		$767,380,000	100.0%

(1)	Certain of the mortgage loans to be contributed to the securitization transaction are each part of a whole loan that was co-originated by the named originator(s) and one or more third party originators. See “Description of the Mortgage Pool—General”.
(2)	The Prime 15 Portfolio mortgage loan (7.0%) is part of a whole loan that was originated by Citi Real Estate Funding Inc. and Societe Generale Financial Corporation.
(3)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, Goldman Sachs Bank USA, on or prior to the closing date.
(4)	The Spiral mortgage loan (1.3%) is part of a whole loan that was originated by Goldman Sachs Bank USA, Bank of America, N.A., JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association.
(5)	The Pinnacle Hills Promenade mortgage loan (6.8%) is part of a whole loan that was originated by Societe Generale Financial Corporation and Barclays Capital Real Estate Inc.

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(6)	The Tops & Kroger Portfolio Mortgage Loan (1.8%) is part of a whole loan that was co-originated by Bank of America, N.A. and Barclays Capital Real Estate Inc.
(7)	The Queens Center mortgage loan (6.2%) is comprised of separate notes that are being sold by German American Capital Corporation and Goldman Sachs Mortgage Company. The Queens Center mortgage loan is part of a whole loan that was co-originated by German American Capital Corporation, Goldman Sachs Bank USA., JPMorgan Chase Bank, National Association, Bank of Montreal and Morgan Stanley Bank, N.A. The Queens Center mortgage loan is evidenced by four promissory notes: (i) notes A-1-3 and A-1-4-2, with an aggregate outstanding principal balance of $29,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (ii) notes A-2-4-2 and A-2-5, with an aggregate outstanding principal balance of $18,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(8)	The Woodland Mall mortgage loan (3.9%) is part of a whole loan that was originated by Starwood Mortgage Capital LLC. Bank of Montreal will acquire such mortgage loan on or prior to the closing date.
(9)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
(10)	The Colony Square mortgage loan (2.0%) is comprised of separate notes that are being sold by Bank of Montreal, German American Capital Corporation and Goldman Sachs Mortgage Company. The Colony Square mortgage loan is part of a whole loan that was co-originated by Bank of Montreal, German American Capital Corporation and Goldman Sachs Bank USA. The Colony Square mortgage loan is evidenced by four promissory notes: (i) note A-1-2, with an outstanding principal balance of $3,959,170 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller; (ii) note A-15-2, with an outstanding principal balance of $1,466,361 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (iii) notes A-9-1 and A-10, with an aggregate outstanding principal balance of $9,574,469 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(11)	The 1054 Grant Avenue mortgage loan (0.3%) and the 1056 Grant Avenue mortgage loan (0.3%), which are part of a crossed group, were originated by Ice Lender Holdings LLC. German American Capital Corporation will acquire such mortgage loans on or prior to the closing date.

In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a generally subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”, and such whole loan being referred to in this prospectus as a “trust subordinate companion whole loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates and any related uncertificated interests, but will not be included in the mortgage pool that will back the certificates. If a trust subordinate companion loan is part of the assets of the issuing entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

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Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The Pinnacle Hills Promenade mortgage loan (6.8%) and the Renaissance New York Midtown Hotel mortgage loan (5.2%) are each part of a separate whole loan that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction.  However, in the case of each of those mortgage loans, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the related whole loan will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction.  Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related whole loan will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced whole loan, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced whole loan, respectively, after the related shift in servicing occurs.  Each such mortgage loan, the related companion loan(s) and the related whole loan are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift whole loan”, respectively.

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See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans, outside serviced whole loans and servicing shift whole loans.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be appointed the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (including any trust subordinate companion loan(s)) pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan). The principal special servicing offices of LNR Partners, LLC are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. See “Transaction Parties—Servicers—the Special Servicers”.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the

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manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

For avoidance of doubt, there will not be any excluded special servicer mortgage loan as of the closing date of this securitization transaction.

LNR Partners, LLC is expected to be appointed as the initial special servicer for all serviced loans by V13 B-Piece Grand Avenue Partners, LLC or its affiliate, which is expected, on the closing date, to: (a) purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates and also receive the Class S certificates, and (b) appoint itself (or an affiliate) the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Also, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional instances where the special servicer may be removed solely with respect to a trust subordinate companion whole loan.

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Savings Fund Society, FSB, a federal savings bank, will act as trustee. The corporate trust offices of the trustee are located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and

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Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, 26th Floor, New York, New York 10013 and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. In addition, subject to the terms of the pooling and servicing agreement, the certificate administrator will be primarily responsible for back-up advancing and, in such capacity, is referred to as the “back-up advancing agent”. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer for all the serviced loans if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to major decisions (and such
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other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced loan(s).

If the assets of the issuing entity include a trust subordinate companion loan, then the special servicer may be replaced solely with respect to such trust subordinate companion loan based on the recommendation of the operating advisor if, and under the circumstances, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional operating advisor consultation trigger event with respect to a trust subordinate companion whole loan in the event the issuance of related loan-specific certificates is subject to risk retention under Rule 7 of Regulation RR.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be (or, in the case of a servicing shift whole loan, following the inclusion of the applicable pari passu companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:
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Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Pinnacle Hills Promenade	Barclays	(4)	6.8%	(4)	(4)	(4)	(4)	(4)	(4)
Queens Center	GACC, GSMC	BBCMS 2024-5C31 PSA	6.2%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC or an affiliate
Renaissance New York Midtown Hotel	GSMC	(4)	5.2%	(4)	(4)	(4)	(4)	(4)	(4)
Woodland Mall	BMO	BMO 2024-5C8 PSA	3.9%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	400 Capital Management, LLC
CBM Portfolio	GACC	COMM 2024-CBM TSA	2.6%	KeyBank National Association	KeyBank National Association	Wilmington Savings Fund Society, FSB	Deutsche Bank National Trust Company	Park Bridge Lender Services LLC	400 Capital Management, LLC or an affiliate
Colony Square	BMO, GACC, GSMC	BMO 2024-5C8 PSA	2.0%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	400 Capital Management, LLC
Tops & Kroger Portfolio	Barclays	BBCMS 2024 – 5C31 PSA	1.8%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
The Spiral	GSMC	Hudson Yards 2025-SPRL TSA	1.3%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank,	Computershare Trust Company, National Association	Computershare Trust Company, National Association	N/A(5)	N/A(6)

(1)	Includes the servicing shift mortgage loan(s), which will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(3)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(4)	The Pinnacle Hills Promenade mortgage loan (6.8%) and the Renaissance New York Midtown Hotel mortgage loan (5.2%) are servicing shift mortgage loans that, in each such case, (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.
(5)	The Hudson Yards 2025-SPRL TSA does not provide for any operating advisor or similar entity.
(6)	No controlling class representative was appointed as of the closing date of Hudson Yards 2025-SPRL.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as

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an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB whole loans or outside serviced AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded. However, there are both serviced and outside serviced pari passu-AB whole loans.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to (A) a related control appraisal period existing or being deemed to exist and (B) control shifting to the note or one of the notes, as applicable, evidencing the related mortgage loan, (iii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iv) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise
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consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”), and

●	with respect to a trust subordinate companion whole loan (i) for so long as no related control appraisal period exists or is deemed to exist and no related loan-specific control termination event exists or is deemed to exist, the related loan-specific controlling class representative (if and for so long as it is entitled to act as directing holder) and (ii) for so long as (A) a related control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, (B) control has shifted to the note or one of the notes, as applicable, evidencing the related mortgage loan, and (C) a control termination event does not exist, the controlling class representative.

provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist or control has not otherwise shifted to the note or one of the notes, as applicable, evidencing the related mortgage loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.

An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or

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indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced whole loans, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan or a trust subordinate companion whole loan, solely with respect to the applicable whole loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift whole loan will be a serviced outside controlled whole loan and, after the related shift in servicing occurs, such whole loan will be an outside serviced whole loan.

If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable outside servicing agreement, the related outside controlling note holder or its representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.

Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, after such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole

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loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Cascade Funding, LP - Series 13 is expected, on the closing date, (i) to purchase the loan-specific certificates backed by the Herald Center trust subordinate companion loan and (ii) to appoint itself or an affiliate as the related initial loan-specific controlling class representative.

“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class E-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative

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appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan. With respect to excluded

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mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

V13 B-Piece Grand Avenue Partners, LLC is expected on the closing date, (i) to purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates and also to receive the Class S certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative; and it or an affiliate may purchase additional certificates.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan, provided that an applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related loan-specific certificates is held as an “eligible horizontal residual interest” by a “third-party purchaser”, an operating advisor consultation trigger event specific to that securitization), the operating advisor; and
(v)	with respect to a trust subordinate companion whole loan, solely after the occurrence and during the continuance of a related loan-specific control termination event, and prior to the occurrence and continuance of a related loan-specific consultation termination event, the related loan-specific controlling class representative (if and for so long as it is entitled to act as a consulting party);
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provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, with respect to serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related subseries of loan-specific certificates is held by a “third party purchaser” in the form of an “eligible horizontal residual interest”, any operating advisor consultation trigger event specific to that securitization) has occurred and is continuing, and (C) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, a related loan-specific controlling class representative or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
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●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain

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breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in February 2025 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to February 2025, the date that would have been its due date in February 2025 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about February 19, 2025.
Distribution Date	The 4th business day following the related determination date of each month, beginning in March 2025.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in March 2025.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in March 2025, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	July 2029
	Class A-2	January 2028
	Class A-3	N/A – January 2030(1)
	Class A-4	February 2030
	Class X-A	February 2030
	Class X-B	February 2030
	Class A-S	February 2030
	Class B	February 2030
	Class C	February 2030

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $0 to $175,000,000

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The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in February 2058.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loan(s), if any) to the depositor, which will in turn deposit the mortgage loans (and any such trust subordinate companion loan(s)) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of (i) any of the certificates other than the offered certificates or (ii) any loan-specific certificates.

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The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2025-V13:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class A-4
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C

Upon initial issuance, the Series 2025-V13 commercial mortgage pass-through certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: (i) Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class S and Class R; and (ii) the respective classes of any loan-specific certificates.

The offered certificates, together with the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates, are collectively referred to in this prospectus as the “certificates”.  The certificates (exclusive of the Class S and Class R certificates) are collectively referred to in this prospectus as the “regular certificates”.  The Class X-A, Class X-B and Class X-D certificates are also referred to in this prospectus as the “Class X certificates”.  The regular certificates (exclusive of the Class X certificates) are collectively referred to in this prospectus as the ” principal balance certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

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C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-4 certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—
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Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

No trust subordinate companion loan will be taken into account in determining pass-through rates on the certificates.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or sub-servicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00145% to 0.05125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and

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Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

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Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (per annum)(3)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
Pinnacle Hills Promenade	(4)	0.00125%	(4)	(4)	(4)
Queens Center	BBCMS 2024-5C31 PSA	0.00125%	0.25%	0.50%	0.50%
Renaissance New York Midtown Hotel	(4)	0.00125%	(4)	(4)	(4)
Woodland Mall	BMO 2024-5C8 PSA	0.00125%	0.25%	1.0%	1.0%
CBM Portfolio	COMM 2024-CBM TSA	0.00025%	0.25%	0.50%	0.50%
Colony Square	BMO 2024-5C8 PSA	0.00125%	0.25%	1.0%	1.0%
Tops & Kroger Portfolio	BBCMS 2024-5C31 PSA	0.00125%	0.25%	1.00%	1.00%
The Spiral	Hudson Yards 2025-SPRL TSA	0.00020%	0.25%	0.50%	0.50%

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(4)	It is expected that the servicing of each of the Pinnacle Hills Promenade mortgage loan and the Renaissance New York Midtown Hotel mortgage loan will shift from the Benchmark 2025-V13 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00181% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and trust subordinate companion loan and any successor REO loan thereto at a per annum rate equal to 0.00028%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an

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amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00870% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside

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Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order

of Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be: the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (for purposes of the following, “available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3 and Class A-4 certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-1 certificates until their certificate balance has been reduced to the Class A-1 scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;
(B)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;
(C)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;
(D)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;
(E)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above.
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However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-1 scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3 and Class A-4 certificates: to reimburse the Class A-1, Class A-2, Class A-3 and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-4 certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth:  Class C certificates:  (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates (other than the Class X-D and Class S certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the available funds.

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For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	Any yield maintenance charges and prepayment premiums actually collected with respect to the mortgage loans will be allocated among the respective classes of the regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.

On any distribution date, the distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, any mortgage loan losses will be allocated among the various classes of principal balance certificates in ascending order (beginning with certain principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

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*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B or Class X-D certificates. However, mortgage loan losses will reduce the respective notional amounts of the Class X-A, Class X-B and Class X-D certificates, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D and Class S certificates.

Any principal losses on the mortgage loans allocated to a class of principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates, the Class S certificates or the Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

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F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the back-up advancing agent, or an outside servicer, outside special servicer or other applicable party under an outside servicing agreement, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, any prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, any “excess interest” resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period in accordance with the related mortgage loan documents during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

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Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections thereon. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (or, in the case of an appraisal reduction amount with respect to a whole loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the back-up advancing agent will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a

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property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the back-up advancing agent, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and, solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

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The Mortgage Pool

General	The issuing entity’s primary assets will be (i) 36 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $767,380,000 and (ii) one trust subordinate companion loan, with an outstanding principal balance as of the cut-off date of $141,000,000. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 29 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidence a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the terms “mortgage loan” and “mortgage pool” in that context do not include any trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates and any related uncertificated interests. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Seventy-one (71) mortgaged properties (86.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged
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property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Eight (8) mortgaged properties (5.4%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

Forty-one (41) mortgaged properties (8.5%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Whole Loans	Eleven (11) mortgage loans (53.2%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.

Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.

The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:

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Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)(2)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(3)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
State Farm Data Center Portfolio	GSMC	$76,500,000	9.97%	$48,500,000	N/A	$125,000,000	Serviced	Pari Passu	Y
Prime 15 Portfolio	CREFI	$54,000,000	7.0%	$54,000,000	N/A	$108,000,000	Serviced	Pari Passu	Y
Pinnacle Hills Promenade	Barclays	$52,000,000	6.8%	$78,000,000	N/A	$130,000,000	Servicing Shift	Pari Passu	N
Herald Center	BMO	$50,000,000	6.5%	$109,000,000	$141,000,000	$300,000,000	Serviced	Pari Passu-AB	Y(4)
Queens Center	GACC, GSMC	$47,500,000	6.2%	$477,500,000	N/A	$525,000,000	Outside Serviced	Pari Passu	N
Renaissance New York Midtown Hotel	GSMC	$40,000,000	5.2%	$50,000,000	N/A	$90,000,000	Servicing Shift	Pari Passu	N
Woodland Mall	BMO	$30,000,000	3.9%	$50,000,000	N/A	$80,000,000	Outside Serviced	Pari Passu	N
CBM Portfolio	GACC	$20,000,000	2.6%	$200,000,000	$457,000,000	$677,000,000	Outside Serviced	Pari Passu-AB	N
Colony Square	BMO, GACC, GSMC	$15,000,000	2.0%	$245,000,000	N/A	$260,000,000	Outside Serviced	Pari Passu	N
Tops & Kroger Portfolio	Barclays	$13,500,000	1.8%	$87,000,000	N/A	$100,500,000	Outside Serviced	Pari Passu	N
The Spiral	GSMC	$10,000,000	1.3%	$2,066,700,000	$773,300,000	$2,850,000,000	Outside Serviced	Pari Passu-AB	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	“Barclays” means Barclays Capital Real Estate Inc., “BMO” means Bank of Montreal, “CREFI” means Citi Real Estate Funding Inc., “GACC” means German American Capital Corporation, and “GSMC” means Goldman Sachs Mortgage Company.
(3)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
(4)	The initial controlling note with respect to the Herald Center whole loan is Note F unless the Note F control appraisal period (i.e., any period during which the principal balance of Note F is less than 25% of its initial principal balance as a result of the application of appraisal reduction amounts or realized losses) occurs and is continuing. If the Note F control appraisal period has occurred and is continuing, but the subordinate note control appraisal period (i.e., any period during which the aggregate principal balance of all of the Herald Center subordinate notes is less than 25% of the initial aggregate principal balance of all of the Herald Center subordinate notes as a result of the application of appraisal reduction amounts or realized losses) has not occurred, there will be no controlling note. If both the Note F control appraisal period and the subordinate note control appraisal period have occurred and are continuing, Note A-1, which will be held by the issuing entity as part of the mortgage pool, will be the controlling note

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to any servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled

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(directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.

There are no serviced AB whole loans or outside serviced AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded. However, there are both serviced and outside serviced pari passu-AB whole loans.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated). Except when expressly stated otherwise, statistical information in the following table does not include any trust subordinate companion loan.

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$767,380,000
Number of Mortgage Loans	36
Number of Mortgaged Properties	120
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	0.6%
Number of ARD Loans	1
ARD Loans as a percentage of the Initial Pool Balance	9.97%
Range of Cut-off Date Balances	$2,440,000 to $76,500,000
Average Cut-off Date Balance	$21,316,111
Range of Mortgage Rates	5.37000% to 7.88000%
Weighted Average Mortgage Rate	6.54043%
Range of original terms to Maturity Date/ARD(2)	36 months to 60 months
Weighted average original term to Maturity Date/ARD(2)	58 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	35 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	57 months

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All Mortgage Loans
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	360 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	20.0% to 69.5%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	54.7%
Range of Maturity Date/ARD LTV Ratios(4)(5)(6)	20.0% to 69.5%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)(6)	54.6%
Range of UW NCF DSCR(4)(5)(7)	1.25x to 4.51x
Weighted average UW NCF DSCR(4)(5)(7)	1.77x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	8.0% to 38.9%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	12.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	88.2%
Amortizing Balloon	0.0%
Interest Only – ARD	9.97%
Interest Only, then Amortizing Balloon	1.8%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	13.2%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	10.4%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	With respect to any mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.
(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), (ii) if such mortgage loan is part of a group of cross-collateralized mortgage loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized mortgage loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the Herald Center mortgage loan (6.5%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated, including the related Subordinate Companion Loans, and using the weighted average interest rate of the whole loan of 6.59320%, are 65.2%, 65.2%, 1.35x and 9.1%, respectively. With respect to the CBM Portfolio mortgage loan (2.6%), (a) the related mortgage loan and pari passu companion loans have varying interest rates, and the debt service coverage ratio is calculated using the weighted average interest rate of such mortgage loan and pari passu companion loans of 6.995431363636360% and (b) the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield including the related subordinate companion loans, and using the weighted average interest rate of the whole loan of 7.63170%, are 61.5%, 61.5%, 1.34x and 12.6%, respectively. With respect to The Spiral mortgage loan (1.3%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 62.0%,62.0%, 1.39x and 8.3%, respectively. In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.
(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the

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applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.1% and 55.1%, respectively.

(7)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(8)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate
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debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other
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underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

With respect to the Herald Center mortgage loan (6.5%), a portion of the proceeds of the whole loan was used to pay off the remaining balance of a $255,000,000 securitized loan secured by the mortgaged property, which previous loan went into maturity default on January 8, 2024. The related borrower entered into a forbearance agreement with the lender on January 8, 2024 which, among other things, extended the maturity date of the prior loan to January 7, 2025 and provided the borrower with two additional one-year extension options, subject to (x) a principal payment of $10,000,000 in connection with the second extension option and a principal payment of $5,000,000 in connection with the third extension option, (y) the payment of a $1,000,000 forbearance fee and (z) the payment of default interest. According to the borrower sponsor, the borrower made a principal payment of $10,000,000 on or prior to January 7, 2024 in connection with the first maturity extension. The prior loan was repaid in full on January 3, 2025, concurrently with the origination of the mortgage loan.

With respect to the Petaluma Garage Retail mortgage loan (0.6%), the mortgage loan refinanced a prior securitized mortgage loan secured by the mortgaged property which matured on December 6, 2024. The borrower entered into a forbearance agreement with the related servicer for such prior loan, which had an expiration date of February 6, 2025 and provided for default interest to be paid from December 6, 2024 through February 6, 2025. The current mortgage loan refinanced such prior mortgage loan in full on January 16, 2025.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Six (6) of the mortgaged properties (10.7%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to
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the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the mortgaged properties (13.2%), although constructed more than 12 months prior to the cut-off date, were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other mortgaged properties may have less than 3 years of historical financial information presented on Annex A.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

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Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

U.S. Credit Risk Retention	This securitization transaction (i.e. the securitization transaction constituted by the issuance of the certificates) will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to satisfy its risk retention obligation through the acquisition and retention (directly or through one or more majority-owned affiliates) by a third-party purchaser of all of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

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EU Securitization Rules and

UK Securitization Rules	None of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Rules or the UK Securitization Rules. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd. and CRED iQ;
●	The certificate administrator’s website initially located at https://sf.citidirect.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance(s) of any mortgage loan(s) with an anticipated repayment date, but in each case only if the option described above is exercised after the distribution date related to the collection period in which the corresponding anticipated repayment date occurs), certain specified persons will have the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then-outstanding certificates and any then-outstanding loan-specific certificates and related uncertificated interest.
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The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class S and Class R certificates) and any loan-specific certificates and related uncertificated interests for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid an amount specified in the pooling and servicing agreement related to such termination of the trust and (iii) all of the holders of those classes of outstanding certificates and the holders of any outstanding loan-specific certificates and related uncertificated interests voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”. If there is a trust subordinate companion loan, see also “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of any additional related termination and purchase options solely applicable to such trust subordinate companion loan.

Required Repurchases or Substitutions

of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the interests of the trustee or any holder of a loan-specific certificate or related uncertificated interest in any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).

With respect to each mortgage loan that is comprised of multiple promissory notes contributed to this securitization by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

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Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, any related loan-specific certificateholders (in the case of a trust subordinate companion whole loan) and any related affected pari passu companion loan holder(s) (as a collective whole as if such certificateholders, such related loan-specific certificateholders (in the case of a trust subordinate companion whole loan) and such serviced pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any trust subordinate companion

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whole loan or any other whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Three (3) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are set forth below:
●	The “Trust Subordinate Companion Loan REMIC”, which will hold the trust subordinate companion loan and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and the trust subordinate companion loan REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates and the loan-specific certificates as classes of regular interests in the Upper-Tier REMIC.

The portion of the issuing entity consisting of collections of post-anticipated repayment date “excess interest” accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class     , Class     , Class and Class     certificates will be issued with original

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issue discount, that the Class     certificates will be issued with de minimis original issue discount, and that the Class     certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings

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May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are generally non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self-storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There was a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, which declaration has been continually renewed. In addition, the former president of the United States declared an emergency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020 in response to COVID-19, authorizing assistance across the United States, including one form of Federal Emergency Management Agency (FEMA) assistance. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by, among other mandates, providing social distancing guidelines and certain mask wearing requirements. Although vaccines are available, there can be no assurance as to the availability of all or the most effective vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have loosened restrictions with the increased availability of vaccines, many businesses have not resumed full pre-COVID-19 economic or other activity. There can be no assurance that future regional or broader outbreaks of COVID-19 or other pandemics or diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain and financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. Certain economies have contracted as a result, and it is unclear when full economic expansion will be attained in the United States or globally.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or will continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types, including, but not limited to, the following:

●	certain hospitality properties and casino properties, due to difficulties in the travel industry;
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●	certain retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, increased interest in remote online shopping, and tenants (including certain national and regional chains) refusing to pay rent; and
●	certain office properties, including those with significant tenants who operate co-working or office-sharing spaces (due to declining interest in such spaces by their users, who typically license or sublease space for shorter durations), as well as generally due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic.

In addition, leases for certain of the tenants at the related mortgaged properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the related lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or any other pandemic or epidemic. Such lease provisions have become increasingly common following the COVID-19 pandemic.

Further, certain businesses are adjusting their business plans in response to new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by COVID-19 or any other pandemic and the measures implemented by governments to combat any such pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Even though much of the country has reopened, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider the impact that a sustained surge in (as well as any future prolonged waves of) new COVID-19 cases or other pandemic cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether closures due to COVID-19 or any other pandemic will trigger co-tenancy provisions.

We cannot assure you that, during or following any pandemic, the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based in part on pre-pandemic property performance and therefore may not reflect current or future conditions with respect to the mortgaged properties or the borrowers. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Terms”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic or any other pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans during or following

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a pandemic. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

As a result of any of the foregoing, some borrowers may seek forbearance arrangements or loan modifications at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of a pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, during and following the COVID-19 pandemic, servicers had reported an increase in borrower requests for relief, and there is no assurance that such volume will not continue or increase in the event of a resurgence of COVID-19 or the occurrence of any other pandemic. Any significant volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserves will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on certain tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan). We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Further, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be further delayed as such offices and courts address any resulting backlogs of such actions that accumulated during any affected period. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as described in this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic.

The effects of the COVID-19 pandemic or any future pandemic, including as a result of any future surges in COVID-19 cases, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

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Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest

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in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily, commercial or manufactured housing community property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily, commercial or manufactured housing community property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily, commercial and manufactured housing community properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental, commercial and manufactured housing community real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily, Commercial and Manufactured Housing Community Properties

The following factors, among others, will affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
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●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.

The volatility of net operating income generated by a multifamily commercial or manufactured housing community property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
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●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial, multifamily and manufactured housing community properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial, multifamily and manufactured housing community properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial, multifamily and manufactured housing community properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily, Commercial or Manufactured Housing Community Property Depends on Tenants

Generally, multifamily, commercial and manufactured housing community properties are subject to leases. The owner of an income producing property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of

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the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

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If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily, commercial and manufactured housing community properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender

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to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial, multifamily or manufactured housing community property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

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For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily, commercial or manufactured housing community property will generally fluctuate over time and may or may not be sufficient to—

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●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self-storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured` by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily rental properties, multi-tenant commercial properties or manufactured housing community properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily, commercial or manufactured housing community mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
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●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily, commercial or manufactured housing community property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily, commercial and manufactured housing community mortgage loans. For example, the value of a multifamily, commercial or manufactured housing community property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily, commercial or manufactured housing community property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily, commercial or manufactured housing community property will be affected by property performance. As a result, if a multifamily, commercial or manufactured housing community mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline,

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percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores offices or locations in the chain or corporate group, reduce exposure, relocate stores, offices or locations or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores or redundant stores, offices or locations, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such

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business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

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Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution

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to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
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●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

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Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
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●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases. In addition, certain properties may have one or more tenants that operate a medical marijuana dispensary. Although such operations may comply with applicable state law, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in

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demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space

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and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—Office Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which

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May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
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●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential

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rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Furthermore, any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are

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generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
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●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property

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determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate spas, convention centers, and entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges,

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bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Warehouse, Mini-Warehouse and Self-Storage Facilities

Warehouse, mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self-storage property depends on—

●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
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●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self-storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The homeowner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The landowner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;
●	the ability of management to provide adequate maintenance and insurance;
●	the number of comparable competing properties in the local market;
●	the age, appearance, condition and reputation of the property;
●	whether the property is subject to any age restrictions on tenants;
●	the quality of management;
●	the types of facilities and services it provides; and
●	state and local regulations, including rent control or rent stabilization, and tenant association rights.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,
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●	cooperatively-owned apartment buildings,
●	condominium complexes, and
●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

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In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
●	delays by fiscal intermediaries; and
●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

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Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could

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be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Certain tenants are restaurants, taverns and other establishments that are part of the food and beverage service industry. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.
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Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
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●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Franchise agreements for chain restaurants typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Data Centers and Broadcast Facilities

Certain of the tenants operate their space as a data center. The primary function of a data center is to provide a secure location for data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and high-cost equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, because data centers require substantial quantities of water for cooling, data centers located in areas that are subject to drought, such as California, are also subject to heightened risks. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. For example, “powered shells” are data center properties whereby the landlord makes the initial capital investment required to complete an exterior structure with access to power and fiber optics, with tenants providing all additional capital required in order to build-out the interior and convert the asset into a fully operational data center. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason.

In addition, certain of the mortgaged properties may have tenants who operate their space (or a portion of their space) as a broadcast facility, which is subject to similar risks as data centers. One of the primary functions of a broadcast facility is to house satellite dishes, towers, antennas or antenna arrays that are licensed by the Federal Communications Commission and which facilitate broadcasting transmissions. Similar to a data center, the value of a broadcast facility will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems, including line-of-sight considerations that could be threatened by future construction. Broadcast facilities have different buildout requirements than data centers, which may require conversion if the property owner wants to change its use from broadcast center to pure data center. Due to conversion costs associated with converting a broadcast facility to a data center or different property type, a pool of interested replacement tenants may be limited primarily to entertainment companies seeking to use the space for similar purposes.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment

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and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;
●	competition from other schools or cultural and educational institutions;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and
●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office, multifamily or hospitality properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

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Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

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Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are multifamily, retail, self storage, hospitality, industrial, mixed use and office. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, Texas, Arkansas and Kansas. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the back-up advancing agent’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that
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financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates.

There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet were to meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

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Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a

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pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Sponsor representation and warranty no. (40) (Environmental Conditions) on Annex E-1A to this prospectus, Sponsor representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances

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from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled or expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and

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development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

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Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

For example, as of the date of this prospectus, the Los Angeles, California area is experiencing multiple severe wildfires resulting in significant property damage and the evacuation of numerous residents. On January 9, 2025, a disaster declaration was issued by FEMA for all of Los Angeles county, entitling residents in that area to federal and state disaster assistance. Two (2) of the mortgaged properties (0.2%) securing the CBM Portfolio mortgage loan (2.6%) are located in Los Angeles county. In addition, other counties may become affected by the wildfires. There can be no assurance that material damage to any mortgaged property in the affected region has or has not occurred. There can be no assurance that material damage to any mortgaged property in the affected region has or has not occurred.

We cannot assure you that any damage caused by hurricanes, windstorms, floods, droughts, tornadoes, wildfires, oil spills or other events will be covered by insurance, or even if covered by insurance, that the insurer will have sufficient financial resources to make any payment on the insurance policy or that the insurer will not challenge any claim resulting in a delay or reduction of the ultimate insurance proceeds. Any such lack of coverage, insufficiency of resources or challenge to a claim could have a material adverse effect on the performance of the certificates.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. Any such shortfall or lack of coverage may result in losses on the certificates, especially if they are subordinated.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under

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such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Twenty-one (21) of the mortgaged properties (5.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 16%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on March 14, 2025. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
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●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing (or expected to undergo) renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish

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the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

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Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted

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based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter

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worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

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Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value”

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under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Two (2) of the mortgage loans (0.6%) are seasoned mortgage loans that were originated at least 7 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional

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Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

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Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan

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work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property.

See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”, “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “—Tenancies-in-Common May Hinder Recovery”, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
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●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily, commercial or manufactured housing community property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

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Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

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Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

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●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

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Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
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●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements, although in certain cases the lender may have waived such requirements as to specific institutions or otherwise. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer accounts held at such institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time. We cannot assure you that Bridge Bank or Flagstar is not the lockbox bank for any mortgage loans to be held by the issuing entity.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

One (1) mortgage loan, secured by the State Farm Data Center Portfolio mortgaged property (9.97%), provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such

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mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan interest rate for such mortgage loan. Generally, on each payment date from and after the anticipated repayment date for such mortgage loan up to and including the related maturity date, cash flow in excess of that required for debt service on such mortgage loan and any related companion loans (calculated based on the original mortgage loan interest rate), the funding of required reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below), debt service due on any related mezzanine loan, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan interest rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest that accrues by reason of the marginal increase in the interest rate on such mortgage loan after the anticipated repayment date (any such additional interest, “excess interest”) will generally (except for any portion thereof paid currently pursuant to the related loan documents) be deferred (or capitalized and deferred) until (and such deferred excess interest or such capitalized excess interest that has been deferred will itself accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will generally be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest (or capitalized excess interest) that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. Furthermore, all of the mortgage loans provide for original terms to maturity of approximately five or less years (or, in the case of the State Farm Data Center Portfolio mortgage loan (9.97%), 3 years to the anticipated repayment date) and, as of the cut-off date, none of the mortgage loans have more than seven (7) months seasoning. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
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●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

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Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot

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assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

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Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Unions can encourage employees to leave work if the workplace does not meet certain safety requirements, as seen during the COVID-19 pandemic. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property

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owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors and an originator, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the certificate administrator) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have

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economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans

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similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

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Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest.

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For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer(or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

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Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event (including solely in the case of a trust subordinate companion whole loan, any operating advisor consultation trigger event specifically related to the securitization involving the issuance of the related loan-specific certificates), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (and holders of any related loan-specific certificates and related uncertificated interests) (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These

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other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

The initial controlling class representative will be the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans other than a trust subordinate companion whole loan or a serviced outside controlled whole loan. In the case of a trust subordinate companion whole loan, the initial related loan-specific controlling class representative is entitled to act as initial directing holder with respect thereto. In addition, in the case of any servicing shift whole loan (for so long as it is serviced under the pooling and servicing agreement for this securitization) or other serviced outside controlled whole loan, the holder of the related controlling pari passu or subordinate companion loan, as applicable, will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage

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Loans—General”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not, in the case of any such class, have any duty or liability to any other holder of a certificate or loan-specific certificate. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Although a directing holder, controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no “control appraisal period” is in effect) that, in each case, is a borrower party with

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respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower parties will be required to certify that they will not share such excluded information with such borrower parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity, such excluded information in a manner that adversely impacts your offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR, Class G-RR or Class J-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that V13 B-Piece Grand Avenue Partners, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

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Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

Any risks set forth below with respect to the offered certificates should be considered to be generally applicable to any loan-specific certificates.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

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No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, there is currently no secondary market for your offered certificates and the underwriters have no obligation to make a market in the offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the offered certificates or asset backed securities generally. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial, multifamily and manufactured housing community mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial, multifamily and manufactured housing community real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
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●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

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Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to various nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party maintaining specified minimum credit ratings providing for certain backup advancing functions. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the existing certificate administrator and/or trustee, as applicable, to resign and be replaced with an entity meeting those requirements. See “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating

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downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

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Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or pari passu-AB whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.
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Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
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●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
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●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates, the Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class).  Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the

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extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates, on the related distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing

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delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3 and Class A-4 certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-S, Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced as to the applicable serviced loan(s) based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those

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described in the prior sentence as they relate to the related loan-specific certificates and any related uncertificated interests. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no

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holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

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You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Servicing of the Pinnacle Hills Prominade Whole Loan and the Renaissance New York Midtown Hotel Whole Loan Will Shift to Other Servicers

The servicing of each of the Pinnacle Hills Prominade Whole Loan and the Renaissance New York Midtown Hotel whole loan will initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by the pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, in each such case, the servicing and administration of the subject whole loan will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan for either such whole loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.
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Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a material breach of any sponsor’s representations and warranties or any material document defects, if such sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, Barclays Capital Holdings Inc. will agree to repurchase or replace defective Barclays Capital Real Estate Inc. mortgage loans to the same extent as Barclays Capital Real Estate Inc. in connection with any such breach or document defect on the part of Barclays Capital Real Estate Inc. We cannot assure you that the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc.) will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to each of the Queens Center mortgage loan (6.2%) and the Colony Square mortgage loan (2.0%), each of which is comprised of promissory notes contributed to the securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of any such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to such mortgage loan, only one mortgage loan seller, and not the other, will

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repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

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The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

Bank of Montreal is a Schedule I bank under the Bank Act (Canada) and subject to Canadian bankruptcy and insolvency laws. The Superintendent of Financial Institutions and other Canadian regulatory authorities have broad powers under the Bank Act (Canada) and other applicable Canadian federal legislation to take control of BMO or its assets to protect the rights and interests of the depositors and creditors of BMO, including making an application for a winding-up of BMO or a restructuring of its assets under applicable Canadian federal legislation. There is considerable uncertainty about the scope of the powers afforded to these Canadian regulatory authorities and how they may choose to exercise such powers. Actions taken by such authorities may affect the ability of BMO to satisfy its ongoing obligations under the related mortgage loan purchase agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent, which could in turn affect the ability of the issuing entity to meet its obligations in respect of the offered certificates.

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The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

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●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Trust Subordinate Companion Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate

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associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related loan-specific certificateholders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

In addition, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for examples of other limitations imposed by a REMIC trust on the ability to exercise remedies or take other actions with respect to certain mortgage loans, including in a foreclosure. For example, for certain mortgage loans there may exist a pledge of equity or other collateral that may not qualify as interests in real property, or there may be a need to partner with a third party which is not permitted in a REMIC trust, and, in any such case, the issuing entity may be required to sell the defaulted mortgage loan to a third party transferee who would be able to exercise such equity or other foreclosure rights. Depending on market conditions, such sale could cause a loss to the issuing entity, as compared to foreclosing and selling later.

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No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial, multifamily or manufactured housing community mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

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State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

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Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have from time to time experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. In more recent times, much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, the military conflict between Israel and Hamas, and political gridlock on United States federal budget matters including full or partial government shutdowns, may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial, multifamily and manufactured housing community real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine

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conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Furthermore, the broader consequences of the military conflict between Israel and Hamas are difficult to predict at this time, but may include regional instability and geopolitical shifts, heightened regulatory scrutiny related to sanctions compliance, increased inflation, further increases or fluctuations in commodity and energy prices, decreases in global travel, disruptions to the global energy supply and other adverse effects on macroeconomic conditions.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 and related regulatory technical standards and implementing technical standards (in each case, as amended and collectively, the “EU Securitization Rules”) imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Rules), being: (a) subject to certain exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “EU CRR”)); (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds (as defined in that Directive) in the EU; (d) investment firms (as defined in the EU CRR); (e) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	Pursuant to the EU Due Diligence Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules.
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●	The consequences of a failure to comply with the EU Due Diligence Requirements with respect to an investment in the Offered Certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.
●	UK legislation comprising the Securitisation Regulations 2024 and related rules made by the Financial Conduct Authority (the “FCA”) and the Prudential Regulation Authority (in each case, as amended, and collectively, the “UK Securitization Rules”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Rules), being: (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) the trustees and managers of occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) AIFMs as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that have permission under the FSMA for managing AIFs (as defined in the AIFM Regulations) and market or manage AIFs in the UK and small registered UK AIFMs, as defined in the AIFM Regulations; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended (the “UK CRR”); and (f) FCA investment firms as defined in Article 4(1)(2AB) of the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to as a “UK Institutional Investor”.
●	Pursuant to the UK Due Diligence Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject.
●	The consequences of a failure to comply with the UK Due Diligence Requirements with respect to an investment in the offered certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and a UK Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.
●	Prospective investors should be aware that none of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or to take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any EU Due Diligence Requirements or any UK Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules.
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●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be an EU Institutional Investor or a UK Institutional Investor. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for
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example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all prospective investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction (i.e., the securitization transaction constituted by the issuance of the certificates) is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether stemming from the effects of COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under

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the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Benchmark 2025-V13 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of (i) a pool (the “Mortgage Pool”) of 36 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $767,380,000 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”) and (ii) a Trust Subordinate Companion Loan (as defined below). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in February 2025 (or, in the case of any Mortgage Loan or Whole Loan that has its first due date subsequent to February 2025, the date that would have been its due date in February 2025 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

In addition, the Issuing Entity includes one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (each such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan”, and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). Each Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates and any related uncertificated interests, but will not be included in the Mortgage Pool that will back the Certificates. Each Trust Subordinate Companion Loan is identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Eleven (11) Mortgage Loans (collectively 53.2%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”. If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB

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Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	8 (the “CREFI Mortgage Loans”)	$226,470,000	29.5%
Goldman Sachs Mortgage Company (“GSMC”)	5 (the “GSMC Mortgage Loans”)(1)	$192,700,000	25.1%
Barclays Capital Real Estate Inc. (“Barclays” or “BCREI”)	12 (the “Barclays Mortgage Loans”)	$152,105,000	19.8%
Bank of Montreal (“BMO”)	2 (the “BMO Mortgage Loans”)(2)	$80,000,000	10.4%
German American Capital Corporation (“GACC”)	7 (the “GACC Mortgage Loans”)(3)	$53,605,000	7.0%
GACC / GSMC	1(4)	$47,500,000	6.2%
BMO / GACC / GSMC	1(5)	$15,000,000	2.0%
Total	36	$767,380,000	100.0%

(1)	Except as otherwise indicated, references to “GSMC Mortgage Loans” also include: (i) the GSMC Queens Center Note(s) (as defined below); and (ii) the GSMC Colony Square Note(s) (as defined below).
(2)	Except as otherwise indicated, references to “BMO Mortgage Loans” also include (i) the BMO Colony Square Note(s) (as defined below).
(3)	Except as otherwise indicated, references to “GACC Mortgage Loans” also include: (i) the GACC Queens Center Note(s) (as defined below); and (ii) the GACC Colony Square Note(s) (as defined below).
(4)	The Queens Center Mortgage Loan (6.2%) is part of a Whole Loan as to which separate notes are being sold by GACC and GSMC. The Queens Center Mortgage Loan was co-originated by GACC, Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A. and BMO. The Queens Center Mortgage Loan is evidenced by four (4) promissory notes: (i) notes A-1-3 and A-1-4-2, with an aggregate Cut-off Date Balance of $29,000,000 as to which GACC is acting as Mortgage Loan Seller (the “GACC Queens Center Notes”); and (ii) notes A-2-4-2 and A-2-5, with an aggregate Cut-off Date Balance of $18,500,000 as to which GSMC is acting as Mortgage Loan Seller (the “GSMC Queens Center Notes”).
(5)	The Colony Square Mortgage Loan (2.0%) is part of a Whole Loan as to which separate notes are being sold by BMO, GACC and GSMC. The Colony Square Whole Loan was co-originated by BMO, GACC and Goldman Sachs Bank USA. The Colony Square Mortgage Loan is evidenced by four (4) promissory notes: (i) note A-1-2, with a Cut-off Date Balance of $3,959,170 as to which BMO is acting as Mortgage Loan Seller (the “BMO Colony Square Note”); (ii) note A-15-2, with a Cut-off Date Balance of $1,466,361 as to which GACC is acting as Mortgage Loan Seller (the “GACC Colony Square Note”); and (iii) notes A-9-1 and A-10, with an aggregate Cut-off Date Balance of $9,574,469 as to which GSMC is acting as Mortgage Loan Seller (the “GSMC Colony Square Notes”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

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Originators

Originator(1)	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	8	(2)	$226,470,000	29.5%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(3)	5	(4)	$192,700,000	25.1%
Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	12	(5)(6)	$152,105,000	19.8%
Bank of Montreal.	Bank of Montreal	1		$50,000,000	6.5%
German American Capital Corporation / Goldman Sachs Bank USA	German American Capital Corporation / Goldman Sachs Mortgage Company(3)	1	(7)	$47,500,000	6.2%
German American Capital Corporation	German American Capital Corporation	3		$30,925,000	4.0%
Starwood Mortgage Capital LLC	Bank of Montreal	1	(8)	$30,000,000	3.9%
DBR Investments Co. Limited	German American Capital Corporation(9)	2		$17,800,000	2.3%
Bank of Montreal / German American Capital Corporation / Goldman Sachs Bank USA	Bank of Montreal / German American Capital Corporation / Goldman Sachs Mortgage Company(3)	1	(10)	$15,000,000	2.0%
Ice Lender Holdings LLC	German American Capital Corporation(11)	2		$4,880,000	0.6%
	Total	36		$767,380,000	100.0%

(1)	Certain of the mortgage loans to be contributed to the securitization transaction are each part of a whole loan that was co-originated by the named originator(s) and one or more third party originators. See “Description of the Mortgage Pool—General”.
(2)	The Prime 15 Portfolio Mortgage Loan (7.0%) is part of a whole loan that was originated by Citi Real Estate Funding Inc. and Societe Generale Financial Corporation.
(3)	Goldman Sachs Mortgage Company has acquired or will acquire the Mortgage Loans or portions thereof that were originated, co-originated or acquired by its affiliate, Goldman Sachs Bank USA, on or prior to the closing date.
(4)	The Spiral Portfolio Mortgage Loan (1.3%) is part of a Whole Loan that was originated by Goldman Sachs Bank USA, Bank of America, N.A., JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association.
(5)	The Pinnacle Hills Promenade Mortgage Loan (6.8%) is part of a whole loan that was originated by Societe Generale Financial Corporation and Barclays Capital Real Estate Inc.
(6)	The Tops & Kroger Portfolio Mortgage Loan (1.8%) is part of a whole loan that was co-originated by Bank of America, N.A. and Barclays Capital Real Estate Inc.
(7)	The Queens Center Mortgage Loan (6.2%) is comprised of separate notes that are being sold by German American Capital Corporation and Goldman Sachs Mortgage Company. The Queens Center Mortgage Loan is part of a whole loan that was co-originated by German American Capital Corporation, Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, Bank of Montreal and Morgan Stanley Bank, N.A. The Queens Center Mortgage Loan is evidenced by four promissory notes: (i) notes A-1-3 and A-1-4-2, with an aggregate outstanding principal balance of $29,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (ii) notes A-2-4-2 and A-2-5, with an aggregate outstanding principal balance of $18,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(8)	The Woodland Mall mortgage loan (3.9%) is part of a whole loan that was originated by Starwood Mortgage Capital LLC. Bank of Montreal will acquire such mortgage loan on or prior to the closing date.
(9)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
(10)	The Colony Square Mortgage Loan (2.0%) is comprised of separate notes that are being sold by Bank of Montreal, German American Capital Corporation and Goldman Sachs Mortgage Company. The Colony Square Mortgage Loan is part of a whole loan that was co-originated by Bank of Montreal, German American Capital Corporation and Goldman Sachs Bank USA. The Colony Square Mortgage Loan is evidenced by four promissory notes: (i) note A-1-2, with an outstanding principal balance of $3,959,170 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller; (ii) note A-15-2, with an outstanding principal balance of $1,466,361 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (iii) notes A-9-1 and A-10, with an aggregate outstanding principal balance of $9,574,469 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(11)	The 1054 Grant Avenue Mortgage Loan (0.3%) and the 1056 Grant Avenue Mortgage Loan (0.3%), which are part of a Crossed Group, were originated by Ice Lender Holdings LLC. German American Capital Corporation will acquire such mortgage loans on or prior to the closing date.

Citi Real Estate Funding Inc., DBR Investments Co. Limited, German American Capital Corporation, Goldman Sachs Bank USA, Barclays Capital Real Estate Inc., Bank of Montreal, JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A., Starwood Mortgage Capital LLC and Ice Lender Holdings LLC are referred to in this prospectus as originators.

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Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of CREFI, GSMC, GACC, Barclays and BMO (collectively, also the “Sponsors”) on or about February 19, 2025 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Sponsor. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust Subordinate Companion Loan will support only the related Loan-Specific Certificates and any related uncertificated interests. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the State Farm Data Center Portfolio Mortgaged Properties); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the State Farm Data Center Portfolio Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan (including a Trust Subordinate Companion Loan) may be identified by name (for example, the State Farm Data Center Portfolio Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, the State Farm Data Center Portfolio is combined with any Whole Loan-related defined term (for example, the State Farm Data Center Portfolio Companion Loan Holder), reference is being made to such combined term (for example, the State Farm Data Center Portfolio Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial

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Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not fully capture the lasting effects of the COVID-19 pandemic on the related mortgaged properties, as its cumulative impact may still be unfolding. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not fully reflect the pandemic’s long-term effects. As a result, appraised values, net operating income, occupancy, and related metrics—such as loan-to-value ratios, debt service coverage ratios, and debt yields—may not accurately reflect current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2025 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to February 2025, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2025); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than nine (9) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

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In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the Prime 15 Portfolio Mortgage Loan (7.0%), the Appraised Value of $158,928,000 represents the “As Portfolio” appraised value, which is inclusive of an approximately 5.00% portfolio premium and reflects the "as-is" value of the Mortgaged Properties as a whole based on the extraordinary assumption that the entire portfolio is marketed to a single purchaser. The "as-is" appraised value of the Mortgaged Properties without the portfolio premium is $151,360,000.
●	With respect to the Herald Center Mortgage Loan (6.5%), according to the appraisal report, the “as-is” appraised value is subject to the following extraordinary assumptions: (i) the Yeshiva condominium as further discussed under “—Statistical Characteristics of the Mortgage Loan—Property Types—Mixed Use Properties”, will be created five months from August 14, 2024 (the date of the appraised value for the Mortgaged Property) or by January 1, 2025; (ii) Yeshiva will be responsible for 50.6462% of the existing real estate taxes, which will become exempt from the tenant and Herald Center Mortgaged Property upon formation of the leasehold condominium; and (iii) upon formation of the condominium, the borrower sponsor will be responsible for 49.3538% of the existing real estate taxes.
●	With respect to the 53 East 177th Street Mortgage Loan (3.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption, and calculates the net present value of such applied for 421-a tax exemption to be approximately $10,000,000. If such net present value were to be subtracted from the “as-is” Appraised Value of $43,200,000, the Appraised Value of the Mortgaged Property would be $33,200,000. We cannot assure you that a 421-a tax exemption will be approved, or of what the appraised value or actual value of the Mortgaged Property would be if the exemption were not approved.
●	With respect to the CBM Portfolio Mortgage Loan (2.6%), the Appraised Value of $1,100,000,000 represents the “As Portfolio” appraised value (“Portfolio Appraised Value”), prepared by the appraiser, which is inclusive of an approximately 7.3% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer. The “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $1,025,200,000.
●	With respect to the Colony Square Mortgage Loan (2.0%), the Appraised Value of $516,000,000 reflects the appraised value of the buildings at the Mortgaged Property if sold individually. The appraisal determined an as is portfolio value of $465,000,000 if the Mortgaged Property were to be sold in its entirety, reflecting an approximately 10% portfolio discount. Such portfolio appraised value would result in a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 55.9% compared to a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 50.4% based on the Appraised Value of $516,000,000. The appraisal states that the Mortgaged Property’s size and mixed-use components would likely demand a discount for the Mortgaged Property in its entirety as opposed to the buildings being sold on an individual basis. However, this (i.e. an individual sale) would still be challenging due to the buildings’ interconnectivity.
●	With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption, and calculates the net present value of such applied for 421-a tax exemption to be approximately $1,100,000. If such net present value were to be subtracted from the Appraised Value of $16,900,000, the Appraised Value of the Mortgaged Property would be $15,800,000. We cannot assure you that a 421-a tax exemption will be approved, or of what the
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appraised value or actual value of the Mortgaged Property would be if the exemption were not approved.

●	With respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the Appraised Value reflects the "Hypothetical As Is" appraised value of $7,055,000 as of November 22, 2024, which assumes that the budgeted amount of $315,000 for remaining tenant improvements and leasing commissions costs for recent tenants have been spent. At loan origination, approximately $340,524 was paid for such tenant improvements and leasing commissions costs. The “as-is” appraised value is $6,740,000.
●	With respect to The Spiral Mortgage Loan (1.3%), the Appraised Value of $4,600,000,000 represents the “As Stabilized” appraised value as of December 1, 2026 and was calculated based on the assumption that the Mortgaged Property has achieved a stabilized income by December 1, 2026, when The Spiral Mortgaged Property is no longer subject to free rent and tenant improvements and leasing commissions owed in connection with leases executed to date. The “as-is” appraised value of the Mortgaged Property as of November 20, 2024 was $4,175,000,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

In the case of a Crossed Group, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross collateralization, any Mortgage Loan that is part of a Crossed Group may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Prime 15 Portfolio(2)	7.0%	68.0%	$158,928,000	71.4%	$151,360,000
Corner 2nd(3)	3.7%	66.3%	$43,350,000	68.0%	$42,250,000
53 East 177th Street(4)	3.5%	62.5%	$43,200,000	81.3%	$33,200,000
CBM Portfolio(5)	2.6%	20.0%	$1,100,000,000	21.5%	$1,025,200,000
3537 Bainbridge Avenue(6)	1.5%	68.0%	$16,900,000	72.8%	$15,800,000
The Spiral(7)	1.3%	45.1%	$4,600,000,000	49.7%	$4,175,000,000
Oak Ridge Storage(8)	0.7%	61.1%	$9,250,000	63.4%	$8,925,000
Petaluma Garage Retail(9)	0.6%	59.9%	$7,055,000	62.7%	$6,740,000
Lake Charles & Huntsville Portfolio - Neighborhood Mini Storage Lake Charles(10)	0.2%	60.0%	$2,900,000	62.7%	$2,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
(2)	The Appraised Value reflects the aggregate portfolio appraised value, which is inclusive of an approximately 5.00% portfolio premium and reflects the "as-is" value of the Mortgaged Properties as a whole based on the extraordinary assumption that the entire portfolio is marketed to a single purchaser.
(3)	The Appraised Value reflects the “As-Stabilized” value of $43,350,000 as of February 3, 2025, which assumes a stabilized occupancy of 95.0% at the Mortgaged Property. As of November 30, 2024, the Mortgaged Property has an in-place occupancy of 95.8%.
(4)	With respect to the 53 East 177th Street Mortgage Loan (3.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption and the Appraised Value includes the $10,000,000 estimated value of the applied-for exemption.
(5)	The Appraised Value reflects the aggregate “as portfolio” appraised value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer, inclusive of a portfolio premium of 7.3%. With respect to the CBM Portfolio Whole Loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) is 61.5% and the Cut-off Date LTV Ratio (“As-Is”) is 66.0%.
(6)	With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption and the Appraised Value includes the $1,100,000 estimated value of the applied-for exemption.
(7)	The Appraised Value of $4,600,000,000 represents the “As Stabilized” appraised value as of December 1, 2026 and was calculated based on the assumption that the Mortgaged Property has achieved a stabilized income by December 1, 2026, when The Spiral Mortgaged Property is no longer subject to free rent and tenant improvements and leasing commissions owed in connection with leases executed to date. The “as-is” appraised value of the Mortgaged Property as of November 20, 2024 was $4,175,000,000.
(8)	The Appraised Value reflects the “As-Stabilized” value of $9,250,000 as of November 1, 2025, which assumes a stabilized occupancy at the Mortgaged Property.
(9)	The Appraised Value reflects the "Hypothetical As Is" appraised value of $7,055,000 as of November 22, 2024, which assumes that the budgeted amount of $315,000 for remaining tenant improvements and leasing commissions costs for recent tenants has been spent. At loan origination, approximately $340,524 was paid for such tenant improvements and leasing commissions costs.
(10)	The Appraised Value for the Neighborhood Mini Storage Lake Charles Mortgaged Property reflects the “As-Stabilized” value of $2,900,000 as of November 12, 2026, which assumes a stabilized occupancy at the Mortgaged Property.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group;
●	with respect to the 53 East 177th Street Mortgage Loan (3.5%), the Debt Yield on Underwritten Net Cash Flow takes into account an applied-for 421-a tax exemption. We cannot assure you that a 421-a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”; and
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●	with respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the Debt Yield on Underwritten Net Cash Flow takes into account an applied-for 421-a tax exemption. We cannot assure you that a 421-a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group;
●	with respect to the 53 East 177th Street Mortgage Loan (3.5%), the Debt Yield on Underwritten Net Operating Income takes into account an applied-for 421-a tax exemption. We cannot assure you that a 421-a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”; and
●	with respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the Debt Yield on Underwritten Net Operating Income takes into account an applied-for 421-a tax exemption. We cannot assure you that a 421-a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR,” “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise;
●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group;
●	with respect to the 53 East 177th Street Mortgage Loan (3.5%), the Debt Service Coverage Ratio takes into account an applied-for 421-a tax exemption. We cannot assure you that a 421-a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”; and
●	with respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the Debt Service Coverage Ratio takes into account an applied-for 421-a tax exemption. We cannot assure you that a 421-a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.
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“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Prime 15 Portfolio(2)	7.0%	68.0%	$158,928,000	71.4%	$151,360,000
Corner 2nd(3)	3.7%	66.3%	$43,350,000	68.0%	$42,250,000
53 East 177th Street(4)	3.5%	62.5%	$43,200,000	81.3%	$33,200,000
CBM Portfolio(5)	2.6%	20.0%	$1,100,000,000	21.5%	$1,025,200,000
3537 Bainbridge Avenue(6)	1.5%	68.0%	$16,900,000	72.8%	$15,800,000
The Spiral(7)	1.3%	45.1%	$4,600,000,000	49.7%	$4,175,000,000
Oak Ridge Storage(8)	0.7%	61.1%	$9,250,000	63.4%	$8,925,000
Petaluma Garage Retail(9)	0.6%	59.9%	$7,055,000	62.7%	$6,740,000
Lake Charles & Huntsville Portfolio - Neighborhood Mini Storage Lake Charles (10)	0.2%	60.0%	$2,900,000	62.7%	$2,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
(2)	The Appraised Value reflects the aggregate portfolio appraised value, which is inclusive of an approximately 5.00% portfolio premium and reflects the "as-is" value of the Mortgaged Properties as a whole based on the extraordinary assumption that the entire portfolio is marketed to a single purchaser.
(3)	The Appraised Value reflects the “As-Stabilized” value of $43,350,000 as of February 3, 2025, which assumes a stabilized occupancy of 95.0% at the Mortgaged Property. As of November 30, 2024, the Mortgaged Property has an in-place occupancy of 95.8%.
(4)	With respect to the 53 East 177th Street Mortgage Loan (3.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption and the Appraised Value includes the $10,000,000 estimated value of the applied-for exemption.
(5)	The Appraised Value reflects the aggregate “as portfolio” appraised value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer, inclusive of a portfolio premium of 7.3%. With respect to the CBM Portfolio Whole Loan, the Maturity Date/ARD LTV Ratio (Other Than “As-Is”) is 61.5% and the Maturity Date/ARD LTV Ratio (“As-Is”) is 66.0%.
(6)	With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption and the Appraised Value includes the $1,100,000 estimated value of the applied-for exemption.
(7)	The Appraised Value of $4,600,000,000 represents the “As Stabilized” appraised value as of December 1, 2026 and was calculated based on the assumption that the Mortgaged Property has achieved a stabilized income by December 1, 2026, when The Spiral Mortgaged Property is no longer subject to free rent and tenant improvements and leasing commissions owed in connection with leases executed to date. The “as-is” appraised value of the Mortgaged Property as of November 20, 2024 was $4,175,000,000.
(8)	The Appraised Value reflects the “As-Stabilized” value of $9,250,000 as of November 1, 2025, which assumes a stabilized occupancy at the Mortgaged Property.
(9)	The Appraised Value reflects the "Hypothetical As Is" appraised value of $7,055,000 as of November 22, 2024, which assumes that the budgeted amount of $315,000 for remaining tenant improvements and leasing commissions costs for recent tenants has been spent. At loan origination, approximately $340,524 was paid for such tenant improvements and leasing commissions costs.
(10)	The Appraised Value for the Neighborhood Mini Storage Lake Charles Mortgaged Property reflects the “As-Stabilized” value of $2,900,000 as of November 12, 2026, which assumes a stabilized occupancy at the Mortgaged Property.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

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“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, mixed use (to the extent the related Mortgaged Property includes multifamily space) and manufactured housing community properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self-storage space), industrial and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant

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occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by

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the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self-storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds” and “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing or other co-living property, the number of beds, or (d) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

With respect to the Herald Center Mortgage Loan (6.5%), the Mortgage Rate of the Herald Center Whole Loan is the weighted average interest rate of the respective notes of the Herald Center Whole Loan, as follows:

Note	Interest Rate
Note A-1	5.43100430157233%
Note A-2	5.43100430157233%
Note A-3	5.43100430157233%
Note A-4	5.43100430157233%
Note A-5	5.43100430157233%
Note A-6	5.43100430157233%
Note B	6.994570%
Note C	7.855490%
Note D	8.903910%
Note E	6.551400%
Note F	13.243920%

The Mortgage Rate of the Herald Center Mortgage Loan is 5.43100430157233% per annum, the weighted average interest rate of the Herald Center senior notes is 5.43100430157233% per annum and the weighted average interest rate for the Herald Center Whole Loan is 6.59320% per annum.

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With respect to the CBM Portfolio Mortgage Loan (2.6%), the Mortgage Rate of the CBM Portfolio Whole Loan is the weighted average interest rate of the respective notes of the CBM Portfolio Whole Loan, as follows:

Note	Interest Rate
Note A-1	5.672%
Note A-2-1	7.938%
Note A-2-2-1	6.283298%
Note A-2-2-2	6.283298%
Note B	7.938%

The Mortgage Rate of the CBM Portfolio Mortgage Loan is 6.283298%, the weighted average Mortgage Rate of the CBM Portfolio senior notes is 6.995431363636360% per annum and the weighted average Mortgage Rate for the CBM Portfolio Whole Loan is 7.63170% per annum. Note that the Mortgage Rate of the CBM Portfolio Whole Loan may increase if individual Mortgaged Properties securing the Portfolio Whole Loan are released and the related notes are paid down in accordance with the related Whole Loan documents, or if other voluntary or involuntary prepayments occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for additional information related to permitted partial releases.

With respect to The Spiral Mortgage Loan (1.3%), the Mortgage Rate of The Spiral Whole Loan is the weighted average interest rate of the respective components of The Spiral Whole Loan, as follows:

Mortgage Loan Component	Interest Rate
Mortgage Loan Component A	5.469840%
Mortgage Loan Component B	5.761070%
Mortgage Loan Component C	5.955050%
Mortgage Loan Component D	6.342600%
Mortgage Loan Component E	6.681240%
Mortgage Loan Component F	7.405460%

The Mortgage Rate of The Spiral Mortgage Loan is 5.499691075%, representing the weighted average interest rate of the Mortgage Loan Component A and the Mortgage Loan Component B. Note that the Mortgage Rate of The Spiral Whole Loan may change if the individual Mortgaged Property securing The Spiral Whole Loan is released and any portion of any of the Mortgage Loan Components is paid down in accordance with the related Whole Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for additional information related to permitted partial release.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date and exclusive of any Trust Subordinate Companion Loans, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$767,380,000
Number of Mortgage Loans	36
Number of Mortgaged Properties	120
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	0.6%
Number of ARD Loans	1
ARD Loans as a percentage of the Initial Pool Balance	9.97%
Range of Cut-off Date Balances	$2,440,000 to $76,500,000
Average Cut-off Date Balance	$21,316,111
Range of Mortgage Rates	5.37000% to 7.88000%
Weighted Average Mortgage Rate	6.54043%
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All Mortgage Loans
Range of original terms to Maturity Date/ARD(2)	36 months to 60 months
Weighted average original term to Maturity Date/ARD(2)	58 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	35 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	57 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	360 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	20.0% to 69.5%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	54.7%
Range of Maturity Date/ARD LTV Ratios(4)(5)(6)	20.0% to 69.5%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)(6)	54.6%
Range of UW NCF DSCR(4)(5)(7)	1.25x to 4.51x
Weighted average UW NCF DSCR(4)(5)(7)	1.77x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	8.0% to 38.9%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	12.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	88.2%
Amortizing Balloon	0.0%
Interest Only – ARD	9.97%
Interest Only, then Amortizing Balloon	1.8%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	13.2%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	10.4%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, Mortgage Loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	With respect to any Mortgage Loans that are cross-collateralized and cross-defaulted with one or more other Mortgage Loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those Mortgage Loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.
(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Whole Loan, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), (ii) if such Mortgage Loan is part of a group of cross-collateralized Mortgage Loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized Mortgage Loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the Herald Center Mortgage Loan (6.5%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated, including the related Subordinate Companion Loans, and using the weighted average interest rate of the Whole Loan of 6.59320%, are 65.2%, 65.2%, 1.35x and 9.1%, respectively. With respect to the CBM Portfolio Mortgage Loan (2.6%), (a) the related Mortgage Loan and Pari Passu Companion Loans have varying interest rates, and the debt service coverage ratio is calculated using the weighted average interest rate of such Mortgage Loan and Pari Passu Companion Loans of 6.995431363636360% and (b) the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield including the related Subordinate Companion Loans, and using the weighted average interest rate of the Whole Loan of 7.63170%, are 61.5%, 61.5%, 1.34x and 12.6%, respectively. With respect to The Spiral Mortgage Loan (1.3%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 62.0%,62.0%, 1.39x and 8.3%, respectively. In the case of cross-collateralized and cross-defaulted Mortgage Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross collateralization, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.
(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using
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only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.1% and 55.1%, respectively.

(7)	The UW NCF DSCR for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), and the Debt Yield on Underwritten NCF for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be); provided, that with respect to any Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 35 Mortgage Loans (98.2%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, and one (1) Mortgage Loan (1.8%) that pays interest-only for a portion of its respective terms (and then pays principal and interest for the remaining term).

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Multifamily	13	$207,000,000	27.0%
Mid Rise	11	156,232,000	20.4%
Garden	1	42,700,000	5.6%
Low Rise	1	8,068,000	1.1%
Retail	15	$171,725,000	22.4%
Super Regional Mall	2	77,500,000	10.1%
Anchored	11	65,500,000	8.5%
Single Tenant	1	24,500,000	3.2%
Unanchored	1	4,225,000	0.6%
Self Storage	24	$101,155,000	13.2%
Hospitality	54	$77,300,000	10.1%
Full Service	1	40,000,000	5.2%
Select Service	52	20,000,000	2.6%
Limited Service	1	17,300,000	2.3%
Industrial	2	$76,500,000	10.0%
Data Center	2	76,500,000	10.0%
Mixed Use	2	$65,000,000	8.5%
Office/Retail	2	65,000,000	8.5%
Office	3	$47,500,000	6.2%
Suburban	2	37,500,000	4.9%
CBD	1	10,000,000	1.3%
Manufactured Housing	7	$21,200,000	2.8%
Total	120	$767,380,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all the property types listed above, borrowers of Mortgage Loans secured by such properties may continue to experience higher rates of nonpayment of rent due to the lasting effects of the COVID-19 pandemic.

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Additionally, they may face challenges in evicting non-paying tenants due to various factors, including, but not limited to, government-mandated eviction moratoriums (past or present), court closures, or local officials declining to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of these property types will not request forbearance, seek loan modifications, or otherwise fail to make timely debt service payments due to residual impacts of the COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Hospitality Properties

Fifty-four (54) hospitality properties (10.1%) secure, in whole or in part, three (3) (10.1%) of the Mortgage Loans. All of the hospitality properties are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement, management agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
Renaissance New York Midtown Hotel	$40,000,000	5.2%	3/21/2046	2/6/2030
CBM Portfolio(2)	$20,000,000	2.6%	12/31/2025	12/6/2029
Holiday Inn Express & Suites Atlanta Downtown(3)	$17,300,000	2.3%	2/25/2035	2/6/2030

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	Applies to all CBM Portfolio Mortgaged Properties. The current term of the management agreement expires December 31, 2025. The management agreement will be automatically renewed for all of the related Mortgaged Properties for 2 successive periods of 10 years each, unless the manager, at its sole option, gives prior written notice to CBM Two Hotels LP of its election not to renew at least 300 days prior to expiration of the then-current term. The manager also has the option to elect not to renew as to any individual Mortgaged Property that does not meet the then-current operational standards, physical standards and technology standards which are generally prevailing or are in the process of being implemented at other hotels in the “Courtyard,” “Courtyard by Marriott,” “Marriott Courtyard” or successor trade name system, provided manager has given the same 300 days prior written notice. The manager, Courtyard Management LLC, has confirmed in a letter dated August 6, 2024 and in a subordination, non-disturbance and attornment agreement entered into with the lender at origination, that it will not exercise its right not to renew the management agreement for the first renewal term and that the management agreement will renew for the first renewal period commencing as of January 1, 2026, which renewal term will expire December 31, 2035.
(3)	The franchise agreement is held by the leasehold borrower/operating tenant under the master lease, not the fee borrower.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent.

With respect to the CBM Portfolio Mortgage Loan (2.6%), the Tampa Westshore, St. Petersburg Clearwater, Atlanta Airport South, Atlanta Duluth Gwinnett Place, Atlanta Perimeter Center and Greenville Haywood Mall Mortgaged Properties were in the path of Hurricane Helene, which made landfall in the United States in September 2024. As a result, the Tampa Westshore Mortgaged Property suffered some damage to exterior lighting, the St. Petersburg Clearwater Mortgaged Property was temporarily closed due to a mandatory evacuation and the Atlanta Duluth Gwinnett Place Mortgaged Property had minor water intrusion. Further, in October 2024, Hurricane Milton caused water intrusion and damage to the parking lot lighting and fencing at the Tampa Westshore Mortgaged Property.

Office Properties

Three (3) office properties (6.2%) secure, in whole or in part, three (3) (6.2%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”.

With respect to the Boca Corporate Center Mortgage Loan (1.8%), approximately 50% of leases expire by 2026.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property:

●	With respect to The Spiral Mortgage Loan (1.3%), the related borrower sponsor owns an interests in certain office properties located within 5-mile radius from the Mortgaged Property, including the Rockefeller Center.

Retail Properties

Fifteen (15) retail properties (22.4%) secure, in whole or in part, six (6) (22.4%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the

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Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the Pinnacle Hills Promenade Mortgage Loan (6.8%), one of the related borrower sponsors, JH Retail Holdings, LLC, owns other office and retail properties in the related market that may compete with the Mortgaged Property.

With respect to the Queens Center Mortgage Loan (6.2%), three of the properties in the competitive set for the Mortgaged Property are owned by the borrower sponsor.

Self-Storage Properties

Twenty-four (24) self-storage properties (13.2%) secure nine (9) (13.2%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self-storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Warehouse, Mini-Warehouse and Self-Storage Facilities”.

Certain self-storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail or other commercial operations.

Multifamily Properties

Thirteen (13) multifamily properties (27.0%) secure, in whole or in part, nine (9) (27.0%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

With respect to the Brooklyn Jonas Portfolio Mortgage Loan (7.5%), all of the 390 units at the related Mortgaged Properties are rent stabilized, except for five market rate units located at the 2355 East 12th Mortgaged Property (1.9%), and 15 market rate units located at the 140 Ocean Parkway Mortgaged Property (0.8%).

With respect to the 53 East 177th Street Mortgage Loan (3.5%), the borrower has applied for a 421-a tax exemption. See “—Real Estate and Other Tax Considerations”. In connection with the applied for 421-a tax exemption, the borrower will be required to reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income. The borrower has designated 80 out of the 81 apartment units at the Mortgaged Property as affordable. All of such 80 affordable units are rent stabilized. In addition, 80 of the residential units at the Mortgaged Property are leased to tenants through the CityFHEPS program. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

With respect to the 43-31 45th Street Mortgage Loan (2.1%), 55 of the 94 units at the Mortgaged Property are rent stabilized and 4 of the 94 units are rent controlled.

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With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower has applied for a 421-a tax exemption. See “—Real Estate and Other Tax Considerations”. In connection with the applied for 421-a tax exemption, the borrower will be required to reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income. The borrower has designated 14 out of the 44 apartment units at the Mortgaged Property as affordable. All of such 14 affordable units are rent stabilized. As of the origination date, the free market units were 96.7% occupied and the affordable units were 42.9% occupied. The affordable units have been leased under, or in the case of the unleased units, are in the application process with the New York City Department of Housing Preservation and Development to be leased to tenants under, the CityFHEPs program. In addition, all of the market rate units have been leased through New York City rental assistance programs, including CityFHEPs and HASA. The borrower entered into a master lease with respect to the units that have not yet been leased. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

With respect to each of the 1054 Grant Avenue and 1056 Grant Avenue Mortgage Loans (collectively, 0.6%), which constitute a Crossed Group, the related Mortgaged Properties are 100% leased to tenants who receive benefits under the CityFHEPs or HASA programs, which are New York City government rental assistance programs.

With respect to The Trails at Dominion Park Mortgage Loan (5.6%), the related borrower sponsor or its affiliates own other multifamily properties in the related market that may compete with the Mortgaged Property.

With respect to the Corner 2nd Mortgage Loan (3.7%), the related borrower sponsor or its affiliates own other properties in the related market that may compete with the Mortgaged Property.

Industrial Properties

Two (2) industrial properties (9.97%) secure, in whole or in part, one (1) (9.97%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Industrial Properties” and “—Data Centers”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Manufactured Housing Properties.

Seven (7) manufactured housing properties (2.8%) secure, in whole or in part, three (3) (2.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Properties”.

With respect to the Meadowlark MHC Mortgage Loan (0.5%), approximately 63 of the 117 manufactured housing pads at the Mortgaged Property are occupied by manufactured homes owned by an affiliate of the borrower (“Owned Mobile Homes”). 58 of such Owned Mobile Homes are leased by such borrower affiliate to the occupants, and the remainder of such Owned Mobile Homes are vacant. Rent for the pads on which such Owned Mobile Homes are located is paid by the occupants of such Owned Mobile Homes. Although rent from the pads underneath such Owned Mobile Homes is included in underwriting, such Owned Mobile Homes are not part of the collateral for the Mortgage Loan and any rent generated from such homes was otherwise excluded from underwriting. The Mortgage Loan documents do not limit the number of Owned Mobile Homes that may be located on the Mortgaged Property. Approximately 54 of the 117 manufactured housing pads at the Mortgaged Property, including 30 pads occupied by Owned Mobile Homes, are leased on a month-to-month basis.

With respect to the Proteus MHC Portfolio Mortgage Loan (1.6%), approximately 36 of the 232 manufactured housing pads at the Mortgaged Properties are occupied by manufactured homes owned by affiliates of the related borrower (the “Affiliate-Owned Homes”).  Although rent from the pads underneath such Affiliate-Owned Homes is included in underwriting, such Affiliate-Owned Homes are not part of the collateral for the Mortgage Loan and any rent generated from such homes was otherwise excluded from underwriting.  Pursuant to the Mortgage Loan documents, the borrower may not own any of the mobile homes located on the Mortgaged Properties nor permit its affiliates to own, in the aggregate, more than 36 of the mobile homes located on the Mortgaged Properties.

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Mixed Use Properties

Two (2) mixed use properties (8.5%) secure, in whole or in part, two (2) (8.5%) of the Mortgage Loans.

Each of the mixed use properties has one or more office and/or retail components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties” and “—Retail Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Herald Center Mortgaged Property (6.5%), the fee interest in the Mortgaged Property is held by Herald Center Department Store of New York LLC (the “Fee Borrower”) and the leasehold interest in the Mortgaged Property is held by Herald Center Department Store of New York Leasehold LLC (the “Leasehold Borrower”), which leasehold estate was created by the Herald Center Ground Lease as further described under “—Leasehold Interests” below. In connection with the origination of the Herald Center Whole Loan, the Leasehold Borrower and Yeshiva entered into certain transaction documents, including, without limitation, the purchase and sale agreement, the temporary occupancy agreement and the supplemental agreement (collectively, the “Yeshiva Transaction Documents”). Under the Yeshiva Transaction Documents, the Mortgaged Property is expected to be converted to a leasehold condominium structure, which will initially have two units: unit 1 and unit 2. Unit 2 will represent a 49.3774% undivided interest in the leasehold condominium common elements appurtenant to unit 2 and the rights of such unit under the leasehold condominium declaration with respect to the limited common elements appurtenant to unit 2) (collectively, the “Retail Unit”) and will be retained by the Leasehold Borrower. Unit 1 will represent the related 50.6226% undivided interest in the leasehold condominium comment elements appurtenant to unit 1, and the limited common elements appurtenant to unit 1) (collectively, the “Yeshiva Unit”)) and will be conveyed to Yeshiva upon the completion of the conversion. The leasehold condominium, if formed, will have a term of 31 years and will be co-terminus with the Herald Center Ground Lease. Additionally, the leasehold condominium will be subject and subordinate to the Herald Center Ground Lease. As of September 25, 2024, the New York Attorney General’s office issued a No Action Letter (the “AG No Action Letter”) related to the formation of the leasehold condominium, which states that the Department of Law will not take enforcement action based on the leasehold condominium transaction that was presented in the application. The borrower sponsor then obtained tentative tax lot numbers for the leasehold condominium from the New York City Department of Finance (“DOF”) and obtained approval of the proposed leasehold condominium subdivision from the New York City Department of Buildings. On November 25, 2024, the borrower sponsor submitted the leasehold condominium documents to the DOF for approval. The leasehold condominium approval from the DOF was obtained on January 21, 2025. At origination, the Fee Borrower, Leasehold Borrower and Yeshiva entered into a Temporary Occupancy Agreement (“TOA”) which obligates Yeshiva to perform all of the obligations set forth in the Yeshiva Transaction Documents over the same duration that it agreed to under the Yeshiva Transaction Documents as if the leasehold condominium had been formed and the Yeshiva Unit was sold to Yeshiva on the origination date of the Herald Center Whole Loan, regardless of whether such leasehold condominium has been actually formed and the Yeshiva Unit was actually sold to Yeshiva. Neither such TOA nor any of the Yeshiva documents provide Yeshiva with any termination or contraction options (other than customary limited termination rights in connection with a casualty or condemnation).

With respect to the Herald Center Mortgage Loan (6.5%), the related borrower sponsor, J.E.M.B. Realty Corp., owns other mixed use properties in the related market that may compete with the Mortgaged Property.

With respect to the Colony Square Mortgage Loan (2.0%), WeWork, the second largest tenant at the Colony Square Mortgaged Property, filed for bankruptcy protection in November 2023 and emerged from bankruptcy in June 2024. The current lease had been affirmed in the bankruptcy proceeding and the tenant is current on rent.

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However, WeWork executed a lease amendment on March 28, 2024 downsizing its space at the Mortgaged Property from four floors down to three. CBS Radio East, another tenant at the Mortgaged Property, filed for bankruptcy in January 2024 and remains in bankruptcy. A plan was confirmed on February 20, 2024 pursuant to which the debtors assumed all leases except for those explicitly excluded (the Colony Square lease was not among those excluded). The tenant remains current on rent. Diamond Sports, another tenant at the Mortgaged Property, filed for bankruptcy in March 2023 and emerged from bankruptcy in January 2025. The current lease had been affirmed in the bankruptcy proceeding and the tenant is current on rent.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
R&D facility and/or data center(1)	2	9.97%
Theater(2)	2	10.7%
School, educational facility and/or beauty and cosmetology school(3)	1	6.5%
Bank branch(4)	2	9.7%

(1)	Includes the following Mortgaged Properties: Olathe, KS Property and Richardson, TX Property.
(2)	Includes the following Mortgaged Properties: Pinnacle Hills Promenade and Woodland Mall.
(3)	Includes the following Mortgaged Properties: Herald Center.
(4)	Includes the following Mortgaged Properties: Herald Center and 39-09 Main Street.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), each of the Tops Plaza, Jamestown Plaza, Crossroads Centre, Ontario Plaza, Chillicothe Place and Midway Plaza Mortgaged Properties has a gas station on site.

With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), a tenant at each of the Tops Plaza, Panorama Plaza, Warsaw Plaza and Cheektowaga Plaza Mortgaged Properties operates an automobile repair shop on site.

With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), a tenant at the Midway Plaza Mortgaged Property operates an on-site dry cleaner.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

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Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$76,500,000	9.97%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$290,350,000	37.8%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$479,300,000	62.5%
Largest Related-Borrower Concentration(1)	$34,800,000	4.5%
Next Largest Related-Borrower Concentration(1)	$4,880,000	0.6%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.5% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property and Cross-Collateralized Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
State Farm Data Center Portfolio	$76,500,000	9.97%
Brooklyn Jonas Portfolio	57,850,000	7.5%
Prime 15 Portfolio	54,000,000	7.0%
CBM Portfolio	20,000,000	2.6%
Tops & Kroger Portfolio	13,500,000	1.8%
Proteus MHC Portfolio	12,500,000	1.6%
1054 Grant Avenue(1)	2,440,000	0.3%
1056 Grant Avenue(1)	2,440,000	0.3%
Lake Charles & Huntsville Portfolio	4,200,000	0.5%
Grand Total	$243,430,000	31.6%

(1)	The related Mortgage Loans constitute a Crossed Group.

Two (2) groups of Mortgage Loans (5.2%) set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Extra Space - Lake in the Hills	$9,525,000	1.2%
Pepper Street Self Storage	$7,860,000	1.0%
Neighborhood Mini Storage – Sulphur	$6,650,000	0.9%
Lake Charles & Huntsville Portfolio	$4,200,000	0.5%
Southington Super Storage	$3,390,000	0.4%
Moss Bluff Neighborhood Mini Storage	$3,175,000	0.4%
Total for Group 1:	$34,800,000	4.5%

Group 2
1054 Grant Avenue(1)	$2,440,000	0.3%
1056 Grant Avenue(1)	$2,440,000	0.3%
Total for Group 2:	$4,880,000	0.6%

(1)	The related Mortgage Loans constitute a Crossed Group.
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Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states and other jurisdictions that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	27	$314,630,269	41.0%
Texas	11	88,983,162	11.6%
Arkansas	1	52,000,000	6.8%
Kansas	3	50,139,549	6.5%
Total	42	$505,752,979	65.9%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Arizona, North Carolina, Pennsylvania and Texas, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Texas, Florida, North Carolina, South Carolina and Georgia, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Twenty-one (21) Mortgaged Properties (5.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

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Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Six (6) of the Mortgaged Properties (10.7%), namely, the Corner 2nd Mortgaged Property, the 53 East 177th Street Mortgaged Property, the 3537 Bainbridge Avenue Mortgaged Property, The Spiral Mortgaged Property, the 1054 Grant Avenue Mortgaged Property and the 1056 Grant Avenue Mortgaged Property, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the Mortgaged Properties (13.2%), namely, the Olathe, KS Property Mortgaged Property, the Richardson, TX Property Mortgaged Property and the 39-09 Main Street Mortgaged Property, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Corner 2nd Mortgage Loan (3.7%) and the Boca Corporate Center Mortgage Loan (1.8%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Shari’ah Compliant Loans

The Trails at Dominion Park Mortgage Loan (5.6%) was structured as a Shari’ah compliant loan.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari'ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

With respect to The Trails at Dominion Park Mortgage Loan (5.6%), title to the related Mortgaged Property is held by the borrower, who master leases the Mortgaged Property to a master lessee, which is indirectly owned by certain investors understood to be of the Islamic faith. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the Mortgage Loan, as well as reserve payments and any other sums due under the Mortgage Loan. At origination, the lender received a fee mortgage from the borrower on its interest in the Mortgaged Property. The lender also secured a full subordination of the master lease, which permits the lender (or the borrower, at the lender’s the election), after an event of default, to terminate the master lease. In addition, the related master lessee entered into an assignment of leases and rents in favor of the borrower as security for the obligations under the master lease and the borrower collaterally assigned the rights under such assignment to the lender pursuant to an assignment of assignment of leases and rents.

Condominium Interests and Other Shared Interests

One (1) Mortgage Loan, namely, the Prime 15 Portfolio Mortgage Loan (7.0%), is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

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With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the Mortgaged Property is a retail property located underneath a parking garage. As of the origination date, the parking garage was owned by the borrower sponsor. Each of the Mortgaged Property and the parking garage is a separate parcel, and the rights and obligations of the parties, including obligations to pay for shared utilities and maintenance, with respect to the shared structure are governed by a reciprocal easement agreement. In addition, the parking garage owner and the borrower entered into a cooperation agreement in connection with the origination of the Mortgage Loan, providing for access of the borrower to utility facilities located in the parking garage, and for the restoration of the parking garage following a casualty. The Mortgaged Property being part of a shared structure creates risks similar to a condominium structure in that it results in the borrower having less control over its improvements.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Eight (8) Mortgaged Properties, namely the Renaissance New York Midtown Hotel Mortgaged Property (5.2%), and seven of the Mortgaged Properties securing the CBM Portfolio Mortgage Loan, including the San Jose Cupertino Mortgaged Property (0.1%), the Norwalk Mortgaged Property (0.1%), the Tampa Westshore Mortgaged Property (0.1%), the Poughkeepsie Mortgaged Property (0.0%), the Charlotte South Park Mortgaged Property (0.0%), the Fresno Mortgaged Property (0.0%), and the Philadelphia Devon Mortgaged Property (0.0%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, namely the Queens Center Mortgaged Property (6.2%) and the Tops & Kroger Portfolio - Chillicothe Place Mortgaged Property (0.2%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

Thirty-nine of the Mortgaged Properties securing the CBM Portfolio Mortgage Loan (2.1%) are secured by fee and leasehold interests whereby the land parcels are owned by one borrower, and leased by it to the other borrower.

In general, except as described below or as noted on Annex E-1B or Annex E-2B to this prospectus, unless the related fee interest is also encumbered by the related mortgage, deed of trust or deed to secure debt and except as disclosed below, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus or set forth below, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

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With respect to the Herald Center Mortgage Loan (6.5%), the fee interest in the Mortgaged Property is held by Herald Center Department Store of New York LLC (the “Fee Borrower”). The leasehold interest in the Mortgaged Property is held by Herald Center Department Store of New York Leasehold LLC (the “Leasehold Borrower”), which leasehold estate is created by an amended and restated ground lease (the “Herald Center Ground Lease”), between the Fee Borrower, as the lessor, and the Leasehold Borrower, as the lessee, in connection with the origination of the Herald Center Whole Loan, in order to allow the Leasehold Borrower to convert the Mortgaged Property to a leasehold condominium structure following the origination of the Herald Center Whole Loan. The Herald Center Ground Lease is scheduled to expire on the later of (x) June 30, 2056 or (y) the last day of the month occurring 31 years after the condominium commencement date (which has not occurred yet). The current annual base ground rent as of the Cut-off Date is $14,393,092. As further described under “—Property Types—Mixed Use Properties” above, the Leasehold Borrower has the right to convert the Mortgaged Property into a leasehold condominium structure which is anticipated to consist of the Yeshiva Unit and the Retail Unit. Following the creation of the leasehold condominium structure, (i) the fee mortgage will continue as a first priority mortgage on the Fee Borrower’s fee simple interest in the entire Mortgaged Property, (ii) the leasehold mortgage will continue as a first priority leasehold mortgage on both the Retail Unit and the Yeshiva Unit, and (iii) upon the sale of the Yeshiva Unit to Yeshiva, the Yeshiva Unit will be released from the lien of the leasehold mortgage and will not serve as part of the collateral securing the Herald Center Mortgage Loan. The leasehold condominium will be subordinate to the Herald Center Ground Lease and the Herald Center Ground Lease will be subordinate to the lender’s fee mortgage; however, as a condition to Yeshiva acquiring the Yeshiva Unit, Yeshiva will require that for so long as Yeshiva is not in default under the leasehold condominium documents and other documents related to the purchase of the Yeshiva Unit, it will not be disturbed in a foreclosure or other exercise of remedies by the lender under the Herald Center Whole Loan documents. The acquisition price of the Yeshiva Unit is $10.00 and Yeshiva will also be required to pay common charges which includes a portion of the ground rent that is payable under the Herald Center Ground Lease and a portion of the operating expenses.

With respect to the CBM Portfolio Mortgage Loan (2.6%), the Mortgage Loan is secured in part by the borrower’s leasehold interest in seven properties. With respect to one of such ground leased Mortgaged Properties, the Philadelphia Devon Mortgaged Property, the related ground lease expires on December 31, 2028 (with one additional ten-year extension option remaining) and therefore expires less than 10 years from the maturity date of the related Whole Loan, after taking into account the extension option. The borrower is required to exercise extension options at lender’s request made within one year prior to the last day on which the option may be exercised, and the loan agreement appoints the lender as an attorney in fact to exercise such option in the name of the borrower if borrower fails to do so. In addition, with respect to each of the Charlotte South Park and Philadelphia Devon Mortgaged Properties, the related ground lease only provides a requirement to enter into a new lease on similar terms upon termination of the ground lease as a result of a default by the related borrower under the related ground lease, and lacks a requirement to enter into a new lease on similar terms upon termination of the ground lease because of the rejection of such ground lease in a bankruptcy proceeding. No portion of the Whole Loan principal balance was allocated to the Charlotte South Park and Philadelphia Devon Mortgaged Properties, nor was any portion of the Whole Loan principal balance allocated to the Fresno Mortgaged Property, as to which the related ground lease expires June 30, 2054. All three of the foregoing Mortgaged Properties were taken into account in the underwriting of the CBM Portfolio Mortgage Loan and included in the calculation of Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, Debt Yield on Underwritten NOI and UW NCF DSCR for the CBM Portfolio Mortgage Loan. If determined without regard to such three Mortgaged Properties, the Cut-off Date LTV Ratio (based on the “as-is” appraised value, without a portfolio premium), Maturity Date/ARD LTV Ratio (based on the “as-is” appraised value, without a portfolio premium), Debt Yield on Underwritten NOI and UW NCF DSCR of (i) the CBM Portfolio Mortgage Loan and its Pari Passu Companion Loans are 22.6%, 22.6%, 36.1% and 4.18x, respectively, and (ii) the related Whole Loan are 69.5%, 69.5%, 11.7% and 1.25x, respectively.

In addition, with respect to the CBM Portfolio Mortgage Loan, the ground lease for the Tampa Westshore Mortgaged Property (0.1%) provides that proceeds from a casualty or condemnation are payable to the ground lessor to be applied to the restoration of the Mortgaged Property, and that if the borrower fails to timely commence, or complete, restoration, the ground lessor may retain the proceeds as additional security until the restoration is complete, and additionally has a termination option in such circumstance. Further, in the event of a taking, the ground lessor receives the first $250,000 (such amount to be increased every 10 years during the lease term by 5% in the same manner that basic rent is increased if the ground lease has not been terminated). Additionally, the ground lease for the Fresno Mortgaged Property (0.0%) provides that following a taking, the leasehold mortgagee (following application of proceeds to the restoration and to any fee mortgagee (not to exceed $3,300,000)) will only receive the lesser of $9,000,000 and the outstanding amount under its leasehold mortgage.

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With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), each borrower at the Tops Plaza Mortgaged Property, the Jamestown Plaza Mortgaged Property, the Ontario Plaza Mortgaged Property and the Warsaw Plaza Mortgaged Property ground leases the land to Tops, the largest tenant at each Mortgaged Property, which subleases the inline retail space back to the borrower, and the borrower subsequently sub-subleases the inline retail space to the inline retail tenants. Pursuant to the terms of each sublease recognition agreement entered into by the borrower (as both fee landlord and sublessee) with respect to each ground lease, upon such ground lease’s termination, any related sublease will become a direct lease automatically, such that the subleases do not terminate.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

With respect to the CBM Portfolio Mortgage Loan (2.6%), the San Jose Cupertino Mortgaged Property (0.1%) is subject to a condemnation proceeding commenced by the Santa Clara Valley Transportation Authority (“SCVTA”) in connection with a roadway widening, expansion and improvement project. Such condemnation proceeding does not affect the improvements at the Mortgaged Property and solely affects a small strip of land along the roadway adjacent to the Mortgaged Property, certain landscaping and up to four parking spaces. The borrower is contesting the condemnation action in the Superior Court of the State of California, County of Santa Clara, Downtown Superior District. The borrower has advised the lender that the SCVTA was granted prejudgment possession in October 2024, and the borrower was denied a request to prohibit the SCVTA from cutting down trees before the eminent domain trial. The borrower has advised that the SCTVA will need to submit a writ to the trial court for signature, and that their prejudgment possession will be effective 30 days after they serve the signed writ on the borrower. The borrower also advised that the trial for SCVTA’s right to take has not yet been scheduled while the borrower’s California Environmental Quality Act (“CEQA”) appeal is still pending. The borrower’s CEQA appeal alleges that the SCVTA did not technically follow all stipulations laid out in CEQA. The borrower has also stated that it has had communications with the SCVTA discussing possible changes to the SCVTA’s design to reduce impact on the trees at the Mortgaged Property.

With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), the borrower sponsor reported that there are currently pending or threatened condemnation proceedings for immaterial portions of the Chillicothe Place Mortgaged Property and the Jamestown Plaza Mortgaged Property. The Mortgage Loan documents provide that any net proceeds received as a result of any such condemnation will be made available to the borrowers for restoration provided that certain conditions are satisfied, including, among others, that neither the ground lease encumbering the Chillicothe Place Mortgaged Property, nor the Tops sublease encumbering the Jamestown Plaza Mortgaged Property is terminated as a result of any such condemnation.

There may be other Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

With respect to the Colony Square Mortgage Loan (2.0%), the servicing of the Colony Square Whole Loan was transferred from Midland to Wells Fargo Bank, National Association, the master servicer under the BMO 2024-5C8 securitization, upon the closing of the BMO 2024-5C8 securitization on December 19, 2024.  Due to the delay in sending the new servicer’s payment instructions to the borrower, the monthly debt service payment amount for January 2025, which was due on January 6, 2025, was paid by the related borrower on January 21, 2025.  As a

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result, advances on the monthly debt service payment were made with respect to the securitized notes.  Interest on the monthly debt service payment advances and late payment charges with respect to the Colony Square Whole Loan have been waived, and there is no outstanding delinquent payment under the Colony Square Whole Loan Agreement.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than ten (10) months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the

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environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing. Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the Prime 15 Portfolio Mortgage Loan (7.0%):

●	With respect to the Prime Storage – Louisville Mellwood Avenue Mortgaged Property (0.5%), the related Phase I ESA identifies as RECs for the Mortgaged Property (1) metal stamping manufacturing operations historically performed onsite for approximately 40 years, which likely involved the use of solvents and which are associated with a release from an underground storage tank (“UST”) discovered during removal in 1992 and (2) known UST releases at an adjoining former gas station property for which monitoring wells were placed on the north portion of the Mortgaged Property. No details or records related to either the onsite UST release or the UST releases identified at the adjoining property were available at the time the Phase I ESA was completed. Given the long-term industrial use of the Mortgaged Property and the lack of documentation related to the known UST releases, as well as the presence on the Mortgaged Property of groundwater monitoring wells related to investigations at the adjoining property, the Phase I ESA recommended conducting a subsurface evaluation to assess whether historic onsite and/or offsite activities may have resulted in impacts to the Mortgaged Property. The Phase I ESA consultant estimated a cost of $520,000 - $1,010,000 to conduct further investigation (soil, groundwater, soil gas, and air sampling), to conduct any required soil excavation and any monitoring and to install a sub-slab vapor depressurization system (“SSDS”), if necessary, to address any vapor intrusion concerns.
●	With respect to the Prime Storage – Rock Hill Hearn Street Mortgaged Property (0.4%), the related Phase I ESA identifies as a REC for the Mortgaged Property a nearby property located to the southeast and upgradient that has been used for the sale and/or servicing of automobiles and that has been identified as a Brownfield property. A Brownfield designation signifies that the expansion, redevelopment, or reuse of a property may be complicated by the presence or potential presence of a hazardous substance, pollutant, or contaminant. No details or records related to the Brownfield property (and any potential contamination conditions) were available at the time the Phase I ESA was completed. Given the nearby, upgradient location of the Brownfield to the Mortgaged Property and the lack of any information related to potential contamination conditions that resulted in the Brownfield designation, the Phase I ESA recommends conducting a subsurface evaluation at the Mortgaged Property to assess whether the nearby Brownfield may have impacted the Mortgaged Property. The Phase I ESA consultant estimated a cost of $30,000 to conduct further investigation and to install a SSDS, if
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necessary, to address any vapor intrusion concerns. Due to such estimated cost, no opinion of probable cost was completed.

●	With respect to the Prime Storage – Tacoma 74th Street Mortgaged Property (0.3%), the related Phase I ESA identifies as a REC for the Mortgaged Property its designation as an active State Cleanup Site (as of 2005) and Voluntary Cleanup Program Site (as of 2020). According to records from the Washington Department of Ecology (“WDOE”), groundwater, soil, and sub-slab vapor sampling performed at the Mortgaged Property in 2019 and 2020 identified soil and soil vapor impacts above applicable levels. Soil excavation was conducted to address areas of soil impact. An additional investigation was conducted in 2022 to characterize and evaluate potential sources of vapor intrusion, which included sub-slab vapor sampling and indoor air sampling. While analysis of the 2022 sub-slab vapor samples did not identify any impacts above applicable levels, analysis of the 2022 air samples did identify elevated impacts. Considering the lack of significant sub-slab detections, the fact that there had been no groundwater impacts identified, and that soil impacts had been remediated, it was believed that the indoor-air detections were directly related to active chemical use of on-going site operations (versus subsurface contamination), and this information was reported to the WDOE. The WDOE requested additional air sampling, which was performed in 2024, and included compiling an inventory of chemicals used by various tenants. During the 2024 air sampling, benzene was detected at elevated levels. These elevated levels were nearly 50% higher in samples taken at night (versus those taken during the day) in spaces that were used for musical band practices in the evening. Based on the evidence gathered from the 2024 study, together with previously gathered data, it was determined that onsite activities - particularly auto repair activities and nighttime musical band practices that involved the use of cigarettes and other substances - were a significant source of impacts to indoor air at the Mortgaged Property and that it was more probable than not that the identified impacts were not related to vapor intrusion from sub-slab soil vapor. A report related to the 2024 investigative findings at the site has been submitted to the WDOE, but no response from the WDOE has been reported to date. The Phase I ESA recommended continuing to work with the WDOE to obtain no further action status for the Mortgaged Property. The Phase I ESA consultant estimated the cost to achieve no further action status, which would require the submission of paperwork and could potentially require additional air sampling, to be $15,000. Due to such estimated cost, no opinion of probable cost was completed.

In connection with the foregoing RECs identified at the Prime Storage – Louisville Mellwood Avenue, Prime Storage – Rock Hill Hearn Street and Prime Storage – Tacoma 74th Street Mortgaged Properties, a Site Lender Environmental Asset Protection (“SLEAP”) insurance policy, issued by Beazley, was purchased at origination of the Prime 15 Portfolio Mortgage Loan with the lender and its successors and assigns as their interests may appear as the named insured. The SLEAP, which has a term of eight years, includes a limit of liability of $5 million (per claim and in the aggregate) and a $25,000 self-insured retention.

With respect to the Woodland Mall Mortgage Loan (3.9%), the related ESA identified a CREC in connection with the historical presence of underground storage tanks and the historical operation of an auto facility and gas station at the Mortgaged Property. The environmental engineer reported that sampling from 2017 identified gasoline contamination in soil and groundwater samples. The environmental engineer reported that as part of a remediation plan, contaminated soil and groundwater were removed. The environmental engineer recommends continued compliance with the site management plan and required monitoring activities, which include regular scheduled testing and inspections.

With respect to the CBM Portfolio Mortgage Loan (2.6%), the ESA conducted for the Portland Beaverton Mortgaged Property (0.0%) identified a REC relating to groundwater contamination originating from the property immediately to the east of the Mortgaged Property. Such contamination was first identified at the eastern property in 1998, at which time that property was in use as a Mattel/Tyco manufacturing facility. As part of remediation efforts, two groundwater monitoring wells were installed at the Mortgaged Property, which are sampled on an annual basis by the Oregon Department of Environmental Quality (“ODEQ”). Based on the most recent samples taken by ODEQ, the only contaminant present at a concentration above regulation levels is trichloroethylene, which is present at 5.3 micrograms per liter as against the regulatory criterion of 5.0 micrograms per liter. Vapor encroachment risk to the hotel at the Mortgaged Property appears to be low. The ESA recommended that the property owner remain apprised of the case status of the former Mattel/Tyco facility until such time as no further action was required by ODEQ, and did not recommend any other further action or investigation.

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With respect to the 43-31 45th Street Mortgage Loan (2.1%), the related Phase I ESA identifies as a REC for the Mortgaged Property historic dry cleaning operations on a property located adjacent to the Mortgaged Property from 1979 to 2003 as well as on a property located approximately 75 feet from the Mortgaged Property from 1937 to 1979. Based upon the potential use of dry cleaning solvents and the likely generation of solvent-related hazardous wastes by these former dry cleaning operations, the lack of waste disposal regulations in place for a significant portion of the time period in which these dry cleaning operations were conducted, and the close proximity of these historic dry cleaning operations to the Mortgaged Property, the Phase I ESA recommends conducting a Phase II subsurface investigation to determine whether these former dry cleaning operations may have adversely affected the Mortgaged Property. To mitigate the potential of environmental liability associated with the identified REC, and in lieu of conducting a subsurface investigation, a Premises Environmental Liability  (“PEL”) insurance policy issued by SiriusPoint was obtained at origination of the Mortgage Loan with the related lender and its successors and/or assigns as the named insured.  The PEL, which has a policy term of eight years, includes a $1,000,000 limit of liability (per claim and in the aggregate) with a $25,000 deductible.

With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), the related ESA identified the following environmental conditions at some of the Mortgaged Properties:

●	With respect to the Tops & Kroger Portfolio—Jamestown Plaza Mortgaged Property (0.1%), the Phase I ESA identified a CREC in connection with various former operations at the Mortgaged Property. The environmental consultant reported that the Mortgaged Property was previously occupied by a gas station on the northwest portion from at least 1934 to 1973, a gas station on the southwest portion during at least 1955, various automotive repair centers and dealerships from at least 1935 to 1994, an electrical appliance manufacturing company from at least 1946 to 1955, an aluminum siding manufacturing company from at least 1964 to 1992 and a dye manufacturer from at least 1968 to 1996. The environmental consultant reported that various site assessments, subsurface investigations and remediation activities were conducted at the Mortgaged Property prior to the development of the current improvements to address identified soil and groundwater impacts. Such investigations revealed several locations at the Mortgaged Property with residual soil and groundwater contamination exceeding the regulatory soil guidance values; however, the related assessments determined that the majority of the residual contamination at the Mortgaged Property was removed. In 1997, the New York State Department of Environmental Conservation issued an inactive regulatory status for the Mortgaged Property and, determined that, so long as the Mortgaged Property continues to be used for commercial purposes, the presence of such contamination does not represent a significant threat to human health or the environment. Based on the regulatory agency’s determination, the environmental consultant concluded that no further action is warranted and recommended that the applicable regulatory agency should be notified prior to the commencement of any future change in use and/or redevelopment of the Mortgaged Property.
●	With respect to the Tops & Kroger Portfolio—Amherst Plaza Mortgaged Property (0.2%), the Phase I ESA identified a REC in connection with the presence of residual contamination at an adjacent property. The environmental consultant reported that an inactive spill identified at the property that was the site of a former gas station (the “Niagara Falls Property”) to the south of the Mortgaged Property notes residual contamination remains on the northern portion of such property. Although a prior investigation indicated that groundwater at the Niagara Falls Property flows to the southwest and, therefore, away from the Mortgaged Property, the environmental consultant determined that the residual contamination at the Niagara Falls Property is in proximity to the southern border of the Mortgaged Property and the potential for the impact to extend onto the Mortgaged Property constitutes a REC. The environmental consultant determined that no additional investigation was warranted and recommended that any subsurface impacts encountered during future site development at the Mortgaged Property should be handled appropriately. An opinion of probable cost calculated remediation activities to range between $180,000 and $430,000, and an environmental policy issued by Lloyd's Syndicate 3623 (Beazley) that names the lender as a “named insured” with limits of $8,000,000 per condition and in the aggregate, a deductible of $25,000 and a term expiring on November 18, 2032, was obtained at origination.
●	With respect to the Tops & Kroger Portfolio—Cheektowaga Plaza Mortgaged Property (0.2%), the Phase I ESA identified a REC in connection with the former operation of a gasoline station at the Mortgaged Property. The former gasoline station was located on the southwestern portion of the Mortgaged Property and operated between at least 1960 and 1976. According to municipal records obtained from the Town of Cheektowaga, the gasoline station employed the use of three pump islands and at least one 10,000-gallon gasoline UST; and photographs of the former gasoline station obtained from the Town of Cheektowaga
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revealed that the gasoline station formed part of a structure that was used for automotive repair operations. The engineering consultant reported that no closure documentation was obtained for the 10,000-gallon UST in connection with investigations conducted for the Phase I ESA. As a result, the potential presence of soil and groundwater contamination and/or abandoned tanks in the vicinity of the former automotive repair facility could not be ruled out. The environmental consultant determined that the lack of closure documentation constitutes a REC at the Mortgaged Property. An opinion of probable cost calculated remediation activities to range between $440,000 and $765,000, and as mentioned above an $8,000,000 environmental policy was obtained at origination. In addition, the Phase I ESA identified a CREC in connection with the former operation of a dry cleaner at the Cheektowaga Plaza Mortgaged Property. The environmental consultant reported that the dry cleaner operated between approximately 1963 and 2002; and investigations and remedial activities at the former dry cleaner were subsequently conducted. The environmental consultant reported that the most recent groundwater investigations conducted at the Mortgaged Property did not reveal the presence of volatile organic compounds above the permitted regulatory levels for groundwater. In addition, a sub-slab depressurization system was installed at the Mortgaged Property to mitigate potential soil vapor intrusion issues in connection with the former dry-cleaning operations.

●	With respect to the Tops & Kroger Portfolio—Midway Plaza Mortgaged Property (0.2%), the Phase I ESA identified a REC in connection with the ongoing operation of a dry cleaner at the Mortgaged Property. The environmental consultant reported that the related tenant uses a chlorinated solvent in the dry cleaning process and has a spot cleaning station and chemical and waste storage areas at the Mortgaged Property. A prior limited subsurface assessment conducted in 2014 identified volatile organic compounds in soil vapor at the Mortgaged Property. The environmental consultant determined that the continued dry cleaning operations, the prior identification of volatile organic compounds in sub-slab vapor samples and the lack of groundwater data downgradient of the dry cleaning facility constitute a REC at the Mortgaged Property. An opinion of probable cost calculated remediation activities to range between $626,000 and $1,375,000, and as mentioned above an environmental policy issued by Lloyd's Syndicate 3623 (Beazley) that names the lender as a “named insured” with limits of $8,000,000 per condition and in the aggregate, a deductible of $25,000 and a term expiring on November 18, 2032, was obtained at origination.

With respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the related ESA identified a CREC at the Mortgaged Property in connection with the prior use of the Mortgaged Property for a gasoline station and auto repair facilities from the 1940s until 1998, and the occurrence of a release of gasoline and diesel in 1987, which reportedly impacted groundwater. Five underground storage tanks were removed from the site in 1997, site investigations were conducted through 2003, and in 2003, approximately 2.5 tons of impacted soil were removed from the site, and two additional USTS were discovered and removed. Groundwater monitoring continued through 2007. Residual soil contamination remains at the Mortgaged Property at levels of 140 parts per million gasoline and 520 parts per million diesel, near the C Street sidewalk. The Mortgaged Property was subsequently issued a case closed status by a Sonoma County regulatory authority on September 30, 2010. Based on the analytical data, removal of petroleum-impacted soil, confirmatory sampling and the regulatory status, the ESA concluded that the former on-site USTs are considered to be a CREC, given that soil and groundwater contaminants remained after closure.

In addition, with respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the related ESA identified a CREC at the Mortgaged Property related to a gasoline leak in 1990. Residual contamination remains at the Mortgaged Property at levels of 0.14 parts per million xylenes and 0.055 parts per million ethylbenzene and residual groundwater contamination remains at levels of 0.013 parts per million xylenes and 0.007 parts per million ethylbenzene. The Mortgaged Property was subsequently issued a case closed status by a Sonoma County regulatory authority on June 28, 1996. Based on the removal of petroleum impacted soil and the regulatory status, the ESA concluded that the 1990 release case is a CREC, given that low levels of contamination remained in the soil after closure.

With respect to the Southington Super Storage Mortgage Loan (0.4%), the related ESA identified a CREC at the Mortgaged Property in connection with groundwater impacts, including volatile organic compounds (VOCs), from the operations of a former landfill located adjacent to the Mortgaged Property between 1920 and 1967 (the “Landfill Site”). According to the ESA, following remedial investigations and a capping of the Landfill Site, regulatory closure was granted to the Landfill Site in 2018, subject to institutional controls that include, among other things, ongoing operation and maintenance activities along with monitoring by the responsible parties at the Landfill Site (together with five-year reviews by the U.S. Environmental Protection Agency). In addition, the ESA noted that

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2021 analytical results from an on-site monitoring of volatile organic compounds at the Mortgaged Property were below detection levels.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Prime 15 Portfolio Mortgage Loan (7.0%), the property manager, Prime Group Holdings LLC, was charged by the SEC on September 5, 2023, with failing to adequately disclose to investors in Prime Storage Fund II, LP, real estate brokerage fees that were paid to a real estate brokerage firm wholly owned by Robert Moser, the sponsor of the Mortgage Loan and also the 100% owner of both the property manager and the general partner of Prime Storage Fund II, LP and its affiliated funds. The SEC’s order found that the property manager violated Section 17(a)(2) of the Securities Act of 1933. Without admitting or denying the SEC’s findings, the property manager agreed to cease and desist from violating the charged provisions of the Securities Act of 1933 and to pay a $6.5 million civil penalty and more than $14 million in disgorgement and prejudgment interest. There can be no assurance that investors in Prime Storage Fund II, LP will not initiate litigation or other legal action in connection with the foregoing.
●	With respect to the 43-31 45th Street Mortgage Loan (2.1%), the individual sponsors, sponsor trusts and affiliated property manager (collectively, the “Sponsor Parties”) are named as defendants in a lawsuit related to the rent stabilization of units at a separate sponsor-owned property that benefitted from a J-51 tax abatement. Following a New York Supreme Court decision, Roberts v. Tishman Speyer, that permitted landlords to de-regulate units following high rent vacancy, the Sponsor Parties de-regulated eight apartment units at the property. The Roberts decision was subsequently overturned by the New York Court of Appeals. Consequently, the Sponsor Parties re-stabilized the units. The plaintiffs filed suit related to rent stabilization status of the units and allege approximately $52,000 in rent overcharge claims. The case is in the early discovery stages.
●	With respect to the Extra Space - Lake in the Hills Mortgage Loan, Pepper Street Self Storage Mortgage Loan, Neighborhood Mini Storage – Sulphur Mortgage Loan, Lake Charles & Huntsville Portfolio Mortgage Loan, Southington Super Storage Mortgage Loan and Moss Bluff Neighborhood Mini Storage Mortgage Loan (collectively, 4.5%), one of the related guarantors, Lawrence Charles Kaplan, and/or certain of his affiliates, are named defendants to an action (1) alleging (a) breach of contract, (b) unjust enrichment and (c) breach of the covenant of good faith and fair dealing in connection with Mr. Kaplan’s alleged concealment of revenue collected from a company in order to deprive the plaintiff of his share of such revenue pursuant to a revenue sharing arrangement based on the plaintiff’s efforts to generate business for such company and (2) seeking (a) damages of at least $1.0 million for each claim and (b) a declaration that the plaintiff is entitled to receive 50% of the gross revenue generated by any transactions the plaintiff originated. The guarantor and certain corporate defendants filed an answer and counterclaims on February 26, 2021. As of September 4, 2024, the court issued a decision on the plaintiffs’ motion to amend the complaint, denying it in part and granting it in part. As a result of that decision, the deadline to complete discovery was extended by two months.
●	With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower has been named as a defendant in two lawsuits involving the Mortgaged Property. One lawsuit alleges bodily injuries sustained by a construction employee who fell at the Mortgaged Property; and the other lawsuit alleges
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injuries from a slip and fall at the Mortgaged Property. Both cases have been referred to and are under investigation by the borrower’s insurance carriers. Both cases are active and ongoing.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

●	With respect to the State Farm Data Center Portfolio Mortgage Loan (9.97%), the sole tenant at each of the related Mortgaged Properties, State Farm Mutual Automobile Insurance Company (“State Farm”), has the right to expand the building at each of the Mortgaged Properties by constructing a material addition of shell building space and improvements therein (in each instance, the “Expansion Space”) provided that, among other conditions, (i) the Expansion Space is required to be constructed by State Farm at its sole cost and expense and (ii) upon substantial completion of the Expansion Space, (x) the term of the related lease will be extended as set forth in the applicable lease agreement and (y) State Farm and the borrower will mutually agree in writing on a rent schedule to supersede and replace the rent schedule under the applicable lease.
●	With respect to the Herald Center Mortgage Loan (6.5%), portion of the Mortgaged Property consisting of the Yeshiva Unit is currently undergoing (and expected to undergo future) renovations as Yeshiva builds out its space in three tranches to transform the space into the newest installation of Yeshiva’s dental school. Yeshiva has already taken possession (and is in the process of commencing its build out) of the Tranche 1 Premises and is expected to take possession of the Tranche 2 Premises and Tranche 3 Premises no later than January 1, 2026 and January 1, 2027, respectively. See “—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” below. The build out of the Yeshiva Unit will be completed on a rolling basis as Yeshiva takes possession of each tranche of space. The borrower sponsor estimates that the buildout of the Yeshiva Unit will cost approximately $31 million and Yeshiva is expected to invest an additional estimated $9 million to further improve the space. Additionally, the borrower sponsor will be responsible for landlord work currently estimated to cost $3.66 million, which results in a total approximate landlord contribution of $34.7 million. As of the origination date, $1.2 million of the budgeted landlord work had been spent and the remaining budget as well as the entire tenant improvement allowance was reserved at closing.
●	With respect to the Renaissance New York Midtown Hotel Mortgage Loan (5.2%), the related borrower sponsor is performing an estimated $11.7 million elective renovation at the Mortgaged Property that is anticipated to include, among other things, upgrades to the common areas and guestrooms. The renovations are anticipated to be completed by the end of the first quarter of 2025.
●	With respect to the 39-09 Main Street Mortgage Loan (3.2%), according to the borrower sponsor, the single tenant at the Mortgaged Property, Bank of America, National Association, is expected to undergo approximately $9,000,000 in renovations to all three floors of the Mortgaged Property. Bank of America, National Association is expected to construct first floor offices, an ATM entry, customer waiting rooms,
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restrooms, and employee offices and conference rooms. The premises was delivered to Bank of America, National Association in January 2025 and the renovations are expected to take 8-9 months.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. However, one or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Herald Center Mortgage Loan (6.5%), a portion of the proceeds of the Whole Loan was used to pay off the remaining balance of a $255,000,000 securitized loan secured by the Mortgaged Property, which previous loan went into maturity default on January 8, 2024. The related borrower entered into a forbearance agreement with the lender on January 8, 2024 which, among other things, extended the maturity date of the prior loan to January 7, 2025 and provided the borrower with two additional one-year extension options, subject to (x) a principal payment of $10,000,000 in connection with the second extension option and a principal payment of $5,000,000 in connection with the third extension option, (y) the payment of a $1,000,000 forbearance fee and (z) the payment of default interest. According to the borrower sponsor, the borrower made a principal payment of $10,000,000 on or prior to January 7, 2024 in connection with the first maturity extension. The prior loan was repaid in full on January 3, 2025, concurrently with the origination of the Mortgage Loan.
●	With respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the Mortgage Loan refinanced a prior securitized mortgage loan secured by the Mortgaged Property which matured on December 6, 2024. The borrower entered into a forbearance agreement with the related servicer for the prior loan, which had an expiration date of February 6, 2025 and provided for default interest to be paid from December 6, 2024 through February 6, 2025. The current Mortgage Loan refinanced such prior mortgage loan in full on January 16, 2025.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Prime 15 Portfolio Mortgage Loan (7.0%), a securitized commercial mortgage loan in the amount of $340 million sponsored by the related borrower sponsor and secured by 22 self-storage or mixed use properties is currently in default and special servicing, after experiencing a maturity default in October 2024.
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●	With respect to the Pinnacle Hills Promenade Mortgage Loan (6.8%), affiliates of one of the related borrower sponsors, Brookfield Properties Retail Holding LLC, has experienced prior defaults, including a default in February 2023 on commercial mortgage loans secured by two office properties in downtown Los Angeles having existing debt of approximately $784 million. In addition, in or around April 2023, an affiliate of the borrower sponsor defaulted on a securitized commercial mortgage loan in the amount of approximately $161 million secured by multiple office buildings located primarily in the Washington, D.C. area.
●	With respect to the Queens Center Mortgage Loan (6.2%), the borrower sponsor has sponsored other commercial real estate projects over the last 10 years that have been the subject of mortgage loan defaults and foreclosures or deeds-in-lieu of foreclosure.
●	With respect to the Renaissance New York Midtown Hotel Mortgage Loan (5.2%), one of the related borrower sponsors, Jack Dushey, is the non-recourse carve-out guarantor under two loans in the original principal amounts of $30,000,000 and $25,000,000, respectively, secured by commercial properties (unrelated to the Mortgaged Property) that went into default and are currently subject to foreclosure proceedings.
●	With respect to the Woodland Mall Mortgage Loan (3.9%), the borrower sponsor filed for bankruptcy protection in November 2020 and the case was closed in March 2021. One of the borrowers, PR Woodland Anchor-S, LLC, was a named debtor in the bankruptcy proceeding. The borrower sponsor filed for bankruptcy protection again in December 2023 and the case was closed in June 2024. The guarantor for the Mortgage Loan was a named debtor in both the first and second bankruptcy proceedings.
●	With respect to the Corner 2nd Mortgage Loan (3.7%), the related borrower sponsor has sponsored other properties securing loans that went into default and were subject to four foreclosures and two discounted payoffs within approximately the last 15 years.
●	With respect to the 53 East 177th Street Mortgage Loan (3.5%), both the non-recourse carveout guarantor (who owns 50% of the related borrower) and the other 50% owner of the related borrower have been named in prior foreclosure actions.
●	With respect to the 39-09 Main Street Mortgage Loan (3.2%), an affiliate of the borrower sponsor currently has (i) seven loans that have matured and not been satisfied and (ii) one loan that is in payment default. All loans were originated by Signature Bank and were transferred. The borrower sponsor is working directly with Signature Bank’s assignee to address each loan.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

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Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, mixed use and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Three (3) of the Mortgaged Properties (13.2%), securing, in whole or in part, two (2) Mortgage Loans (13.2%), are each leased to a single tenant. In addition, other Mortgaged Properties may be leased to a single tenant that, although it is not the sole tenant, represents over 50% of the net rentable area and/or gross rent.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 9.97% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that secure separate Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
H&M	3	16.6%
Bank of America, National Association	2	9.7%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before,

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or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
State Farm Data Center Portfolio - Olathe, KS Property	6.0%	State Farm Mutual Automobile Insurance Company	100.0%	11/30/2031	1/6/2028
State Farm Data Center Portfolio - Richardson, TX Property	4.0%	State Farm Mutual Automobile Insurance Company	100.0%	8/31/2031	1/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	With respect to certain Mortgaged Properties, there may be tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) that expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
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(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or tenants that each lease at least 20% of the net rentable square footage at any other Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Queens Center Mortgage Loan (6.2%), ZARA, the second largest tenant at the Mortgaged Property (8.8% of the net rentable area), has the right to terminate its lease, effective as of either (i) December 31, 2028 or (ii) May 31, 2031, upon at least 270 days prior notice and payment of a termination fee.
●	With respect to the Churchill Hall Mortgage Loan (3.1%), the fourth largest tenant, Womble Bond Dickinson (US) LLP, leasing approximately 9.5% of the net rentable area at the related Mortgaged Property, has a one-time right to terminate its lease effective on October 31, 2026 with at least nine months’ prior written notice and payment of a termination fee.
●	With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), Kroger, the largest tenant at each of the Chillicothe Place and Midway Plaza Mortgaged Properties, has the right at any time to cease to operate the fuel station at either Mortgaged Property, provided that in the event Kroger (i) ceases to operate the fuel station at the Chillicothe Place Mortgaged Property for a period of 180 consecutive days (excluding certain involuntary closures set forth in the related lease) or (ii) permanently ceases to operate the fuel station at the Midway Plaza Mortgaged Property, Kroger is required to remove any
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related fuel station facilities, including any related underground storage tanks and associated lines and equipment and to return the applicable fuel station premises to its previous condition as part of the common area at the related Mortgaged Property (after which Kroger’s rights and obligations with respect to the applicable fuel station premises will cease).  Under each of the related leases, no base rent is attributed to the fuel station premises at either Mortgaged Property and an exercise of Kroger’s right to cease the operation of such premises will not result in a decrease in the base rent payable thereunder.

●	With respect to The Spiral Mortgage Loan (1.3%), the largest tenant, Pfizer Inc., leasing approximately 27% of the net rentable area at the related Mortgaged Property, has a one-time right to terminate its lease with respect to certain ancillary use premises identified in the related lease effective at any time from and after September 1, 2032 with at least 12 months’ prior written notice.
●	With respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the largest tenant, The Seaweed Bath Co, which leases 28.6% of the net rentable area at the Mortgaged Property, has the right to terminate its lease after January 31, 2029 with 9 months’ prior written notice if the business is ever sold.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Queens Center Mortgage Loan (6.2%), Primark, the largest tenant at the Mortgaged Property (13.3% of the net rentable area), has the right to terminate its lease if its gross sales between December 2027 and November 2028 do not exceed $23,000,000, provided it gives notice within 90 days following November 2028, with the payment of a termination fee. H&M, the third largest tenant at the Mortgaged Property (4.8% of the net rentable area), has the right to terminate its lease if its gross sales (i) between January 2028 and December 2028 do not exceed $16,000,000 or (ii) between January 2031 and December 2031 do not exceed $18,000,000, in each case, provided that it gives notice within 120 days following such period, with the payment of a termination fee.

Furthermore, certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance

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or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the 39-09 Main Street Mortgage Loan (3.2%), the single tenant at the Mortgaged Property, Bank of America, National Association may cease operations and go-dark at any time. Upon 30 days’ written notice, the related borrower may terminate the lease if Bank of America, National Association ceases operations for more than 365 consecutive days.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects. For example, in the case of the Queens Center Mortgage Loan (6.2%), (i) JCPenney, which is a shadow anchor for the related Mortgaged Property, filed for Chapter 11 bankruptcy in May 2020 and (ii) the related Mortgaged Property has a Macy’s, Inc. (“Macy’s”) store as a shadow anchor. On February 27, 2024, Macy’s announced the closure of approximately 150 locations through 2026 but did not identify the locations that would be closed. Further, in December 2024, Macy’s announced that it plans to cease operations at 66 locations within a year of such announcement (an additional 16 stores to what was previously planned for 2025). We cannot assure you that the JCPenney or Macy’s stores will remain open for business or that the closing of either or both will not trigger co-tenancy provisions or otherwise adversely impact the Mortgaged Property.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy or may not have commenced paying rent. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying full rent or have outstanding rent as set forth below:

●	With respect to the Herald Center Mortgage Loan (6.5%), the largest tenant at the Mortgaged Property, Yeshiva University (“Yeshiva”), is expected to take possession of its 155,025 square foot premises across three tranches. The Yeshiva premises includes portions of the first floor, mezzanine floor and floors five through nine at the Mortgaged Property. Yeshiva accepted possession of tranche 1 on November 1, 2024, which includes portions of the first floor, the mezzanine floor and sixth floor and the entirety of the fifth floor (the “Tranche 1 Premises”). The possession date for tranche 2, which include portions of the sixth floor and the entirety of the seventh floor (the “Tranche 2 Premises”), will be no later than January 1, 2026. The possession date for tranche 3, which includes the entirety of the eighth and ninth floors (the “Tranche 3 Premises”), will be no later than January 1, 2027. Yeshiva is obligated under the TOA to make its base ground rent pass-through payments as a component of common charges for each applicable tranche on (i) July 1, 2025 for the Tranche 1 Premises, (ii) July 1, 2026 for
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the Tranche 2 Premises, and (iii) July 1, 2027 for the Tranche 3 Premises. Although Yeshiva is obligated to take possession and commence payments under the TOA, there can be no assurance that Yeshiva will take possession of its space or begin to make payments as scheduled or at all.

Additionally, the third largest tenant at the Mortgaged Property, The Joint Industry Board of the Electrical Industry, is entitled to a free rent period from February 2025 to April 2025. The free rent amount of $268,391 was reserved in connection with the origination of the Mortgage Loan.

●	With respect to the 39-09 Main Street Mortgage Loan (3.2%), the single tenant at the Mortgaged Property, Bank of America, National Association, is currently in a free rent period through May 2025. The value of such free rent is $665,000. Bank of America, National Association, has also been granted a tenant improvement allowance of $150,000, for a total of $815,000 in rent concessions. The related lender reserved $815,000 at origination of the Mortgage Loan for such outstanding obligations.
●	With respect to the Petaluma Garage Retail Mortgage Loan (0.6%), the largest tenant, The Seaweed Bath Co, which leases 28.6% of the net rentable area at the Mortgaged Property, has six months of free rent and one month of prepaid rent under its lease. At origination, $66,606.30 was reserved for such free and prepaid rent.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing one of the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 50% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Herald Center Mortgage Loan (6.5%), the largest tenant at the Mortgaged Property, Yeshiva, representing approximately 58.0% of the net rentable square footage, is a not-for-profit university.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

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Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the State Farm Data Center Portfolio Mortgage Loan (9.97%), the sole tenant at each of the related Mortgaged Properties, State Farm Mutual Automobile Insurance Company, has a right of first refusal to purchase all or any portion of either of the related Mortgaged Properties in the event of a proposed sale of all or any portion of such Mortgaged Properties to a third party. Pursuant to subordination, non-disturbance and attornment agreements, the rights of first refusal have been waived in connection with (i) a foreclosure, (ii) a deed-in-lieu of foreclosure, (iii) any other taking of title to the related Mortgaged Properties by the lender or its designee, or (iv) to the extent the lender or its designee obtains title to the Mortgaged Properties, any subsequent transfer of the Mortgaged Properties.
●	With respect to the Herald Center Mortgage Loan (6.5%), Yeshiva has a right of first offer to acquire the fourth floor at the Mortgaged Property in the event that the fourth floor, which is currently occupied by The Joint Industry Board of the Electrical Industry, becomes available. Please see “—Certain Terms of the Mortgage Loans—Partial Releases” below for more information relating to the release provisions associated with Yeshiva’s right of first offer.

Additionally, H&M Fashion USA, Inc. (“H&M”), has a right of first refusal to purchase the Mortgaged Property in the event the borrower receives an unsolicited offer to purchase the Mortgaged Property that the borrower is willing to accept. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Herald Center Whole Loan provides that H&M’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure or the first sale thereafter.

●	With respect to the Renaissance New York Midtown Hotel Mortgage Loan (5.2%), the franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Mortgagor’s ownership interest in the franchise agreement, or an ownership interest in the Mortgagor (or a controlling affiliate of the Mortgagor) to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the related comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
●	With respect to the CBM Portfolio Mortgage Loan (2.6%), regarding the Ft. Lauderdale Plantation Mortgaged Property (0.05%), a third party has the right to purchase the Mortgaged Property for its then appraised value if hotel operations at the Mortgaged Property cease for 60 consecutive days (other than due to casualty, condemnation or renovation). Any such cessation would be a default under the mortgage loan documents. The Mortgage Loan is subject and subordinate to this purchase option, and accordingly, upon the exercise of this option, the Mortgaged Property will no longer be subject to the lien of the Mortgage. In the event that the option is exercised, the borrower is required to pay to the lender the proceeds of the sale and the difference, if any, between the amount required to obtain a release of the Mortgaged Property and the amount paid by the purchaser. Such amounts are guaranteed by the guarantor. Further, with respect to each of the Charlotte South Park and Philadelphia Devon Mortgaged Properties, the respective ground lessors have the option, upon a default by the borrower under the applicable leasehold mortgage or any other event that would permit the lender to accelerate the mortgage loan, to purchase the related leasehold mortgage at a price set forth in the ground lease, which would be not less than the fair market value of the leasehold estate and all buildings and improvements on the leasehold estate and all furniture, furnishing, fixtures, equipment and other items of personal property located thereat. No portion of the Whole Loan principal balance was allocated to the Charlotte South Park and Philadelphia Devon Mortgaged Properties.
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In addition, with respect to the Colony Square Mortgage Loan (2.0%) and the Tops & Kroger Portfolio Mortgage Loan (1.8%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have (or, in the case of the Tops & Kroger Portfolio, are expected to have) a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Churchill Hall Mortgage Loan (3.1%), the fifth largest tenant, Tri Properties, Inc, leasing approximately 8.3% of the net rentable area at the related Mortgaged Property, is an affiliate of the borrower.
●	With respect to the Holiday Inn Express & Suites Atlanta Downtown Mortgage Loan (2.3%), the affiliated co-borrowers are parties to a master operating lease between the fee borrower, as landlord, and the leasehold borrower, as tenant. The fee borrower leases the entire hotel-portion of the Mortgaged Property to the leasehold borrower on a term that expires in February 2060.
●	With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower, as landlord, entered into a master lease with the non-recourse carveout guarantor, as tenant, with respect to 8 affordable units and 1 free market unit at the Mortgaged Property that remained unleased at origination of the Mortgage Loan. The aggregate monthly rent for all such units is currently $29,605. The master lease expires on February 6, 2030, the maturity date of the Mortgage Loan; provided, however, that the term of the master lease expires as to an individual unit when the applicable unit has been leased to a third party at a rent equal to or greater than the rent for such unit under the master lease and the borrower is in receipt of the first month’s rent for such unit. Neither the borrower nor the non-recourse carveout guarantor may assign or transfer its interest in the master lease without lender consent.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

With respect to the Herald Center Mortgage Loan (6.5%), H&M Fashion USA, Inc. (“H&M”), the second largest tenant at the Mortgaged Property, failed to pay rent from April 2020 to August 2020. The borrower commenced an action seeking, among other things, the payment of $7,107,977.41 (“H&M Rental Arrears Amount”). The parties reached a settlement on August 21, 2020, whereby H&M agreed to pay the borrower the H&M Rental Arrears Amount.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level due to its lasting effects. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of 102 Mortgaged Properties (65.3%), which secure, in whole or in part, 24 Mortgage Loans (65.6%), the related borrowers maintain insurance under blanket policies.

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Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant or other third party. For example:

●	With respect to the State Farm Data Center Portfolio Mortgage Loan (9.97%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by State Farm, the sole tenant at each of the related Mortgaged Properties, provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents.
●	With respect to the Renaissance New York Midtown Hotel Mortgage Loan (5.2%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the related ground lessor provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents.

In addition, with respect to` certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties (a) are subject to restrictions that (i) restrict the use of the Mortgaged Properties to their current use or some other specified use or (ii) restrict or limit alterations of the Mortgaged Property or (b) have other zoning issues.

●	With respect to the Prime 15 Portfolio Mortgage Loan (7.0%), the following Mortgaged Properties have legal non-conforming uses:
o	The use of the Prime Storage – West University Place North Mortgaged Property, the Prime Storage – West University Place South Mortgaged Property, the Prime Storage – Tacoma 109 Steele Street Mortgaged Property, and the Prime Storage – Tacoma Steele Street South Mortgaged Property all predate the current zoning code and are legal non-conforming with respect to self-storage use. The current zoning code would require the issuance of a conditional use permit for the self-storage use of these Mortgaged Properties.
o	The use of the Prime Storage – Louisville Mellwood Ave Mortgaged Property predates the current zoning code and is legal non-conforming with respect to billboard use.
o	The use of the Prime – Storage Virginia Beach Bells Road Mortgaged Property predates the current zoning code and is legal non-conforming with respect to both automobile storage and communication tower use.

There is no assurance that any of the foregoing Prime 15 Portfolio Mortgaged Properties can be rebuilt, or the use resumed, following a casualty to such Mortgaged Property.

●	With respect to the CBM Portfolio Mortgage Loan (2.6%), the uses of the Memphis Airport, Poughkeepsie, St. Louis Westport Plaza, Chicago Lincolnshire and Atlanta Airport South Mortgaged Properties (collectively (0.19%), as hotels are legal non-conforming uses. We cannot assure you that
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such Mortgaged Properties could be restored for hotel use, or that such use could continue, following a casualty.

●	With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), the use of the Ontario Plaza Mortgaged Property for restaurant operations predates the current zoning code, which requires a special use permit in connection with such use. The current zoning code permits any lawful non-conforming use under current zoning code to continue and any non-conforming structure to be rebuilt or altered during its life to an extent of an aggregate cost of 50% of the assessed value of such structure, provided that, among other requirements, the reconstructed structure does not increase any dimensional non-conformity that existed before the destruction or damage.
●	With respect to the Neighborhood Mini Storage – Sulphur Mortgage Loan (0.9%), the related Mortgaged Property is legal non-conforming as to use as self-storage with accessory outdoor vehicle storage uses are no longer permitted under the current zoning code. If a structure housing a legal non-conforming use is damaged or destroyed by 50% or more of its price per square foot at the time of construction, such legal non-conforming use may only be restored if a special exception is granted.
●	With respect to the 429 Beale Street Mortgage Loan (0.9%) the use of the Mortgaged Property for self-storage is a legal non-conforming use. We cannot assure you that the Mortgaged Property could be restored for such use, or that such use could continue, following a casualty.
●	With respect to the Lake Charles & Huntsville Portfolio Mortgage Loan (0.5%), the I-45 Self Storage Huntsville Mortgaged Property is legal non-conforming as to use as self-storage with accessory recreational vehicle outdoor storage uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged or destroyed by causes within the control of the owner and the extent of demolition, damage or destruction is more than 50% of the fair market value of the structure, such structure may only be restored with a use that complies with the current zoning code. If a structure containing a legal non-conforming use is damaged or destroyed by accident, the legal non-conforming use may be restored provided that (i) no new non-conformities are created and the existing extent of non-conformity is not increased and (ii) a building permit to reconstruct such structure is obtained within 18 months of the date of occurrence of such damage.
●	With respect to the Lake Charles & Huntsville Portfolio Mortgage Loan (0.5%), the Neighborhood Mini Storage Lake Charles Mortgaged Property is legal non-conforming as to use as self-storage uses are no longer permitted under the current zoning code without a major conditional use approval and the Mortgagor has not obtained such an approval. If a structure housing a legal non-conforming use is damaged or destroyed by 50% or more of its fair market value, such legal non-conforming use may only be restored if a special exception is granted.
●	With respect to the Moss Bluff Neighborhood Mini Storage Mortgage Loan (0.4%), the related Mortgaged Property is legal non-conforming as to use as outdoor self-storage uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged to the extent of more than 50% of its assessed value, such structure may only be restored in conformity with the current zoning code.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be

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continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Prime 15 Portfolio Mortgage Loan (7.0%), the non-recourse carveout guarantor is a closed-end fund with a term that expires on November 26, 2029, subject to a two year term extension in the managing member’s sole discretion. The maturity date of the Mortgage Loan is February 6, 2030. We cannot assure you that the termination of the guarantor fund will not have a negative effect on the performance of the obligations of the guarantor.
●	With respect to The Spiral Mortgage Loan (1.3%), the related Mortgage Loan documents do not provide recourse to a separate non-recourse carveout guarantor or environmental indemnitor that is distinct from the borrower. The borrower is required under the Mortgage Loan documents to maintain a pollution legal liability insurance with a minimum limit of liability of $35,000,000 for each incident and $35,000,000 in the aggregate with a self-insured retention or deductible not to exceed $100,000 for each incident (“PLL Policy”) throughout the term of the Mortgage Loan. In connection with the loan origination, the borrower obtained a PLL Policy satisfying the requirements under the Mortgage Loan documents.

Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged

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Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Brooklyn Jonas Portfolio Mortgage Loan (7.5%), the 115 Ocean Avenue Mortgaged Property, the 724 East 27th Street Mortgaged Property and the 175 Ocean Parkway Mortgaged Property each received a tax exemption and one or more tax abatements under New York City’s J-51 Rehabilitation Program (the “J-51 Program”). In relevant part, the J-51 Program affords to a multifamily building owner that makes capital improvements to a rental building (i) a tax exemption (a “J-51 Exemption”), for a period of time, from the increase in the assessed tax value that would otherwise result from capital improvements and (ii) a tax abatement (a “J-51 Abatement”), for a period of time, from the existing real estate taxes that otherwise apply to the building. With respect to each such Mortgaged Property, each J-51 Exemption is in place for 34 years, and is a 100% exemption through year 31, then declines to 80% in year 32, 60% in year 33 and 40% in year 34. The Mortgage Loan was underwritten based on the actual taxes for the two Mortgaged Properties that do not receive J-51 Program benefits and the five year average abated taxes, after giving effect to each related J-51 Exemption and J-51 Abatement, for the three Mortgaged Properties that do receive J-51 Program benefits. Further information regarding the J-51 Exemption and J-51 Abatement for each applicable individual Mortgaged Property is set forth below.

●	With respect to the 115 Ocean Avenue Mortgaged Property (2.3%), the J-51 Exemption expires in the 2054-2055 tax year, and two J-51 Abatements are projected to be fully exhausted by the 2032/2033 tax year and a third J-51 abatement is projected to be exhausted by the 2035/2036 tax year. Taxes for the Mortgaged Property were underwritten to the five-year abated average taxes of $119,499 versus the appraisal’s estimated full tax liability for 2024/2025 of $342,540. The appraisal estimates the net present value of the J-51 Exemption and J-51 Abatement to be $2,815,330.
●	With respect to the 724 East 27th Street Mortgaged Property (1.5%), the J-51 Exemption expires in the 2051/2052 tax year, and a J-51 Abatement is projected to be fully exhausted by the 2028/2029 tax year. Taxes were underwritten to the five-year abated average taxes of $106,810 versus the appraisal’s estimated full tax liability for 2024/2025 of $263,576. The appraisal estimates the net present value of the J-51 Exemption and J-51 Abatement to be $2,294,715.
●	With respect to the 175 Ocean Parkway Mortgaged Property (1.1%), the J-51 Exemption expires in the 2055/2056 tax year, one J-51 Abatement is projected to be fully exhausted by the 2032/2033 tax year and a second J-51 Abatement is projected to be fully exhausted by the 2033/2034 tax year. Taxes were underwritten to the five-year abated average taxes of $21,595 versus the appraisal’s estimated full tax liability for 2024/2025 of $164,576. The appraisal estimates the net present value of the J-51 Exemption and J-51 Abatement to be $3,203,514.

With respect to the Herald Center Mortgage Loan (6.5%), the Mortgaged Property benefits from a 10-year Industrial Commercial Abatement Program (“ICAP”) Real Estate tax exemption, which offers property tax abatements for eligible industrial and commercial buildings in New York City. The ICAP tax exemption commenced in the 2017/2018 tax year and is scheduled to expire on June 30, 2027. Real estate taxes for the Mortgaged Property were underwritten based on the average of the lender’s tax and condominium counsel’s estimated calendar year taxes over the Herald Center Whole Loan term (including the benefits under the ICAP tax exemption) plus the appraiser’s estimate of the business improvement district taxes. The ICAP benefit for the 2024/2025 tax year is $797,916, the benefit for the 2025/2026 tax year is $398,958 and the benefit for the 2026/2027 tax year is $398,958. The tax estimates used to calculate the underwritten tax expense included the estimated tax increases during the Herald Center Whole Loan term after the burn-off of the ICAP tax exemption. Additionally, according to the leasehold condominium documents and the TOA, Yeshiva is responsible for 50.6226% of the total building real

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estate tax burden until such time that the two condominium units are assessed separately, and such portion of the real estate taxes payable by Yeshiva is not included in the underwritten tax expense.

With respect to the Queens Center Mortgage Loan (6.2%), a portion of the Mortgaged Property to the west of 92nd Street and the parcel occupied by Macy’s, the latter of which is not part of the Mortgaged Property, together constitute a single tax lot (the “Shared Tax Lot”). The real estate taxes on the Shared Tax Lot are allocated between Macy’s and one of the two borrowers which owns the Mortgaged Property (the “Property Borrower”) under a reciprocal easement agreement (the “REA”). Under the REA, Macy’s pays approximately 40% of the total property taxes assessed against the Shared Tax Lot to the Property Borrower, which then makes the required tax payments to the applicable taxing authority. There are no other operating covenants in place governing the operation of the Shared Tax Lot. In the event of default under the Mortgage Loan documents, the lender has the right to require, among other related rights, the Property Borrower to exercise the rights of the Property Borrower under the REA to pursue the creation of a separate tax lot for the portion of the Mortgaged Property that is part of the Shared Tax Lot, such that no portion of the Mortgaged Property shares a tax lot with any real property that is not subject to the lien of the Mortgage Loan. The borrowers and the non-recourse carveout guarantor have provided a non-recourse carveout for any losses arising from the lender’s inability to foreclose on the portion of the Mortgaged Property that is part of the Shared Tax Lot caused by (i) the City of New York’s refusal to accept for recordation a deed in foreclosure (in accordance with its 2005 advisement that it would no longer accept deeds for recordation which affect only a portion of a tax lot) with respect to such portion of the Mortgaged Property, and (ii) the borrowers’ failure to promptly pursue the creation of a separate tax lot for the portion of the Mortgaged Property comprising the Shared Tax Lot. Such recourse obligation is subject to various limitations set forth in the loan documents. Further, there is no assurance the nonrecourse carveout guarantor will have the financial ability to perform such guaranty. In addition, the other borrower (the “Pledgor Borrower”) pledged its interest in the Property Borrower in order to provide an additional method for the lender to take title to the Mortgaged Property in the event the Shared Tax Lot created an impediment to foreclosure. However, under REMIC regulations, when foreclosing on a real estate mortgage a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property. The pledged equity ownership interest in the Property Borrower is not anticipated to qualify as foreclosure property for REMIC purposes, which could delay or prevent the REMIC from acquiring the beneficial interest in the pledged equity ownership interest or otherwise realizing any proceeds from its disposition.

With respect to the Corner 2nd Mortgage Loan (3.7%), the related Mortgaged Property benefits from a 10-year property tax abatement provided by the City of Philadelphia in connection with the development of the Mortgaged Property. According to the related appraisal, the abatement commenced on April 1, 2024 and expires on March 31, 2034, during which period only the land will be taxable. According to the related appraisal, estimated unabated taxes are $191,630 versus abated taxes of $19,163. The lender underwrote taxes on the basis of the average five-year abated taxes.

With respect to the 53 East 177th Street Mortgage Loan (3.5%), the borrower has applied for a 35-year 421-a tax exemption under the NYC Department of Housing Preservation and Development’s 421-a tax abatement program. In connection with the applied-for 421-a tax exemption, the borrower will be required to reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income. The borrower has designated 80 out of the 81 apartment units as affordable. The exemption would be effective for a period of 35 years and consist of a 100% exemption for the first 25 years and an exemption for the percentage of affordable units for the remaining 10 years. The appraised value of the Mortgaged Property includes the net present value of such 421-a exemption, which amount was estimated to be approximately $10,000,000. If such net present value were to be subtracted from the appraised value of $43,200,000, the appraised value of the Mortgaged Property would be $33,200,000. The loan-to-value ratio, debt service coverage ratios and debt yields set forth in this prospectus have been calculated assuming the 421-a tax exemption is approved. If the 421-a tax exemption were not approved, the Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD would be 81.3%, the UW NCF DSCR would be 1.23x, and Debt Yield on Underwritten NOI would be 9.0%. We cannot assure you that a 421-a exemption will be approved. The full unabated taxes for the entire Mortgaged Property for the 2024/2025 tax year are estimated to be $447,335 compared to the underwritten abated taxes of $10,610.

With respect to the Colony Square Mortgage Loan (2.0%), the Mortgaged Property consists of 12 tax parcels, eight of which are subject to a 10-year abatement expiring primarily in 2030 pursuant to a tax abatement transaction with the Atlanta Development Authority d/b/a Invest Atlanta (the “Authority”). Each abatement begins with a 50.0% reduction against the gross tax expense and burns off by 5.0% each year. To effectuate tax abatement benefits for

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the Mortgaged Property, the borrower transferred the Mortgaged Property to the Authority and leased it back from the Authority pursuant to a ground lease. The ground lease expires December 31, 2032. The borrower has the right to purchase the fee interest from the Authority at any time during the abatement period for $1.00 in exchange for terminating any future tax abatement benefits. In addition, the Authority agreed to sell and the borrower agreed to purchase the fee interest for $1.00 at expiration or termination of the ground lease. In addition to the mortgage on the borrower’s leasehold estate under the ground lease, the Mortgage Loan is also secured by a mortgage on the Authority’s related fee interest. Taxes were underwritten based on the projected 10-year abated average (assessed value held constant).

With respect to the 3537 Bainbridge Avenue Mortgage Loan (1.5%), the borrower has applied for a 35-year 421-a tax exemption under the NYC Department of Housing Preservation and Development’s 421-a tax abatement program. In connection with the applied-for 421-a tax exemption, the borrower will be required to reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income. The borrower has designated 14 out of the 44 apartment units as affordable. The exemption would be effective for a period of 35 years and consist of a 100% exemption for the first 25 years and an exemption for the percentage of affordable units for the remaining 10 years. The appraised value of the Mortgaged Property includes the net present value of such 421-a exemption, which amount was estimated to be approximately $1,100,000. If such net present value were to be subtracted from the appraised value of $16,900,000, the appraised value of the Mortgaged Property would be $15,800,000. The loan-to-value ratio, debt service coverage ratios and debt yields set forth in this prospectus have been calculated assuming the 421-a tax exemption is approved. If the 421-a tax exemption were not approved, the Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD would be 72.8%, the UW NCF DSCR would be 1.36x, and Debt Yield on Underwritten NOI would be 9.9%. We cannot assure you that a 421-a exemption will be approved. The full unabated taxes for the entire Mortgaged Property for the 2024/2025 tax year are estimated to be $160,263 compared to the underwritten abated taxes of $128,327.

With respect to The Spiral Mortgage Loan (1.3%), in connection with the development of the Mortgaged Property, the related borrower entered into a “Straight-Lease Transaction” payment in lieu of taxes (“PILOT”) arrangement with the New York City Industrial Development Agency (“NYCIDA”), pursuant to which the borrower leases the entire Mortgaged Property to the NYCIDA, and the NYCIDA subleases the Mortgaged Property back to the borrower. The benefits of this lease structure to the borrower are certain mortgage recording tax exemptions and certain real property tax abatements. The PILOT payments reflecting the applicable real property tax abatements commenced in the 2022/23 tax year and expires in the 2042/43 tax year. The PILOT payments (a) from year 1 through 4 represent approximately 75.23% of full taxes on the Mortgaged Property (plus, if applicable, the amount of taxes on certain post-completion capital improvements, if any), (b) from year 5 through 15 represent 3% increase over each of the previous years (plus, if applicable, the amount of taxes on certain post-completion capital improvements, if any), and (c) from year 16 through 19 represent the greater of 3% increase over each of the previous years, or 80.19%, 85.14%, 90.90% and 95.05%, respectively, of full taxes on the Mortgaged Property (plus, if applicable, the amount of taxes on certain post-completion capital improvements, if any), and (d) from year 20 and thereafter, 100% of full taxes. The property taxes were underwritten based on the reduced tax amount as a result of the abatement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds” and “—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

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Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	2	8.5%
6	0	33	90.2%
9	0	1	1.3%
Total		36	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

All of the Mortgage Loans bear fixed interest rates. See, however, “—ARD Loans” below.

With respect to the CBM Portfolio Whole Loan (2.6%), for purposes of calculating interest and other amounts payable on the CBM Portfolio Whole Loan, the related notes have varying interest rates. The first $55,000,000 of voluntary prepayments are required to be applied to Note A-1 of such Whole Loan, which has a lower interest rate than the other notes, until prepaid in full, and any remaining voluntary prepayments are required to be applied to the remaining notes pro rata. Mandatory prepayments in connection with a casualty and condemnation are generally required to be applied first to Note A-1, then to all notes designated A-2, pro rata, and then to Note B. As a result of the notes having different interest rates and the allocation of prepayments described above, as well as any allocation of prepayments following an event of default, the per annum weighted average interest rate of the notes (and, therefore, the interest rate of the CBM Portfolio Whole Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the CBM Portfolio Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amounts are withheld, but prior to the Withheld Amounts’ inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amounts may not reflect the increased interest rate when the Withheld Amounts are included in the calculation of the Net Mortgage Rate.

With respect to The Spiral Mortgage Loan (1.3%), for purposes of calculating interest and other amounts payable on The Spiral Whole Loan, each note was divided into multiple components with varying interest rates. The interest rate of each note (including The Spiral Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of The Spiral Mortgage Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under The Spiral Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amounts are withheld, but prior to the Withheld Amounts’ inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amounts may not reflect the increased interest rate when the Withheld Amounts are included in the calculation of the Net Mortgage Rate.

Thirty-five (35) of the Mortgage Loans (98.2%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

The remaining one (1) Mortgage Loan (1.8%) provides for monthly payments of interest-only through and including the due date in January 2027 and thereafter requires monthly payments of interest and principal based on an amortization schedule significantly longer than the remaining term to maturity or Anticipated Repayment Date for such Mortgage Loan (that one Mortgage Loan, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”).

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Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

One (1) Mortgage Loan, namely, the State Farm Data Center Portfolio Mortgage Loan (9.97%), is an ARD Loan.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

Single-Purpose Entity Covenants

In general, the terms of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that each borrower has in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take

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into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the certain Mortgage Loans with a Cut-off Date Balance of $20 million or more, the related borrower is not required to have an independent director and/or provide a non-consolidation opinion, including the following Mortgage Loan:

●	With respect to the 39-09 Main Street Mortgage Loan (3.2%), with a principal balance of $24,500,000, a non-consolidation opinion was not delivered at origination of the Mortgage Loan.

In the case of certain Mortgage Loans, the related borrower sponsor has provided a guaranty of the payment of a portion of the borrower’s indebtedness under such Mortgage Loan or, in certain cases, the entirety of the borrower’s indebtedness under such Mortgage Loan until certain post-closing conditions are satisfied. There can be no assurance that a payment guaranty by a borrower sponsor or other guarantor for all or a portion of a borrower’s indebtedness under a Mortgage Loan would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor. In addition, certain payment guaranties may or may not contain an ongoing net worth covenant, or if such covenant exists, compliance with such covenant may not be monitored. There can be no assurance that any such guarantor will have the financial ability, or be willing, to satisfy such obligation if it is required to do so. Set forth below are Mortgage Loans with respect to which the related borrower sponsor has provided a payment guaranty:

●	With respect to the Herald Center Mortgage Loan (6.5%), the guarantors provided a partial payment guaranty in the amount of $60,000,000 (the “Herald Center Guaranty”) until such time that the leasehold condominium is fully formed and the Yeshiva Unit has been sold and transferred to Yeshiva in accordance with the Herald Center Whole Loan documents and Yeshiva Transaction Documents. We cannot assure you that the Herald Center Guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of the borrower with those of the guarantors. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.
●	With respect to the Corner 2nd Mortgage Loan (3.7%), the Mortgage Loan documents provide full recourse to Corner Second, LLC, one of the related borrowers, and Michael Petrikowsky, one of the related guarantors, in an amount equal to $14,375,000 (representing 50% of the original principal balance of the Mortgage Loan) (the “Corner 2nd Payment Guaranty”) until such time as, among other conditions, (i) the commercial tenants Philly Skills LLC, Cafe Lounge LLC and Hummus Heaven LLC are open for business to the public and paying rent (which is anticipated to occur by April 2025) and (ii) the debt service coverage ratio is no less than 1.35x for two consecutive calendar quarters (the “Payment Guaranty Release Conditions”). Following the satisfaction of the Payment Guaranty Release Conditions, the Corner 2nd Payment Guaranty will be reduced to $2,875,000 (representing 10% of the original principal balance of the Mortgage Loan). We cannot assure you that the Corner 2nd Payment Guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of such borrower with those of Mr. Petrikowsky. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “Bankruptcy Laws”.

Certain borrowers may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

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Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	25	66.7%
L,YM1,O	5	12.0%
YM3,D or YM3,O	1	9.97%
L,D or YM1,O	2	8.1%
YM1,O	1	2.6%
L,YM2,O	2	0.6%
Total	36	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
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●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.

The CBM Portfolio Mortgage Loan (2.6%) permits the related borrower to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount, as applicable, if such prepayment occurs prior to the related open prepayment period; provided that, no prepayment premium or yield maintenance charge is payable with respect to the first $55,000,000 of the related Whole Loan prepaid in connection with partial releases of individual Mortgaged Properties. Such prepayments without prepayment consideration in connection with a partial release are not allocated to the Mortgage Loan in the Issuing Entity, but instead are allocated solely to Note A-1 of the related Whole Loan, which is not included in the Issuing Entity. See “—Certain Terms of the Mortgage Loans—Partial Releases” below. Further, the CBM Portfolio Mortgage Loan permits voluntary prepayment with yield maintenance but does not provide for any lock-out period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable:
●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 57 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 0 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 40 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	1	1.5%
4	6	12.7%
5	2	11.4%
6	1	7.0%
7	26	67.3%
Total	36	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield

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maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of twenty-eight (28) of the Mortgage Loans (84.8%) (the “Defeasance Loans”) permit the applicable borrower (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance

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Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 10 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may be required to purchase such government securities rather than providing the defeasance deposit), and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

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Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance Only

●	With respect to the Brooklyn Jonas Portfolio Mortgage Loan (7.5%), provided that no event of default is continuing under the Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrowers may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the portion of the Mortgage Loan that is defeased is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property being released, and (b) the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrowers deliver a REMIC opinion, and (iii) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.34x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the release, (II) the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 8.77%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 56.14%, and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the release.
●	With respect to the Woodland Mall Mortgage Loan (3.9%), on any date after the second anniversary of the Closing Date, the borrower is permitted to obtain the release of a certain portion of the Mortgaged Property (the “Woodland Release Parcel”) from the lien of the Mortgage Loan in accordance with the release conditions, which will include, among other things, (i) a partial defeasance of the Mortgage Loan by an amount equal to the greatest of (a) 90% of the net proceeds if the Woodland Release Parcel is sold, which sale must be an arm’s-length sale to an unaffiliated person, (b) an amount that results in the debt service coverage ratio of the remaining Mortgaged Property being not less than 1.90x, (c) an amount that results in the debt yield of the remaining Mortgaged Property being not less than 14.30% and (d) any amount required by REMIC rules and (ii) satisfaction of all REMIC requirements.
●	With respect to the Lake Charles & Huntsville Portfolio Mortgage Loan (0.5%), after the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrowers to obtain the release of either individual Mortgaged Property provided that, among other conditions, (i) the borrowers defease the Mortgage Loan in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property to be released and (b) 100% of the net sales proceeds for the individual Mortgaged Property to be released, (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Property is greater than the greater of (1) the debt service coverage ratio immediately prior to release and (2) 1.36x, and (b) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of (1) 62.7% and (2) the loan-to-value ratio immediately prior to release, and (iii) the borrowers satisfy customary REMIC requirements.

Property Releases; Partial Prepayments Only or Both Partial Defeasance and Partial Prepayments

●	With respect to the Prime 15 Portfolio Mortgage Loan (7.0%), provided that no event of default is continuing under the Prime 15 Portfolio Whole Loan documents, (I) at any time (a) after the earlier of (x) January 27, 2028 and (y) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and (b) before the monthly payment date that is five months prior to the maturity date of the Prime 15 Portfolio Whole Loan (the “Prepayment Release Date”), the borrowers may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, and (II) at any time on or after the Prepayment Release Date and prior to the maturity date of the Prime 15 Portfolio Whole Loan, the borrowers may partially prepay the related Whole Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the portion of the Prime 15 Portfolio Whole Loan that is defeased or prepaid, as applicable, is in an amount (the “Release Price”) equal to the greater of (a) 120% of the allocated loan
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amount for the individual Mortgaged Property being released, and (b) the lender’s allocation of 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrowers deliver a REMIC opinion, and (iii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 1.35x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; provided, that, in the event such debt service coverage ratio condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the Prepayment Release Date, prepay the Prime 15 Portfolio Whole Loan in an amount which would satisfy such condition, together with, without limitation, any interest shortfall applicable thereto and (2) prior to the Prepayment Release Date, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the reduction of the Prime 15 Portfolio Whole Loan, would satisfy such condition.

In addition, partial releases of individual Mortgaged Properties are permitted with prepayment of the Release Price, and satisfaction of the conditions set forth above, prior to the Prepayment Release Date in order to cure an event of default relating to such individual Mortgaged Properties, provided that (i) either (x) borrower demonstrates to the lender that it has in good faith pursued a cure of such event of default (which efforts do not require any capital contributions to be made to the borrowers or the use of any income from any other Mortgaged Properties to effectuate the cure) or (y) the default relates to an environmental condition and (ii) the default was not caused by the borrowers or an affiliate in bad faith to circumvent the requirements of the Prime 15 Portfolio Whole Loan document partial release provisions.

●	With respect to the CBM Portfolio Mortgage Loan (2.6%), the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property, provided that, among other conditions: (i) the borrowers pay the applicable release price, as detailed further below; (ii) the debt service coverage ratio of the related Whole Loan immediately after the release is not less than the greater of (a) 1.32x and (b) the debt service coverage ratio immediately before the release; (iii) the debt yield immediately after the release is not less than the greater of (a) 10.2% and (b) the debt yield of the related Whole Loan immediately before the release; (iv) no event of default is then continuing; and (v) the borrowers satisfy REMIC-related requirements. However, the borrowers may make an additional payment above the applicable release price in order to satisfy conditions (ii), (iii) or (v) above. The applicable release price for an individual Mortgaged Property is: (a) with respect to each of the Chicago Highland Park, Indianapolis Castleton, Dallas Richardson at Spring Valley, Dallas Plano Parkway, Denver Stapleton, Atlanta Duluth/Gwinnett Place and Minneapolis St Paul Airport Mortgaged Properties (collectively, 0.2%), 110% of the relevant Mortgaged Property’s allocated loan amount; (b) with respect to the Charlotte South Park Mortgaged Property (0.0%), $9,062,500; (c) with respect to the Philadelphia Devon Mortgaged Property (0.0%), $10,625,000; (d) with respect to the Fresno Mortgaged Property (0.0%), $11,875,000; and (e) with respect to each other Mortgaged Property (collectively, 2.4%), 120% of the relevant Mortgaged Property’s allocated loan amount. The borrowers must also pay a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium if the applicable prepayment is made prior to the payment date in June 2029, except that such prepayment fee will not be payable with respect to the first $55,000,000 that is prepaid in connection with property releases. The partial prepayments without prepayment fees in connection with partial releases are allocated solely to Note A-1 of the related Whole Loan, which is not included in the issuing entity.
●	With respect to the Tops & Kroger Portfolio Mortgage Loan (1.8%), provided that no event of default exists, at any time (i) after the date that is the earliest to occur of (a) two years after the closing date of the securitization that includes the last note to be securitized and (b) January 1, 2028 but (ii) prior to the payment date in June 2029, the borrowers may obtain the release of the Panorama Plaza Mortgaged Property in connection with a bona fide third party sale upon the satisfaction of certain conditions including, among other conditions: (1) payment of a release price in an amount equal to the greater of (A) 120% of the allocated loan amount of the Panorama Plaza Mortgaged Property and (B) net proceeds received in connection with the sale of the Panorama Plaza Mortgaged Property; (2) payment of any yield maintenance due under the Tops & Kroger Portfolio Whole Loan documents; (3) the debt service coverage ratio for the remaining Mortgaged Properties based on the trailing twelve
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period immediately preceding the release is equal to or greater than the greater of (A) 1.55x and (B) the debt service coverage ratio for the remaining Mortgaged Properties immediately preceding the release, (4) the debt yield for the remaining Tops & Kroger Portfolio Mortgaged Properties is no less than the greater of (A) 10.13% and (B) the debt yield for the remaining Mortgaged Properties immediately preceding the release and (5) satisfaction of all REMIC requirements.

Property Releases; Free Releases

●	Certain of the other Mortgage Loans, including the Queens Center Mortgage Loan (6.2%), permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.
●	With respect to the Herald Center Mortgage Loan (6.5%), the Herald Center Whole Loan documents permit the borrowers to obtain the release of the Yeshiva Unit at any time following the creation of the leasehold condominium, other than 30 days prior to and following (i) the sale or other transfer of the Herald Center Whole Loan (or participation interests therein) or (ii) the securitization of the Herald Center Whole Loan; provided that, among other conditions: (a) no event of default has occurred and is continuing and no event of default exists as of each of the Leasehold Condominium Documents Notice Date (as defined below), the Leasehold Condominium Notice Date (as defined below), the Leasehold Condominium Date (as defined below) and/or the date of the consummation of the partial release; (b) the lender has received at least (i) two business days’ prior written notice of the date on which the borrowers intend to consummate the actions described in clause (i) of the definition of Leasehold Condominium Conversion (as defined below) (the date of such notice, the “Leasehold Condominium Documents Notice Date”) and (ii) 20 days’ prior written notice of the date on which the borrowers intend to consummate, together with Yeshiva, as applicable, the actions described in clauses (ii) through and including (iv) of the definition of Leasehold Condominium Conversion (the date of such notice, the “Leasehold Condominium Notice Date”); provided that such 2-day period or 20-day period, as applicable, does not prohibit the occurrence of the actions described in the applicable clause(s) of the definition of Leasehold Condominium Conversion after the end of such 2-day or 20-day period, as applicable, to the extent that the borrowers (and Yeshiva, as applicable) have commenced pursuing the Leasehold Condominium Conversion within such 2-day or 20-day period, as applicable, and thereafter are diligently pursuing in good faith such Leasehold Condominium Conversion in accordance with the terms and conditions of the Herald Center Whole Loan documents; (c) the lender has received written evidence that upon implementation of the Leasehold Condominium Conversion, Yeshiva will promptly apply for an exemption under Section 420-a of the New York Real Property Tax Law (any such exemption being referred to herein as a “Tax Exemption”) and upon the granting of such Tax Exemption, retroactively to the Leasehold Condominium Date (as defined below) and such Tax Exemption will not be reallocated to the borrowers’ fee simple interest in the Mortgaged Property; (d) the partial release occurs promptly after the leasehold condominium regime becomes effective and all applicable leasehold condominium documents have been recorded (the “Leasehold Condominium Date”); and (e) the borrowers satisfy REMIC-related requirements. “Leasehold Condominium Conversion” refers to a transaction to be consummated in accordance with the terms and conditions of Herald Center Whole Loan documents and the Yeshiva documents whereby the following occurs (in the following order): (i) the Leasehold Borrower records the leasehold condominium documents whereby it subjects its interest in the underlying lease to a leasehold condominium regime, consisting of the Retail Unit and the Yeshiva Unit, (ii) for the avoidance of doubt, the lien of the mortgage is spread
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to cover each of the aforementioned leasehold condominium units, (iii) the Leasehold Borrower sells the Yeshiva Unit to Yeshiva pursuant to the terms of the Yeshiva purchase and sale agreement (“Yeshiva PSA”) and the other Yeshiva documents (and the Yeshiva Unit is released from the leasehold lien of the mortgage), and (iv) pursuant to the Collateral Assignment of Leasehold Condominium Common Charges and Ground Rent Pass Through Agreement (as defined in the Herald Center Whole Loan documents), the Leasehold Borrower and Fee Borrower execute and deliver to the lender a collateral assignment of all leasehold condominium common charges (including, without limitation, the ground rent payable by the Leasehold Borrower under the Herald Center Ground Lease) payable by the owner of the Yeshiva Unit and the owner of the Retail Unit, in each case, pursuant to the leasehold condominium documents and with respect to the Yeshiva Unit, the Yeshiva documents and the Leasehold Condominium Documents.

In addition, in the event that the fourth floor of the Mortgaged Property, which is currently occupied by the Joint Industry Board of the Electrical Industry, becomes available (such portion of the Mortgaged Property, the “ROFO Premises”) and Yeshiva exercises its right of first offer to purchase ROFO Premises in accordance with the terms of that certain Yeshiva Supplemental Agreement, entered into in connection with the Yeshiva PSA, the lender may not unreasonably withhold, condition or delay its consent to the (i) subdivision of the Retail Unit into two units (the “Retail Unit Subdivision”), with one unit to be comprised of the ROFO Premises (the “ROFO Unit”) and the second unit to be comprised of the remaining portion of the Retail Unit (excluding the ROFO Unit) (the “Remaining Retail Unit”) and (ii) the sale and conveyance of the ROFO Unit to Yeshiva in accordance with the Yeshiva Supplemental Agreement and the Herald Center Whole Loan documents and the release of the ROFO Unit from the leasehold lien of the mortgage (the “ROFO Released Property”; and the portion of the Mortgaged Property remaining subject to the leasehold lien of the mortgage, the “ROFO Remaining Property”), provided that, among other conditions: (a) lender receives at least 90 days’ prior written notice of the date on which the borrower intends to consummate the Retail Unit Subdivision; (b) no event of default has occurred and is continuing on the date notice is provided to the lender pursuant to clause (a) or on the date of the consummation of the sale of the ROFO Unit to Yeshiva and the partial release of the ROFO Unit; (c) the lender receives written evidence (in a form reasonably acceptable to the lender), that upon the acquisition of the ROFO Unit, Yeshiva will promptly apply for a tax exemption on the ROFO Unit, and that Yeshiva will receive a significant tax exemption which will be applied to the ROFO Unit retroactively to the date Yeshiva acquired the ROFO Unit and such tax exemption will not be reallocated to either the Fee Borrower’s fee simple interest in the Mortgaged Property or the Leasehold Borrower’s interest in the Retail Unit; (c) the borrowers deliver to the lender an amendment to the AG No Action Letter, stating, among other things, the approval of the subdivision of the Retail Unit into the ROFO Unit and the Remaining Retail Unit; (d) receipt of a rating agency confirmation from the applicable rating agencies; and (e) the borrowers satisfy REMIC-related requirements. There can be no assurance that the exercise of Yeshiva's right of first offer will not adversely affect the value of the Mortgaged Property or the lender’s interest in the Mortgaged Property.

●	With respect to the Pinnacle Hills Promenade Mortgage Loan (6.8%), the related borrower may obtain the release of (A) one or more parcels (including “air rights” parcels) or out lots, or (B) one or more Acquired Parcels (as defined below) or Expansion Parcels (as defined below) (including, if applicable, any premises occupied by an anchor tenant) (each, a “Release Parcel”), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the Release Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or non-income producing and improved only by landscaping, utility facilities that are not required for the use of the remaining Mortgaged Property (or, if required, are either readily re-locatable or will continue to service the remaining Mortgaged Property in place) or surface parking areas, (iii) the borrower delivers evidence that the parcel subject to release is not necessary for the borrower’s operation or use of the remaining Mortgaged Property and may be readily separated from the Mortgaged Property without a material diminution in value, (iv) the parcel subject to release has been legally subdivided from the Mortgaged Property and after giving effect to such transfer, the release parcel and the remaining Mortgaged Property conform to legal requirements and constitute separate tax lots (or all action has been taken to effectuate the same), (v) the parcel subject to the release is not necessary for the remaining portion of the Mortgaged Property to comply in any material respect with zoning or legal requirements, (vi) receipt of a rating agency confirmation from the applicable rating agencies (provided that such confirmation will not be required for release of an Expansion Parcel or if the rating agency has waived review or failed to respond within 30 days to a request for such confirmation), and (vii) the
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loan-to-value ratio of the remaining property (after giving effect to release) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the related Whole Loan to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid, unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the release parcel.

Substitutions

The following Mortgage Loan provides for the substitution of real property for a related Mortgaged Property:

●	With respect to the Pinnacle Hills Promenade Mortgage Loan (6.8%), the related borrower is permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrower acquires a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the related Whole Loan upon at least 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are not required for the use of the remaining Mortgaged Property (or, if required, are either readily re-locatable or will continue to serve the remaining Mortgaged Property in place) or surface parking areas (and the borrower is able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Mortgaged Property or an appraiser of comparable experience selected by the borrower, (iii) with respect to the Acquired Parcel, the borrower has delivered, among other things, (a) unless the Acquired Parcel is already covered by the environmental report delivered at origination, an environmental report indicating no hazardous substances except for nominal amounts (except as permitted as described in clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, and the cost of such repairs or remediation is estimated to exceed 10% of the original principal balance of the related Whole Loan, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the related Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (vi) the loan-to-value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the related Whole Loan in order to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid, unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the substitution, and (v) the lender has received a rating agency confirmation from the applicable rating agencies.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition (other than in connection with a substitution) of real property for, or the construction of improvements on, a related Mortgaged Property:

●	With respect to the Pinnacle Hills Promenade Mortgage Loan (6.8%), the related borrower has the right, at its own expense, to acquire one or more parcels of land, together with any improvements thereon located, that constitutes an integral part of, or adjoins or is proximately located near, the shopping center of which the Mortgaged Property is a part, which land was not owned by the borrower on the origination date and is not an Acquired Parcel (such acquired land, an “Expansion Parcel”), to become additional collateral for the related Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrower acquires a fee simple or leasehold interest in the applicable Expansion Parcel, and (iii) the borrower delivers, among other things, (a) unless the Expansion Parcel is already covered by the environmental report delivered at origination, an environmental report indicating no hazardous substances except for nominal amounts (except as permitted as described in clause (d) below), (b) security documents creating a mortgage lien on the Expansion Parcel, and title insurance, (c) if the Expansion Parcel is improved, subject to certain exceptions, a property condition report indicating that the Expansion Parcel is in good condition and (d)
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if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Expansion Parcel, and the cost of such repairs or remediation is estimated to exceed 10% of the original principal balance of the related Whole Loan, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

Escrows

Thirty-one (31) Mortgage Loans (70.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty (30) Mortgage Loans (69.4%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Sixteen (16) Mortgage Loans (33.0%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eight (8) Mortgage Loans (47.2%) secured by office, industrial, retail, mixed use and multifamily (with commercial tenants) properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

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Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	10	$343,000,000	44.7%
Springing	21	$281,680,000	36.7%
Soft	5	$142,700,000	18.6%
Total:	36	$767,380,000	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
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●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the

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related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
The Spiral(1)	$10,000,000	62.0%	1.35x	8.1%	Y

(1)	The Mortgage Loan documents permit a mezzanine loan in an amount not to exceed the lesser of (i) $142,500,000 and (ii) an amount that, when added to the outstanding principal balance of the Mortgage Loan and the approved mezzanine loan, will result in (x) a combined loan-to-value ratio of no more than 62.0%, (y) a combined debt service coverage ratio of no less than 1.35x and (y) a combined debt yield of no less than 8.1%.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Such intercreditor agreement is expected to provide the mezzanine lender with customary rights, including but not limited to rights to foreclose on the equity interests in the Mortgage Loan borrower, to cure an event of default under the Mortgage Loan, to purchase the Mortgage Loan following an event of default under the Mortgage Loan or certain other events, and to have consent rights over certain actions of the Mortgage Lender, including certain amendments to the Mortgage Loan, and to make certain amendments to the mezzanine loan without consent of the lender under the Mortgage Loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Herald Center Mortgage Loan (6.5%), on the origination date, BIG Herald Investments II, LLC, a Delaware limited liability company (the “Preferred Equity Investor”) made a preferred equity investment in Herald Center Department Store, L.P., a Delaware limited liability partnership, the sole member of the borrower (“Sole Member”) in the original amount of $30,000,000 (the “Origination Date Preferred Equity”). The rate of return on the Origination Date Preferred Equity is 13% provided, however, the current pay rate is 8% and the balance of 5% accrues until available cash flow is available to pay the accrued portion. Preferred Equity Investor established an interest rate reserve at the closing of the Preferred Equity Investment equal to $2,025,000. Upon the occurrences of certain events under the preferred equity documents, the Preferred Equity Investor is permitted to remove the general partner of the Sole Member and replace or designate a new general partner controlled by the Preferred Equity Investor, subject to the satisfaction of customary conditions precedent set forth in the Herald Center Whole Loan documents, which include, among other things, the Preferred Equity Investor being required to provide a supplemental guarantor having control of, or being under common control with, the borrower, Sole Member and the Herald Center Mortgaged Property, customary searches acceptable to the lender and written evidence that such supplemental guarantor can satisfy the then net worth and liquidity requirements. Provided the Preferred Equity Investor then satisfies the above, it will be deemed an acceptable supplemental guarantor. The supplemental guarantor is required to deliver a supplemental guaranty of recourse obligations and environmental obligations substantially in the form delivered to the lender on the origination date by the guarantor, except that the supplemental guarantor has no obligations for the following guaranteed amounts (and for which the guarantor on the origination date remains liable for): (i) the $60,000,000 partial loan guaranty until the leasehold condominium conversion occurs and the Yeshiva Unit is transferred to Yeshiva in accordance with the Herald Center Whole Loan documents and Yeshiva Transaction Documents; (ii) the redemption price related to the redemption of a limited partnership interest in Sole Member (the estimated redemption amount as of the origination date was $470,000); and (iii) for each tax year beginning with the 2024/2025 tax year, an amount equal to the difference between the actual taxes owed on the Herald Center Property and the projected tax amounts in the table set forth in the Herald

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Center Whole Loan documents, as such projected amount may be adjusted based on changes in millage rates and/or citywide tax increases unrelated to the leasehold condominium conversion. In addition, the Herald Center whole loan permits the refinance of the Origination Date Preferred Equity subject to the satisfaction of conditions precedent set forth in the loan agreement, including, without limitation, lender’s prior consent, a rating agency confirmation and a REMIC opinion.

With respect to the Colony Square Mortgage Loan (2.0%), the borrower is permitted to obtain a one-time preferred equity investment in an amount not to exceed $40,000,000, subject to satisfaction of certain conditions, including the following: (i) the preferred equity investment must be by a qualified institutional investor, (ii) the loan to value ratio (as determined by the lender in its sole but reasonable discretion taking into consideration the contemplated permitted preferred equity) must be equal to or less than 65%, (iii) the debt service coverage ratio (taking into account the permitted preferred equity and based on net cash flow and the current pay interest only preferred return payable) must be at least 1.20x, (iv) the debt service coverage ratio (taking into account the permitted preferred equity and based on net operating income on the total preferred return (i.e., the sum of the current pay interest only return and the accrued interest only return)) must be at least 1.15x, (v) the debt yield (taking into consideration the permitted preferred equity) must be equal to or greater than 10% and (vi) delivery of a rating agency confirmation.

Permitted Unsecured Debt and Other Debt

With respect to the Queens Center Mortgage Loan (6.2%), the borrowers have the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000. “PACE Loan” solely under the related Mortgage Loan documents means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

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Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
State Farm Data Center Portfolio	GSMC	$76,500,000	9.97%	$48,500,000	N/A	$125,000,000	49.8%	49.8%	1.91x	1.91x	12.7%	12.7%	Y
Prime 15 Portfolio	CREFI	$54,000,000	7.0%	$54,000,000	N/A	$108,000,000	68.0%	68.0%	1.35x	1.35x	8.3%	8.3%	Y
Pinnacle Hills Promenade	Barclays	$52,000,000	6.8%	$78,000,000	N/A	$130,000,000	43.5%	43.5%	1.77x	1.77x	13.6%	13.6%	N
Herald Center	BMO	$50,000,000	6.5%	$109,000,000	$141,000,000	$300,000,000	34.6%	65.2%	3.10x	1.35x	17.1%	9.1%	Y(4)
Queens Center	GACC, GSMC	$47,500,000	6.2%	$477,500,000	N/A	$525,000,000	49.5%	49.5%	1.84x	1.84x	10.2%	10.2%	N
Renaissance New York Midtown Hotel	GSMC	$40,000,000	5.2%	$50,000,000	N/A	$90,000,000	50.0%	50.0%	2.14x	2.14x	17.2%	17.2%	N
Woodland Mall	BMO	$30,000,000	3.9%	$50,000,000	N/A	$80,000,000	53.0%	53.0%	1.93x	1.93x	15.0%	15.0%	N
CBM Portfolio	GACC	$20,000,000	2.6%	$200,000,000	$457,000,000	$677,000,000	20.0%	61.5%	4.51x	1.34x	38.9%	12.6%	N
Colony Square	BMO, GACC, GSMC	$15,000,000	2.0%	$245,000,000	N/A	$260,000,000	50.4%	50.4%	1.51x	1.51x	11.8%	11.8%	N
Tops & Kroger Portfolio	Barclays	$13,500,000	1.8%	$87,000,000	N/A	$100,500,000	62.1%	62.1%	1.56x	1.56x	11.3%	11.3%	N
The Spiral	GSMC	$10,000,000	1.3%	$2,066,700,000	$773,300,000	$2,850,000,000	45.1%	62.0%	1.99x	1.39x	11.4%	8.3%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.
(4)	The initial controlling note with respect to the Herald Center whole loan is Note F unless the Note F control appraisal period (i.e., any period during which the principal balance of Note F is less than 25% of its initial principal balance as a result of the application of appraisal reduction amounts or realized losses) occurs and is continuing. If the Note F control appraisal period has occurred and is continuing, but the subordinate note control appraisal period (i.e., any period during which the aggregate principal balance of all of the Herald Center subordinate notes is less than 25% of the initial aggregate principal balance of all of the Herald Center subordinate notes as a result of the application of appraisal reduction amounts or realized losses) has not occurred, there will be no controlling note. If both the Note F control appraisal period and the subordinate note control appraisal period have occurred and are continuing, Note A-1, which will be held by the Issuing Entity as part of the Mortgage Pool, will be the controlling note.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any

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anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
State Farm Data Center Portfolio	Serviced	Note A-1	Control	—	Benchmark 2025-V13	$76,500,000
		Note A-2	Non-Control	GSBI	Not identified	$48,500,000

Prime 15 Portfolio	Serviced	Note A-1	Control	—	Benchmark 2025-V13	$40,000,000
		Note A-2	Non-Control	—	Benchmark 2025-V13	$14,000,000
		Note A-3	Non-Control	SGFC	Not Identified	$25,000,000
		Note A-4	Non-Control	SGFC	Not Identified	$20,000,000
		Note A-5	Non-Control	SGFC	Not Identified	$9,000,000

Pinnacle Hills Promenade	Servicing Shift	Note A-1-1	Control	SGFC	Not Identified	$65,000,000
		Note A-1-2	Non-Control	SGFC	Not Identified	$13,000,000
		Note A-2-1	Non-Control	—	Benchmark 2025-V13	$35,000,000
		Note A-2-2	Non-Control	—	Benchmark 2025-V13	$17,000,000

Herald Center	Serviced(6)	Note A-1	Control	—	Benchmark 2025-V13	$50,000,000
		Note A-2	Non-Control	BMO	Not Identified	$31,000,000
		Note A-3	Non-Control	BMO	Not Identified	$26,000,000
		Note A-4	Non-Control	BMO	Not Identified	$20,000,000
		Note A-5	Non-Control	BMO	Not Identified	$12,000,000
		Note A-6	Non-Control	3650 Capital	Not Identified	$20,000,000
		Note B	Non-Control	—	Benchmark 2025-V13 (Loan-Specific Certificates)	$39,805,000
		Note C	Non-Control	—	Benchmark 2025-V13 (Loan-Specific Certificates)	$34,370,000
		Note D	Non-Control	—	Benchmark 2025-V13 (Loan-Specific Certificates)	$34,590,000
		Note E	Non-Control	—	Benchmark 2025-V13 (Loan-Specific Certificates)	$25,235,000
		Note F	Control	—	Benchmark 2025-V13 (Loan-Specific Certificates)	$7,000,000

Queens Center	Outside Serviced	Note A-1-1	Control	—	BBCMS 2024-5C31	$50,000,000
		Note A-1-2	Non-Control	—	Benchmark 2024-V12	$25,000,000
		Note A-1-3	Non-Control	—	Benchmark 2025-V13	$25,000,000
		Note A-1-4-1	Non-Control	—	BMO 2024-5C8	$16,000,000
		Note A-1-4-2	Non-Control	—	Benchmark 2025-V13	$4,000,000
		Note A-1-5	Non-Control	—	BMO 2024-5C8	$15,000,000
		Note A-1-6-1	Non-Control	—	Benchmark 2024-V12	$7,000,000
		Note A-1-6-2	Non-Control	DBRI	Not Identified	$8,000,000
		Note A-2-1	Non-Control	—	WFCM 2024-5C2	$15,000,000
		Note A-2-2-1	Non-Control	—	Benchmark 2024-V12	$10,000,000
		Note A-2-2-2	Non-Control	—	BMO 2024-5C8	$5,000,000
		Note A-2-3	Non-Control	—	BMO 2024-5C8	$15,000,000
		Note A-2-4-1	Non-Control	—	Benchmark 2024-V12	$11,500,000
		Note A-2-4-2	Non-Control	—	Benchmark 2025-V13	$3,500,000
		Note A-2-5	Non-Control	—	Benchmark 2025-V13	$15,000,000
		Note A-2-6	Non-Control	—	WFCM 2025-5C3	$25,000,000
		Note A-3-1	Non-Control	—	BANK5 2024-5YR11	$43,000,000
		Note A-3-2	Non-Control	—	BANK5 2024-5YR12	$20,000,000
		Note A-3-3	Non-Control	—	WFCM 2024-5C2	$15,000,000
		Note A-3-4	Non-Control	—	BANK5 2024-5YR12	$15,000,000
		Note A-3-5	Non-Control	—	BANK5 2024-5YR12	$7,000,000
		Note A-4-1-1	Non-Control	—	BBCMS 2024-5C31	$10,000,000
		Note A-4-1-2	Non-Control	—	BMO 2024-5C8	$5,000,000
		Note A-4-2	Non-Control	—	BMO 2024-5C8	$15,000,000
		Note A-4-3	Non-Control	—	Benchmark 2024-V12	$15,000,000
		Note A-4-4-1	Non-Control	BMO	Not Identified	$8,500,000
		Note A-4-4-2	Non-Control	—	Benchmark 2024-V12	$6,500,000
		Note A-4-5	Non-Control	BMO	Not Identified	$15,000,000
		Note A-4-6	Non-Control	—	BBCMS 2024-5C31	$25,000,000
		Note A-5-1	Non-Control	—	BANK5 2024-5YR11	$32,000,000
		Note A-5-2	Non-Control	—	BANK5 2024-5YR12	$20,000,000
		Note A-5-3	Non-Control	—	BANK5 2024-5YR12	$15,000,000
		Note A-5-4	Non-Control	—	BANK5 2024-5YR12	$8,000,000

Renaissance New York Midtown Hotel	Servicing Shift	Note A-1	Control	GSBI	Not Identified	$50,000,000
		Note A-2	Non-Control	—	Benchmark 2025-V13	$35,000,000
		Note A-3	Non-Control	—	Benchmark 2025-V13	$5,000,000

Woodland Mall	Outside Serviced	Note A-1	Control	—	BMO 2024-5C8	$30,000,000
		Note A-2	Non-Control	—	Benchmark 2025-V13	$12,000,000
		Note A-3	Non-Control	—	Benchmark 2025-V13	$6,000,000
		Note A-4	Non-Control	—	BMO 2024-5C8	$20,000,000
		Note A-5	Non-Control	—	Benchmark 2025-V13	$8,000,000
		Note A-6	Non-Control	—	Benchmark 2025-V13	$4,000,000

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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
CBM Portfolio	Outside Serviced	Note A-1	Control Note(4)	—	COMM 2024-CBM	$55,000,000
		Note A-2-1	Control Note(4)	—	COMM 2024-CBM	$115,000,000
		Note A-2-2-1	Non-Control Note	—	Benchmark 2024-V12	$30,000,000
		Note A-2-2-2	Non-Control Note	—	Benchmark 2025-V13	$20,000,000
		Note B	Control Note(4)	—	COMM 2024-CBM	$457,000,000

Colony Square	Outside Serviced	Note A-1-1	Non-Control	—	BBCMS 2024-5C31	$21,891,892
		Note A-1-2	Non-Control	—	Benchmark 2025-V13	$3,959,170
		Note A-1-3	Control	—	BMO 2024-5C8	$19,148,938
		Note A-2	Non-Control	—	BMO 2024-5C7	$30,000,000
		Note A-3	Non-Control	—	Benchmark 2024-V11	$25,000,000
		Note A-4-1	Non-Control	—	BMO 2024-5C8	$15,319,148
		Note A-4-2	Non-Control	—	Benchmark 2024-V11	$15,212,766
		Note A-5	Non-Control	—	BMO 2024-5C7	$4,468,086
		Note A-6-1	Non-Control	—	Benchmark 2024-V11	$14,893,617
		Note A-6-2	Non-Control	—	BMO 2024-5C8	$1,773,383
		Note A-7	Non-Control	—	BMO 2024-5C7	$12,765,957
		Note A-8	Non-Control	—	BMO 2024-5C8	$9,259,000
		Note A-9-1	Non-Control	—	Benchmark 2025-V13	$4,018,469
		Note A-9-2	Non-Control	—	BMO 2024-5C8	$1,733,574
		Note A-10	Non-Control	—	Benchmark 2025-V13	$5,556,000
		Note A-11-1	Non-Control	—	Benchmark 2024-V11	$14,893,617
		Note A-11-2	Non-Control	—	BMO 2024-5C8	$1,773,383
		Note A-12	Non-Control	—	BMO 2024-5C7	$12,765,957
		Note A-13	Non-Control	—	BMO 2024-5C8	$9,259,000
		Note A-14-1	Non-Control	—	BBCMS 2024-5C31	$4,018,469
		Note A-14-2	Non-Control	—	BMO 2024-5C8	$1,733,574
		Note A-15-1	Non-Control	—	BBCMS 2024-5C31	$4,089,639
		Note A-15-2	Non-Control	—	Benchmark 2025-V13	$1,466,361
		Note A-16	Non-Control	MSBNA	Not Identified	$25,000,000

Tops & Kroger Portfolio	Outside Serviced	Note A-1	Control	—	BBCMS 2024-5C31	$40,200,000
		Note A-2	Non-Control	—	BBCMS 2024-5C31	$24,800,000
		Note A-3	Non-Control	BANA	Not Identified	$22,000,000
		Note A-4	Non-Control	—	BMARK 2025-V13	$13,500,000

The Spiral	Outside Serviced	Note A-1	Control	—	Hudson Yards 2025-SPRL	$469,175,000
		Note A-2	Non-Control	—	Hudson Yards 2025-SPRL	$469,175,000
		Note A-3	Non-Control	—	Hudson Yards 2025-SPRL	$469,175,000
		Note A-4	Non-Control	—	Hudson Yards 2025-SPRL	$469,175,000
		Note A-5-1	Non-Control	—	BANK 2025-5YR13(5)	$24,500,000
		Note A-5-2	Non-Control	JPMCB	Not Identified	$500,000
		Note A-6-1	Non-Control	—	BANK 2025-5YR13(5)	$24,500,000
		Note A-6-2	Non-Control	BANA	Not Identified	$500,000
		Note A-7	Non-Control	—	Benchmark 2025-V13	$10,000,000
		Note A-8-1	Non-Control	—	BANK 2025-5YR13(5)	$24,500,000
		Note A-8-2	Non-Control	WFBNA	Not Identified	$500,000
		Note A-9	Non-Control	JPMCB	Not Identified	$25,000,000
		Note A-10	Non-Control	BANA	Not Identified	$25,000,000
		Note A-11	Non-Control	GSBI	Not Identified	$40,000,000
		Note A-12	Non-Control	WFBNA	Not Identified	$25,000,000
		Note B-1	Non-Control	—	Hudson Yards 2025-SPRL	$193,325,000
		Note B-2	Non-Control	—	Hudson Yards 2025-SPRL	$193,325,000
		Note B-3	Non-Control	—	Hudson Yards 2025-SPRL	$193,325,000
		Note B-4	Non-Control	—	Hudson Yards 2025-SPRL	$193,325,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Certain entity names have been abbreviated for presentation as indicated below.

“BANA” means Bank of America, National Association.

“BCREI” means Barclays Capital Real Estate Inc.

“BMO” means Bank of Montreal.

“DBRI” means DBR Investments Co. Limited.

“3650 Capital” means 3650 Real Estate Investment Trust 2 LLC.

“GSBI” means Goldman Sachs Bank USA.

“JPMCB” means JPMorgan Chase Bank, National Association, Bank of America, N.A.

“SGFC” means Societe Generale Financial Corporation.

“WFB” means Wells Fargo Bank, National Association.

(4)	The “controlling holder” under the CBM Portfolio Co-Lender Agreement will be the COMM 2024-CBM Trust. See “—The Whole Loans—The CBM Portfolio Pari Passu-AB Whole Loan—Consultation and Control” below.
(5)	The BANK 2025-5YR13 securitization is expected to close on or about February 25, 2025.
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(6)	Note F will be the initial controlling note unless the Note F control appraisal period (i.e., any period during which the principal balance of Note F is less than 25% of its initial principal balance as a result of the ap-plication of appraisal reduction amounts or realized losses) occurs and is continuing. If the Note F control appraisal period has occurred and is continuing, but the subordinate note control appraisal period (i.e., any period during which the aggregate principal balance of all of the Herald Center Subordinate Notes is less than 25% of the initial aggregate principal balance of all of the Herald Center Subordinate Notes as a result of the application of appraisal reduction amounts or realized losses) has not occurred, there will be no controlling note. If both the Note F control appraisal period and the subordinate note control appraisal period have occurred and are continuing, Note A-1 will be the controlling note. See “Description of the Mortgage Pool—The Whole Loans—The Herald Center Pari Passu AB Whole Loan” in this prospectus for more information regarding the manner in which control shifts under the Herald Center Whole Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans” section. In the case of each Whole Loan, the Issuing Entity and operation of the terms of the Pooling and Servicing Agreement will be subject to the related Co-Lender Agreement.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Back-Up Advancing Agent, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
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●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender

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Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

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The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Back-Up Advancing Agent, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

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Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with

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the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Herald Center Pari Passu-AB Whole Loan

The Herald Center Whole Loan

General

The Herald Center Mortgage Loan (6.5%) is part of a split loan structure comprised of 11 notes (the “Herald Center Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Herald Center Whole Loan (as defined below), in the initial aggregate principal balance of $300,000,000, is evidenced by:

(a)         one (1) senior pari passu promissory note designated as Note A-1, having a Cut-off Date balance of $50,000,000 (the “Herald Center Mortgage Loan”), evidencing the Herald Center Mortgage Loan, and which will be included in the Issuing Entity;

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(b)         five (5) senior pari passu promissory notes designated as Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6, having an aggregate Cut-off Date balance of $109,000,000 (collectively, the “Herald Center Pari Passu Companion Loans” and, together with the Herald Center Mortgage Loan, the “Herald Center Senior Notes” or the “Herald Center A Notes”, and the holders of such Herald Center Senior Notes, the “Herald Center Note A Holders” and each holder, a “Herald Center Note A Holder”), which will not be included in the Issuing Entity;

(c)         one promissory note designated as Note B with a principal balance as of the Cut-off Date of $39,805,000 (the “Herald Center Note B”) that evidences a subordinate companion loan (the “Herald Center Note B Subordinate Companion Loan”, and the holder of such Herald Center Note B, the “Herald Center Note B Subordinate Companion Loan Holder”), which is subordinate to the Herald Center Senior Notes, will be included in the Issuing Entity and will solely back the related Loan-Specific Certificates and not be included in the Mortgage Pool that will back the Certificates;

(d)         one promissory note designated as Note C with a principal balance as of the Cut-off Date of $34,370,000 (the “Herald Center Note C”) that evidences a subordinate companion loan (the “Herald Center Note C Subordinate Companion Loan”, and the holder of such Herald Center Note C, the “Herald Center Note C Subordinate Companion Loan Holder”), which is subordinate to the Herald Center Senior Notes and the Herald Center Note B, will be included in the Issuing Entity and will solely back the related Loan-Specific Certificates and not be included in the Mortgage Pool that will back the Certificates;

(e)         one promissory note designated as Note D with a principal balance as of the Cut-off Date of $34,590,000 (the “Herald Center Note D”) that evidences a subordinate companion loan (the “Herald Center Note D Subordinate Companion Loan”, and the holder of such Herald Center Note D, the “Herald Center Note D Subordinate Companion Loan Holder”), which is subordinate to the Herald Center Senior Notes, the Herald Center Note B and the Herald Center Note C, will be included in the Issuing Entity and will solely back the related Loan-Specific Certificates and not be included in the Mortgage Pool that will back the Certificates;

(f)         one promissory note designated as Note E with a principal balance as of the Cut-off Date of $25,235,000 (the “Herald Center Note E”) that evidences a subordinate companion loan (the “Herald Center Note E Subordinate Companion Loan”, and the holder of such Herald Center Note E, the “Herald Center Note E Subordinate Companion Loan Holder”), which is subordinate to the Herald Center Senior Notes, the Herald Center Note B, the Herald Center Note C and the Herald Center Note D, will be included in the Issuing Entity and will solely back the related Loan-Specific Certificates and not be included in the Mortgage Pool that will back the Certificates; and

(g)         one promissory note designated as Note F with a principal balance as of the Cut-off Date of $7,000,000 (the “Herald Center Note F”, and collectively with the Herald Center Note B, the Herald Center Note C, the Herald Center Note D and the Herald Center Note E, the “Herald Center Subordinate Notes”) that evidences a subordinate companion loan (the “Herald Center Note F Subordinate Companion Loan”, and collectively with the Herald Center Note B Subordinate Companion Loan, the Herald Center Note C Subordinate Companion Loan, the Herald Center Note D Subordinate Companion Loan and the Herald Center Note E Subordinate Companion Loan, the “Herald Center Subordinate Companion Loans” or the “Herald Center Trust Subordinate Companion Loan”, and the holder of such Herald Center Note F, the “Herald Center Note F Subordinate Companion Loan Holder”), which is subordinate to the Herald Center Senior Notes, the Herald Center Note B, the Herald Center Note C, the Herald Center Note D and the Herald Center Note E, will be included in the Issuing Entity and will solely back the related Loan-Specific Certificates and not be included in the Mortgage Pool that will back the Certificates.

The Herald Center Senior Notes and the Herald Center Trust Subordinate Companion Loan are collectively referred to as the “Herald Center Whole Loan”. The Herald Center Trust Subordinate Companion Loan is a Trust Subordinate Companion Loan.

The rights of the holders of the promissory notes evidencing the Herald Center Whole Loan (the “Herald Center Noteholders”) are subject to an Agreement Between Noteholders, dated as of January 3, 2025, among the initial lenders (the “Herald Center Co-Lender Agreement”). The following summaries describe certain provisions of the Herald Center Co-Lender Agreement. The Herald Center Co-Lender Agreement provides that, to the extent that there is a conflict between the Herald Center Co-Lender Agreement and the Pooling and Servicing Agreement, the terms of the Herald Center Co-Lender Agreement will govern.

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Servicing

The Herald Center Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. See “The Pooling and Servicing Agreement”. The master servicer or the back-up advancing agent, as applicable, under the Pooling and Servicing Agreement will be responsible for making any required servicing advances with respect to the Herald Center Whole Loan, in each case unless the master servicer or the back-up advancing agent, as applicable, or the special servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Herald Center Whole Loan.

Application of Payments

The Herald Center Co-Lender Agreement sets forth the respective rights of the holders of the Herald Center Senior Notes and the Herald Center Subordinate Companion Loans with respect to distributions of funds received in respect of the Herald Center Whole Loan, and provides, in general, that all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Herald Center Whole Loan or the Herald Center Mortgaged Property or amounts realized as proceeds thereof (including the amount of any cash or proceeds of the letter of credit constituting Herald Center Threshold Event Collateral after the Herald Center Final Recovery Determination pursuant to the terms of the Herald Center Co-Lender Agreement), excluding (x) all amounts for required reserves or escrows required by the Herald Center Whole Loan documents (to the extent, in accordance with the terms of the Herald Center Whole Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the master servicer or the back-up advancing agent under the Pooling and Servicing Agreement, (y) all amounts that are then due, payable or reimbursable to any master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer with respect to the Herald Center Whole Loan pursuant to the Pooling and Servicing Agreement, in each case solely to the extent payments and other collections received with respect to the Herald Center Whole Loan and/or the Herald Center Mortgaged Property are allocated to such amounts pursuant to the Pooling and Servicing Agreement (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees, asset representations reviewer fees, and principal and interest Advances, all of which will be payable to such party from collections allocable to the respective Herald Center Noteholders in respect of which such fees accrued or such advances were made, in each case out of distributions made in respect of each such Note, respectively (or, as and to the extent provided in the Pooling and Servicing Agreement, out of default interest and late payment charges collected on the Herald Center Whole Loan), and excluding interest on principal and interest advances which are reimbursable to the servicer in accordance with the Herald Center Co-Lender Agreement) and (z) default interest and late payment charges which are to be applied in accordance with the Pooling and Servicing Agreement, will generally be applied in the following order:

(i)                                 first, to the Herald Center Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the primary servicing fee rate);

(ii)                              second, to the Herald Center Note B Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate);

(iii)                           third, to the Herald Center Note C Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate);

(iv)                            fourth, to the Herald Center Note D Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate);

(v)                               fifth, to the Herald Center Note E Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate);

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(vi)                            sixth, to the Herald Center Note F Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate);

(vii)                         seventh, to each Herald Center Note A Holder, pro rata, based on the respective principal balances of the Herald Center A Notes in an aggregate amount equal to the principal payments received (or other amounts allocated to principal pursuant to the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Herald Center Whole Loan, until the principal balance for each Herald Center A Note has been reduced to zero;

(viii)                      eighth, to each Herald Center Note A Holder, pro rata, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Herald Center Note A Holder in accordance with the terms of Herald Center Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to each Herald Center A Note, such amount to be allocated to such Herald Center Note A Holder, pro rata, based on the amount of realized losses previously allocated to each such Herald Center Note A Holder;

(ix)                          ninth, to the Herald Center Note B Subordinate Companion Loan Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Herald Center Whole Loan, until the principal balance for the Herald Center Note B has been reduced to zero;

(x)                             tenth, to the Herald Center Note B Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Herald Center Note B Subordinate Companion Loan Holder in accordance with the Herald Center Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Herald Center Note B;

(xi)                          eleventh, to the Herald Center Note C Subordinate Companion Loan Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Herald Center Whole Loan, until the principal balance for the Herald Center Note C has been reduced to zero;

(xii)                       twelfth, to the Herald Center Note C Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Herald Center Note C Subordinate Companion Loan Holder in accordance with the terms of the Herald Center Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Herald Center Note C;

(xiii)                    thirteenth, to the Herald Center Note D Subordinate Companion Loan Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Herald Center Whole Loan, until the principal balance for the Herald Center Note D has been reduced to zero;

(xiv)                     fourteenth, to the Herald Center Note D Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Herald Center Note D Subordinate Companion Loan Holder in accordance with the terms of the Herald Center Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Herald Center Note D;

(xv)                        fifteenth, to the Herald Center Note E Subordinate Companion Loan Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Herald Center Whole Loan, until the principal balance for the Herald Center Note E has been reduced to zero;

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(xvi)                     sixteenth, to the Herald Center Note E Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Herald Center Note E Subordinate Companion Loan Holder in accordance with the terms of the Herald Center Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Herald Center Note E;

(xvii)                  seventeenth, to the Herald Center Note F Subordinate Companion Loan Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Herald Center Whole Loan, until the principal balance for the Herald Center Note F has been reduced to zero;

(xviii)               eighteenth, to the Herald Center Note F Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Herald Center Note F Subordinate Companion Loan Holder in accordance with the terms of the Herald Center Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Herald Center Note F;

(xix)                   nineteenth, to the extent any Herald Center Subordinate Noteholder has made any cure payments or advances to cure defaults pursuant to the Herald Center Co-Lender Agreement, to reimburse such Herald Center Subordinate Noteholder for all such amounts, on a pro rata basis based on the amount of unreimbursed cure payments made by such Herald Center Subordinate Noteholder;

(xx)                      twentieth, any default interest (i) actually paid by the borrower and (ii) in excess of interest accrued on principal balance of the Herald Center Whole Loan at the interest rate, will be applied as follows: first, to each Herald Center Note A Holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement), pro rata, in an amount calculated on the principal balance of the Herald Center A Notes on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Herald Center A Notes over (B) the interest rate on the Herald Center A Notes; second, to the Herald Center Note B Subordinate Companion Loan Holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement), in an amount calculated on the principal balance of the Herald Center Note B on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Herald Center Note B over (B) the interest rate on the Herald Center Note B; third, to the Herald Center Note C Subordinate Companion Loan Holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement), in an amount calculated on the principal balance of the Herald Center Note C on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Herald Center Note C over (B) the interest rate on the Herald Center Note C; fourth, to the Herald Center Note D Subordinate Companion Loan Holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement), in an amount calculated on the principal balance of the Herald Center Note D on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Herald Center Note D over (B) the interest rate on the Herald Center Note D; fifth, to the Herald Center Note E Subordinate Companion Loan Holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement), in an amount calculated on the principal balance of the Herald Center Note E on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Herald Center Note E over (B) the interest rate on the Herald Center Note E; and sixth, to the Herald Center Note F Subordinate Companion Loan Holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement), in an amount calculated on the principal balance of the Herald Center Note F on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Herald Center Note F over (B) the interest rate on the Herald Center Note F;

(xxi)                   twenty-first, to each Herald Center Note A Holder pro rata (based on their respective entitlements) up to an amount equal to all yield maintenance premiums allocated to the related Herald Center Note A in accordance with the Herald Center Whole Loan agreement;

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(xxii)                twenty-second, to the Herald Center Note B Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Herald Center Note B in accordance with the Herald Center Whole Loan agreement;

(xxiii)             twenty-third, to the Herald Center Note C Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Herald Center Note C in accordance with Herald Center Whole Loan agreement;

(xxiv)              twenty-fourth, to the Herald Center Note D Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Herald Center Note D in accordance with Herald Center Whole Loan agreement;

(xxv)                 twenty-fifth, to the Herald Center Note E Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Herald Center Note E in accordance with Herald Center Whole Loan agreement;

(xxvi)              twenty-sixth, to the Herald Center Note F Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Herald Center Note F in accordance with Herald Center Whole Loan agreement;

(xxvii)           twenty-seventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Herald Center Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Herald Center Note A Holders (pro rata, based on their respective percentage interests in the Herald Center A Notes) and each Herald Center Subordinate Noteholder, on a pro rata basis, based on the principal balance of each Herald Center Subordinate Note; and

(xxviii)        twenty-eighth, if any excess amount is available to be distributed in respect of the Herald Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twenty-seventh, (a) first, to the extent that such excess amount available pursuant to this clause twenty-eighth constitutes any cash or proceeds of the letter of credit constituting Herald Center Threshold Event Collateral, to the Herald Center Subordinate Noteholders who delivered such Herald Center Threshold Event Collateral pursuant to the Herald Center Co-Lender Agreement, pro rata based on their respective entitlements; and (b) second, to each Herald Center Noteholder, pro rata in accordance with their respective initial percentage interests in the Herald Center Whole Loan.

“Herald Center Subordinate Noteholders” means the Herald Center Note B Subordinate Companion Loan Holder, Herald Center Note C Subordinate Companion Loan Holder, Herald Center Note D Subordinate Companion Loan Holder, Herald Center Note E Subordinate Companion Loan Holder and the Herald Center Note F Subordinate Companion Loan Holder, individually or collectively, as the context may require.

“Herald Center Threshold Event Collateral” means either (a) cash collateral held by and acceptable to, the master servicer or (b) an unconditional and irrevocable standby letter of credit with the master servicer on behalf of the Herald Center Noteholders as the beneficiary, issued by a bank or other financial institutions (the “Herald Center Threshold Collateral Issuer” the long term unsecured debt obligations of which are rated at least “A” by S&P, “A” by Morningstar DBRS, “A” by Fitch and “A2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “R-1(middle)” by Morningstar DBRS, “F-1” by Fitch and “P-1” by Moody’s, in either case in an amount which when added to the appraised value of the Herald Center Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable Herald Center Control Appraisal Period not to occur.

Consultation and Control

Pursuant to the Herald Center Co-Lender Agreement, the controlling holder with respect to the Herald Center Whole Loan (the “Herald Center Controlling Noteholder”), as of any date of determination, will be (i) the Herald Center Note F Subordinate Companion Loan Holder, unless a Herald Center Note F Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) the Herald Center Note A-1, if both a Herald Center Note F Control Appraisal Period and a Herald Center Subordinate Note Control Appraisal Period have occurred (each such

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note described in clauses (i) and (ii), the “Herald Center Controlling Note”); provided that if any such controlling note is included in the Issuing Entity, the rights of the Herald Center Controlling Noteholder may be exercised by a majority of the holders of one or more controlling classes backed by such controlling note or the related controlling class representative in accordance with the terms of the Pooling and Servicing Agreement. For the avoidance of doubt, if the Herald Center Note F Control Appraisal Period has occurred but the Herald Center Subordinate Note Control Appraisal Period has not occurred, there will be no Herald Center Controlling Note. The Herald Center Note F Subordinate Companion Loan Holder is the Herald Center Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Herald Center Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Herald Center Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Herald Center Major Decision (as defined below) has been requested or proposed, the master servicer or the special servicer will be required to provide the Herald Center Controlling Noteholder (or its representative) a notice of such Herald Center Major Decision at least 10 business days (or in the case of a determination of any Acceptable Insurance Default, 20 days) prior notice requesting consent to such Herald Center Major Decision in accordance with the terms of the Pooling and Servicing Agreement; provided that if the master servicer or the special servicer, as applicable, has not received a response from the Herald Center Controlling Noteholder (or its representative) with respect to such Herald Center Major Decision within 5 business days after delivery of the notice of a Herald Center Major Decision, the master servicer or the special servicer, as applicable, will be required to deliver an additional copy of the notice of a Herald Center Major Decision in all caps bold 14-point font: “THIS IS A SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THIS SECOND NOTICE WILL RESULT IN A LOSS OF YOUR RIGHT TO CONSENT WITH RESPECT TO THIS DECISION.” and if the Herald Center Controlling Noteholder (or its representative) fails to respond to the master servicer or the special servicer, as applicable, with respect to any such proposed action within five business days after receipt of such second notice, the Herald Center Controlling Noteholder (or its representative), as applicable, will have no further consent rights with respect to the specific action set forth in such notice. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer may take actions with respect to the Herald Center Mortgaged Property before obtaining the consent of the Herald Center Controlling Noteholder (or its representative) if the master servicer or the special servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders as a collective whole, and the master servicer or the special servicer has made a reasonable effort to contact the Herald Center Controlling Noteholder. The foregoing will not relieve the master servicer or special servicer, as applicable, of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, may not follow any advice or consultation provided by the Herald Center Controlling Noteholder (or its representative) or any other noteholder that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Herald Center Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Herald Center Whole Loan, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the Herald Center Co-Lender Agreement or the Pooling and Servicing Agreement.

The special servicer will be required to provide to each Herald Center Note A Holder that is a Herald Center Non-Controlling Note Holder and each Herald Center Consulting Subordinate Note Holder (each as defined below), copies of any notice, information and report that is required to be provided to the Herald Center Controlling Noteholder pursuant to the Pooling and Servicing Agreement with respect to any of the Herald Center Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame for such notice, information and report is required to be provided to the Herald Center Controlling Noteholder, and the special servicer will be required to consult with each such Herald Center Note A Holder and Herald Center Consulting Subordinate Note Holder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such Herald Center Note A Holder or Herald Center Consulting Subordinate Note Holder requests consultation with respect to any such Herald Center Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Herald Center Note A Holder or Herald Center Consulting Subordinate Note Holder; provided that after the expiration of a period of 10 business days from delivery to any such Herald Center Note A Holder or Herald Center Consulting Subordinate Note Holder by the special servicer of written notice of a proposed action, together with copies of the notice, information and reports, the special servicer will no longer be obligated to

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consult with any such Herald Center Note A Holder or Herald Center Consulting Subordinate Note Holder, whether or not such Herald Center Note A Holder or Herald Center Consulting Subordinate Note Holder has responded within such 10 business day period.

The Herald Center Whole Loan will be treated as a single loan for purposes of calculating the Cumulative Appraisal Reduction Amount. Cumulative Appraisal Reduction Amounts with respect to the Herald Center Whole Loan will be allocated as follows: first, to Herald Center Note F, up to its outstanding principal balance; second, to Herald Center Note E, up to its outstanding principal balance; third, to Herald Center Note D up to its outstanding principal balance; fourth, to Herald Center Note C, up to its outstanding principal balance; fifth, to Herald Center Note B, up to its outstanding principal balance; and then, to the Herald Center A Notes, on a pro rata and pari passu basis (based on their respective outstanding principal balances).

“Herald Center Appraised-Out Note” means if the principal balance of any Herald Center Note E or Herald Center Note F is notionally reduced to less than 25% of the initial principal balance of such Herald Center Note as a result of an allocation of a Cumulative Appraisal Reduction Amount (other than any deemed Cumulative Appraisal Reduction Amount).

“Herald Center Borrower Restricted Party” means the “Borrower Party” as defined in the Pooling and Servicing Agreement or such other analogous term used in the Pooling and Servicing Agreement.

“Herald Center Consulting Subordinate Note Holder” means (i) the Herald Center Note F Subordinate Companion Loan Holder or its representative appointed by one or more holders holding a majority of interests in such Herald Center Note F Subordinate Companion Loan Holder (by principal balance) so long as the Herald Center Note F Consultation Termination Event has not occurred and (ii) the holder of each related Herald Center Senior Subordinate Note or its representative appointed by one or more holders holding a majority of such Herald Center Senior Subordinate Note (by principal balance) so long as the Herald Center Note F Consultation Termination Event has occurred but no Herald Center Senior Subordinate Note Consultation Termination Event has occurred with respect to such Herald Center Senior Subordinate Note; provided that no Herald Center Borrower Restricted Party will be a Herald Center Consulting Subordinate Note Holder.

“Herald Center Control Appraisal Period” means a Herald Center Note F Control Appraisal Period.

“Herald Center Lead Securitization Noteholder” means the holder of Note A-1.

“Herald Center Major Decision” means a Major Decision under the Pooling and Servicing Agreement or any one or more analogous terms in the Pooling and Servicing Agreement.

“Herald Center Non-Controlling Note” means each Herald Center Note other than the Herald Center Controlling Note.

“Herald Center Non-Controlling Note Holder” means each Herald Center Non-Controlling Note Holder other than the Herald Center Controlling Noteholder; provided if at any time a Herald Center Non-Controlling Note is held by (or, at any time a Herald Center Non-Controlling Note is included in a securitization, the related Herald Center Non-Controlling Subordinate Class Representative is) a Herald Center Borrower Restricted Party, no person will be entitled to exercise the rights of such Herald Center Non-Controlling Note Holder with respect to such Herald Center Non-Controlling Note.

“Herald Center Non-Controlling Subordinate Class Representative” means the holders of the majority of the class of securities pursuant to the securitization of such Herald Center Non-Controlling Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

“Herald Center Non-Lead Noteholder” means any Herald Center Noteholder other than the Herald Center Lead Securitization Noteholder.

“Herald Center Note F Consultation Termination Event” means:

(a)         the initial principal balance of Herald Center Note F minus the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Herald

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Center Note F after the date of creation of Herald Center Note F and (y) any losses realized with respect to the Herald Center Mortgaged Property or the Herald Center Whole Loan that are allocated to Herald Center Note F, is less than (b) 25% of the remainder of the initial Herald Center Note F principal balance; or

(b)         a majority of the principal balance of the Herald Center Note F is held by a Herald Center Borrower Restricted Party or a Herald Center Borrower Restricted Party would otherwise be entitled to exercise the consultation rights of the Herald Center Note F Subordinate Companion Loan Holder.

“Herald Center Note F Control Appraisal Period” means any period with respect to the Herald Center Whole Loan, if and for so long as:

(a)         (1) the initial principal balance of the Herald Center Note F minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Herald Center Note F after the date of creation of the Herald Center Note F, (y) any Cumulative Appraisal Reduction Amount for the Herald Center Whole Loan that is allocated to the Herald Center Note F and (z) any losses realized with respect to the Herald Center Mortgaged Property or the Herald Center Whole Loan that are allocated to the Herald Center Note F, is less than

(b)         25% of the remainder of (i) the initial principal balance of the Herald Center Note F less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Herald Center Note F Subordinate Companion Loan Holder on the Herald Center Note F, after the date of creation of such Herald Center Note F; and

provided that if a majority of the principal balance of the Herald Center Note F is held by a Herald Center Borrower Restricted Party or a Herald Center Borrower Restricted Party would otherwise be entitled to exercise the rights of the Herald Center Controlling Noteholder or the controlling noteholder representative, a Herald Center Note F Control Appraisal Period will be deemed to have automatically occurred.

Prior to calculating any amount of interest or principal due to each Herald Center Note under the Herald Center Co-Lender Agreement, the master servicer or special servicer will be required to reduce the principal balance (not below zero) of Herald Center Note F first, then Herald Center Note E, Herald Center Note D, Herald Center Note C and Herald Center Note B, in that order, by any realized loss with respect to the Herald Center Whole Loan until the principal balance of each Herald Center Subordinate Note has been reduced to zero, and after the principal balance of each such Herald Center Subordinate Note has been reduced to zero, the principal balance of the Herald Center A Notes, pro rata (based on the respective outstanding principal balance of each Herald Center A Note) (in each case, not below zero) by any realized loss with respect to the Herald Center Whole Loan.

“Herald Center Senior Subordinate Note” means:

(i)                          with respect to Herald Center Note C, Herald Center Note B;

(ii)                       with respect to Herald Center Note D, any of Herald Center Note B and Herald Center Note C;

(iii)                    with respect to Herald Center Note E, any of Herald Center Note B, Herald Center Note C and Herald Center Note D; and

(iv)                     with respect to Herald Center Note F, any of Herald Center Note B, Herald Center Note C, Herald Center Note D and Herald Center Note E.

For the avoidance of doubt, there is no Herald Center Senior Subordinate Note with respect to Herald Center Note B.

“Herald Center Senior Subordinate Note Consultation Termination Event” occurs, with respect to each of Herald Center Note B, Herald Center Note C, Herald Center Note D and Herald Center Note E, if (a) the initial principal balance of such Herald Center Subordinate Note minus the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, such Herald Center Subordinate Note after the date of creation of such Herald Center Subordinate Note and (y) any losses realized with respect to the Herald Center Mortgaged Property or the Herald Center Whole Loan that are allocated to such

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Herald Center Subordinate Note, is less than (b) 25% of the remainder of the initial aggregate principal balance of such Herald Center Subordinate Note.

“Herald Center Subordinate Note Control Appraisal Period” means any period with respect to the Herald Center Whole Loan, if and for so long as:

(a)         (1) the initial aggregate principal balance of all of the Herald Center Subordinate Notes minus (2) the sum (without duplication) of (x) the total amount of any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Herald Center Subordinate Notes after the date of creation of such Herald Center Subordinate Notes, (y) the total amount of Cumulative Appraisal Reduction Amounts for the Herald Center Whole Loan that are allocated to the Herald Center Subordinate Notes and (z) any losses realized with respect to the Herald Center Mortgaged Property or the Herald Center Whole Loan that are allocated to the Herald Center Subordinate Notes, is less than

(b)         25% of the remainder of (i) the initial aggregate principal balance of all of the Herald Center Subordinate Notes less (ii) the total amount of any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Herald Center Subordinate Noteholders after the date of creation of the Herald Center Subordinate Notes.

Rights of the Subordinate Noteholders to Post Herald Center Threshold Event Collateral

If either the Herald Center Note E or Herald Center Note F becomes a Herald Center Appraised-Out Note following the occurrence of an Appraisal Reduction Event, the applicable Herald Center Controlling Noteholder with respect to such Herald Center Note E or Herald Center Note F, as applicable, will have the right to challenge the special servicer’s Cumulative Appraisal Reduction Amount determination and may, at its sole expense, obtain a new appraisal of the Herald Center Mortgaged Property. The applicable Herald Center Controlling Noteholder will be required to provide the special servicer with notice of their intent to challenge or not challenge the special servicer’s Cumulative Appraisal Reduction Amount determination within 10 days of such Herald Center Controlling Noteholder’s receipt of written notice of the Cumulative Appraisal Reduction Amount. Such Herald Center Controlling Noteholder that elects to obtain a new appraisal at its sole expense will be required to cause such appraisal to be prepared on an “as-is” basis in accordance with the requirements set forth in the Pooling and Servicing Agreement, and such new appraisal must be reasonably acceptable to the special servicer in accordance with the Servicing Standard. In addition, the applicable Herald Center Controlling Noteholder will have the right, at their sole expense, to require the special servicer to order an additional appraisal of the Herald Center Mortgaged Property from time to time after an Appraisal Reduction Event has occurred, and the special servicer will be required to use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of such holders’ written request and is required to ensure that such appraisal is prepared in accordance with the requirements set forth in the Pooling and Servicing Agreement. Notwithstanding the rights of the Herald Center Controlling Noteholder to obtain (or cause to be obtained) a new appraisal under the Herald Center Co-Lender Agreement, the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the Herald Center Mortgaged Property have occurred that would have a material effect on the appraised value of the Herald Center Mortgaged Property. Upon receipt of an appraisal provided by, or requested by, holders of a Herald Center Appraised-Out Note as described above and any other information reasonably requested by the special servicer from the master servicer reasonably required to calculate or recalculate the Cumulative Appraisal Reduction Amount, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Cumulative Appraisal Reduction Amount is warranted and, if so warranted, to recalculate such Cumulative Appraisal Reduction Amount based on such additional appraisal. If required by any such recalculation, the Herald Center Appraised-Out Note will be reinstated as the Herald Center Controlling Note. The special servicer will be required to promptly notify the other Herald Center Noteholders of any such determination and recalculation in its monthly reporting.

The applicable Herald Center Controlling Noteholder may avoid a Herald Center Control Appraisal Period caused by application of a Cumulative Appraisal Reduction Amount if such Herald Center Controlling Noteholder delivers Herald Center Threshold Event Collateral as a supplement to the appraised value of the Herald Center Mortgaged Property to the master servicer, together with documentation acceptable to the master servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the master servicer on behalf of the Issuing Entity in such collateral (which must be completed within 30 days of the special servicer’s receipt of a third party appraisal that indicates such Herald Center Control Appraisal Period has occurred,

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during which such thirty (30) day period such Herald Center Controlling Noteholder’s rights under the Herald Center Co-Lender Agreement will continue) (a “Herald Center Threshold Event Cure”) and, additionally, pays all costs and expenses incurred by any party to under the Herald Center Co-Lender Agreement associated with the delivery and/or pledge of such Herald Center Threshold Event Collateral, including the costs and expenses of any opinion of counsel. If a Herald Center Threshold Event Cure occurs, the Herald Center Note F Control Appraisal Period caused by application of a Cumulative Appraisal Reduction Amount will not be deemed to have occurred. If a letter of credit is furnished as Herald Center Threshold Event Collateral, the letter of credit must have an initial term no shorter than 6 months and contain an evergreen clause providing for automatic renewal for additional periods not less than 6 months. The applicable Herald Center Controlling Noteholder must provide notice of each renewal at least 30 days prior to the expiration date of such letter of credit. If the master servicer does not receive notice of such renewal at least 30 days prior to the expiration date of the letter of credit or if the master servicer receives notice that the letter of credit will not be renewed, then the master servicer will promptly draw upon such letter of credit and hold such proceeds thereof as Herald Center Threshold Event Collateral. If a letter of credit is furnished as Herald Center Threshold Event Collateral, such Herald Center Controlling Noteholder will be required to replace such letter of credit with other Herald Center Threshold Event Collateral within 30 days if the credit ratings of the Herald Center Threshold Collateral Issuer are downgraded below the required ratings; provided, however, that, if such Herald Center Threshold Event Collateral is not so replaced, the master servicer will draw upon such letter of credit and hold the proceeds thereof as Herald Center Threshold Event Collateral. The Herald Center Threshold Event Cure will continue until (i) the appraised value of the Herald Center Mortgaged Property plus the value of the Herald Center Threshold Event Collateral would not be sufficient to prevent the applicable Herald Center Control Appraisal Period from occurring (and should the appraised value of the Herald Center Mortgaged Property plus the value of the Herald Center Threshold Event Collateral be insufficient, the applicable Herald Center Controlling Noteholder will have 30 days from the new third party Appraisal to deliver new Herald Center Threshold Event Collateral as supplement to the newly appraised value), or (ii) a determination is made by the special servicer in accordance with the Herald Center Co-Lender Agreement that all proceeds in respect of the Herald Center Mortgage Loan or the Herald Center Mortgaged Property have been received (a “Herald Center Final Recovery Determination”. If the appraised value of the Herald Center Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Herald Center Control Appraisal Period without taking into consideration any, or some portion of, Herald Center Threshold Event Collateral previously delivered by the Herald Center Controlling Noteholder, then upon written notice from the special servicer, any or such portion of Herald Center Threshold Event Collateral held by the master servicer will promptly be returned to such Herald Center Controlling Noteholder (at its sole expense).

In the event the Herald Center Controlling Noteholder with respect to the Herald Center Note E or the Herald Center Note F, as applicable, delivers Herald Center Threshold Event Collateral in the form of cash collateral, the master servicer will be required to establish and maintain on behalf of the Issuing Entity and for the benefit of the Herald Center Noteholders a segregated non-interest bearing trust account (the “Herald Center Threshold Event Cash Collateral Account” and deposit the Herald Center Threshold Event Collateral into such account. To the extent that the master servicer has received notice from the applicable Herald Center Controlling Noteholder of their intent to provide cash collateral, the master servicer will be required to notify the special servicer, the certificate administrator and each Herald Center Non-Lead Noteholder in writing of the amount of cash collateral and the date on which the Herald Center Threshold Event Collateral is expected to be delivered.

Upon the special servicer’s determination of a Herald Center Final Recovery Determination with respect to the Herald Center Whole Loan, any cash or proceeds of such Herald Center Threshold Event Collateral will be available to reimburse each Herald Center Noteholder for any realized losses with respect to the Herald Center Whole Loan after application of the net proceeds of liquidation plus accrued and unpaid interest thereon at the applicable interest rate and all other expenses reimbursable under the Herald Center Co-Lender Agreement, under the Pooling and Servicing Agreement and the Outside Servicing Agreement with respect to the Herald Center Whole Loan or related REO Property in accordance with the priority of payments described above.

Any proceeds from a letter of credit delivered as Herald Center Threshold Event Collateral will also be required to be deposited into the Herald Center Threshold Event Cash Collateral Account, and the master servicer will be required to promptly notify the special servicer, the certificate administrator and each Herald Center Non-Lead Noteholder in writing of the amount of the proceeds from such letter of credit and the date on which such letter of credit proceeds are expected to be delivered.

The special servicer will be required to cooperate with the master servicer and provide any information reasonably requested by the master servicer relating to the Herald Center Threshold Event Cure that is in the

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special servicer’s possession. Upon the special servicer’s determination of a Herald Center Final Recovery Determination, the special servicer will be required to notify the master servicer, the certificate administrator (who will post such notification on the certificate administrator’s Website under the “special notices” tab) and each Herald Center Non-Lead Noteholder and the master servicer will be required to deposit any amounts in the Herald Center Threshold Event Cash Collateral Account directly into the Collection Account.

Any Herald Center Threshold Event Collateral will be treated as an “outside reserve fund” for purposes of the REMIC Regulations and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) will be beneficially owned by the posting Herald Center Noteholder who will be taxed on all income with respect thereto.

Cure Rights

For so long as any Herald Center Subordinate Note is an asset of the Issuing Entity, the provisions described below will have no force or effect, insofar as they describe any rights of the related Herald Center Subordinate Noteholder.

In the event that the related borrower fails to make any payment of principal or interest on the Herald Center Whole Loan by the end of the applicable grace period or any other event of default under the related Herald Center Whole Loan documents occurs and is continuing, each Herald Center Subordinate Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Herald Center Co-Lender Agreement. Each Herald Center Subordinate Noteholder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Herald Center Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Herald Center Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” by the Issuing Entity (including for purposes of (i) accelerating the Herald Center Whole Loan, modifying, amending or waiving any provisions of the Herald Center Whole Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Herald Center Mortgaged Property; or (ii) treating the Herald Center Whole Loan as a Specially Serviced Loan); provided that such limitation will not prevent the Herald Center Lead Securitization Noteholder from collecting default interest or late charges from the borrower to be applied in accordance with the Herald Center Co-Lender Agreement. Any amounts paid by such curing Herald Center Subordinate Noteholder on behalf of the borrower to cure a default under the Herald Center Co-Lender Agreement will be reimbursable to such holder pursuant to the priority of payments set forth in the Herald Center Co-Lender Agreement (as described in the “Application of Payments” section above).

Purchase Option

For so long as any Herald Center Subordinate Note is an asset of the Issuing Entity, the provisions described below will have no force or effect, insofar as they describe any rights of the Herald Center Subordinate Noteholder.

After the occurrence and delivery of a notice of an event of default with respect to the Herald Center Whole Loan or a servicing transfer event, each Herald Center Subordinate Noteholder will have the right, by written notice to (x) each Herald Center Note A Holder and (y) if the purchasing noteholder is the Herald Center Junior Subordinate Noteholder, the related Herald Center Senior Subordinate Note Holder(s) (a “Herald Center Purchase Notice” to purchase in immediately available funds, (i) if the purchasing noteholder is the Herald Center Note B Subordinate Companion Loan Holder, the Herald Center Senior Notes, and (ii) if the purchasing noteholder is a Herald Center Junior Subordinate Noteholder, the Herald Center Senior Notes and the related Herald Center Senior Subordinate Notes (each such Herald Center Note specified in the Herald Center Purchase Notice, a “Herald Center Purchased Note”, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding yield maintenance premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Herald Center Purchase Notice to the selling Herald Center Noteholder(s), the selling Herald Center Noteholder(s) will be required to sell (and the purchasing Herald Center Noteholder will be required to purchase) the Herald Center Purchased Note(s) at the defaulted mortgage loan purchase price, on a date (the “Herald Center Defaulted Note Purchase Date” not less than 10 and not more than 60 days after the date of the Herald Center Purchase Notice. The failure

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of the requesting purchaser to purchase the Herald Center Purchased Note(s) on the Herald Center Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Herald Center Whole Loan or servicing transfer event that gave rise to such right. The right of a Herald Center Subordinate Noteholder to purchase one or more Herald Center Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Herald Center Mortgaged Property. Notwithstanding the foregoing sentence, the Herald Center Lead Securitization Noteholder is required to give the Herald Center Subordinate Noteholders 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Herald Center Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Herald Center Mortgaged Property is transferred to the Herald Center Lead Securitization Noteholder (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Herald Center Lead Securitization Noteholder of a foreclosure sale or sale by power of sale, less than 10 business days after the acceleration of the Herald Center Whole Loan, the Herald Center Lead Securitization Noteholder will be required to notify each Herald Center Subordinate Noteholder of such transfer and each Herald Center Subordinate Noteholder will have a 30-day period from the date of such notice from the Herald Center Lead Securitization Noteholder to deliver the Herald Center Purchase Notice to the Herald Center Lead Securitization Noteholder (and, if any Herald Center Junior Subordinate Noteholder is delivering such Herald Center Purchase Notice, to the related Herald Center Senior Subordinate Note Holders), in which case such Herald Center Subordinate Noteholder that delivered such purchase price will be obligated to purchase the Herald Center Mortgaged Property, in immediately available funds, within such 30-day period at the applicable purchase price.

“Herald Center Junior Subordinate Note” means:

(i)                          with respect to Herald Center Note B, any of Herald Center Note C, Herald Center Note D, Herald Center Note E and Herald Center Note F;

(ii)                       with respect to Herald Center Note C, any of Herald Center Note D, Herald Center Note E and Herald Center Note F;

(iii)                    with respect to Herald Center Note D, any of Herald Center Note E and Herald Center Note F; and

(iv)                     with respect to Herald Center Note E, Herald Center Note F.

For the avoidance of doubt, there is no Herald Center Junior Subordinate Note with respect to Herald Center Note F.

“Herald Center Junior Subordinate Noteholder” means with respect to any Herald Center Subordinate Note (other than the Herald Center Note F), the holder of any related Herald Center Junior Subordinate Note.

“Herald Center Senior Subordinate Note Holder” means with respect to any Herald Center Subordinate Note (other than Herald Center Note B), the holder of any related Herald Center Senior Subordinate Note.

Sale of Defaulted Herald Center Whole Loan

Pursuant to the terms of the Herald Center Co-Lender Agreement and the Pooling and Servicing Agreement, if the Herald Center Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Herald Center Mortgage Loan in accordance with, and to the extent provided in, the Pooling and Servicing Agreement and the Herald Center Co-Lender Agreement, then the special servicer may elect to sell the Herald Center Whole Loan subject to the consent (or deemed consent) of the Herald Center Subordinate Noteholders under the Herald Center Co-Lender Agreement as described above under “—Consultation and Control”.

Notwithstanding the foregoing, in the event that the special servicer elects to sell the Defaulted Mortgage Loan in accordance with the Pooling and Servicing Agreement, the loan-specific controlling class representative for the certificates backed by the Herald Center Subordinate Notes will have the right to purchase such defaulted Herald Center Whole Loan at the defaulted mortgage loan purchase price without any consent of any other Herald Center Noteholder to the extent provided in the Pooling and Servicing Agreement.

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The CBM Portfolio Pari Passu-AB Whole Loan

General

The CBM Portfolio Mortgage Loan (2.6%) is part of a split loan structure comprised of four senior promissory notes (each, a “CBM Portfolio A Note” and collectively, the “CBM Portfolio A Notes”) and one subordinate promissory note (the “CBM Portfolio B Note” and, together with the CBM Portfolio A Notes, the “CBM Portfolio Notes”), each of which is secured by the same mortgage instruments on the same underlying Mortgaged Property, with an aggregate initial principal balance of $677,000,000. One such senior promissory note designated Note A-2-2-2, with an initial principal balance of $20,000,000 (the “CBM Portfolio Mortgage Loan”), will be deposited into this securitization. The CBM Portfolio AB Whole Loan is evidenced by (i) the CBM Portfolio Mortgage Loan, (ii) two senior promissory notes designated Note A-1 and Note A-2-1 (the “CBM Portfolio Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $170,000,000; (iii) one senior promissory note designated Note A-2-2-1, which has an initial principal balance of $30,000,000 (the “CBM Portfolio Non-Standalone Pari Passu Companion Loan” and, together with the CBM Portfolio Standalone Pari Passu Companion Loans, the “CBM Portfolio Pari Passu Companion Loans”; the CBM Portfolio Non-Standalone Pari Passu Companion Loan together with the CBM Portfolio Mortgage Loan, the “CBM Portfolio Non-Standalone Loans”); and (iv) one subordinate promissory note designated Note B (the “CBM Portfolio Subordinate Companion Loan” and, together with the CBM Portfolio Standalone Pari Passu Companion Loans, the “CBM Portfolio Standalone Companion Loans”), which has an initial principal balance of $457,000,000.

The CBM Portfolio Mortgage Loan, the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loan are referred to herein, collectively, as the “CBM Portfolio AB Whole Loan”, and the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loan are referred to herein as the “CBM Portfolio Companion Loans”. The CBM Portfolio Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the CBM Portfolio Mortgage Loan. The CBM Portfolio Subordinate Companion Loan is generally subordinate in right of payment with respect to the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans.

Only the CBM Portfolio Mortgage Loan is included in the issuing entity. The CBM Portfolio Standalone Companion Loans were contributed to a securitization trust (the “COMM 2024-CBM Securitization”) governed by the COMM 2024-CBM Trust and Servicing Agreement (the “COMM 2024-CBM TSA”). The CBM Portfolio Non-Standalone Pari Passu Companion Loan is expected to be contributed to another securitization in the future; however, the holder of the unsecuritized CBM Portfolio Non-Standalone Pari Passu Companion Loan is under no obligation to do so.

The rights of the holders of the promissory notes evidencing the CBM Portfolio AB Whole Loan are subject to a Co-Lender Agreement (the “CBM Portfolio Co-Lender Agreement”). The following summaries describe certain provisions of the CBM Portfolio Co-Lender Agreement.

The CBM Portfolio AB Whole Loan (including the CBM Portfolio Mortgage Loan) and any related foreclosed property will be serviced and administered pursuant to the terms of the COMM 2024-CBM TSA by KeyBank National Association, as master servicer (in such capacity, the “CBM Portfolio Servicer”), and, if necessary, KeyBank National Association, as special servicer (in such capacity, the “CBM Portfolio Special Servicer”), in the manner described in “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the CBM Portfolio Co-Lender Agreement.

Custody of the Mortgage File

Deutsche Bank National Trust Company is the custodian of the CBM Portfolio AB Whole Loan (including the CBM Portfolio Mortgage Loan) pursuant to the terms of the COMM 2024-CBM TSA.

Advances

The master servicer or the back-up advancing agent will be responsible for making any required principal and interest advances on the CBM Portfolio Mortgage Loan (but not on the CBM Portfolio Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the CBM Portfolio Mortgage Loan.

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Property protection advances in respect of the CBM Portfolio Whole Loan will be made by the CBM Portfolio Servicer or Deutsche Bank National Trust Company, as the back-up advancing agent (the “CBM Portfolio Back-Up Advancing Agent”), as applicable, unless a determination of non-recoverability is made under the COMM 2024-CBM TSA.

Application of Payments

The CBM Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the CBM Portfolio Mortgage Loan, the holders of the CBM Portfolio Pari Passu Companion Loans and the holder of the CBM Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the CBM Portfolio AB Whole Loan, and provides, in general, that:

If no (a) event of default under the CBM Portfolio Whole Loan with respect to an obligation of the mortgage borrower (the “CBM Portfolio Borrower”) to pay money due under the CBM Portfolio Whole Loan or (b) non-monetary event of default pursuant to which the CBM Portfolio Whole Loan becomes a specially serviced loan (a “CBM Portfolio Triggering Event of Default”) has occurred or if a CBM Portfolio Triggering Event of Default has occurred but is no longer continuing, then all amounts tendered by the CBM Portfolio Borrower (net of certain amounts payable or reimbursable to the CBM Portfolio Servicer or the CBM Portfolio Special Servicer, as applicable) will be distributed as follows:

(i)                          first, (a) initially, to holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent) and, if applicable, to the CBM Portfolio Non-Standalone Loans (or the master servicers of the related securitization trust containing a CBM Portfolio Non-Standalone Loan (each, an “CBM Portfolio Non-Standalone Securitization Trust”), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any CBM Portfolio Non-Standalone Securitization Trust, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent from general collections of the related CBM Portfolio Non-Standalone Loan Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (b) then, to the holders of the CBM Portfolio A Notes (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent and, if applicable, the master servicers of the related CBM Portfolio Non-Standalone Loan Securitization Trusts), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable monthly payment advances or analogous concept under the CBM Portfolio Non-Standalone Loan Securitization Trust(s), as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous advance rate under such CBM Portfolio Non-Standalone Loan Securitization Trust), (c) then, to the holder of the CBM Portfolio Subordinate Companion Loan (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent), up to the amount of any nonrecoverable monthly payment advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (d) finally, on a pro rata and pari passu basis (based on the outstanding principal balance of the CBM Portfolio Standalone Companion Notes), to the holders of the CBM Portfolio Standalone Companion Notes (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate).

(ii)                       second, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, the CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent, as applicable), with respect to the CBM Portfolio Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2024-CBM TSA;

(iii)                    third, (a) initially, to the holders of the CBM Portfolio A Notes and the CBM Portfolio B Note (or the CBM Portfolio Servicer), the applicable accrued and unpaid servicing fee on the related CBM Portfolio A Note or the CBM Portfolio B Note (without duplication of any portion of the servicing fee paid by the CBM Portfolio Borrower), as the case may be, and (B) then, to the holders of the CBM Portfolio A Notes and the CBM Portfolio

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B Note (or the CBM Portfolio Special Servicer), any special servicing fees, any work-out fees and liquidation fees earned by it with respect to the CBM Portfolio Whole Loan under the COMM 2024-CBM TSA;

(iv)                     fourth, pari passu to the holders of the CBM Portfolio A Notes, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such CBM Portfolio A Note, net of the applicable servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio A Notes on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of a CBM Portfolio A Note;

(v)                        fifth, in respect of principal, to each holder of a CBM Portfolio A Note all payments and prepayments of amounts allocable to the reduction of the principal balance of such CBM Portfolio A Note in accordance with the loan documents for the CBM Portfolio Whole Loan (the “CBM Portfolio Loan Documents”) until the principal balance of such CBM Portfolio A Note has been reduced to zero;

(vi)                     sixth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each holder of a CBM Portfolio A Note, in each case, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of a CBM Portfolio A Note, plus interest thereon at the related CBM Portfolio A Note interest rate minus the servicing fee, with the aggregate amount so payable to be allocated between holders of the CBM Portfolio A Notes on a pro rata basis according to the amount of realized losses previously allocated to each such holder of a CBM Portfolio A Note;

(vii)                  seventh, to the holder of the CBM Portfolio Subordinate Companion Loan, if the CBM Portfolio Subordinate Companion Loan is not included in the COMM 2024-CBM Securitization (or the CBM Portfolio Servicer, the CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent, as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the CBM Portfolio Subordinate Companion Loan (or the CBM Portfolio Servicer, the CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent (if any), as applicable), with respect to the CBM Portfolio Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2024-CBM TSA;

(viii)               eighth, to the holder of the CBM Portfolio Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the principal balance of the CBM Portfolio Subordinate Companion Loan at the related interest rate on such CBM Portfolio Subordinate Companion Loan, net of the applicable servicing fee rate;

(ix)                   ninth, in respect of principal, to the holder of the CBM Portfolio Subordinate Companion Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CBM Portfolio Subordinate Companion Loan in accordance with the CBM Portfolio Loan Documents until the principal balance of the CBM Portfolio Subordinate Companion Loan has been reduced to zero;

(x)                      tenth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the CBM Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), to the holder of the CBM Portfolio Subordinate Companion Loan, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holder of the CBM Portfolio Subordinate Companion Loan, plus interest thereon at the CBM Portfolio Subordinate Companion Loan interest rate minus the applicable servicing fee;

(xi)                   eleventh, any interest accrued at the default rate under the CBM Portfolio Loan Documents on the principal balance to the extent such default interest amount is (a) actually paid by the CBM Portfolio Borrower, (b) in excess of interest accrued on the principal balance at the whole loan rate under the CBM Portfolio Loan Documents and (c) not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Back-Up Advancing Agent or the CBM Portfolio Special Servicer, or the master servicer or trustee under a servicing agreement relating to any CBM Portfolio Non-Standalone Loan Securitization Trust, pari passu, to each holder of a CBM Portfolio A Note and the holder of the CBM Portfolio Subordinate Companion Loan in an amount calculated on the principal balance of the related CBM Portfolio Note at the excess of (x) the related default rate for such CBM Portfolio Note over (y) the note rate for such CBM Portfolio Note with the aggregate amount so payable

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to be allocated between the holders of the CBM Portfolio Notes on a pro rata basis according to the respective amounts due to such holders of the CBM Portfolio Notes under the CBM Portfolio Co-Lender Agreement;

(xii)                twelfth, pro rata and pari passu, to each holder of a CBM Portfolio A Note (other than the holder of the promissory note designated Note A-1), any prepayment charge, to the extent actually paid by the CBM Portfolio Borrower and allocable to any prepayment of the related CBM Portfolio A Note under the CBM Portfolio Loan Documents pro rata based on the applicable prepayment charge entitlement of such CBM Portfolio A Note, with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio A Notes (other than the holder of the promissory note designated Note A-1) according to the respective amounts due to them under the CBM Portfolio Co-Lender Agreement;

(xiii)             thirteenth, to the holder of the CBM Portfolio B Note any prepayment charge, to the extent actually paid by the CBM Portfolio Borrower and allocable to any prepayment of the CBM Portfolio B Note under the CBM Portfolio Loan Documents;

(xiv)              fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Back-Up Advancing Agent or the CBM Portfolio Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to any CBM Portfolio Non-Standalone Loan Securitization Trust), to each holder of a CBM Portfolio A Note and the holder of the CBM Portfolio Subordinate Companion Loan its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the CBM Portfolio Borrower; and

(xv)                 fifteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i)-(xiv) above to the holders of the CBM Portfolio Notes pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the CBM Portfolio Borrower actually pays any assumption fees, such assumption fees otherwise allocable to the holders of the CBM Portfolio Notes instead will be payable as additional servicing compensation as provided in the COMM 2024-CBM TSA.

The CBM Portfolio Servicer and the CBM Portfolio Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the applicable collection account or foreclosed property account, as applicable, and are entitled to retain any such amount that such party is entitled to under the COMM 2024-CBM TSA.

After the occurrence of and during the continuance of a CBM Portfolio Triggering Event of Default, all amounts tendered by the CBM Portfolio Borrower (net of certain amounts payable or reimbursable to the CBM Portfolio Servicer or the CBM Portfolio Special Servicer, as applicable) will be distributed as follows:

(i)                            first, (a) initially, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent) and, if applicable, to the CBM Portfolio Non-Standalone Loans (or the master servicers of the related CBM Portfolio Non-Standalone Loan Securitization Trusts), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any CBM Portfolio Non-Standalone Loan Securitization Trust, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent from general collections of the related CBM Portfolio Non-Standalone Loan Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (b) then, to the holders of the CBM Portfolio A Notes (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent and, if applicable, the master servicers of the related CBM Portfolio Non-Standalone Loan Securitization Trusts), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable monthly payment advances or analogous concept under the CBM Portfolio Non-Standalone Loan Securitization Trusts, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous advance rate under such CBM Portfolio Non-Standalone Loan Securitization Trust), (c) then, to the holder of the CBM Portfolio Subordinate Companion Loan (or the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent), up to the amount of any nonrecoverable monthly payment advances that remain unreimbursed (together thereon at the applicable advance rate), and (d) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the CBM Portfolio Standalone Companion Loans), to the holders of the CBM Portfolio Standalone Companion Loans (or

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the CBM Portfolio Servicer or the CBM Portfolio Back-Up Advancing Agent), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)                         second, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of such CBM Portfolio Notes (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent, as applicable), with respect to the CBM Portfolio Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2024-CBM TSA;

(iii)                      third, (a) initially, to the holders of the CBM Portfolio A Notes and the CBM Portfolio Subordinate Companion Loan (or the CBM Portfolio Servicer), the applicable accrued and unpaid servicing fee on the related CBM Portfolio A Note or CBM Portfolio Subordinate Companion Loan (without duplication of any portion of the servicing fee paid by the CBM Portfolio Borrower), as the case may be, and (b) then, to the holders of the CBM Portfolio A Notes and the holder of the CBM Portfolio Subordinate Companion Loan (or the CBM Portfolio Special Servicer), any special servicing fees, any work-out fees and liquidation fees earned by it with respect to the CBM Portfolio Whole Loan under the COMM 2024-CBM TSA;

(iv)                       fourth, pari passu, to the holders of the CBM Portfolio A Notes, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such CBM Portfolio A Note, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio A Notes on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of a CBM Portfolio A Note;

(v)                          fifth, to the holder of the CBM Portfolio Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the principal balance of the CBM Portfolio Subordinate Companion Loan at the related interest rate on such CBM Portfolio Subordinate Companion Loan, net of the servicing fee rate;

(vi)                       sixth, pari passu, in respect of principal, to the holders of the CBM Portfolio A Notes, all remaining funds until the principal balances of the CBM Portfolio A Notes have been reduced to zero, with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio A Notes on a pro rata basis (based on their respective outstanding principal balances);

(vii)                    seventh, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the CBM Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each holder of a CBM Portfolio A Note, in each case, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of a CBM Portfolio A Note, plus interest thereon at the related CBM Portfolio Note interest rate minus the servicing fee, with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio A Notes on a pro rata basis according to the amount of realized losses previously allocated to each such CBM Portfolio A Note;

(viii)                 eighth, to the holder of the CBM Portfolio Subordinate Companion Loan, if the CBM Portfolio Subordinate Companion Loan is not included in the COMM 2024-CBM Securitization (or the CBM Portfolio Servicer, the CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent (if any), as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the CBM Portfolio Subordinate Companion Loan (or the CBM Portfolio Servicer, the CBM Portfolio Special Servicer or the CBM Portfolio Back-Up Advancing Agent (if any), as applicable), with respect to the CBM Portfolio Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2024-CBM TSA;

(ix)                     ninth, in respect of principal to the holder of the CBM Portfolio Subordinate Companion Loan, all remaining funds until the principal balance of the CBM Portfolio Subordinate Companion Loan has been reduced to zero;

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(x)                        tenth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the CBM Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), to the holder of the CBM Portfolio Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holder of the CBM Portfolio Subordinate Companion Loan, plus interest thereon at the related CBM Portfolio Note interest rate minus the servicing fee;

(xi)                     eleventh, pro rata and pari passu, to each holder of a CBM Portfolio A Note (other than the holder of the promissory note designated Note A-1), any prepayment charge, to the extent actually paid by the CBM Portfolio Borrower and allocable to any prepayment of the related CBM Portfolio A Note under the CBM Portfolio Loan Documents pro rata based on the applicable prepayment charge entitlement of such CBM Portfolio A Note, with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio A Notes on a pro rata basis (other than the holder of the promissory note designated Note A-1) according to the respective amounts due to them under the CBM Portfolio Co-Lender Agreement;

(xii)                  twelfth, to the holder of the CBM Portfolio Subordinate Companion Loan, any prepayment charge, to the extent actually paid by the CBM Portfolio Borrower and allocable to any prepayment of the CBM Portfolio Subordinate Companion Loan under the CBM Portfolio Loan Documents;

(xiii)               thirteenth, any interest accrued at the applicable default rate on the principal balance to the extent such default interest amount is (a) actually paid by the CBM Portfolio Borrower, (b) in excess of interest accrued on the principal balance of the CBM Portfolio Whole Loan at the interest rate of the CBM Portfolio Whole Loan and (c) not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Back-Up Advancing Agent or the CBM Portfolio Special Servicer, or the master servicer or trustee under a servicing agreement relating to any CBM Portfolio Non-Standalone Loan Securitization Trust, pari passu, to each holder of a CBM Portfolio A Note and the holder of the CBM Portfolio Subordinate Companion Loan in an amount calculated on the principal balance of the related CBM Portfolio Note at the excess of (x) the related default rate for such CBM Portfolio Note over (y) the note rate for such CBM Portfolio Note with the aggregate amount so payable to be allocated between the holders of the CBM Portfolio Notes on a pro rata basis according to the respective amounts due to such CBM Portfolio Notes under the CBM Portfolio Co-Lender Agreement;

(xiv)                fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Back-Up Advancing Agent or the CBM Portfolio Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to any CBM Portfolio Non-Standalone Loan Securitization Trust), to each holder of a CBM Portfolio A Note and the holder of the CBM Portfolio Subordinate Companion Loan its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the CBM Portfolio Borrower; and

(xv)                   fifteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i)–(xiv) above will be distributed to the holders of the CBM Portfolio Notes pro rata and pari passu in accordance with their respective initial percentage interests.

Consultation and Control

The “controlling holder” under the CBM Portfolio Co-Lender Agreement will be the COMM 2024-CBM Trust, whose rights in such capacity will be generally exercised by the directing holder under the COMM 2024-CBM TSA so long as a subordinate control period under the COMM 2024-CBM TSA is in effect (subject to other terms and conditions in the COMM 2024-CBM TSA). At any time a subordinate control period is not in effect, the rights of the “controlling holder” under the CBM Portfolio Co-Lender Agreement will be generally exercised by the CBM Portfolio Special Servicer or the certificateholders of the COMM 2024-CBM Trust. For the avoidance of doubt, so long as the CBM Portfolio Subordinate Companion Loan is included in the COMM 2024-CBM Trust, any purchase option or cure rights of the holder of the CBM Portfolio Subordinate Companion Loan under the CBM Portfolio Co-Lender Agreement will not apply.

In addition, the holders of the CBM Portfolio Non-Standalone Pari Passu Companion Loan and CBM Portfolio Mortgage Loan (or its representative) will have the right under the COMM 2024-CBM TSA to receive all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information provided to the certificateholders of the COMM 2024-CBM Trust.

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No objection, direction or advice by any noteholder under the CBM Portfolio Co-Lender Agreement may require or cause the CBM Portfolio Servicer or the CBM Portfolio Special Servicer, as applicable, to violate any provision of the CBM Portfolio Loan Documents, applicable law, the COMM 2024-CBM TSA, the CBM Portfolio Co-Lender Agreement, the REMIC provisions of the Code or the CBM Portfolio Servicer or CBM Portfolio Special Servicer’s obligation to act in accordance with the servicing standard under the COMM 2024-CBM TSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the CBM Portfolio Co-Lender Agreement, if the CBM Portfolio Whole Loan becomes a defaulted loan, and if the CBM Portfolio Special Servicer determines to sell the CBM Portfolio Whole Loan that has become a specially serviced loan in accordance with the COMM 2024-CBM TSA, then the CBM Portfolio Special Servicer will be required to sell the CBM Portfolio Standalone Companion Loans, CBM Portfolio Non-Standalone Pari Passu Companion Loan and the CBM Portfolio Mortgage Loan together as one whole loan. The CBM Portfolio Special Servicer is required to give the holder of the CBM Portfolio Non-Standalone Pari Passu Companion Loan and the holder of the CBM Portfolio Mortgage Loan ten (10) Business Days’ notice of its intention to sell the CBM Portfolio Whole Loan. In connection with any such sale, the CBM Portfolio Special Servicer will be required to follow the procedures in the COMM 2024-CBM TSA.

Special Servicer Appointment Rights

Pursuant to the terms of the CBM Portfolio Co-Lender Agreement, the “controlling noteholder” with respect to the CBM Portfolio Whole Loan (which will be the COMM 2024-CBM Trust) will have the right, with or without cause, to replace the special servicer then acting with respect to the CBM Portfolio Whole Loan and appoint a replacement special servicer without the consent of the holder of the CBM Portfolio Non-Standalone Companion Loan or the CBM Portfolio Mortgage Loan. The directing holder under the COMM 2024-CBM TSA (during a subordinate control period under the COMM 2024-CBM TSA), and the applicable certificateholders with the requisite percentage of voting rights under the COMM 2024-CBM TSA (after a subordinate control period under the COMM 2024-CBM TSA) will exercise the rights of the COMM 2024-CBM Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the CBM Portfolio Whole Loan and appoint a replacement special servicer pursuant to the COMM 2024-CBM TSA.

The Spiral AB Whole Loan

General

The Spiral Mortgage Loan (1.3%) is part of a split loan structure (“The Spiral Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including (a) The Spiral Mortgage Loan, (b) one (1) senior promissory notes held by Goldman Sachs Bank USA (the “GS Bank Spiral Senior Note”), (c) two (2) senior promissory notes held by JPMorgan Chase Bank, National Association the “JPMCB Spiral Senior Notes”), (d) two (2) senior promissory notes held by Bank of America, National Association the “BANA Spiral Senior Notes”), (e) two (2) senior promissory notes held by Wells Fargo Bank, National Association (the “WFB Spiral Senior Notes”), (f) three (3) senior promissory notes expected to be contributed to the BANK 2025-5YR13 securitization trust (the “BANK 2025-5YR13 Spiral Senior Notes”), (g) four (4) senior promissory notes held by the Hudson Yards 2025-SPRL trust (collectively with the GS Bank Spiral Senior Note, the JPMCB Spiral Senior Notes, the BANA Spiral Senior Notes, the WFB Spiral Senior Notes and the BANK 2025-5YR13 Spiral Senior Notes, “The Spiral Pari Passu Companion Loans”; and, collectively with The Spiral Mortgage Loan, “The Spiral Senior Loans”), and (h) four (4) subordinate promissory notes held by the Hudson Yards 2025-SPRL trust (“The Spiral Subordinate Companion Loans”; together with the Spiral Pari Passu Companion Loans, “The Spiral Companion Loans”). The holders of The Spiral Senior Loans are collectively referred to as “The Spiral Senior Loan Holders” and the holder of The Spiral Subordinate Companion Loans is referred to as “The Spiral Subordinate Companion Loan Holder”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $2,850,000,000. The holder of The Spiral Mortgage Loan, The Spiral Subordinate Companion Loan Holder and The Spiral Pari Passu Companion Loan Holders are subject to the terms of a co-lender agreement (“The Spiral Intercreditor Agreement”).

Pursuant to The Spiral Whole Loan documents, the principal balance of the The Spiral Whole Loan was divided into six components, namely Component A, Component B, Component C, Component D, Component E and Component F (each, a “Component” and, collectively, the “Components”). Component A and Component B will be

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evidenced by The Spiral Senior Loans, collectively. Component C, Component D, Component E and Component F will be evidenced by The Spiral Subordinate Companion Loans, collectively;

The Spiral Whole Loan and any related REO Property will be serviced and administered by Wells Fargo Bank, National Association, the servicer for the Hudson Yards 2025-SPRL securitization (“The Spiral Servicer”) and, if necessary, Midland Loan Services, a Division of PNC Bank, National Association, the special servicer for the Hudson Yards 2025-SPRL securitization (“The Spiral Special Servicer”), pursuant to the trust and servicing agreement related to the Hudson Yards 2025-SPRL trust (the “Hudson Yards 2025-SPRL TSA”), but subject to the terms of The Spiral Intercreditor Agreement. In servicing The Spiral Whole Loan, The Spiral Servicer and The Spiral Special Servicer are required to service The Spiral Whole Loan in accordance with the servicing standard set forth in the Hudson Yards 2025-SPRL TSA and to take into account the interests of the Certificateholders and The Spiral Companion Loan Holders as a collective whole.

Amounts payable to the issuing entity as holder of the Spiral Mortgage Loan pursuant to The Spiral Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to The Spiral Companion Loan Holders will be distributed to such holders net of certain fees and expenses on The Spiral Companion Loan Holders as set forth in The Spiral Intercreditor Agreement.

Custody of the Mortgage File

Computershare Trust Company, National Association, is expected to be the custodian of the mortgage file related to The Spiral Whole Loan (other than any promissory notes not contributed to the Hudson Yards 2025-SPRL securitization).

Application of Payments

The Spiral Intercreditor Agreement sets forth the respective rights of the holder of The Spiral Mortgage Loan and The Spiral Companion Loan Holders with respect to distributions of funds received in respect of the Spiral Whole Loan, and provides, in general, that The Spiral Subordinate Companion Loans are, at all times, junior, subject and subordinate to The Spiral Senior Loans, and the right of The Spiral Subordinate Companion Loan Holder to receive payments with respect to The Spiral Whole Loan is, at all times, junior, subject and subordinate to the rights of The Spiral Senior Loan Holders to receive payments with respect to The Spiral Whole Loan. All amounts tendered by the related borrowers or otherwise available for payment on The Spiral Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)                          first, to pay accrued and unpaid interest on each of Components (in Sequential Order) of The Spiral Senior Loans (on a pro rata and pari passu basis) (other than default interest) to each The Spiral Senior Loan Holder in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

(ii)                       second, to each The Spiral Senior Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related Due Date, to the Components (in Sequential Order) of The Spiral Senior Loans (on a pro rata and pari passu basis), until the respective principal balances have been reduced to zero;

(iii)                    third, to each The Spiral Senior Loan Holder, to the Components (in Sequential Order) of The Spiral Senior Loans (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such The Spiral Senior Loan Holder in accordance with the terms of The Spiral Intercreditor Agreement, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each Component, such amount to be allocated to such The Spiral Senior Loan Holder, to the Components (in Sequential Order) of the related The Spiral Senior Loans (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such The Spiral Senior Loan Holder;

(iv)                     fourth, to pay accrued and unpaid interest on the Components (in Sequential Order) of The Spiral Subordinate Companion Loans (on a pro rata and pari passu basis) (other than default interest) to each The

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Spiral Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

(v)                        fifth, to each The Spiral Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related Due Date, to the Components (in Sequential Order) of The Spiral Subordinate Companion Loans (on a pro rata and pari passu basis), until the respective principal balances have been reduced to zero;

(vi)                     sixth, to each The Spiral Subordinate Companion Loan Holder, to the Components (in Sequential Order) of The Spiral Subordinate Companion Loans (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such The Spiral Subordinate Companion Loan Holder in accordance with the terms of The Spiral Intercreditor Agreement, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each Component, such amount to be allocated to such The Spiral Subordinate Companion Loan Holder, to the Components (in Sequential Order) of the related The Spiral Subordinate Companion Loans (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such The Spiral Subordinate Companion Loan Holder;

(vii)                  seventh, to pay yield maintenance premiums then due and payable in respect of first, the Components (in Sequential Order) of The Spiral Senior Loans (on a pro rata and pari passu basis), and then, the Components (in Sequential Order) of The Spiral Subordinate Companion Loans (on a pro rata and pari passu basis);

(viii)               eighth, to pay default interest and late payment charges then due and owing under The Spiral Whole Loan, all of which will be applied in accordance with the Hudson Yards 2025-SPRL TSA and The Spiral Intercreditor Agreement; and

(ix)                   ninth, if any excess amount is available to be distributed in respect of The Spiral Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid to each The Spiral Senior Loan Holder and The Spiral Subordinate Companion Loan Holder (to the Components of each such note in Sequential Order) based on their principal balances prior to the application of payments in accordance with the foregoing clauses (i)-(viii).

Notwithstanding anything to the contrary herein, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of The Spiral Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and The Spiral Whole Loan documents must be allocated to reduce the principal balance of The Spiral Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to value ratio of the Mortgage Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

“Sequential Order” means (i) with respect to The Spiral Whole Loan notes, (a) first, to the reduction of the principal balance of each of The Spiral Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such note is reduced to zero and (b) second, to the reduction of the principal balance of each of The Spiral Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such note is reduced to zero, (ii) with respect to the Components of each of The Spiral Senior Loans, (a) first, to the reduction of the principal balance of the related Component A, and (b) second, to the reduction of the principal balance of the related Component B, until the principal balance of each such Component is reduced to zero; (iii) with respect to the Components of each of The Spiral Subordinate Companion Loans, (a) first, to the reduction of the principal balance of the related Component C, (b) second, to the reduction of the principal balance of the related Component D, (c) third, to the reduction of the principal balance of the related Component E, and (d) fourth, to the reduction of the principal balance of the related Component F, until the principal balance of each such Component is reduced to zero.

Consultation and Control

Pursuant to The Spiral Intercreditor Agreement, the directing holder with respect to The Spiral Whole Loan (the “The Spiral Directing Holder”), ”) the holder of the majority of the class of securities issued in The Hudson 2025-SPRL trust designated as the “controlling class” (or such lesser amount as permitted under the terms of The Hudson 2025-SPRL TSA) or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling

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Holder” under The Spiral Intercreditor Agreement, as and to the extent provided in The Hudson 2025-SPRL TSA. No “controlling class” representative was appointed as of the closing date of the Hudson Yards 2025-SPRL trust. The Spiral Directing Holder is not permitted to exercise the rights of The Spiral Directing Holder if it is an affiliate of the borrowers. The Spiral Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under The Spiral Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to The Spiral Whole Loan will require the approval of The Spiral Directing Holder.

Pursuant to the terms of The Spiral Intercreditor Agreement, the Issuing Entity, as the holder of The Spiral Mortgage Loan (or its representative), will (a) have a right to receive (i) copies of all notices, information and reports with respect to major decisions that The Spiral Servicer or The Spiral Special Servicer, as applicable, is required to provide to The Spiral Directing Holder pursuant to the Hudson Yards 2025-SPRL TSA (similar to such notices, information and reports that are required to be provided to the “directing certificateholder” under the Hudson Yards 2025-SPRL TSA without regard to the occurrence of a control termination event or consultation termination event under the Hudson Yards 2025-SPRL TSA) and (ii) a summary of any asset status report relating to The Spiral Whole Loan that The Spiral Servicer or The Spiral Special Servicer, as applicable, is required to provide to the “directing certificateholder” pursuant to the Hudson Yards 2025-SPRL TSA (without regard to the occurrence of a control termination event or consultation termination event under The Hudson Yards 2025-SPRL TSA), and (b) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to The Spiral Whole Loan or the implementation of any recommended action outlined in an asset status report relating to The Spiral Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if The Spiral Servicer (or The Spiral Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, The Spiral Servicer or The Spiral Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of The Spiral Whole Loan (as a collective whole). Neither The Spiral Servicer nor The Spiral Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither The Spiral Servicer nor The Spiral Special Servicer may follow any advice, direction or objection by The Spiral Directing Holder that would require or cause The Spiral Servicer or The Spiral Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), The Spiral Whole Loan documents, the Hudson Yards 2025-SPRL TSA, The Spiral Intercreditor Agreement or the related servicing standard set forth in the Hudson Yards 2025-SPRL TSA or materially expand the scope of responsibilities for any of The Spiral Servicer or The Spiral Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of The Spiral Intercreditor Agreement, the Issuing Entity, as the holder of The Spiral Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of The Spiral Servicer or The Spiral Special Servicer) with The Spiral Servicer or The Spiral Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to The Spiral Servicer or The Spiral Special Servicer, as applicable, in which servicing issues related to The Spiral Whole Loan are discussed.

Sale of the Defaulted Whole Loan

Pursuant to the terms of The Spiral Intercreditor Agreement, if The Spiral Whole Loan becomes a specially serviced loan, and if The Spiral Special Servicer determines to sell The Spiral Whole Loan in accordance with the Hudson Yards 2025-SPRL TSA, The Spiral Special Servicer will be required to sell The Spiral Mortgage Loan and each The Spiral Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, The Spiral Special Servicer will not be permitted to sell The Spiral Whole Loan without the consent of each non-controlling holder of a note of the Spiral Whole Loan (including the Issuing Entity as the holder of The Spiral Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell The Spiral Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by The Spiral Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to

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other offerors) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by The Spiral Servicer or The Spiral Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to The Spiral Intercreditor Agreement, The Spiral Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace The Spiral Special Servicer then acting with respect to The Spiral Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of The Spiral Mortgage Loan or the other The Spiral Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Servicer Termination Events” and “—Rights Upon Servicer Termination Event” in this prospectus.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

The Trust Subordinate Companion Loan(s)

There is only one Trust Subordinate Companion Loan that is an asset of the Issuing Entity. Such Trust Subordinate Companion Loan (i) is identified as the Herald Center Trust Subordinate Companion Loan, (ii) is related to the Herald Center Mortgage Loan (6.5%) and part of the Herald Center Whole Loan, and (iii) will solely back the Herald Center Loan-Specific Certificates.

The following additional provisions are applicable to the Trust Subordinate Companion Loan(s) and the respective subseries of Loan-Specific Certificates.

General

A Trust Subordinate Companion Loan will be transferred to the Depositor by the related Sponsor and to the Issuing Entity by the Depositor. The Sponsor for the Herald Center Trust Subordinate Companion Loan is BMO.

A Trust Subordinate Companion Loan will be an asset of the Issuing Entity and will back the related Loan-Specific Certificates but will not be included in the Mortgage Pool that will back the Certificates.

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Although a Trust Subordinate Companion Loan will be an asset of the Issuing Entity, amounts distributable with respect to the Trust Subordinate Companion Loan pursuant to the related Co-Lender Agreement will be payable only to the related Loan-Specific Certificates and therefore support only such Loan-Specific Certificates.

In the case of each Trust Subordinate Companion Loan, any expenses or losses incurred with respect to any Mortgage Loan other than the Mortgage Loan that is part of the same Whole Loan as such Trust Subordinate Companion Loan will not be borne by the holders of the related Loan-Specific Certificates.

Although a Trust Subordinate Companion Loan is an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the terms “Mortgage Loan” and “Mortgage Pool” in that context do not include such Trust Subordinate Companion Loan unless otherwise indicated.

Loan-Specific Certificates

General

A separate subseries of Loan-Specific Certificates will be issued by the Issuing Entity with respect to, and will be backed by, each Trust Subordinate Companion Loan.

The Loan-Specific Certificates issued with respect to the Herald Center Trust Subordinate Companion Loan are referred to as the “Herald Center Loan-Specific Certificates”. The Herald Center Loan-Specific Certificates will consist of the following classes: (i) Class HCB (the “Class HCB Certificates”); (ii) Class HCC (the “Class HCC Certificates”); (iii) Class HCD (the “Class HCD Certificates”); (iv) Class HCE (the “Class HCE Certificates”); and (v) Class HCRR (the “Class HCRR Certificates”). All of the Herald Center Loan-Specific Certificates are Loan-Specific Principal Balance Certificates and may also be referred to as the “Herald Center Loan-Specific Principal Balance Certificates”.

Subordination, Allocation of Losses and Certain Expenses

None of the Loan-Specific Certificates will be subordinate to any class of Certificates, except to the extent of the subordination of the related Trust Subordinate Companion Loan to the Mortgage Loan that is part of the same Whole Loan as such Trust Subordinate Companion Loan, as and to the extent set forth in the related Co-Lender Agreement. With respect to the Herald Center Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Whole Loans—The Herald Center Pari Passu-AB Whole Loan”.

Principal losses on a Trust Subordinate Companion Loan will be allocated to the related Loan-Specific Principal Balance Certificates, and any such loss allocated to a class of related Loan-Specific Principal Balance Certificates will reduce the Certificate Balance thereof.

Trust Subordinate Companion Loan Available Funds

The aggregate amount available on each Distribution Date for distributions of interest, principal and reimbursements of applicable Realized Losses to holders of the Loan-Specific Certificates backed by any particular Trust Subordinate Companion Loan (as to such Trust Subordinate Companion Loan and Loan-Specific Certificates, the “Trust Subordinate Companion Loan Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on such Trust Subordinate Companion Loan and, to the extent allocable to such Trust Subordinate Companion Loan, any related REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan or any other Companion Loan or the holders of the Certificates or any other Loan-Specific Certificates) and/or the related Trust Subordinate Companion Loan REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

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(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower with respect to such Trust Subordinate Companion Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to such Trust Subordinate Companion Loan that were received after the related Determination Date (other than the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the related Loan-Specific Certificateholders;
(iv)	except with respect to the Herald Center Trust Subordinate Companion Loan, with respect to any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), commencing in 2026, the related Withheld Amount related to such Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on such related Trust Subordinate Companion Loan (which are separately distributed to holders of the related Loan-Specific Certificates);
(vi)	amounts deposited in the Collection Account or the related Trust Subordinate Companion Loan REMIC Distribution Account in error; and/or
(vii)	late payment charges or accrued interest on such Trust Subordinate Companion Loan allocable to the default interest rate for such Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Trust Subordinate Companion Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, the aggregate amount allocable to such Trust Subordinate Companion Loan transferred from the REO Account for the related Trust Subordinate Companion Loan to the Collection Account for the subject Distribution Date, to the extent that such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to such Trust Subordinate Companion Loan for the subject Distribution Date and P&I Advances made by the Master Servicer or the Back-Up Advancing Agent, as applicable, with respect to such Trust Subordinate Companion Loan for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the related Loan-Specific Certificateholders); and

(d)       except with respect to the Herald Center Trust Subordinate Companion Loan, with respect to any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2026, the related Withheld Amounts related to such Trust Subordinate Companion Loan as required to be deposited in the related Trust Subordinate Companion Loan REMIC Distribution Account.

For purposes of distributions of interest, principal and applicable Realized Losses, the payment priority for the Herald Center Loan-Specific Certificates is as follows: the Class HCB, Class HCC, Class HCD, Class HCE and Class HCRR Certificates, in that order.

Allocation of Yield Maintenance Charges and Prepayment Premiums

Any yield maintenance charges or prepayment premiums payable in respect of a Trust Subordinate Companion Loan will be distributed to holders of the related Loan-Specific Certificates.

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Prepayment Interest Shortfalls

Any Excess Prepayment Interest Shortfall allocated to a Trust Subordinate Companion Loan for any Distribution Date will be allocated on such Distribution Date to the related Loan-Specific Certificates.

Subordination; Allocation of Realized Losses

A “Realized Loss” means, with respect to each Distribution Date, solely with respect to the Loan-Specific Certificates backed by any particular Trust Subordinate Companion Loan, the amount, if any, by which (A) the Stated Principal Balance (which Stated Principal Balance, for purposes of this calculation only, will not be reduced by the amount of principal payments received on such Trust Subordinate Companion Loan that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent for Workout Delayed Reimbursement Amounts with respect to such Trust Subordinate Companion Loan, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of such Trust Subordinate Companion Loan expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the related Loan-Specific Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Loan-Specific Certificates backed by any particular Trust Subordinate Companion Loan among the respective classes of the related Loan-Specific Principal Balance Certificates.

In the case of the Herald Center Loan-Specific Certificates, the Certificate Administrator will be required to allocate any applicable Realized Losses to the Class HCRR, Class HCE, Class HCD, Class HCC and Class HCB Certificates, in that order, in each case until the related Certificate Balance is reduced to zero.

Reports to Loan-Specific Certificateholders; Certificate Administrator Reports

The Master Servicer may be required to prepare a separate set of reports, in the same manner as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”, for the applicable Loan-Specific Certificateholders with respect to a Trust Subordinate Companion Loan and the related Loan-Specific Certificates. The holders of the Loan-Specific Certificates will be entitled to obtain access to reports and other information in a manner substantially similar to those procedures described above.

A “Loan-Specific Certificateholder” is a holder of a Loan-Specific Certificate.

A “Loan-Specific Certificate Owner” is a beneficial owner of a Loan-Specific Certificate held in book-entry form.

Reimbursement of Advances

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Back-Up Advancing Agent will only be entitled to reimbursement for a P&I Advance, together with interest thereon, from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Compensation and Payment of Certain Expenses

The Servicing Fee Rate will be 0.00250% per annum with respect to the Herald Center Trust Subordinate Companion Loan.

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The “Administrative Fee Rate”, with respect to the Herald Center Trust Subordinate Companion Loan, will be the sum of the Servicing Fee Rate, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee, the Asset Representations Reviewer Ongoing Fee, and the CREFC® Intellectual Property Royalty License Fee Rate, and is equal to 0.01379% per annum.

Appraisal Reduction Amounts

As a result of calculating an Appraisal Reduction Amount that is allocated to a Trust Subordinate Companion Loan, the amount of any required P&I Advance with respect to such Trust Subordinate Companion Loan will be reduced, which will have the effect of reducing the amount of interest available to the related Loan-Specific Certificates then-outstanding in reverse sequential order of payment priority.

For various purposes under the Pooling and Servicing Agreement, any Appraisal Reduction Amount in respect of or allocated to the Trust Subordinate Companion Loan will in turn be allocated to each class of related Loan-Specific Principal Balance Certificates in reverse sequential order of payment priority to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero. In addition, for purposes of determining the Loan-Specific Controlling Class, any Collateral Deficiency Amounts in respect of or allocated to the Trust Subordinate Companion Loan will be allocated to each Class of the Loan-Specific Control Eligible Certificates (if more than one, in reverse sequential order of payment priority) to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero. For the avoidance of doubt, for purposes of determining the Loan-Specific Controlling Class, any Class of the Loan-Specific Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

Credit Risk Retention

The issuance, offer and sale of each subseries of Loan-Specific Certificates is a separate securitization transaction for purposes of Regulation RR.

BMO is the only sponsor with respect to, and will act as “retaining sponsor” (as such term is defined in Regulation RR) for, the securitization transaction constituted by the issuance, offer and sale of the Herald Center Loan-Specific Certificates. In connection therewith, the Class HCRR Certificates will be purchased and retained by a third party purchaser contemplated by Rule 7 of Regulation RR, in accordance with the credit risk retention rules applicable to the securitization transaction constituted by the issuance of the Herald Center Loan-Specific Certificates.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, a Loan-Specific Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of a Loan-Specific Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the applicable Loan-Specific Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of a Loan-Specific Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an

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Impermissible Risk Retention Affiliate is the result of a Loan-Specific Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. 246.2 of the Credit Risk Retention Rules).

“Loan-Specific Retaining Third Party Purchaser” refers to a “third-party purchaser” (as defined in Rule 7 of Regulation RR) that is the holder of risk retention in the form of an “eligible horizontal residual interest” in accordance with Rule 7 of Regulation RR as part of an EHRI Trust Subordinate Companion Loan Securitization.

An “EHRI Trust Subordinate Companion Loan Securitization”, in the case of any Trust Subordinate Companion Loan, refers to a securitization constituted by the issuance of the related Loan-Specific Certificates that is characterized by risk retention in the form of an “eligible horizontal interest” held by a “third-party purchaser” in accordance with Rule 7 of Regulation RR.

Termination of the Special Servicer With Respect to the Trust Subordinate Companion Whole Loan Other Than in Connection With a Servicer Termination Event

The Special Servicer for the Herald Center Trust Subordinate Companion Whole Loan (the “Herald Center Special Servicer”) may be removed and replaced in such capacity and a successor Herald Center Special Servicer appointed, in connection with a Servicer Termination Event, and as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and, additionally, as described below.

Removal of the Special Servicer for the Herald Center Whole Loan by Certificateholders and Related Loan-Specific Certificateholders Following a Control Termination Event

The Herald Center Special Servicer may be removed and replaced in such capacity and a successor Herald Center Special Servicer appointed, solely with respect to the Herald Center Whole Loan, if an applicable Control Termination Event and a Herald Center Note F Control Appraisal Period have occurred and are continuing, pursuant to a vote of Certificateholders and related Loan-Specific Certificateholders, with or without cause, in accordance with the procedures described in the following paragraph.

The procedures for removing the Special Servicer solely with respect to the Herald Center Trust Subordinate Companion Whole Loan if an applicable Control Termination Event and a Herald Center Note F Control Appraisal Period have occurred and are continuing, shall be as follows (with references to “Applicable Certificates” in this paragraph meaning, collectively, in the aggregate, (1) the Certificates and (2) the related Loan-Specific Certificates): upon (I) the written direction of holders of Applicable Certificates evidencing at least 25% of the Voting Rights of all of the Applicable Certificates requesting a vote to terminate and replace the Herald Center Special Servicer with a proposed successor Herald Center Special Servicer, (II) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (III) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency addressing the removal and replacement of the Special Servicer with respect to the applicable Trust Subordinate Companion Whole Loan (which confirmations shall be obtained at the expense of such Holders), the Certificate Administrator shall promptly provide written notice to all Certificateholders and related Loan-Specific Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the Certificate Register. Upon the affirmative vote of (a) the Holders of Applicable Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Applicable Certificates of those Holders that voted on such matter (provided that Holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, evidencing more than 50% of the Voting Rights allocable to each such class of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, the Trustee will be required to terminate all of the rights and obligations of the Herald Center Special Servicer with respect to the Herald Center Trust Subordinate Companion Whole Loan and appoint the proposed successor Herald Center Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Herald Center Special Servicer, then that vote will have no force and effect. Any such appointment of a successor Herald Center Special Servicer with respect to the Herald Center Whole Loan based on a Certificateholder/related Loan-Specific Certificateholder vote will be subject to the

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receipt of a Rating Agency Confirmation from each Rating Agency and a similar confirmation from each applicable Loan-Specific Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting related Applicable Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer for the Herald Center Whole Loan by Related Loan-Specific Certificateholders Following a Herald Center Control Termination Event

The Herald Center Special Servicer may be removed and replaced in such capacity and a successor Herald Center Special Servicer appointed, solely with respect to the Herald Center Whole Loan, if a Herald Center Control Termination Event has occurred and is continuing and provided that a Herald Center Note F Control Appraisal Period is not in effect, pursuant to a vote of related Loan-Specific Certificateholders, with or without cause, in accordance with the procedures described in the following paragraph.

The procedures for removing the Special Servicer solely with respect to the Herald Center Whole Loan if a Herald Center Control Termination Event has occurred and is continuing and a Herald Center Note F Control Appraisal Period is not in effect will be as follows: upon (i) the written direction of holders of Herald Center Loan-Specific Certificates evidencing at least 25% of the Voting Rights allocable to the Loan-Specific Certificates (the “Loan-Specific Voting Rights”) requesting a vote to terminate and replace the Herald Center Special Servicer with a proposed successor Herald Center Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency and a similar confirmation from each applicable Loan-Specific Rating Agency addressing the removal and replacement of the Herald Center Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all related Loan-Specific Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Herald Center Loan-Specific Certificates evidencing at least 75% of the Loan-Specific Voting Rights of those holders that voted on such matter (provided that holders representing a the applicable Certificateholder Quorum vote on the matter), or (b) the holders of each class of Herald Center Loan-Specific Certificates that are Non-Reduced Loan-Specific Certificates evidencing more than 50% of the Loan-Specific Voting Rights allocable to each such class of Non-Reduced Loan-Specific Certificates, the Trustee will be required to terminate all of the rights and obligations of the Herald Center Special Servicer with respect to Herald Center Whole Loan and appoint the proposed successor Herald Center Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Herald Center Special Servicer, then that vote will have no force and effect. Any such appointment of a successor Herald Center Special Servicer with respect to the Herald Center Whole Loan based on a related Loan-Specific Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation from each Rating Agency and a similar confirmation from each applicable Loan-Specific Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting related Loan-Specific Certificateholders for the reasonable expenses of posting notices of such requests.

A “Loan-Specific Control Termination Event” will be, with respect to the Loan-Specific Control Eligible Certificates backed by any particular Trust Subordinate Companion Loan, the equivalent of a Control Termination Event with respect to the Control Eligible Certificates. A Loan-Specific Control Termination Event with respect to the Loan-Specific Control Eligible Certificates backed by the Herald Center Trust Subordinate Companion Loan (a “Herald Center Control Termination Event”) will (a) occur when the Class HCRR Certificates no longer have a Certificate Balance (as notionally reduced by any Appraisal Reduction Amount or Collateral Deficiency Amount then allocable to such class) that is at least equal to 25% of the initial Certificate Balance of the Class HCRR Certificates, and (b) be deemed to occur if either (i) a majority of the Certificate Balance of the Class HCRR Certificates is held by a Borrower Party or a Borrower Party would otherwise be entitled to exercise the control rights of a related Loan-Specific Controlling Class Representative or (ii) a Herald Center Note F Control Appraisal Period exists or is deemed to exist.

In no event may a successor Herald Center Special Servicer be a current or former Operating Advisor or any affiliate of such current or former Operating Advisor.

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Removal of the Special Servicer for the Herald Center Whole Loan by Related Loan-Specific Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Herald Center Whole Loan, at any time, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Herald Center Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Herald Center Special Servicer would be in the best interest of the related Loan-Specific Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Herald Center Whole Loan. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Herald Center Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Herald Center Whole Loan if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all applicable Loan-Specific Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of related Loan-Specific Certificates evidencing at least a majority of the aggregate outstanding principal balance of such Loan-Specific Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the Herald Center Whole Loan, and appoint the recommended successor Herald Center Special Servicer. If such affirmative vote of the holders of the required Loan-Specific Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Herald Center Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmations and comparable confirmations described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer for the Herald Center Whole Loan is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer with respect to the Herald Center Whole Loan under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or the related Co-Lender Agreement.

“Certificateholder Quorum” means, in addition to the Certificateholder Quorums set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event—General”:

(1)       for purposes of a vote of the holders of Certificates and related Loan-Specific Certificates to terminate and replace the Special Servicer for a Trust Subordinate Companion Whole Loan at the request of the holders of Certificates and/or related Loan-Specific Certificates evidencing not less than 25% of the Voting Rights allocable to the Certificates and related Loan-Specific Certificates (without regard to the application of any Appraisal Reduction Amounts), if an applicable Control Termination Event and a Herald Center Note F Control Appraisal Period have occurred and are continuing, consists of the holders of Certificates and/or related Loan-Specific Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates and related Loan-Specific Principal Balance Certificates) of all of the Certificates and related Loan Specific Certificates, on an aggregate basis;

(2)       for purposes of a vote of the holders of related Loan-Specific Certificates to terminate and replace the Special Servicer with respect to a Trust Subordinate Companion Whole Loan at the request of the holders of related Loan-Specific Certificates evidencing at least 25% of the related Loan-Specific Voting Rights, if a related Loan-Specific Control Termination Event has occurred and is continuing and a Herald Center Note F Control Appraisal Period is not in effect, consists of the holders of related Loan-Specific Certificates evidencing at least 66-2/3% of the Loan-Specific Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of applicable Loan-Specific Principal Balance Certificates) of all related Loan-Specific Certificates, on an aggregate basis; and

(3)       for purposes of a vote of the holders or beneficial owners of related Loan-Specific Certificates to terminate and replace the Special Servicer with respect to a Trust Subordinate Companion Whole Loan based

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on a recommendation of the Operating Advisor, consists of the holders or beneficial owners of related Loan-Specific Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all the related Loan-Specific Principal Balance Certificates, with such quorum including at least three (3) holders or beneficial owners of related Loan-Specific Certificates that are not Risk Retention Affiliated with each other.

Directing Holder for a Trust Subordinate Companion Loan

With respect to any Trust Subordinate Companion Loan and the related Loan-Specific Certificates, the “Loan-Specific Controlling Class Representative” is the related Loan-Specific Controlling Class Certificateholder (or other representative) selected by at least a majority of the related Loan-Specific Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Loan-Specific Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a related Loan-Specific Controlling Class Representative is so selected or (iii) upon receipt of a notice from the related Loan-Specific Controlling Class Certificateholders that own Loan-Specific Certificates representing more than 50% of the Certificate Balance of the related Loan-Specific Controlling Class, that the related Loan-Specific Controlling Class Representative is no longer designated, the related Loan-Specific Controlling Class Representative will be the related Loan-Specific Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the related Loan-Specific Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Loan-Specific Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the applicable Loan-Specific Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any related Loan-Specific Controlling Class Representative until notified of the identity of such largest Loan-Specific Controlling Class Certificateholder or otherwise notified of the identity of the related Loan-Specific Controlling Class Representative as provided in the Pooling and Servicing Agreement. Cascade Funding, LP - Series 13 is expected to act as the initial Loan-Specific Controlling Class Representative with respect to the Herald Center Trust Subordinate Companion Loan and the related Loan-Specific Certificates.

A “Loan-Specific Controlling Class Certificateholder” is, with respect to any Trust Subordinate Companion Loan and the related Loan-Specific Certificates, each holder (or beneficial owner, if applicable) of a related Loan-Specific Certificate of the related Loan-Specific Controlling Class as determined by the Certificate Administrator from time to time.

The “Loan-Specific Controlling Class” will be, with respect to any Trust Subordinate Companion Loan and the related Loan-Specific Certificates, the equivalent of the Controlling Class with respect to the Mortgage Pool and the Certificates. The Loan-Specific Controlling Class with respect to the Herald Center Trust Subordinate Companion Loan and the Herald Center Loan-Specific Certificates as of the Closing Date will be the Class HCRR Certificates.

The “Loan-Specific Control Eligible Certificates” will be, with respect to any Trust Subordinate Companion Loan and the related Loan-Specific Certificates, the equivalent of the Control Eligible Certificates with respect to the Mortgage Pool and the Certificates. The sole class of Loan-Specific Control Eligible Certificates with respect to the Herald Center Trust Subordinate Companion Loan and the Herald Center Loan-Specific Certificates will be the Class HCRR Certificates.

So long as no Herald Center Control Termination Event exists, the related Loan-Specific Controlling Class Representative will be the Directing Holder for the Herald Center Whole Loan, and if a Herald Center Control Termination Event exists, but a Herald Center Consultation Termination Event does not exist, the related Loan-Specific Controlling Class Representative will be a Consulting Party with respect to the Herald Center Whole Loan.

A “Loan-Specific Consultation Termination Event” will be, with respect to the Loan-Specific Control Eligible Certificates backed by any particular Trust Subordinate Companion Loan, the equivalent of a Consultation Termination Event with respect to the Control Eligible Certificates. A Loan-Specific Consultation Termination Event with respect to the Loan-Specific Control Eligible Certificates backed by the Herald Center Trust Subordinate Companion Loan (a “Herald Center Consultation Termination Event”) will (a) occur when the Class HCRR Certificates no longer have a Certificate Balance (without regard to the allocation of any Appraisal Reduction Amount or Collateral Deficiency Amount then allocable to such class) that is at least equal to 25% of the initial

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Certificate Balance of the Class HCRR Certificates, and (b) be deemed to occur if either (i) a majority of the Certificate Balance of the Class HCRR Certificates is held by a Borrower Party or a Borrower Party would otherwise be entitled to exercise the consultation rights of a related Loan-Specific Controlling Class Representative or (ii) a Herald Center Note F Consultation Termination Event exists.

Cascade Funding, LP - Series 13 is expected, on the Closing Date, (i) to purchase the Herald Center Loan-Specific Certificates and (ii) to appoint itself or an affiliate as the related initial Loan-Specific Controlling Class Representative.

Threshold Event Cure

The holders of a majority of the Certificate Balance of the Class HCRR Certificates shall be entitled to exercise any rights of the holder of the Herald Center Note F as the Herald Center Controlling Noteholder to effect a Herald Center Threshold Event Cure. To the extent that the Herald Center Threshold Event Collateral so posted or proceeds thereof would be payable to the Issuing Entity in accordance with the Herald Center Co-Lender Agreement, such Herald Center Threshold Event Collateral will be added as a supplement to the appraised value of the Herald Center Mortgaged Property to avoid a Herald Center Control Termination Event under clause (a) of the definition thereof. The Master Servicer will be required to hold any Herald Center Threshold Event Collateral so posted, and the Special Servicer will be required to provide the Master Servicer written notice regarding (i) when to draw on any letter of credit constituting Herald Center Threshold Event Collateral and (ii) when, and to what extent, to apply or release any Herald Center Threshold Event Collateral in accordance with the Herald Center Co-Lender Agreement. See “Description of the Mortgage Pools—The Whole Loans—Herald Center Pari Passu-AB Wole Loan—Rights of the Subordinate Noteholders to Post Herald Center Threshold Event Collateral”.

Purchase Option

If the Herald Center Whole Loan becomes a Defaulted Mortgage Loan and the Special Servicer elects to sell such Whole Loan in accordance with the Pooling and Servicing Agreement, then the Loan-Specific Controlling Class Representative with respect to the Herald Center Certificates will have the right to purchase such Whole Loan at a purchase price generally equal to the Repurchase Price (calculated with respect to the entire Herald Center Whole Loan).

Additional Operating Advisor Consultation Trigger Event

A “Herald Center Operating Advisor Consultation Trigger Event” will constitute an additional Operating Advisor Consultation Trigger Event solely with respect to the Herald Center Whole Loan and will either (a) occur with respect to the Herald Center Whole Loan, when the outstanding Certificate Balance of the Class HCRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the Class HCRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the Class HCRR Certificates or (b) be deemed to occur if either (i) a Herald Center Control Termination Event exists or is deemed to exist or (ii) a Herald Center Note F Control Appraisal Period exists or is deemed to exist.

Optional Termination; Optional Trust Subordinate Companion Loan Purchase

In addition to those termination options set forth under “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”, the following termination option exists with respect to a Trust Subordinate Companion Loan and the related Loan-Specific Certificates.

With respect to any Trust Subordinate Companion Loan, on any Distribution Date on which the aggregate Stated Principal Balance of such Trust Subordinate Companion Loan is less than 1% of the Stated Principal Balance of such Trust Subordinate Companion Loan as of the Cut-off Date, a holder of related Loan-Specific Certificates owning a majority of the Percentage Interests of the related then-outstanding Loan-Specific Controlling Class, and, if such holder does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer, will have the option to purchase such Trust Subordinate Companion Loan at a price generally equal to the Repurchase Price and certain additional costs and expenses with respect to the purchase. In addition, with respect to any Trust Subordinate Companion Loan, a holder of all the remaining related Loan-Specific Certificates may exchange such Loan-Specific Certificates for such Trust Subordinate Companion Loan subject to certain terms and conditions, including that the aggregate Certificate Balance of the Class HCB, Class HCC, Class HCD and Class HCE Certificates has been reduced to zero. If either of the foregoing occurs while the

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Issuing Entity continues to hold the related Mortgage Loan, the subject Trust Subordinate Companion Loan will thereafter be a Serviced Subordinate Companion Loan held outside the Issuing Entity and the holder thereof will have any and all rights allocated thereto under the related Co-Lender Agreement, including certain rights that may not have been exercisable by the holder of a related Loan-Specific Certificate.

Loan-Specific Rating Agency

A class of Loan-Specific Certificates may be rated by an NRSRO engaged by the Depositor or a Sponsor (a “Loan-Specific Rating Agency”). If and when a Rating Agency Confirmation is required to be obtained from a Rating Agency with respect to any particular matter, a comparable confirmation will generally be required to be obtained from each applicable Loan-Specific Rating Agency insofar as such matter affects a rated class of Loan-Specific Certificates or the Trust Subordinate Companion Loan backing that class. The obligation to obtain a rating confirmation with respect to a class of rated Loan-Specific Certificates may, even if such is not actually obtained, be otherwise satisfied in the same manner that the obligation to obtain a Rating Agency Confirmation is satisfied. For example, in the case of the replacement of the Herald Center Special Servicer or the Master Servicer, the obligation to obtain a rating confirmation from the applicable Loan-Specific Rating Agency with respect to a class of rated Herald Center Loan-Specific Certificates may be deemed satisfied if the applicable replacement master servicer or special servicer, as applicable, (A) has a current ranking from Morningstar DBRS of at least “MOR CS3” or (B) if not ranked by Morningstar DBRS, is currently acting as servicer or special servicer, as applicable, for a CMBS transaction rated by Morningstar DBRS and as to which Morningstar DBRS has not cited servicing concerns with respect to such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in such CMBS transaction serviced by the applicable servicer prior to the time of determination.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Bank of Montreal, Barclays Capital Real Estate Inc., German American Capital Corporation and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor) and Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Certificateholders will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion, $6.7 billion and $13.8 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022, 2023 and 2024, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

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CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

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Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
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●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one

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hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as

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hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to
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satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

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Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2024. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2022 to and including December 31, 2024, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI may acquire the Class R Certificates.  However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain other Certificates.  Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been chartered as a United States branch of BMO with the Illinois Department of Financial and Professional Regulation (“IDFPR”) and, accordingly, is regulated by the IDFPR and the Federal Reserve Board under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 1,000 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2024 is approximately $13.2 billion.

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In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans.

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Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any BMO’s representations and warranties

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regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated (or acquired and reunderwritten) in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to any BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third-Party Reports”, “—Appraisal”, “—Environmental Report” and “—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan

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acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

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Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.
●	For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the

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Mortgage Loan representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

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Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2024. BMO’s Central Index Key is 0000927971. As of December 31, 2024, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under this “—Bank of Montreal” section has been provided by BMO.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

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Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on December 31, 2024, Barclays or its affiliates were the loan sellers in approximately 242 commercial mortgage-backed securitization transactions. Approximately $62.1 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023 and 2024.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2024	$5,929,085,376
2023	$2,492,806,501
2022	$5,480,581,529
2021	$7,252,313,300
2020	$3,115,245,750
2019	$4,983,162,802
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the Mortgage Loans (or portions thereof) for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

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Data Comparison and Recalculation. Barclays and Barclays Capital Inc. engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;
●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

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Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Additionally, Barclays reviews the underwriting guidelines of the applicable originator for any Barclays Mortgage Loans that were acquired by Barclays to ensure that each acquired Barclays Mortgage Loan was underwritten pursuant to the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are generally required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

In addition, Barclays may in some instances have reduced the term interest rate that Barclays would otherwise charge on a Barclays Mortgage Loan based on the credit and collateral characteristics of the related Mortgaged Property and structural features of the Barclays Mortgage Loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Barclays Mortgage Loan satisfied Barclays’ minimum debt service coverage ratio underwriting requirements for such Barclays Mortgage Loan.

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Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.
●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii)
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where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.
●	Other Factors - Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Midland Loan Services, a Division of PNC Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Processes” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. In some cases, due to the impact of COVID-19, some tenants may have received rent relief/forbearances or may not have paid their rent when due. On a case-by-case basis, the lender may be adjusting underwritten rent to reflect these situations. None of the Barclays Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on November 13, 2024 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. As of September 30, 2024, it has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Barclays or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

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From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. GACC and DBR Investments Co. Limited, a Cayman Islands exempted company (“DBRI”), an affiliate of GACC, originated or co-originated or acquired (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, the Mortgage Loans set forth under “Description of the Mortgage Pool—General” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Certificateholders will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital

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Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2024 is approximately $116.736 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor, an originator and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC

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Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus, except for the Colony Square Whole Loan, which was co-originated by GS Bank, BMO and GACC, and portions of which are being sold by GSMC, BMO and GACC, for which the BMO Data File was used.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

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Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the DB Originators’ origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and GACC are each an originator and are affiliated with each other, and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied

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such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. Furthermore, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or

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circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and
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assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject

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expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originators’ underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originators’ underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 12, 2024. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2021 to and including September 30, 2024, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

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GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2024, GSMC originated or acquired approximately 3,443 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $179.9 billion. As of December 31, 2024, GSMC had acted as a sponsor and mortgage loan seller on approximately 501 fixed and floating rate commercial mortgage-backed securitization transactions. From 2011 through 2024, GSMC securitized approximately $110.1 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the Queens Center Whole Loan, which was co-originated by GS Bank, GACC, JPMorgan Chase Bank, National Association, BMO and Morgan Stanley Bank, N.A., portions of which are being sold by GSMC and GACC, the GACC Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

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With respect to the Colony Square Whole Loan, which was co-originated by GS Bank, BMO and GACC, portions of which are being sold by GSMC, BMO and GACC, the BMO Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures

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and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2024	$7.2 billion	$7.3 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

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Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

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After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
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●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

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Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will
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usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

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Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on November 13, 2024.  GSMC’s Central Index Key is 0001541502.  With respect to the period from and including October 1, 2021 to and including September 30, 2024, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any Certificates issued by the issuing entity or any other economic interest in this securitization.  However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates.  Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

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The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., and an affiliate of (i) CREFI, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and any Loan-Specific Certificates and related uncertificated interests and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

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The Issuing Entity

The Issuing Entity, Benchmark 2025-V13 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Certificates and any Loan-Specific Certificates and related uncertificated interests, making distributions, providing reports to Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities or other economic interests other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Back-Up Advancing Agent may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Back-Up Advancing Agent may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Savings Fund Society, FSB, a federal savings bank (“WSFS Bank”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders and the Loan-Specific Certificateholders pursuant to the Pooling and Servicing Agreement. WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and trust company in the Greater Philadelphia and Delaware region. As of December 31, 2024, WSFS Financial Corporation had $20.8

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billion in assets on its balance sheet and $89.4 billion in assets under management and administration. WSFS Bank operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (57), Delaware (39), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. WSFS Financial Corporation is traded on the NASDAQ under the ticker symbol WSFS. WSFS Bank has been acting as owner trustee in asset-backed and mortgage-backed securities issuances since 1999. As of December 31, 2024, WSFS Bank is acting as owner trustee for several hundred issuances and acts as trustee under pooling and servicing agreements or indentures for several hundred issuances.

WSFS Bank’s corporate trust office is located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. As of the date of this preliminary prospectus, there are no legal proceedings pending, or to the best of the knowledge of WSFS Bank, contemplated by governmental authorities, against WSFS Bank or any property of WSFS Bank that would be material to holders of the Certificates issued by the Issuing Entity.

The foregoing information set forth under this “—The Trustee” heading has been provided by WSFS Bank.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between WSFS Bank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”), custodian (in such capacity, the “Custodian”) and back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”) under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street Trading, New York, New York 10013, Attention: Global Transaction Services – BMARK 2025-V13 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. Citibank has a custodial office at 1000 Technology Drive, MS 470, O’Fallon, Missouri 63368, Attention: Tracy Thompson/Kia Watson – BMARK 2025-V13.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the fourth quarter of 2024, Citibank’s Agency and Trust group managed in excess

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of $8 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the fourth quarter of 2024, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 277 transactions backed by commercial mortgages with an aggregate principal balance of approximately $277 billion. The Depositor, the initial purchasers, the Servicer, the Special Servicer, the Operating Advisor and the Trustee may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes Mortgage Loan performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all REMIC and, if applicable, grantor trust tax returns on behalf of the issuing entity. In the past three (3) years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

Further, subject to the terms of the Pooling and Servicing Agreement, Citibank is required to act as Back-Up Advancing Agent, and will be required to make any Advance that the Master Servicer was obligated, but failed, to make unless the Certificate Administrator or the Special Servicer, as applicable, determines such Advance would be a Nonrecoverable Advance. In its capacity as trustee and back-up advancing agent on commercial mortgage securitizations, Citibank is generally required to make an advance if the related master servicer or special servicer, fails to make a required advance. Citibank has not been required to make an advance on a CMBS transaction for which it acts as trustee or back-up advancing agent.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three (3) years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans on behalf of the Trustee and the Certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by specific transaction and/or issuer and series within the custodial system. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank will hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans at its custodial vault in O’Fallon, Missouri.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date.  Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between Citibank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on

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Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer and the Special Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be appointed to act as the initial master servicer (in such capacity, the “Master Servicer”) and in this capacity will initially be responsible for the master servicing and administration of the Serviced Loans and any Serviced Companion Loans under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“Morningstar DBRS”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the Pooling and Servicing Agreement, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the Pooling and Servicing Agreement, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
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●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the Pooling and Servicing Agreement. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the Pooling and Servicing Agreement and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

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Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Outside Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

As of June 30, 2024, Midland was master and primary servicing approximately 19,890 commercial and multifamily mortgage loans with a principal balance of approximately $445 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,838 of such loans, with a total principal balance of approximately $342 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2021 to 2023.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2021	2022	2023
CMBS	$302	$328	$336
Other	$301	$315	$244
Total	$603	$642	$580

As of December 31, 2024, Midland was named the special servicer in approximately 302 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $118 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 159 assets with an outstanding principal balance of approximately $4.3 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2022 to 2024.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2022	2023	2024
Total	$162	$119	$118

Midland may enter into one or more arrangements with a Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

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Midland is also (i) the master servicer under the BBCMS 2024-5C31 pooling and servicing agreement pursuant to which the Queens Center Whole Loan and the Tops & Kroger Portfolio Whole Loan are serviced, and (ii) the special servicer under the Hudson Yards 2025-SPRL trust and servicing agreement pursuant to which The Spiral Whole Loan is serviced.

Pursuant to certain interim servicing agreements between GACC, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between Barclays, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer” has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as master servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

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Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Outside Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600. LNR Partners currently serves as special servicer under the BBCMS 2024-5C31 pooling and servicing agreement, which governs the servicing of the Queens Center Whole Loan and the Tops & Kroger Portfolio Whole Loan.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and
●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the pooling and servicing agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 26 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 196 as of December 31, 2024. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
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●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion;
●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion;
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion;
●	182 domestic commercial mortgage backed securitization pools as of December 31, 2022 with a then current face value in excess of $112.3 billion;
●	178 domestic commercial mortgage backed securitization pools as of December 31, 2023 with a then current face value in excess of $101.9 billion; and
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●	196 domestic commercial mortgage backed securitization pools as of December 31, 2024 with a then current face value in excess of $111.8 billion.

As of December 31, 2024, LNR Partners has resolved approximately $91.6 billion of U.S. commercial and multifamily loans over the past 26 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021, approximately $3 billion of U.S. commercial and multifamily mortgage loans during 2022, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2023, and approximately $3.8 billion of U.S. commercial and multifamily mortgage loans through December 31, 2024.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of December 31, 2024, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,085 assets across the United States with a then current face value of approximately $111.8 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P, Fitch, and DBRS/Morningstar.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the pooling and servicing agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement and, accordingly, will not have any material

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impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except for LNR Partners acting as special servicer for this securitization transaction and LNR Partners currently serving as special servicer under the BBCMS 2024-5C31 pooling and servicing agreement, which governs the servicing of the Queens Center Whole Loan and the Tops & Kroger Portfolio Whole Loan, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage-backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the

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applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”, and except for LNR Partners serving as the current special servicer under the BBCMS 2024-5C31 pooling and servicing agreement, which governs the servicing of the Queens Center Whole Loan and the Tops & Kroger Whole Loan, neither LNR Partners nor any of its affiliates currently intends to hold any certificates issued by the Trust or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as provided in the pooling and servicing agreement with respect to the Mortgage Loans and the Serviced Companion Loans and the Queens Center Whole Loan and the Tops & Kroger Whole Loan). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth above under this sub-heading “—The Special Servicer” regarding LNR Partners has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance

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companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2024, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $400.3 billion issued in 466 transactions.

As of December 31, 2024, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $176.0 billion issued in 197 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (i) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (ii) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between Park Bridge Lender Services and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

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The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction.  The Depositor is an affiliate of (i) CREFI, a Sponsor and an originator, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, the Certificate Administrator.

Barclays, a Sponsor and an originator, is an affiliate of Barclays Capital Inc., one of the underwriters.

BMO, a Sponsor and an originator, is an affiliate of BMO Capital Markets Corp., one of the underwriters.

GACC, a Sponsor and an originator, is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., one of the underwriters.

GSMC, a Sponsor, is an affiliate of (i) GS Bank, an originator, and (ii) Goldman Sachs & Co. LLC, one of the underwriters.

Midland is also (i) the master servicer under the BBCMS 2024-5C31 pooling and servicing agreement pursuant to which the Tops & Kroger Portfolio and the Queens Center Whole Loan are serviced, and (ii) the special servicer under the Hudson Yards 2025-SPRL trust and servicing agreement pursuant to which The Spiral Whole Loan is serviced.

LNR Partners, the Special Servicer, is also the Outside Special Servicer under the Outside Servicing Agreement that governs the servicing of the Queens Center Whole Loan and the Tops & Kroger Whole Loan.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor under the Outside Servicing Agreement that governs the servicing of the CBM Portfolio Whole Loan.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.
Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, seven (7) of the Mortgage Loans (27.2%) with an aggregate Cut-off Date Balance of approximately $208,400,000 to be contributed to this securitization transaction by CREFI.

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Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, four (4) of the Mortgage Loans (23.8%) with an aggregate Cut-off Date Balance of approximately $182,700,000 to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, four (4) of the Mortgage Loans (3.7%) with an aggregate Cut-off Date Balance of approximately $28,725,000 to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Barclays and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, eleven (11) Mortgage Loans (19.2%) with an aggregate Cut-off Date Balance of approximately $147,205,000 to be contributed to this securitization transaction by Barclays.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans (6.5%) with a Cut-off Date Balance of approximately $50,000,000 to be contributed to this securitization transaction by BMO.

Interim and Other Custodial Arrangements

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the CREFI Mortgage Loans other than the CREFI Mortgage Loans that are Outside Serviced Mortgage Loans (29.5%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the Barclays Mortgage Loans other than the Barclays Mortgage Loans that are Outside Serviced Mortgage Loans (18.1%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans other than the BMO Mortgage Loans that are Outside Serviced Mortgage Loans (6.5%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GACC Mortgage Loans other than the GACC Mortgage Loans that are Outside Serviced Mortgage Loans (6.3%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GSMC Mortgage Loans other than the GSMC Mortgage Loans that are Outside Serviced Mortgage Loans (23.8%).

Whole Loans and Mezzanine Loan Arrangements

Each of BMO (a Sponsor and an originator), BCREI (a Sponsor and an originator), GS Bank (an originator) and DBRI (an originator) is the current holder of one or more of the Pari Passu Companion Loans, as more particularly shown in the chart entitled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool--The Whole Loans—General”, but is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

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These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction (which is constituted by the issuance, offer and sale of the Certificates) will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	Citi Real Estate Funding Inc., a New York corporation (“CREFI”), has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”); and
●	The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by a third-party purchaser (the “Retaining Third Party Purchaser”), which will be V13 B-Piece Grand Avenue Partners, LLC, a Delaware limited liability company, purchasing, on the Closing Date, and holding (or causing its MOA to purchase, on the Closing Date, and hold) for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates (collectively, the “HRR Certificates”) with an aggregate initial Certificate Balance of approximately $66,571,000, and having a fair value equal to approximately 5.052% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

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HRR Certificates

The Retaining Third Party Purchaser

V13 B-Piece Grand Avenue Partners, LLC, a Delaware limited liability company (the “Retaining Third Party Purchaser”), is expected, on the Closing Date, (i) to purchase for cash the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates and (ii) to be appointed as the initial Controlling Class Representative. In addition, one or more affiliates of the Third Party Purchaser may purchase additional Certificates. The Third Party Purchaser has made no prior purchases of CMBS and is expected to have limited assets.

The Retaining Third Party Purchaser is a subsidiary of Real Estate Secondary Debt Holdings IV (Non-EURRC) S.à r.l. and an affiliate of Oaktree Real Estate Debt Fund IV, L.P. and its related parallel funds, which are managed by the real estate group of Oaktree Capital Management L.P. (“Oaktree”) pursuant to an investment management agreement. Oaktree is an experienced commercial real estate debt investor. Oaktree’s real estate group consists of 70 investment professionals, including 25 managing directors. The 25-person leadership team has an average of 23 years of investment experience. As of September 30, 2024, Oaktree has $205.1 billion in assets under management and $7.2 billion in gross invested capital across CMBS and RMBS. Oaktree is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsors’ underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan consisting of a review of the Sponsors' underwriting standards, the collateral and expected cash flows. Such review was based on the Mortgage Loan files and information regarding the Mortgage Loans provided by or on behalf of the Sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the Sponsors as to the selection of the Mortgage Loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such Mortgage Loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of Certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of Certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser (or its MOA) is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

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Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value (in % and $)(2)	Expected Purchase Price(3)
Class E-RR	$13,813,000	1.038% - 1.058%/ $8,152,505	59.02052%
Class F-RR	$15,348,000	1.154% - 1.175%/ $9,058,470	59.02052%
Class G-RR	$9,592,000	0.721% - 0.735%/ $5,661,249	59.02052%
Class J-RR	$27,818,000	2.091% - 2.131%/ $16,418,330	59.02052%

(1)	Includes the expected initial Certificate Balance of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date.
(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a range of percentages of the fair value of all of the Certificates (other than the Class R Certificates), and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Regular Certificates (other than the HRR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Regular Certificates was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.
(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $39,290,553, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to fall within a range of approximately 5.004% - 5.099% of the aggregate fair value of all Certificates (other than the Class R Certificates) issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $38,530,321 - $39,261,853, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates from the Mortgage Loans, including principal and interest (other than any Excess Interest that accrues on an ARD Loan), net of specified servicing and administrative costs and expenses, will be allocated to the specified Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the specified Classes of Principal Balance Certificates in ascending order (beginning with certain Classes of Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the treasury yield curve or a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates (the “Treasury-Priced Principal Balance Certificates”) are anticipated to be priced based on a treasury yield curve, and the Class E-RR, Class F-RR, Class G-RR, and Class J-RR Certificates (the “Yield Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Treasury-Priced Principal Balance Certificates and each Class of Yield Priced Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the

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“Treasury-Priced Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Treasury-Priced Principal Balance Certificates, the Treasury-Priced Interest-Only Certificates and Yield Priced Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Treasury-Priced Principal Balance Certificates, treasury yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Treasury-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Treasury-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Treasury-Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates based on 0% CPR.

Determination of Treasury Yield Curve for Treasury-Priced Principal Balance Certificates

For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Principal Balance Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Principal Balance Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
2Y	4.00300%	4.20300%	4.40300%
3Y	4.03900%	4.23900%	4.43900%
5Y	4.11400%	4.31400%	4.51400%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury-Priced Principal Balance Certificates the treasury yield reflected on the treasury yield curve (the “Treasury Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using treasury yield curves with 2, 3 and 5-year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury-Priced Principal Balance Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for

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newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.67%	0.72%	0.75%
Class A-2	0.77%	0.82%	0.85%
Class A-3	0.75%	0.80%	0.83%
Class A-4	0.77%	0.82%	0.85%
Class A-S	1.05%	1.15%	1.25%
Class B	1.10%	1.30%	1.50%
Class C	1.50%	1.70%	1.90%
Class D	2.50%	2.75%	3.00%

Discount Yield Determination for Treasury-Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Treasury-Priced Principal Balance Certificates is the sum of the Treasury Curve Interpolated Yield for such Class and the related credit spread established at pricing. The Retaining Sponsor determined the Discount Yield for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Treasury-Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Treasury-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	4.718%	4.968%	5.198%
Class A-2	4.806%	5.056%	5.286%
Class A-3	4.856%	5.106%	5.336%
Class A-4	4.881%	5.131%	5.361%
Class A-S	5.164%	5.464%	5.764%
Class B	5.214%	5.614%	6.014%
Class C	5.614%	6.014%	6.414%
Class D	6.614%	7.064%	7.514%

Determination of Class Sizes for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Principal Balance Certificates by each Rating Agency. A credit support level for a particular Class of Treasury-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Treasury-Priced Principal Balance Certificates that would be required to be subordinate to that Class of Treasury-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor

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may have elected not to engage a rating agency for particular Classes of Certificates, based in part on the credit support levels provided by that rating agency. See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Classes of Treasury-Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Treasury-Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Class D Certificates are expected to price based on a fixed pass-through rate of 4.500% per annum. The Target Price that was utilized for each Class of Treasury-Priced Principal Balance Certificates (other than the Class D Certificates) is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Treasury-Priced Principal Balance Certificates
Class of Treasury-Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	101.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-S	103.00%
Class B	103.00%
Class C	100.00%

Determination of Assumed Certificate Coupon for Treasury-Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury-Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D Certificates, which are expected to accrue interest at an Assumed Certificate Coupon equal to 4.500% per annum), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Treasury-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each Class of Treasury-Priced Principal Balance Certificates and range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

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Range of Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	4.7338%	4.9824%	5.2109%
Class A-2	5.2020%	5.4522%	5.6822%
Class A-3	5.0881%	5.3369%	5.5656%
Class A-4	5.5683%	5.8198%	6.0510%
Class A-S	5.8431%	6.1445%	6.4456%
Class B	5.8933%	6.2951%	6.5254%(1)
Class C	5.5991%	5.9937%	6.3877%
Class D	4.5000%	4.5000%	4.5000%

(1)	Based on the WAC Rate

Determination of Expected Price for Treasury-Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Treasury-Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Treasury-Priced Expected Price for each Class of Treasury-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Treasury-Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Treasury-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Treasury-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Treasury-Priced Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Treasury-Priced Interest-Only Certificates would be over the course of the transaction (for each Class of Treasury-Priced Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Treasury-Priced Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming 100% CPY for the Classes of Treasury-Priced Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of the Treasury-Priced Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such Class of Treasury-Priced Interest-Only Certificates based on 100% CPY. The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Treasury-Priced Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Interest-Only Certificates”.  The Retaining Sponsor identified the range

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presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
3Y	4.03900%	4.23900%	4.43900%
5Y	4.11400%	4.31400%	4.51400%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury-Priced Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of each Class of Principal Balance Certificates that is a component of the Notional Amount of such Class of Treasury-Priced Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 3 and 5 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury-Priced Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury-Priced Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury-Priced Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury-Priced Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Treasury-Priced Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	0.15%	0.40%	0.65%
Class X-B	0.50%	0.75%	1.00%
Class X-D	0.15%	0.40%	0.65%

Discount Yield Determination for Treasury-Priced Interest-Only Certificates

The Discount Yield for each Class of Treasury-Priced Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Treasury-Priced Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury-Priced Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	4.232%	4.682%	5.132%
Class X-B	4.596%	5.046%	5.496%
Class X-D	4.251%	4.701%	5.151%

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Determination of Scheduled Certificate Interest Payments for Treasury-Priced Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Treasury-Priced Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Treasury-Priced Interest-Only Certificates is based.

Determination of Treasury-Priced Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Treasury-Priced Interest-Only Certificates, the Retaining Sponsor determined the price (the “Treasury-Priced Interest-Only Expected Price") expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Treasury-Priced Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Treasury-Priced Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Treasury-Priced Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Treasury-Priced Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Certificates

Yield Priced Expected Price

The Yield Priced Certificates include the Class E-RR, Class F-RR, Class G-RR, and Class J-RR Certificates, all of which are expected to be acquired by the Retaining Third Party Purchaser. The valuation of each Class of Yield Priced Certificates was based on the price that was either set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the Yield Priced Certificates or otherwise agreed upon by the Retaining Third Party Purchaser and the Sponsors, which price is set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Treasury-Priced Expected Price and the Treasury-Priced Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), and expressed as a percent of the Certificate Balance of the subject Class. The Yield Price Expected Price was based on (i) a targeted discount yield to maturity of 20.250% for each Class of Yield Priced Certificates, (ii) the Modeling Assumptions, (iii) 0% CPR, (iv) the Scheduled Certificate Principal Payments (if any), and (v) a Pass-Through Rate equal to the WAC Rate for each Class of Yield Priced Certificates.

Determination of Class Sizes of Yield Priced Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of Yield Priced Certificates in the same manner described above in “—Determination of Class Sizes for Treasury-Priced Principal Balance Certificates”.

Weighted Average Life of Treasury-Priced Principal Balance Certificates, Treasury-Priced Interest Only Certificates and Yield Priced Certificates

On the basis of the Scheduled Certificate Principal Payments or Scheduled Certificate Interest Payments, as applicable, the Retaining Sponsor calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates (based on 0% CPR), Treasury-Priced Interest-Only Certificates (based on 100% CPY), and Yield Priced Certificates (based on 0% CPR).

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Calculation of Fair Value of all Certificates

Fair Value of Regular Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Regular Certificates by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Regular Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of Class S Certificates

The Retaining Sponsor determined that the Class S Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class S Certificates.

Range of Estimated Fair Values

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Regular Certificates. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Certificates by multiplying the relevant Expected Price by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-3 and Class A-4 Certificates, by the estimated initial Certificate Balance of the Class A-3 and Class A-4 Certificates).

Range of Estimated Fair Values
Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$300,000	$299,999	$299,999
Class A-2	$77,264,952	$77,264,867	$77,264,805
Class A-3(1)	$176,749,395	$176,749,497	$176,749,600
Class A-4(1)	$293,926,867	$293,926,552	$293,926,312
Class X-A	$15,294,613	$20,026,717	$25,253,594
Class X-B	$911,452	$2,938,484	$5,113,482
Class X-D	$886,523	$895,549	$904,717
Class A-S	$86,943,071	$86,943,167	$86,943,283
Class B	$39,420,180	$39,519,994	$39,519,949
Class C	$30,695,915	$30,695,958	$30,695,959
Class D	$8,922,906	$9,096,835	$9,274,811
Class E-RR	$8,152,505	$8,152,505	$8,152,505
Class F-RR	$9,058,470	$9,058,470	$9,058,470
Class G-RR	$5,661,249	$5,661,249	$5,661,249
Class J-RR	$16,418,330	$16,418,330	$16,418,330

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-3 Certificates and the Class A-4 Certificates is based on the Class A-3 Certificates having an initial Certificate Balance of $175,000,000, and the Class A-4 Certificates having an initial Certificate Balance of $285,366,000. However, the exact initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-3 Certificates is expected to be within a range of $0 and $175,000,000, and the initial Certificate Balance of the Class A-4 Certificates is expected to be within a range of $285,366,000 and $460,366,000. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $460,366,000, subject to a variance of plus or minus 5%.

The estimated range of fair value for the Certificates is approximately $770,606,426 to $785,237,064.

Hedging, Transfer and Financing Restrictions

The HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions.  The HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the HRR Certificates, respectively, for so long as the

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HRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Third Party Purchaser will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor” and “third-party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Third Party Purchaser not to transfer the HRR Certificates, except to an MOA or, no earlier than the fifth anniversary of the Closing Date, to a subsequent third-party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect).  In addition, the Retaining Third Party Purchaser will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Third Party Purchaser will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date, and (iii) two years after the Closing Date; provided that such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;
●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;
●	review for accuracy certain calculations made by the Special Servicer; and
●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of either (a) the Certificateholders (as a collective whole) and/or (b) the holders of any subseries of Loan-Specific Certificates and any related uncertificated interests (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to (a) all the Serviced Loans or (b) just the applicable Trust Subordinate Companion Whole Loan, as applicable. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” and “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Special Servicer will be required to consult on a non-binding basis with the Operating Advisor with respect to Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The

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Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur, with respect to all the Serviced Loans, when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. Any additional Operating Advisor Consultation Trigger Event with respect to any Trust Subordinate Companion Whole Loan will be specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of CREFI, GACC, Barclays and BMO will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GSMC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other

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circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Barclays Mortgage Loans in this transaction, Barclays determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Barclays Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were

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not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2025-V13, which include the Certificates and the Loan-Specific Certificates, will be issued on or about February 19, 2025 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with any uncertificated interests in the Issuing Entity, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the “Certificates” will consist of those classes (each, a “Class”) of the Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2025-V13, specifically designated as set forth in the table under the heading “Certificate Summary” and the footnotes thereto. Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class S and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B and Class X-D Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates and the Subordinate Certificates (i.e., the Certificates other than the Class S and Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates)
“Residual Certificates”:	The Class R Certificates

Separate classes of loan-specific certificates (the “Loan-Specific Certificates”) and any related uncertificated interests may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Each subseries of Loan-Specific Certificates (and any related

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uncertificated interest) that backs a particular Trust Subordinate Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates and any related uncertificated interest will only be entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan.  On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date.  In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of each Class of the Class X Certificates will equal the Certificate Balance or the aggregate of the Certificate Balances, as applicable, of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-4
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in March 2025. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in March 2025.

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All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date (including, in the case of the initial Distribution Date, any Initial Month’s Interest Deposit Amount(s) as described in the last paragraph of this “Available Funds” section), exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
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(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Back-Up Advancing Agent, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2025, the related Initial Interest Deposit Amounts or Withheld Amounts, as applicable, required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

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The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in March 2025, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Each Mortgage Loan Seller will be required to deliver to the Certificate Administrator on the Closing Date for deposit in the Interest Reserve Account, with respect to each of its Mortgage Loans and Trust Subordinate Companion Loans that accrues interest on an Actual/360 Basis (other than the Herald Center Trust Subordinate Companion Loan), a cash amount (the “Initial Interest Deposit Amount”) equal to two days of interest on the Cut-off Date Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, at the related Net Mortgage Rate.

In the case of any Mortgage Loan without a March 2025 payment date, the related Mortgage Loan Seller will be required to deliver to the Certificate Administrator on the Closing Date for deposit in the Distribution Account, an amount that represents interest accrued on the Cut-off Date Balance of such Mortgage Loan at the related Mortgage Rate for the number of days in the month of February 2025 (such amount with respect to any such Mortgage Loan, the “Initial Month’s Interest Deposit Amount”). For the avoidance of doubt, each Mortgage Loan has a March 2025 payment date, and therefore there will be no Initial Month’s Interest Deposit Amount.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-1 Certificates with respect to such Distribution Date set forth on Annex F to this Prospectus (as to any Distribution Date, the “Class A-1 Scheduled Principal Balance”);
(ii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero;
(iii)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;
(iv)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero; and
(v)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;
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Third, to the holders of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

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Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates without regard to the Class A-1 Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution

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Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates. In addition, in the case of any distributions made pursuant to any of clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh such distributions will, in the case of each such clause, be applied first to reimburse previously allocated Realized Losses and then to pay compound interest accrued on previously allocated Realized Losses.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred):  (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Principal Balance Certificates; and (ii) the Interest Shortfall Carryforward with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of additional interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down.  If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360

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Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis (other than the Herald Center Trust Subordinate Companion Loan), when determining: (x) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2026 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; (y) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2026, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or the related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date; and (z) the related Net Mortgage Pass-Through Rate for the initial Distribution Date in March 2025, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include the related Initial Interest Deposit Amount to be deposited in the Interest Reserve Account on the Closing Date (or, alternatively, in the case of any such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that does not provide for a Monthly Payment in March 2025, to equal the sum of the related Initial Month’s Interest Deposit Amount (adjusted to the related Net Mortgage Rate) to be deposited in the Distribution Account and the related Initial Interest Deposit Amount to be deposited in the Interest Reserve Account, in each case, on the Closing Date). In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate; provided that, in the case of The Spiral Mortgage Loan and its respective related Pari Passu Companion Loans, each of which consists of components with different interest rates, the applicable Mortgage Rate is the weighted average of the various per annum rates at which interest accrues on the respective components of such Mortgage Loan or related Pari Passu Companion Loan as stated in the related mortgage loan agreement or promissory note, as applicable, without giving effect to any default rate with respect to the components of such Mortgage Loan or related Pari Passu Companion Loan; and provided, further, that, in the case of the Herald Center Trust Subordinate Companion Loan, which is evidenced by multiple promissory notes with different interest rates, the Mortgage Rate is the weighted average of the various per annum rates at which interest accrues on the respective promissory notes evidencing the Herald Center Trust Subordinate Companion Loan as stated in each such promissory note or the related mortgage loan agreement, as applicable, without giving effect to any default rate with respect to any such promissory note. With respect to the CBM Portfolio Whole Loan, each note has a different rate as specified under the definition of “Weighted Average Mortgage Rate” herein.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and

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(ii) the Interest Shortfall Carryforward, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall Carryforward” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and
(3)	the Principal Shortfall Carryforward for that Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Back-Up Advancing Agent, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the

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case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Back-Up Advancing Agent, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall Carryforward” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, the Trust Subordinate Companion Loan and/or the Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and, to the extent applicable, any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this

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prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer, Special Servicer or the Back-Up Advancing Agent for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to and incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to any related Subordinate Companion Loan.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan) at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in

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connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO

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Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

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Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Interest received on The Spiral Mortgage Loan pursuant to the foregoing two paragraphs will be required to be applied to the respective components thereof in a particular sequential order, in each case to pay all accrued and outstanding interest on each such component. Principal received on The Spiral Mortgage Loan pursuant to the foregoing two paragraphs will be required to be applied to the components thereof in a particular sequential order, in each case until the outstanding principal balance of each such component is reduced to zero. See “Description of the Mortgage Pool—The Whole Loans-- The CBM Portfolio Pari Passu-AB Whole Loan”.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to holders of the Regular Certificates (excluding holders of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-2, Class A-3, Class A-4 and Class X-A Certificates, (ii) the group (the “YM Group AS/B/C”) comprised of the Class A-S, Class B, Class C and Class X-B Certificates, (iii) the group (the “YM Group D”, and the YM Group A, the YM Group AS/B/C, and the YM Group D, collectively, the “YM Groups”) comprised of the Class D and the Class X-D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to the subject Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of a single Class of Principal Balance Certificates (for which the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction

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will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	July 2029
Class A-2	January 2028
Class A-3	N/A – January 2030(1)
Class A-4	February 2030
Class X-A	February 2030
Class X-B	February 2030
Class A-S	February 2030
Class B	February 2030
Class C	February 2030

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $0 to $175,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could

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exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in February 2058. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes

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of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to

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their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate Realized Losses.

A “Realized Loss” means the amount, if any, by which (A) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

If the assets of the Issuing Entity include a Trust Subordinate Companion Loan, any Realized Loss with respect to the related Loan-Specific Certificates will be described under “Description of the Mortgage Pool—Trust Subordinate Companion Loan(s)”.

The Certificate Administrator will be required to allocate any Realized Losses with respect to the Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E-RR Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

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In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or a Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

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(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending June 30, 2025, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless

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such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2025, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative or a Loan-Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a holder or beneficial owner of Certificates or Loan-Specific Certificates), or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the

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case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Directing Holder, a Controlling Class Certificateholder or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously

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distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd. and CRED iQ; pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights such Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to, or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
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●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the "special notices" tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates;
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●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event or any applicable Operating Advisor Consultation Trigger Event has occurred, including (if the assets of the Issuing Entity include a Trust Subordinate Companion Loan) any such event described under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
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(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC®

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special servicer loan file and the CREFC® special servicer property file for the related Excluded Special Servicer Mortgage Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted

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in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder or Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at https://sf.citidirect.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (866) 855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party may be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in

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multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal

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procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream

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interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates in the aggregate (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders and Loan-Specific Certificateholders as follows:

(1)     1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one class of such certificates is greater than zero), and

(2)     in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates and all classes of interest-only Loan-Specific Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such class of Principal Balance Certificates or Loan-Specific Principal Balance Certificates, as applicable, as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates and Loan-Specific Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

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At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates exclusive of any Loan-Specific Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)  in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights or, if applicable, Pooled Voting Rights of any class of Certificates or Loan-Specific Certificates are required to be allocated among the holders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and

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Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.

388 Greenwich Street, 26th Floor

New York, New York 10013

Attention: Global Transaction Services – BMARK 2025-V13

With a copy to: ratingagencynotice@citi.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between in each case the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans (and such Trust Subordinate Companion Loans), without recourse, to the Trustee for the benefit of the Certificateholders and any related Loan-Specific Certificateholders and related uncertificated interest owners. Each of the Queens Center Mortgage Loan and the Colony Square Mortgage Loan (each of which is sometimes referred to in this prospectus as a “Joint Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each related Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by the applicable Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)                            (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)                         the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                      the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                       an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)                          an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)                       the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)                    originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)                 the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding

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escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                     an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)                        an original or copy of the related loan agreement, if any;

(xi)                     an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)                  an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)               an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)                an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)                   if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)                in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)             any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)          an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)              the original or copy of any related environmental insurance policy;

(xx)                 a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)              copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each

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Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of Barclays, also against Barclays Holdings, in connection with the repurchase and substitution obligations of Barclays), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder (or any Loan-Specific Certificateholder or related uncertificated interest owner) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)                        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                     the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording

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indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)                  any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)                   final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                      the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                   the related ground lease, if any, and any ground lessor estoppel;

(vii)                the related loan agreement, if any;

(viii)             the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)                 the related lockbox agreement or cash management agreement, if any;

(x)                    the environmental indemnity from the related borrower, if any;

(xi)                 the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)              in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)            any mezzanine loan intercreditor agreement;

(xv)               any related environmental insurance policy;

(xvi)            any related letter of credit and any related assignment thereof; and

(xvii)         any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

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(e)      a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)          a copy of the applicable mortgage loan seller’s asset summary;

(j)          a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)          a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)     unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes

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should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI, GACC, Barclays and BMO) and Annex E-2A (in the case of GSMC), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of Barclays, also against Barclays Holdings, in connection with the repurchase and substitution obligations of Barclays), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder (or any Loan-Specific Certificateholder or related uncertificated interest owner) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof as if such applicable portion was a separate Mortgage Loan) or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
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(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

With respect to the Barclays Mortgage Loans, Barclays Holdings will be an additional responsible party in connection with the repurchase and substitution obligations of Barclays under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or Trust Subordinate Companion Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information

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reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class

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of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage

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Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

As stated above, with respect to a Material Defect related to a Joint Seller Mortgage Loan, each Sponsor will only be a Mortgage Loan Seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable Mortgage Loan Sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those Mortgage Loan Sellers repurchases its interest in such Mortgage Loan and the other Mortgage Loan Seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the Pooling and Servicing Agreement, and the repurchasing Mortgage Loan Seller’s interest in such Mortgage Loan will be deemed to constitute a “Outside Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Outside Servicing Agreement and the related intercreditor agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Co-Lender Agreement between the issuing entity, the repurchasing Mortgage Loan Seller and the other related Companion Loan Holders and (iv) the repurchasing Mortgage Loan Seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a Barclays Mortgage Loan, Barclays Holdings, as an additional responsible party in connection with the repurchase and substitution obligations of Barclays), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a Barclays Mortgage Loan, Barclays Holdings, as an additional responsible party in connection with the repurchase and substitution obligations of Barclays) will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of February 1, 2025 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
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●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced AB Whole Loan” means any AB Whole Loan that is an Outside Serviced Whole Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
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●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

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The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Type of Whole Loan	Servicing Status of Whole Loan
State Farm Data Center Portfolio	GSMC	$76,500,000	9.97%	$48,500,000	N/A	$125,000,000	Pari Passu	Serviced
Prime 15 Portfolio	CREFI	$54,000,000	7.0%	$54,000,000	N/A	$108,000,000	Pari Passu	Serviced
Pinnacle Hills Promenade	Barclays	$52,000,000	6.8%	$78,000,000	N/A	$130,000,000	Pari Passu	Servicing Shift
Herald Center	BMO	$50,000,000	6.5%	$109,000,000	$141,000,000	$300,000,000	Pari Passu-AB	Serviced
Queens Center	GACC, GSMC	$47,500,000	6.2%	$477,500,000	N/A	$525,000,000	Pari Passu	Outside Serviced
Renaissance New York Midtown Hotel	GSMC	$40,000,000	5.2%	$50,000,000	N/A	$90,000,000	Pari Passu	Servicing Shift
Woodland Mall	BMO	$30,000,000	3.9%	$50,000,000	N/A	$80,000,000	Pari Passu	Outside Serviced
CBM Portfolio	GACC	$20,000,000	2.6%	$200,000,000	$457,000,000	$677,000,000	Pari Passu-AB	Outside Serviced
Colony Square	BMO, GACC, GSMC	$15,000,000	2.0%	$245,000,000	N/A	$260,000,000	Pari Passu	Outside Serviced
Tops & Kroger Portfolio	Barclays	$13,500,000	1.8%	$87,000,000	N/A	$100,500,000	Pari Passu	Outside Serviced
The Spiral	GSMC	$10,000,000	1.3%	$2,066,700,000	$773,300,000	$2,850,000,000	Pari Passu-AB	Outside Serviced

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

There are no Serviced AB Whole Loans or Outside Serviced AB Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded. However, there are both serviced and outside serviced pari passu-AB whole loans.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for

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servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Loan-Specific Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, any related Loan-Specific Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer

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determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This cure, substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

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2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) one business day after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Master Servicer or the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided that such 60 day grace period does not apply to a default that gives rise to immediate

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acceleration of the related Serviced Loan without the application of a grace period under the terms of the Mortgage Loan documents; and provided further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any related Loan-Specific Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60 day grace period does not apply to a default that gives rise to immediate acceleration without the application of a grace period under the terms of the Serviced Loan).

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a
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modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such

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determination) or (ii) in the case of a Major Decision described in subclause (i) or (ii) of clause (O) of the definition of “Major Decision” below will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus.

For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(b)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(c)       in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(d)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(e)       any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(f)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(g)       any determination whether to cure a default under any ground lease or to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease;

(h)       approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower; and

(i)        exercise of any lender consent or approval rights in connection with the Leasehold Condominium Conversion for the Herald Center Mortgaged Property.

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With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (O) of the definition of “Major Decision” below, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, any related Loan-Specific Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in

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such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, or to otherwise take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions, without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer). The Master Servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement with one of its sub-servicers.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount advanced pursuant to, or required to be advanced pursuant to, the Pooling and Servicing Agreement, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination; provided that the Master Servicer will be required to forward to the Special Servicer any written notice of default under a ground lease, and the Special Servicer will be required to determine in accordance with the Servicing Standard whether such default should be cured. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan held outside the Issuing Entity if the related Mortgage Loan is no longer held by the Issuing Entity.

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The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Certificate Administrator, in its capacity as back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”), to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Back-Up Advancing Agent or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Back-Up Advancing Agent will be required:

●	if a responsible officer of the Back-Up Advancing Agent has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Back-Up Advancing Agent determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Back-Up Advancing Agent, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Back-Up Advancing Agent, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee,

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as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Back-Up Advancing Agent) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan or the Issuing Entity’s interest in a related REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property) prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Back-Up Advancing Agent will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Back-Up Advancing Agent, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Back-Up Advancing Agent, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Back-Up Advancing Agent; provided that the Special Servicer does not have an obligation to make any determination as to whether an Advance is or is not a Nonrecoverable Advance;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Back-Up Advancing Agent is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Back-Up Advancing Agent; and
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●	notwithstanding the foregoing, the Back-Up Advancing Agent may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other such servicer in accordance with the preceding bullet which is binding on the Back-Up Advancing Agent), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Back-Up Advancing Agent, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Back-Up Advancing Agent, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account, among other things, the subordinate nature of such Trust Subordinate Companion Loan to the related Mortgage Loan and the related Pari Passu Companion Loans.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Back-Up Advancing Agent’s obligation to make P&I Advances, the Master Servicer and the Back-Up Advancing Agent may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Back-Up Advancing Agent, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from a payment of Penalty Charges and Modification Fees on the related Mortgage Loan, the related Trust Subordinate Companion Loan or, to the extent permitted by the related Co-Lender Agreement, the related Serviced Whole Loan, as applicable, by the borrower, (ii) from other payments, insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on or allocable to the related Mortgage Loan, the related Trust Subordinate Companion Loan or, in the case of Property Advances and interest thereon, the related Serviced Whole Loan, as applicable, or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Whole Loan; and provided, further, that P&I Advances made on any Mortgage Loan or Trust Subordinate Companion Loan and interest thereon will not be reimbursable out of collections on or allocable to any related Pari Passu Companion Loan held outside the Issuing Entity.

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to

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the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Back-Up Advancing Agent will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any related Loan-Specific Certificateholders (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, any related Loan-Specific Certificateholders and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Back-Up Advancing Agent to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as

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credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or Loan-Specific Certificateholders to the detriment of other Classes of Certificateholders or Loan-Specific Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Master Servicer will also be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account” and, (iii) if applicable, a “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Available Funds (or Trust Subordinate Companion Loan Available Funds) for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Back-Up Advancing Agent will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Regular Certificates and (to the extent that they

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represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates (and any related uncertificated interest owners) and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Closing Date, the Certificate Administrator will deposit in the Interest Reserve Account all Initial Interest Deposit Amounts received from the respective Mortgage Loan Sellers. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2026) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit in the Interest Reserve Account, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis (other than the Herald Center Trust Subordinate Companion Loan), an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2025), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Interest Deposit Amounts and/or Withheld Amounts on deposit therein, and deposit such aggregate amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized, and allocable to the Issuing Entity, on sales of REO Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date.  If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation to the Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the amount of the applicable insufficiency in such Available Funds .  In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan), the excess of (i) Liquidation Proceeds of that Mortgage Loan (and any related Trust Subordinate Companion Loan) or any related REO Property (net of any related liquidation expenses and any amounts payable to a related Serviced Companion Loan Holder (in connection with a related Serviced Companion Loan held outside

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the Issuing Entity) pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan (and any related Trust Subordinate Companion Loan) on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Issuing Entity.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account, each Whole Loan Custodial Account and the Loss of Value Reserve Fund) or the Special Servicer (in the case of any REO Account)) on behalf of the Trustee for the benefit of the holders of Certificates and/or Loan-Specific Certificates. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account, the Loss of Value Reserve Fund and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the
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Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Back-Up Advancing Agent, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
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(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan may not be paid out of payments or other collections on any related Serviced Pari Passu Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Special Servicer (subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement), the Master Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)                    to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)                 (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)              to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)               following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to

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the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)                  on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and/or Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 0%, 50% or 100% for Serviced Loans that are not Specially Serviced Loans and which will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include any Modification Fees or waiver fees earned in connection with a defeasance to which either the Master Servicer or the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, Loss of Value Reserve Fund and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and

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the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

For the avoidance of doubt, the Master Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval (or review thereof) required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or

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the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees or similar fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate

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calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee (provided that the Special Servicer may collect from the related borrower and retain (x) a workout fee, and (y) such other fees as are provided for in the related loan documents). The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of

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default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; and provided, further, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). Furthermore, no Liquidation Fee will be payable if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payments is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), (provided that the Special Servicer may collect from the related borrower and retain (x) a liquidation fee, and (y) such other fees as are provided for in the related loan documents. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property,

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REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0%, 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and which will be 100% for Specially Serviced Mortgage Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer, and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

For the avoidance of doubt, the Special Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout

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or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and any Trust Subordinate Companion Loans and, as to each Mortgage Loan and Trust Subordinate Companion Loan, will accrue at 0.00870% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and any Trust Subordinate Companion Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan and Trust Subordinate Companion Loan on the Stated Principal Balance of the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and will be calculated on the same interest accrual basis as the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and prorated for any partial periods.

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The “Operating Advisor Fee Rate” will be a rate equal to 0.00181% per annum with respect to each Mortgage Loan.

The Operating Advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan or Whole Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan) and Trust Subordinate Companion Loan, and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00028% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated

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Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan or Trust Subordinate Companion Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $21,750 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,175 per additional Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,875 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,600 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

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Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s), Loss of Value Reserve Fund and certain reserve accounts	monthly
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
430

Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00870% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00181% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00028% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Asset Review, the sum of: (i) $21,750 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,175 per additional Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,875 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,600 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Back-Up Advancing Agent (7)	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Back-Up Advancing Agent (7)	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below.
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Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan in the same Serviced Whole Loan.
(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Pinnacle Hills Promenade	0.00125%	(3)	(3)	(3)
Queens Center	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	0.50%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	0.50%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Woodland Mall	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
Renaissance New York Midtown Hotel	0.00125%	(3)	(3)	(3)
The Spiral	0.00020%	0.25%, subject to a cap of $2,250,000 per calendar year	0.50%, subject to a cap of $4,000,000 per occurrence	0.50%, subject to a cap of $4,000,000 per occurrence
Colony Square	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
Tops & Kroger Portfolio	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
CBM Portfolio	0.00025%	0.25%	0.50%	0.50%

(1)	Includes Servicing Shift Mortgage Loans.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Upon the securitization of the related Controlling Pari Passu Companion Loan, the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the future securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.
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Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following

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its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)                    the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)                 the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)               the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)                    the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)                 the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or

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greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)              the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding anything to the contrary described in this prospectus, without any other approval or consent of the Special Servicer (in the case of the Master Servicer) or the Directing Holder (in either case), the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), that does not materially affect the use or value of the related Mortgaged Property or the related borrower’s ability to make any payments with respect to the related Serviced Loan, (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver, consent or amendment of such documents as described in clauses (O)(i) and (ii) of the definition of “Major Decision”) and (iii) related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 120 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property; or
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days).
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If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur with respect to any Serviced Loan at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer in consultation with the Controlling Class Representative or applicable Loan-Specific Controlling Class Representative (in each case, for so long as such party is the applicable Directing Holder or a Consulting Party) will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, for such Whole Loan) will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated by the Special Servicer, will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)    the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)    the excess of:

(i)     the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage

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Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)     the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Back-Up Advancing Agent, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance thereon will be reduced, which (to the extent of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related

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Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

With respect to each Outside Serviced Mortgage Loan, the Collateral Deficiency Amount shall be the portion of any “collateral deficiency amount” relating to such Outside Serviced Whole Loan, that is calculated pursuant to the applicable Outside Servicing Agreement by the related Outside Special Servicer or related Outside Servicer, as applicable, and that is allocable to such Outside Serviced Mortgage Loan pursuant to such Outside Servicing Agreement and the related Co-Lender Agreement. The parties to the Pooling and Servicing Agreement will be entitled to rely on such calculations as reported to them by the related Outside Servicer or other applicable party to such Outside Servicing Agreement. The Uncertificated Interest Owners and, by their acceptance of their Certificates, the Certificateholders will be deemed to have acknowledged that the applicable Outside Servicing Agreement and the related Co-Lender Agreement, taken together, provide that any such “collateral deficiency amount” will be calculated under the applicable Outside Servicing Agreement by the applicable party thereto.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination, will equal with respect to the Mortgage Loans the sum of (i) all Appraisal Reduction Amounts then in effect with respect to the Mortgage Loans, and (ii) with respect to any Mortgage Loan that is an AB Modified Loan, any Collateral Deficiency Amount then in effect.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, an amount calculated by the Special Servicer and generally equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the

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extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). Furthermore, for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event affecting all the Serviced Loans, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of HRR Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the respective Classes of Control Eligible Certificates (and for purposes of determining the occurrence an Operating Advisor Consultation Trigger Event affecting all the Serviced Loans, the respective Classes of HRR Certificates) will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding discussion.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class) or the occurrence of a Control Termination Event (or any applicable Loan-Specific Control Termination Event) or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator, the Operating Advisor and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates and Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable

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Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class (even if one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination) may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or any “control appraisal period” with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2026; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Whole Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2026) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material

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respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually (commencing in 2026), to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.
●	Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless (i) those activities relate to 5% or less of the Mortgage Loans by balance or (ii) the Master Servicer or the Special Servicer, as applicable, is permitted, pursuant to the Exchange Act reporting requirements (including any SEC guidance), to take responsibility for the assessment of compliance with the servicing criteria of such person or entity.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the holders

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of any Loan-Specific Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Loan-Specific Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Issuing Entity or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

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The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or any Loan-Specific Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, when acting as Back-Up Advancing Agent, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the

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Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as

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applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

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(f)        Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be;

(h)       the Master Servicer or the Special Servicer, as applicable, is removed from S&P Global Ratings (“S&P”) Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days; or

(i)        (i) the Master Servicer or the Special Servicer, as applicable, has failed to maintain a rating by DBRS, Inc. (“Morningstar DBRS”) equal to or higher than “MOR CS3” as a master servicer or a special servicer, as applicable, and such rating is not reinstated within 60 days of such event (if the Master Servicer or the Special Servicer, as applicable, has or had a Morningstar DBRS rating on or after the Closing Date) or (ii) if the Master Servicer or the Special Servicer, as applicable, has not been rated by Morningstar DBRS on or after the Closing Date, and Morningstar DBRS has qualified, downgraded or withdrawn the then-current rating or ratings of one or more Classes of the Herald Center Loan-Specific Certificates or placed one or more Classes of the Herald Center Loan-Specific Certificates on “watch status” in contemplation of a rating downgrade or withdrawal, publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar DBRS within 60 days of such event); or

(j)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Whole Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates) or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a

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Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights of all Certificates and Loan-Specific Certificates, or (ii) in the case of the Special Servicer with respect to all the Serviced Loans other than a Trust Subordinate Companion Whole Loan, at least 25% of the aggregate Pooled Voting Rights of all Certificates or (iii) in the case of the Special Servicer with respect to a Trust Subordinate Companion Whole Loan, at least 25% of the aggregate Voting Rights of all Certificates and related Loan-Specific Certificates, so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates (solely in the case of clause (2)) or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g), (h) or (i) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the

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related Serviced Companion Loan Holder or the holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g), (h) or (i) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the holders of Certificates evidencing not less than 66-2/3% of the Pooled Voting Rights (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, the holders of Certificates and related Loan-Specific Certificates evidencing 66-2/3% of the Voting Rights of all Certificates and the related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to any Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

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(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation from each Rating Agency);

(b)           except in the case of a Serviced Outside Controlled Whole Loan or a Trust Subordinate Companion Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Pooled Voting Rights allocable to each Class of such Non-Reduced Certificates;

(c)           at any time, with respect to all of the applicable Serviced Loans (including any Trust Subordinate Companion Loan), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)           solely with respect to any particular Trust Subordinate Companion Loan, as may further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

“Certificateholder Quorum” means a quorum that:

(1)	for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis;
(2)	for purposes of each of a vote to terminate and replace the Special Servicer (including with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate outstanding principal balance of all the Principal Balance Certificates, with such quorum including at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other; and
(3)	for purposes of a vote to terminate and replace the Special Servicer solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer

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Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If (i) at any time the Special Servicer is the party that had acted as the Special Servicer with respect to an Excluded Special Servicer Mortgage Loan prior to it becoming an Excluded Special Servicer Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date and, in either case, the Special Servicer is no longer a Borrower Party, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of

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(a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Pooled Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan and Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation from each Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s). In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loan(s) if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity payable out of collections on the Mortgage Loans. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the

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determination that performance of its duties is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. No such resignation may become effective until the Trustee or a successor Master Servicer or successor Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that: (i) at any time following the date that the Credit Risk Retention Rules are no longer applicable to the securitization transaction constituted by the issuance of the Certificates and there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan unless the relevant credit risk retention rules are also no longer applicable to the securitization transaction constituted by the issuance of the Loan-Specific Certificates backed by such Trust Subordinate Companion Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is so terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (A) for so long as the Back-Up Advancing Agent or the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch), (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as the Back-Up Advancing Agent has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P), (C) a rating on its long-term senior unsecured debt or issuer credit rating of at least “BBB-“ by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Fitch and S&P), provided that Wilmington Savings Fund Society, FSB may act as Trustee if the Master Servicer or the Back-Up Advancing Agent has a long-term senior unsecured debt or issuer credit rating of at least “BBB-” by KBRA (or if not rated by KBRA, an equivalent rating by any two other NRSROs, which may include Fitch, S&P and Morningstar DBRS), and (D) a rating on its long-term senior unsecured debt of at least “A” by Morningstar DBRS (or, if not rated by Morningstar DBRS, an equivalent rating by two (2) other NRSROs), provided that Wilmington Savings Fund Society, FSB may act as Trustee if the

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Master Servicer or the Back-Up Advancing Agent has a long-term senior unsecured debt or issuer credit rating of at least “A” by Morningstar DBRS (or if not rated by Morningstar DBRS, an equivalent rating by any two other NRSROs, which may include Fitch and S&P) (or, in the case of each of clauses (A), (B), (C) and (D), such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain (A) a rating on its long-term senior unsecured debt or issuer credit rating of at least “BBB-” by KBRA (or an investment grade rating by any other NRSRO, which may include Fitch and S&P) and (B) a rating on its long-term senior unsecured debt of at least “BBB(high)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, then at least an equivalent rating by two (2) other NRSROs). In addition, the Certificate Administrator in its capacity as Back-Up Advancing Agent is required to maintain the ratings set forth in the next paragraph. Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Certificate Administrator will serve as the initial Back-Up Advancing Agent and shall be deemed appointed as Back-Up Advancing Agent at all times that no other party is so appointed in accordance with the Pooling and Servicing Agreement. The Back-Up Advancing Agent is required at all times to be an institution that (i) has the Applicable Back-Up Advancing Agent Ratings or (ii) is otherwise acceptable to the Rating Agencies as confirmed by receipt of a Rating Agency Confirmation from each Rating Agency. If the Back-Up Advancing Agent ceases to have the Applicable Back-Up Advancing Agent Ratings, then the Back-Up Advancing Agent is required, within 90 days after it ceases to have the Applicable Back-Up Advancing Agent Ratings, to either (1) obtain a Rating Agency Confirmation from each of the Rating Agencies to allow the Back-Up Advancing Agent to remain in such capacity on this transaction or (2) appoint another Back-Up Advancing Agent to perform the Back-Up Advancing Agent’s obligations under the Pooling and Servicing Agreement. The Back-Up Advancing Agent may, at its own expense, appoint a successor Back-Up Advancing Agent to perform its obligations under the Pooling and Servicing Agreement. The appointment of a successor Back-Up Advancing Agent will not relieve the Back-Up Advancing Agent appointing such successor from any of its obligations under the Pooling and Servicing Agreement (including, without limitation, its obligations to make Advances), and the Back-Up Advancing Agent appointing such successor is required to remain responsible for all acts and omissions of the successor Back-Up Advancing Agent. The “Applicable Back-Up Advancing Agent Ratings” are, with respect to any institution that acts or is to act, as the context may require, as the Back-Up Advancing Agent, (a) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch, provided that such institution will be deemed to have satisfied the rating requirement in this clause (a) as long as the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch, (b) a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB” by S&P, (c) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs (which may include Fitch, S&P and Morningstar DBRS)) and (d) a rating on its long-term senior unsecured debt of at least “A” by Morningstar DBRS (or, if not rated by Morningstar DBRS, an equivalent rating by two (2) other NRSROs (which may include Fitch, S&P and KBRA)) (or, in the case of any Rating Agency’s rating requirement set forth in clause (a), (b), (c) or (d) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

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Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (when acting as Back-Up Advancing Agent) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, the Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as

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applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. §43.2 of the Credit Risk Retention Rules).

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the holders of any Loan-Specific Certificates and related uncertificated interests:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates (or, if applicable, any holders of Loan-Specific Certificates and related uncertificated interests);

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) or, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, as evidenced by a Rating Agency Confirmation from each Rating Agency (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates (or, if applicable, any holder of the Loan-Specific Certificates or related uncertificated interests), (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

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(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of (i) any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner) or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, a Rating Agency Confirmation from each of the Rating Agencies (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) with respect to such amendment or supplement and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered with respect to the Certificates pursuant to the Pooling and Servicing Agreement);

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by each Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of (i) any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner) or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to the Pooling and Servicing Agreement); and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that (A) such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement) and (B) such modification shall not adversely affect in any material respects the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by (x) an opinion of Counsel or (y) if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates (or a comparable confirmation from each applicable Loan-Specific Rating Agency); and provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such certificates, or (v) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent (the lack of which material adverse effect must in the case of, and under the circumstances described in, clauses (e) and (f) of the prior paragraph, be evidenced as described in such clauses).

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific

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Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or any Loan-Specific Certificate of any class or related uncertificated interest without the consent of the holder of that Certificate or the holder of that Loan-Specific Certificate or the related uncertificated interest owner, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or Loan-Specific Certificates of any class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or holders of Loan-Specific Certificates of that class, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and/or the related Loan-Specific Certificateholders, as applicable, or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders that are adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the affected underwriter or initial purchaser, or (9) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost

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of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the holders of Loan-Specific Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and, if applicable, any related Loan-Specific Certificateholders or any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three

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year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or such Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, any related Loan-Specific Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the holders of any related Loan-Specific Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Back-Up Advancing Agent, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, Loan-Specific Certificateholders or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan

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and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates and Loan-Specific Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or the Back-Up Advancing Agent on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any applicable Loan-Specific Certificateholders) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any applicable such Loan-Specific Certificateholders) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any applicable Loan-Specific Certificateholders) and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement.

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The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Whole Loan, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other

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than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Whole Loan, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower (other than a former borrower), any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, subject, in the case of Major Decisions, to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section ) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (O) of the definition of “Major Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

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In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (other than any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.
Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement, by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class

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Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)        any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or if related to an immaterial easement, right of way or similar agreement;

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(G)      any approval of property management company changes or franchise changes including any amendments, modifications or terminations of property management agreements or franchise agreements, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000 or (ii) the successor property manager is affiliated with the borrower;

(H)       any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)         any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)          the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower and any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(L)        any determination of an Acceptable Insurance Default;

(M)      approval of any waiver regarding the receipt of financial statements that are late for more than ninety (90) consecutive days or the failure to abide by cash management provisions of the Mortgage Loan documents for a period of more than ninety (90) days;

(N)      any approval of or consent to a grant of an easement or right of way (including, without limitation for utilities, access, parking, public improvements or another purpose) that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to a Specially Serviced Loan, or subordination of the lien of a Mortgage Loan or Whole Loan to such easement or right of way;

(O)     agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(P)      any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(Q)      releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with

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respect to certain Mortgage Loans identified on a schedule to the Pooling and Servicing Agreement, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion; and

(R)       to the extent that they do not otherwise constitute “Major Decisions” pursuant to any of clauses (A) through (Q) above, then solely with respect to the Operating Advisor’s non-binding consultation rights: (1) any material modification of, or waiver with respect to, any provision of any Mortgage Loan document (including the mortgages); (2) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (3) any acquisition of a Mortgaged Property;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in the preceding sentence in the form of an Asset Status Report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to (A) a related “control appraisal period” existing or being deemed to exist and (B) control shifting to the note or one of the notes, as applicable, evidencing the related Mortgage Loan, (iii) with respect to a Serviced Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is
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entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and

●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as no related “control appraisal period” exists or is deemed to exist and no related Loan-Specific Control Termination Event exists or is deemed to exist, the related Loan-Specific Controlling Class Representative (if and for so long as the related Loan-Specific Controlling Class Representative is entitled to act as Directing Holder) and (ii) for so long as (A) a related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, (B) control has shifted to the note or one of the notes, as applicable, evidencing the related Mortgage Loan and (C) a Control Termination Event has not occurred and is continuing, the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan, and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related “control appraisal period” exists or is deemed to exist or control has not otherwise shifted to the note or one of the notes, as applicable, evidencing the related Mortgage Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Note Holder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative. Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be V13 B-Piece Grand Avenue Partners, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer

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and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class E-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to such Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related “control appraisal period” is not continuing.

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A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be as defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership

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interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)          does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)          may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

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(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an applicable “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), solely (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor; and
(v)	with respect to a Trust Subordinate Companion Whole Loan, solely after the occurrence and during the continuance of a related Loan-Specific Control Termination Event, and prior to the occurrence and continuance of a related Loan-Specific Consultation Termination Event, the related Loan-Specific Controlling Class Representative (for so long as the related Loan-Specific Controlling Class Representative is entitled to be a Consulting Party);

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no applicable “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, (B) the Operating Advisor will not be a Consulting Party if and for

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so long as no Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) has occurred and is continuing, and (C) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, any Loan-Specific Controlling Class Representative, the Operating Advisor or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder, or class of Loan-Specific Certificates or any Loan-Specific Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur with respect to all the Mortgage Loans when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

An “Operating Advisor Consultation Trigger Event” specifically related to an EHRI Trust Subordinate Companion Loan Securitization will, if applicable, occur or be deemed to occur as described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without

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limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and any Loan-Specific Certificateholders (as a collective whole), and not any particular Class of those Certificateholders or any particular class of the Loan-Specific Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and regardless of whether or not a Control Termination Event is continuing, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any information appropriately labeled as or which appears on its face to be Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate

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Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all information appropriately labeled as or which appears on its face to be Privileged Information confidential and may not disclose such information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is or appears to be Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information, and any information appropriately labeled as or which appears on its face to be Privileged Information, with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives information appropriately labeled as or which appears on its face to be Privileged Information from the Operating Advisor with a notice stating that such information is or appears to be Privileged Information may not disclose such information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege), or (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

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It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event)).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

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Annual Report

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust Subordinate Companion Loan Securitization, the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

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The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of (a) the Certificateholders (as a collective whole) and/or (b) any related Loan-Specific Certificateholders and related uncertificated interest owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and/or “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates and/or Loan-Specific Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates and Loan-Specific Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days following receipt of written notice by the Operating Advisor of such failure or the Operating Advisor obtaining actual knowledge of such failure; provided that, in the event that Rule 7 of Regulation RR is applicable to this securitization transaction or an EHRI Trust Subordinate Companion Loan Securitization, then such Operating Advisor Termination Event will occur without any requirement for such notice or actual knowledge, and the references thereto above will be deemed inapplicable;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

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(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)               the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of related Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all related Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P and/or DBRS, Inc. (“Morningstar DBRS”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including

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to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) in the case of an EHRI Trust Subordinate Companion Loan Securitization, that is not and is not a Risk Retention Affiliate of the applicable Loan-Specific Retaining Third Party Purchaser, or any other Impermissible Risk Retention Affiliate), (vi) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer, and (vii) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates (or, in the case of an EHRI Trust Subordinate Companion Loan Securitization, any Loan-Specific Certificates or related uncertificated interests), any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each holder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each holder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists), any

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applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 24.5% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 161 reviewed prior pools of commercial mortgage loans for which CREFI (or

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its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 1, 2019 and September 30, 2024 was approximately 25.37%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 161 reviewed transactions (taking into account all reporting periods between October 1, 2019 and September 30, 2024 was approximately 25.37% for each such transaction) in the identified reporting periods was approximately 4.30%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Pooled Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Pooled Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
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(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with

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respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer, who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide to the Special Servicer and the Asset Representations Reviewer any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

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The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller (or, if applicable, against any related guarantor(s) of the applicable Mortgage Loan Seller’s cure, repurchase and substitutions obligations), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or Morningstar DBRS and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any information appropriately labeled as or which appears on its face to be Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is or appears to be Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such information appropriately labeled as or which appears on its face to be Privileged Information from the Asset Representations Reviewer with a notice stating that such information is or appears to be Privileged Information may not disclose such information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

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Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or class of Loan-Specific Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Pooled Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days following receipt of written notice by the Asset Representations Reviewer of such failure or the Asset Representations Reviewer obtaining actual knowledge of such failure;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and
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liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Certificates evidencing not less than 25% of all the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer.

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The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

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Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but will not apply to any Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

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In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner of a Certificate that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Pooled Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution

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Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

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In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in

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accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and
(3)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency

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Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Neither the Master Servicer nor the Special Servicer will be required to respond to communications from any Rating Agency to such party unless such communications are in writing, including any specific request from any Rating Agency.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders (and any Loan-Specific Certificateholders and any related uncertificated interests) of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and then outstanding Loan-Specific Certificates (and any related uncertificated interests) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and any then outstanding Loan-Specific Certificates and related uncertificated interest on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) that are/is ARD Loan(s), but in each case only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurs). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and

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Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer for such REO Property (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) and any then outstanding Loan-Specific Certificates and related uncertificated interests for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid an amount specified in the Pooling and Servicing Agreement related to such termination of the Trust, but all the holders of such Classes of outstanding Regular Certificates and Loan-Specific Certificates and related uncertificated interests would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of certain additional related termination and purchase options.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling

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and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect and further, subject to any exceptions set forth below, for servicing of the subject Outside Serviced Mortgage Loans in a manner consistent with the servicing of the Serviced Whole Loans under the Pooling and Servicing Agreement:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will generally be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the CBM Portfolio Whole Loan and The Spiral Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.
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●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and (ii) in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the
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equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (B) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence (or fraud, if so provided in the related Outside Servicing Agreement) in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
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●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	With respect to the CBM Portfolio Pari Passu-AB Whole Loan and The Spiral Pari Passu-AB Whole Loan, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such
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request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or if the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Issuing Entity (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
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●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from February 1, 2025, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other Certificates and any Loan-Specific Certificates and related uncertificated interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Principal Balance Certificates occur when the principal balance of a Mortgage Loan is reduced without an equal distribution to

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applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or the Back-Up Advancing Agent of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the lasting effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-1 Certificates, the extent to which the Class A-1 Scheduled Principal Balances are achieved and the sensitivity of the Class A-1 Certificates to principal prepayments on the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-1 Certificates until the Certificate Balance of the Class A-1 Certificates is reduced to zero. As such, the Class A-1 Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of

504

principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Principal Balance Certificates will be affected to the extent of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than

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the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

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(i)                            each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)	the Mortgage Rate in effect for each Mortgage Loan and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate (which, in the case of The Spiral Mortgage Loan assumes no change in the weighted average of the interest rates of the respective components in connection with any partial prepayment);

(iii)                       there are no delinquencies or defaults;

(iv)                       scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(v)                          no prepayment premiums or yield maintenance charges are collected;

(vi)                       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vii)                     no Mortgage Loan is required to be repurchased from the Issuing Entity;

(viii)                 the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(ix)                      there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(x)                        distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in March 2025;

(xi)                      the Certificates will be issued on February 19, 2025;

(xii)                   the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xiii)                the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of the 0% CPR scenario);

(xiv)                all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xv)                   with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xvi)                 the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvii)              there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xviii)           with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed constant prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

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The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-3 and Class A-4 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	98%	98%	98%	98%	98%
February 15, 2028	60%	60%	60%	60%	60%
February 15, 2029	20%	20%	20%	20%	20%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	3.24	3.24	3.24	3.24	3.24
First Principal Payment Date	February 2027	February 2027	February 2027	February 2027	February 2027
Last Principal Payment Date	July 2029	July 2029	July 2029	July 2029	July 2029

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.91	2.89	2.88	2.85	2.66
First Principal Payment Date	January 2028	October 2027	October 2027	October 2027	October 2027
Last Principal Payment Date	January 2028	January 2028	January 2028	January 2028	October 2027

508

Percentages of the Maximum Initial Certificate Balance ($175,000,000)(1) of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.79	4.68	4.57	4.48	4.32
First Principal Payment Date	July 2029	April 2029	April 2029	April 2029	April 2029
Last Principal Payment Date	January 2030	December 2029	November 2029	October 2029	July 2029

______________________________
(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
February 15, 2026	N/A	N/A	N/A	N/A	N/A
February 15, 2027	N/A	N/A	N/A	N/A	N/A
February 15, 2028	N/A	N/A	N/A	N/A	N/A
February 15, 2029	N/A	N/A	N/A	N/A	N/A
February 15, 2030 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

______________________________
(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Maximum Initial Certificate Balance ($460,366,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.87	4.82	4.76	4.67	4.39
First Principal Payment Date	July 2029	April 2029	April 2029	April 2029	April 2029
Last Principal Payment Date	February 2030	February 2030	January 2030	January 2030	August 2029

______________________________
(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

509

Percentages of the Minimum Initial Certificate Balance ($285,366,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.92	4.90	4.87	4.79	4.43
First Principal Payment Date	January 2030	December 2029	November 2029	October 2029	July 2029
Last Principal Payment Date	February 2030	February 2030	January 2030	January 2030	August 2029

______________________________
(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.99	4.99	4.96	4.91	4.49
First Principal Payment Date	February 2030	February 2030	January 2030	January 2030	August 2029
Last Principal Payment Date	February 2030	February 2030	February 2030	February 2030	August 2029

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.99	4.99	4.99	4.99	4.56
First Principal Payment Date	February 2030	February 2030	February 2030	February 2030	August 2029
Last Principal Payment Date	February 2030	February 2030	February 2030	February 2030	September 2029

510

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.99	4.99	4.99	4.99	4.60
First Principal Payment Date	February 2030	February 2030	February 2030	February 2030	September 2029
Last Principal Payment Date	February 2030	February 2030	February 2030	February 2030	October 2029

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

511

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

512

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

513

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Three (3) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Trust Subordinate Companion Loan REMIC”, the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, respectively, and collectively, the “Trust REMICs”). The Trust Subordinate Companion Loan REMIC will hold the Trust Subordinate Companion Loan and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the related “Trust Subordinate Companion Loan Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Trust Subordinate Companion Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets (exclusive of any Excess Interest) and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Trust Subordinate Companion Loan Regular Interests and the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates and the respective classes of the Loan-Specific Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Trust Subordinate Companion Loan Regular Interests will qualify as a “regular interest” in the Trust Subordinate Companion Loan REMIC, (c) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (d) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (e) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and the Class S Certificates and will represent undivided beneficial interests in the Grantor Trust described in clause (i) above.

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Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans and the Trust Subordinate Companion Loan; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments

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on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Trust Subordinate Companion Loan Regular Interests will constitute a class of regular interests in the Trust Subordinate Companion Loan REMIC, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans and the Trust Subordinate Companion Loan that are reinvested pending distribution to holders of the Certificates and the Loan-Specific Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans and the Trust Subordinate Companion Loan, or whether these assets otherwise would receive the same treatment as the Mortgage Loans and the Trust Subordinate Companion Loan for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans and the Trust Subordinate Companion Loan are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans and the Trust Subordinate Companion Loan that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not

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ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans and the Trust Subordinate Companion Loan provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans or the Trust Subordinate Companion Loan will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

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Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans and the Trust Subordinate Companion Loan used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans and the Trust Subordinate Companion Loan will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans and the Trust Subordinate Companion Loan that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield

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method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be

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made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans or the Trust Subordinate Companion Loan, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans or the Trust Subordinate Companion Loan below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it

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is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower

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maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Trust Subordinate Companion Loan REMIC’s, as applicable, acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, would reduce amounts available for distribution to Certificateholders or Loan-Specific Certificateholders, as applicable.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to such tax.

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Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

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If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the Offered Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Offered Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Offered Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Offered Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Offered Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Offered Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is

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determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Offered Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

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ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

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An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
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●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the CBM Portfolio Mortgage Loan (2.6%), prospective investors should note that the State of Michigan Retirement System, which is a governmental plan, owns an indirect equity interest in the borrowers. Persons who have an ongoing relationship with the State of Michigan Retirement System should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

With respect to the Colony Square Mortgage Loan (2.0%), Teacher Retirement System of Texas and California State Teachers’ Retirement System, each a government plan, each owns a 40.91% equity interest in the related borrower. Persons who have an ongoing relationship with Teacher Retirement System of Texas or California State Teachers’ Retirement System should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
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●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Barclays Capital Inc., Final Authorization Number 2004-03E,a predecessor of BMO Capital Markets Corp., PTE 2006-07 (June 2, 2006), Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996) and Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services
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under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Underwriter Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

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●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.
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Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter

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Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated, (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied or (iv) (1) it is a plan subject to Similar Law and (2) its acquisition, holding and disposition of the Offered Certificate will not give rise to or constitute a non-exempt violation of any Similar Law.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

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Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily, commercial and manufactured housing community properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Twenty-seven (27) of the Mortgaged Properties (41.0%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Texas. Seven (7) of the Mortgaged Properties (11.6%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four (4) years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise). Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing

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any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least twenty-one (21) days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such twenty-one (21) day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above. The trustee’s sale must be performed pursuant to the terms of the deed of trust and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three (3) hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two (2) years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

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In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title

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under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

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Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
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●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents.

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Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

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One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
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●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the landowner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the landowner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the landowner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

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Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

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Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an

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unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable

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to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally

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viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to

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become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that

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is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal

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balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

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In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

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Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
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●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 (the “ADA”) and rules promulgated thereunder , in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

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Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under

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procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
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●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3 and/or Class A-4 Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-S, Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

557

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Barclays Capital Inc.	Deutsche Bank Securities Inc.	BMO Capital Markets Corp.	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$	$	$	$	$	$	$
Class A-2	$	$	$	$	$	$	$
Class A-3	$	$	$	$	$	$	$
Class A-4	$	$	$	$	$	$	$
Class X-A	$	$	$	$	$	$	$
Class A-S	$	$	$	$	$	$	$
Class B	$	$	$	$	$	$	$

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2025, before deducting expenses payable by the Depositor. The underwriters may effect the

558

transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. The underwriters have no obligation to make a market in the Offered Certificates. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the Offered Certificates or asset backed securities generally. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) CREFI (a Sponsor and an originator) and (iii) Citibank, N.A. (the Certificate Administrator). BMO Capital Markets Corp., one of the underwriters, is an affiliate of Bank of Montreal (a Sponsor and an originator). Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a Sponsor and an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor and an originator) and DBR Investments Co. Limited (an originator). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor) and Goldman Sachs Bank USA (an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. CREFI, BMO, Barclays, DBRI and GS Bank (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering (iii) Barclays Capital Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iv) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and (v) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans, (iii) the payment by the Depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a Sponsor, of the purchase price for the Barclays Mortgage Loans, (iv) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans and (v) the payment by the Depositor

559

to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., BMO Capital Markets Corp., Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-262701) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

560

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

561

Index of Certain Defined Terms

%
% Penalty	231
1
17g-5 Information Provider	383
1986 Act	517
2
2015 Budget Act	524
3
30/360 Basis	362
A
AB Modified Loan	440
AB Whole Loan	175
Accelerated Mezzanine Loan	471
Acceptable Insurance Default	406
Acquired Parcel	238
Actual/360 Basis	227
ADA	554
Administrative Fee Rate	279, 427
ADR	179
Advance Rate	411
Advances	410
Affiliate-Owned Homes	195
Affirmative Asset Review Vote	484
AG No Action Letter	196
AIFM Regulations	171
Allocated Cut-off Date Loan Amount	179
Ancillary Fees	422
Annual Debt Service	179
Anticipated Repayment Date	228
Applicable Back-Up Advancing Agent Ratings	455
Appraisal Reduction Amount	438
Appraisal Reduction Event	437
Appraised Value	179
Appraised-Out Class	441
Appraiser	439
Approved Exchange	17
Approximate Initial Credit Support	3
ARD	181
ARD Loan	228
Assessment of Compliance	443
Asset Representations Reviewer	336
Asset Representations Reviewer Asset Review Fee	428
Asset Representations Reviewer Ongoing Fee	427
Asset Representations Reviewer Ongoing Fee Rate	427

Asset Representations Reviewer Termination Event	488
Asset Representations Reviewer Upfront Fee	427
Asset Review	485
Asset Review Notice	484
Asset Review Quorum	484
Asset Review Report	486
Asset Review Report Summary	486
Asset Review Standard	485
Asset Review Trigger	483
Asset Review Vote Election	484
Assumed Certificate Coupon	346
Assumed Final Distribution Date	370
Assumption Fees	422
Attestation Report	443
Authority	225
Available Funds	357
B
Back-Up Advancing Agent	326, 411
Balloon Balance	181
Balloon Mortgage Loans	227
BANA Spiral Senior Notes	271
BANK 2025-5YR13 Spiral Senior Notes	271
Bank Act	294
Bankruptcy Code	169
Barclays	176, 301
Barclays Data Tape	302
Barclays Holdings	301
Barclays Mortgage Loans	176, 302
Barclays Review Team	302
Barclays’ Qualification Criteria	303
Base Interest Fraction	369
BBNA	294
BCBS	172
BCREI	176
Beds	188
BMO	176, 294
BMO Data File	295
BMO Financial	294
BMO Mortgage Loans	176, 294
BMO Securitization Database	295
Borrower Delayed Reimbursements	422
Borrower Party	471
B-Piece Buyer	146
Bridge Bank	132
C
CBE	511
CBM Portfolio A Note	265
CBM Portfolio A Notes	265
CBM Portfolio AB Whole Loan	265

562

CBM Portfolio B Note	265
CBM Portfolio Back-Up Advancing Agent	266
CBM Portfolio Borrower	266
CBM Portfolio Co-Lender Agreement	265
CBM Portfolio Companion Loans	265
CBM Portfolio Loan Documents	267
CBM Portfolio Mortgage Loan	265
CBM Portfolio Non-Standalone Loans	265
CBM Portfolio Non-Standalone Pari Passu Companion Loan	265
CBM Portfolio Non-Standalone Securitization Trust	266
CBM Portfolio Notes	265
CBM Portfolio Pari Passu Companion Loans	265
CBM Portfolio Servicer	265
CBM Portfolio Special Servicer	265
CBM Portfolio Standalone Companion Loans	265
CBM Portfolio Standalone Pari Passu Companion Loans	265
CBM Portfolio Subordinate Companion Loan	265
CBM Portfolio Triggering Event of Default	266
CDI 202.01	173
CEQA	203
CERCLA	550
Certificate Administrator	326
Certificate Balance	356
Certificate Owner	377
Certificateholder	377
Certificateholder Quorum	282, 451
Certificateholder Repurchase Request	490
Certificates	3, 355
Certifying Certificateholder	387
CGMRC	286
Citibank	326
CityFHEPS	95
Class	355
Class A-1 Scheduled Principal Balance	359
Class HCB Certificates	276
Class HCC Certificates	276
Class HCD Certificates	276
Class HCE Certificates	276
Class HCRR Certificates	276
Class X Certificates	3, 355
Class X Strip Rate	362
Clearstream	384
Clearstream Participants	385
Closing Date	178, 355
CMBS	168, 328
Code	515
Co-Lender Agreement	247

Collateral Deficiency Amount	440
Collection Account	415
Collection Period	358
COMM 2024-CBM TSA	265
Communication Request	388
Companion Loan	175
Companion Loan Holder	399
Companion Loan Rating Agency	448
Companion Note	243
Compensating Interest Payment	371
Component	271
Components	271
Consent Fees	421
Constraining Level	345
Consultation Election Notice	492
Consultation Requesting Certificateholder	492
Consultation Termination Event	470
Consulting Party	473
Control Eligible Certificates	470
Control Termination Event	470
Controlling Class	470
Controlling Class Certificateholder	470
Controlling Class Representative	469
Controlling Note	244
Controlling Note Holder	244
Controlling Pari Passu Companion Loan	401
Controlling Pari Passu Companion Loan Securitization Date	401
Corner 2nd Payment Guaranty	229
Corrected Loan	406
Corresponding Principal Balance Certificates	4, 356
COVID-19	71
CPR	507
CPY	347
CRECs	205
Credit Risk Retention	4, 173
Credit Risk Retention Rules	341
CREFC®	374
CREFC® Intellectual Property Royalty License Fee	427
CREFC® Intellectual Property Royalty License Fee Rate	427
CREFC® Reports	374
CREFI	176, 286, 341
CREFI Data File	287
CREFI Mortgage Loans	176
CREFI Securitization Database	287
Crossed Group	181
Cross-Over Date	361
Cumulative Appraisal Reduction Amount	440
Cure/Contest Period	486
Custodian	326, 465
Cut-off Date	175
Cut-off Date Balance	175
Cut-off Date DSCR	183

563

Cut-off Date Loan-to-Value Ratio	181
Cut-off Date LTV Ratio	181
D
D	230
D or YM	231
D or YMx	231
Daily Portions	519
DB Originators	310
DBRI	307
Debt Service Coverage Ratio	183
Debt Yield on Underwritten NCF	182
Debt Yield on Underwritten Net Cash Flow	182
Debt Yield on Underwritten Net Operating Income	183
Debt Yield on Underwritten NOI	183
Defaulted Mortgage Loan	425
Defeasance Deposit	233
Defeasance Loans	232
Defeasance Lock Out Period	232
Defeasance Option	233
Defective Mortgage Loan	397
Definitive Certificate	384
Delegated Directive	16
Delinquent Loan	483
Depositaries	384
Depositor	178, 324
Determination Date	356
Deutsche Bank	307
DHCR	95
Diligence File	391
Directing Holder	468
Disclosable Special Servicer Fees	426
Discount Yield	345
Dispute Resolution Consultation	492
Dispute Resolution Cut-off Date	491
Dispute Resolution Requesting Holder	492
Distribution Account	415
Distribution Date	356
Distributor	14
DMARC	307
Document Defect	391
Dodd-Frank Act	172
DOF	196
DOJ	307
DSCR	183
DTC	384
DTC Participants	384
DTC Rules	385
Due Date	226, 358
Due Diligence Questionnaire	288, 296
Due Period	359
E
EDGAR	560
EEA	15

EHRI Trust Subordinate Companion Loan Securitization	280
Eligible Asset Representations Reviewer	487
Eligible Operating Advisor	480
Enforcing Party	492
Enforcing Servicer	490
Environmental Condition	550
ERISA	527
ERISA Plans	527
ESA	204, 311
Escrow/Reserve Mitigating Circumstances	306, 313
EU	170
EU CRR	170
EU Due Diligence Requirements	170
EU Institutional Investor	170
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Qualified Investor	15
EU Retail Investor	15
EU Securitization Rules	170
Euroclear	384
Euroclear Operator	386
Euroclear Participants	386
EUWA	13, 171
Excess Interest	133, 228
Excess Interest Distribution Account	416
Excess Liquidation Proceeds	416
Excess Liquidation Proceeds Reserve Account	416
Excess Modification Fees	421
Excess Penalty Charges	422
Excess Prepayment Interest Shortfall	372
Exchange Act	275, 314
Exchange Parcel	238
Excluded Controlling Class Holder	381
Excluded Controlling Class Mortgage Loan	470
Excluded Information	381
Excluded Mortgage Loan	470
Excluded Mortgage Loan Special Servicer	451
Excluded Special Servicer	141
Excluded Special Servicer Information	381
Excluded Special Servicer Mortgage Loan	451
Exemption Rating Agency	530
Expansion Parcel	238
Expansion Space	210
Expected Price	349
Expected Prices	349
F
FATCA	525
FCA	171

564

FDIC	132, 163
Fee Borrower	196, 202
FETL	18
FIEL	18
Final Asset Status Report	475
Final Dispute Resolution Election Notice	492
Financial Promotion Order	14
FIRREA	307, 311
Fitch	448
Flagstar	132
Form 8-K	275
FPO Persons	14
FSCMA	18
FSMA	13, 171
Future Outside Servicing Agreement	401
G
GAAP	341
GACC	176, 307
GACC Data Tape	308
GACC Deal Team	308
GACC Mortgage Loans	176, 308
Goldman Originator	317
Grace Period	227
Grantor Trust	515
GS Bank	314
GS Bank Spiral Senior Note	271
GSMC	176, 314
GSMC Data Tape	315
GSMC Deal Team	315
GSMC Mortgage Loans	176, 314
H
H&M	219
Hard Lockbox	184
Herald Center A Notes	253
Herald Center Appraised-Out Note	259
Herald Center Borrower Restricted Party	259
Herald Center Co-Lender Agreement	253
Herald Center Consultation Termination Event	283
Herald Center Consulting Subordinate Note Holder	259
Herald Center Control Appraisal Period	259
Herald Center Control Termination Event	281
Herald Center Controlling Note	258
Herald Center Controlling Noteholder	257
Herald Center Defaulted Note Purchase Date	263
Herald Center Final Recovery Determination	262
Herald Center Ground Lease	202

Herald Center Guaranty	229
Herald Center Junior Subordinate Note	264
Herald Center Junior Subordinate Noteholder	264
Herald Center Lead Securitization Noteholder	259
Herald Center Loan-Specific Certificates	276
Herald Center Loan-Specific Principal Balance Certificates	276
Herald Center Major Decision	259
Herald Center Mortgage Loan	252
Herald Center Non-Controlling Note	259
Herald Center Non-Controlling Note Holder	259
Herald Center Non-Controlling Subordinate Class Representative	259
Herald Center Non-Lead Noteholder	259
Herald Center Note A Holder	253
Herald Center Note A Holders	253
Herald Center Note B	253
Herald Center Note B Subordinate Companion Loan	253
Herald Center Note B Subordinate Companion Loan Holder	253
Herald Center Note C	253
Herald Center Note C Subordinate Companion Loan	253
Herald Center Note C Subordinate Companion Loan Holder	253
Herald Center Note D	253
Herald Center Note D Subordinate Companion Loan	253
Herald Center Note D Subordinate Companion Loan Holder	253
Herald Center Note E	253
Herald Center Note E Subordinate Companion Loan	253
Herald Center Note E Subordinate Companion Loan Holder	253
Herald Center Note F	253
Herald Center Note F Consultation Termination Event	259
Herald Center Note F Control Appraisal Period	260
Herald Center Note F Subordinate Companion Loan	253
Herald Center Note F Subordinate Companion Loan Holder	253
Herald Center Noteholders	253
Herald Center Notes	252
Herald Center Operating Advisor Consultation Trigger Event	284
Herald Center Pari Passu Companion Loans	253

565

Herald Center Purchase Notice	263
Herald Center Purchased Note	263
Herald Center Senior Notes	253
Herald Center Senior Subordinate Note	260
Herald Center Senior Subordinate Note Consultation Termination Event	260
Herald Center Senior Subordinate Note Holder	264
Herald Center Special Servicer	280
Herald Center Subordinate Companion Loans	253
Herald Center Subordinate Note Control Appraisal Period	261
Herald Center Subordinate Noteholders	257
Herald Center Subordinate Notes	253
Herald Center Threshold Collateral Issuer	257
Herald Center Threshold Event Cash Collateral Account	262
Herald Center Threshold Event Collateral	257
Herald Center Threshold Event Cure	262
Herald Center Trust Subordinate Companion Loan	253
Herald Center Whole Loan	253
HRECs	205
HRR Certificates	4, 341
HSTP Act	94
Hudson Yards 2025-SPRL TSA	272
I
ICAP	224
IDFPR	294
Impermissible Risk Retention Affiliate	279, 457
Impermissible TPP Affiliate	279, 457
Indirect Participants	384
Initial Interest Deposit Amount	359
Initial Month’s Interest Deposit Amount	359
Initial Pool Balance	175
Initial Rate	228
Initial Requesting Certificateholder	490
In-Place Cash Management	184
Institutional Investor	17
Interest Accrual Amount	364
Interest Accrual Period	364
Interest Distribution Amount	363
Interest Only Mortgage Loans	227
Interest Reserve Account	416
Interest Shortfall Carryforward	364
Interested Person	464
Interest-Only Certificates	355
intermediary	524
Investment Company Act	1

Investor Certification	376
IRS	516
Issuing Entity	175
J
J-51 Abatement	224
J-51 Exemption	224
J-51 Program	224
Japanese Retention Requirement	19
JFSA	18
Joint Seller Mortgage Loan	389
JPMCB Spiral Senior Notes	271
JRR Rule	18
K
KBRA	448
L
L	230
Landfill Site	208
Largest Tenant	184
Largest Tenant Lease Expiration	184
Leasehold Borrower	196, 202
Leasehold Condominium Conversion	236
Leasehold Condominium Date	236
Leasehold Condominium Documents Notice Date	236
Leasehold Condominium Notice Date	236
Lender Liability Act	551
Liquidation Fee	424
Liquidation Fee Rate	424
Liquidation Proceeds	424
LNR Partners	332
Loan Per Unit	184
Loan-Specific Certificate Owner	278
Loan-Specific Certificateholder	278
Loan-Specific Certificates	4, 355
Loan-Specific Consultation Termination Event	283
Loan-Specific Control Eligible Certificates	283
Loan-Specific Control Termination Event	281
Loan-Specific Controlling Class	283, 471
Loan-Specific Controlling Class Certificateholder	283, 471
Loan-Specific Controlling Class Representative	283, 471
Loan-Specific Principal Balance Certificates	356
Loan-Specific Rating Agency	285
Loan-Specific Retaining Third Party Purchaser	280
Loan-Specific Voting Rights	281
Loss of Value Payment	395
Loss of Value Reserve Fund	415
Lower-Tier Regular Interests	515

566

Lower-Tier REMIC	515
Lower-Tier REMIC Distribution Account	415
LTV Ratio at Maturity/ARD	184
LUST	205
M
Macy’s	217
MAI	438
Major Decision	466
Major Decision Reporting Package	468
Market Discount	520
MAS	17
Master Servicer	328
Master Servicer Remittance Date	410
Material Breach	394
Material Defect	394
Material Document Defect	391
Maturity Date/ARD Loan-to-Value Ratio	184
Maturity Date/ARD LTV Ratio	184
Midland	328
MIFID II	15
MOA	341
Modeling Assumptions	506
Modification Fees	422
Monthly Payment	358
Moody’s	480
Morningstar DBRS	328, 448, 480
Mortgage	175
Mortgage File	389
Mortgage Loan Purchase Agreement	389
Mortgage Loan Schedule	403
Mortgage Loan Sellers	176
Mortgage Loans	175
Mortgage Note	175
Mortgage Pool	175
Mortgage Rate	363
Mortgaged Property	175
Most Recent NOI	185
N
Net Cash Flow	187
Net Mortgage Pass-Through Rate	362
Net Mortgage Rate	363
NFIP	116
NI 33-105	19
Niagara Falls Property	207
Non-Controlling Note	244
Non-Controlling Note Holders	244
Non-Offered Certificates	355
non-qualified intermediary	524
Nonrecoverable Advance	412
Non-Reduced Certificates	377
Non-Reduced Loan-Specific Certificates	378
Non-U.S. Tax Person	525
Notional Amount	356

NRSRO	376, 535
NRSRO Certification	378
NYCIDA	226
O
O	231
Oaktree	342
Occupancy	186
Occupancy Date	186
ODEQ	206
Offered Certificates	355
OID Regulations	518
OLA	163
Operating Advisor	336
Operating Advisor Annual Report	478
Operating Advisor Consultation Trigger Event	352, 474
Operating Advisor Consulting Fee	427
Operating Advisor Fee	426
Operating Advisor Fee Rate	427
Operating Advisor Standard	475
Operating Advisor Termination Event	479
Operating Advisor Upfront Fee	427
Original Balance	186
Origination Date Preferred Equity	242
Other Crossed Loans	397
Outside Certificate Administrator	401
Outside Controlling Class Representative	401
Outside Controlling Note Holder	400, 469
Outside Custodian	401
Outside Depositor	401
Outside Operating Advisor	401
Outside Securitization	401
Outside Serviced AB Whole Loan	400
Outside Serviced Companion Loan	400
Outside Serviced Mortgage Loan	401
Outside Serviced Pari Passu Companion Loan	400
Outside Serviced Pari Passu Whole Loan	400
Outside Serviced Pari Passu-AB Whole Loan	401
Outside Serviced Subordinate Companion Loan	401
Outside Serviced Whole Loan	400
Outside Servicer	401
Outside Servicer Fee Rate	433
Outside Servicing Agreement	401
Outside Special Servicer	401
Outside Trustee	401
Owned Mobile Homes	195
P
P&I Advance	410
PACE	132
Pads	188
PAR	312

567

Pari Passu Companion Loan	175
Pari Passu Indemnified Items	446
Pari Passu Indemnified Parties	446
Pari Passu Whole Loan	175
Pari Passu-AB Whole Loan	176
Park Bridge Financial	336
Park Bridge Lender Services	336
Participants	384
Party in Interest	527
Pass-Through Rate	362
Payment Guaranty Release Conditions	229
PCO	223
PCR	293, 300, 322
PEL	207
Penalty Charges	422
Percentage Interest	357
Permitted Investments	357
Permitted Special Servicer/Affiliate Fees	426
PILOT	136, 226
PIPs	113, 210
Plan Asset Regulations	528
Pledgor Borrower	225
PLL Policy	223
PML	322
PNC Bank	331
Pooled Voting Rights	387
Pooling and Servicing Agreement	399
Pooling and Servicing Agreement Party Repurchase Request	490
Portfolio Appraised Value	180
PRC	16
Preferred Equity Investor	242
Preliminary Asset Review Report	486
Preliminary Dispute Resolution Election Notice	491
Prepayment Assumption	519
Prepayment Interest Excess	371
Prepayment Interest Shortfall	371
Prepayment Penalty Description	186
Prepayment Provision	186
Prepayment Release Date	234
Prime Rate	411
Principal Balance Certificates	3, 355
Principal Distribution Amount	364
Principal Shortfall Carryforward	365
Privileged Information	476
Privileged Information Exception	476
Privileged Person	376
Professional Investors	17
Prohibited Prepayment	371
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	410
Property Borrower	225
Proposed Course of Action Notice	491
Prospectus	17
PTE	530

Q
qualified intermediary	524
Qualified Mortgage	391
Qualified Substitute Mortgage Loan	396
Qualifying CRE Loan Percentage	341
R
Rated Final Distribution Date	371
Rating Agencies	556
Rating Agency	556
Rating Agency Confirmation	495
Rating Agency Declination	496
RCRA	551
REA	225
Realized Loss	278, 373
REC	204
Record Date	357
Registration Statement	560
Regular Certificates	355
Regular Interestholder	518
Regular Interests	515
Regulation AB	443
Regulation RR	341
Related Group	186
Release Date	233
Release Parcel	237
Release Price	234
Relevant Persons	14
Remaining Retail Unit	237
REMIC	515
REMIC LTV Test	167
REMIC Regulations	515
REO Account	417
REO Companion Loan	365
REO Loan	365
REO Mortgage Loan	365
REO Property	355
Repurchase Price	394
Repurchase Request	490
Requesting Certificateholder	492
Requesting Holders	441
Requesting Investor	388
Requesting Party	494
Required Credit Risk Retention Percentage	341
Requirements	555
Residual Certificates	355
Resolution Failure	491
Resolved	491
Restricted Group	531
Restricted Party	476
Retail Unit	196
Retail Unit Subdivision	237
Retaining Parties	341
Retaining Sponsor	341
Retaining Third Party Purchaser	341, 342
Review Materials	484
Revised Rate	228

568

RevPAR	186
Risk Retention Affiliate	280, 457
Risk Retention Affiliated	280, 457
ROFO Premises	237
ROFO Released Property	237
ROFO Remaining Property	237
ROFO Unit	237
Rooms	188
Rule 17g-5	378, 458
S
S&P	328, 448
Scheduled Certificate Interest Payments	347
Scheduled Certificate Principal Payments	343
Scheduled Principal Distribution Amount	364
SCVTA	203
SEC	275, 314
Securities Act	443
Securitization Accounts	355
SEL	322
Senior Certificates	355
Sequential Order	273
Serviced AB Whole Loan	399
Serviced Companion Loan	399
Serviced Companion Loan Holder	399
Serviced Companion Loan Securities	141, 448
Serviced Loans	400
Serviced Mortgage Loans	399
Serviced Outside Controlled Companion Loan	400
Serviced Outside Controlled Mortgage Loan	400
Serviced Outside Controlled Whole Loan	400
Serviced Pari Passu Companion Loan	399
Serviced Pari Passu Companion Loan Holder	399
Serviced Pari Passu Whole Loan	399
Serviced Pari Passu-AB Whole Loan	399
Serviced Subordinate Companion Loan	399
Serviced Subordinate Companion Loan Holder	399
Serviced Whole Loan	399
Servicer Termination Events	447
Servicing Fee	420
Servicing Fee Rate	420
Servicing Function Participant	443
Servicing Shift Companion Loan	401
Servicing Shift Mortgage Loan	401
Servicing Shift Whole Loan	401
Servicing Standard	404
Servicing Transfer Event	405

SFA	17
SFO	17
Shared Tax Lot	225
Similar Law	533
SLEAP	206
SMMEA	534
Soft Lockbox	186
Sole Member	242
Special Servicer Decision	408
Special Servicing Fee	422
Special Servicing Fee Rate	423
Specially Serviced Loan	405
Split Mortgage Loan	175
Sponsor Parties	209
Sponsors	178, 286
Springing Cash Management	186
Springing Lockbox	186
SSDS	205
Startup Day	516
State Farm	210
Stated Principal Balance	365
Static Pool Data	122
Structured Product	17
STWD	332
Subordinate Certificates	355
Subordinate Companion Loan	175
Sub-Servicing Agreement	409
SVB	132
T
Target Price	346
Tax Exemption	236
TCO	222
Termination Purchase Amount	497
Terms and Conditions	386
Tests	485
The Spiral Companion Loans	271
The Spiral Directing Holder	273
The Spiral Intercreditor Agreement	271
The Spiral Master Servicer	272
The Spiral Pari Passu Companion Loans	271
The Spiral Senior Loan Holders	271
The Spiral Senior Loans	271
The Spiral Special Servicer	272
The Spiral Subordinate Companion Loan	271
The Spiral Subordinate Companion Loan Holder	271
The Spiral Whole Loan	271
Third Party Report	179
TIA	172
Title V	554
TOA	196
Trailing 12 NOI	185
Tranche 1 Premises	217
Tranche 2 Premises	217
Tranche 3 Premises	217
Treasury Curve Interpolated Yield	344

569

Treasury-Priced Expected Price	347
Treasury-Priced Interest-Only Certificates	344
Treasury-Priced Interest-Only Expected Price	349
Treasury-Priced Principal Balance Certificates	343
TRIPRA	118
Trust REMICs	515
Trust Subordinate Companion Loan	175
Trust Subordinate Companion Loan Available Funds	276
Trust Subordinate Companion Loan Regular Interests	515
Trust Subordinate Companion Loan REMIC	515
Trust Subordinate Companion Loan REMIC Distribution Account	415
Trust Subordinate Companion Whole Loan	175
Trustee	325
Trustee/Certificate Administrator Fee	426
Trustee/Certificate Administrator Fee Rate	426
U
U.S. Tax Person	525
UK	13, 170
UK CRR	171
UK Due Diligence Requirements	171
UK Institutional Investor	171
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13
UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Rules	171
Underwriter Entities	139
Underwriter Exemption	530
Underwriting Agreement	558
Underwritten EGI	188
Underwritten Expenses	186
Underwritten NCF	187
Underwritten NCF DSCR	183
Underwritten Net Cash Flow	187

Underwritten Net Operating Income	187
Underwritten NOI	187
Underwritten Revenues	188
Units	188
Unscheduled Principal Distribution Amount	365
Unsolicited Information	485
Updated Appraisal	459
Upper-Tier REMIC	515
Upper-Tier REMIC Distribution Account	415
UST	205
UW NCF DSCR	183
V
Volcker Rule	172
Voting Rights	386
W
WAC Rate	362
WDOE	206
Weighted Average Mortgage Rate	188
WFB Spiral Senior Notes	271
Whole Loan	175
Whole Loan Custodial Account	415
Withheld Amounts	416
Woodland Release Parcel	234
Workout Fee	423
Workout Fee Rate	423
Workout-Delayed Reimbursement Amount	414
WSFS Bank	325
Y
Yeshiva	217
Yeshiva PSA	237
Yeshiva Transaction Documents	196
Yeshiva Unit	196
Yield Curve Interpolated Yield	348
Yield Priced Certificates	343
Yield Priced Expected Price	349
YM	230
YM Group A	369
YM Group AS/B/C	369
YM Group D	369
YM Groups	369
YMx	230

570

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

1	Loan	9, 10	2	State Farm Data Center Portfolio	10.0%		GSBI	GSMC	NAP	NAP	Various
1.01	Property		1	Olathe, KS Property	6.0%	60.2%					24400 West Valley Parkway
1.02	Property		1	Richardson, TX Property	4.0%	39.8%					1402 East Lookout Drive
2	Loan		5	Brooklyn Jonas Portfolio	7.5%		CREFI	CREFI	NAP	NAP	Various
2.01	Property		1	115 Ocean Avenue	2.3%	30.2%					115 Ocean Avenue
2.02	Property		1	2355 East 12th Street	1.9%	25.1%					2355 East 12th Street
2.03	Property		1	724 East 27th Street	1.5%	20.0%					724 East 27th Street
2.04	Property		1	175 Ocean Parkway	1.1%	13.9%					175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway	0.8%	10.8%					140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	7.0%		CREFI, SGFC	CREFI	NAP	NAP	Various
3.01	Property		1	Prime Storage - Port Jefferson Station	1.0%	14.8%					1184 Route 112
3.02	Property		1	Prime Storage - Charlotte	0.9%	13.1%					9400 Bob Beatty Road
3.03	Property		1	Prime Storage - Bronx University Avenue	0.7%	10.2%					950 University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street	0.5%	7.0%					913 East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	0.5%	6.9%					1747 Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown	0.5%	6.9%					9807 Taylorsville Road
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	0.4%	5.4%					1022 Hearn Street
3.08	Property		1	Prime Storage - Meridian	0.4%	5.3%					14706 Meridian East
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	0.4%	5.2%					2200 109th Steele Street
3.10	Property		1	Prime Storage - West University Place North	0.4%	5.1%					2205 70th Avenue West
3.11	Property		1	Prime Storage - Tacoma Steele Street South	0.4%	5.1%					11105 Steele Street
3.12	Property		1	Prime Storage - Pacific Avenue	0.3%	4.5%					10406 Pacific Avenue South
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	0.3%	4.0%					1195 Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street	0.3%	3.9%					3608 South 74th Street
3.15	Property		1	Prime Storage - West University Place South	0.2%	2.7%					2415 70th Avenue West
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	6.8%	100.0%	BCREI, SGFC	Barclays	NAP	NAP	2203 South Promenade Boulevard
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	6.5%	100.0%	BMO	BMO	NAP	NAP	1293-1311 Broadway
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	6.2%	100.0%	GACC, GSBI, BMO, JPMCB, MSBNA	GACC, GSMC	NAP	NAP	90-15 Queens Boulevard
7	Loan	42	1	The Trails at Dominion Park	5.6%	100.0%	GSBI	GSMC	NAP	NAP	200 Dominion Park Drive
8	Loan	9	1	Renaissance New York Midtown Hotel	5.2%	100.0%	GSBI	GSMC	NAP	NAP	218 West 35th Street
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	3.9%	100.0%	SMC	BMO	NAP	NAP	3195 28th Street Southeast
10	Loan	47, 48, 49, 50	1	Corner 2nd	3.7%	100.0%	BCREI	Barclays	NAP	NAP	1222 North 2nd Street
11	Loan	51, 52	1	53 East 177th Street	3.5%	100.0%	CREFI	CREFI	NAP	NAP	53 East 177th Street
12	Loan	53	1	39-09 Main Street	3.2%	100.0%	CREFI	CREFI	NAP	NAP	39-09 Main Street
13	Loan	54	1	Churchill Hall	3.1%	100.0%	GSBI	GSMC	NAP	NAP	5425 Page Road
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	2.6%		GACC	GACC	NAP	NAP	Various
14.01	Property		1	Larkspur Landing Marin County	0.1%	4.7%					2500 Larkspur Landing Circle
14.02	Property		1	San Mateo Foster City	0.1%	4.1%					550 Shell Boulevard
14.03	Property		1	Lincroft Red Bank	0.1%	3.7%					245 Half Mile Road
14.04	Property		1	Rye	0.1%	3.6%					631 Midland Avenue
14.05	Property		1	Los Angeles Torrance Palos Verdes	0.1%	3.5%					2633 Sepulveda Boulevard
14.06	Property		1	San Jose Cupertino	0.1%	3.3%					10605 North Wolfe Road
14.07	Property		1	Boulder	0.1%	3.1%					4710 Pearl East Circle
14.08	Property		1	Palm Springs	0.1%	3.0%					1300 East Tahquitz Canyon Way
14.09	Property		1	Los Angeles Hacienda Heights	0.1%	2.9%					1905 South Azusa Avenue
14.10	Property		1	Seattle South Center	0.1%	2.8%					400 Andover Park West
14.11	Property		1	West Palm Beach	0.1%	2.4%					600 Northpoint Parkway
14.12	Property		1	Norwalk	0.1%	2.4%					474 Main Avenue
14.13	Property		1	Tampa Westshore	0.1%	2.4%					3805 West Cypress Street
14.14	Property		1	Boston Andover	0.1%	2.3%					10 Campanelli Drive
14.15	Property		1	Nashville Airport	0.1%	2.2%					2508 Elm Hill Pike
14.16	Property		1	St. Petersburg Clearwater	0.1%	2.2%					3131 Executive Drive
14.17	Property		1	Raleigh Cary	0.1%	2.2%					102 Edinburgh Drive South
14.18	Property		1	New Haven Wallingford	0.1%	2.2%					600 Northrop Road
14.19	Property		1	Detroit Livonia	0.1%	2.0%					17200 North Laurel Park Drive
14.20	Property		1	Phoenix Mesa	0.1%	2.0%					1221 South Westwood Avenue
14.21	Property		1	Phoenix North Metrocenter	0.1%	1.9%					9631 North Black Canyon Highway
14.22	Property		1	Annapolis	0.1%	1.9%					2559 Riva Road
14.23	Property		1	Ft. Lauderdale Plantation	0.0%	1.9%					7780 Southwest 6th Street
14.24	Property		1	Detroit Metro Airport	0.0%	1.9%					30653 Flynn Drive
14.25	Property		1	St. Louis Creve Coeur	0.0%	1.8%					828 North New Ballas Road
14.26	Property		1	Chicago Oakbrook Terrace	0.0%	1.8%					6 Trans Am Plaza Drive
14.27	Property		1	Chicago Lincolnshire	0.0%	1.8%					505 Milwaukee Avenue
14.28	Property		1	Chicago Waukegan Gurnee	0.0%	1.7%					3800 Northpoint Boulevard
14.29	Property		1	Birmingham Homewood	0.0%	1.7%					500 Shades Creek Parkway
14.30	Property		1	Portland Beaverton	0.0%	1.7%					8500 Southwest Nimbus Drive
14.31	Property		1	Greenville Haywood Mall	0.0%	1.7%					70 Orchard Park Drive
14.32	Property		1	Denver Tech Center	0.0%	1.6%					6565 South Boston Street
14.33	Property		1	Bakersfield	0.0%	1.6%					3601 Marriott Drive
14.34	Property		1	Charlottesville North	0.0%	1.6%					638 Hillsdale Drive

A-1

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

14.35	Property		1	Atlanta Airport South	0.0%	1.6%					2050 Sullivan Road
14.36	Property		1	St. Louis Westport Plaza	0.0%	1.6%					11888 Westline Industrial Drive
14.37	Property		1	Atlanta Perimeter Center	0.0%	1.6%					6250 Peachtree-Dunwoody Road
14.38	Property		1	Kansas City Overland Park Metcalf	0.0%	1.5%					11301 Metcalf Avenue
14.39	Property		1	San Antonio Downtown Market Square	0.0%	1.5%					600 Santa Rosa South
14.40	Property		1	Silver Spring North	0.0%	1.5%					12521 Prosperity Drive
14.41	Property		1	Indianapolis Castleton	0.0%	1.4%					8670 Allisonville Road
14.42	Property		1	Memphis Airport	0.0%	1.3%					1780 Nonconnah Boulevard
14.43	Property		1	Chicago Highland Park	0.0%	1.2%					1505 Lake Cook Road
14.44	Property		1	Minneapolis St Paul Airport	0.0%	1.2%					1352 Northland Drive
14.45	Property		1	Dallas Plano Parkway	0.0%	1.0%					4901 West Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place	0.0%	0.9%					3550 Venture Parkway
14.47	Property		1	Poughkeepsie	0.0%	0.9%					2641 South Road/Route 9
14.48	Property		1	Denver Stapleton	0.0%	0.8%					7415 East 41st Avenue
14.49	Property		1	Dallas Richardson at Spring Valley	0.0%	0.8%					1000 South Sherman Street
14.50	Property		1	Charlotte South Park	0.0%	0.0%					6023 Park South Drive
14.51	Property		1	Fresno	0.0%	0.0%					140 East Shaw Avenue
14.52	Property		1	Philadelphia Devon	0.0%	0.0%					762 West Lancaster Avenue
15	Loan		1	Tremont Place Lofts	2.4%	100.0%	CREFI	CREFI	NAP	NAP	710 Jefferson Avenue
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	2.3%	100.0%	CREFI	CREFI	NAP	NAP	111 Cone Street Northwest
17	Loan		1	43-31 45th Street	2.1%	100.0%	CREFI	CREFI	NAP	NAP	43-31 45th Street
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	2.0%	100.0%	BMO, GACC, GSBI	BMO, GACC, GSMC	NAP	NAP	1197 Peachtree Street Northeast
19	Loan	69, 70	1	Boca Corporate Center	1.8%	100.0%	DBRI	GACC	NAP	NAP	2101 Northwest Corporate Boulevard
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	1.8%		BCREI, BANA	Barclays	NAP	NAP	Various
20.01	Property		1	Crossroads Centre	0.4%	20.1%					3201-3227 Southwestern Boulevard
20.02	Property		1	Panorama Plaza	0.3%	16.5%					1601, 1621, 1635 and 1645 Penfield Road and 715, 745 and 749 Panorama Trail South
20.03	Property		1	Cheektowaga Plaza	0.2%	12.0%					3843-3865 Union Road
20.04	Property		1	Amherst Plaza	0.2%	11.9%					3035 and 3190 Niagara Falls Boulevard
20.05	Property		1	Chillicothe Place	0.2%	10.7%					887 North Bridge Street
20.06	Property		1	Midway Plaza	0.2%	9.7%					910 Athens Highway
20.07	Property		1	Ontario Plaza	0.1%	5.6%					6254-6272 Furnace Road
20.08	Property		1	Jamestown Plaza	0.1%	4.9%					2000 Washington Street
20.09	Property		1	Tops Plaza	0.1%	4.4%					128 West Main Street
20.10	Property		1	Warsaw Plaza	0.1%	4.2%					2382-2400 NY-19
21	Loan	79, 80	5	Proteus MHC Portfolio	1.6%	100.0%	BCREI	Barclays	NAP	NAP	511 Smith Avenue, 4803 Yale Street, 5613 FM 2004, 4834 1st Street and 3212 Federal Road
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	1.5%	100.0%	CREFI	CREFI	NAP	NAP	3537 Bainbridge Avenue
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	1.3%	100.0%	GSBI, BANA, JPMCB, WFB	GSMC	NAP	NAP	66 Hudson Boulevard
24	Loan		1	Extra Space - Lake in the Hills	1.2%	100.0%	BCREI	Barclays	Group 1	NAP	130 North Lakewood Road
25	Loan		1	Pepper Street Self Storage	1.0%	100.0%	BCREI	Barclays	Group 1	NAP	551 Pepper Street
26	Loan		1	429 Beale	0.9%	100.0%	GACC	GACC	NAP	NAP	429 Beale Street and 430 Main Street
27	Loan		1	Neighborhood Mini Storage - Sulphur	0.9%	100.0%	BCREI	Barclays	Group 1	NAP	460 South Post Oak Road
28	Loan		1	Oak Ridge Storage	0.7%	100.0%	BCREI	Barclays	NAP	NAP	500 Scarboro Lane
29	Loan		1	Poulsbo MHC	0.6%	100.0%	BCREI	Barclays	NAP	NAP	1800 Northeast Lincoln Road
30	Loan	93, 94, 95	1	1054 Grant Avenue	0.3%	50.0%	Ice Lender Holdings LLC	GACC	Group 2	Group A	1054 Grant Avenue
31	Loan	96, 97, 98	1	1056 Grant Avenue	0.3%	50.0%	Ice Lender Holdings LLC	GACC	Group 2	Group A	1056 Grant Avenue
32	Loan	99, 100	1	Petaluma Garage Retail	0.6%	100.0%	GACC	GACC	NAP	NAP	109-169 C Street and 165 1st Street
33	Loan	101	2	Lake Charles & Huntsville Portfolio	0.5%		BCREI	Barclays	Group 1	NAP	Various
33.01	Property		1	I-45 Self Storage Huntsville	0.3%	63.7%					700 Interstate 45 South
33.02	Property		1	Neighborhood Mini Storage Lake Charles	0.2%	36.3%					210 West Sale Road
34	Loan		1	Meadowlark MHC	0.5%	100.0%	DBRI	GACC	NAP	NAP	2220 Prospect Circle
35	Loan		1	Southington Super Storage	0.4%	100.0%	BCREI	Barclays	Group 1	NAP	493 Old Turnpike Road
36	Loan		1	Moss Bluff Neighborhood Mini Storage	0.4%	100.0%	BCREI	Barclays	Group 1	NAP	716 Sam Houston Jones Parkway

A-2

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type

1	Loan	9, 10	2	State Farm Data Center Portfolio	Various	Various	Various	Various	Industrial	Data Center
1.01	Property		1	Olathe, KS Property	Olathe	Johnson	KS	66061	Industrial	Data Center
1.02	Property		1	Richardson, TX Property	Richardson	Dallas	TX	75082	Industrial	Data Center
2	Loan		5	Brooklyn Jonas Portfolio	Brooklyn	Kings	NY	Various	Multifamily	Various
2.01	Property		1	115 Ocean Avenue	Brooklyn	Kings	NY	11225	Multifamily	Mid Rise
2.02	Property		1	2355 East 12th Street	Brooklyn	Kings	NY	11229	Multifamily	Mid Rise
2.03	Property		1	724 East 27th Street	Brooklyn	Kings	NY	11210	Multifamily	Mid Rise
2.04	Property		1	175 Ocean Parkway	Brooklyn	Kings	NY	11218	Multifamily	Low Rise
2.05	Property		1	140 Ocean Parkway	Brooklyn	Kings	NY	11218	Multifamily	Mid Rise
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	Various	Various	Various	Various	Self Storage	Self Storage
3.01	Property		1	Prime Storage - Port Jefferson Station	Port Jefferson Station	Suffolk	NY	11776	Self Storage	Self Storage
3.02	Property		1	Prime Storage - Charlotte	Charlotte	Mecklenburg	NC	28269	Self Storage	Self Storage
3.03	Property		1	Prime Storage - Bronx University Avenue	Bronx	Bronx	NY	10452	Self Storage	Self Storage
3.04	Property		1	Prime Storage - Louisville East Main Street	Louisville	Jefferson	KY	40206	Self Storage	Self Storage
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	Louisville	Jefferson	KY	40206	Self Storage	Self Storage
3.06	Property		1	Prime Storage - Jeffersontown	Louisville	Jefferson	KY	40299	Self Storage	Self Storage
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	Rock Hill	York	SC	29732	Self Storage	Self Storage
3.08	Property		1	Prime Storage - Meridian	Puyallup	Pierce	WA	98375	Self Storage	Self Storage
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	Tacoma	Pierce	WA	98444	Self Storage	Self Storage
3.10	Property		1	Prime Storage - West University Place North	University Place	Pierce	WA	98424	Self Storage	Self Storage
3.11	Property		1	Prime Storage - Tacoma Steele Street South	Tacoma	Pierce	WA	98444	Self Storage	Self Storage
3.12	Property		1	Prime Storage - Pacific Avenue	Tacoma	Pierce	WA	98444	Self Storage	Self Storage
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	Virginia Beach	Virginia Beach	VA	23454	Self Storage	Self Storage
3.14	Property		1	Prime Storage - Tacoma 74th Street	Tacoma	Pierce	WA	98409	Self Storage	Self Storage
3.15	Property		1	Prime Storage - West University Place South	University Place	Pierce	WA	98466	Self Storage	Self Storage
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	Rogers	Benton	AR	72758	Retail	Anchored
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	New York	New York	NY	10001	Mixed Use	Office/Retail
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	Elmhurst	Queens	NY	11373	Retail	Super Regional Mall
7	Loan	42	1	The Trails at Dominion Park	Houston	Harris	TX	77090	Multifamily	Garden
8	Loan	9	1	Renaissance New York Midtown Hotel	New York	New York	NY	10001	Hospitality	Full Service
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	Kentwood	Kent	MI	49512	Retail	Super Regional Mall
10	Loan	47, 48, 49, 50	1	Corner 2nd	Philadelphia	Philadelphia	PA	19122	Multifamily	Mid Rise
11	Loan	51, 52	1	53 East 177th Street	Bronx	Bronx	NY	10453	Multifamily	Mid Rise
12	Loan	53	1	39-09 Main Street	Flushing	Queens	NY	11354	Retail	Single Tenant
13	Loan	54	1	Churchill Hall	Durham	Durham	NC	27703	Office	Suburban
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	Various	Various	Various	Various	Hospitality	Select Service
14.01	Property		1	Larkspur Landing Marin County	Larkspur	Marin	CA	94939	Hospitality	Select Service
14.02	Property		1	San Mateo Foster City	San Mateo	San Mateo	CA	94404	Hospitality	Select Service
14.03	Property		1	Lincroft Red Bank	Red Bank	Monmouth	NJ	07701	Hospitality	Select Service
14.04	Property		1	Rye	Rye	Westchester	NY	10580	Hospitality	Select Service
14.05	Property		1	Los Angeles Torrance Palos Verdes	Torrance	Los Angeles	CA	90505	Hospitality	Select Service
14.06	Property		1	San Jose Cupertino	Cupertino	Santa Clara	CA	95014	Hospitality	Select Service
14.07	Property		1	Boulder	Boulder	Boulder	CO	80301	Hospitality	Select Service
14.08	Property		1	Palm Springs	Palm Springs	Riverside	CA	92262	Hospitality	Select Service
14.09	Property		1	Los Angeles Hacienda Heights	Hacienda Heights	Los Angeles	CA	91745	Hospitality	Select Service
14.10	Property		1	Seattle South Center	Tukwila	King	WA	98188	Hospitality	Select Service
14.11	Property		1	West Palm Beach	West Palm Beach	Palm Beach	FL	33407	Hospitality	Select Service
14.12	Property		1	Norwalk	Norwalk	Fairfield	CT	06851	Hospitality	Select Service
14.13	Property		1	Tampa Westshore	Tampa	Hillsborough	FL	33607	Hospitality	Select Service
14.14	Property		1	Boston Andover	Andover	Essex	MA	01810	Hospitality	Select Service
14.15	Property		1	Nashville Airport	Nashville	Davidson	TN	37214	Hospitality	Select Service
14.16	Property		1	St. Petersburg Clearwater	Clearwater	Pinellas	FL	33762	Hospitality	Select Service
14.17	Property		1	Raleigh Cary	Cary	Wake	NC	27511	Hospitality	Select Service
14.18	Property		1	New Haven Wallingford	Wallingford	New Haven	CT	06492	Hospitality	Select Service
14.19	Property		1	Detroit Livonia	Livonia	Wayne	MI	48152	Hospitality	Select Service
14.20	Property		1	Phoenix Mesa	Mesa	Maricopa	AZ	85210	Hospitality	Select Service
14.21	Property		1	Phoenix North Metrocenter	Phoenix	Maricopa	AZ	85021	Hospitality	Select Service
14.22	Property		1	Annapolis	Annapolis	Anne Arundel	MD	21401	Hospitality	Select Service
14.23	Property		1	Ft. Lauderdale Plantation	Fort Lauderdale	Broward	FL	33324	Hospitality	Select Service
14.24	Property		1	Detroit Metro Airport	Romulus	Wayne	MI	48174	Hospitality	Select Service
14.25	Property		1	St. Louis Creve Coeur	St. Louis	St. Louis	MO	63146	Hospitality	Select Service
14.26	Property		1	Chicago Oakbrook Terrace	Oakbrook Terrace	DuPage	IL	60181	Hospitality	Select Service
14.27	Property		1	Chicago Lincolnshire	Lincolnshire	Lake	IL	60069	Hospitality	Select Service
14.28	Property		1	Chicago Waukegan Gurnee	Waukegan	Lake	IL	60085	Hospitality	Select Service
14.29	Property		1	Birmingham Homewood	Birmingham	Jefferson	AL	35209	Hospitality	Select Service
14.30	Property		1	Portland Beaverton	Beaverton	Washington	OR	97008	Hospitality	Select Service
14.31	Property		1	Greenville Haywood Mall	Greenville	Greenville	SC	29615	Hospitality	Select Service
14.32	Property		1	Denver Tech Center	Englewood	Arapahoe	CO	80111	Hospitality	Select Service
14.33	Property		1	Bakersfield	Bakersfield	Kern	CA	93308	Hospitality	Select Service
14.34	Property		1	Charlottesville North	Charlottesville	Albemarle	VA	22901	Hospitality	Select Service

A-3

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type

14.35	Property		1	Atlanta Airport South	Atlanta	Clayton	GA	30337	Hospitality	Select Service
14.36	Property		1	St. Louis Westport Plaza	St. Louis	St. Louis	MO	63146	Hospitality	Select Service
14.37	Property		1	Atlanta Perimeter Center	Atlanta	Fulton	GA	30328	Hospitality	Select Service
14.38	Property		1	Kansas City Overland Park Metcalf	Overland Park	Johnson	KS	66210	Hospitality	Select Service
14.39	Property		1	San Antonio Downtown Market Square	San Antonio	Bexar	TX	78204	Hospitality	Select Service
14.40	Property		1	Silver Spring North	Silver Spring	Montgomery	MD	20904	Hospitality	Select Service
14.41	Property		1	Indianapolis Castleton	Indianapolis	Marion	IN	46250	Hospitality	Select Service
14.42	Property		1	Memphis Airport	Memphis	Shelby	TN	38132	Hospitality	Select Service
14.43	Property		1	Chicago Highland Park	Highland Park	Lake	IL	60035	Hospitality	Select Service
14.44	Property		1	Minneapolis St Paul Airport	Mendota Heights	Dakota	MN	55120	Hospitality	Select Service
14.45	Property		1	Dallas Plano Parkway	Plano	Collin	TX	75093	Hospitality	Select Service
14.46	Property		1	Atlanta Duluth/Gwinnett Place	Duluth	Gwinnett	GA	30096	Hospitality	Select Service
14.47	Property		1	Poughkeepsie	Poughkeepsie	Dutchess	NY	12601	Hospitality	Select Service
14.48	Property		1	Denver Stapleton	Denver	Denver	CO	80216	Hospitality	Select Service
14.49	Property		1	Dallas Richardson at Spring Valley	Richardson	Dallas	TX	75081	Hospitality	Select Service
14.50	Property		1	Charlotte South Park	Charlotte	Mecklenburg	NC	28210	Hospitality	Select Service
14.51	Property		1	Fresno	Fresno	Fresno	CA	93710	Hospitality	Select Service
14.52	Property		1	Philadelphia Devon	Wayne	Chester	PA	19087	Hospitality	Select Service
15	Loan		1	Tremont Place Lofts	Cleveland	Cuyahoga	OH	44113	Multifamily	Mid Rise
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	Atlanta	Fulton	GA	30303	Hospitality	Limited Service
17	Loan		1	43-31 45th Street	Sunnyside	Queens	NY	11104	Multifamily	Mid Rise
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	Atlanta	Fulton	GA	30361	Mixed Use	Office/Retail
19	Loan	69, 70	1	Boca Corporate Center	Boca Raton	Palm Beach	FL	33431	Office	Suburban
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	Various	Various	Various	Various	Retail	Anchored
20.01	Property		1	Crossroads Centre	Orchard Park	Erie	NY	14127	Retail	Anchored
20.02	Property		1	Panorama Plaza	Rochester	Monroe	NY	14625	Retail	Anchored
20.03	Property		1	Cheektowaga Plaza	Cheektowaga	Erie	NY	14225	Retail	Anchored
20.04	Property		1	Amherst Plaza	Amherst	Erie	NY	14228	Retail	Anchored
20.05	Property		1	Chillicothe Place	Chillicothe	Ross	OH	45601	Retail	Anchored
20.06	Property		1	Midway Plaza	Loganville	Gwinnett	GA	30052	Retail	Anchored
20.07	Property		1	Ontario Plaza	Ontario	Wayne	NY	14519	Retail	Anchored
20.08	Property		1	Jamestown Plaza	Jamestown	Chautauqua	NY	14701	Retail	Anchored
20.09	Property		1	Tops Plaza	Le Roy	Genesee	NY	14482	Retail	Anchored
20.10	Property		1	Warsaw Plaza	Warsaw	Wyoming	NY	14569	Retail	Anchored
21	Loan	79, 80	5	Proteus MHC Portfolio	Pasadena, Houston and Hitchcock	Harris and Galveston	TX	77018, 77504, 77563	Manufactured Housing	Manufactured Housing
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	Bronx	Bronx	NY	10467	Multifamily	Mid Rise
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	New York	New York	NY	10001	Office	CBD
24	Loan		1	Extra Space - Lake in the Hills	Lake in the Hills	McHenry	IL	60156	Self Storage	Self Storage
25	Loan		1	Pepper Street Self Storage	Monroe	Fairfield	CT	06468	Self Storage	Self Storage
26	Loan		1	429 Beale	San Francisco	San Francisco	CA	94105	Self Storage	Self Storage
27	Loan		1	Neighborhood Mini Storage - Sulphur	Sulphur	Calcasieu	LA	70663	Self Storage	Self Storage
28	Loan		1	Oak Ridge Storage	Oak Ridge	Anderson	TN	37830	Self Storage	Self Storage
29	Loan		1	Poulsbo MHC	Poulsbo	Kitsap	WA	98370	Manufactured Housing	Manufactured Housing
30	Loan	93, 94, 95	1	1054 Grant Avenue	Bronx	Bronx	NY	10456	Multifamily	Mid Rise
31	Loan	96, 97, 98	1	1056 Grant Avenue	Bronx	Bronx	NY	10456	Multifamily	Mid Rise
32	Loan	99, 100	1	Petaluma Garage Retail	Petaluma	Sonoma	CA	94952	Retail	Unanchored
33	Loan	101	2	Lake Charles & Huntsville Portfolio	Various	Various	Various	Various	Self Storage	Self Storage
33.01	Property		1	I-45 Self Storage Huntsville	Huntsville	Walker	TX	77340	Self Storage	Self Storage
33.02	Property		1	Neighborhood Mini Storage Lake Charles	Lake Charles	Calcasieu	LA	70605	Self Storage	Self Storage
34	Loan		1	Meadowlark MHC	Junction City	Geary	KS	66441	Manufactured Housing	Manufactured Housing
35	Loan		1	Southington Super Storage	Southington	Hartford	CT	06489	Self Storage	Self Storage
36	Loan		1	Moss Bluff Neighborhood Mini Storage	Moss Bluff	Calcasieu	LA	70611	Self Storage	Self Storage

A-4

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio	Various	Various	322,208	SF	387.95	76,500,000	76,500,000
1.01	Property		1	Olathe, KS Property	2016	NAP	193,953	SF		46,049,150	46,049,150
1.02	Property		1	Richardson, TX Property	2015	2021	128,255	SF		30,450,850	30,450,850
2	Loan		5	Brooklyn Jonas Portfolio	Various	Various	390	Units	148,333.33	57,850,000	57,850,000
2.01	Property		1	115 Ocean Avenue	1925	2017	99	Units		17,450,500	17,450,500
2.02	Property		1	2355 East 12th Street	1963	NAP	121	Units		14,536,500	14,536,500
2.03	Property		1	724 East 27th Street	1927	2015	73	Units		11,556,000	11,556,000
2.04	Property		1	175 Ocean Parkway	1923	NAP	43	Units		8,068,000	8,068,000
2.05	Property		1	140 Ocean Parkway	1931	NAP	54	Units		6,239,000	6,239,000
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	Various	Various	706,526	SF	152.86	54,000,000	54,000,000
3.01	Property		1	Prime Storage - Port Jefferson Station	2017	NAP	82,160	SF		8,000,500	8,000,500
3.02	Property		1	Prime Storage - Charlotte	1997	2016	107,075	SF		7,058,500	7,058,500
3.03	Property		1	Prime Storage - Bronx University Avenue	1929	2018	70,316	SF		5,509,000	5,509,000
3.04	Property		1	Prime Storage - Louisville East Main Street	1975	NAP	55,646	SF		3,754,500	3,754,500
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	1967	NAP	64,818	SF		3,711,000	3,711,000
3.06	Property		1	Prime Storage - Jeffersontown	1982	NAP	55,580	SF		3,699,000	3,699,000
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	1997	2022	64,119	SF		2,938,000	2,938,000
3.08	Property		1	Prime Storage - Meridian	2004	NAP	30,877	SF		2,885,000	2,885,000
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	1996	NAP	23,590	SF		2,822,500	2,822,500
3.10	Property		1	Prime Storage - West University Place North	1991	NAP	27,865	SF		2,775,000	2,775,000
3.11	Property		1	Prime Storage - Tacoma Steele Street South	2016	NAP	24,429	SF		2,761,000	2,761,000
3.12	Property		1	Prime Storage - Pacific Avenue	2005	NAP	25,554	SF		2,405,000	2,405,000
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	1985	2017	32,526	SF		2,135,500	2,135,500
3.14	Property		1	Prime Storage - Tacoma 74th Street	1976	2004	24,680	SF		2,113,000	2,113,000
3.15	Property		1	Prime Storage - West University Place South	1979	NAP	17,293	SF		1,432,500	1,432,500
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	2006-2014	NAP	870,478	SF	149.34	52,000,000	52,000,000
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	1902	2015	267,207	SF	595.04	50,000,000	50,000,000
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	1973	2004	412,033	SF	1,274.17	47,500,000	47,500,000
7	Loan	42	1	The Trails at Dominion Park	1991	2020	843	Units	50,652.43	42,700,000	42,700,000
8	Loan	9	1	Renaissance New York Midtown Hotel	2016	NAP	348	Rooms	258,620.69	40,000,000	40,000,000
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	1968	1998, 2019	563,041	SF	142.09	30,000,000	30,000,000
10	Loan	47, 48, 49, 50	1	Corner 2nd	2024	NAP	71	Units	404,929.58	28,750,000	28,750,000
11	Loan	51, 52	1	53 East 177th Street	2024	NAP	81	Units	333,333.33	27,000,000	27,000,000
12	Loan	53	1	39-09 Main Street	1930	2012	17,042	SF	1,437.62	24,500,000	24,500,000
13	Loan	54	1	Churchill Hall	2017	NAP	151,579	SF	155.03	23,500,000	23,500,000
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	Various	Various	7,677	Rooms	28,657.03	20,000,000	20,000,000
14.01	Property		1	Larkspur Landing Marin County	1987	2020	146	Rooms		933,530	933,530
14.02	Property		1	San Mateo Foster City	1987	2023	147	Rooms		829,838	829,838
14.03	Property		1	Lincroft Red Bank	1988	2020	146	Rooms		736,484	736,484
14.04	Property		1	Rye	1988	2023	145	Rooms		715,510	715,510
14.05	Property		1	Los Angeles Torrance Palos Verdes	1988	2020	149	Rooms		694,830	694,830
14.06	Property		1	San Jose Cupertino	1988	2019	149	Rooms		663,811	663,811
14.07	Property		1	Boulder	1987	2020	149	Rooms		622,157	622,157
14.08	Property		1	Palm Springs	1988	2021	149	Rooms		590,842	590,842
14.09	Property		1	Los Angeles Hacienda Heights	1990	2020	150	Rooms		570,458	570,458
14.10	Property		1	Seattle South Center	1989	2020	149	Rooms		560,118	560,118
14.11	Property		1	West Palm Beach	1986	2020	149	Rooms		477,105	477,105
14.12	Property		1	Norwalk	1990	2021	145	Rooms		477,105	477,105
14.13	Property		1	Tampa Westshore	1989	2020	145	Rooms		477,105	477,105
14.14	Property		1	Boston Andover	1989	2023	146	Rooms		456,425	456,425
14.15	Property		1	Nashville Airport	1988	2019	145	Rooms		446,086	446,086
14.16	Property		1	St. Petersburg Clearwater	1988	2020	149	Rooms		435,451	435,451
14.17	Property		1	Raleigh Cary	1988	2019	149	Rooms		435,451	435,451
14.18	Property		1	New Haven Wallingford	1990	2023	149	Rooms		435,451	435,451
14.19	Property		1	Detroit Livonia	1988	2023	149	Rooms		404,431	404,431
14.20	Property		1	Phoenix Mesa	1985	2019	149	Rooms		404,431	404,431
14.21	Property		1	Phoenix North Metrocenter	1987	2023	146	Rooms		383,752	383,752
14.22	Property		1	Annapolis	1989	2021	149	Rooms		383,752	383,752
14.23	Property		1	Ft. Lauderdale Plantation	1988	2023	149	Rooms		373,412	373,412
14.24	Property		1	Detroit Metro Airport	1987	2023	146	Rooms		373,412	373,412
14.25	Property		1	St. Louis Creve Coeur	1987	2024	154	Rooms		363,072	363,072
14.26	Property		1	Chicago Oakbrook Terrace	1986	2020	147	Rooms		363,072	363,072
14.27	Property		1	Chicago Lincolnshire	1987	2020	146	Rooms		352,733	352,733
14.28	Property		1	Chicago Waukegan Gurnee	1986	2023	149	Rooms		342,393	342,393
14.29	Property		1	Birmingham Homewood	1988	2020	140	Rooms		342,393	342,393
14.30	Property		1	Portland Beaverton	1989	2023	149	Rooms		331,758	331,758
14.31	Property		1	Greenville Haywood Mall	1988	2020	146	Rooms		331,758	331,758
14.32	Property		1	Denver Tech Center	1987	2023	155	Rooms		321,418	321,418
14.33	Property		1	Bakersfield	1988	2020	146	Rooms		321,418	321,418
14.34	Property		1	Charlottesville North	1989	2024	150	Rooms		321,418	321,418

A-5

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)

14.35	Property		1	Atlanta Airport South	1986	2020	144	Rooms		321,418	321,418
14.36	Property		1	St. Louis Westport Plaza	1987	2024	149	Rooms		311,078	311,078
14.37	Property		1	Atlanta Perimeter Center	1987	2019	145	Rooms		311,078	311,078
14.38	Property		1	Kansas City Overland Park Metcalf	1989	2024	149	Rooms		290,399	290,399
14.39	Property		1	San Antonio Downtown Market Square	1990	2022	149	Rooms		290,399	290,399
14.40	Property		1	Silver Spring North	1988	2021	146	Rooms		290,399	290,399
14.41	Property		1	Indianapolis Castleton	1987	2020	146	Rooms		289,217	289,217
14.42	Property		1	Memphis Airport	1987	2022	145	Rooms		259,380	259,380
14.43	Property		1	Chicago Highland Park	1988	2020	149	Rooms		235,155	235,155
14.44	Property		1	Minneapolis St Paul Airport	1987	2023	146	Rooms		235,155	235,155
14.45	Property		1	Dallas Plano Parkway	1988	2022	149	Rooms		198,818	198,818
14.46	Property		1	Atlanta Duluth/Gwinnett Place	1987	2024	146	Rooms		180,798	180,798
14.47	Property		1	Poughkeepsie	1988	2020	149	Rooms		176,366	176,366
14.48	Property		1	Denver Stapleton	1987	2023	146	Rooms		169,867	169,867
14.49	Property		1	Dallas Richardson at Spring Valley	1988	2023	149	Rooms		168,095	168,095
14.50	Property		1	Charlotte South Park	1988	2019	149	Rooms		0	0
14.51	Property		1	Fresno	1990	2021	146	Rooms		0	0
14.52	Property		1	Philadelphia Devon	1989	2019	149	Rooms		0	0
15	Loan		1	Tremont Place Lofts	1900	2020	102	Units	177,156.86	18,070,000	18,070,000
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	1918	2024	173	Rooms	100,000.00	17,300,000	17,300,000
17	Loan		1	43-31 45th Street	1931	2014	94	Units	172,872.34	16,250,000	16,250,000
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	1972, 1974, 2020, 2021	2000	1,085,612	SF	239.50	15,000,000	15,000,000
19	Loan	69, 70	1	Boca Corporate Center	1982	2023	93,219	SF	150.18	14,000,000	14,000,000
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	Various	Various	1,260,533	SF	79.73	13,500,000	13,500,000
20.01	Property		1	Crossroads Centre	1997	NAP	171,201	SF		2,716,393	2,716,393
20.02	Property		1	Panorama Plaza	1969-2015	NAP	278,506	SF		2,231,743	2,231,743
20.03	Property		1	Cheektowaga Plaza	1978-2004	NAP	151,477	SF		1,614,214	1,614,214
20.04	Property		1	Amherst Plaza	1970	1991	149,992	SF		1,612,607	1,612,607
20.05	Property		1	Chillicothe Place	1974	2002	106,262	SF		1,447,714	1,447,714
20.06	Property		1	Midway Plaza	1996	NAP	91,196	SF		1,303,393	1,303,393
20.07	Property		1	Ontario Plaza	1998	NAP	77,048	SF		755,036	755,036
20.08	Property		1	Jamestown Plaza	1997	2003	98,001	SF		661,179	661,179
20.09	Property		1	Tops Plaza	1997	NAP	62,747	SF		597,086	597,086
20.10	Property		1	Warsaw Plaza	1975, 1998	NAP	74,103	SF		560,636	560,636
21	Loan	79, 80	5	Proteus MHC Portfolio	1962, 1979, 1980, 1983 and 1985	NAP	232	Pads	53,879.31	12,500,000	12,500,000
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	2024	NAP	44	Units	261,363.64	11,500,000	11,500,000
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	2022	NAP	2,844,343	SF	730.12	10,000,000	10,000,000
24	Loan		1	Extra Space - Lake in the Hills	2018	NAP	76,848	SF	123.95	9,525,000	9,525,000
25	Loan		1	Pepper Street Self Storage	2004-2005	NAP	55,400	SF	141.88	7,860,000	7,860,000
26	Loan		1	429 Beale	1929, 1951	2014	336	Units	19,940.48	6,700,000	6,700,000
27	Loan		1	Neighborhood Mini Storage - Sulphur	1995	2006	78,908	SF	84.28	6,650,000	6,650,000
28	Loan		1	Oak Ridge Storage	1983	1996	57,966	SF	97.56	5,655,000	5,655,000
29	Loan		1	Poulsbo MHC	1970	2022	77	Pads	63,636.36	4,900,000	4,900,000
30	Loan	93, 94, 95	1	1054 Grant Avenue	1899	2024	10	Units	244,000.00	2,440,000	2,440,000
31	Loan	96, 97, 98	1	1056 Grant Avenue	1905	2024	10	Units	244,000.00	2,440,000	2,440,000
32	Loan	99, 100	1	Petaluma Garage Retail	2006	NAP	28,753	SF	146.94	4,225,000	4,225,000
33	Loan	101	2	Lake Charles & Huntsville Portfolio	Various	Various	98,860	SF	42.48	4,200,000	4,200,000
33.01	Property		1	I-45 Self Storage Huntsville	1993	NAP	48,795	SF		2,675,000	2,675,000
33.02	Property		1	Neighborhood Mini Storage Lake Charles	1997	2004	50,065	SF		1,525,000	1,525,000
34	Loan		1	Meadowlark MHC	1988	2023	117	Pads	32,478.63	3,800,000	3,800,000
35	Loan		1	Southington Super Storage	1980, 2002	NAP	40,725	SF	83.24	3,390,000	3,390,000
36	Loan		1	Moss Bluff Neighborhood Mini Storage	1998	2004	48,086	SF	66.03	3,175,000	3,175,000

A-6

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
							1		2		2
1	Loan	9, 10	2	State Farm Data Center Portfolio	76,500,000	6.49900%	0.01379%	6.48521%	NAP	420,065.57	NAP	5,040,786.84
1.01	Property		1	Olathe, KS Property	46,049,150
1.02	Property		1	Richardson, TX Property	30,450,850
2	Loan		5	Brooklyn Jonas Portfolio	57,850,000	6.43000%	0.01379%	6.41621%	NAP	314,284.86	NAP	3,771,418.32
2.01	Property		1	115 Ocean Avenue	17,450,500
2.02	Property		1	2355 East 12th Street	14,536,500
2.03	Property		1	724 East 27th Street	11,556,000
2.04	Property		1	175 Ocean Parkway	8,068,000
2.05	Property		1	140 Ocean Parkway	6,239,000
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	54,000,000	5.92000%	0.01379%	5.90621%	NAP	270,100.00	NAP	3,241,200.00
3.01	Property		1	Prime Storage - Port Jefferson Station	8,000,500
3.02	Property		1	Prime Storage - Charlotte	7,058,500
3.03	Property		1	Prime Storage - Bronx University Avenue	5,509,000
3.04	Property		1	Prime Storage - Louisville East Main Street	3,754,500
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	3,711,000
3.06	Property		1	Prime Storage - Jeffersontown	3,699,000
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	2,938,000
3.08	Property		1	Prime Storage - Meridian	2,885,000
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	2,822,500
3.10	Property		1	Prime Storage - West University Place North	2,775,000
3.11	Property		1	Prime Storage - Tacoma Steele Street South	2,761,000
3.12	Property		1	Prime Storage - Pacific Avenue	2,405,000
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	2,135,500
3.14	Property		1	Prime Storage - Tacoma 74th Street	2,113,000
3.15	Property		1	Prime Storage - West University Place South	1,432,500
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	52,000,000	7.14000%	0.01379%	7.12621%	NAP	313,697.22	NAP	3,764,366.64
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	50,000,000	5.43100430157233%	0.01379%	5.41721430157233%	NAP	229,434.79	NAP	2,753,217.48
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	47,500,000	5.37000%	0.01379%	5.35621%	NAP	215,514.76	NAP	2,586,177.12
7	Loan	42	1	The Trails at Dominion Park	42,700,000	6.20000%	0.01379%	6.18621%	NAP	223,680.79	NAP	2,684,169.48
8	Loan	9	1	Renaissance New York Midtown Hotel	40,000,000	6.98900%	0.01379%	6.97521%	NAP	236,202.31	NAP	2,834,427.72
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	30,000,000	7.35000%	0.01379%	7.33621%	NAP	186,302.08	NAP	2,235,624.96
10	Loan	47, 48, 49, 50	1	Corner 2nd	28,750,000	6.63000%	0.01379%	6.61621%	NAP	161,049.91	NAP	1,932,598.92
11	Loan	51, 52	1	53 East 177th Street	27,000,000	7.13000%	0.01379%	7.11621%	NAP	162,653.13	NAP	1,951,837.56
12	Loan	53	1	39-09 Main Street	24,500,000	6.29000%	0.01379%	6.27621%	NAP	130,204.46	NAP	1,562,453.52
13	Loan	54	1	Churchill Hall	23,500,000	7.29200%	0.01379%	7.27821%	NAP	144,785.02	NAP	1,737,420.24
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	20,000,000	6.283298%	0.01279%	6.270508%	NAP	106,176.10	NAP	1,274,113.20
14.01	Property		1	Larkspur Landing Marin County	933,530
14.02	Property		1	San Mateo Foster City	829,838
14.03	Property		1	Lincroft Red Bank	736,484
14.04	Property		1	Rye	715,510
14.05	Property		1	Los Angeles Torrance Palos Verdes	694,830
14.06	Property		1	San Jose Cupertino	663,811
14.07	Property		1	Boulder	622,157
14.08	Property		1	Palm Springs	590,842
14.09	Property		1	Los Angeles Hacienda Heights	570,458
14.10	Property		1	Seattle South Center	560,118
14.11	Property		1	West Palm Beach	477,105
14.12	Property		1	Norwalk	477,105
14.13	Property		1	Tampa Westshore	477,105
14.14	Property		1	Boston Andover	456,425
14.15	Property		1	Nashville Airport	446,086
14.16	Property		1	St. Petersburg Clearwater	435,451
14.17	Property		1	Raleigh Cary	435,451
14.18	Property		1	New Haven Wallingford	435,451
14.19	Property		1	Detroit Livonia	404,431
14.20	Property		1	Phoenix Mesa	404,431
14.21	Property		1	Phoenix North Metrocenter	383,752
14.22	Property		1	Annapolis	383,752
14.23	Property		1	Ft. Lauderdale Plantation	373,412
14.24	Property		1	Detroit Metro Airport	373,412
14.25	Property		1	St. Louis Creve Coeur	363,072
14.26	Property		1	Chicago Oakbrook Terrace	363,072
14.27	Property		1	Chicago Lincolnshire	352,733
14.28	Property		1	Chicago Waukegan Gurnee	342,393
14.29	Property		1	Birmingham Homewood	342,393
14.30	Property		1	Portland Beaverton	331,758
14.31	Property		1	Greenville Haywood Mall	331,758
14.32	Property		1	Denver Tech Center	321,418
14.33	Property		1	Bakersfield	321,418
14.34	Property		1	Charlottesville North	321,418

A-7

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
							1		2		2
14.35	Property		1	Atlanta Airport South	321,418
14.36	Property		1	St. Louis Westport Plaza	311,078
14.37	Property		1	Atlanta Perimeter Center	311,078
14.38	Property		1	Kansas City Overland Park Metcalf	290,399
14.39	Property		1	San Antonio Downtown Market Square	290,399
14.40	Property		1	Silver Spring North	290,399
14.41	Property		1	Indianapolis Castleton	289,217
14.42	Property		1	Memphis Airport	259,380
14.43	Property		1	Chicago Highland Park	235,155
14.44	Property		1	Minneapolis St Paul Airport	235,155
14.45	Property		1	Dallas Plano Parkway	198,818
14.46	Property		1	Atlanta Duluth/Gwinnett Place	180,798
14.47	Property		1	Poughkeepsie	176,366
14.48	Property		1	Denver Stapleton	169,867
14.49	Property		1	Dallas Richardson at Spring Valley	168,095
14.50	Property		1	Charlotte South Park	0
14.51	Property		1	Fresno	0
14.52	Property		1	Philadelphia Devon	0
15	Loan		1	Tremont Place Lofts	18,070,000	6.70000%	0.04254%	6.65746%	NAP	102,292.09	NAP	1,227,505.08
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	17,300,000	7.88000%	0.01379%	7.86621%	NAP	115,181.16	NAP	1,382,173.92
17	Loan		1	43-31 45th Street	16,250,000	6.87000%	0.01379%	6.85621%	NAP	94,323.35	NAP	1,131,880.20
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	15,000,000	7.37500%	0.01379%	7.36121%	NAP	93,467.88	NAP	1,121,614.56
19	Loan	69, 70	1	Boca Corporate Center	13,639,317	7.57500%	0.01379%	7.56121%	98,610.02	89,602.43	1,183,320.24	1,075,229.16
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	13,500,000	6.40000%	0.01379%	6.38621%	NAP	73,000.00	NAP	876,000.00
20.01	Property		1	Crossroads Centre	2,716,393
20.02	Property		1	Panorama Plaza	2,231,743
20.03	Property		1	Cheektowaga Plaza	1,614,214
20.04	Property		1	Amherst Plaza	1,612,607
20.05	Property		1	Chillicothe Place	1,447,714
20.06	Property		1	Midway Plaza	1,303,393
20.07	Property		1	Ontario Plaza	755,036
20.08	Property		1	Jamestown Plaza	661,179
20.09	Property		1	Tops Plaza	597,086
20.10	Property		1	Warsaw Plaza	560,636
21	Loan	79, 80	5	Proteus MHC Portfolio	12,500,000	6.65800%	0.01379%	6.64421%	NAP	70,317.42	NAP	843,809.04
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	11,500,000	7.16000%	0.01379%	7.14621%	NAP	69,569.68	NAP	834,836.16
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	10,000,000	5.499691075%	0.01274%	5.486951075%	NAP	46,467.30	NAP	557,607.60
24	Loan		1	Extra Space - Lake in the Hills	9,525,000	6.22500%	0.01379%	6.21121%	NAP	50,097.20	NAP	601,166.40
25	Loan		1	Pepper Street Self Storage	7,860,000	6.94100%	0.01379%	6.92721%	NAP	46,094.99	NAP	553,139.88
26	Loan		1	429 Beale	6,700,000	6.62400%	0.01379%	6.61021%	NAP	37,497.67	NAP	449,972.04
27	Loan		1	Neighborhood Mini Storage - Sulphur	6,650,000	6.59500%	0.01379%	6.58121%	NAP	37,054.89	NAP	444,658.68
28	Loan		1	Oak Ridge Storage	5,655,000	6.87800%	0.01379%	6.86421%	NAP	32,862.75	NAP	394,353.00
29	Loan		1	Poulsbo MHC	4,900,000	6.91600%	0.06254%	6.85346%	NAP	28,632.56	NAP	343,590.72
30	Loan	93, 94, 95	1	1054 Grant Avenue	2,440,000	7.65000%	0.01379%	7.63621%	NAP	15,771.04	NAP	189,252.48
31	Loan	96, 97, 98	1	1056 Grant Avenue	2,440,000	7.65000%	0.01379%	7.63621%	NAP	15,771.04	NAP	189,252.48
32	Loan	99, 100	1	Petaluma Garage Retail	4,225,000	7.26000%	0.05379%	7.20621%	NAP	25,916.27	NAP	310,995.24
33	Loan	101	2	Lake Charles & Huntsville Portfolio	4,200,000	6.56500%	0.01379%	6.55121%	NAP	23,296.63	NAP	279,559.56
33.01	Property		1	I-45 Self Storage Huntsville	2,675,000
33.02	Property		1	Neighborhood Mini Storage Lake Charles	1,525,000
34	Loan		1	Meadowlark MHC	3,800,000	6.74300%	0.01379%	6.72921%	NAP	21,649.40	NAP	259,792.80
35	Loan		1	Southington Super Storage	3,390,000	7.08100%	0.01379%	7.06721%	NAP	20,281.66	NAP	243,379.92
36	Loan		1	Moss Bluff Neighborhood Mini Storage	3,175,000	6.44500%	0.01379%	6.43121%	NAP	17,289.23	NAP	207,470.76

A-8

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)

1	Loan	9, 10	2	State Farm Data Center Portfolio	Interest Only - ARD	Yes	Actual/360	36	35	36
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	Interest Only	No	Actual/360	60	60	60
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	Interest Only	No	Actual/360	60	60	60
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	Interest Only	No	Actual/360	60	59	60
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	Interest Only	No	Actual/360	60	59	60
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	Interest Only	No	Actual/360	60	57	60
7	Loan	42	1	The Trails at Dominion Park	Interest Only	No	Actual/360	60	59	60
8	Loan	9	1	Renaissance New York Midtown Hotel	Interest Only	No	Actual/360	60	60	60
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	Interest Only	No	Actual/360	60	58	60
10	Loan	47, 48, 49, 50	1	Corner 2nd	Interest Only	No	Actual/360	60	59	60
11	Loan	51, 52	1	53 East 177th Street	Interest Only	No	Actual/360	60	60	60
12	Loan	53	1	39-09 Main Street	Interest Only	No	Actual/360	60	60	60
13	Loan	54	1	Churchill Hall	Interest Only	No	Actual/360	60	60	60
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	Interest Only	No	Actual/360	60	58	60
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-9

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	Interest Only	No	Actual/360	60	59	60
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	Interest Only	No	Actual/360	60	60	60
17	Loan		1	43-31 45th Street	Interest Only	No	Actual/360	60	59	60
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	Interest Only	No	Actual/360	60	56	60
19	Loan	69, 70	1	Boca Corporate Center	Interest Only, Amortizing Balloon	No	Actual/360	24	23	60
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	Interest Only	No	Actual/360	60	58	60
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	Interest Only	No	Actual/360	60	59	60
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	Interest Only	No	Actual/360	60	60	60
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	Interest Only	No	Actual/360	60	59	60
24	Loan		1	Extra Space - Lake in the Hills	Interest Only	No	Actual/360	60	59	60
25	Loan		1	Pepper Street Self Storage	Interest Only	No	Actual/360	60	59	60
26	Loan		1	429 Beale	Interest Only	No	Actual/360	60	60	60
27	Loan		1	Neighborhood Mini Storage - Sulphur	Interest Only	No	Actual/360	60	59	60
28	Loan		1	Oak Ridge Storage	Interest Only	No	Actual/360	60	59	60
29	Loan		1	Poulsbo MHC	Interest Only	No	Actual/360	60	59	60
30	Loan	93, 94, 95	1	1054 Grant Avenue	Interest Only	No	Actual/360	60	53	60
31	Loan	96, 97, 98	1	1056 Grant Avenue	Interest Only	No	Actual/360	60	53	60
32	Loan	99, 100	1	Petaluma Garage Retail	Interest Only	No	Actual/360	60	60	60
33	Loan	101	2	Lake Charles & Huntsville Portfolio	Interest Only	No	Actual/360	60	59	60
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	Interest Only	No	Actual/360	60	59	60
35	Loan		1	Southington Super Storage	Interest Only	No	Actual/360	60	59	60
36	Loan		1	Moss Bluff Neighborhood Mini Storage	Interest Only	No	Actual/360	60	59	60

A-10

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date

1	Loan	9, 10	2	State Farm Data Center Portfolio	35	0	0	12/17/2024	1	6	2/6/2025
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	60	0	0	1/29/2025	0	6	3/6/2025
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	60	0	0	1/27/2025	0	6	3/6/2025
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	59	0	0	12/19/2024	1	1	2/1/2025
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	59	0	0	1/3/2025	1	6	2/6/2025
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	57	0	0	10/28/2024	3	6	12/6/2024
7	Loan	42	1	The Trails at Dominion Park	59	0	0	12/20/2024	1	6	2/6/2025
8	Loan	9	1	Renaissance New York Midtown Hotel	60	0	0	1/28/2025	0	6	3/6/2025
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	58	0	0	11/19/2024	2	6	1/6/2025
10	Loan	47, 48, 49, 50	1	Corner 2nd	59	0	0	12/30/2024	1	6	2/6/2025
11	Loan	51, 52	1	53 East 177th Street	60	0	0	1/10/2025	0	6	3/6/2025
12	Loan	53	1	39-09 Main Street	60	0	0	1/24/2025	0	6	3/6/2025
13	Loan	54	1	Churchill Hall	60	0	0	1/27/2025	0	6	3/6/2025
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	58	0	0	12/4/2024	2	6	1/6/2025
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-11

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	59	0	0	12/19/2024	1	6	2/6/2025
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	60	0	0	1/8/2025	0	6	3/6/2025
17	Loan		1	43-31 45th Street	59	0	0	12/13/2024	1	6	2/6/2025
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	56	0	0	10/2/2024	4	6	11/6/2024
19	Loan	69, 70	1	Boca Corporate Center	59	360	360	12/11/2024	1	6	2/6/2025
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	58	0	0	11/20/2024	2	1	1/1/2025
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	59	0	0	12/27/2024	1	6	2/6/2025
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	60	0	0	1/24/2025	0	6	3/6/2025
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	59	0	0	1/9/2025	1	9	2/9/2025
24	Loan		1	Extra Space - Lake in the Hills	59	0	0	12/18/2024	1	6	2/6/2025
25	Loan		1	Pepper Street Self Storage	59	0	0	1/3/2025	1	6	2/6/2025
26	Loan		1	429 Beale	60	0	0	1/17/2025	0	6	3/6/2025
27	Loan		1	Neighborhood Mini Storage - Sulphur	59	0	0	12/17/2024	1	6	2/6/2025
28	Loan		1	Oak Ridge Storage	59	0	0	12/13/2024	1	6	2/6/2025
29	Loan		1	Poulsbo MHC	59	0	0	12/18/2024	1	6	2/6/2025
30	Loan	93, 94, 95	1	1054 Grant Avenue	53	0	0	6/25/2024	7	6	8/6/2024
31	Loan	96, 97, 98	1	1056 Grant Avenue	53	0	0	6/25/2024	7	6	8/6/2024
32	Loan	99, 100	1	Petaluma Garage Retail	60	0	0	1/16/2025	0	6	3/6/2025
33	Loan	101	2	Lake Charles & Huntsville Portfolio	59	0	0	12/17/2024	1	6	2/6/2025
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	59	0	0	12/13/2024	1	6	2/6/2025
35	Loan		1	Southington Super Storage	59	0	0	1/3/2025	1	6	2/6/2025
36	Loan		1	Moss Bluff Neighborhood Mini Storage	59	0	0	12/17/2024	1	6	2/6/2025

A-12

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
										3
1	Loan	9, 10	2	State Farm Data Center Portfolio	NAP	1/6/2028	1/6/2030	0	0	YM3(25),DorYM3(7),O(4)	NAV
1.01	Property		1	Olathe, KS Property							NAV
1.02	Property		1	Richardson, TX Property							NAV
2	Loan		5	Brooklyn Jonas Portfolio	NAP	2/6/2030	NAP	0	0	L(24),D(31),O(5)	8,154,741
2.01	Property		1	115 Ocean Avenue							2,231,051
2.02	Property		1	2355 East 12th Street							2,364,972
2.03	Property		1	724 East 27th Street							1,430,597
2.04	Property		1	175 Ocean Parkway							924,486
2.05	Property		1	140 Ocean Parkway							1,203,633
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	NAP	2/6/2030	NAP	0	0	L(24),D(30),O(6)	13,642,163
3.01	Property		1	Prime Storage - Port Jefferson Station							1,945,937
3.02	Property		1	Prime Storage - Charlotte							1,557,819
3.03	Property		1	Prime Storage - Bronx University Avenue							2,218,559
3.04	Property		1	Prime Storage - Louisville East Main Street							920,180
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue							1,048,337
3.06	Property		1	Prime Storage - Jeffersontown							838,402
3.07	Property		1	Prime Storage - Rock Hill Hearn Street							734,216
3.08	Property		1	Prime Storage - Meridian							660,627
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street							581,190
3.10	Property		1	Prime Storage - West University Place North							614,249
3.11	Property		1	Prime Storage - Tacoma Steele Street South							608,889
3.12	Property		1	Prime Storage - Pacific Avenue							536,654
3.13	Property		1	Prime Storage - Virginia Beach Bells Road							548,146
3.14	Property		1	Prime Storage - Tacoma 74th Street							494,542
3.15	Property		1	Prime Storage - West University Place South							334,414
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	NAP	1/1/2030	NAP	0	0	L(25),D(28),O(7)	21,611,209
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	30,306,429
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	NAP	11/6/2029	NAP	5	0	L(27),DorYM1(26),O(7)	96,970,236
7	Loan	42	1	The Trails at Dominion Park	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	10,633,724
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	2/6/2030	NAP	0	0	L(11),YM1(42),O(7)	44,651,200
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	NAP	12/6/2029	NAP	0	0	L(26),D(29),O(5)	22,209,620
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	1/6/2030	NAP	0	0	L(24),YM1(29),O(7)	970,567
11	Loan	51, 52	1	53 East 177th Street	NAP	2/6/2030	NAP	0	0	L(24),D(29),O(7)	2,821,966
12	Loan	53	1	39-09 Main Street	NAP	2/6/2030	NAP	0	0	L(24),D(29),O(7)	NAV
13	Loan	54	1	Churchill Hall	NAP	2/6/2030	NAP	0	0	L(24),D(29),O(7)	4,943,345
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	NAP	12/6/2029	NAP	0	0	YM1(53),O(7)	302,245,591
14.01	Property		1	Larkspur Landing Marin County							9,829,858
14.02	Property		1	San Mateo Foster City							8,006,965
14.03	Property		1	Lincroft Red Bank							9,454,022
14.04	Property		1	Rye							9,417,375
14.05	Property		1	Los Angeles Torrance Palos Verdes							8,806,622
14.06	Property		1	San Jose Cupertino							7,559,279
14.07	Property		1	Boulder							6,764,085
14.08	Property		1	Palm Springs							8,851,337
14.09	Property		1	Los Angeles Hacienda Heights							7,185,597
14.10	Property		1	Seattle South Center							7,858,893
14.11	Property		1	West Palm Beach							7,360,783
14.12	Property		1	Norwalk							8,599,794
14.13	Property		1	Tampa Westshore							6,907,456
14.14	Property		1	Boston Andover							6,575,210
14.15	Property		1	Nashville Airport							6,673,329
14.16	Property		1	St. Petersburg Clearwater							6,216,659
14.17	Property		1	Raleigh Cary							6,026,930
14.18	Property		1	New Haven Wallingford							5,409,342
14.19	Property		1	Detroit Livonia							4,500,861
14.20	Property		1	Phoenix Mesa							5,022,084
14.21	Property		1	Phoenix North Metrocenter							5,361,032
14.22	Property		1	Annapolis							5,714,128
14.23	Property		1	Ft. Lauderdale Plantation							6,074,466
14.24	Property		1	Detroit Metro Airport							4,588,324
14.25	Property		1	St. Louis Creve Coeur							3,458,522
14.26	Property		1	Chicago Oakbrook Terrace							5,127,788
14.27	Property		1	Chicago Lincolnshire							4,774,197
14.28	Property		1	Chicago Waukegan Gurnee							4,610,691
14.29	Property		1	Birmingham Homewood							6,258,826
14.30	Property		1	Portland Beaverton							4,405,748
14.31	Property		1	Greenville Haywood Mall							4,890,838
14.32	Property		1	Denver Tech Center							4,960,634
14.33	Property		1	Bakersfield							5,532,004
14.34	Property		1	Charlottesville North							3,831,897

A-13

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
										3
14.35	Property		1	Atlanta Airport South							5,880,731
14.36	Property		1	St. Louis Westport Plaza							3,703,931
14.37	Property		1	Atlanta Perimeter Center							5,018,549
14.38	Property		1	Kansas City Overland Park Metcalf							3,589,729
14.39	Property		1	San Antonio Downtown Market Square							4,976,330
14.40	Property		1	Silver Spring North							5,063,130
14.41	Property		1	Indianapolis Castleton							4,363,671
14.42	Property		1	Memphis Airport							5,583,824
14.43	Property		1	Chicago Highland Park							3,973,312
14.44	Property		1	Minneapolis St Paul Airport							4,445,747
14.45	Property		1	Dallas Plano Parkway							3,300,077
14.46	Property		1	Atlanta Duluth/Gwinnett Place							3,245,931
14.47	Property		1	Poughkeepsie							5,218,223
14.48	Property		1	Denver Stapleton							4,136,029
14.49	Property		1	Dallas Richardson at Spring Valley							3,729,801
14.50	Property		1	Charlotte South Park							5,649,211
14.51	Property		1	Fresno							6,585,069
14.52	Property		1	Philadelphia Devon							7,166,718
15	Loan		1	Tremont Place Lofts	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	2,364,101
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	2/6/2030	NAP	0	0	L(24),D(29),O(7)	6,884,438
17	Loan		1	43-31 45th Street	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	2,278,912
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	NAP	10/6/2029	NAP	0	0	L(28),DorYM1(25),O(7)	47,695,391
19	Loan	69, 70	1	Boca Corporate Center	2/6/2027	1/6/2030	NAP	0	0	L(25),D(28),O(7)	3,264,883
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	NAP	12/1/2029	NAP	5	0	L(26),YM1(27),O(7)	16,883,004
20.01	Property		1	Crossroads Centre							3,071,519
20.02	Property		1	Panorama Plaza							3,199,755
20.03	Property		1	Cheektowaga Plaza							2,267,236
20.04	Property		1	Amherst Plaza							2,067,555
20.05	Property		1	Chillicothe Place							1,698,633
20.06	Property		1	Midway Plaza							1,253,094
20.07	Property		1	Ontario Plaza							921,776
20.08	Property		1	Jamestown Plaza							929,051
20.09	Property		1	Tops Plaza							793,823
20.10	Property		1	Warsaw Plaza							680,562
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	1,724,967
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	2/6/2030	NAP	0	0	L(24),D(33),O(3)	NAV
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	NAP	1/9/2030	NAP	0	0	L(25),D(28),O(7)	162,051,278
24	Loan		1	Extra Space - Lake in the Hills	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	1,369,695
25	Loan		1	Pepper Street Self Storage	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	1,200,240
26	Loan		1	429 Beale	NAP	2/6/2030	NAP	0	0	L(24),D(32),O(4)	1,093,843
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	969,676
28	Loan		1	Oak Ridge Storage	NAP	1/6/2030	NAP	5	0	L(24),YM1(32),O(4)	785,895
29	Loan		1	Poulsbo MHC	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	724,523
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	7/6/2029	NAP	0	0	L(23),YM2(33),O(4)	NAV
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	7/6/2029	NAP	0	0	L(23),YM2(33),O(4)	NAV
32	Loan	99, 100	1	Petaluma Garage Retail	NAP	2/6/2030	NAP	0	0	L(24),D(29),O(7)	663,082
33	Loan	101	2	Lake Charles & Huntsville Portfolio	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	758,745
33.01	Property		1	I-45 Self Storage Huntsville							398,866
33.02	Property		1	Neighborhood Mini Storage Lake Charles							359,879
34	Loan		1	Meadowlark MHC	NAP	1/6/2030	NAP	0	0	L(24),YM1(32),O(4)	488,010
35	Loan		1	Southington Super Storage	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	789,461
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	1/6/2030	NAP	0	0	L(25),D(28),O(7)	506,693

A-14

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date

1	Loan	9, 10	2	State Farm Data Center Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.01	Property		1	Olathe, KS Property	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.02	Property		1	Richardson, TX Property	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan		5	Brooklyn Jonas Portfolio	3,227,723	4,927,018	12/31/2024	T-12	7,792,111	3,013,449	4,778,662	12/31/2023
2.01	Property		1	115 Ocean Avenue	577,192	1,653,859	12/31/2024	T-12	2,022,013	551,141	1,470,872	12/31/2023
2.02	Property		1	2355 East 12th Street	1,242,242	1,122,730	12/31/2024	T-12	2,256,826	1,125,465	1,131,361	12/31/2023
2.03	Property		1	724 East 27th Street	500,167	930,430	12/31/2024	T-12	1,393,497	475,532	917,965	12/31/2023
2.04	Property		1	175 Ocean Parkway	248,353	676,134	12/31/2024	T-12	971,350	204,839	766,511	12/31/2023
2.05	Property		1	140 Ocean Parkway	659,770	543,864	12/31/2024	T-12	1,148,425	656,472	491,953	12/31/2023
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	4,950,027	8,692,135	10/31/2024	T-12	13,773,505	5,057,321	8,716,184	12/31/2023
3.01	Property		1	Prime Storage - Port Jefferson Station	755,704	1,190,232	10/31/2024	T-12	1,997,116	710,236	1,286,880	12/31/2023
3.02	Property		1	Prime Storage - Charlotte	470,307	1,087,513	10/31/2024	T-12	1,542,526	462,839	1,079,687	12/31/2023
3.03	Property		1	Prime Storage - Bronx University Avenue	1,088,283	1,130,277	10/31/2024	T-12	2,181,289	1,220,654	960,635	12/31/2023
3.04	Property		1	Prime Storage - Louisville East Main Street	284,295	635,885	10/31/2024	T-12	906,290	302,776	603,514	12/31/2023
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	335,838	712,499	10/31/2024	T-12	1,019,407	359,869	659,538	12/31/2023
3.06	Property		1	Prime Storage - Jeffersontown	282,880	555,522	10/31/2024	T-12	787,713	282,694	505,019	12/31/2023
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	274,432	459,785	10/31/2024	T-12	759,804	273,720	486,084	12/31/2023
3.08	Property		1	Prime Storage - Meridian	241,953	418,674	10/31/2024	T-12	655,850	244,534	411,317	12/31/2023
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	139,051	442,139	10/31/2024	T-12	634,853	143,209	491,643	12/31/2023
3.10	Property		1	Prime Storage - West University Place North	171,475	442,774	10/31/2024	T-12	653,458	173,649	479,809	12/31/2023
3.11	Property		1	Prime Storage - Tacoma Steele Street South	244,459	364,430	10/31/2024	T-12	606,403	223,044	383,359	12/31/2023
3.12	Property		1	Prime Storage - Pacific Avenue	166,519	370,135	10/31/2024	T-12	531,537	169,437	362,100	12/31/2023
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	215,292	332,854	10/31/2024	T-12	554,825	214,276	340,549	12/31/2023
3.14	Property		1	Prime Storage - Tacoma 74th Street	173,648	320,894	10/31/2024	T-12	554,897	161,557	393,339	12/31/2023
3.15	Property		1	Prime Storage - West University Place South	105,891	228,522	10/31/2024	T-12	387,536	114,826	272,710	12/31/2023
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	5,007,274	16,603,935	10/31/2024	T-12	21,035,230	5,006,105	16,029,125	12/31/2023
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	11,031,899	19,274,531	8/31/2024	T-12	28,608,307	10,369,830	18,238,477	12/31/2023
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	47,239,932	49,730,304	9/30/2024	T-12	99,301,114	46,818,839	52,482,275	12/31/2023
7	Loan	42	1	The Trails at Dominion Park	7,546,622	3,087,102	10/31/2024	T-12	10,683,512	7,480,347	3,203,165	12/31/2023
8	Loan	9	1	Renaissance New York Midtown Hotel	28,851,667	15,799,532	10/31/2024	T-12	42,107,217	27,266,679	14,840,538	12/31/2023
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	10,317,080	11,892,540	8/31/2024	T-12	21,599,628	10,105,554	11,494,074	12/31/2023
10	Loan	47, 48, 49, 50	1	Corner 2nd	253,282	717,285	11/30/2024	T-12	NAV	NAV	NAV	NAV
11	Loan	51, 52	1	53 East 177th Street	298,645	2,523,321	11/30/2024	T-6 Ann.	NAV	NAV	NAV	NAV
12	Loan	53	1	39-09 Main Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan	54	1	Churchill Hall	1,470,261	3,473,084	8/31/2024	T-12	4,898,234	1,394,574	3,503,660	12/31/2023
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	219,221,158	83,024,433	9/30/2024	T-12	295,777,867	213,174,252	82,603,615	12/31/2023
14.01	Property		1	Larkspur Landing Marin County	6,063,290	3,766,568	9/30/2024	T-12	10,479,885	6,117,913	4,361,973	12/31/2023
14.02	Property		1	San Mateo Foster City	4,953,053	3,053,912	9/30/2024	T-12	6,930,301	4,694,965	2,235,336	12/31/2023
14.03	Property		1	Lincroft Red Bank	5,523,487	3,930,535	9/30/2024	T-12	9,668,317	5,542,615	4,125,702	12/31/2023
14.04	Property		1	Rye	5,852,109	3,565,266	9/30/2024	T-12	9,464,353	5,882,592	3,581,761	12/31/2023
14.05	Property		1	Los Angeles Torrance Palos Verdes	5,562,255	3,244,367	9/30/2024	T-12	8,705,614	5,362,082	3,343,532	12/31/2023
14.06	Property		1	San Jose Cupertino	5,477,079	2,082,201	9/30/2024	T-12	5,994,724	4,770,827	1,223,896	12/31/2023
14.07	Property		1	Boulder	4,628,017	2,136,068	9/30/2024	T-12	6,854,612	4,554,758	2,299,854	12/31/2023
14.08	Property		1	Palm Springs	5,526,912	3,324,425	9/30/2024	T-12	9,182,003	5,346,023	3,835,981	12/31/2023
14.09	Property		1	Los Angeles Hacienda Heights	5,123,381	2,062,216	9/30/2024	T-12	7,196,283	4,843,359	2,352,924	12/31/2023
14.10	Property		1	Seattle South Center	5,562,007	2,296,885	9/30/2024	T-12	8,224,602	5,302,071	2,922,531	12/31/2023
14.11	Property		1	West Palm Beach	4,977,180	2,383,603	9/30/2024	T-12	8,179,364	5,405,194	2,774,170	12/31/2023
14.12	Property		1	Norwalk	5,914,047	2,685,747	9/30/2024	T-12	8,473,558	5,886,291	2,587,267	12/31/2023
14.13	Property		1	Tampa Westshore	5,036,046	1,871,410	9/30/2024	T-12	6,483,222	4,975,489	1,507,733	12/31/2023
14.14	Property		1	Boston Andover	4,870,711	1,704,498	9/30/2024	T-12	6,077,051	4,669,497	1,407,554	12/31/2023
14.15	Property		1	Nashville Airport	4,858,175	1,815,154	9/30/2024	T-12	7,307,406	4,883,386	2,424,021	12/31/2023
14.16	Property		1	St. Petersburg Clearwater	4,545,145	1,671,514	9/30/2024	T-12	6,298,195	4,569,392	1,728,803	12/31/2023
14.17	Property		1	Raleigh Cary	3,640,052	2,386,878	9/30/2024	T-12	5,964,306	3,479,574	2,484,732	12/31/2023
14.18	Property		1	New Haven Wallingford	3,801,393	1,607,949	9/30/2024	T-12	4,871,293	3,645,762	1,225,531	12/31/2023
14.19	Property		1	Detroit Livonia	3,287,705	1,213,156	9/30/2024	T-12	3,976,534	3,168,588	807,945	12/31/2023
14.20	Property		1	Phoenix Mesa	3,555,720	1,466,364	9/30/2024	T-12	5,565,934	3,752,878	1,813,055	12/31/2023
14.21	Property		1	Phoenix North Metrocenter	3,721,087	1,639,945	9/30/2024	T-12	4,869,986	3,409,961	1,460,026	12/31/2023
14.22	Property		1	Annapolis	3,802,301	1,911,827	9/30/2024	T-12	5,750,158	3,599,215	2,150,943	12/31/2023
14.23	Property		1	Ft. Lauderdale Plantation	4,328,310	1,746,156	9/30/2024	T-12	4,838,898	3,854,448	984,450	12/31/2023
14.24	Property		1	Detroit Metro Airport	3,474,930	1,113,395	9/30/2024	T-12	4,109,010	3,323,941	785,070	12/31/2023
14.25	Property		1	St. Louis Creve Coeur	3,226,866	231,656	9/30/2024	T-12	3,597,362	3,239,855	357,507	12/31/2023
14.26	Property		1	Chicago Oakbrook Terrace	3,580,025	1,547,763	9/30/2024	T-12	4,463,198	2,977,970	1,485,228	12/31/2023
14.27	Property		1	Chicago Lincolnshire	3,238,090	1,536,106	9/30/2024	T-12	4,477,236	3,017,339	1,459,898	12/31/2023
14.28	Property		1	Chicago Waukegan Gurnee	3,195,699	1,414,992	9/30/2024	T-12	3,239,387	2,670,651	568,735	12/31/2023
14.29	Property		1	Birmingham Homewood	4,548,831	1,709,995	9/30/2024	T-12	6,530,451	4,821,359	1,709,092	12/31/2023
14.30	Property		1	Portland Beaverton	3,770,279	635,468	9/30/2024	T-12	4,016,748	3,598,316	418,432	12/31/2023
14.31	Property		1	Greenville Haywood Mall	3,261,885	1,628,953	9/30/2024	T-12	4,801,966	3,163,732	1,638,234	12/31/2023
14.32	Property		1	Denver Tech Center	4,045,818	914,816	9/30/2024	T-12	4,680,565	4,042,753	637,812	12/31/2023
14.33	Property		1	Bakersfield	4,183,116	1,348,888	9/30/2024	T-12	5,366,111	4,061,148	1,304,963	12/31/2023
14.34	Property		1	Charlottesville North	3,346,419	485,478	9/30/2024	T-12	3,909,527	3,192,064	717,463	12/31/2023

A-15

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date

14.35	Property		1	Atlanta Airport South	4,444,951	1,435,780	9/30/2024	T-12	6,328,315	4,535,114	1,793,201	12/31/2023
14.36	Property		1	St. Louis Westport Plaza	3,186,487	517,444	9/30/2024	T-12	3,839,913	3,245,060	594,853	12/31/2023
14.37	Property		1	Atlanta Perimeter Center	3,709,164	1,309,385	9/30/2024	T-12	5,282,314	3,718,404	1,563,910	12/31/2023
14.38	Property		1	Kansas City Overland Park Metcalf	3,226,516	363,213	9/30/2024	T-12	3,589,811	3,100,918	488,893	12/31/2023
14.39	Property		1	San Antonio Downtown Market Square	3,944,157	1,032,173	9/30/2024	T-12	4,940,149	3,994,814	945,335	12/31/2023
14.40	Property		1	Silver Spring North	3,890,259	1,172,871	9/30/2024	T-12	5,021,657	3,713,633	1,308,024	12/31/2023
14.41	Property		1	Indianapolis Castleton	3,489,105	874,565	9/30/2024	T-12	4,085,525	3,280,962	804,562	12/31/2023
14.42	Property		1	Memphis Airport	4,308,384	1,275,440	9/30/2024	T-12	5,563,275	4,668,585	894,690	12/31/2023
14.43	Property		1	Chicago Highland Park	3,181,060	792,252	9/30/2024	T-12	3,811,229	2,987,019	824,210	12/31/2023
14.44	Property		1	Minneapolis St Paul Airport	3,924,293	521,454	9/30/2024	T-12	3,704,367	3,641,910	62,457	12/31/2023
14.45	Property		1	Dallas Plano Parkway	2,802,077	498,000	9/30/2024	T-12	2,824,819	2,551,196	273,623	12/31/2023
14.46	Property		1	Atlanta Duluth/Gwinnett Place	3,230,751	15,180	9/30/2024	T-12	3,647,614	3,069,178	578,436	12/31/2023
14.47	Property		1	Poughkeepsie	4,791,156	427,068	9/30/2024	T-12	5,456,066	4,819,707	636,360	12/31/2023
14.48	Property		1	Denver Stapleton	3,975,471	160,558	9/30/2024	T-12	4,121,728	3,770,462	351,266	12/31/2023
14.49	Property		1	Dallas Richardson at Spring Valley	3,116,195	613,606	9/30/2024	T-12	3,576,584	3,067,882	508,702	12/31/2023
14.50	Property		1	Charlotte South Park	3,877,470	1,771,742	9/30/2024	T-12	5,473,122	3,726,392	1,746,730	12/31/2023
14.51	Property		1	Fresno	5,115,408	1,469,661	9/30/2024	T-12	7,082,816	5,191,766	1,891,050	12/31/2023
14.52	Property		1	Philadelphia Devon	4,526,832	2,639,887	9/30/2024	T-12	6,880,400	4,265,241	2,615,158	12/31/2023
15	Loan		1	Tremont Place Lofts	1,020,309	1,343,792	10/31/2024	T-12	2,280,052	996,233	1,283,819	12/31/2023
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	4,292,380	2,592,058	11/30/2024	T-12	5,601,107	4,349,631	1,251,476	12/31/2023
17	Loan		1	43-31 45th Street	782,755	1,496,157	10/31/2024	T-12	2,228,278	751,531	1,476,747	12/31/2023
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	18,506,436	29,188,955	7/31/2024	T-12	47,689,824	17,977,232	29,712,592	12/31/2023
19	Loan	69, 70	1	Boca Corporate Center	1,584,927	1,679,956	8/31/2024	T-12	3,064,611	1,429,688	1,634,923	6/30/2023
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	6,357,640	10,525,364	9/30/2024	T-12	16,593,863	6,405,497	10,188,366	12/31/2023
20.01	Property		1	Crossroads Centre	1,216,246	1,855,273	9/30/2024	T-12	2,725,855	1,289,824	1,436,032	12/31/2023
20.02	Property		1	Panorama Plaza	1,516,151	1,683,604	9/30/2024	T-12	3,513,276	1,495,424	2,017,852	12/31/2023
20.03	Property		1	Cheektowaga Plaza	859,619	1,407,617	9/30/2024	T-12	2,137,882	887,525	1,250,357	12/31/2023
20.04	Property		1	Amherst Plaza	748,186	1,319,369	9/30/2024	T-12	2,018,886	691,975	1,326,911	12/31/2023
20.05	Property		1	Chillicothe Place	593,967	1,104,666	9/30/2024	T-12	1,670,253	540,040	1,130,213	12/31/2023
20.06	Property		1	Midway Plaza	371,363	881,731	9/30/2024	T-12	1,263,167	383,397	879,770	12/31/2023
20.07	Property		1	Ontario Plaza	219,642	702,134	9/30/2024	T-12	912,440	258,859	653,580	12/31/2023
20.08	Property		1	Jamestown Plaza	364,471	564,580	9/30/2024	T-12	916,612	365,879	550,734	12/31/2023
20.09	Property		1	Tops Plaza	257,644	536,179	9/30/2024	T-12	788,544	257,077	531,467	12/31/2023
20.10	Property		1	Warsaw Plaza	210,351	470,211	9/30/2024	T-12	646,947	235,497	411,450	12/31/2023
21	Loan	79, 80	5	Proteus MHC Portfolio	701,556	1,023,411	9/30/2024	T-12	1,591,457	770,096	821,361	12/31/2023
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	89,927,973	72,123,305	11/30/2024	T-12	NAV	NAV	NAV	NAV
24	Loan		1	Extra Space - Lake in the Hills	474,199	895,496	10/31/2024	T-12	1,314,429	451,919	862,509	12/31/2023
25	Loan		1	Pepper Street Self Storage	446,819	753,420	10/31/2024	T-12	1,285,643	467,416	818,227	12/31/2023
26	Loan		1	429 Beale	509,395	584,447	9/30/2024	T-12	1,090,622	520,345	570,277	12/31/2023
27	Loan		1	Neighborhood Mini Storage - Sulphur	306,261	663,414	10/31/2024	T-12	1,028,091	320,924	707,167	12/31/2023
28	Loan		1	Oak Ridge Storage	337,522	448,373	9/30/2024	T-12	786,913	347,323	439,590	12/31/2023
29	Loan		1	Poulsbo MHC	327,972	396,551	10/31/2024	T-12	620,994	308,198	312,796	12/31/2023
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32	Loan	99, 100	1	Petaluma Garage Retail	211,917	451,165	10/31/2024	T-12	895,238	218,680	676,558	12/31/2023
33	Loan	101	2	Lake Charles & Huntsville Portfolio	382,801	375,945	Various	T-12	892,139	381,717	510,422	12/31/2023
33.01	Property		1	I-45 Self Storage Huntsville	144,627	254,238	9/30/2024	T-12	431,280	124,442	306,838	12/31/2023
33.02	Property		1	Neighborhood Mini Storage Lake Charles	238,173	121,706	10/31/2024	T-12	460,859	257,275	203,584	12/31/2023
34	Loan		1	Meadowlark MHC	212,710	275,299	9/30/2024	T-12	430,490	195,437	235,053	12/31/2023
35	Loan		1	Southington Super Storage	297,713	491,748	10/31/2024	T-12	767,537	318,798	448,738	12/31/2023
36	Loan		1	Moss Bluff Neighborhood Mini Storage	231,920	274,773	10/31/2024	T-12	555,540	241,694	313,846	12/31/2023

A-16

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	98.0%	16,339,129	510,440
1.01	Property		1	Olathe, KS Property	NAV	NAV	NAV	NAV	NAV	NAV	98.0%	9,929,439	297,883
1.02	Property		1	Richardson, TX Property	NAV	NAV	NAV	NAV	NAV	NAV	98.0%	6,409,691	212,557
2	Loan		5	Brooklyn Jonas Portfolio	T-12	7,335,836	2,879,625	4,456,211	12/31/2022	T-12	91.6%	8,551,861	3,357,427
2.01	Property		1	115 Ocean Avenue	T-12	1,882,165	504,507	1,377,658	12/31/2022	T-12	94.2%	2,243,674	690,607
2.02	Property		1	2355 East 12th Street	T-12	2,257,235	1,077,233	1,180,002	12/31/2022	T-12	93.5%	2,550,558	1,249,646
2.03	Property		1	724 East 27th Street	T-12	1,291,857	444,548	847,309	12/31/2022	T-12	92.9%	1,625,247	525,527
2.04	Property		1	175 Ocean Parkway	T-12	816,456	230,084	586,372	12/31/2022	T-12	89.4%	952,987	238,253
2.05	Property		1	140 Ocean Parkway	T-12	1,088,123	623,254	464,869	12/31/2022	T-12	83.8%	1,179,394	653,393
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	T-12	13,027,026	4,825,459	8,201,567	12/31/2022	T-12	84.7%	13,818,281	4,867,173
3.01	Property		1	Prime Storage - Port Jefferson Station	T-12	2,046,671	669,779	1,376,892	12/31/2022	T-12	89.2%	1,998,524	669,056
3.02	Property		1	Prime Storage - Charlotte	T-12	1,437,782	412,263	1,025,520	12/31/2022	T-12	87.4%	1,627,712	424,964
3.03	Property		1	Prime Storage - Bronx University Avenue	T-12	2,012,258	1,216,507	795,752	12/31/2022	T-12	82.3%	2,275,602	1,271,125
3.04	Property		1	Prime Storage - Louisville East Main Street	T-12	839,687	285,144	554,543	12/31/2022	T-12	81.4%	910,283	270,544
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	T-12	888,009	334,486	553,523	12/31/2022	T-12	90.8%	1,071,994	347,351
3.06	Property		1	Prime Storage - Jeffersontown	T-12	752,165	263,930	488,236	12/31/2022	T-12	85.6%	851,084	246,236
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	T-12	762,136	259,430	502,705	12/31/2022	T-12	88.0%	758,785	259,061
3.08	Property		1	Prime Storage - Meridian	T-12	620,754	214,059	406,695	12/31/2022	T-12	85.2%	654,233	217,563
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	T-12	600,972	141,814	459,158	12/31/2022	T-12	80.2%	600,838	149,796
3.10	Property		1	Prime Storage - West University Place North	T-12	566,701	181,404	385,297	12/31/2022	T-12	86.1%	618,407	183,388
3.11	Property		1	Prime Storage - Tacoma Steele Street South	T-12	555,376	208,645	346,732	12/31/2022	T-12	85.9%	591,314	186,133
3.12	Property		1	Prime Storage - Pacific Avenue	T-12	486,580	158,713	327,867	12/31/2022	T-12	73.3%	515,962	168,375
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	T-12	567,539	189,459	378,080	12/31/2022	T-12	86.5%	554,315	194,887
3.14	Property		1	Prime Storage - Tacoma 74th Street	T-12	561,378	172,316	389,062	12/31/2022	T-12	79.6%	494,858	166,666
3.15	Property		1	Prime Storage - West University Place South	T-12	329,017	117,510	211,507	12/31/2022	T-12	71.3%	294,371	112,028
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	T-12	18,676,545	4,694,234	13,982,311	12/31/2022	T-12	94.4%	22,832,752	5,092,797
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	T-12	36,539,200	9,513,825	27,025,375	12/31/2022	T-12	98.6%	37,797,061	10,592,417
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	T-12	102,751,752	47,275,208	55,476,544	12/31/2022	T-12	95.8%	100,774,128	47,153,562
7	Loan	42	1	The Trails at Dominion Park	T-12	10,167,073	6,711,521	3,455,552	12/31/2022	T-12	91.3%	10,695,388	6,948,562
8	Loan	9	1	Renaissance New York Midtown Hotel	T-12	36,295,390	24,340,005	11,955,385	12/31/2022	T-12	88.9%	44,530,271	29,077,397
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	T-12	21,232,152	9,728,439	11,503,714	12/31/2022	T-12	94.9%	22,431,491	10,411,138
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAV	NAV	NAV	NAV	NAV	NAV	92.7%	2,827,475	383,799
11	Loan	51, 52	1	53 East 177th Street	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	3,213,893	348,464
12	Loan	53	1	39-09 Main Street	NAV	NAV	NAV	NAV	NAV	NAV	98.0%	2,474,109	508,594
13	Loan	54	1	Churchill Hall	T-12	4,841,887	1,301,640	3,540,247	12/31/2022	T-12	95.3%	5,089,061	1,400,503
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	T-12	272,090,044	196,482,199	75,607,845	12/31/2022	T-12	64.6%	305,415,449	219,802,121
14.01	Property		1	Larkspur Landing Marin County	T-12	10,390,411	5,542,193	4,848,218	12/31/2022	T-12	74.2%	9,908,210	5,930,977
14.02	Property		1	San Mateo Foster City	T-12	6,732,582	4,247,893	2,484,689	12/31/2022	T-12	62.8%	8,209,079	5,153,759
14.03	Property		1	Lincroft Red Bank	T-12	8,251,918	5,102,729	3,149,189	12/31/2022	T-12	78.1%	9,632,094	5,525,443
14.04	Property		1	Rye	T-12	7,268,402	4,942,759	2,325,643	12/31/2022	T-12	70.6%	9,377,332	5,937,968
14.05	Property		1	Los Angeles Torrance Palos Verdes	T-12	8,446,146	5,129,202	3,316,944	12/31/2022	T-12	85.1%	8,904,648	5,517,201
14.06	Property		1	San Jose Cupertino	T-12	6,155,376	4,565,552	1,589,824	12/31/2022	T-12	63.6%	7,753,348	5,519,589
14.07	Property		1	Boulder	T-12	6,641,507	4,238,865	2,402,642	12/31/2022	T-12	63.5%	6,804,319	4,609,003
14.08	Property		1	Palm Springs	T-12	8,913,734	5,008,327	3,905,407	12/31/2022	T-12	74.2%	8,795,915	5,549,494
14.09	Property		1	Los Angeles Hacienda Heights	T-12	6,288,349	4,308,879	1,979,470	12/31/2022	T-12	74.3%	7,157,558	5,075,937
14.10	Property		1	Seattle South Center	T-12	7,722,082	4,700,392	3,021,690	12/31/2022	T-12	79.3%	7,956,493	5,623,721
14.11	Property		1	West Palm Beach	T-12	8,356,352	5,308,493	3,047,859	12/31/2022	T-12	77.2%	7,260,009	4,999,391
14.12	Property		1	Norwalk	T-12	7,383,868	5,619,332	1,764,536	12/31/2022	T-12	79.4%	8,605,240	5,986,116
14.13	Property		1	Tampa Westshore	T-12	6,186,525	4,845,778	1,340,747	12/31/2022	T-12	76.8%	6,940,052	5,177,116
14.14	Property		1	Boston Andover	T-12	4,723,286	4,012,184	711,103	12/31/2022	T-12	67.1%	6,779,755	4,930,086
14.15	Property		1	Nashville Airport	T-12	7,020,581	4,658,526	2,362,055	12/31/2022	T-12	73.6%	6,646,704	4,800,842
14.16	Property		1	St. Petersburg Clearwater	T-12	5,961,518	4,443,977	1,517,541	12/31/2022	T-12	70.3%	6,368,334	4,615,099
14.17	Property		1	Raleigh Cary	T-12	5,213,450	3,137,040	2,076,410	12/31/2022	T-12	68.6%	6,104,487	3,605,328
14.18	Property		1	New Haven Wallingford	T-12	5,046,937	3,573,870	1,473,066	12/31/2022	T-12	60.8%	5,456,830	3,908,460
14.19	Property		1	Detroit Livonia	T-12	3,702,140	2,823,982	878,158	12/31/2022	T-12	61.6%	4,788,525	3,465,585
14.20	Property		1	Phoenix Mesa	T-12	4,946,272	3,414,008	1,532,263	12/31/2022	T-12	56.9%	4,906,483	3,503,741
14.21	Property		1	Phoenix North Metrocenter	T-12	4,516,838	3,191,117	1,325,721	12/31/2022	T-12	63.2%	5,410,547	3,683,141
14.22	Property		1	Annapolis	T-12	4,462,587	3,167,671	1,294,916	12/31/2022	T-12	66.8%	5,634,175	3,767,412
14.23	Property		1	Ft. Lauderdale Plantation	T-12	5,163,742	3,961,437	1,202,305	12/31/2022	T-12	82.1%	6,094,557	4,525,231
14.24	Property		1	Detroit Metro Airport	T-12	4,163,386	3,111,511	1,051,876	12/31/2022	T-12	64.7%	4,966,617	3,688,199
14.25	Property		1	St. Louis Creve Coeur	T-12	3,618,806	2,963,489	655,317	12/31/2022	T-12	38.8%	3,501,141	3,235,870
14.26	Property		1	Chicago Oakbrook Terrace	T-12	3,954,989	2,734,250	1,220,739	12/31/2022	T-12	61.5%	5,085,432	3,540,614
14.27	Property		1	Chicago Lincolnshire	T-12	3,817,071	2,689,676	1,127,395	12/31/2022	T-12	55.3%	4,954,765	3,271,498
14.28	Property		1	Chicago Waukegan Gurnee	T-12	3,831,977	2,847,107	984,870	12/31/2022	T-12	56.0%	4,787,439	3,326,121
14.29	Property		1	Birmingham Homewood	T-12	6,217,647	4,497,367	1,720,280	12/31/2022	T-12	77.3%	6,320,080	4,500,940
14.30	Property		1	Portland Beaverton	T-12	3,916,560	3,281,608	634,951	12/31/2022	T-12	53.1%	4,578,678	3,809,656
14.31	Property		1	Greenville Haywood Mall	T-12	4,305,643	2,947,712	1,357,931	12/31/2022	T-12	67.1%	4,869,815	3,202,132
14.32	Property		1	Denver Tech Center	T-12	3,346,691	3,192,690	154,001	12/31/2022	T-12	61.2%	4,919,674	3,991,986
14.33	Property		1	Bakersfield	T-12	5,166,135	3,799,497	1,366,638	12/31/2022	T-12	73.4%	5,500,563	4,160,620
14.34	Property		1	Charlottesville North	T-12	3,718,624	2,981,597	737,027	12/31/2022	T-12	48.3%	4,180,602	3,463,070

A-17

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)

14.35	Property		1	Atlanta Airport South	T-12	5,968,450	4,340,735	1,627,715	12/31/2022	T-12	73.9%	5,665,728	4,358,929
14.36	Property		1	St. Louis Westport Plaza	T-12	3,850,816	3,085,236	765,580	12/31/2022	T-12	48.2%	4,025,017	3,270,527
14.37	Property		1	Atlanta Perimeter Center	T-12	4,268,317	3,060,783	1,207,534	12/31/2022	T-12	60.9%	4,883,536	3,585,464
14.38	Property		1	Kansas City Overland Park Metcalf	T-12	3,266,599	2,853,439	413,160	12/31/2022	T-12	51.1%	3,965,863	3,375,461
14.39	Property		1	San Antonio Downtown Market Square	T-12	4,599,510	3,832,477	767,034	12/31/2022	T-12	64.4%	5,095,139	4,016,951
14.40	Property		1	Silver Spring North	T-12	4,190,626	3,318,463	872,162	12/31/2022	T-12	61.9%	5,179,281	3,860,459
14.41	Property		1	Indianapolis Castleton	T-12	3,865,441	3,139,279	726,163	12/31/2022	T-12	53.0%	4,412,639	3,495,258
14.42	Property		1	Memphis Airport	T-12	3,981,993	3,526,985	455,008	12/31/2022	T-12	74.8%	5,438,996	4,040,237
14.43	Property		1	Chicago Highland Park	T-12	3,456,919	2,750,627	706,292	12/31/2022	T-12	49.2%	4,081,860	3,194,491
14.44	Property		1	Minneapolis St Paul Airport	T-12	3,553,829	3,426,169	127,659	12/31/2022	T-12	66.9%	4,589,882	4,040,188
14.45	Property		1	Dallas Plano Parkway	T-12	2,146,341	2,283,388	(137,047)	12/31/2022	T-12	50.4%	3,293,495	2,878,350
14.46	Property		1	Atlanta Duluth/Gwinnett Place	T-12	4,230,793	3,095,607	1,135,186	12/31/2022	T-12	55.4%	3,271,470	3,201,847
14.47	Property		1	Poughkeepsie	T-12	4,626,028	4,484,403	141,625	12/31/2022	T-12	56.9%	5,138,840	4,409,387
14.48	Property		1	Denver Stapleton	T-12	3,324,357	3,355,030	(30,673)	12/31/2022	T-12	59.3%	4,132,260	3,972,809
14.49	Property		1	Dallas Richardson at Spring Valley	T-12	2,777,816	2,684,278	93,537	12/31/2022	T-12	52.6%	3,554,380	3,065,140
14.50	Property		1	Charlotte South Park	T-12	4,970,212	3,439,959	1,530,253	12/31/2022	T-12	66.1%	5,707,432	3,865,357
14.51	Property		1	Fresno	T-12	7,393,597	4,985,467	2,408,130	12/31/2022	T-12	64.6%	6,552,280	5,073,127
14.52	Property		1	Philadelphia Devon	T-12	6,066,268	3,829,165	2,237,103	12/31/2022	T-12	66.1%	7,267,852	4,496,793
15	Loan		1	Tremont Place Lofts	T-12	2,192,472	987,377	1,205,095	12/31/2022	T-12	95.0%	2,495,207	904,110
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	T-12	5,619,035	4,577,325	1,041,710	12/31/2022	T-12	69.7%	6,960,638	4,394,109
17	Loan		1	43-31 45th Street	T-12	2,066,734	824,514	1,242,220	12/31/2022	T-12	97.0%	2,327,894	859,677
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	T-12	42,233,801	18,192,479	24,041,323	12/31/2022	T-12	83.3%	49,913,938	19,331,831
19	Loan	69, 70	1	Boca Corporate Center	T-12	2,643,395	1,132,340	1,511,055	12/31/2022	T-12	95.0%	3,400,615	1,598,812
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	T-12	16,524,553	6,701,113	9,823,440	12/31/2022	T-12	90.0%	17,427,029	6,114,623
20.01	Property		1	Crossroads Centre	T-12	2,717,021	1,378,368	1,338,653	12/31/2022	T-12	90.6%	3,403,547	1,184,414
20.02	Property		1	Panorama Plaza	T-12	3,639,177	1,616,564	2,022,613	12/31/2022	T-12	70.1%	3,156,312	1,282,964
20.03	Property		1	Cheektowaga Plaza	T-12	2,126,838	912,746	1,214,092	12/31/2022	T-12	90.8%	2,415,488	901,920
20.04	Property		1	Amherst Plaza	T-12	2,020,205	713,611	1,306,594	12/31/2022	T-12	87.6%	2,219,809	757,988
20.05	Property		1	Chillicothe Place	T-12	1,657,251	526,966	1,130,285	12/31/2022	T-12	100.0%	1,705,392	571,651
20.06	Property		1	Midway Plaza	T-12	1,197,334	394,786	802,548	12/31/2022	T-12	87.0%	1,288,003	399,369
20.07	Property		1	Ontario Plaza	T-12	877,431	271,295	606,136	12/31/2022	T-12	100.0%	914,009	210,893
20.08	Property		1	Jamestown Plaza	T-12	897,221	380,253	516,969	12/31/2022	T-12	89.3%	920,899	351,446
20.09	Property		1	Tops Plaza	T-12	763,593	258,100	505,492	12/31/2022	T-12	96.9%	726,370	245,776
20.10	Property		1	Warsaw Plaza	T-12	628,483	248,424	380,058	12/31/2022	T-12	91.3%	677,200	208,203
21	Loan	79, 80	5	Proteus MHC Portfolio	T-12	NAV	NAV	NAV	NAV	NAV	92.3%	1,952,412	742,442
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	1,446,550	271,487
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	NAV	NAV	NAV	NAV	NAV	NAV	94.0%	331,268,656	94,482,658
24	Loan		1	Extra Space - Lake in the Hills	T-12	1,215,772	453,291	762,481	12/31/2022	T-12	92.1%	1,369,695	506,741
25	Loan		1	Pepper Street Self Storage	T-12	1,203,343	420,474	782,869	12/31/2022	T-12	84.6%	1,199,974	429,630
26	Loan		1	429 Beale	T-12	1,162,367	478,047	684,320	12/31/2022	T-12	95.0%	1,138,961	513,463
27	Loan		1	Neighborhood Mini Storage - Sulphur	T-12	1,050,407	316,945	733,462	12/31/2022	T-12	82.9%	973,868	324,074
28	Loan		1	Oak Ridge Storage	T-12	NAV	NAV	NAV	NAV	NAV	82.5%	805,458	291,732
29	Loan		1	Poulsbo MHC	T-12	455,185	256,855	198,330	12/31/2022	T-12	93.8%	790,128	332,068
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	312,162	42,555
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	312,162	46,681
32	Loan	99, 100	1	Petaluma Garage Retail	T-12	842,949	190,711	652,238	12/31/2022	T-12	91.4%	680,698	210,718
33	Loan	101	2	Lake Charles & Huntsville Portfolio	T-12	914,756	373,770	540,985	12/31/2022	T-12	67.1%	745,696	354,412
33.01	Property		1	I-45 Self Storage Huntsville	T-12	422,952	118,617	304,335	12/31/2022	T-12	77.5%	385,816	137,624
33.02	Property		1	Neighborhood Mini Storage Lake Charles	T-12	491,804	255,153	236,651	12/31/2022	T-12	59.1%	359,879	216,788
34	Loan		1	Meadowlark MHC	T-12	NAV	NAV	NAV	NAV	NAV	85.6%	577,640	202,256
35	Loan		1	Southington Super Storage	T-12	756,172	263,758	492,414	12/31/2022	T-12	85.6%	639,279	292,985
36	Loan		1	Moss Bluff Neighborhood Mini Storage	T-12	577,580	235,281	342,298	12/31/2022	T-12	75.1%	506,693	211,172

A-18

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
									4	4
1	Loan	9, 10	2	State Farm Data Center Portfolio	15,828,690	111,647	0	15,717,042	1.92	1.91	12.7%	12.6%
1.01	Property		1	Olathe, KS Property	9,631,556	87,279	0	9,544,277
1.02	Property		1	Richardson, TX Property	6,197,134	24,368	0	6,172,766
2	Loan		5	Brooklyn Jonas Portfolio	5,194,434	121,265	0	5,073,169	1.38	1.35	9.0%	8.8%
2.01	Property		1	115 Ocean Avenue	1,553,067	24,750	0	1,528,317
2.02	Property		1	2355 East 12th Street	1,300,912	49,973	0	1,250,939
2.03	Property		1	724 East 27th Street	1,099,720	18,250	0	1,081,470
2.04	Property		1	175 Ocean Parkway	714,734	14,792	0	699,942
2.05	Property		1	140 Ocean Parkway	526,000	13,500	0	512,500
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	8,951,109	149,021	26,882	8,775,205	1.38	1.35	8.3%	8.1%
3.01	Property		1	Prime Storage - Port Jefferson Station	1,329,468	6,151	0	1,323,317
3.02	Property		1	Prime Storage - Charlotte	1,202,748	13,819	390	1,188,539
3.03	Property		1	Prime Storage - Bronx University Avenue	1,004,477	67,249	0	937,228
3.04	Property		1	Prime Storage - Louisville East Main Street	639,738	4,566	1,454	633,718
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	724,643	3,647	3,973	717,023
3.06	Property		1	Prime Storage - Jeffersontown	604,848	4,043	0	600,805
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	499,724	8,379	0	491,345
3.08	Property		1	Prime Storage - Meridian	436,670	3,566	4,432	428,673
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	451,042	4,457	1,974	444,611
3.10	Property		1	Prime Storage - West University Place North	435,019	6,489	6,174	422,357
3.11	Property		1	Prime Storage - Tacoma Steele Street South	405,181	1,686	2,914	400,580
3.12	Property		1	Prime Storage - Pacific Avenue	347,587	2,925	1,354	343,309
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	359,427	13,136	0	346,291
3.14	Property		1	Prime Storage - Tacoma 74th Street	328,192	5,756	3,008	319,428
3.15	Property		1	Prime Storage - West University Place South	182,344	3,153	1,209	177,982
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	17,739,955	174,096	870,478	16,695,381	1.89	1.77	13.6%	12.8%
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	27,204,644	53,441	0	27,151,203	3.11	3.10	17.1%	17.1%
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	53,620,566	119,490	968,757	52,532,319	1.88	1.84	10.2%	10.0%
7	Loan	42	1	The Trails at Dominion Park	3,746,826	228,782	0	3,518,045	1.40	1.31	8.8%	8.2%
8	Loan	9	1	Renaissance New York Midtown Hotel	15,452,874	1,781,211	0	13,671,663	2.42	2.14	17.2%	15.2%
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	12,020,353	156,007	340,000	11,524,346	2.02	1.93	15.0%	14.4%
10	Loan	47, 48, 49, 50	1	Corner 2nd	2,443,676	19,252	0	2,424,424	1.26	1.25	8.5%	8.4%
11	Loan	51, 52	1	53 East 177th Street	2,865,429	20,415	0	2,845,014	1.47	1.46	10.6%	10.5%
12	Loan	53	1	39-09 Main Street	1,965,515	2,556	0	1,962,958	1.26	1.26	8.0%	8.0%
13	Loan	54	1	Churchill Hall	3,688,558	30,316	0	3,658,243	2.12	2.11	15.7%	15.6%
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	85,613,328	15,270,772	0	70,342,555	5.49	4.51	38.9%	32.0%
14.01	Property		1	Larkspur Landing Marin County	3,977,233	495,411	0	3,481,822
14.02	Property		1	San Mateo Foster City	3,055,319	410,454	0	2,644,865
14.03	Property		1	Lincroft Red Bank	4,106,651	481,605	0	3,625,046
14.04	Property		1	Rye	3,439,364	468,867	0	2,970,497
14.05	Property		1	Los Angeles Torrance Palos Verdes	3,387,447	445,232	0	2,942,214
14.06	Property		1	San Jose Cupertino	2,233,759	387,667	0	1,846,091
14.07	Property		1	Boulder	2,195,316	340,216	0	1,855,100
14.08	Property		1	Palm Springs	3,246,421	439,796	0	2,806,625
14.09	Property		1	Los Angeles Hacienda Heights	2,081,621	357,878	0	1,723,743
14.10	Property		1	Seattle South Center	2,332,772	397,825	0	1,934,948
14.11	Property		1	West Palm Beach	2,260,617	363,000	0	1,897,617
14.12	Property		1	Norwalk	2,619,124	430,262	0	2,188,862
14.13	Property		1	Tampa Westshore	1,762,936	347,003	0	1,415,933
14.14	Property		1	Boston Andover	1,849,670	338,988	0	1,510,682
14.15	Property		1	Nashville Airport	1,845,862	332,335	0	1,513,527
14.16	Property		1	St. Petersburg Clearwater	1,753,236	318,417	0	1,434,819
14.17	Property		1	Raleigh Cary	2,499,159	305,224	0	2,193,935
14.18	Property		1	New Haven Wallingford	1,548,369	272,841	0	1,275,528
14.19	Property		1	Detroit Livonia	1,322,939	239,426	0	1,083,513
14.20	Property		1	Phoenix Mesa	1,402,742	245,324	0	1,157,417
14.21	Property		1	Phoenix North Metrocenter	1,727,406	270,527	0	1,456,879
14.22	Property		1	Annapolis	1,866,763	281,709	0	1,585,054
14.23	Property		1	Ft. Lauderdale Plantation	1,569,326	304,728	0	1,264,598
14.24	Property		1	Detroit Metro Airport	1,278,418	248,331	0	1,030,088
14.25	Property		1	St. Louis Creve Coeur	265,272	175,057	0	90,215
14.26	Property		1	Chicago Oakbrook Terrace	1,544,818	254,272	0	1,290,546
14.27	Property		1	Chicago Lincolnshire	1,683,267	247,738	0	1,435,529
14.28	Property		1	Chicago Waukegan Gurnee	1,461,318	239,372	0	1,221,946
14.29	Property		1	Birmingham Homewood	1,819,139	316,004	0	1,503,135
14.30	Property		1	Portland Beaverton	769,022	228,934	0	540,088
14.31	Property		1	Greenville Haywood Mall	1,667,684	243,491	0	1,424,193
14.32	Property		1	Denver Tech Center	927,688	245,984	0	681,704
14.33	Property		1	Bakersfield	1,339,943	275,028	0	1,064,915
14.34	Property		1	Charlottesville North	717,532	209,030	0	508,502

A-19

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
									4	4
14.35	Property		1	Atlanta Airport South	1,306,800	283,286	0	1,023,513
14.36	Property		1	St. Louis Westport Plaza	754,490	201,251	0	553,239
14.37	Property		1	Atlanta Perimeter Center	1,298,072	244,177	0	1,053,895
14.38	Property		1	Kansas City Overland Park Metcalf	590,402	198,293	0	392,108
14.39	Property		1	San Antonio Downtown Market Square	1,078,188	254,757	0	823,431
14.40	Property		1	Silver Spring North	1,318,822	258,964	0	1,059,858
14.41	Property		1	Indianapolis Castleton	917,381	220,632	0	696,749
14.42	Property		1	Memphis Airport	1,398,758	271,950	0	1,126,809
14.43	Property		1	Chicago Highland Park	887,370	204,093	0	683,277
14.44	Property		1	Minneapolis St Paul Airport	549,694	229,494	0	320,200
14.45	Property		1	Dallas Plano Parkway	415,144	164,675	0	250,470
14.46	Property		1	Atlanta Duluth/Gwinnett Place	69,623	163,573	0	(93,951)
14.47	Property		1	Poughkeepsie	729,453	256,942	0	472,511
14.48	Property		1	Denver Stapleton	159,451	206,613	0	(47,162)
14.49	Property		1	Dallas Richardson at Spring Valley	489,240	177,719	0	311,521
14.50	Property		1	Charlotte South Park	1,842,075	285,372	0	1,556,704
14.51	Property		1	Fresno	1,479,154	327,614	0	1,151,540
14.52	Property		1	Philadelphia Devon	2,771,059	363,393	0	2,407,666
15	Loan		1	Tremont Place Lofts	1,591,097	45,994	4,027	1,541,076	1.30	1.26	8.8%	8.5%
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	2,566,528	278,426	0	2,288,103	1.86	1.66	14.8%	13.2%
17	Loan		1	43-31 45th Street	1,468,217	23,500	0	1,444,717	1.30	1.28	9.0%	8.9%
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	30,582,107	229,823	1,085,612	29,266,672	1.57	1.51	11.8%	11.3%
19	Loan	69, 70	1	Boca Corporate Center	1,801,803	32,627	139,829	1,629,348	1.52	1.38	12.9%	11.6%
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	11,312,406	189,080	944,347	10,178,980	1.73	1.56	11.3%	10.1%
20.01	Property		1	Crossroads Centre	2,219,133	25,680	128,257	2,065,196
20.02	Property		1	Panorama Plaza	1,873,348	41,776	208,647	1,622,925
20.03	Property		1	Cheektowaga Plaza	1,513,568	22,722	113,481	1,377,365
20.04	Property		1	Amherst Plaza	1,461,821	22,499	112,369	1,326,953
20.05	Property		1	Chillicothe Place	1,133,741	15,939	79,608	1,038,193
20.06	Property		1	Midway Plaza	888,634	13,679	68,321	806,634
20.07	Property		1	Ontario Plaza	703,116	11,557	57,722	633,837
20.08	Property		1	Jamestown Plaza	569,453	14,700	73,419	481,334
20.09	Property		1	Tops Plaza	480,594	9,412	47,008	424,174
20.10	Property		1	Warsaw Plaza	468,997	11,115	55,515	402,367
21	Loan	79, 80	5	Proteus MHC Portfolio	1,209,970	12,064	0	1,197,906	1.43	1.42	9.7%	9.6%
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	1,175,062	11,000	0	1,164,062	1.41	1.39	10.2%	10.1%
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	236,785,998	568,869	5,688,686	230,528,443	2.04	1.99	11.4%	11.1%
24	Loan		1	Extra Space - Lake in the Hills	862,954	7,685	0	855,269	1.44	1.42	9.1%	9.0%
25	Loan		1	Pepper Street Self Storage	770,344	5,540	0	764,804	1.39	1.38	9.8%	9.7%
26	Loan		1	429 Beale	625,498	2,190	0	623,308	1.39	1.39	9.3%	9.3%
27	Loan		1	Neighborhood Mini Storage - Sulphur	649,794	7,891	0	641,903	1.46	1.44	9.8%	9.7%
28	Loan		1	Oak Ridge Storage	513,726	5,457	0	508,269	1.30	1.29	9.1%	9.0%
29	Loan		1	Poulsbo MHC	458,060	3,850	0	454,210	1.33	1.32	9.3%	9.3%
30	Loan	93, 94, 95	1	1054 Grant Avenue	269,607	2,500	0	267,107	1.41	1.40	11.0%	10.9%
31	Loan	96, 97, 98	1	1056 Grant Avenue	265,481	2,500	0	262,981	1.41	1.40	11.0%	10.9%
32	Loan	99, 100	1	Petaluma Garage Retail	469,980	5,751	28,753	435,476	1.51	1.40	11.1%	10.3%
33	Loan	101	2	Lake Charles & Huntsville Portfolio	391,283	10,006	0	381,277	1.40	1.36	9.3%	9.1%
33.01	Property		1	I-45 Self Storage Huntsville	248,192	5,000	0	243,192
33.02	Property		1	Neighborhood Mini Storage Lake Charles	143,091	5,007	0	138,085
34	Loan		1	Meadowlark MHC	375,385	5,850	0	369,535	1.44	1.42	9.9%	9.7%
35	Loan		1	Southington Super Storage	346,293	5,611	0	340,683	1.42	1.40	10.2%	10.0%
36	Loan		1	Moss Bluff Neighborhood Mini Storage	295,522	4,809	0	290,713	1.42	1.40	9.3%	9.2%

A-20

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
										5
1	Loan	9, 10	2	State Farm Data Center Portfolio	251,000,000	As Is	Various	49.8%	49.8%	100.0%
1.01	Property		1	Olathe, KS Property	151,000,000	As Is	11/22/2024			100.0%	1/6/2025	Yes
1.02	Property		1	Richardson, TX Property	100,000,000	As Is	11/25/2024			100.0%	1/6/2025	Yes
2	Loan		5	Brooklyn Jonas Portfolio	103,050,000	As Is	12/3/2024	56.1%	56.1%	93.6%
2.01	Property		1	115 Ocean Avenue	28,100,000	As Is	12/3/2024			96.0%	1/1/2025	NAP
2.02	Property		1	2355 East 12th Street	26,600,000	As Is	12/3/2024			95.0%	1/1/2025	NAP
2.03	Property		1	724 East 27th Street	21,700,000	As Is	12/3/2024			93.2%	1/1/2025	NAP
2.04	Property		1	175 Ocean Parkway	14,750,000	As Is	12/3/2024			93.0%	1/1/2025	NAP
2.05	Property		1	140 Ocean Parkway	11,900,000	As Is	12/3/2024			87.0%	1/1/2025	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	158,928,000	As Portfolio	Various	68.0%	68.0%	84.6%
3.01	Property		1	Prime Storage - Port Jefferson Station	23,400,000	As Is	12/13/2024			89.8%	11/15/2024	NAP
3.02	Property		1	Prime Storage - Charlotte	18,600,000	As Is	12/6/2024			83.4%	11/15/2024	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	22,800,000	As Is	12/13/2024			85.8%	11/15/2024	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	8,600,000	As Is	12/6/2024			81.7%	11/15/2024	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	8,400,000	As Is	12/6/2024			93.4%	11/15/2024	NAP
3.06	Property		1	Prime Storage - Jeffersontown	8,300,000	As Is	12/6/2024			82.6%	11/15/2024	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	7,200,000	As Is	12/6/2024			91.5%	11/15/2024	NAP
3.08	Property		1	Prime Storage - Meridian	8,470,000	As Is	12/13/2024			85.1%	11/15/2024	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	7,100,000	As Is	12/13/2024			71.7%	11/15/2024	NAP
3.10	Property		1	Prime Storage - West University Place North	7,650,000	As Is	12/13/2024			86.0%	11/15/2024	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	6,870,000	As Is	12/13/2024			83.2%	11/15/2024	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	5,610,000	As Is	12/13/2024			65.6%	11/15/2024	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	6,100,000	As Is	12/17/2024			86.9%	11/15/2024	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	8,040,000	As Is	12/13/2024			77.1%	11/15/2024	NAP
3.15	Property		1	Prime Storage - West University Place South	4,220,000	As Is	12/13/2024			72.2%	11/15/2024	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	298,650,000	As Is	11/25/2024	43.5%	43.5%	93.7%	11/30/2024	No
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	460,000,000	As Is	8/14/2024	34.6%	34.6%	97.9%	9/1/2024	No
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	1,060,000,000	As Is	9/19/2024	49.5%	49.5%	95.4%	10/7/2024	No
7	Loan	42	1	The Trails at Dominion Park	64,300,000	As Is	12/3/2024	66.4%	66.4%	91.2%	10/31/2024	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	180,000,000	As Is	5/20/2024	50.0%	50.0%	88.9%	10/31/2024	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	151,000,000	As Is	9/17/2024	53.0%	53.0%	95.5%	11/11/2024	No
10	Loan	47, 48, 49, 50	1	Corner 2nd	43,350,000	As Stabilized	2/3/2025	66.3%	66.3%	95.8%	11/30/2024	NAP
11	Loan	51, 52	1	53 East 177th Street	43,200,000	As Is	12/5/2024	62.5%	62.5%	100.0%	12/3/2024	NAP
12	Loan	53	1	39-09 Main Street	39,200,000	As Is	11/19/2024	62.5%	62.5%	100.0%	2/6/2025	Yes
13	Loan	54	1	Churchill Hall	44,100,000	As Is	10/1/2024	53.3%	53.3%	100.0%	8/31/2024	No
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	1,100,000,000	As Portfolio	9/1/2024	20.0%	20.0%	64.0%
14.01	Property		1	Larkspur Landing Marin County	45,000,000	As Is	9/1/2024			74.5%	9/30/2024	NAP
14.02	Property		1	San Mateo Foster City	40,000,000	As Is	9/1/2024			61.2%	9/30/2024	NAP
14.03	Property		1	Lincroft Red Bank	35,500,000	As Is	9/1/2024			76.4%	9/30/2024	NAP
14.04	Property		1	Rye	34,500,000	As Is	9/1/2024			71.1%	9/30/2024	NAP
14.05	Property		1	Los Angeles Torrance Palos Verdes	33,500,000	As Is	9/1/2024			84.6%	9/30/2024	NAP
14.06	Property		1	San Jose Cupertino	32,000,000	As Is	9/1/2024			62.2%	9/30/2024	NAP
14.07	Property		1	Boulder	30,000,000	As Is	9/1/2024			62.5%	9/30/2024	NAP
14.08	Property		1	Palm Springs	28,500,000	As Is	9/1/2024			74.5%	9/30/2024	NAP
14.09	Property		1	Los Angeles Hacienda Heights	27,500,000	As Is	9/1/2024			74.7%	9/30/2024	NAP
14.10	Property		1	Seattle South Center	27,000,000	As Is	9/1/2024			78.8%	9/30/2024	NAP
14.11	Property		1	West Palm Beach	23,000,000	As Is	9/1/2024			78.1%	9/30/2024	NAP
14.12	Property		1	Norwalk	23,000,000	As Is	9/1/2024			78.8%	9/30/2024	NAP
14.13	Property		1	Tampa Westshore	23,000,000	As Is	9/1/2024			77.2%	9/30/2024	NAP
14.14	Property		1	Boston Andover	22,000,000	As Is	9/1/2024			64.6%	9/30/2024	NAP
14.15	Property		1	Nashville Airport	21,500,000	As Is	9/1/2024			74.1%	9/30/2024	NAP
14.16	Property		1	St. Petersburg Clearwater	21,000,000	As Is	9/1/2024			69.3%	9/30/2024	NAP
14.17	Property		1	Raleigh Cary	21,000,000	As Is	9/1/2024			68.7%	9/30/2024	NAP
14.18	Property		1	New Haven Wallingford	21,000,000	As Is	9/1/2024			59.5%	9/30/2024	NAP
14.19	Property		1	Detroit Livonia	19,500,000	As Is	9/1/2024			58.2%	9/30/2024	NAP
14.20	Property		1	Phoenix Mesa	19,500,000	As Is	9/1/2024			58.0%	9/30/2024	NAP
14.21	Property		1	Phoenix North Metrocenter	18,500,000	As Is	9/1/2024			62.2%	9/30/2024	NAP
14.22	Property		1	Annapolis	18,500,000	As Is	9/1/2024			66.6%	9/30/2024	NAP
14.23	Property		1	Ft. Lauderdale Plantation	18,000,000	As Is	9/1/2024			82.2%	9/30/2024	NAP
14.24	Property		1	Detroit Metro Airport	18,000,000	As Is	9/1/2024			59.7%	9/30/2024	NAP
14.25	Property		1	St. Louis Creve Coeur	17,500,000	As Is	9/1/2024			38.1%	9/30/2024	NAP
14.26	Property		1	Chicago Oakbrook Terrace	17,500,000	As Is	9/1/2024			62.2%	9/30/2024	NAP
14.27	Property		1	Chicago Lincolnshire	17,000,000	As Is	9/1/2024			54.2%	9/30/2024	NAP
14.28	Property		1	Chicago Waukegan Gurnee	16,500,000	As Is	9/1/2024			54.0%	9/30/2024	NAP
14.29	Property		1	Birmingham Homewood	16,500,000	As Is	9/1/2024			77.3%	9/30/2024	NAP
14.30	Property		1	Portland Beaverton	16,000,000	As Is	9/1/2024			50.9%	9/30/2024	NAP
14.31	Property		1	Greenville Haywood Mall	16,000,000	As Is	9/1/2024			67.2%	9/30/2024	NAP
14.32	Property		1	Denver Tech Center	15,500,000	As Is	9/1/2024			62.2%	9/30/2024	NAP
14.33	Property		1	Bakersfield	15,500,000	As Is	9/1/2024			74.1%	9/30/2024	NAP
14.34	Property		1	Charlottesville North	15,500,000	As Is	9/1/2024			45.0%	9/30/2024	NAP

A-21

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
										5
14.35	Property		1	Atlanta Airport South	15,500,000	As Is	9/1/2024			75.2%	9/30/2024	NAP
14.36	Property		1	St. Louis Westport Plaza	15,000,000	As Is	9/1/2024			44.2%	9/30/2024	NAP
14.37	Property		1	Atlanta Perimeter Center	15,000,000	As Is	9/1/2024			62.6%	9/30/2024	NAP
14.38	Property		1	Kansas City Overland Park Metcalf	14,000,000	As Is	9/1/2024			45.9%	9/30/2024	NAP
14.39	Property		1	San Antonio Downtown Market Square	14,000,000	As Is	9/1/2024			62.9%	9/30/2024	NAP
14.40	Property		1	Silver Spring North	14,000,000	As Is	9/1/2024			61.1%	9/30/2024	NAP
14.41	Property		1	Indianapolis Castleton	16,000,000	As Is	9/1/2024			53.4%	9/30/2024	NAP
14.42	Property		1	Memphis Airport	12,500,000	As Is	9/1/2024			76.8%	9/30/2024	NAP
14.43	Property		1	Chicago Highland Park	13,000,000	As Is	9/1/2024			48.2%	9/30/2024	NAP
14.44	Property		1	Minneapolis St Paul Airport	13,000,000	As Is	9/1/2024			65.5%	9/30/2024	NAP
14.45	Property		1	Dallas Plano Parkway	11,000,000	As Is	9/1/2024			49.9%	9/30/2024	NAP
14.46	Property		1	Atlanta Duluth/Gwinnett Place	10,000,000	As Is	9/1/2024			54.4%	9/30/2024	NAP
14.47	Property		1	Poughkeepsie	8,500,000	As Is	9/1/2024			57.5%	9/30/2024	NAP
14.48	Property		1	Denver Stapleton	9,400,000	As Is	9/1/2024			58.7%	9/30/2024	NAP
14.49	Property		1	Dallas Richardson at Spring Valley	9,300,000	As Is	9/1/2024			55.2%	9/30/2024	NAP
14.50	Property		1	Charlotte South Park	14,500,000	As Is	9/1/2024			65.6%	9/30/2024	NAP
14.51	Property		1	Fresno	19,000,000	As Is	9/1/2024			64.0%	9/30/2024	NAP
14.52	Property		1	Philadelphia Devon	17,000,000	As Is	9/1/2024			65.6%	9/30/2024	NAP
15	Loan		1	Tremont Place Lofts	26,000,000	As Is	11/14/2024	69.5%	69.5%	95.1%	11/19/2024	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	31,600,000	As Is	11/7/2024	54.7%	54.7%	69.7%	11/30/2024	NAP
17	Loan		1	43-31 45th Street	23,400,000	As Is	11/1/2024	69.4%	69.4%	100.0%	11/26/2024	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	516,000,000	As Is	5/24/2024	50.4%	50.4%	82.5%	9/9/2024	No
19	Loan	69, 70	1	Boca Corporate Center	22,600,000	As Is	9/18/2024	61.9%	60.4%	94.2%	12/10/2024	No
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	161,800,000	As Is	Various	62.1%	62.1%	89.2%
20.01	Property		1	Crossroads Centre	31,300,000	As Is	9/29/2024			94.1%	9/30/2024	No
20.02	Property		1	Panorama Plaza	31,800,000	As Is	9/29/2024			70.3%	9/30/2024	No
20.03	Property		1	Cheektowaga Plaza	18,600,000	As Is	9/29/2024			91.9%	9/30/2024	No
20.04	Property		1	Amherst Plaza	17,200,000	As Is	9/29/2024			91.8%	9/30/2024	No
20.05	Property		1	Chillicothe Place	15,300,000	As Is	10/4/2024			100.0%	9/30/2024	No
20.06	Property		1	Midway Plaza	16,500,000	As Is	10/3/2024			94.1%	9/30/2024	No
20.07	Property		1	Ontario Plaza	8,700,000	As Is	9/29/2024			100.0%	9/30/2024	No
20.08	Property		1	Jamestown Plaza	9,100,000	As Is	9/29/2024			94.2%	9/30/2024	No
20.09	Property		1	Tops Plaza	6,840,000	As Is	9/29/2024			97.5%	9/30/2024	No
20.10	Property		1	Warsaw Plaza	6,460,000	As Is	9/29/2024			91.9%	9/30/2024	No
21	Loan	79, 80	5	Proteus MHC Portfolio	20,690,000	As Is	11/20/2024	60.4%	60.4%	94.8%	1/15/2025	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	16,900,000	As Is	8/15/2024	68.0%	68.0%	79.5%	1/22/2025	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	4,600,000,000	As Stabilized	12/1/2026	45.1%	45.1%	93.8%	1/1/2025	No
24	Loan		1	Extra Space - Lake in the Hills	14,550,000	As Is	10/18/2024	65.5%	65.5%	97.1%	10/31/2024	NAP
25	Loan		1	Pepper Street Self Storage	14,300,000	As Is	11/1/2024	55.0%	55.0%	85.2%	10/23/2024	NAP
26	Loan		1	429 Beale	13,900,000	As Is	11/8/2024	48.2%	48.2%	95.5%	1/17/2025	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	9,700,000	As Is	11/12/2024	68.6%	68.6%	84.1%	10/31/2024	NAP
28	Loan		1	Oak Ridge Storage	9,250,000	As Stabilized	11/1/2025	61.1%	61.1%	79.6%	12/10/2024	NAP
29	Loan		1	Poulsbo MHC	7,700,000	As Is	11/11/2024	63.6%	63.6%	97.4%	11/1/2024	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	4,000,000	As Is	4/19/2024	61.0%	61.0%	100.0%	6/21/2024	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	4,000,000	As Is	4/19/2024	61.0%	61.0%	100.0%	6/21/2024	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	7,055,000	Hypothetical As Is	11/22/2024	59.9%	59.9%	87.3%	1/16/2025	No
33	Loan	101	2	Lake Charles & Huntsville Portfolio	7,000,000	Various	Various	60.0%	60.0%	73.6%
33.01	Property		1	I-45 Self Storage Huntsville	4,100,000	As Is	11/5/2024			75.6%	10/31/2024	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	2,900,000	As Stabilized	11/12/2026			71.7%	10/31/2024	NAP
34	Loan		1	Meadowlark MHC	6,000,000	As Is	10/16/2024	63.3%	63.3%	85.5%	12/6/2024	NAP
35	Loan		1	Southington Super Storage	7,600,000	As Is	11/1/2024	44.6%	44.6%	86.9%	10/23/2024	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	4,700,000	As Is	11/12/2024	67.6%	67.6%	81.7%	10/31/2024	NAP

A-22

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF
								6
1	Loan	9, 10	2	State Farm Data Center Portfolio
1.01	Property		1	Olathe, KS Property	State Farm Mutual Automobile Insurance Company	193,953	100.0%	11/30/2031	NAP	NAP
1.02	Property		1	Richardson, TX Property	State Farm Mutual Automobile Insurance Company	128,255	100.0%	8/31/2031	NAP	NAP
2	Loan		5	Brooklyn Jonas Portfolio
2.01	Property		1	115 Ocean Avenue	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	2355 East 12th Street	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	724 East 27th Street	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	175 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	140 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	NAP	NAP	NAP	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	NAP	NAP	NAP	NAP
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	JCPenney	98,540	11.3%	9/30/2026	Hobby Lobby	61,751
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	Yeshiva University	155,025	58.0%	6/30/2056	H&M Fashion USA, Inc.	62,800
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	Primark	54,832	13.3%	1/31/2035	ZARA	36,463
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	Von Maur	86,165	15.3%	1/31/2119	Phoenix Theatres	46,922
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	Bank of America	17,042	100.0%	5/31/2040	NAP	NAP
13	Loan	54	1	Churchill Hall	Pearson Education Inc	41,855	27.6%	3/31/2026	Juniper Network, Inc.	21,052
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio
14.01	Property		1	Larkspur Landing Marin County	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	San Mateo Foster City	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Lincroft Red Bank	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Rye	NAP	NAP	NAP	NAP	NAP	NAP
14.05	Property		1	Los Angeles Torrance Palos Verdes	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	San Jose Cupertino	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	Boulder	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	Palm Springs	NAP	NAP	NAP	NAP	NAP	NAP
14.09	Property		1	Los Angeles Hacienda Heights	NAP	NAP	NAP	NAP	NAP	NAP
14.10	Property		1	Seattle South Center	NAP	NAP	NAP	NAP	NAP	NAP
14.11	Property		1	West Palm Beach	NAP	NAP	NAP	NAP	NAP	NAP
14.12	Property		1	Norwalk	NAP	NAP	NAP	NAP	NAP	NAP
14.13	Property		1	Tampa Westshore	NAP	NAP	NAP	NAP	NAP	NAP
14.14	Property		1	Boston Andover	NAP	NAP	NAP	NAP	NAP	NAP
14.15	Property		1	Nashville Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.16	Property		1	St. Petersburg Clearwater	NAP	NAP	NAP	NAP	NAP	NAP
14.17	Property		1	Raleigh Cary	NAP	NAP	NAP	NAP	NAP	NAP
14.18	Property		1	New Haven Wallingford	NAP	NAP	NAP	NAP	NAP	NAP
14.19	Property		1	Detroit Livonia	NAP	NAP	NAP	NAP	NAP	NAP
14.20	Property		1	Phoenix Mesa	NAP	NAP	NAP	NAP	NAP	NAP
14.21	Property		1	Phoenix North Metrocenter	NAP	NAP	NAP	NAP	NAP	NAP
14.22	Property		1	Annapolis	NAP	NAP	NAP	NAP	NAP	NAP
14.23	Property		1	Ft. Lauderdale Plantation	NAP	NAP	NAP	NAP	NAP	NAP
14.24	Property		1	Detroit Metro Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.25	Property		1	St. Louis Creve Coeur	NAP	NAP	NAP	NAP	NAP	NAP
14.26	Property		1	Chicago Oakbrook Terrace	NAP	NAP	NAP	NAP	NAP	NAP
14.27	Property		1	Chicago Lincolnshire	NAP	NAP	NAP	NAP	NAP	NAP
14.28	Property		1	Chicago Waukegan Gurnee	NAP	NAP	NAP	NAP	NAP	NAP
14.29	Property		1	Birmingham Homewood	NAP	NAP	NAP	NAP	NAP	NAP
14.30	Property		1	Portland Beaverton	NAP	NAP	NAP	NAP	NAP	NAP
14.31	Property		1	Greenville Haywood Mall	NAP	NAP	NAP	NAP	NAP	NAP
14.32	Property		1	Denver Tech Center	NAP	NAP	NAP	NAP	NAP	NAP
14.33	Property		1	Bakersfield	NAP	NAP	NAP	NAP	NAP	NAP
14.34	Property		1	Charlottesville North	NAP	NAP	NAP	NAP	NAP	NAP

A-23

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF
								6
14.35	Property		1	Atlanta Airport South	NAP	NAP	NAP	NAP	NAP	NAP
14.36	Property		1	St. Louis Westport Plaza	NAP	NAP	NAP	NAP	NAP	NAP
14.37	Property		1	Atlanta Perimeter Center	NAP	NAP	NAP	NAP	NAP	NAP
14.38	Property		1	Kansas City Overland Park Metcalf	NAP	NAP	NAP	NAP	NAP	NAP
14.39	Property		1	San Antonio Downtown Market Square	NAP	NAP	NAP	NAP	NAP	NAP
14.40	Property		1	Silver Spring North	NAP	NAP	NAP	NAP	NAP	NAP
14.41	Property		1	Indianapolis Castleton	NAP	NAP	NAP	NAP	NAP	NAP
14.42	Property		1	Memphis Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.43	Property		1	Chicago Highland Park	NAP	NAP	NAP	NAP	NAP	NAP
14.44	Property		1	Minneapolis St Paul Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.45	Property		1	Dallas Plano Parkway	NAP	NAP	NAP	NAP	NAP	NAP
14.46	Property		1	Atlanta Duluth/Gwinnett Place	NAP	NAP	NAP	NAP	NAP	NAP
14.47	Property		1	Poughkeepsie	NAP	NAP	NAP	NAP	NAP	NAP
14.48	Property		1	Denver Stapleton	NAP	NAP	NAP	NAP	NAP	NAP
14.49	Property		1	Dallas Richardson at Spring Valley	NAP	NAP	NAP	NAP	NAP	NAP
14.50	Property		1	Charlotte South Park	NAP	NAP	NAP	NAP	NAP	NAP
14.51	Property		1	Fresno	NAP	NAP	NAP	NAP	NAP	NAP
14.52	Property		1	Philadelphia Devon	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	Jones Day	115,000	10.6%	11/30/2036	WeWork	44,463
19	Loan	69, 70	1	Boca Corporate Center	Healthcare Appraisers	20,515	22.0%	5/31/2026	National Federation of Independent Business	11,901
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio
20.01	Property		1	Crossroads Centre	Tops	57,000	33.3%	3/31/2027	Bob's Discount Furniture	36,000
20.02	Property		1	Panorama Plaza	Tops	74,000	26.6%	5/31/2029	Staples Office Superstore	20,661
20.03	Property		1	Cheektowaga Plaza	Tops	78,000	51.5%	12/31/2028	Dollar Tree	14,098
20.04	Property		1	Amherst Plaza	Tops	78,223	52.2%	12/31/2025	Dollar Tree	14,400
20.05	Property		1	Chillicothe Place	Kroger	60,425	56.9%	11/30/2026	OhioHealth	23,404
20.06	Property		1	Midway Plaza	Kroger	63,296	69.4%	1/31/2026	Doo's Seafood (Jin Hee Kim)	3,500
20.07	Property		1	Ontario Plaza	Tops	47,000	61.0%	7/31/2029	Secor Lumber Company	11,000
20.08	Property		1	Jamestown Plaza	Tops	77,000	78.6%	9/30/2025	Dollar Tree	8,000
20.09	Property		1	Tops Plaza	Tops	47,000	74.9%	5/31/2029	NAPA Auto Parts	4,692
20.10	Property		1	Warsaw Plaza	Tops	45,533	61.4%	6/30/2030	AutoZone	7,488
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	Pfizer Inc.	766,586	27.0%	8/31/2042	Debevoise & Plimpton LLP	531,211
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	The Seaweed Bath Co	8,223	28.6%	1/31/2030	Coldwell Banker	4,985
33	Loan	101	2	Lake Charles & Huntsville Portfolio
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP

A-24

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
						6				6
1	Loan	9, 10	2	State Farm Data Center Portfolio
1.01	Property		1	Olathe, KS Property	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Richardson, TX Property	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan		5	Brooklyn Jonas Portfolio
2.01	Property		1	115 Ocean Avenue	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	2355 East 12th Street	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	724 East 27th Street	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	175 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	140 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	NAP	NAP	NAP	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	NAP	NAP	NAP	NAP
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	7.1%	2/29/2032	Malco Theatre	42,860	4.9%	1/31/2027
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	23.5%	1/31/2041	The Joint Industry Board of the Electrical Industry	29,279	11.0%	12/31/2043
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	8.8%	11/30/2033	H&M	19,694	4.8%	1/31/2035
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	8.3%	6/30/2037	Barnes & Noble	37,393	6.6%	1/31/2030
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	54	1	Churchill Hall	13.9%	2/28/2030	Riverbed Technology, Inc	15,272	10.1%	11/30/2025
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio
14.01	Property		1	Larkspur Landing Marin County	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	San Mateo Foster City	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Lincroft Red Bank	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Rye	NAP	NAP	NAP	NAP	NAP	NAP
14.05	Property		1	Los Angeles Torrance Palos Verdes	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	San Jose Cupertino	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	Boulder	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	Palm Springs	NAP	NAP	NAP	NAP	NAP	NAP
14.09	Property		1	Los Angeles Hacienda Heights	NAP	NAP	NAP	NAP	NAP	NAP
14.10	Property		1	Seattle South Center	NAP	NAP	NAP	NAP	NAP	NAP
14.11	Property		1	West Palm Beach	NAP	NAP	NAP	NAP	NAP	NAP
14.12	Property		1	Norwalk	NAP	NAP	NAP	NAP	NAP	NAP
14.13	Property		1	Tampa Westshore	NAP	NAP	NAP	NAP	NAP	NAP
14.14	Property		1	Boston Andover	NAP	NAP	NAP	NAP	NAP	NAP
14.15	Property		1	Nashville Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.16	Property		1	St. Petersburg Clearwater	NAP	NAP	NAP	NAP	NAP	NAP
14.17	Property		1	Raleigh Cary	NAP	NAP	NAP	NAP	NAP	NAP
14.18	Property		1	New Haven Wallingford	NAP	NAP	NAP	NAP	NAP	NAP
14.19	Property		1	Detroit Livonia	NAP	NAP	NAP	NAP	NAP	NAP
14.20	Property		1	Phoenix Mesa	NAP	NAP	NAP	NAP	NAP	NAP
14.21	Property		1	Phoenix North Metrocenter	NAP	NAP	NAP	NAP	NAP	NAP
14.22	Property		1	Annapolis	NAP	NAP	NAP	NAP	NAP	NAP
14.23	Property		1	Ft. Lauderdale Plantation	NAP	NAP	NAP	NAP	NAP	NAP
14.24	Property		1	Detroit Metro Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.25	Property		1	St. Louis Creve Coeur	NAP	NAP	NAP	NAP	NAP	NAP
14.26	Property		1	Chicago Oakbrook Terrace	NAP	NAP	NAP	NAP	NAP	NAP
14.27	Property		1	Chicago Lincolnshire	NAP	NAP	NAP	NAP	NAP	NAP
14.28	Property		1	Chicago Waukegan Gurnee	NAP	NAP	NAP	NAP	NAP	NAP
14.29	Property		1	Birmingham Homewood	NAP	NAP	NAP	NAP	NAP	NAP
14.30	Property		1	Portland Beaverton	NAP	NAP	NAP	NAP	NAP	NAP
14.31	Property		1	Greenville Haywood Mall	NAP	NAP	NAP	NAP	NAP	NAP
14.32	Property		1	Denver Tech Center	NAP	NAP	NAP	NAP	NAP	NAP
14.33	Property		1	Bakersfield	NAP	NAP	NAP	NAP	NAP	NAP
14.34	Property		1	Charlottesville North	NAP	NAP	NAP	NAP	NAP	NAP

A-25

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
						6				6
14.35	Property		1	Atlanta Airport South	NAP	NAP	NAP	NAP	NAP	NAP
14.36	Property		1	St. Louis Westport Plaza	NAP	NAP	NAP	NAP	NAP	NAP
14.37	Property		1	Atlanta Perimeter Center	NAP	NAP	NAP	NAP	NAP	NAP
14.38	Property		1	Kansas City Overland Park Metcalf	NAP	NAP	NAP	NAP	NAP	NAP
14.39	Property		1	San Antonio Downtown Market Square	NAP	NAP	NAP	NAP	NAP	NAP
14.40	Property		1	Silver Spring North	NAP	NAP	NAP	NAP	NAP	NAP
14.41	Property		1	Indianapolis Castleton	NAP	NAP	NAP	NAP	NAP	NAP
14.42	Property		1	Memphis Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.43	Property		1	Chicago Highland Park	NAP	NAP	NAP	NAP	NAP	NAP
14.44	Property		1	Minneapolis St Paul Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.45	Property		1	Dallas Plano Parkway	NAP	NAP	NAP	NAP	NAP	NAP
14.46	Property		1	Atlanta Duluth/Gwinnett Place	NAP	NAP	NAP	NAP	NAP	NAP
14.47	Property		1	Poughkeepsie	NAP	NAP	NAP	NAP	NAP	NAP
14.48	Property		1	Denver Stapleton	NAP	NAP	NAP	NAP	NAP	NAP
14.49	Property		1	Dallas Richardson at Spring Valley	NAP	NAP	NAP	NAP	NAP	NAP
14.50	Property		1	Charlotte South Park	NAP	NAP	NAP	NAP	NAP	NAP
14.51	Property		1	Fresno	NAP	NAP	NAP	NAP	NAP	NAP
14.52	Property		1	Philadelphia Devon	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	4.1%	4/30/2032	SPACES	42,273	3.9%	5/31/2029
19	Loan	69, 70	1	Boca Corporate Center	12.8%	11/30/2027	Hazen & Sawyer	8,110	8.7%	3/31/2026
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio
20.01	Property		1	Crossroads Centre	21.0%	7/31/2034	Colonial Wine	18,585	10.9%	11/30/2027
20.02	Property		1	Panorama Plaza	7.4%	6/30/2026	Harbor Freight	16,185	5.8%	3/31/2031
20.03	Property		1	Cheektowaga Plaza	9.3%	8/31/2028	Advance Auto	10,949	7.2%	12/31/2028
20.04	Property		1	Amherst Plaza	9.6%	9/30/2031	WellNow Urgent Care	6,500	4.3%	5/31/2028
20.05	Property		1	Chillicothe Place	22.0%	1/31/2026	Waterbeds 'N' Stuff, Inc.	10,069	9.5%	10/31/2029
20.06	Property		1	Midway Plaza	3.8%	1/31/2028	Kang Martial Arts Studio	2,800	3.1%	5/31/2029
20.07	Property		1	Ontario Plaza	14.3%	3/31/2027	Dollar Tree	8,360	10.9%	1/31/2026
20.08	Property		1	Jamestown Plaza	8.2%	9/30/2028	Aaron's	7,343	7.5%	8/31/2027
20.09	Property		1	Tops Plaza	7.5%	7/31/2029	Russell Cellular (Verizon)	4,000	6.4%	4/30/2025
20.10	Property		1	Warsaw Plaza	10.1%	1/31/2034	Rent-A-Center East, Inc.	4,472	6.0%	1/31/2029
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	18.7%	10/31/2042	TPG Global, L.L.C	302,432	10.6%	7/31/2041
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	17.3%	6/30/2029	City of Petaluma Fire Dept	2,789	9.7%	11/30/2028
33	Loan	101	2	Lake Charles & Huntsville Portfolio
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP

A-26

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF
								6
1	Loan	9, 10	2	State Farm Data Center Portfolio
1.01	Property		1	Olathe, KS Property	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Richardson, TX Property	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan		5	Brooklyn Jonas Portfolio
2.01	Property		1	115 Ocean Avenue	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	2355 East 12th Street	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	724 East 27th Street	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	175 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	140 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	NAP	NAP	NAP	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	NAP	NAP	NAP	NAP
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	Haverty's Furniture	33,039	3.8%	4/30/2030	TJ Maxx	31,229
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	New York SMSA Limited Partnership	6,500	2.4%	10/31/2035	Bank of America, National Association	5,293
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	Runway NY	16,053	3.9%	3/31/2025	American Eagle Outfitters	10,268
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	Forever 21	26,164	4.6%	1/31/2026	H & M	19,439
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	54	1	Churchill Hall	Womble Bond Dickinson (US) LLP	14,359	9.5%	12/31/2029	Tri Properties, Inc	12,579
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio
14.01	Property		1	Larkspur Landing Marin County	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	San Mateo Foster City	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Lincroft Red Bank	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Rye	NAP	NAP	NAP	NAP	NAP	NAP
14.05	Property		1	Los Angeles Torrance Palos Verdes	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	San Jose Cupertino	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	Boulder	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	Palm Springs	NAP	NAP	NAP	NAP	NAP	NAP
14.09	Property		1	Los Angeles Hacienda Heights	NAP	NAP	NAP	NAP	NAP	NAP
14.10	Property		1	Seattle South Center	NAP	NAP	NAP	NAP	NAP	NAP
14.11	Property		1	West Palm Beach	NAP	NAP	NAP	NAP	NAP	NAP
14.12	Property		1	Norwalk	NAP	NAP	NAP	NAP	NAP	NAP
14.13	Property		1	Tampa Westshore	NAP	NAP	NAP	NAP	NAP	NAP
14.14	Property		1	Boston Andover	NAP	NAP	NAP	NAP	NAP	NAP
14.15	Property		1	Nashville Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.16	Property		1	St. Petersburg Clearwater	NAP	NAP	NAP	NAP	NAP	NAP
14.17	Property		1	Raleigh Cary	NAP	NAP	NAP	NAP	NAP	NAP
14.18	Property		1	New Haven Wallingford	NAP	NAP	NAP	NAP	NAP	NAP
14.19	Property		1	Detroit Livonia	NAP	NAP	NAP	NAP	NAP	NAP
14.20	Property		1	Phoenix Mesa	NAP	NAP	NAP	NAP	NAP	NAP
14.21	Property		1	Phoenix North Metrocenter	NAP	NAP	NAP	NAP	NAP	NAP
14.22	Property		1	Annapolis	NAP	NAP	NAP	NAP	NAP	NAP
14.23	Property		1	Ft. Lauderdale Plantation	NAP	NAP	NAP	NAP	NAP	NAP
14.24	Property		1	Detroit Metro Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.25	Property		1	St. Louis Creve Coeur	NAP	NAP	NAP	NAP	NAP	NAP
14.26	Property		1	Chicago Oakbrook Terrace	NAP	NAP	NAP	NAP	NAP	NAP
14.27	Property		1	Chicago Lincolnshire	NAP	NAP	NAP	NAP	NAP	NAP
14.28	Property		1	Chicago Waukegan Gurnee	NAP	NAP	NAP	NAP	NAP	NAP
14.29	Property		1	Birmingham Homewood	NAP	NAP	NAP	NAP	NAP	NAP
14.30	Property		1	Portland Beaverton	NAP	NAP	NAP	NAP	NAP	NAP
14.31	Property		1	Greenville Haywood Mall	NAP	NAP	NAP	NAP	NAP	NAP
14.32	Property		1	Denver Tech Center	NAP	NAP	NAP	NAP	NAP	NAP
14.33	Property		1	Bakersfield	NAP	NAP	NAP	NAP	NAP	NAP
14.34	Property		1	Charlottesville North	NAP	NAP	NAP	NAP	NAP	NAP

A-27

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF
								6
14.35	Property		1	Atlanta Airport South	NAP	NAP	NAP	NAP	NAP	NAP
14.36	Property		1	St. Louis Westport Plaza	NAP	NAP	NAP	NAP	NAP	NAP
14.37	Property		1	Atlanta Perimeter Center	NAP	NAP	NAP	NAP	NAP	NAP
14.38	Property		1	Kansas City Overland Park Metcalf	NAP	NAP	NAP	NAP	NAP	NAP
14.39	Property		1	San Antonio Downtown Market Square	NAP	NAP	NAP	NAP	NAP	NAP
14.40	Property		1	Silver Spring North	NAP	NAP	NAP	NAP	NAP	NAP
14.41	Property		1	Indianapolis Castleton	NAP	NAP	NAP	NAP	NAP	NAP
14.42	Property		1	Memphis Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.43	Property		1	Chicago Highland Park	NAP	NAP	NAP	NAP	NAP	NAP
14.44	Property		1	Minneapolis St Paul Airport	NAP	NAP	NAP	NAP	NAP	NAP
14.45	Property		1	Dallas Plano Parkway	NAP	NAP	NAP	NAP	NAP	NAP
14.46	Property		1	Atlanta Duluth/Gwinnett Place	NAP	NAP	NAP	NAP	NAP	NAP
14.47	Property		1	Poughkeepsie	NAP	NAP	NAP	NAP	NAP	NAP
14.48	Property		1	Denver Stapleton	NAP	NAP	NAP	NAP	NAP	NAP
14.49	Property		1	Dallas Richardson at Spring Valley	NAP	NAP	NAP	NAP	NAP	NAP
14.50	Property		1	Charlotte South Park	NAP	NAP	NAP	NAP	NAP	NAP
14.51	Property		1	Fresno	NAP	NAP	NAP	NAP	NAP	NAP
14.52	Property		1	Philadelphia Devon	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	WebMD	42,112	3.9%	3/31/2028	iPic Theater	38,011
19	Loan	69, 70	1	Boca Corporate Center	Gutter, Chaves, Josepher, Rubin, Forman, Fleisher	7,695	8.3%	9/30/2030	JRM Construction	5,260
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio
20.01	Property		1	Crossroads Centre	Pet Supplies Plus	8,462	4.9%	10/31/2030	WellNow Urgent Care	6,310
20.02	Property		1	Panorama Plaza	Planet Fitness	15,458	5.6%	10/31/2027	Dollar Tree	9,984
20.03	Property		1	Cheektowaga Plaza	The Wine Sellar	8,645	5.7%	3/31/2027	Next Level Bootcamp	7,282
20.04	Property		1	Amherst Plaza	My Tomato Pie	6,288	4.2%	12/31/2025	Axe Martial Arts	4,876
20.05	Property		1	Chillicothe Place	Petland, Inc.	8,750	8.2%	6/30/2027	Family Urgent Care	3,614
20.06	Property		1	Midway Plaza	Pro Top Nails	2,400	2.6%	2/28/2025	Beauty Credit (Lee Max)	2,400
20.07	Property		1	Ontario Plaza	Luxury Smoke Shop Inc.	5,008	6.5%	6/30/2026	Russell Cellular (Verizon)	2,000
20.08	Property		1	Jamestown Plaza	NAP	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	Tops Plaza	LeRoy Discount Liquor	2,335	3.7%	9/30/2028	H&R Block	1,600
20.10	Property		1	Warsaw Plaza	Zaza Smoke Shop Inc.	3,998	5.4%	2/29/2028	EG Tax of Warsaw	3,182
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	HSBC Bank USA, National Association	301,260	10.6%	4/30/2045	AllianceBernstein L.P.	166,525
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	Beels Soper LLP	2,749	9.6%	6/30/2026	First American Title	2,277
33	Loan	101	2	Lake Charles & Huntsville Portfolio
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP

A-28

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
						6
1	Loan	9, 10	2	State Farm Data Center Portfolio
1.01	Property		1	Olathe, KS Property	NAP	NAP	11/12/2024	NAP	11/12/2024	NAP	NAP	No	Fee
1.02	Property		1	Richardson, TX Property	NAP	NAP	11/5/2024	NAP	11/5/2024	NAP	NAP	No	Fee
2	Loan		5	Brooklyn Jonas Portfolio
2.01	Property		1	115 Ocean Avenue	NAP	NAP	11/7/2024	NAP	11/7/2024	NAP	NAP	No	Fee
2.02	Property		1	2355 East 12th Street	NAP	NAP	11/8/2024	NAP	11/11/2024	NAP	NAP	No	Fee
2.03	Property		1	724 East 27th Street	NAP	NAP	11/14/2024	NAP	11/12/2024	NAP	NAP	No	Fee
2.04	Property		1	175 Ocean Parkway	NAP	NAP	11/8/2024	NAP	11/8/2024	NAP	NAP	No	Fee
2.05	Property		1	140 Ocean Parkway	NAP	NAP	11/14/2024	NAP	11/12/2024	NAP	NAP	No	Fee
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	12/18/2024	NAP	12/18/2024	NAP	NAP	No	Fee
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	12/18/2024	NAP	12/18/2024	12/18/2024	6%	No	Fee
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	12/18/2024	NAP	12/18/2024	12/18/2024	7%	No	Fee
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	12/18/2024	NAP	12/18/2024	12/18/2024	9%	No	Fee
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	12/18/2024	NAP	12/18/2024	12/18/2024	8%	No	Fee
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	12/20/2024	NAP	12/18/2024	12/18/2024	7%	No	Fee
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	10/7/2024	NAP	10/7/2024	NAP	NAP	No	Fee
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	12/18/2024	NAP	12/18/2024	12/18/2024	7%	No	Fee
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	12/18/2024	NAP	12/18/2024	12/18/2024	9%	No	Fee
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	3.6%	11/30/2027	10/17/2024	NAP	10/17/2024	NAP	NAP	No	Fee
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	2.0%	7/31/2032	8/27/2024	NAP	8/27/2024	NAP	NAP	No	Fee
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	2.5%	9/30/2032	10/18/2024	NAP	10/22/2024	NAP	NAP	No	Fee / Leasehold
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	12/19/2024	NAP	12/19/2024	NAP	NAP	No	Fee
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	NAP	6/7/2024	NAP	6/7/2024	NAP	NAP	No	Leasehold
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	3.5%	1/31/2033	11/8/2024	NAP	10/4/2024	NAP	NAP	No	Fee
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	10/8/2024	NAP	10/2/2024	NAP	NAP	No	Fee
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	12/17/2024	NAP	12/17/2024	NAP	NAP	No	Fee
12	Loan	53	1	39-09 Main Street	NAP	NAP	12/2/2024	NAP	12/3/2024	NAP	NAP	No	Fee
13	Loan	54	1	Churchill Hall	8.3%	11/30/2025	10/4/2024	NAP	10/4/2024	NAP	NAP	No	Fee
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio
14.01	Property		1	Larkspur Landing Marin County	NAP	NAP	10/14/2024	NAP	10/9/2024	10/9/2024	8%	No	Fee / Leasehold
14.02	Property		1	San Mateo Foster City	NAP	NAP	10/11/2024	NAP	10/9/2024	10/11/2024	9%	No	Fee / Leasehold
14.03	Property		1	Lincroft Red Bank	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.04	Property		1	Rye	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.05	Property		1	Los Angeles Torrance Palos Verdes	NAP	NAP	10/11/2024	NAP	10/11/2024	10/10/2024	9%	No	Fee / Leasehold
14.06	Property		1	San Jose Cupertino	NAP	NAP	10/11/2024	NAP	10/9/2024	10/9/2024	10%	No	Leasehold
14.07	Property		1	Boulder	NAP	NAP	10/14/2024	NAP	10/9/2024	NAP	NAP	No	Fee / Leasehold
14.08	Property		1	Palm Springs	NAP	NAP	10/14/2024	NAP	10/10/2024	10/14/2024	10%	No	Fee / Leasehold
14.09	Property		1	Los Angeles Hacienda Heights	NAP	NAP	10/12/2024	NAP	10/11/2024	10/10/2024	9%	No	Fee / Leasehold
14.10	Property		1	Seattle South Center	NAP	NAP	10/14/2024	NAP	10/11/2024	10/10/2024	7%	No	Fee / Leasehold
14.11	Property		1	West Palm Beach	NAP	NAP	10/10/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.12	Property		1	Norwalk	NAP	NAP	10/14/2024	NAP	10/10/2024	NAP	NAP	No	Leasehold
14.13	Property		1	Tampa Westshore	NAP	NAP	10/21/2024	NAP	10/21/2024	NAP	NAP	No	Leasehold
14.14	Property		1	Boston Andover	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.15	Property		1	Nashville Airport	NAP	NAP	10/14/2024	NAP	10/11/2024	NAP	NAP	No	Fee / Leasehold
14.16	Property		1	St. Petersburg Clearwater	NAP	NAP	10/21/2024	NAP	10/21/2024	NAP	NAP	Yes - AE	Fee / Leasehold
14.17	Property		1	Raleigh Cary	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.18	Property		1	New Haven Wallingford	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.19	Property		1	Detroit Livonia	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.20	Property		1	Phoenix Mesa	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.21	Property		1	Phoenix North Metrocenter	NAP	NAP	10/14/2024	NAP	10/10/2024	NAP	NAP	No	Fee / Leasehold
14.22	Property		1	Annapolis	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.23	Property		1	Ft. Lauderdale Plantation	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.24	Property		1	Detroit Metro Airport	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.25	Property		1	St. Louis Creve Coeur	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.26	Property		1	Chicago Oakbrook Terrace	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee
14.27	Property		1	Chicago Lincolnshire	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee
14.28	Property		1	Chicago Waukegan Gurnee	NAP	NAP	10/31/2024	NAP	10/23/2024	NAP	NAP	No	Fee / Leasehold
14.29	Property		1	Birmingham Homewood	NAP	NAP	10/11/2024	NAP	10/9/2024	NAP	NAP	No	Fee
14.30	Property		1	Portland Beaverton	NAP	NAP	10/13/2024	NAP	10/11/2024	10/9/2024	5%	No	Fee / Leasehold
14.31	Property		1	Greenville Haywood Mall	NAP	NAP	10/18/2024	NAP	10/21/2024	NAP	NAP	No	Fee / Leasehold
14.32	Property		1	Denver Tech Center	NAP	NAP	10/14/2024	NAP	10/9/2024	NAP	NAP	No	Fee / Leasehold
14.33	Property		1	Bakersfield	NAP	NAP	10/14/2024	NAP	10/10/2024	10/10/2024	7%	No	Fee / Leasehold
14.34	Property		1	Charlottesville North	NAP	NAP	10/14/2024	NAP	10/15/2024	NAP	NAP	No	Fee / Leasehold

A-29

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
						6
14.35	Property		1	Atlanta Airport South	NAP	NAP	9/23/2024	NAP	10/14/2024	NAP	NAP	No	Fee
14.36	Property		1	St. Louis Westport Plaza	NAP	NAP	10/14/2024	NAP	10/11/2024	NAP	NAP	No	Fee / Leasehold
14.37	Property		1	Atlanta Perimeter Center	NAP	NAP	10/12/2024	NAP	10/11/2024	NAP	NAP	No	Fee / Leasehold
14.38	Property		1	Kansas City Overland Park Metcalf	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.39	Property		1	San Antonio Downtown Market Square	NAP	NAP	10/14/2024	NAP	10/11/2024	NAP	NAP	No	Fee / Leasehold
14.40	Property		1	Silver Spring North	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.41	Property		1	Indianapolis Castleton	NAP	NAP	10/11/2024	NAP	10/11/2024	NAP	NAP	No	Fee / Leasehold
14.42	Property		1	Memphis Airport	NAP	NAP	10/14/2024	NAP	10/12/2024	10/10/2024	6%	No	Fee / Leasehold
14.43	Property		1	Chicago Highland Park	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.44	Property		1	Minneapolis St Paul Airport	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.45	Property		1	Dallas Plano Parkway	NAP	NAP	10/11/2024	NAP	10/11/2024	NAP	NAP	No	Fee
14.46	Property		1	Atlanta Duluth/Gwinnett Place	NAP	NAP	10/11/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.47	Property		1	Poughkeepsie	NAP	NAP	10/11/2024	NAP	10/11/2024	NAP	NAP	No	Leasehold
14.48	Property		1	Denver Stapleton	NAP	NAP	10/9/2024	NAP	10/9/2024	NAP	NAP	No	Fee
14.49	Property		1	Dallas Richardson at Spring Valley	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Fee / Leasehold
14.50	Property		1	Charlotte South Park	NAP	NAP	10/14/2024	NAP	10/14/2024	NAP	NAP	No	Leasehold
14.51	Property		1	Fresno	NAP	NAP	10/11/2024	NAP	10/9/2024	10/11/2024	5%	No	Leasehold
14.52	Property		1	Philadelphia Devon	NAP	NAP	10/11/2024	NAP	10/11/2024	NAP	NAP	No	Leasehold
15	Loan		1	Tremont Place Lofts	NAP	NAP	12/11/2024	NAP	11/22/2024	NAP	NAP	No	Fee
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	11/25/2024	NAP	11/25/2024	NAP	NAP	No	Fee
17	Loan		1	43-31 45th Street	NAP	NAP	12/2/2024	NAP	11/27/2024	NAP	NAP	No	Fee
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	3.5%	12/31/2040	6/5/2024	NAP	6/5/2024	NAP	NAP	No	Fee
19	Loan	69, 70	1	Boca Corporate Center	5.6%	9/30/2028	9/26/2024	NAP	11/1/2024	NAP	NAP	No	Fee
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio
20.01	Property		1	Crossroads Centre	3.7%	7/31/2027	11/11/2024	NAP	11/8/2024	NAP	NAP	No	Fee
20.02	Property		1	Panorama Plaza	3.6%	10/31/2026	11/5/2024	NAP	11/7/2024	NAP	NAP	Yes - AE	Fee
20.03	Property		1	Cheektowaga Plaza	4.8%	3/31/2030	11/11/2024	NAP	11/7/2024	NAP	NAP	No	Fee
20.04	Property		1	Amherst Plaza	3.3%	2/28/2030	11/4/2024	NAP	11/7/2024	NAP	NAP	No	Fee
20.05	Property		1	Chillicothe Place	3.4%	11/11/2028	11/4/2024	NAP	11/6/2024	NAP	NAP	No	Fee / Leasehold
20.06	Property		1	Midway Plaza	2.6%	2/29/2028	11/4/2024	NAP	11/7/2024	NAP	NAP	No	Fee
20.07	Property		1	Ontario Plaza	2.6%	12/31/2026	11/4/2024	NAP	11/7/2024	NAP	NAP	No	Fee
20.08	Property		1	Jamestown Plaza	NAP	NAP	11/4/2024	NAP	11/6/2024	NAP	NAP	No	Fee
20.09	Property		1	Tops Plaza	2.5%	4/30/2025	11/4/2024	NAP	11/6/2024	NAP	NAP	No	Fee
20.10	Property		1	Warsaw Plaza	4.3%	MTM	11/4/2024	NAP	11/7/2024	NAP	NAP	No	Fee
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	12/10/2024, 12/11/2024	NAP	12/2/2024	NAP	NAP	Yes - AE	Fee
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	8/30/2024	NAP	8/30/2024	NAP	NAP	No	Fee
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	5.9%	12/31/2044	11/18/2024	NAP	11/25/2024	NAP	NAP	No	Fee
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	10/11/2024	NAP	10/11/2024	NAP	NAP	No	Fee
25	Loan		1	Pepper Street Self Storage	NAP	NAP	11/12/2024	NAP	11/12/2024	NAP	NAP	Yes - A	Fee
26	Loan		1	429 Beale	NAP	NAP	12/5/2024	NAP	12/11/2024	12/4/2024	16%	No	Fee
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	11/22/2024	NAP	11/22/2024	NAP	NAP	No	Fee
28	Loan		1	Oak Ridge Storage	NAP	NAP	6/18/2024	NAP	6/18/2024	NAP	NAP	Yes - AE	Fee
29	Loan		1	Poulsbo MHC	NAP	NAP	11/27/2024	NAP	11/27/2024	11/27/2024	10%	No	Fee
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	4/30/2024	NAP	4/30/2024	NAP	NAP	No	Fee
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	4/30/2024	NAP	4/30/2024	NAP	NAP	No	Fee
32	Loan	99, 100	1	Petaluma Garage Retail	7.9%	4/30/2028	11/25/2024	NAP	11/22/2024	11/22/2024	14%	No	Fee
33	Loan	101	2	Lake Charles & Huntsville Portfolio
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	11/15/2024	NAP	11/14/2024	NAP	NAP	No	Fee
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	11/22/2024	NAP	11/22/2024	NAP	NAP	No	Fee
34	Loan		1	Meadowlark MHC	NAP	NAP	11/1/2024	NAP	11/5/2024	NAP	NAP	Yes - AE	Fee
35	Loan		1	Southington Super Storage	NAP	NAP	11/12/2024	NAP	11/12/2024	NAP	NAP	No	Fee
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	11/22/2024	NAP	11/22/2024	NAP	NAP	No	Fee

A-30

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio					0	Springing
1.01	Property		1	Olathe, KS Property	NAP	NAP	NAP	NAP
1.02	Property		1	Richardson, TX Property	NAP	NAP	NAP	NAP
2	Loan		5	Brooklyn Jonas Portfolio					248,846	82,949
2.01	Property		1	115 Ocean Avenue	NAP	NAP	NAP	NAP
2.02	Property		1	2355 East 12th Street	NAP	NAP	NAP	NAP
2.03	Property		1	724 East 27th Street	NAP	NAP	NAP	NAP
2.04	Property		1	175 Ocean Parkway	NAP	NAP	NAP	NAP
2.05	Property		1	140 Ocean Parkway	NAP	NAP	NAP	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio					281,370	140,685
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	NAP	NAP
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	NAP	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	NAP	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	NAP	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	NAP	NAP
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	NAP	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	NAP	NAP
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	NAP	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	NAP	NAP
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	NAP	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	NAP	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	NAP	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	NAP	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	NAP	NAP
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	NAP	NAP	NAP	NAP	0	Springing
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	NAP	NAP	NAP	NAP	1,196,026	598,013
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	5/31/2048	None	595,510	Yes	0	Springing
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	158,418	158,418
8	Loan	9	1	Renaissance New York Midtown Hotel	11/1/2083	None	2,475,000	Yes	0	Springing
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	NAP	NAP	NAP	NAP	1,197,863	399,288
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	1,597	1,597
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	2,540	847
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	132,140	33,035
13	Loan	54	1	Churchill Hall	NAP	NAP	NAP	NAP	122,890	40,963
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio					0	997,647
14.01	Property		1	Larkspur Landing Marin County	NAP	NAP	NAP	NAP
14.02	Property		1	San Mateo Foster City	NAP	NAP	NAP	NAP
14.03	Property		1	Lincroft Red Bank	NAP	NAP	NAP	NAP
14.04	Property		1	Rye	NAP	NAP	NAP	NAP
14.05	Property		1	Los Angeles Torrance Palos Verdes	NAP	NAP	NAP	NAP
14.06	Property		1	San Jose Cupertino	1/1/2033	3, 10-year extension options	427,777	Yes
14.07	Property		1	Boulder	NAP	NAP	NAP	NAP
14.08	Property		1	Palm Springs	NAP	NAP	NAP	NAP
14.09	Property		1	Los Angeles Hacienda Heights	NAP	NAP	NAP	NAP
14.10	Property		1	Seattle South Center	NAP	NAP	NAP	NAP
14.11	Property		1	West Palm Beach	NAP	NAP	NAP	NAP
14.12	Property		1	Norwalk	12/31/2028	7, 5-year extension options	537,322	Yes
14.13	Property		1	Tampa Westshore	7/1/2068	None	22,335	Yes
14.14	Property		1	Boston Andover	NAP	NAP	NAP	NAP
14.15	Property		1	Nashville Airport	NAP	NAP	NAP	NAP
14.16	Property		1	St. Petersburg Clearwater	NAP	NAP	NAP	NAP
14.17	Property		1	Raleigh Cary	NAP	NAP	NAP	NAP
14.18	Property		1	New Haven Wallingford	NAP	NAP	NAP	NAP
14.19	Property		1	Detroit Livonia	NAP	NAP	NAP	NAP
14.20	Property		1	Phoenix Mesa	NAP	NAP	NAP	NAP
14.21	Property		1	Phoenix North Metrocenter	NAP	NAP	NAP	NAP
14.22	Property		1	Annapolis	NAP	NAP	NAP	NAP
14.23	Property		1	Ft. Lauderdale Plantation	NAP	NAP	NAP	NAP
14.24	Property		1	Detroit Metro Airport	NAP	NAP	NAP	NAP
14.25	Property		1	St. Louis Creve Coeur	NAP	NAP	NAP	NAP
14.26	Property		1	Chicago Oakbrook Terrace	NAP	NAP	NAP	NAP
14.27	Property		1	Chicago Lincolnshire	NAP	NAP	NAP	NAP
14.28	Property		1	Chicago Waukegan Gurnee	NAP	NAP	NAP	NAP
14.29	Property		1	Birmingham Homewood	NAP	NAP	NAP	NAP
14.30	Property		1	Portland Beaverton	NAP	NAP	NAP	NAP
14.31	Property		1	Greenville Haywood Mall	NAP	NAP	NAP	NAP
14.32	Property		1	Denver Tech Center	NAP	NAP	NAP	NAP
14.33	Property		1	Bakersfield	NAP	NAP	NAP	NAP
14.34	Property		1	Charlottesville North	NAP	NAP	NAP	NAP

A-31

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)

14.35	Property		1	Atlanta Airport South	NAP	NAP	NAP	NAP
14.36	Property		1	St. Louis Westport Plaza	NAP	NAP	NAP	NAP
14.37	Property		1	Atlanta Perimeter Center	NAP	NAP	NAP	NAP
14.38	Property		1	Kansas City Overland Park Metcalf	NAP	NAP	NAP	NAP
14.39	Property		1	San Antonio Downtown Market Square	NAP	NAP	NAP	NAP
14.40	Property		1	Silver Spring North	NAP	NAP	NAP	NAP
14.41	Property		1	Indianapolis Castleton	NAP	NAP	NAP	NAP
14.42	Property		1	Memphis Airport	NAP	NAP	NAP	NAP
14.43	Property		1	Chicago Highland Park	NAP	NAP	NAP	NAP
14.44	Property		1	Minneapolis St Paul Airport	NAP	NAP	NAP	NAP
14.45	Property		1	Dallas Plano Parkway	NAP	NAP	NAP	NAP
14.46	Property		1	Atlanta Duluth/Gwinnett Place	NAP	NAP	NAP	NAP
14.47	Property		1	Poughkeepsie	12/31/2095	None	302,499	Yes
14.48	Property		1	Denver Stapleton	NAP	NAP	NAP	NAP
14.49	Property		1	Dallas Richardson at Spring Valley	NAP	NAP	NAP	NAP
14.50	Property		1	Charlotte South Park	12/31/2029	2, 10-year extension options	352,051	No
14.51	Property		1	Fresno	6/30/2054	None	684,352	Yes
14.52	Property		1	Philadelphia Devon	12/31/2028	1, 10-year extension option	240,000	No
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	176,864	29,477
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	NAP	NAP	51,731	12,933
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	40,427	40,427
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	NAP	NAP	NAP	NAP	0	375,955
19	Loan	69, 70	1	Boca Corporate Center	NAP	NAP	NAP	NAP	61,715	30,858
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio					2,058,745	271,718
20.01	Property		1	Crossroads Centre	NAP	NAP	NAP	NAP
20.02	Property		1	Panorama Plaza	NAP	NAP	NAP	NAP
20.03	Property		1	Cheektowaga Plaza	NAP	NAP	NAP	NAP
20.04	Property		1	Amherst Plaza	NAP	NAP	NAP	NAP
20.05	Property		1	Chillicothe Place	11/30/2071	None	30,000	No
20.06	Property		1	Midway Plaza	NAP	NAP	NAP	NAP
20.07	Property		1	Ontario Plaza	NAP	NAP	NAP	NAP
20.08	Property		1	Jamestown Plaza	NAP	NAP	NAP	NAP
20.09	Property		1	Tops Plaza	NAP	NAP	NAP	NAP
20.10	Property		1	Warsaw Plaza	NAP	NAP	NAP	NAP
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	16,215	16,215
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	32,082	10,694
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	NAP	NAP	NAP	NAP	0	Springing
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	74,610	18,653
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	21,387	10,694
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	91,309	18,262
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	1,925	1,925
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	0	2,457
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	12,437	4,146
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	1,048	262
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	1,271	318
32	Loan	99, 100	1	Petaluma Garage Retail	NAP	NAP	NAP	NAP	26,387	5,277
33	Loan	101	2	Lake Charles & Huntsville Portfolio					3,715	3,715
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	NAP	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	NAP	NAP
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	7,121	791
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	12,647	6,324
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	1,182	1,182

A-32

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio	807,345	Springing	0	0	0	0	0	0
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	0	Springing	0	10,105	0	0	0	0
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	0	Springing	0	12,418	0	0	0	0
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	0	Springing	0	Springing	348,192	463,705	72,540	1,740,960
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	0	Springing	0	4,453	0	0	0	0
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	0	Springing	0	Springing	206,017	0	Springing	641,476
7	Loan	42	1	The Trails at Dominion Park	0	Springing	0	19,065	0	0	0	0
8	Loan	9	1	Renaissance New York Midtown Hotel	0	Springing	0	1/12 of 4% of the Operating Income of the Property during the immediately preceding 12-month period	6,500,000	0	0	0
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	0	Springing	0	13,001	0	1,500,000	Springing	1,500,000
10	Loan	47, 48, 49, 50	1	Corner 2nd	3,472	3,472	0	Springing	0	0	Springing	0
11	Loan	51, 52	1	53 East 177th Street	0	7,283	0	1,688	0	0	0	0
12	Loan	53	1	39-09 Main Street	0	Springing	0	213	0	0	0	0
13	Loan	54	1	Churchill Hall	0	Springing	0	2,526	90,947	2,500,000	18,947	3,000,000
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	0	Springing	0	Springing	0	0	0	0
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-33

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	9,865	1,644	0	3,833	0	0	336	0
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	190,532	31,755	0	23,202	0	0	0	0
17	Loan		1	43-31 45th Street	0	Springing	0	1,958	0	0	0	0
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	0	Springing	0	19,152	0	4,000,000	90,468	0
19	Loan	69, 70	1	Boca Corporate Center	51,901	25,950	0	2,719	0	300,000	11,652	0
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	12,713	6,357	240,000	15,756	378,144	3,000,000	Springing	2,000,000
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	7,725	7,725	0	1,005	0	0	0	0
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	9,756	3,252	0	917	0	0	0	0
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	0	Springing	0	Springing	853,308	0	Springing	$150.00 per rentable square foot of the applicable Lease Sweep Premises
24	Loan		1	Extra Space - Lake in the Hills	4,765	2,382	0	640	0	0	0	0
25	Loan		1	Pepper Street Self Storage	8,852	1,107	0	462	0	0	0	0
26	Loan		1	429 Beale	0	Springing	0	182	4,368	0	0	0
27	Loan		1	Neighborhood Mini Storage - Sulphur	0	Springing	0	658	0	0	0	0
28	Loan		1	Oak Ridge Storage	0	Springing	37,843	455	0	0	0	0
29	Loan		1	Poulsbo MHC	2,720	544	0	160	0	0	0	0
30	Loan	93, 94, 95	1	1054 Grant Avenue	4,939	988	0	208	0	0	0	0
31	Loan	96, 97, 98	1	1056 Grant Avenue	4,939	988	0	208	0	0	0	0
32	Loan	99, 100	1	Petaluma Garage Retail	0	Springing	0	479	11,501	0	2,396	57,506
33	Loan	101	2	Lake Charles & Huntsville Portfolio	0	Springing	0	834	0	0	0	0
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	23,946	3,600	0	504	0	0	0	0
35	Loan		1	Southington Super Storage	9,434	1,179	0	468	0	0	0	0
36	Loan		1	Moss Bluff Neighborhood Mini Storage	0	Springing	0	401	0	0	0	0

A-34

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio	0	0	0	0	0	0
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	0	0	0	68,031	0	0
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	0	0	0	260,837	0	Springing
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	0	0	0	0	0	Springing
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	0	0	0	502,807	34,539,189	Springing
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	0	0	0	0	12,211,534	0
7	Loan	42	1	The Trails at Dominion Park	0	0	0	134,700	0	0
8	Loan	9	1	Renaissance New York Midtown Hotel	0	0	0	0	206,250	206,250
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	0	0	0	0	460,074	0
10	Loan	47, 48, 49, 50	1	Corner 2nd	0	0	0	3,000	500,000	0
11	Loan	51, 52	1	53 East 177th Street	0	0	0	1,725	223,668	0
12	Loan	53	1	39-09 Main Street	0	0	0	6,250	815,000	0
13	Loan	54	1	Churchill Hall	0	0	0	0	87,911	Springing
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	0	0	0	0	0	Springing
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-35

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	0	0	0	159,443	1,500	0
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	0	0	0	6,250	90,000	Springing
17	Loan		1	43-31 45th Street	0	0	0	12,500	0	0
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	0	0	0	0	4,930,192	425,000
19	Loan	69, 70	1	Boca Corporate Center	0	0	0	19,800	65,827	0
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	0	0	0	648,083	52,601	2,500
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	0	0	0	166,175	0	0
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	0	0	0	16,250	2,906,791	0
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	0	0	0	0	220,726,391	0
24	Loan		1	Extra Space - Lake in the Hills	0	0	0	0	24,000	0
25	Loan		1	Pepper Street Self Storage	0	0	0	0	0	0
26	Loan		1	429 Beale	0	0	0	0	0	0
27	Loan		1	Neighborhood Mini Storage - Sulphur	0	0	0	4,250	0	0
28	Loan		1	Oak Ridge Storage	33,493	0	0	13,750	0	0
29	Loan		1	Poulsbo MHC	0	0	0	0	0	0
30	Loan	93, 94, 95	1	1054 Grant Avenue	0	0	0	5,625	0	0
31	Loan	96, 97, 98	1	1056 Grant Avenue	0	0	0	5,625	0	0
32	Loan	99, 100	1	Petaluma Garage Retail	0	0	0	0	66,606	0
33	Loan	101	2	Lake Charles & Huntsville Portfolio	0	0	0	9,375	0	0
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	0	0	0	0	0	0
35	Loan		1	Southington Super Storage	0	0	0	3,125	0	0
36	Loan		1	Moss Bluff Neighborhood Mini Storage	0	0	0	2,438	0	0

A-36

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description

1	Loan	9, 10	2	State Farm Data Center Portfolio	NAP
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	NAP
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	Debt Service Coverage Ratio Cure Reserve (Springing), Condo Assessments Reserve (Springing)
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	Anchor Tenant Reserve
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	Yeshiva Reserve (Upfront: $31,005,000), Yeshiva Seller Work Reserve (Upfront: $2,465,548), JIBEI Reserve (Upfront: $800,250), Rent Concession Reserve (Upfront: $268,391), Underlying Lease Rent Reserve (Monthly: Springing), Material Tenant Reserve (Monthly: Springing; Cap: two years of full annual, unabated gross rent for the applicable Material Tenant), Leasehold Condominium Common Charges Reserve (Monthly: Springing)
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	Outstanding TI/LC Reserve ($11,562,092); Gap Rent Reserve ($649,442)
7	Loan	42	1	The Trails at Dominion Park	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	Ground Rent Reserve
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	La Vie En Rose Reserve
10	Loan	47, 48, 49, 50	1	Corner 2nd	Holdback Reserve
11	Loan	51, 52	1	53 East 177th Street	421-A Reserve
12	Loan	53	1	39-09 Main Street	Free Rent Reserve
13	Loan	54	1	Churchill Hall	Unfunded Obligations Reserve (Upfront: $87,910.89), Pearson Education Reserve (Monthly: Springing)
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	Ground Rent Reserve
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-37

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	Violation Reserve
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	Restaurant Reserve (Upfront: $90,000), PIP Reserve (Monthly: Springing)
17	Loan		1	43-31 45th Street	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	Outstanding TI/LC Reserve (Upfront: $3,965,064.68), Free Rent Reserve (Upfront: $965,127.00), Additional Rollover Reserve (Monthly: $425,000.00; Cap: $5,100,000)
19	Loan	69, 70	1	Boca Corporate Center	Free Rent Reserve ($49,038), Outstanding TI/LC Reserve ($16,788.75)
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	Outstanding TI Reserve (Upfront: $30,798), Free Rent Reserve (Upfront: $21,803), Ground Lease Reserve (Monthly: $2,500)
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	Affordable Housing Reserve ($2,875,395), 421-A Reserve ($31,396)
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	Specified Tenant Reserve
24	Loan		1	Extra Space - Lake in the Hills	Development Service Fee Reserve
25	Loan		1	Pepper Street Self Storage	NAP
26	Loan		1	429 Beale	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP
28	Loan		1	Oak Ridge Storage	NAP
29	Loan		1	Poulsbo MHC	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	Free Rent and Prepaid Rent Reserve
33	Loan	101	2	Lake Charles & Huntsville Portfolio	NAP
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	NAP
35	Loan		1	Southington Super Storage	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP

A-38

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management

1	Loan	9, 10	2	State Farm Data Center Portfolio	0	0	NAP	Hard	Springing
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	0	0	NAP	Springing	Springing
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	0	0	NAP	Soft	Springing
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	0	0	NAP	Hard	Springing
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	Material Tenant Reserve: two years of full annual, unabated gross rent for the applicable Material Tenant	0	NAP	Hard	Springing
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	0	0	NAP	Hard	Springing
7	Loan	42	1	The Trails at Dominion Park	0	0	NAP	Soft	Springing
8	Loan	9	1	Renaissance New York Midtown Hotel	0	0	NAP	Springing	Springing
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	0	0	NAP	Hard	Springing
10	Loan	47, 48, 49, 50	1	Corner 2nd	0	500,000	$500,000 deposited into the Holdback Reserve to be distributed to the borrower upon certain conditions in the loan agreement.	Springing	Springing
11	Loan	51, 52	1	53 East 177th Street	0	0	NAP	Springing	Springing
12	Loan	53	1	39-09 Main Street	0	0	NAP	Hard	Springing
13	Loan	54	1	Churchill Hall	0	0	NAP	Hard	Springing
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	0	0	NAP	Soft	In Place
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-39

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	0	0	NAP	Springing	Springing
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	0	0	NAP	Springing	Springing
17	Loan		1	43-31 45th Street	0	0	NAP	Springing	Springing
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	Additional Rollover Reserve ($5,100,000)	0	NAP	Hard	Springing
19	Loan	69, 70	1	Boca Corporate Center	0	0	NAP	Hard	Springing
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	0	0	NAP	Soft	Springing
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	0	0	NAP	Soft	Springing
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	0	0	NAP	Springing	Springing
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	0	0	NAP	Hard	Springing
24	Loan		1	Extra Space - Lake in the Hills	0	0	NAP	Springing	Springing
25	Loan		1	Pepper Street Self Storage	0	0	NAP	Springing	Springing
26	Loan		1	429 Beale	0	0	NAP	Springing	Springing
27	Loan		1	Neighborhood Mini Storage - Sulphur	0	0	NAP	Springing	Springing
28	Loan		1	Oak Ridge Storage	0	0	NAP	Springing	Springing
29	Loan		1	Poulsbo MHC	0	0	NAP	Springing	Springing
30	Loan	93, 94, 95	1	1054 Grant Avenue	0	0	NAP	Springing	Springing
31	Loan	96, 97, 98	1	1056 Grant Avenue	0	0	NAP	Springing	Springing
32	Loan	99, 100	1	Petaluma Garage Retail	0	0	NAP	Springing	Springing
33	Loan	101	2	Lake Charles & Huntsville Portfolio	0	0	NAP	Springing	Springing
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	0	0	NAP	Springing	Springing
35	Loan		1	Southington Super Storage	0	0	NAP	Springing	Springing
36	Loan		1	Moss Bluff Neighborhood Mini Storage	0	0	NAP	Springing	Springing

A-40

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio	Yes	Yes	Yes	Yes	76,500,000	48,500,000	266,316.09	686,381.66	NAP
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	Yes	No	Yes	Yes	54,000,000	54,000,000	270,100.00	540,200.00	NAP
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	Yes	Yes	Yes	No	52,000,000	78,000,000	470,545.84	784,243.06	NAP
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	Yes	Yes	Yes	Yes	50,000,000	109,000,000	500,167.84	729,602.63	141,000,000
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	Yes	No	Yes	No	47,500,000	477,500,000	2,166,490.45	2,382,005.21	NAP
7	Loan	42	1	The Trails at Dominion Park	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	Yes	No	Yes	No	40,000,000	50,000,000	295,252.90	531,455.21	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	Yes	No	Yes	No	30,000,000	50,000,000	310,503.48	496,805.56	NAP
10	Loan	47, 48, 49, 50	1	Corner 2nd	No	No	No	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	54	1	Churchill Hall	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	Yes	No	Yes	No	20,000,000	200,000,000	1,194,132.09	1,300,308.19	457,000,000
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-41

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	43-31 45th Street	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	Yes	No	Yes	No	15,000,000	245,000,000	1,526,642.07	1,620,109.95	NAP
19	Loan	69, 70	1	Boca Corporate Center	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	Yes	No	Yes	No	13,500,000	87,000,000	470,444.44	543,444.44	NAP
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	Yes	Yes	Yes	No	10,000,000	2,066,700,000	9,603,479.56	9,649,946.86	773,300,000
24	Loan		1	Extra Space - Lake in the Hills	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	101	2	Lake Charles & Huntsville Portfolio	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP

A-42

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)
									4
1	Loan	9, 10	2	State Farm Data Center Portfolio	NAP	125,000,000	686,381.66	49.8%	1.91	12.7%	NAP	NAP
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	NAP	108,000,000	540,200.00	68.0%	1.35	8.3%	NAP	NAP
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	NAP	130,000,000	784,243.06	43.5%	1.77	13.6%	NAP	NAP
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	7.90376110673759%	300,000,000	1,671,193.06	65.2%	1.35	9.1%	NAP	NAP
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	NAP	525,000,000	2,382,005.21	49.5%	1.84	10.2%	NAP	NAP
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	90,000,000	531,455.21	50.0%	2.14	17.2%	NAP	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	NAP	80,000,000	496,805.56	53.0%	1.93	15.0%	NAP	NAP
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	54	1	Churchill Hall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	7.93800%	677,000,000	4,365,350.07	61.5%	1.34	12.6%	NAP	NAP
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-43

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)
									4
14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	NAP	260,000,000	1,620,109.95	50.4%	1.51	11.8%	NAP	NAP
19	Loan	69, 70	1	Boca Corporate Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	NAP	100,500,000	543,444.44	62.1%	1.56	11.3%	NAP	NAP
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	6.36868460881935%	2,850,000,000	13,811,034.56	62.0%	1.39	8.3%	NAP	NAP
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	101	2	Lake Charles & Huntsville Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-44

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
								4
1	Loan	9, 10	2	State Farm Data Center Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	NAP	NAP	NAP	NAP	NAP	No	NAP
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	NAP	NAP	NAP	NAP	NAP	No	NAP
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	NAP	NAP	NAP	NAP	NAP	No	NAP
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP	No	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	NAP	NAP	NAP	NAP	NAP	No	NAP
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	NAP	NAP	NAP	NAP	NAP	No	NAP
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP	No	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP	No	NAP
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	NAP	No	NAP
13	Loan	54	1	Churchill Hall	NAP	NAP	NAP	NAP	NAP	No	NAP
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-45

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
								4
14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP	No	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	NAP	NAP	NAP	NAP	NAP	No	NAP
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP	No	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	NAP	NAP	NAP	NAP	NAP	No	NAP
19	Loan	69, 70	1	Boca Corporate Center	NAP	NAP	NAP	NAP	NAP	No	NAP
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP	No	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine debt is permitted provided, among other things, not to exceed the lesser of (A) $142,500,000 and (B) (i) the aggregate LTV must be no more than 62.0%; (ii) the aggregate debt yield is not less than 8.1%; and (iii)
											the aggregate DSCR is not less than 1.35x
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP	No	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP	No	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP	No	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP	No	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP	No	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP	No	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP	No	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP	No	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	NAP	NAP	NAP	NAP	NAP	No	NAP
33	Loan	101	2	Lake Charles & Huntsville Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP	No	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP	No	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP	No	NAP

A-46

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor

1	Loan	9, 10	2	State Farm Data Center Portfolio	HMC Digital Infrastructure OP, LP	HMC Digital Infrastructure OP, LP
1.01	Property		1	Olathe, KS Property
1.02	Property		1	Richardson, TX Property
2	Loan		5	Brooklyn Jonas Portfolio	Lawrence Bernstein	Lawrence Bernstein
2.01	Property		1	115 Ocean Avenue
2.02	Property		1	2355 East 12th Street
2.03	Property		1	724 East 27th Street
2.04	Property		1	175 Ocean Parkway
2.05	Property		1	140 Ocean Parkway
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	Robert Moser	Prime Storage Fund II CV, LLC
3.01	Property		1	Prime Storage - Port Jefferson Station
3.02	Property		1	Prime Storage - Charlotte
3.03	Property		1	Prime Storage - Bronx University Avenue
3.04	Property		1	Prime Storage - Louisville East Main Street
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue
3.06	Property		1	Prime Storage - Jeffersontown
3.07	Property		1	Prime Storage - Rock Hill Hearn Street
3.08	Property		1	Prime Storage - Meridian
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street
3.10	Property		1	Prime Storage - West University Place North
3.11	Property		1	Prime Storage - Tacoma Steele Street South
3.12	Property		1	Prime Storage - Pacific Avenue
3.13	Property		1	Prime Storage - Virginia Beach Bells Road
3.14	Property		1	Prime Storage - Tacoma 74th Street
3.15	Property		1	Prime Storage - West University Place South
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	Brookfield Properties Retail Holding LLC and JH Retail Holdings, LLC	BPR Nimbus LLC
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	J.E.M.B. Realty Corp.	Joseph Jerome and Bailey Family 1998 Grandchildren’s Trust
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	The Macerich Partnership, L.P.	The Macerich Partnership, L.P.
7	Loan	42	1	The Trails at Dominion Park	SITG Capital Partners LLC	Humaira Siddique, Mohammad Rahman and Joseph Fisher
8	Loan	9	1	Renaissance New York Midtown Hotel	Jack Dushey, Harry Adjmi, Ken Hart and Oxbridge Properties, Inc.	Jack Dushey, Harry Adjmi, Kenneth Hart and Oxbridge Properties, Inc.
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	PREIT Associates, L.P.	PREIT Associates, L.P.
10	Loan	47, 48, 49, 50	1	Corner 2nd	Michael Petrikowsky and Brock J. Vinton	Michael Petrikowsky and Brock J. Vinton
11	Loan	51, 52	1	53 East 177th Street	Leah Waldman	Leah Waldman
12	Loan	53	1	39-09 Main Street	Yaron Jacobi	Yaron Jacobi
13	Loan	54	1	Churchill Hall	Principal Real Estate Portfolio, Inc., James F. Marshall and Gregory J. Sanchez	Principal Real Estate Portfolio, Inc., James F. Marshall and Gregory J. Sanchez
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	CBM Joint Venture Limited Partnership	CBM Joint Venture Limited Partnership
14.01	Property		1	Larkspur Landing Marin County
14.02	Property		1	San Mateo Foster City
14.03	Property		1	Lincroft Red Bank
14.04	Property		1	Rye
14.05	Property		1	Los Angeles Torrance Palos Verdes
14.06	Property		1	San Jose Cupertino
14.07	Property		1	Boulder
14.08	Property		1	Palm Springs
14.09	Property		1	Los Angeles Hacienda Heights
14.10	Property		1	Seattle South Center
14.11	Property		1	West Palm Beach
14.12	Property		1	Norwalk
14.13	Property		1	Tampa Westshore
14.14	Property		1	Boston Andover
14.15	Property		1	Nashville Airport
14.16	Property		1	St. Petersburg Clearwater
14.17	Property		1	Raleigh Cary
14.18	Property		1	New Haven Wallingford
14.19	Property		1	Detroit Livonia
14.20	Property		1	Phoenix Mesa
14.21	Property		1	Phoenix North Metrocenter
14.22	Property		1	Annapolis
14.23	Property		1	Ft. Lauderdale Plantation
14.24	Property		1	Detroit Metro Airport
14.25	Property		1	St. Louis Creve Coeur
14.26	Property		1	Chicago Oakbrook Terrace
14.27	Property		1	Chicago Lincolnshire
14.28	Property		1	Chicago Waukegan Gurnee
14.29	Property		1	Birmingham Homewood
14.30	Property		1	Portland Beaverton
14.31	Property		1	Greenville Haywood Mall
14.32	Property		1	Denver Tech Center
14.33	Property		1	Bakersfield
14.34	Property		1	Charlottesville North

A-47

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor

14.35	Property		1	Atlanta Airport South
14.36	Property		1	St. Louis Westport Plaza
14.37	Property		1	Atlanta Perimeter Center
14.38	Property		1	Kansas City Overland Park Metcalf
14.39	Property		1	San Antonio Downtown Market Square
14.40	Property		1	Silver Spring North
14.41	Property		1	Indianapolis Castleton
14.42	Property		1	Memphis Airport
14.43	Property		1	Chicago Highland Park
14.44	Property		1	Minneapolis St Paul Airport
14.45	Property		1	Dallas Plano Parkway
14.46	Property		1	Atlanta Duluth/Gwinnett Place
14.47	Property		1	Poughkeepsie
14.48	Property		1	Denver Stapleton
14.49	Property		1	Dallas Richardson at Spring Valley
14.50	Property		1	Charlotte South Park
14.51	Property		1	Fresno
14.52	Property		1	Philadelphia Devon
15	Loan		1	Tremont Place Lofts	Timothy Michael Panzica, Graham Veysey, Timothy Ignatius Panzica, Russell Lamb, Michael Cantor and Marika Shiori-Clark	Timothy Michael Panzica, Graham Veysey, Timothy Ignatius Panzica, Russell Lamb, Michael Cantor and Marika Shiori-Clark
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	Richard Kwok and Danny Lim	Richard Kwok and Danny Lim
17	Loan		1	43-31 45th Street	John Casimir Podpirka, Charles Alexander Podpirka and Richard Podpirka	John Casimir Podpirka, Charles Alexander Podpirka and Richard Podpirka
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	North American Ventures LLC and Lionstone U.S. Value-Add Four, L.P.	North American Ventures LLC and Lionstone U.S. Value-Add Four, L.P.
19	Loan	69, 70	1	Boca Corporate Center	Jeffrey R. Larsen, Timothy B. MacColl and David Mancini Sr.	LMP Real Estate, L.P., Jeffrey R. Larsen, Timothy B. MacColl and David Mancini, Sr.
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	Slate Grocery REIT	Slate Grocery Investment Holdings LLC
20.01	Property		1	Crossroads Centre
20.02	Property		1	Panorama Plaza
20.03	Property		1	Cheektowaga Plaza
20.04	Property		1	Amherst Plaza
20.05	Property		1	Chillicothe Place
20.06	Property		1	Midway Plaza
20.07	Property		1	Ontario Plaza
20.08	Property		1	Jamestown Plaza
20.09	Property		1	Tops Plaza
20.10	Property		1	Warsaw Plaza
21	Loan	79, 80	5	Proteus MHC Portfolio	Jonathan Eskenazi and Bowen Hsu	Jonathan Eskenazi and Bowen Hsu
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	Shimshon Grunstein	Shimshon Grunstein
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	Tishman Speyer Crown Equities 2007 LLC	NAP
24	Loan		1	Extra Space - Lake in the Hills	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz
25	Loan		1	Pepper Street Self Storage	Chris J. Kneppers and Lawrence Charles Kaplan	Chris J. Kneppers and Lawrence Charles Kaplan
26	Loan		1	429 Beale	John Scott Plank and Craig Young	John Scott Plank
27	Loan		1	Neighborhood Mini Storage - Sulphur	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz
28	Loan		1	Oak Ridge Storage	Jacob Ramage, Matthew Lang, Scott Hastings, Ryan L. Hanks, Joseph F. Teague, Jr., and Kenneth Carpenter	Madison Capital Group Holdings, LLC
29	Loan		1	Poulsbo MHC	Paras A. Shah, Jonathan J. Bond and Jacob D. Bond	Paras A. Shah, Jonathan J. Bond and Jacob D. Bond
30	Loan	93, 94, 95	1	1054 Grant Avenue	Yitzchok Salamon	Yitzchok Salamon
31	Loan	96, 97, 98	1	1056 Grant Avenue	Yitzchok Salamon	Yitzchok Salamon
32	Loan	99, 100	1	Petaluma Garage Retail	Matthew T. White	Matthew T. White
33	Loan	101	2	Lake Charles & Huntsville Portfolio	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz
33.01	Property		1	I-45 Self Storage Huntsville
33.02	Property		1	Neighborhood Mini Storage Lake Charles
34	Loan		1	Meadowlark MHC	Amir Pasha Esfandiary	Amir Pasha Esfandiary, Edmund Nisbet and Alexander Segal
35	Loan		1	Southington Super Storage	Chris J. Kneppers and Lawrence Charles Kaplan	Chris J. Kneppers and Lawrence Charles Kaplan
36	Loan		1	Moss Bluff Neighborhood Mini Storage	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz	George Thacker, Lawrence Charles Kaplan, Peter J. Veltri and Richard Schontz

A-48

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)
								8		7
1	Loan	9, 10	2	State Farm Data Center Portfolio	No	No	Acquisition		125,000,000	132,091,042	0	0	257,091,042
1.01	Property		1	Olathe, KS Property				No
1.02	Property		1	Richardson, TX Property				No
2	Loan		5	Brooklyn Jonas Portfolio	No	No	Refinance		57,850,000	115,000	0	0	57,965,000
2.01	Property		1	115 Ocean Avenue				No
2.02	Property		1	2355 East 12th Street				No
2.03	Property		1	724 East 27th Street				No
2.04	Property		1	175 Ocean Parkway				No
2.05	Property		1	140 Ocean Parkway				No
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	No	No	Refinance		108,000,000	0	0	0	108,000,000
3.01	Property		1	Prime Storage - Port Jefferson Station				No
3.02	Property		1	Prime Storage - Charlotte				No
3.03	Property		1	Prime Storage - Bronx University Avenue				No
3.04	Property		1	Prime Storage - Louisville East Main Street				No
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue				No
3.06	Property		1	Prime Storage - Jeffersontown				No
3.07	Property		1	Prime Storage - Rock Hill Hearn Street				No
3.08	Property		1	Prime Storage - Meridian				No
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street				No
3.10	Property		1	Prime Storage - West University Place North				No
3.11	Property		1	Prime Storage - Tacoma Steele Street South				No
3.12	Property		1	Prime Storage - Pacific Avenue				No
3.13	Property		1	Prime Storage - Virginia Beach Bells Road				No
3.14	Property		1	Prime Storage - Tacoma 74th Street				No
3.15	Property		1	Prime Storage - West University Place South				No
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	No	No	Refinance	No	130,000,000	0	0	0	130,000,000
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	No	No	Refinance	No	159,000,000	7,866,518	141,000,000	30,000,000	337,866,518
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	No	No	Refinance	No	525,000,000	91,238,851	0	0	616,238,851
7	Loan	42	1	The Trails at Dominion Park	No	No	Acquisition	No	42,700,000	23,959,391	0	0	66,659,391
8	Loan	9	1	Renaissance New York Midtown Hotel	No	No	Refinance	No	90,000,000	0	0	0	90,000,000
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	No	No	Refinance	No	80,000,000	15,928,155	0	0	95,928,155
10	Loan	47, 48, 49, 50	1	Corner 2nd	No	Yes	Refinance/Recapitalization	No	28,750,000	6,143,899	0	0	34,893,900
11	Loan	51, 52	1	53 East 177th Street	No	No	Refinance	No	27,000,000	0	0	0	27,000,000
12	Loan	53	1	39-09 Main Street	No	No	Acquisition	No	24,500,000	6,075,914	0	0	30,575,914
13	Loan	54	1	Churchill Hall	No	No	Refinance	No	23,500,000	5,481,779	0	0	28,981,779
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	No	No	Refinance		220,000,000	15,326,934	457,000,000	0	692,326,934
14.01	Property		1	Larkspur Landing Marin County				No
14.02	Property		1	San Mateo Foster City				No
14.03	Property		1	Lincroft Red Bank				No
14.04	Property		1	Rye				No
14.05	Property		1	Los Angeles Torrance Palos Verdes				No
14.06	Property		1	San Jose Cupertino				No
14.07	Property		1	Boulder				No
14.08	Property		1	Palm Springs				No
14.09	Property		1	Los Angeles Hacienda Heights				No
14.10	Property		1	Seattle South Center				No
14.11	Property		1	West Palm Beach				No
14.12	Property		1	Norwalk				No
14.13	Property		1	Tampa Westshore				No
14.14	Property		1	Boston Andover				No
14.15	Property		1	Nashville Airport				No
14.16	Property		1	St. Petersburg Clearwater				No
14.17	Property		1	Raleigh Cary				No
14.18	Property		1	New Haven Wallingford				No
14.19	Property		1	Detroit Livonia				No
14.20	Property		1	Phoenix Mesa				No
14.21	Property		1	Phoenix North Metrocenter				No
14.22	Property		1	Annapolis				No
14.23	Property		1	Ft. Lauderdale Plantation				No
14.24	Property		1	Detroit Metro Airport				No
14.25	Property		1	St. Louis Creve Coeur				No
14.26	Property		1	Chicago Oakbrook Terrace				No
14.27	Property		1	Chicago Lincolnshire				No
14.28	Property		1	Chicago Waukegan Gurnee				No
14.29	Property		1	Birmingham Homewood				No
14.30	Property		1	Portland Beaverton				No
14.31	Property		1	Greenville Haywood Mall				No
14.32	Property		1	Denver Tech Center				No
14.33	Property		1	Bakersfield				No
14.34	Property		1	Charlottesville North				No

A-49

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)
								8		7
14.35	Property		1	Atlanta Airport South				No
14.36	Property		1	St. Louis Westport Plaza				No
14.37	Property		1	Atlanta Perimeter Center				No
14.38	Property		1	Kansas City Overland Park Metcalf				No
14.39	Property		1	San Antonio Downtown Market Square				No
14.40	Property		1	Silver Spring North				No
14.41	Property		1	Indianapolis Castleton				No
14.42	Property		1	Memphis Airport				No
14.43	Property		1	Chicago Highland Park				No
14.44	Property		1	Minneapolis St Paul Airport				No
14.45	Property		1	Dallas Plano Parkway				No
14.46	Property		1	Atlanta Duluth/Gwinnett Place				No
14.47	Property		1	Poughkeepsie				No
14.48	Property		1	Denver Stapleton				No
14.49	Property		1	Dallas Richardson at Spring Valley				No
14.50	Property		1	Charlotte South Park				No
14.51	Property		1	Fresno				No
14.52	Property		1	Philadelphia Devon				No
15	Loan		1	Tremont Place Lofts	No	No	Refinance	No	18,070,000	398,599	0	0	18,468,599
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	No	No	Refinance	No
17	Loan		1	43-31 45th Street	No	No	Refinance	No
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	No	No	Refinance	No
19	Loan	69, 70	1	Boca Corporate Center	No	Yes	Acquisition	No
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	No	No	Refinance
20.01	Property		1	Crossroads Centre				No
20.02	Property		1	Panorama Plaza				No
20.03	Property		1	Cheektowaga Plaza				No
20.04	Property		1	Amherst Plaza				No
20.05	Property		1	Chillicothe Place				Yes
20.06	Property		1	Midway Plaza				No
20.07	Property		1	Ontario Plaza				No
20.08	Property		1	Jamestown Plaza				No
20.09	Property		1	Tops Plaza				No
20.10	Property		1	Warsaw Plaza				Yes
21	Loan	79, 80	5	Proteus MHC Portfolio	No	No	Acquisition	No
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	No	No	Refinance	No
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	No	No	Refinance	No
24	Loan		1	Extra Space - Lake in the Hills	No	No	Acquisition	No
25	Loan		1	Pepper Street Self Storage	No	No	Recapitalization	No
26	Loan		1	429 Beale	No	No	Refinance	No
27	Loan		1	Neighborhood Mini Storage - Sulphur	No	No	Acquisition	No
28	Loan		1	Oak Ridge Storage	No	No	Acquisition	No
29	Loan		1	Poulsbo MHC	No	No	Refinance	No
30	Loan	93, 94, 95	1	1054 Grant Avenue	No	No	Refinance	No
31	Loan	96, 97, 98	1	1056 Grant Avenue	No	No	Refinance	No
32	Loan	99, 100	1	Petaluma Garage Retail	No	No	Refinance	No
33	Loan	101	2	Lake Charles & Huntsville Portfolio	No	No	Acquisition
33.01	Property		1	I-45 Self Storage Huntsville				No
33.02	Property		1	Neighborhood Mini Storage Lake Charles				No
34	Loan		1	Meadowlark MHC	No	No	Acquisition	No
35	Loan		1	Southington Super Storage	No	No	Recapitalization	No
36	Loan		1	Moss Bluff Neighborhood Mini Storage	No	No	Acquisition	No

A-50

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

1	Loan	9, 10	2	State Farm Data Center Portfolio	0	248,000,000	8,283,697	807,345	0	0	257,091,042	NAP
1.01	Property		1	Olathe, KS Property								NAP
1.02	Property		1	Richardson, TX Property								NAP
2	Loan		5	Brooklyn Jonas Portfolio	56,076,330	0	1,571,793	316,877	0	0	57,965,000	NAP
2.01	Property		1	115 Ocean Avenue								NAP
2.02	Property		1	2355 East 12th Street								NAP
2.03	Property		1	724 East 27th Street								NAP
2.04	Property		1	175 Ocean Parkway								NAP
2.05	Property		1	140 Ocean Parkway								NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	72,421,611	0	5,949,638	542,207	29,086,543	0	108,000,000	NAP
3.01	Property		1	Prime Storage - Port Jefferson Station								NAP
3.02	Property		1	Prime Storage - Charlotte								NAP
3.03	Property		1	Prime Storage - Bronx University Avenue								NAP
3.04	Property		1	Prime Storage - Louisville East Main Street								NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue								NAP
3.06	Property		1	Prime Storage - Jeffersontown								NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street								NAP
3.08	Property		1	Prime Storage - Meridian								NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street								NAP
3.10	Property		1	Prime Storage - West University Place North								NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South								NAP
3.12	Property		1	Prime Storage - Pacific Avenue								NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road								NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street								NAP
3.15	Property		1	Prime Storage - West University Place South								NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	97,957,785	0	1,008,449	463,705	30,570,061	0	130,000,000	NAP
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	268,199,965	0	33,428,531	36,238,022	0	0	337,866,518	NAP
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	601,802,949	0	2,224,368	12,211,534	0	0	616,238,851	NAP
7	Loan	42	1	The Trails at Dominion Park	0	62,000,000	4,366,273	293,118	0	0	66,659,391	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	88,670,907	0	996,618	206,250	126,225	0	90,000,000	3/21/2046
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	90,784,742	0	1,985,476	3,157,937	0	0	95,928,155	NAP
10	Loan	47, 48, 49, 50	1	Corner 2nd	24,159,486	0	3,379,286	508,069	703,159	6,143,899	34,893,900	NAP
11	Loan	51, 52	1	53 East 177th Street	24,195,448	0	1,008,042	227,933	1,568,578	0	27,000,000	NAP
12	Loan	53	1	39-09 Main Street	0	27,000,000	2,622,524	953,390	0	0	30,575,914	NAP
13	Loan	54	1	Churchill Hall	25,921,653	0	349,325	2,710,801	0	0	28,981,779	NAP
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	686,167,368	0	6,159,566	0	0	0	692,326,934	12/31/2025
14.01	Property		1	Larkspur Landing Marin County								12/31/2025
14.02	Property		1	San Mateo Foster City								12/31/2025
14.03	Property		1	Lincroft Red Bank								12/31/2025
14.04	Property		1	Rye								12/31/2025
14.05	Property		1	Los Angeles Torrance Palos Verdes								12/31/2025
14.06	Property		1	San Jose Cupertino								12/31/2025
14.07	Property		1	Boulder								12/31/2025
14.08	Property		1	Palm Springs								12/31/2025
14.09	Property		1	Los Angeles Hacienda Heights								12/31/2025
14.10	Property		1	Seattle South Center								12/31/2025
14.11	Property		1	West Palm Beach								12/31/2025
14.12	Property		1	Norwalk								12/31/2025
14.13	Property		1	Tampa Westshore								12/31/2025
14.14	Property		1	Boston Andover								12/31/2025
14.15	Property		1	Nashville Airport								12/31/2025
14.16	Property		1	St. Petersburg Clearwater								12/31/2025
14.17	Property		1	Raleigh Cary								12/31/2025
14.18	Property		1	New Haven Wallingford								12/31/2025
14.19	Property		1	Detroit Livonia								12/31/2025
14.20	Property		1	Phoenix Mesa								12/31/2025
14.21	Property		1	Phoenix North Metrocenter								12/31/2025
14.22	Property		1	Annapolis								12/31/2025
14.23	Property		1	Ft. Lauderdale Plantation								12/31/2025
14.24	Property		1	Detroit Metro Airport								12/31/2025
14.25	Property		1	St. Louis Creve Coeur								12/31/2025
14.26	Property		1	Chicago Oakbrook Terrace								12/31/2025
14.27	Property		1	Chicago Lincolnshire								12/31/2025
14.28	Property		1	Chicago Waukegan Gurnee								12/31/2025
14.29	Property		1	Birmingham Homewood								12/31/2025
14.30	Property		1	Portland Beaverton								12/31/2025
14.31	Property		1	Greenville Haywood Mall								12/31/2025
14.32	Property		1	Denver Tech Center								12/31/2025
14.33	Property		1	Bakersfield								12/31/2025
14.34	Property		1	Charlottesville North								12/31/2025

A-51

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

14.35	Property		1	Atlanta Airport South								12/31/2025
14.36	Property		1	St. Louis Westport Plaza								12/31/2025
14.37	Property		1	Atlanta Perimeter Center								12/31/2025
14.38	Property		1	Kansas City Overland Park Metcalf								12/31/2025
14.39	Property		1	San Antonio Downtown Market Square								12/31/2025
14.40	Property		1	Silver Spring North								12/31/2025
14.41	Property		1	Indianapolis Castleton								12/31/2025
14.42	Property		1	Memphis Airport								12/31/2025
14.43	Property		1	Chicago Highland Park								12/31/2025
14.44	Property		1	Minneapolis St Paul Airport								12/31/2025
14.45	Property		1	Dallas Plano Parkway								12/31/2025
14.46	Property		1	Atlanta Duluth/Gwinnett Place								12/31/2025
14.47	Property		1	Poughkeepsie								12/31/2025
14.48	Property		1	Denver Stapleton								12/31/2025
14.49	Property		1	Dallas Richardson at Spring Valley								12/31/2025
14.50	Property		1	Charlotte South Park								12/31/2025
14.51	Property		1	Fresno								12/31/2025
14.52	Property		1	Philadelphia Devon								12/31/2025
15	Loan		1	Tremont Place Lofts	17,021,864	0	1,099,064	347,671	0	0	18,468,599	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown								2/25/2035
17	Loan		1	43-31 45th Street								NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square								NAP
19	Loan	69, 70	1	Boca Corporate Center								NAP
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio								NAP
20.01	Property		1	Crossroads Centre								NAP
20.02	Property		1	Panorama Plaza								NAP
20.03	Property		1	Cheektowaga Plaza								NAP
20.04	Property		1	Amherst Plaza								NAP
20.05	Property		1	Chillicothe Place								NAP
20.06	Property		1	Midway Plaza								NAP
20.07	Property		1	Ontario Plaza								NAP
20.08	Property		1	Jamestown Plaza								NAP
20.09	Property		1	Tops Plaza								NAP
20.10	Property		1	Warsaw Plaza								NAP
21	Loan	79, 80	5	Proteus MHC Portfolio								NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue								NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral								NAP
24	Loan		1	Extra Space - Lake in the Hills								NAP
25	Loan		1	Pepper Street Self Storage								NAP
26	Loan		1	429 Beale								NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur								NAP
28	Loan		1	Oak Ridge Storage								NAP
29	Loan		1	Poulsbo MHC								NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue								NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue								NAP
32	Loan	99, 100	1	Petaluma Garage Retail								NAP
33	Loan	101	2	Lake Charles & Huntsville Portfolio								NAP
33.01	Property		1	I-45 Self Storage Huntsville								NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles								NAP
34	Loan		1	Meadowlark MHC								NAP
35	Loan		1	Southington Super Storage								NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage								NAP

A-52

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)

1	Loan	9, 10	2	State Farm Data Center Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	Olathe, KS Property	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Richardson, TX Property	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan		5	Brooklyn Jonas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	115 Ocean Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	2355 East 12th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	724 East 27th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	175 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	140 Ocean Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	389.66	346.31	88.9%	389.66	346.31	88.9%	368.63
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	54	1	Churchill Hall	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	153.00	98.84	64.6%	152.98	97.84	64.0%	150.78
14.01	Property		1	Larkspur Landing Marin County	226.85	168.25	74.2%	224.92	167.47	74.5%	229.65
14.02	Property		1	San Mateo Foster City	228.09	143.29	62.8%	228.48	139.92	61.2%	210.24
14.03	Property		1	Lincroft Red Bank	208.57	162.89	78.1%	208.82	159.53	76.4%	207.09
14.04	Property		1	Rye	230.73	162.78	70.6%	229.78	163.29	71.1%	217.64
14.05	Property		1	Los Angeles Torrance Palos Verdes	179.56	152.82	85.1%	179.18	151.58	84.6%	178.23
14.06	Property		1	San Jose Cupertino	213.43	135.70	63.6%	213.19	132.70	62.2%	197.43
14.07	Property		1	Boulder	182.28	115.69	63.5%	184.06	114.99	62.5%	190.01
14.08	Property		1	Palm Springs	196.04	145.45	74.2%	196.97	146.65	74.5%	203.41
14.09	Property		1	Los Angeles Hacienda Heights	157.62	117.07	74.3%	158.44	118.42	74.7%	154.58
14.10	Property		1	Seattle South Center	166.39	132.01	79.3%	165.23	130.18	78.8%	165.95
14.11	Property		1	West Palm Beach	160.00	123.55	77.2%	160.70	125.51	78.1%	165.22
14.12	Property		1	Norwalk	186.87	148.40	79.4%	187.66	147.92	78.8%	180.25
14.13	Property		1	Tampa Westshore	156.30	120.06	76.8%	153.98	118.85	77.2%	140.28
14.14	Property		1	Boston Andover	164.63	110.51	67.1%	166.36	107.54	64.6%	171.10
14.15	Property		1	Nashville Airport	149.50	110.09	73.6%	150.31	111.33	74.1%	158.34
14.16	Property		1	St. Petersburg Clearwater	149.16	104.79	70.3%	148.23	102.65	69.3%	143.73
14.17	Property		1	Raleigh Cary	147.73	101.29	68.6%	146.12	100.40	68.7%	140.18
14.18	Property		1	New Haven Wallingford	144.02	87.57	60.8%	145.05	86.26	59.5%	139.52
14.19	Property		1	Detroit Livonia	129.53	79.83	61.6%	129.05	75.11	58.2%	124.36
14.20	Property		1	Phoenix Mesa	142.93	81.33	56.9%	142.22	82.42	58.0%	147.32
14.21	Property		1	Phoenix North Metrocenter	147.42	93.17	63.2%	148.47	92.42	62.2%	151.23
14.22	Property		1	Annapolis	138.87	92.83	66.8%	141.11	94.02	66.6%	142.13
14.23	Property		1	Ft. Lauderdale Plantation	127.63	104.79	82.1%	126.96	104.38	82.2%	123.97
14.24	Property		1	Detroit Metro Airport	122.98	79.59	64.7%	123.51	73.74	59.7%	121.18
14.25	Property		1	St. Louis Creve Coeur	149.11	57.91	38.8%	150.37	57.24	38.1%	148.45
14.26	Property		1	Chicago Oakbrook Terrace	140.80	86.61	61.5%	140.68	87.43	62.2%	133.53
14.27	Property		1	Chicago Lincolnshire	153.47	84.90	55.3%	150.66	81.65	54.2%	142.13
14.28	Property		1	Chicago Waukegan Gurnee	146.93	82.25	56.0%	146.61	79.13	54.0%	136.21
14.29	Property		1	Birmingham Homewood	145.90	112.71	77.3%	144.49	111.74	77.3%	142.69
14.30	Property		1	Portland Beaverton	142.89	75.90	53.1%	142.84	72.72	50.9%	136.76
14.31	Property		1	Greenville Haywood Mall	124.93	83.87	67.1%	125.61	84.41	67.2%	122.19
14.32	Property		1	Denver Tech Center	128.76	78.82	61.2%	127.13	79.09	62.2%	120.17
14.33	Property		1	Bakersfield	128.60	94.44	73.4%	127.99	94.79	74.1%	126.36
14.34	Property		1	Charlottesville North	144.80	69.91	48.3%	140.40	63.17	45.0%	139.23

A-53

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)

14.35	Property		1	Atlanta Airport South	117.30	86.71	73.9%	119.27	89.71	75.2%	123.47
14.36	Property		1	St. Louis Westport Plaza	140.74	67.82	48.2%	141.91	62.67	44.2%	137.61
14.37	Property		1	Atlanta Perimeter Center	136.62	83.22	60.9%	137.31	85.92	62.6%	134.82
14.38	Property		1	Kansas City Overland Park Metcalf	130.19	66.55	51.1%	131.52	60.43	45.9%	128.27
14.39	Property		1	San Antonio Downtown Market Square	127.72	82.19	64.4%	127.16	79.92	62.9%	121.20
14.40	Property		1	Silver Spring North	142.35	88.12	61.9%	141.28	86.31	61.1%	134.73
14.41	Property		1	Indianapolis Castleton	143.15	75.86	53.0%	140.37	74.91	53.4%	132.80
14.42	Property		1	Memphis Airport	123.76	92.59	74.8%	124.06	95.29	76.8%	125.87
14.43	Property		1	Chicago Highland Park	138.18	68.00	49.2%	137.39	66.19	48.2%	139.92
14.44	Property		1	Minneapolis St Paul Airport	113.64	76.03	66.9%	112.33	73.52	65.5%	107.71
14.45	Property		1	Dallas Plano Parkway	109.23	55.10	50.4%	110.21	55.04	49.9%	110.70
14.46	Property		1	Atlanta Duluth/Gwinnett Place	101.85	56.44	55.4%	103.58	56.34	54.4%	110.10
14.47	Property		1	Poughkeepsie	151.05	85.92	56.9%	151.88	87.37	57.5%	151.26
14.48	Property		1	Denver Stapleton	119.00	70.55	59.3%	120.52	70.75	58.7%	118.62
14.49	Property		1	Dallas Richardson at Spring Valley	112.34	59.04	52.6%	112.20	61.90	55.2%	104.87
14.50	Property		1	Charlotte South Park	145.85	96.47	66.1%	145.94	95.67	65.6%	140.71
14.51	Property		1	Fresno	172.80	111.55	64.6%	175.36	112.32	64.0%	178.65
14.52	Property		1	Philadelphia Devon	185.16	122.31	66.1%	184.57	121.04	65.6%	180.61
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	144.90	100.99	69.7%	144.90	100.99	69.7%	150.04
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	69, 70	1	Boca Corporate Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	Crossroads Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Panorama Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	Cheektowaga Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.04	Property		1	Amherst Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.05	Property		1	Chillicothe Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.06	Property		1	Midway Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.07	Property		1	Ontario Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.08	Property		1	Jamestown Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	Tops Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.10	Property		1	Warsaw Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	101	2	Lake Charles & Huntsville Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-54

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10	2	State Farm Data Center Portfolio	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	Olathe, KS Property	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Richardson, TX Property	NAP	NAP	NAP	NAP	NAP
2	Loan		5	Brooklyn Jonas Portfolio	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	115 Ocean Avenue	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	2355 East 12th Street	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	724 East 27th Street	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	175 Ocean Parkway	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	140 Ocean Parkway	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 11, 12, 13	15	Prime 15 Portfolio	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Prime Storage - Port Jefferson Station	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Prime Storage - Charlotte	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Prime Storage - Bronx University Avenue	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Prime Storage - Louisville East Main Street	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Prime Storage - Louisville Mellwood Avenue	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Prime Storage - Jeffersontown	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Prime Storage - Rock Hill Hearn Street	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Prime Storage - Meridian	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Prime Storage - Tacoma 109 Steele Street	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Prime Storage - West University Place North	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Prime Storage - Tacoma Steele Street South	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Prime Storage - Pacific Avenue	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Prime Storage - Virginia Beach Bells Road	NAP	NAP	NAP	NAP	NAP
3.14	Property		1	Prime Storage - Tacoma 74th Street	NAP	NAP	NAP	NAP	NAP
3.15	Property		1	Prime Storage - West University Place South	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19, 20, 21, 22	1	Pinnacle Hills Promenade	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31	1	Herald Center	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	1	Queens Center	NAP	NAP	NAP	NAP	NAP
7	Loan	42	1	The Trails at Dominion Park	NAP	NAP	NAP	NAP	NAP
8	Loan	9	1	Renaissance New York Midtown Hotel	327.00	88.7%	347.27	282.46	81.3%
9	Loan	9, 43, 44, 45, 46	1	Woodland Mall	NAP	NAP	NAP	NAP	NAP
10	Loan	47, 48, 49, 50	1	Corner 2nd	NAP	NAP	NAP	NAP	NAP
11	Loan	51, 52	1	53 East 177th Street	NAP	NAP	NAP	NAP	NAP
12	Loan	53	1	39-09 Main Street	NAP	NAP	NAP	NAP	NAP
13	Loan	54	1	Churchill Hall	NAP	NAP	NAP	NAP	NAP
14	Loan	9, 55, 56, 57, 58, 59, 60	52	CBM Portfolio	96.05	63.7%	143.30	89.36	62.4%
14.01	Property		1	Larkspur Landing Marin County	180.51	78.6%	217.83	183.53	84.3%
14.02	Property		1	San Mateo Foster City	121.41	57.8%	189.49	117.55	62.0%
14.03	Property		1	Lincroft Red Bank	162.62	78.5%	185.78	138.86	74.7%
14.04	Property		1	Rye	164.53	75.6%	198.15	130.49	65.9%
14.05	Property		1	Los Angeles Torrance Palos Verdes	150.24	84.3%	168.41	147.14	87.4%
14.06	Property		1	San Jose Cupertino	104.61	53.0%	185.32	107.95	58.3%
14.07	Property		1	Boulder	116.87	61.5%	185.37	113.96	61.5%
14.08	Property		1	Palm Springs	153.15	75.3%	191.25	148.89	77.9%
14.09	Property		1	Los Angeles Hacienda Heights	119.36	77.2%	139.14	106.03	76.2%
14.10	Property		1	Seattle South Center	135.93	81.9%	165.32	129.35	78.2%
14.11	Property		1	West Palm Beach	141.53	85.7%	165.84	145.20	87.6%
14.12	Property		1	Norwalk	144.42	80.1%	159.97	128.48	80.3%
14.13	Property		1	Tampa Westshore	110.50	78.8%	138.12	105.02	76.0%
14.14	Property		1	Boston Andover	99.20	58.0%	158.48	77.77	49.1%
14.15	Property		1	Nashville Airport	122.95	77.7%	154.11	118.20	76.7%
14.16	Property		1	St. Petersburg Clearwater	103.41	72.0%	130.16	99.25	76.3%
14.17	Property		1	Raleigh Cary	99.99	71.3%	135.51	87.64	64.7%
14.18	Property		1	New Haven Wallingford	78.82	56.5%	131.33	84.02	64.0%
14.19	Property		1	Detroit Livonia	65.43	52.6%	120.66	61.58	51.0%
14.20	Property		1	Phoenix Mesa	91.04	61.8%	131.23	82.90	63.2%
14.21	Property		1	Phoenix North Metrocenter	84.41	55.8%	128.30	78.62	61.3%
14.22	Property		1	Annapolis	96.58	67.9%	126.78	75.96	59.9%
14.23	Property		1	Ft. Lauderdale Plantation	83.00	67.0%	139.59	89.15	63.9%
14.24	Property		1	Detroit Metro Airport	66.04	54.5%	111.95	68.71	61.4%
14.25	Property		1	St. Louis Creve Coeur	60.01	40.4%	140.43	60.88	43.3%
14.26	Property		1	Chicago Oakbrook Terrace	76.20	57.1%	123.35	68.04	55.2%
14.27	Property		1	Chicago Lincolnshire	76.23	53.6%	133.28	66.37	49.8%
14.28	Property		1	Chicago Waukegan Gurnee	55.53	40.8%	124.71	66.03	52.9%
14.29	Property		1	Birmingham Homewood	117.68	82.5%	143.80	111.62	77.6%
14.30	Property		1	Portland Beaverton	67.58	49.4%	141.15	66.97	47.4%
14.31	Property		1	Greenville Haywood Mall	83.43	68.3%	115.14	75.46	65.5%
14.32	Property		1	Denver Tech Center	75.07	62.5%	119.62	54.68	45.7%
14.33	Property		1	Bakersfield	91.79	72.6%	124.88	88.96	71.2%
14.34	Property		1	Charlottesville North	65.21	46.8%	136.23	63.38	46.5%

A-55

Benchmark 2025-V13

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

14.35	Property		1	Atlanta Airport South	98.51	79.8%	113.52	96.65	85.1%
14.36	Property		1	St. Louis Westport Plaza	65.33	47.5%	121.73	66.57	54.7%
14.37	Property		1	Atlanta Perimeter Center	90.15	66.9%	122.49	73.78	60.2%
14.38	Property		1	Kansas City Overland Park Metcalf	60.02	46.8%	117.07	55.27	47.2%
14.39	Property		1	San Antonio Downtown Market Square	79.24	65.4%	123.04	73.90	60.1%
14.40	Property		1	Silver Spring North	86.35	64.1%	119.10	72.89	61.2%
14.41	Property		1	Indianapolis Castleton	70.16	52.8%	129.68	66.74	51.5%
14.42	Property		1	Memphis Airport	96.13	76.4%	123.00	68.80	55.9%
14.43	Property		1	Chicago Highland Park	63.42	45.3%	138.73	58.42	42.1%
14.44	Property		1	Minneapolis St Paul Airport	61.28	56.9%	110.70	58.76	53.1%
14.45	Property		1	Dallas Plano Parkway	47.38	42.8%	92.64	36.41	39.3%
14.46	Property		1	Atlanta Duluth/Gwinnett Place	63.72	57.9%	107.88	74.37	68.9%
14.47	Property		1	Poughkeepsie	93.47	61.8%	150.77	80.32	53.3%
14.48	Property		1	Denver Stapleton	70.34	59.3%	119.00	56.56	47.5%
14.49	Property		1	Dallas Richardson at Spring Valley	59.92	57.1%	97.69	47.09	48.2%
14.50	Property		1	Charlotte South Park	92.57	65.8%	133.38	85.04	63.8%
14.51	Property		1	Fresno	121.31	67.9%	167.46	128.16	76.5%
14.52	Property		1	Philadelphia Devon	117.32	65.0%	170.52	104.35	61.2%
15	Loan		1	Tremont Place Lofts	NAP	NAP	NAP	NAP	NAP
16	Loan	61	1	Holiday Inn Express & Suites Atlanta Downtown	86.81	57.9%	139.10	87.65	63.0%
17	Loan		1	43-31 45th Street	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 62, 63, 64, 65, 66, 67, 68	1	Colony Square	NAP	NAP	NAP	NAP	NAP
19	Loan	69, 70	1	Boca Corporate Center	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 71, 72, 73, 74, 75, 76, 77, 78	10	Tops & Kroger Portfolio	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	Crossroads Centre	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Panorama Plaza	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	Cheektowaga Plaza	NAP	NAP	NAP	NAP	NAP
20.04	Property		1	Amherst Plaza	NAP	NAP	NAP	NAP	NAP
20.05	Property		1	Chillicothe Place	NAP	NAP	NAP	NAP	NAP
20.06	Property		1	Midway Plaza	NAP	NAP	NAP	NAP	NAP
20.07	Property		1	Ontario Plaza	NAP	NAP	NAP	NAP	NAP
20.08	Property		1	Jamestown Plaza	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	Tops Plaza	NAP	NAP	NAP	NAP	NAP
20.10	Property		1	Warsaw Plaza	NAP	NAP	NAP	NAP	NAP
21	Loan	79, 80	5	Proteus MHC Portfolio	NAP	NAP	NAP	NAP	NAP
22	Loan	81, 82, 83	1	3537 Bainbridge Avenue	NAP	NAP	NAP	NAP	NAP
23	Loan	9, 84, 85, 86, 87, 88, 89, 90, 91, 92	1	The Spiral	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Extra Space - Lake in the Hills	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Pepper Street Self Storage	NAP	NAP	NAP	NAP	NAP
26	Loan		1	429 Beale	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Neighborhood Mini Storage - Sulphur	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Oak Ridge Storage	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Poulsbo MHC	NAP	NAP	NAP	NAP	NAP
30	Loan	93, 94, 95	1	1054 Grant Avenue	NAP	NAP	NAP	NAP	NAP
31	Loan	96, 97, 98	1	1056 Grant Avenue	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100	1	Petaluma Garage Retail	NAP	NAP	NAP	NAP	NAP
33	Loan	101	2	Lake Charles & Huntsville Portfolio	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	I-45 Self Storage Huntsville	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Neighborhood Mini Storage Lake Charles	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Meadowlark MHC	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Southington Super Storage	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Moss Bluff Neighborhood Mini Storage	NAP	NAP	NAP	NAP	NAP

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Benchmark 2025-V13

Footnotes to Annex A

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) includes tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. See “Description of the Mortgage Pool—Tenant Issues” in the Preliminary Prospectus for certain examples of the foregoing.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a whole loan comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a whole loan, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus for additional information regarding the whole loan(s). The State Farm Data Center Mortgage Loan represents 9.97% of the initial Pool Balance. 10.0% is shown due to rounding.

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(10)	Defeasance of the State Farm Data Center Portfolio Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 17, 2027. The assumed lockout period is based on the anticipated closing date of the Benchmark 2025-V13 securitization in February 2025. The actual lockout period may be longer.

(11)	The Prime 15 Portfolio Mortgage Loan is part of The Prime 15 Portfolio Whole Loan that was co-originated by CREFI and Societe Generale Financial Corporation.

(12)	Defeasance of the Prime 15 Portfolio Whole Loan is permitted at any time after the date that is the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 27, 2028. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2025-V13 Securitization. The actual defeasance lockout period may be longer.

(13)	The Appraised Value ($) represents the “As Portfolio” value of $158,928,000 which is inclusive of a 5.0% portfolio premium and equates to a Cut-off Date LTV and Maturity Date LTV of 68.0%. The sum of the individual appraised values is $151,360,000, which equates to a Cut-off Date LTV and Maturity Date LTV of 71.4%.

(14)	The mortgage loan is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc. and Societe Generale Financial Corporation.

(15)	The lockout period will be at least 25 payment dates beginning with, and including, the first payment date on February 1, 2025. The Pinnacle Hills Promenade Whole Loan may be voluntarily prepaid in whole but not in part, at any time after the earlier to occur of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 19, 2027. The assumed lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2025-V13 securitization in February 2025. The actual lockout period may be longer.

(16)	The borrower is allowed to obtain the release of (i) one or more parcels (including air right parcels) or outlots, or (ii) one or more acquired parcels or acquired expansion parcels (including any anchor parcel), each a release parcel upon a transfer in connection with expansion or other development of the mortgaged property subject to, among others, that: the release parcel is (1) vacant, non-income producing and unimproved, or (2) non-income producing and improved only by landscaping, utility facilities that are not required for the use of the remaining mortgaged property, or non-income producing surface parking areas, provided, the foregoing conditions will not apply to any release parcel which is an acquired expansion parcel.

(17)	The borrower is required to deposit $14,508 into the replacement reserve account on each payment date during the continuance of a cash management period, provided the borrower’s obligation to make such deposit will be suspended during any period if the funds in the replacement reserve account are equal to or exceed $348,192.

(18)	The borrower is required to deposit $1,763,705 into the rollover reserve at origination, provided, a portion of the rollover reserve in the amount of $1,300,000 can be guaranteed by a limited payment guaranty in the same amount. At origination, the borrower provided a limited payment guaranty of $1,300,000 from the non-recourse carveout guarantor and deposited $463,705 into the rollover reserve.

(19)	The borrower is required to deposit $72,540 into the rollover reserve account on each payment date, provided the borrower’s obligation to make such deposit will be suspended during any period if the funds in the rollover reserve account are equal to or exceed $1,740,960.
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(20)	The rollover reserve cap of $1,740,960 does not take into account any upfront rollover reserve deposit and lease termination payments.

(21)	At any time one or more anchor trigger events is continuing, on each payment date, the borrower is required to deposit an amount equal to all initial excess cash flow with respect to any particular interest period ("Anchor Reserve Monthly Deposit") into the anchor tenant reserve account, provided, if the Individual Anchor Threshold Amount has been deposited for each such anchor trigger event, then the Anchor Reserve Monthly Deposit will be zero. "Individual Anchor Threshold Amount" means, if an anchor trigger event has occurred with respect to any single anchor tenant, an amount equal to the product obtained by multiplying (x) $50.00 by (y) the aggregate amount of gross leasable square footage of the applicable anchor parcel.

(22)	The Pinnacle Hills Promenade mortgage loan documents require a hard lockbox for non-seasonal leases and a soft lockbox for seasonal leases. Seasonal leases means leases or license agreements with a maximum term of one year or less.

(23)	The lockout period will be at least 25 payment dates beginning with and including the first payment date on February 6, 2025. Defeasance of the Herald Center whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of the Herald Center whole loan to be securitized and (ii) January 3, 2029. The assumed lockout period of 25 payments is based on the expected Benchmark 2025-V13 securitization closing date in February 2025. The actual lockout period may be longer.

(24)	The decrease from 2022 Net Operating Income to 2023 Net Operating Income is attributable to the former tenant occupying floors five through nine of the Herald Center property going out of business.

(25)	The Herald Center whole loan is also secured by the leasehold estate created by an amended and restated ground lease between Herald Center Department Store of New York LLC, as the lessor, and Herald Center Department Store of New York Leasehold LLC, as the lessee. The lien of the leasehold mortgage on the Yeshiva Unit will be released upon the creation of the leasehold condominium and the transfer of the Yeshiva Unit to Yeshiva University (“Yeshiva”). In addition, Yeshiva has the right to acquire the leasehold condominium interest in the fourth floor of the Herald Center property following the creation of the leasehold condominium, subject to satisfaction of certain conditions precedent set forth in the Herald Center whole loan documents, as described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Free Releases” in the Preliminary Prospectus.

(26)	Initial Other Reserves includes a Yeshiva tenant improvement reserve of $31,005,000, a Yeshiva seller work reserve of $2,465,548, a JIBEI reserve of $800,250 and a rent concession reserve of $268,391.

(27)	Interest Rate represents the interest rate of the Herald Center Senior Loan. The weighted average interest rate of the Herald Center Subordinate Companion Loan is approximately 7.90376110673759% per annum. The interest rate of the Herald Center Whole Loan is 6.5932% per annum.

(28)	The Yeshiva premises includes portions of the first floor, mezzanine floor and floors five through nine. Yeshiva accepted possession of the Tranche 1 Premises (i.e., portions of the first floor, the mezzanine floor and sixth floor and the entirety of the fifth floor) on November 1, 2024. Yeshiva will be required to pay rent with respect to the Tranche 1 Premises, commencing on July 1, 2025. Yeshiva is expected to take possession of the Tranche 2 Premises (i.e., portions of the sixth floor and the entirety of the seventh floor) no later than January 1, 2026. Yeshiva will be required to pay rent with respect to the Tranche 2 Premises, commencing on July 1, 2026. Yeshiva is expected to take possession of the Tranche 3 Premises (i.e., the entirety of the eighth and ninth
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floors) no later than January 1, 2027. Yeshiva will be required to pay rent with respect to the Tranche 3 Premises, commencing on July 1, 2027. Although Yeshiva is obligated to take possession and pay rent under the temporary occupancy agreement, there can be no assurance that Yeshiva will take possession of its space or begin to pay rent as scheduled or at all.

(29)	The preferred equity was provided by Big Herald Investments II, LLC and the rate of return on the preferred equity is 13.0%, consisting of an 8.0% current pay and 5.0% that accrues until cash flow from the mortgaged property is available to pay such accrued portion.

(30)	The largest tenant at the mortgaged property, Yeshiva University, representing approximately 58.0% of the net rentable square footage, is a not-for-profit university.

(31)	The mortgaged property benefits from a 10-year Industrial Commercial Abatement Program (“ICAP”) Real Estate tax exemption, which offers property tax abatements for eligible industrial and commercial buildings in New York City. The ICAP tax exemption commenced in the 2017/2018 tax year and is scheduled to expire on June 30, 2027. Real estate taxes for the mortgaged property were underwritten based on the average of the lender’s tax and condominium counsel’s estimated calendar year taxes over the Herald Center whole loan term (including the benefits under the ICAP tax exemption) plus the appraisal’s estimate of the business improvement district taxes. The ICAP benefit for the 2024/2025 tax year is $797,916, the benefit for the 2025/2026 tax year is $398,958 and the benefit for the 2026/2027 tax year is $398,958. The tax estimates used to calculate the underwritten tax expense included the estimated tax increases during the Herald Center whole loan term after the burn-off of the ICAP tax exemption. Additionally, according to the leasehold condominium documents and the temporary occupancy agreement, Yeshiva is responsible for 50.6226% of the total building real estate tax burden until such time that the two condominium units are assessed separately, and such portion of the real estate taxes payable by Yeshiva is not included in the underwritten tax expense.

(32)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on December 6, 2024. Defeasance of the Queens Center Whole Loan in full is permitted at any time after the earlier to occur of (i) November 6, 2027 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized ("Lockout Release Date"). In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of the Queens Center Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs prior to May 6, 2029, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Queens Center Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 27 payments is based on the expected Benchmark 2025-V13 securitization closing date in February 2025. The actual lockout period may be longer.

(33)	The borrowers are permitted to obtain the free release (without prepayment or defeasance) of Out Parcels (as defined below) provided certain conditions are satisfied, including among others, (i) certification by the borrowers that the release will not materially and adversely affect the use, operations, economic value of, or the revenue produced by, (exclusive of the economic value or revenue loss attributable to the Out Parcel being released) the remaining improvements located on the Queens Center Property as a retail shopping center; (ii) the released Out Parcel constitutes a separate tax lot (or the owner of the released Out Parcel is contractually obligated to pay its share of taxes), (iii) compliance with all applicable laws, reciprocal easement agreements and material leases, and (iv) compliance with REMIC related conditions.

“Out Parcels” means (A) certain real property that is, as of the date of any potential release, non-income producing and unimproved for tenant occupancy and the release of which does not have a material adverse effect on (i) the business, profits, operations or condition (financial) of the borrowers, (ii) the ability of the borrowers to repay the debt in accordance with the terms of the loan documents, or (iii) the ongoing operations of the remaining Queens Center Mortgaged Property; and (B) certain real property that is, as of the date of any potential release, non-income
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producing and improved by structures that (i) were vacant as of the origination date and (ii) have been vacant and non-income producing continuously since the origination date and for at least three years prior to the date of any potential release."

(34)	The current annual base rent for the ground lease is $595,510, which is required to be adjusted every three years to the greater of (a) $325,000 (which was the initial annual base rent) or (b) the adjusted annual base rent based on the Consumer Price Index.

(35)	The Fourth Largest Tenant, Runway NY, leases 1,993 square feet that expires on March 31, 2025 and 14,060 square feet that expires on August 31, 2025.

(36)	The Largest Tenant, Primark, has the right to terminate its lease if its gross sales between December 2027 and November 2028 do not exceed $23,000,000, provided it gives notice within 90 days following November 30, 2028, with the payment of a termination fee.

(37)	The Second Largest Tenant, ZARA, has the right to terminate its lease, effective either (i) December 31, 2028 or (ii) May 31, 2031, in each case upon at least 270 days prior notice and payment of a termination fee.

(38)	The Third Largest Tenant, H&M, has the right to terminate its lease if its gross sales (i) between January 2028 and December 2028 do not exceed $16,000,000 or (ii) between January 2031 and December 2031 do not exceed $18,000,000, in each case, provided that it gives notice within 120 days following such period, with the payment of a termination fee.

(39)	Occupancy excludes 8,351 square feet currently occupied by tenants known to be vacating that is underwritten as vacant. The Queens Center mortgaged property was 97.4% physically occupied inclusive of such tenants as of October 7, 2024.

(40)	The Mortgage Loan is part of the Queens Center Whole Loan that was co-originated by German American Capital Corporation, Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, Bank of Montreal and Morgan Stanley Bank, N.A.

(41)	Units/SF does not include 556,724 SF of space associated with Macy’s and JCPenney which are non-collateral anchor tenants. However, a portion of the Queens Center mortgaged property to the west of 92nd Street and the parcel occupied by Macy’s together constitute a single tax lot (the “Shared Tax Lot”). The real estate taxes on the Shared Tax Lot are allocated between Macy’s and one of the two borrowers which owns the Queens Center Mortgaged Property (the “Property Borrower”) under a reciprocal easement agreement (the “REA”). Under the REA, Macy's pays approximately 40% of the total property taxes assessed against the Shared Tax Lot to the Property Borrower, who then makes the required tax payments to the applicable taxing authority. See “Description of the Mortgage Pool—Other Tenant Issues—Real Estate and Other Tax Considerations” in this preliminary prospectus for additional information.

(42)	The increase from Most Recent Net Operating Income to U/W Net Operating Income is primarily due to the recognition of operational synergies by the borrower sponsor as part of the acquisition and a projected lower tax basis.

(43)	The mortgage loan is part of a whole loan that was originated by Starwood Mortgage Capital LLC. A portion of such whole loan was subsequently purchased by Bank of Montreal.

(44)	The mortgaged property consists of 563,041 square feet of collateral which is part of a larger shopping center and does not include non-collateral square footage in the shopping center.

(45)	The defeasance lockout period will be at least 26 months beginning with and including the first payment date on January 6, 2025. Defeasance of the whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 19, 2027. The assumed lockout period of 26
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payments is based on the expected Benchmark 2025-V13 securitization closing date in February 2025. The actual lockout period may be longer.

(46)	The borrowers are required to escrow $28,334 for general tenant improvements and leasing commissions subject to a cap of $1,500,000 (the “TI/LC Cap”). Notwithstanding the foregoing, in the event the DSCR is less than 1.60x based on the trailing 12 months, the monthly deposits into the TI/LC reserve will be increased to approximately $46,667 per month and the TI/LC Cap will be increased to $2,500,000. If an event of default under the mortgage loan documents then exists, the TI/LC Cap will not apply and ongoing monthly deposits into the TI/LC reserve will be required.

(47)	The Corner 2nd mortgaged property has 9,570 square feet of commercial space that is 100% occupied by four tenants.

(48)	The historical cash flows are not available as the Corner 2nd mortgaged property was built in 2024.

(49)	The borrower is required to deposit $1,604.37 into the replacement reserve on each payment date commencing on January 2027.

(50)	The borrower is required to deposit $797.50 into the rollover reserve account after the occurrence and during the continuance of an event of default.

(51)	The Most Recent 2024 financial information is based on the months of May – November annualized since the 53 East 177th Street mortgaged property was constructed in 2024.

(52)	The borrower has applied for a 35-year Section 421-a tax abatement under the Affordable New York Housing Tax Exemption Program. In connection with the applied-for 421-a tax abatement, at least 30% of the units at the mortgaged property must be leased to tenants whose income does not exceed 130% of the area median income. For years one through 25 of such exemption, 100% of the projected assessed value of the 53 East 177th Street Property improvements on the tax lot would be exempt from real estate taxes. The exemption is based on the percentage of affordable units in years 26 through 35 of such exemption. Taxes were underwritten to the appraiser’s year-one abated 2024/2025 taxes of $10,610 versus the appraisal’s estimated full tax liability for 2024/2025 of $447,335. Given the abatement was not in place prior to closing, Citi has reserved 6 months of the unabated taxes totaling $223,668 to be released upon an approved application. The appraised value of the mortgaged property includes the net present value of such applied for 421-a tax exemption, which was estimated to be approximately $10,000,000.

(53)	Historical financial information is not available because the 39-09 Main Street property was recently acquired vacant, the borrower entered into a lease with the current sole tenant, Bank of America, on August 7, 2023, and the sole tenant is currently in the process of building out its space and is in a free rent period through May 2025.

(54)	With respect to the Churchill Hall Mortgage Loan (3.1%), the fourth largest tenant, Womble Bond Dickinson (US) LLP, leasing approximately 9.5% of the net rentable area at the related Mortgaged Property, has a one-time right to terminate its lease effective on October 31, 2026 with at least nine months’ prior written notice and payment of a termination fee.

(55)	The "As Portfolio" appraised value of $1,100,000,000 prepared as of September 1, 2024, is inclusive of an approximately 7.3% portfolio premium and reflects the values of the CBM Portfolio properties as a whole if sold in their entirety to a single buyer. The “as-is” appraised values of the individual properties in the aggregate total $1,025,200,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of the CBM senior loan based upon the individual “as-is” appraised values are 21.5% and 21.5%, respectively. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of the CBM whole loan based upon the individual “as-is” appraised values are 66.0% and 66.0%, respectively.
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(56)	The Mortgage Loan documents permit the borrowers to obtain the release of certain individual mortgaged properties, provided that, certain conditions are met as outlined in the preliminary prospectus under "Description of the Mortgage Pool - Certain Terms of the Mortgage Loans - Partial Releases".

(57)	The portfolio is comprised of a combination of fee interests in six hotels, leasehold interests in seven hotels, and fee and leasehold interests in 39 hotels (the “Portfolio”) whereby the land parcels are currently owned by the borrower C2 Land, L.P., and ground leased by it to the other borrower, CBM Two Hotels LP.

(58)	The whole loan has a subordinate B-Note with a principal balance of $457,000,000 with an interest rate of 7.93800%.

(59)	The CBM Portfolio mortgaged properties are managed by Courtyard Management LLC pursuant to a management agreement (the “PMA”) expiring December 31, 2025. Courtyard Management LLC has agreed not to exercise any of its rights not to renew the PMA for the first renewal term and that the PMA will renew for the first renewal period on January 1, 2026, which renewal period expires December 31, 2035.

(60)	The Interest Rate % represents the interest rate associated with Note A-2-2-2. Non-Trust Pari Passu Companion Loan Monthly Debt Service ($) is calculated using 7.0666447%, which is the weighted average interest rate of Note A-1, A-2-1, and A-2-2-1. Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), and Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($) are calculated using 6.99543136363636% which is the weighted average interest rate of Note A-1, Note A-2-1, Note A-2-2-1 and Note A-2-2-2.

(61)	The mortgaged property is subject to an operating master lease dated as of February 25, 2020, between the fee owner borrower, HIE Development, LLC, and the leasehold borrower, CG HIE Management, LLC.

(62)	The mortgage loan is part of a whole loan that was co-originated by Bank of Montreal, German American Capital Corporation and Goldman Sachs Bank USA.

(63)	The mortgaged property consists of (i) four Class A office buildings (Building 100, 300, 400 and 500), (ii) a retail component and (iii) a parking garage. Building 100 consists of 310,158 square feet of office space, 11,164 square feet of amenity space and 7,689 square feet of storage space. Building 300 consists of 73,200 square feet of office space and 4,900 square feet of other space. Building 400 consists of 381,034 square feet of office space, 7,236 square feet of storage space and 141 square feet of other space. Building 500 consists of 121,437 square feet of office space. The Retail Component consists of 168,653 square feet. As of September 9, 2024, the office and retail components were 80.2% and 98.0% occupied, respectively, while the storage and amenity/other components were 52.2% and 83.1% occupied, respectively.

(64)	The Appraised Value ($) of $516,000,000 reflects the appraised value of the buildings at the mortgaged property if sold individually. The appraisal determined an “as-is” portfolio value of $465,000,000 if the mortgaged property were to be sold in its entirety, reflecting an approximately 10% portfolio discount. Such portfolio appraised value would result in a Cut-off Date LTV Ratio (%) and Maturity Date LTV Ratio (%) of 55.9% compared to a Cut-off Date LTV Ratio (%) and Maturity Date LTV Ratio (%) of 50.4% based on the Appraised Value of $516,000,000.

(65)	The lockout period will be at least 28 payment dates beginning with and including the first payment date on November 6, 2024. Defeasance or voluntary prepayment of the Colony Square whole loan in full (but not in part) with yield maintenance is permitted at any time after the earlier to occur of (i) October 2, 2028 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period
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of 28 payments is based on the expected closing date of the Benchmark 2025-V13 securitization in February 2025. The actual lockout period may be longer.

(66)	The borrower is permitted to obtain a one-time preferred equity investment in an amount not to exceed $40,000,000, subject to satisfaction of certain conditions, including: (i) the preferred equity investment is made by a qualified institutional investor, (ii) the loan to value ratio (as determined by the lender in its sole but reasonable discretion taking into consideration the contemplated permitted preferred equity) is at most 65%, (iii) the debt service coverage ratio (“DSCR”) (taking into account the permitted preferred equity and based on net cash flow and the current pay interest only preferred return payable) is at least 1.20x, (iv) the DSCR (taking into account the permitted preferred equity and based on net operating income on the total preferred return (i.e., the sum of the current pay interest only return and the accrued interest only return)) is at least 1.15x, (v) the debt yield (taking into consideration the permitted preferred equity) is at least 10% and (vi) delivery of a rating agency confirmation.

(67)	The Largest Tenant, Jones Day, which leases 10.6% of net rentable area at the mortgaged property, has the right to terminate one floor of its space effective in June 2031.

(68)	The mortgaged property consists of 12 tax parcels, eight of which are subject to a 10-year tax abatement expiring primarily in 2030 pursuant to a tax abatement transaction with the Atlanta Development Authority d/b/a Invest Atlanta (the “Authority”). Each tax abatement begins with a 50% reduction against the gross tax expense and decreases by 5% each year. To effectuate tax abatement benefits for the mortgaged property, the borrower transferred fee ownership in the mortgaged property to the Authority and subsequently leased it back from the Authority pursuant to a ground lease that expires on December 31, 2032. The borrower has the right to purchase the fee interest back from the Authority at any time during the tax abatement period for $1.00 in exchange for terminating any future tax abatement benefits. In addition, the Authority agreed to sell, and the borrower agreed to purchase, the fee interest for $1.00 at expiration or termination of the ground lease. The mortgaged property consists of both the borrower’s leasehold interest under the ground lease and the Authority’s related fee interest.

(69)	The largest tenant, Healthcare Appraisers, subleases 9,233 square feet to two tenants including 3,187 square feet to American Pacific Mortgage and 6,046 square feet to Millman Law Group and Vanness Law. Both subleases are co-terminous with Healthcare Appraisers’ lease expiration of May 2026.

(70)	The borrowers own the related Mortgaged Property as tenants-in-common.

(71)	The mortgage loan is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc. and Bank of America, National Association.

(72)	The lockout period will be at least 26 payment dates beginning with, and including, the first payment date on January 1, 2025. The Tops & Kroger Portfolio Whole Loan may be voluntarily prepaid in whole (but not in part, other than in connection with the release of the Panorama Plaza mortgaged property pursuant to the Tops & Kroger Portfolio Whole Loan documents), at any time after the earlier to occur of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) January 1, 2028. The assumed lockout period of 26 payments is based on the anticipated closing date of the Benchmark 2025-V13 securitization in February 2025. The actual lockout period may be longer.

(73)	With respect to the Top & Kroger Portfolio, approximately 0.57 acres of the nine-acre Chillicothe Place mortgaged property is subject to a ground lease. The ground lease commenced on March 1, 1996 with an initial 20-year term and five 5-year automatic renewal options. Prior to the origination of the Tops & Kroger Portfolio Whole Loan, the borrower executed an amendment to the ground lease to extend the ground lease through November 30, 2071 with no further rights to renew. Ground rent will increase to $3,750 monthly ($45,000 annually) beginning on April 1, 2025. The amendment also grants the borrower the option to terminate the ground lease and
A-64

enter into a permanent exclusive easement agreement for use of the premises for $450,000. The borrower is required to provide written notice to the ground lessor by April 15, 2025 if it elects to exercise the option and pay a deposit of $67,500. Ground rent is underwritten at $45,000 annually based on the upcoming increase.

(74)	On each monthly payment date, the borrower is required to deposit into the TI/LC reserve (i) the sum of $78,783 ("Leasing Reserve Monthly Deposit") and (ii) any sum or termination fee payable to the borrower, in each case, in excess of $50,000, in connection with any tenant’s election to exercise any early termination option contained in its respective lease of space at the mortgaged property or in connection with any other termination, amendment or modification of any lease, reduction of rents, shortening of their term or surrender of space thereunder (“Termination Fee Deposit”). To the extent the Leasing Reserve Monthly Deposit would result in the aggregate amount of the TI/LC reserve account exceeding $2,000,000, such Leasing Reserve Monthly Deposit will be decreased by an amount equal to such excess.

(75)	The TI/LC reserve account is subject to a monthly cap of $2,000,000, excluding any amounts deposited pursuant to the Termination Fee Deposit.

(76)	With respect to the Tops & Kroger Portfolio, Crossroads Centre, the Third Largest Tenant, Colonial Wine, has the right to terminate its lease upon 12 months prior written notice to the lessor.

(77)	With respect to the Tops & Kroger Portfolio, Panorama Plaza, the Third Largest Tenant, Harbor Freight, has a one-time option to terminate its lease with notice to be given at any time prior to September 30, 2027. If such option is exercised, the lease will terminate on March 10, 2028 and be subject to the following reimbursements: (i) 30% of the brokerage commission to the extent the same was actually paid by the landlord to the broker and (ii) $48,555, which is 30% of the tenant improvement allowance the landlord provides to the tenant, to the extent the same was actually paid by the landlord to the tenant.

(78)	With respect to the Tops & Kroger Portfolio, Chillicothe Place and Warsaw Plaza are located within a Qualified Opportunity Zone.

(79)	The Proteus MHC Portfolio Environmental Phase I reports are dated December 10, 2024 and December 11, 2024.

(80)	With respect to the Proteus MHC Portfolio, the Treetop MHC property with the address of 3212 Federal Road, Pasadena, Harris County, Texas, 77504 is located in flood zone AE. The remaining mortgaged properties are not located in a flood zone.

(81)	Historical financial information is not available because the 3537 Bainbridge Avenue mortgaged property was constructed in 2024.

(82)	The mortgaged property is subject to a master lease as of January 24, 2025, between the borrower, 3537 Bainbridge Realty LLC, and the borrower sponsor and non-recourse carveout guarantor, Shimshon Grunstein, with respect to 8 affordable units and 1 free market unit at the mortgaged property that remained unleased at origination. The aggregate monthly rent for all such units is currently $29,605. The master lease expires on February 6, 2030, the maturity date of the Mortgage Loan; provided, however, that the term of the master lease expires as to an individual unit when the applicable unit has been leased to a third party at a rent equal to or greater than the rent for such unit under the master lease and the borrower is in receipt of the first months’ rent for such unit.

(83)	The borrower has applied for a 35-year 421-a tax abatement from the NYC Department of Housing Preservation & Development. In connection with the applied-for 421-a tax abatement, at least 30% of the units at the mortgaged property must be leased to tenants whose income does not exceed 130% of the area median income. For years one through 25 of such exemption,
A-65

100% of the projected assessed value of the 3537 Bainbridge Avenue Property improvements on the tax lot would be exempt from real estate taxes. The exemption is based on the percentage of affordable units in years 26 through 35 of such exemption. Taxes were underwritten to the appraiser’s year-one abated 2024/2025 taxes of $128,327 versus the appraisal’s estimated full tax liability for 2024/2025 of $160,263. Since the 421-a abatement will not be in-place prior to closing, structure includes an upfront 421-a reserve totaling $31,396.) The appraised value of the mortgaged property includes the net present value of such 421-a exemption, which amount was estimated to be approximately $1,100,000.

(84)	The mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Bank of America, National Association, JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association.

(85)	Defeasance of The Spiral whole loan is permitted at any time after the earlier of (i) February 9, 2028 and (ii) two years from the closing date of the securitization that includes the last pari passu note of The Spiral whole loan to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2025-V13 securitization closing date in February 2025. The actual lockout period may be longer.

(86)	Appraised Value of $4,600,000,000 represents the appraisal’s concluded “As Stabilized” value as of December 1, 2026, which assumes The Spiral Property has no further free rent and tenant improvements and leasing commissions owed in connection with leases executed to date, among other assumptions. The appraisal’s concluded “As Is” value as of November 20, 2024 for The Spiral Property is $4,175,000,000 which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Spiral Whole Loan of 68.3% and 68.3%, respectively, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Spiral Senior Notes of 49.7% and 49.7%, respectively.

(87)	The Whole Loan is secured by the borrower’s fee interest as well as an overlapping sub-leasehold interest with New York City Industrial Development Agency as the primary ground lessee. In connection with the development of The Spiral Property, the borrower entered into a payment in lieu of taxes (“PILOT”) arrangement with the New York City Industrial Development Agency (“NYCIDA”), pursuant to which the borrower leases the entire The Spiral Property to the NYCIDA and the NYCIDA subleases The Spiral Property back to the borrower. The PILOT commenced in the 2022/23 tax year and expires in the 2042/43 tax year. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the prospectus for additional information.

(88)	The borrower is permitted to obtain mezzanine financing from a mezzanine lender acceptable to the lender, provided that certain conditions are met including, without limitation, the following: (a) the mezzanine financing does not exceed $142,500,000, (b) the aggregate LTV (based on The Spiral Whole Loan and the mezzanine financing) does not exceed 62.0%, (c) the actual combined DSCR must be not less than 1.35x, and (d) the actual combined debt yield must be not less than 8.1%.

(89)	There is no separate non-recourse carveout guarantor, and the borrower is the sole indemnitor under the related environmental indemnity agreement. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the prospectus for additional information.

(90)	The Mortgage Rate represents the Weighted Average Interest Rate of component A and component B of The Spiral Whole Loan applicable to Notes A-5-1, A-5-2, A-6-1, A-6-2, A-7, A8-1, A-8-2, A-9, A-10, A-11 and A-12 (the “Spiral Senior Companion Notes”), weighted on the basis of the respective principal balances of the Spiral Senior Companion Notes. Component A has an interest rate of 5.469840% per annum and component B has an interest rate of 5.761070% per annum. The Mortgage Rate does not represent the weighted average interest rate of component A or component B applicable to the Notes A-1, A-2, A-3 and A-4 (the “Spiral Senior SASB Notes”) or component C, component D, component E and component F applicable
A-66

to the junior Notes B-1, B-2, B-3, and B-4. See defined term “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Definitions” in the prospectus.

(91)	Pfizer Inc., the Largest Tenant at the Mortgaged Property, as sublandlord, has subleased (the “Pfizer Sublease”) the entire 20th floor, containing 50,554 SF of rentable area to The Segal Company (Eastern States), Inc. The term of the Pfizer Sublease is scheduled to expire on July 30, 2042, or as earlier terminated as of February 28, 2035 and has subrent currently equal to $93.00 PSF. The term of the prime lease is scheduled to expire on August 31, 2042.

(92)	With respect to the Spiral Mortgage Loan (1.3%), the largest tenant, Pfizer, has a one-time right to terminate its lease with respect to approximately 18,205 square feet of its space effective at any time from and after September 1, 2032 with at least 12 months’ prior written notice.

(93)	Historical financial information is not available because the borrower sponsor acquired the mortgaged property in July 2023 and then performed a full gut renovation to reconfigure the mortgaged property in 2024.

(94)	The mortgage loan is cross- collateralized with Loan No. 31 in the Benchmark 2025-V13 mortgage pool, 1056 Grant Avenue.

(95)	The mortgage loan was originated by Ice Lender Holdings LLC on June 25, 2024, and is being purchased by GACC.

(96)	Historical financial information is not available because the borrower sponsor acquired the mortgaged property in July 2023 and then performed a full gut renovation to reconfigure the mortgaged property in 2024.

(97)	The mortgage loan is cross-collateralized with Loan No. 30 in the Benchmark 2025-V13 mortgage pool, 1054 Grant Avenue.

(98)	The mortgage loan was originated by Ice Lender Holdings LLC on June 25, 2024, and is being purchased by GACC.

(99)	The "Hypothetical As Is" appraised value of $7,055,000 as of November 22, 2024, assumes that the budgeted amount of $315,000 for remaining TI/LC costs for recent tenants’ remaining lease costs have been spent. At loan closing, approximately $340,524 was paid for such TI/LC costs. The “as-is” appraised value as of November 22, 2024 is $6,740,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based upon the “as-is” appraised value is 62.7% and 62.7%, respectively.

(100)	The largest tenant, The Seaweed Bath Co, which leases 28.6% of net rentable area at the Mortgaged Property, has the right to terminate its lease after month 48 of the lease term with 9 months’ prior written notice if the business is ever sold. The tenant has six months of free rent and one month of prepaid rent under its lease.

(101)	With respect to the Lake Charles & Huntsville Portfolio, the I-45 Self Storage Huntsville mortgaged property has 1,200 square feet of apartment space that is leased to the property manager. The Units, Pads, Rooms, Sq Ft of the I-45 Self Storage Huntsville mortgaged property excludes the 1,200 square feet of apartment space.
A-67

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

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Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

B-1

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

AMTRAK
W. 83rd St
Shawnee
Shawnee Mission Park
Kansas City, MO - 12 miles
DeSoto
W. 87th St
Lenexa
AdventHealth Lenexa
Falcon Ridge Golf Course
Prairie Star Pkwy
W. 95th St
Oak Park Mall
Quest Laboratory
Overland Park Regional Medical Center
Shadow Glen Golf Course
Honeywell Aerospace
ALDI Distribution Center
JCPenney Distribution Center
College Blvd
Kansas State University-Olathe
Kill Creek Rd
Woodland St
Ridgeview Rd
Renner Blvd
Johnson County Community College
Northridge Plaza
W. 119th St
Olathe Gateway
Olathe Station
JOHNSON COUNTY
Olathe
Overland Park
Ernie Miller Park
Kansas City Road Business Park
W. 135th St
Olathe Lake
Lakeside Hills Golf Course
Crossroads Shopping Center
St Andrews Golf Club
S. Gardner Rd
S. Lone Elm Rd
S. Kansas Ave
S. Blackbob Rd
S. Pflumm Rd
W. 143rd St
Garmin
Amazon Fulfillment Center
W. 151th St
Johnson Co. Comm. College Olathe Health Education Ctr.
Olathe Health Pavilion
W. 151st St
Johnson County Executive Airport

State Farm Data Center Portfolio

1	Olathe, KS Property	Olathe, KS
2	Richardson, TX Property	Richardson, TX

Dallas-Ft. Worth Intl. Airport 23 miles
Wooded Creek
NTT Data
Village at Collin Creek
DART
Plano Pkwy
PLANO
Pres. George Bush Tpke
E. Renner Rd
Qorvo
Texas Instruments Richardson Fab
Bush Tpke
Raytheon
Cisco
Methodist Richardson Medical Ctr.
Renner Rd
CityLine
Collins Aerospace
Custer Pkwy
Floyd Rd
Canyon Creek Country Club
BlueCross BlueShield of Texas
COLLIN COUNTY
Breckinridge Blvd
Breckinridge Park
Fujitsu Network Communications
Commscope
University of Texas-Dallas
Verveba Telecom
Galatyn Park
Charles W. Eisemann Center
Sherrill Park Golf Course
Spring Park
Lookout Dr
N. Star Rd
Firewheel
CVS Health Corp. Office
Richardson Plaza
GEICO Corp. Office
Shiloh Springs
One Eleven Ranch Park
Campbell Rd
AT&T Corp. Office
Campbell Rd
Firewheel Golf Course
Methodist Hospital Campus for Continuing Care
Greenville Ave
Jupiter Rd
Yahoo!
Collins Blvd
Camelot Shopping Center
Ericsson Lab
Callejo Rd
Shiloh Rd
Holford Rd
Arapaho Center
Arapaho Central Park
Arapaho Rd
Central Expwy
DART Red/Orange Lines
Garland Ave
Curtis Culwell Ctr.
Firewheel Town Center
Floyd Rd
Richardson Terrace Shopping Ctr.
Richardson
DALLAS COUNTY
Winters Park
Richardson Heights Village
DFW Chinatown
Glenville Dr
Plano Rd
Cali Saigon Mall
Garland
Coomer Creek
Downtown Dallas 12 miles
Belt Line Rd
Northstar Crossing
Country Brook Village Shopping Ctr.
Grove Rd
Richland Village
Richardson Square
Oakridge Country Club
Spring Valley

B-2

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Acquisition	Property Type – Subtype:	Industrial - Data Center
Borrower Sponsor(s):	HMC Digital Infrastructure OP, LP	Collateral:	Fee
Borrower(s):	HMC Data Center 2, LLC and HMC Data Center 3, LLC	Location(6):	Various, Various
Original Balance(1):	$76,500,000	Year Built / Renovated(6):	Various / Various
Cut-off Date Balance(1):	$76,500,000	Property Management:	Self-Managed
% by Initial UPB:	9.97%	Size(6):	322,208 SF
Interest Rate(2):	6.49900%	Appraised Value / Per SF:	$251,000,000 / $779
Note Date:	December 17, 2024	Appraisal Date:	Various
Original Term:	36 months	Occupancy:	100.0% (as of January 6, 2025)
Amortization:	Interest Only - ARD	UW Economic Occupancy:	98.0%
Original Amortization:	NAP	Underwritten NOI(6):	$15,828,690
Interest Only Period:	36 months	Underwritten NCF(6):	$15,717,042
First Payment Date:	February 6, 2025
Maturity Date(3):	January 6, 2028	Historical NOI(7)
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	NAV
Additional Debt Balance(1):	$48,500,000	2023 NOI:	NAV
Call Protection(4):	YM3(25),DorYM3(7),O(4)	2022 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	NAV

Reserves(5)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$388
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$388
Insurance:	$807,345	Springing	NAP	Cut-off Date LTV:	49.8%
Replacement Reserves:	$0	$0	NAP	Maturity Date LTV:	49.8%
Deferred Maintenance Reserve:	$0	$0	NAP	UW NOI DY:	12.7%
				UW NCF DSCR:	1.91x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1):	$125,000,000	48.6%	Purchase Price:	$248,000,000	96.5%
Principal’s New Cash Contribution:	132,091,042	51.4	Closing Costs:	8,283,697	3.2
			Reserves:	807,345	0.3
Total Sources	$257,091,042	100.0%	Total Uses:	$257,091,042	100.0%
(1)	The State Farm Data Center Portfolio Mortgage Loan (as defined below) is part of the State Farm Data Center Portfolio Whole Loan (as defined below), which is evidenced by two pari passu promissory notes with an aggregate principal balance of $125,000,000. The Financial Information presented above is based on the aggregate principal balance of the promissory notes comprising the State Farm Data Center Portfolio Whole Loan. See “The Loan” below.
(2)	The Interest Rate will be raised by 3.00000% on the payment date in January 2028 when the ARD (as defined below) passes. Following the ARD, all excess cash flow will be swept and used to repay the whole loan balance.
(3)	Represents the ARD. The final maturity is January 6, 2030.
(4)	Defeasance of the State Farm Data Center Portfolio Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 17, 2027. The assumed lockout period is based on the anticipated closing date of the Benchmark 2025-V13 securitization in February 2025. The actual lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(6)	See “The State Farm Data Center Portfolio Properties” below.
(7)	Historical financial information is not available since the State Farm Data Center Portfolio Properties (as defined below) were acquired in December 2024.

B-3

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

The Loan. The largest mortgage loan (the “State Farm Data Center Portfolio Mortgage Loan”) is part of a whole loan with an original principal balance and Cut-off Date Balance of $125,000,000 (the “State Farm Data Center Portfolio Whole Loan”), comprised of two pari passu promissory notes and secured by a first lien mortgage and deed of trust on the respective borrower’s fee interest in two data center properties (collectively, the “State Farm Data Center Portfolio Properties”, and each individually, a “State Farm Data Center Portfolio Property”) located in Richardson, Texas and Olathe, Kansas. The State Farm Data Center Portfolio Whole Loan was originated by Goldman Sachs Bank USA on December 17, 2024, has a 5-year term (3-year ARD, 5-year final maturity), is interest only for the entire term and accrues interest at an initial rate of 6.49900% per annum on an Actual/360 basis prior to the payment date in January 2028 (the “ARD”). From and after the ARD, the State Farm Data Center Portfolio Whole Loan will bear interest at an adjusted rate per annum equal to the sum of the initial interest rate of 6.49900% and 3.00000% until the final maturity date on the payment date in January 2030. The proceeds of the State Farm Data Center Portfolio Whole Loan were used by the borrowers to acquire the State Farm Data Center Portfolio Properties. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in the Preliminary Prospectus.

The State Farm Data Center Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2025-V13 transaction. The relationship between the holders of the State Farm Data Center Portfolio Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the State Farm Data Center Portfolio Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$76,500,000	$76,500,000	Benchmark 2025-V13	Yes
A-2(1)	48,500,000	48,500,000	GSBI	No
Whole Loan	$125,000,000	$125,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Properties. The State Farm Data Center Portfolio Properties consist of the Olathe, KS property (the “Kansas City Property”) and the Richardson, TX Property (the “Dallas Property”). Both properties are 100% occupied as of January 6, 2025 and were built to suit for State Farm, which has invested an estimated $277 million into the State Farm Data Center Portfolio Properties for mechanicals, electrical and plumbing (MEP) and shell.

The Kansas City Property is a single-story data center building located at 24400 West Valley Parkway in Olathe, Kansas. The facility is situated on a single parcel encompassing approximately 20 acres. The data center building consists of 193,953 square feet and was built in 2016. The facility features a total critical IT load of 7,500 kW in a N+1 configuration. The lease commenced November 3, 2016 and is scheduled to expire November 30, 2031. State Farm has three five-year renewal options, and the rental rate during the renewal term will be the in-place rental rate for the last year of the preceding term increased by 1.9%. The in-place rental rate increased to $48.83 per square foot on December 1, 2024.

The Dallas Property is a single-story data center building located at 1402 East Lookout Drive in Richardson, Texas. The facility is situated on a single parcel encompassing approximately 15 acres. The data center building consists of 128,255 square feet and was built in 2015 and was most recently renovated in 2021. The facility features a total critical IT load of 4,500 kW in a N+1 configuration. The lease commenced August 11, 2016 and is scheduled to expire August 31, 2031. State Farm has three, five-year renewal options, and the rental rate during the renewal term will be the in-place rental rate for the last year of the preceding term increased by 1.9%. As of September 1, 2024, the current in-place rental rate is $47.66 per square foot, which equates to an annual amount of $6,112,961, on an absolute net basis.

B-4

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

The following table presents certain information relating to the State Farm Data Center Portfolio Properties:

The State Farm Data Center Portfolio Properties(1)
Property	Address(2)	SF	Built / Renovated(2)	Appraised Value(2)	Total Capex Spend(3)	UW NOI	UW NCF
Olathe, KS	24400 West Valley Parkway Olathe, KS 66061	193,953	2016 / NAP	$151,000,000	$169,778,850	$9,631,556	$9,544,277
Richardson, TX	1402 East Lookout Drive Richardson, TX 75082	128,255	2015 / 2021	$100,000,000	$107,214,750	$6,197,134	$6,172,766
Total		322,208		$251,000,000	$276,993,600	$15,828,690	$15,717,042

(1)    Based on the underwritten rent roll dated January 6, 2025, inclusive of rent steps through January 1, 2026.

(2)    Source: Appraisal.

(3)    Represents estimated CapEx figures.

The following table presents certain information relating to the sole tenant at the State Farm Data Center Portfolio Properties:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P /Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	UW Base Rent	UW Base Rent Per SF	% of Total UW Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
State Farm Mutual Automobile Insurance Company (Olathe, KS)	NR/AA/NR	193,953	60.2%	$9,649,692	$49.75	60.8%	11/30/2031	N	3 x 5 yr
State Farm Mutual Automobile Insurance Company (Dallas, TX)	NR/AA/NR	128,255	39.8%	$6,229,107	$48.57	39.2%	8/31/2031	N	3 x 5 Yr
Total / Wtd. Avg. Occupied		322,208	100.0%	$15,878,799	$49.28	100.0%
Vacant		0	0.0%
Total		322,208	100.0%
(1)	Based on the underwritten rent roll dated January 6, 2025, inclusive of rent steps through January 1, 2026.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the State Farm Data Center Portfolio Properties:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	322,208	100.0%	100.0%	$15,878,799	100.0%	$49.28	2
2032	0	0.0%	100.0%	$0	0.0%	$0.00	0
2033	0	0.0%	100.0%	$0	0.0%	$0.00	0
2034	0	0.0%	100.0%	$0	0.0%	$0.00	0
2035 & Thereafter	0	0.0%	100.0%	$0	0.0%	$0.00	0
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	322,208	100.0%		$15,878,799	100.0%	$49.28	2
(1)	Based on the underwritten rent roll dated January 6, 2025, inclusive of rent steps through January 1, 2026.

B-5

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

The following tables present certain information relating to the Underwritten Net Cash Flow at the State Farm Data Center Portfolio Properties:

Cash Flow Analysis – Kansas City Property(1)(2)
	U/W	U/W Per SF
Gross Potential Rent	$9,649,692	$49.75
Credit Rent Steps	184,505	$0.95
Expense Recoveries	297,883	$1.54
General Vacancy Loss	(202,642)	($1.04)
Effective Gross Revenue	$9,929,439	$51.20
Property Management	297,883	$1.54
Franchise Taxes	0	$0.00
Total Expenses	$297,883	$1.54
Net Operating Income	$9,631,556	$49.66
Replacement Reserves	87,279	$0.45
Net Cash Flow	$9,544,277	$49.21
Cash Flow Analysis - Dallas Property(1)(2)
	U/W	U/W Per SF
Gross Potential Rent	$6,229,107	$48.57
Credit Rent Steps	119,103	$0.93
Expense Recoveries	192,291	$1.50
General Vacancy Loss	(130,810)	($1.02)
Effective Gross Revenue	$6,409,691	$49.98
Property Management	192,291	$1.50
Franchise Taxes	20,266	$0.16
Total Expenses	$212,557	$1.66
Net Operating Income	$6,197,134	$48.32
Replacement Reserves	24,368	$0.19
Net Cash Flow	$6,172,766	$48.13
(1)	Historical financial information is not available since the State Farm Data Center Portfolio Properties were acquired in December 2024.
(2)	Based on the underwritten rent roll dated January 6, 2025.

B-6

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

Cash Flow Analysis - State Farm Data Center Portfolio Properties(1)(2)
	U/W	U/W Per SF
Gross Potential Rent	$15,878,799	$49.28
Credit Rent Steps	303,608	$0.94
Expense Recoveries	490,174	$1.52
General Vacancy Loss	(333,452)	($1.03)
Effective Gross Revenue	$16,339,129	$50.71
Property Management	490,174	$1.52
Franchise Taxes	20,266	$0.06
Total Expenses	$510,440	$1.58
Net Operating Income	$15,828,690	$49.13
Replacement Reserves	111,647	$0.35
Net Cash Flow	$15,717,042	$48.78

Occupancy	98.0%(3)
NCF DSCR(4)	1.91x
NOI Debt Yield(4)	12.7%
(1)	Historical financial information is not available since the State Farm Data Center Portfolio Properties were acquired in December 2024.
(2)	Based on the underwritten rent roll dated January 6, 2025.
(3)	Based on the UW Economic Occupancy.
(4)	NCF DSCR and NOI DY are based on the State Farm Data Center Portfolio Whole Loan.

Appraisal. According to the appraisals, the State Farm Data Center Portfolio Properties had an aggregate “as-is” appraised value of $251,000,000 as of November 22, 2024 and November 25, 2024.

State Farm Data Center Portfolio Appraised Value(1)
Property	Appraised Value	Capitalization Rate
State Farm Data Center Portfolio	$251,000,000	5.75%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental reports dated November 5, 2024 and November 12, 2024, there are no recognized environmental conditions at the State Farm Data Center Portfolio Properties.

B-7

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

The Market. Given the specialized nature of the State Farm Data Center Portfolio Properties, see below for a chart of national comparable sales that occurred between 2022 and 2024.

The following table presents certain information relating to the comparable properties for the State Farm Data Center Portfolio Properties:

Comparable Properties – State Farm Data Center Portfolio Properties(1)
Property	Location	Critical Load (MW)	Built / Renovated	Occupancy	Transaction Date	Price	UW Cap Rate
Comparable 1	Major Market	36.0	2023	100.0%	Nov-24	$154,100,000	5.0%
Comparable 2	Major Market	NAV	1988	100.0%	Nov-24	$96,581,000	6.3%
Comparable 3	Major Market	NAV	1989 / 2010	100.0%	Jan-24	$217,000,000	6.9%
Oracle Data Center	Hillsboro, OR	NAV	2000	100.0%	Jan-24	$31,750,000	5.9%
Comparable 5	Major Market	8.0	1999	100.0%	Jan-24	$60,500,000	4.6%
Comparable 6	Major Market	12.6	2000 / 2014	100.0%	Jan-24	$83,500,000	4.2%
Equinix	San Jose, CA	4.6	1989 / 2006	100.0%	Jun-23	$86,250,000	5.9%
Devin Shafron NOVA	Ashburn, CA	9.0	2010	100.0%	Mar-23	$150,000,000	6.8%
Comparable 9	Secondary Market	2.0	1919-1967 / 2005-2016	100.0%	Feb-23	$55,000,000	6.8%
Flexential	Franklin, TN	3.0	1984 / 2010	100.0%	Aug-22	$24,500,000	5.2%
T- Mobile Data Center	Jacksonville, FL	NAV	1997	100.0%	Jul-22	$10,500,000	4.6%
Expedient Data Center	Franklin, WI	NAV	2008	100.0%	Jul-22	$9,460,237	5.2%
Average		10.7		100.0%		$81,595,103	5.6%
Kansas City Property		7.5		100.0%		$151,000,000(2)	6.4%(3)
Dallas Property		4.5		100.0%		$100,000,000(2)	6.2%(3)
(1)	Source: Appraisal.
(2)	Represents the appraised value.
(3)	UW Cap Rate represents UW NOI divided by the purchase price.

The Borrowers and the Borrower Sponsor. The borrowers are HMC Data Center 2, LLC and HMC Data Center 3, LLC, each a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the State Farm Data Center Portfolio Whole Loan. The borrower sponsor and non-recourse carveout guarantor is HMC Digital Infrastructure OP, LP.

Property Management. The State Farm Data Center Portfolio Properties are self-managed.

B-8

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

Initial and Ongoing Reserves. At loan origination, the borrowers were required to make an upfront deposit in the amount of $807,345 in respect of outstanding insurance premiums (the “Closing Date Premium Deposit”). The Closing Date Premium Deposit will be released to the borrowers upon the lender’s receipt of satisfactory confirmation that the outstanding insurance premiums have been paid in full.

Tax Reserve – On each payment date during a State Farm Data Center Portfolio Trigger Period (as defined below), the borrowers are required to deposit into a real estate tax reserve an amount equal to 1/12th of the amount that the lender reasonably estimates will be necessary to pay real estate taxes over the next 12-month period (such reserve will be conditionally waived so long as the real estate taxes are actually paid by the tenant at the State Farm Data Center Portfolio Properties pursuant to the terms of the applicable State Farm lease).

Insurance Reserve – On each payment date during a State Farm Data Center Portfolio Trigger Period, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of the amount that the lender reasonably estimates will be necessary to cover premiums over the next 12-month period (such reserve will be conditionally waived (apart from the Closing Date Premium Deposit) so long as the insurance premiums are actually paid by the tenant at the State Farm Data Center Portfolio Properties pursuant to the terms of the applicable State Farm lease).

A “State Farm Data Center Portfolio Trigger Period” means any of the following: (i) the period of time commencing on the payment date in January 2027 and concluding when the State Farm Data Center Portfolio Whole Loan has been repaid in full; (ii) the period of time commencing when the debt yield, determined as of the first day of any fiscal quarter, is less than 8.5% and concluding when the debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 8.5% and no other event giving rise to a State Farm Data Center Portfolio Trigger Period then exists and is continuing; (iii) the period of time commencing upon the commencement of a Tenant Condition Period (as defined below) and ending upon the termination of a Tenant Condition Period and no other event giving rise to a State Farm Data Center Portfolio Trigger Period then exists and is continuing; or (iv) the period of time commencing upon the occurrence of any event of default under the State Farm Data Center Portfolio Whole Loan, and ending upon such time as the lender accepts in writing a cure of such event of default (provided that the lender has no obligation to accept a cure by the borrowers of any event of default under the State Farm Data Center Portfolio Whole Loan) and so long as no other event of default under the State Farm Data Center Portfolio Whole Loan then exists and is continuing and no other event giving rise to a State Farm Data Center Portfolio Trigger Period then exists and is continuing.

“Tenant Condition Period” means (i) the period of time commencing on the date that State Farm has defaulted under either lease (beyond any applicable notice and cure periods) and ending on the date on which such default has been cured and no other default (beyond any applicable notice and cure periods) by State Farm under such lease has occurred and is continuing; and/or (ii) the period of time commencing upon the occurrence of a tenant insolvency proceeding and ending on the date that such tenant insolvency proceeding has terminated, and such lease has been affirmed or assumed, without modification of such lease or any guaranty thereof, by State Farm under such lease and each guarantor of such lease in a manner reasonably satisfactory to the lender pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all defaults under such lease are cured and the Tenant under such lease is in occupancy of its premises and paying full, unabated rent under such lease and adequate assurance of future performance under such lease and, if applicable, each guaranty of such lease as reasonably determined by the lender is provided; and/or (iii) the period of time from and after on the date that State Farm has given notice that it intends to vacate all or any portion of the premises demised to State Farm under its lease or State Farm fails to renew its lease by the earlier of 18 months prior to lease expiration or the contractual notice period deadline set forth in the lease, as it may have been amended in accordance with the State Farm Data Center Portfolio Whole Loan documents, and/or (iv) the period of time commencing on the date on which State Farm is rated below BBB- by S&P, below Baa3 by Moody’s, or below BBB- by Fitch, and will end upon the date on which State Farm satisfies each of the foregoing credit ratings.

Lockbox / Cash Management. The State Farm Data Center Portfolio Whole Loan documents require a hard lockbox and springing cash management. The borrowers were required to deliver a tenant direction letter to State Farm directing State Farm to remit its rents directly to the lender-controlled lockbox. So long as no State Farm Data Center Portfolio Trigger Period or event of default under the State Farm Data Center Portfolio Whole Loan documents then exists, all funds deposited into the lockbox account are required to be transferred on each business day to a borrower-controlled operating account. Upon the occurrence and during the continuance of a State Farm Data Center Portfolio Trigger Period or event of default under the State Farm Data Center Portfolio Whole Loan documents, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender.

During the continuance of a State Farm Data Center Portfolio Trigger Period or, at the lender’s sole discretion, during an event of default under the State Farm Data Center Portfolio Whole Loan documents, funds in the cash management account will be applied and disbursed for payment of taxes, insurance premiums, debt service, operating expenses and other amounts payable in accordance with the State Farm Data Center Portfolio Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the State Farm Data Center Portfolio Whole Loan documents are required (a) to be held by the lender prior to the ARD, in the excess cash flow reserve account and (b) to be retained by the lender from and after the ARD, (i) in repayment of the principal balance of the State Farm Data Center Portfolio Whole Loan (excluding excess interest) until the principal

B-9

Industrial – Data Center Various Various, Various	Collateral Asset Summary – Loan No. 1 State Farm Data Center Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$76,500,000 49.8% 1.91x 12.7%

balance of the State Farm Data Center Portfolio Whole Loan (excluding excess interest) is paid full, (ii) in repayment of excess interest, until all accrued and unpaid excess interest has been repaid in full and (iii) in repayment of the any remaining indebtedness with respect to the State Farm Data Center Portfolio Whole Loan, until all such indebtedness has been repaid in full. Upon the occurrence and during the continuance of an event of default under the State Farm Data Center Portfolio Whole Loan documents, the lender may apply funds to the debt in such priority as it may determine and/or towards the payment of property expenses.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Partial Release. Not Permitted.

Ground Lease. None.

B-10

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

B-11

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

B-12

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(2):	Multifamily - Various
Borrower Sponsor(s):	Lawrence Bernstein	Collateral:	Fee
Borrower(s):	724 East 27th Street LLC, Sharon Equities LLC, Cinnamon Equities LLC, S&G Ocean LLC and Buddy Properties LLC	Location:	Brooklyn, NY
Original Balance:	$57,850,000	Year Built / Renovated(2):	Various / Various
Cut-off Date Balance:	$57,850,000	Property Management:	Jonas Equities, Inc.
% by Initial UPB:	7.5%	Size:	390 Units
Interest Rate:	6.43000%	Appraised Value / Per Unit:	$103,050,000 / $264,231
Note Date:	January 29, 2025	Appraisal Date:	December 3, 2024
Original Term:	60 months	Occupancy:	93.6% (as of January 1, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	91.6%
Original Amortization:	NAP	Underwritten NOI:	$5,194,434
Interest Only Period:	60 months	Underwritten NCF:	$5,073,169
First Payment Date:	March 6, 2025
Maturity Date:	February 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$4,927,018 (TTM December 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$4,778,662
Call Protection:	L(24),D(31),O(5)	2022 NOI:	$4,456,211
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$148,333
Taxes:	$248,846	$82,949	NAP	Maturity Date Loan / Unit:	$148,333
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	56.1%
Replacement Reserves:	$0	$10,105	NAP	Maturity Date LTV:	56.1%
Deferred Maintenance:	$68,031	$0	NAP	UW NOI DY:	9.0%
				UW NCF DSCR:	1.35x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$57,850,000	99.8%	Loan Payoff	$56,076,330	96.7%
Sponsor Equity	115,000	0.2	Closing Costs(3)	1,571,793	2.7
			Upfront Reserves	316,877	0.5
Total Sources	$57,965,000	100.0%	Total Uses	$57,965,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	See “Portfolio Summary” below.
(3)	Closing Costs include a rate buydown fee of $578,500.

The Loan. The second largest mortgage loan (the “Brooklyn Jonas Portfolio Mortgage Loan”) is secured by the borrowers’ fee interest in a 390 unit, five property multifamily portfolio located in Brooklyn, New York (the “Brooklyn Jonas Portfolio Properties”). The Brooklyn Jonas Portfolio Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $57,850,000. The Brooklyn Jonas Portfolio Mortgage Loan was originated on January 29, 2025 by CREFI and accrues interest at a fixed rate of 6.43000% per annum. The Brooklyn Jonas Portfolio Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Brooklyn Jonas Portfolio Mortgage Loan is February 6, 2030.

B-13

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

The Properties. The Brooklyn Jonas Portfolio Properties are comprised of five multifamily properties totaling 390 units, located in Brooklyn, New York.

The following table presents certain information relating to the Brooklyn Jonas Portfolio Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
115 Ocean Avenue	Brooklyn, NY	1925 / 2017	99	96.0%	$17,450,500	30.2%	$1,553,067	29.9%	$28,100,000
2355 East 12th Street	Brooklyn, NY	1963 / NAP	121	95.0%	$14,536,500	25.1%	$1,300,912	25.0%	$26,600,000
724 East 27th Street	Brooklyn, NY	1927 / 2015	73	93.2%	$11,556,000	20.0%	$1,099,720	21.2%	$21,700,000
175 Ocean Parkway	Brooklyn, NY	1923 / NAP	43	93.0%	$8,068,000	13.9%	$714,734	13.8%	$14,750,000
140 Ocean Parkway	Brooklyn, NY	1931 / NAP	54	87.0%	$6,239,000	10.8%	$526,000	10.1%	$11,900,000
Total/ Wtd. Avg			390	93.6%	$57,850,000	100.0%	$5,194,434	100.0%	$103,050,000
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated January 1, 2025.

115 Ocean Avenue

The 115 Ocean Avenue property consists of a six-story, 99-unit, mid-rise multifamily property located in the Prospect Lefferts Garden neighborhood of Brooklyn, New York (the “115 Ocean Avenue Property”). The 115 Ocean Avenue Property was originally constructed in 1925 and the borrower sponsor has invested $7,264,212 in capital expenditures since 2015. The 115 Ocean Avenue Property has a unit mix of eight studio units, 46 one-bedroom units, 32 two-bedroom units, 11 three-bedroom units, one four-bedroom unit, and one super unit. All units at the 115 Ocean Avenue Property are rent stabilized. Amenities at the 115 Ocean Avenue Property include onsite laundry, hardwood floors and granite countertops. As of January 1, 2025, the 115 Ocean Avenue Property was 96.0% leased.

The 115 Ocean Avenue Property benefits from a 34-year New York City J-51 tax exemption, in addition to three J-51 modifications abatements, granted via multiple rehabilitation qualifications. The 34-year exemption expires in the 2054/2055 tax year with a 20% phaseout each year in the last four years of the exemption. The three additional modification benefits operate as credits deducted from the remaining taxable amount after giving effect to the exemption. The three additional benefits are projected to be fully exhausted by the 2032/2033 tax year as to two of the exemptions and the 2035/2036 tax year as to the other. Taxes were underwritten to the five-year abated average taxes of $119,499 versus the appraisal’s estimated full tax liability for 2024/2025 of $342,540. The appraisal estimates the net present value of the J-51 exemption and J-51 abatements to be $2,815,330.

2355 East 12th Street

The 2355 East 12th Street property consists of a six-story, 121-unit, mid-rise multifamily property located in the Sheepshead Bay neighborhood of Brooklyn, New York (the “2355 East 12th Street Property”). The 2355 East 12th Street Property was originally constructed in 1963 and the borrower sponsor has invested $1,029,043 in capital expenditures since 2019. The 2355 East 12th Street Property has a unit mix of 20 studio units, 55 one-bedroom units, 34 two-bedroom units, and 12 three-bedroom units. 116 of the 121 units at the 2355 East 12th Street Property are rent stabilized. Amenities at the 2355 East 12th Street Property include onsite laundry, granite countertops, and balconies for select units. As of January 1, 2025, the 2355 East 12th Street Property was 95.0% leased.

724 East 27th Street

The 724 East 27th Street property consists of a six-story, 73-unit, mid-rise multifamily property located in the Flatbush neighborhood of Brooklyn, New York (the “724 East 27th Street Property”). The 724 East 27th Street Property was originally constructed in 1927 and the borrower sponsor has invested $2,351,014 in capital expenditures since 2015. The 724 East 27th Street Property has a unit mix of 12 studio units, 44 one-bedroom units, 13 two-bedroom units, and four three-bedroom units. All units at the 724 East 27th Street Property are rent stabilized. Amenities at the 724 East 27th Street Property include onsite laundry, hardwood floors and granite countertops. As of January 1, 2025, the 724 East 27th Street Property was 93.2% leased.

B-14

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

The 724 East 27th Street Property benefits from a 34-year J-51 tax exemption, in addition to one J-51 modifications abatement, granted via rehabilitation qualifications. The 34-year exemption expires in the 2052/2053 tax year with a 20% phaseout each year in the last four years of the exemption. The one additional modification benefit operates as a credit deducted from the remaining taxable amount after giving effect to the exemption. The additional benefit is expected to be fully exhausted by the 2028/2029 tax year. Taxes were underwritten to the five-year abated average taxes of $106,810 versus the appraisal’s estimated full tax liability for 2024/2025 of $263,576. The appraisal estimates the net present value of the J-51 exemption and J-51 abatement to be $2,294,715.

175 Ocean Parkway

The 175 Ocean Parkway property consists of a four-story, 43-unit, low-rise multifamily property located in the Kensington neighborhood of Brooklyn, New York (the “175 Ocean Parkway Property”). The 175 Ocean Parkway Property was originally constructed in 1923 and the borrower sponsor has invested $2,049,485 in capital expenditures since 2016. The 175 Ocean Avenue Property has a unit mix of 12 one-bedroom units, 12 two-bedroom units, and 19 three-bedroom units. All units at the 175 Ocean Parkway Property are rent stabilized. Amenities at the 175 Ocean Parkway Property include onsite laundry and granite countertops. As of January 1, 2025, the 175 Ocean Parkway Property was 93.0% leased.

The 175 Ocean Parkway Property benefits from a 34-year J-51 tax exemption, in addition to two J-51 modification abatements, granted via multiple rehabilitation qualifications. The 34-year exemption expires in the 2055/2056 tax year with a 20% phaseout each year in the last four years. The two additional modification benefits operate as credits deducted from the remaining taxable amount after giving effect to the exemption. The two additional benefits are expected to be fully exhausted by the 2032/2033 tax year as to the first exemption and the 2033/2034 tax year as to the other. Taxes were underwritten to the five-year abated average taxes of $21,595 versus the appraisal’s estimated full tax liability for 2024/2025 of $164,576. The appraisal estimates the net present value of the J-51 exemption and J-51 abatements to be $3,203,514.

140 Ocean Parkway

The 140 Ocean Parkway property consists of a six-story, 54-unit, mid-rise multifamily property located in the Kensington neighborhood of Brooklyn, New York (the “140 Ocean Parkway Property”). The 140 Ocean Parkway Property was originally constructed in 1931 and the borrower sponsor has invested $408,668 in capital expenditures since 2019. The 140 Ocean Parkway Property has a unit mix of 31 one-bedroom units, 17 two-bedroom units, and six three-bedroom units. 39 of the 54 units at the 140 Ocean Parkway Property are rent stabilized. Amenities at the 140 Ocean Parkway Property include onsite laundry and granite countertops. As of January 1, 2025, the 140 Ocean Parkway Property was 87.0% leased.

B-15

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

The following table presents certain information relating to the unit mix at the Brooklyn Jonas Portfolio Properties:

Portfolio Unit Mix(1)(2)
Unit Type	# of Units	% of Total Units	Occupied Units	Occupancy	Average Monthly Rent Per Unit(2)	Average Monthly Market Rent Per Unit
115 Ocean Avenue
Studio - Rent Stabilized	8	2.1%	8	100.0%	$1,766	$1,800
1 BR - Rent Stabilized	46	11.8%	46	100.0%	$2,104	$2,200
2 BR - Rent Stabilized	32	8.2%	29	90.6%	$2,016	$2,600
3 BR - Rent Stabilized	11	2.8%	10	90.9%	$1,398	$3,600
4 BR - Rent Stabilized	1	0.3%	1	100.0%	$1,738	$4,500
Super Unit - Basement	1	0.3%	1	100.0%	NAP	NAP
Property Total / Wtd. Avg.	99	25.4%	95	96.0%	$1,969	$2,479
175 Ocean Parkway
1 BR - Rent Stabilized	11	2.8%	10	90.9%	$1,720	$2,600
2 BR - Rent Stabilized	12	3.1%	11	91.7%	$1,652	$3,250
3 BR - Rent Stabilized	19	4.9%	18	94.7%	$2,447	$3,600
Super Unit - 1 BR Rent Stabilized	1	0.3%	1	100.0%	NAP	$2,600
Property Total / Wtd. Avg.	43	11.0%	40	93.0%	$2,036	$3,223
724 East 27th Street
Studio - Rent Stabilized	12	3.1%	12	100.0%	$1,854	$1,750
1 BR - Rent Stabilized	43	11.0%	39	90.7%	$1,904	$1,950
2 BR - Rent Stabilized	13	3.3%	12	92.3%	$2,321	$2,400
3 BR - Rent Stabilized	4	1.0%	4	100.0%	$2,376	$3,300
Super Unit - 1 BR Rent Stabilized	1	0.3%	1	100.0%	NAP	$1,950
Property Total / Wtd. Avg.	73	18.7%	68	93.2%	$1,998	$2,071
2355 East 12th Street
Studio - Rent Stabilized	20	5.1%	18	90.0%	$1,581	$1,900
1 BR - Fair Market	2	0.5%	2	100.0%	$1,885	$2,400
1 BR - Rent Stabilized	53	13.6%	51	96.2%	$1,627	$2,400
2 BR - Rent Stabilized	33	8.5%	31	93.9%	$1,939	$2,800
3 BR - Fair Market	3	0.8%	3	100.0%	$2,837	$3,300
3 BR - Rent Stabilized	9	2.3%	9	100.0%	$2,202	$3,300
Super Unit - 2 BR Rent Stabilized	1	0.3%	1	100.0%	NAP	$2,800
Property Total / Wtd. Avg.	121	31.0%	115	95.0%	$1,786	$2,519
140 Ocean Parkway
1 BR - Fair Market	6	1.5%	6	100.0%	$2,269	$2,600
1 BR - Rent Stabilized	25	6.4%	19	76.0%	$1,746	$2,600
2 BR - Fair Market	7	1.8%	7	100.0%	$3,011	$3,250
2 BR - Rent Stabilized	10	2.6%	9	90.0%	$1,562	$3,250
3 BR - Fair Market	2	0.5%	2	100.0%	$3,468	$3,600
3 BR - Rent Stabilized	3	0.8%	3	100.0%	$2,793	$3,600
Super Unit - 3 BR Rent Stabilized	1	0.3%	1	100.0%	NAP	$3,600
Property Total / Wtd. Avg.	54	13.8%	47	87.0%	$2,114	$2,916
Portfolio Total / Wtd. Avg.	390	100.0%	365	93.6%	$1,942	$2,558
(1)	Based on the underwritten rent rolls dated January 1, 2025. Average Monthly Rent Per Unit is based on occupied units excluding the super units.
(2)	The Brooklyn Jonas Properties include super units that are occupied but to which no rent is attributable. The super units are included in the total unit and occupancy count but are excluded from the Average Monthly Rent Per Unit.

B-16

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Brooklyn Jonas Portfolio Properties:

Cash Flow Analysis
	2022	2023	TTM 12/31/2024	U/W	U/W Per Unit
Base Rent	$7,335,836	$7,659,771	$7,981,338	$8,390,761	$21,515
Potential Income from Vacant Units	0	0	0	769,200	$1,972
Gross Potential Rent	$7,335,836	$7,659,771	$7,981,338	$9,159,961	$23,487
Other Income(1)	0	132,340	173,403	161,100	$413
Net Rental Income	$7,335,836	$7,792,111	$8,154,741	$9,321,061	$23,900
(Vacancy / Credit Loss)	0	0	0	$(769,200)	$(1,972)
Total Effective Gross Income	$7,335,836	$7,792,111	$8,154,741	$8,551,861	$21,928

Real Estate Taxes	896,632	887,636	951,489	1,074,932	$2,756
Insurance	306,442	315,894	373,782	406,489	$1,042
Management Fee	245,818	272,528	285,304	256,556	$658
Other Expenses(2)	1,430,734	1,537,391	1,617,147	1,619,450	$4,152
Total Expenses	$2,879,625	$3,013,449	$3,227,723	$3,357,427	$8,609

Net Operating Income	$4,456,211	$4,778,662	$4,927,018	$5,194,434	$13,319
Replacement Reserves	0	0	0	121,265	$311
Net Cash Flow	$4,456,211	$4,778,662	$4,927,018	$5,073,169	$13,008

Occupancy	NAV	NAV	NAV	91.6%(3)
NCF DSCR	1.18x	1.27x	1.31x	1.35x
NOI Debt Yield	7.70%	8.26%	8.52%	8.98%
(1)	Other Income includes parking income, laundry income, miscellaneous income, and services income.
(2)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, and general and administrative expenses.
(3)	Represents economic occupancy.

Appraisals. According to the appraisals, the Brooklyn Jonas Portfolio Properties had an aggregate “as-is” appraised value of $103,050,000 as of December 3, 2024. Based on the “as-is” value of $103,050,000, the Cut-off Date LTV and Maturity Date LTV for the Brooklyn Jonas Portfolio Mortgage Loan are 56.1%.

Brooklyn Jonas Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
115 Ocean Avenue	$28,100,000	5.50%
2355 East 12th Street	$26,600,000	5.50%
724 East 27th Street	$21,700,000	5.50%
175 Ocean Parkway	$14,750,000	5.50%
140 Ocean Parkway	$11,900,000	5.50%
Total / Wtd. Avg.	$103,050,000	5.50%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental reports dated between November 7, 2024 and November 14, 2024, there are no recognized environmental conditions at the Brooklyn Jonas Portfolio Properties.

The Market. The Brooklyn Jonas Portfolio Properties are located in the Prospect Lefferts Garden, Sheepshead Bay, Flatbush and Kensington neighborhoods of Brooklyn, New York. All of the Brooklyn Jonas Portfolio Properties are located within the Kings County multifamily submarket of New York-Newark-Jersey City, NY-NJ-PA Metropolitan Statistical Area. Kings County had a 2024 population of 2,674,430 which accounts for 13.4% of the total New York population (19,924,635). Primary access to the Brooklyn Jonas Portfolio Properties is provided by the New York City MTA subway system and bus systems.

According to the appraisals, as of the third quarter of 2024, the Kings County multifamily submarket had total inventory of 106,954 units, a vacancy rate of 3.4%, effective rent of $2,989 per unit and a positive absorption rate of 1.1%.

B-17

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

The following table presents certain information relating to comparable multifamily properties to the Brooklyn Jonas Portfolio Properties:

Multifamily Rent Comparables(1)
Property Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Rent per Unit
115 Ocean Avenue	-	1925 / 2017		Studio - Rent Stabilized	$1,766(2)
				1 BR - Rent Stabilized	$2,104(2)
			99	2 BR - Rent Stabilized	$2,016(2)
				3 BR - Rent Stabilized	$1,398(2)
				4 BR - Rent Stabilized	$1,738(2)
10 Midwood Street Brooklyn, NY	0.1 mi	1927 / NAP	73	Studio 1 Bedroom	$1,795 $1,895
2101 Beekman Place Brooklyn, NY	0.1 mi	1925 / NAP	56	1 Bedroom 2 Bedroom	$1,900 $2,495
1793 Bedford Avenue Brooklyn, NY	0.3 mi	1910 / NAP	6	3 Bedroom	$3,995
175 Ocean Parkway	-	1923 / NAP	43	1 BR - Rent Stabilized	$1,720(2)
				2 BR - Rent Stabilized	$1,652(2)
				3 BR - Rent Stabilized	$2,447(2)
140 Ocean Parkway	-	1931 / NAP	54	1 BR - Fair Market	$2,269(2)
				1 BR - Rent Stabilized	$1,746(2)
				2 BR - Fair Market	$3,011(2)
				2 BR - Rent Stabilized	$1,562(2)
				3 BR - Fair Market	$3,468(2)
				3 BR - Rent Stabilized	$2,793(2)
430 Ocean Parkway Brooklyn, NY	0.6 mi	1941/ NAP	84	1 Bedroom 2 Bedroom	$2,299 $2,999
101 Ocean Parkway Brooklyn, NY	0.6 mi	1935 / NAP	60	2 Bedroom 3 Bedroom	$3,450 $4,000
241 Ocean Parkway Brooklyn, NY	0.6 mi	1923 / NAP	16	2 Bedroom 3 Bedroom	$3,250 $4,000
724 East 27th Street	-	1927 / 2015	73	Studio - Rent Stabilized	$1,854(2)
				1 BR - Rent Stabilized	$1,904(2)
				2 BR - Rent Stabilized	$2,321(2)
				3 BR - Rent Stabilized	$2,376(2)
1232 Ocean Avenue Brooklyn, NY	0.4 mi	1953 / NAP	108	Studio	$1,650
1270 Ocean Avenue Brooklyn, NY	0.4 mi	1928 / NAP	18	1 Bedroom	$1,995
1252 Flatbush Avenue Brooklyn, NY	0.5 mi	1939 / NAP	3	3 Bedroom	$3,850
2355 East 12th Street	-	1963 / NAP	121	Studio - Rent Stabilized	$1,581(2)
				1 BR - Fair Market	$1,885(2)
				1 BR - Rent Stabilized	$1,627(2)
				2 BR - Rent Stabilized	$1,939(2)
				3 BR - Fair Market	$2,837(2)
				3 BR - Rent Stabilized	$2,202(2)
1075 Sheepshead Bay Road Brooklyn, NY	0.1 mi	1963 / NAP	114	Studio	$1,750
2616 Homecrest Avenue Brooklyn, NY	0.4 mi	1958 / NAP	140	1 Bedroom	$2,000
3060 Ocean Avenue Brooklyn, NY	0.6 mi	1956 / NAP	149	2 Bedroom	$2,800
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated January 1, 2025. Average Rent Per Unit reflects the average value for occupied units.

B-18

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

The Borrowers and the Borrower Sponsor. The borrowers are 724 East 27th Street LLC, Sharon Equities LLC, Cinnamon Equities LLC, S&G Ocean LLC and Buddy Properties LLC, each a New York limited liability company and single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Brooklyn Jonas Portfolio Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Lawrence Bernstein of Jonas Equities. Jonas Equities is a third generation family business, which has been in the real estate industry since 1942 and owns and operates multifamily and commercial properties across Brooklyn and Queens, New York.

Property Management. The Brooklyn Jonas Portfolio Properties are managed by Jonas Equities, Inc., a borrower affiliated management company.

Initial and Ongoing Reserves. At origination of the Brooklyn Jonas Portfolio Mortgage Loan, the borrowers deposited approximately (i) $68,031 into a reserve for immediate repairs, and (ii) $248,846 into a reserve account for real estate taxes.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $82,949).

Insurance Reserve – If the liability or casualty policy maintained by the borrowers covering the Brooklyn Jonas Portfolio Properties do not constitute an approved blanket or umbrella policy, or the lender requires the borrowers to obtain a separate policy, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. At origination a blanket policy was in place.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, $10,105.

Lockbox / Cash Management. The Brooklyn Jonas Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrowers or the property manager into such lockbox. Within five days after the first occurrence of a Trigger Period, the borrowers are required to deliver a notice to all non-residential tenants at the Brooklyn Jonas Portfolio Properties directing them to remit all payments into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Brooklyn Jonas Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Brooklyn Jonas Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Brooklyn Jonas Portfolio Mortgage Loan, unless a Trigger Period no longer exists, in which case those funds will be disbursed to the borrowers. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Brooklyn Jonas Portfolio Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine. In connection with a partial defeasance described below, the amount of funds in the lockbox and cash management account allocated to the applicable individual Brooklyn Jonas Portfolio Property that is the subject of the partial defeasance is required to be released to the applicable individual borrower and the remaining balance of funds to remain in the lockbox account or cash management account.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Brooklyn Jonas Portfolio Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.15x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under the Brooklyn Jonas Portfolio Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.15x for one consecutive calendar quarter.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

B-19

Multifamily – Various Various Brooklyn, NY Various	Collateral Asset Summary – Loan No. 2 Brooklyn Jonas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,850,000 56.1% 1.35x 9.0%

Release of Collateral. Provided that no event of default is continuing under the Brooklyn Jonas Portfolio Mortgage Loan documents, at any time after the date that is two years after the closing date of the Benchmark 2025-V13 securitization, the borrowers may deliver defeasance collateral and obtain the release of one or more individual Brooklyn Jonas Portfolio Properties, provided that, among other conditions, (i) the portion of the Brooklyn Jonas Portfolio Mortgage Loan that is defeased is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Brooklyn Jonas Portfolio Property being released, and (b) the net sales proceeds applicable to such individual Brooklyn Jonas Portfolio Property, (ii) the borrowers deliver a REMIC opinion, and (iii) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Brooklyn Jonas Portfolio Properties is greater than the greater of (a) 1.34x, and (b) the debt service coverage ratio for all of the Brooklyn Jonas Portfolio Properties immediately prior to the release, (II) the debt yield with respect to the remaining Brooklyn Jonas Portfolio Properties is greater than the greater of (a) 8.77%, and (b) the debt yield for all of the Brooklyn Jonas Portfolio Properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Brooklyn Jonas Portfolio Properties is no greater than the lesser of (a) 56.14%, and (b) the loan-to-value ratio for all of the Brooklyn Jonas Portfolio Properties immediately prior to the release.

Ground Lease. None.

B-20

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

B-21

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

B-22

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Properties Type – Subtype:	Self Storage - Self Storage
Borrower Sponsor(s):	Robert Moser	Collateral:	Fee
Borrower(s)(1):	Various	Location(6):	Various, Various
Original Balance(2):	$54,000,000	Year Built / Renovated(6):	Various / Various
Cut-off Date Balance(2):	$54,000,000	Property Management:	Prime Group Holdings LLC
% by Initial UPB:	7.0%	Size:	706,526 SF
Interest Rate:	5.92000%	Appraised Value / Per SF(7):	$158,928,000 / $225
Note Date:	January 27, 2025	Appraisal Date(7):	Various
Original Term:	60 months	Occupancy:	84.6% (as of November 15, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	84.7%
Original Amortization:	NAP	Underwritten NOI:	$8,951,109
Interest Only Period:	60 months	Underwritten NCF:	$8,775,205
First Payment Date:	March 6, 2025
Maturity Date:	February 6, 2030	Historical NOI
Additional Debt Type(2):	Pari Passu	Most Recent NOI:	$8,692,135 (TTM October 31, 2024)
Additional Debt Balance(2):	$54,000,000	2023 NOI:	$8,716,184
Call Protection(3):	L(24),D(30),O(6)	2022 NOI:	$8,201,567
Lockbox / Cash Management:	Soft / Springing	2021 NOI:	$6,460,324

Reserves(4)				Financial Information(2)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$153
Taxes:	$281,370	$140,685	NAP	Maturity Date Loan / SF:	$153
Insurance:	$0	Springing	NAP	Cut-off Date LTV(7):	68.0%
Replacement Reserves:	$0	$12,418	NAP	Maturity Date LTV(7):	68.0%
Deferred Maintenance:	$260,837	$0	NAP	UW NOI DY:	8.3%
Other Reserve(5):	$0	Springing	NAP	UW NCF DSCR:	1.35x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$108,000,000	100.0%	Loan Payoff	$72,421,611	67.1%
			Borrower Sponsor Equity	29,086,543	26.9
			Closing Costs(8)	5,949,638	5.5
			Upfront Reserves	542,207	0.5
Total Sources	$108,000,000	100.0%	Total Uses	$108,000,000	100.0%
(1)	See “The Borrowers and Borrower Sponsor” below.
(2)	The Prime 15 Portfolio Mortgage Loan (as defined below) is part of the Prime 15 Portfolio Whole Loan (as defined below) which is comprised of five pari passu promissory notes with an aggregate original principal balance and Cut-off Date balance of $108,000,000. The Prime 15 Portfolio Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) and Societe Generale Financial Corporation (“SGFC”). The financial information presented above is based on the Prime 15 Portfolio Whole Loan.
(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in March 2025. Defeasance of the Prime 15 Portfolio whole loan in full is permitted at any time after the earlier to occur of (i) January 27, 2028 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 months is based on the anticipated closing date of the Benchmark 2025-V13 securitization trust in February 2025. The actual lockout period may be longer. See also “Release of Collateral” below with respect to partial defeasance or prepayment in connection with releases of individual properties.
(4)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(5)	Other reserves include a springing debt service coverage ratio cure reserve and a springing condominium assessments reserve.
(6)	See “Portfolio Summary” below.
(7)	Appraised Value represents the portfolio appraised value of $158,928,000 (the “Portfolio Appraised Value”), which is inclusive of an approximately 5.0% portfolio premium and reflects the “as-is” values of the Prime 15 Portfolio Properties (as defined below) as a whole if sold in their entirety to a single buyer. See the “Prime 15 Portfolio Appraised Value” chart below for the “as-is” appraised values of the individual properties (exclusive of the portfolio premium), which in the aggregate total $151,360,000 (the “Aggregate Individual As-Is Appraised Value”). Cut-off Date LTV and Maturity Date LTV of the Prime 15 Portfolio Whole Loan based upon the Aggregate Individual As-Is Appraised Value, are 71.4% and 71.4%, respectively.
(8)	Closing Costs include an interest rate buy-down fee of $3,780,000.

B-23

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

The Loan. The third largest mortgage loan (the “Prime 15 Portfolio Mortgage Loan”) is part of a whole loan (the “Prime 15 Portfolio Whole Loan”) secured by the borrowers’ fee interests in 15 self-storage properties (each, individually, a “Prime 15 Portfolio Property” and, collectively, the “Prime 15 Portfolio Properties”), totaling 5,087 units and 706,526 square feet, located across New York, North Carolina, Kentucky, South Carolina, Washington and Virginia. The Prime 15 Portfolio Whole Loan is evidenced by five pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $108,000,000. The Prime 15 Portfolio Whole Loan was originated on January 27, 2025 by CREFI and SGFC and accrues interest at a fixed rate of 5.92000% per annum on an actual/360 basis. The Prime 15 Portfolio Whole Loan has a five-year term and is interest-only for the full term. The scheduled maturity date of the Prime 15 Portfolio Whole Loan is February 6, 2030. The Prime 15 Portfolio Mortgage Loan is evidenced by the controlling Note A-1 and the non-controlling Note A-2 with an aggregate outstanding principal balance as of the Cut-off Date of $54,000,000.

The table below identifies the promissory notes that comprise the Prime 15 Portfolio Whole Loan. The relationship between the holders of the Prime 15 Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Prime 15 Portfolio Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2025-V13 securitization trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2025-V13	Yes
A-2	14,000,000	14,000,000	Benchmark 2025-V13	No
A-3(1)	25,000,000	25,000,000	SGFC	No
A-4(1)	20,000,000	20,000,000	SGFC	No
A-5(1)	9,000,000	9,000,000	SGFC	No
Whole Loan	$108,000,000	$108,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Properties. The Prime 15 Portfolio Properties consist of 15 self-storage properties, totaling 5,087 units and 706,526 square feet, located across New York, North Carolina, Kentucky, South Carolina, Washington and Virginia. The Prime 15 Portfolio Properties were built between 1929 and 2017 and have an average facility size of approximately 47,102 square feet. As of November 15, 2024, the Prime 15 Portfolio Properties were 84.6% occupied with an underwritten revenue per available foot (“RevPAF”) of $19.56. The Prime 15 Portfolio Properties’ unit mix includes 3,244 climate-controlled units, 1,425 non-climate-controlled units, 348 parking units, eight other units and 64,496 square feet of commercial space located across ten of the Prime 15 Portfolio Properties with an average commercial space of 6,450 square feet at those properties. The Prime 15 Portfolio Properties feature a granular property mix with no individual property accounting for over 14.9% of UW NOI or 15.2% of total net rentable area.

The following table presents geographical information relating to the Prime 15 Portfolio Properties:

Portfolio State Summary(1)
State	Number of Properties	Square Feet	% of Total Square Feet
New York	2	152,476	21.6%
North Carolina	1	107,075	15.2%
Kentucky	3	176,043	24.9%
South Carolina	1	64,119	9.1%
Washington	7	174,287	24.7%
Virginia	1	32,526	4.6%
Total	15	706,526	100.0%
(1)	Based on the underwritten rent roll dated November 15, 2024.

B-24

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

The following table presents certain information relating to the Prime 15 Portfolio Properties:

Portfolio Summary
Property Name	City, State(1)	Year Built / Renovated(1)	Total SF(2)	Total Occ. %(2)	Allocated Whole Loan Amounts ($)	As-is Appraised Value(1)	UW NOI(2)
Prime Storage - Port Jefferson Station	Port Jefferson Station, NY	2017 / NAP	82,160	89.8%	$16,001,000	$23,400,000	$1,329,468
Prime Storage - Charlotte	Charlotte, NC	1997 / 2016	107,075	83.4%	$14,117,000	$18,600,000	$1,202,748
Prime Storage - Bronx University Avenue	Bronx, NY	1929 / 2018	70,316	85.8%	$11,018,000	$22,800,000	$1,004,477
Prime Storage - Louisville East Main Street	Louisville, KY	1975 / NAP	55,646	81.7%	$7,509,000	$8,600,000	$639,738
Prime Storage - Louisville Mellwood Avenue	Louisville, KY	1967 / NAP	64,818	93.4%	$7,422,000	$8,400,000	$724,643
Prime Storage – Jeffersontown	Louisville, KY	1982 / NAP	55,580	82.6%	$7,398,000	$8,300,000	$604,848
Prime Storage - Rock Hill Hearn Street	Rock Hill, SC	1997 / 2022	64,119	91.5%	$5,876,000	$7,200,000	$499,724
Prime Storage – Meridian(3)	Puyallup, WA	2004 / NAP	30,877	85.1%	$5,770,000	$8,470,000	$436,670
Prime Storage - Tacoma 109 Steele Street	Tacoma, WA	1996 / NAP	23,590	71.7%	$5,645,000	$7,100,000	$451,042
Prime Storage - West University Place North	University Place, WA	1991 / NAP	27,865	86.0%	$5,550,000	$7,650,000	$435,019
Prime Storage - Tacoma Steele Street South	Tacoma, WA	2016 / NAP	24,429	83.2%	$5,522,000	$6,870,000	$405,181
Prime Storage - Pacific Avenue(3)	Tacoma, WA	2005 / NAP	25,554	65.6%	$4,810,000	$5,610,000	$347,587
Prime Storage - Virginia Beach Bells Road	Virginia Beach, VA	1985 / 2017	32,526	86.9%	$4,271,000	$6,100,000	$359,427
Prime Storage - Tacoma 74th Street	Tacoma, WA	1976 / 2004	24,680	77.1%	$4,226,000	$8,040,000	$328,192
Prime Storage - West University Place South	University Place, WA	1979 / NAP	17,293	72.2%	$2,865,000	$4,220,000	$182,344
Total			706,526	84.6%	$108,000,000	$151,360,000	$8,951,109
(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll dated November 15, 2024. Total Occ. % presented above is based on total SF. Total Occupancy based on self-storage units is also 84.6%.
(3)	The Prime Storage - Meridian property and Prime Storage – Pacific Avenue property each are comprised of condominium units in a condominium. The related borrower owns 96.68% of the interests in the condominium relating to the Prime Storage – Meridian property and 100% of the interests in the condominium relating to the Prime Storage – Pacific Avenue property.

The following table presents certain information relating to the unit mix at the Prime 15 Portfolio Properties:

Prime 15 Portfolio Properties Unit Mix(1)
Property Name	Available Units	% of Available Units	Available SF(2)	% of Available SF	% of Climate Controlled Self-Storage Units	% of Climate Controlled Self-Storage SF	Current Occupancy(3)	RevPAF(2)
Prime Storage - Port Jefferson Station	926	18.2%	82,160	11.6%	88.4%	88.5%	89.8%	$24.32
Prime Storage - Charlotte	728	14.3%	107,075	15.2%	30.5%	25.7%	83.4%	$15.20
Prime Storage - Bronx University Avenue	1048	20.6%	70,316	10.0%	97.6%	94.0%	85.8%	$32.36
Prime Storage - Louisville East Main Street	421	8.3%	55,646	7.9%	97.1%	80.5%	81.7%	$16.36
Prime Storage - Louisville Mellwood Avenue	365	7.2%	64,818	9.2%	72.3%	57.7%	93.4%	$16.54
Prime Storage – Jeffersontown	466	9.2%	55,580	7.9%	39.3%	32.7%	82.6%	$15.31
Prime Storage - Rock Hill Hearn Street	517	10.2%	64,119	9.1%	17.8%	20.1%	91.5%	$11.83
Prime Storage – Meridian	58	1.1%	30,877	4.4%	81.0%	76.1%	85.1%	$21.19
Prime Storage - Tacoma 109 Steele Street	48	0.9%	23,590	3.3%	87.5%	89.2%	71.7%	$25.47
Prime Storage - West University Place North	42	0.8%	27,865	3.9%	73.8%	64.3%	86.0%	$22.19
Prime Storage - Tacoma Steele Street South	36	0.7%	24,429	3.5%	83.3%	85.0%	83.2%	$24.21
Prime Storage - Pacific Avenue	54	1.1%	25,554	3.6%	70.4%	77.4%	65.6%	$20.19
Prime Storage - Virginia Beach Bells Road	289	5.7%	32,526	4.6%	0.0%	0.0%	86.9%	$17.04
Prime Storage - Tacoma 74th Street	53	1.0%	24,680	3.5%	26.4%	76.4%	77.1%	$20.05
Prime Storage - West University Place South	36	0.7%	17,293	2.4%	83.3%	90.8%	72.2%	$17.02
Total	5,087	100.0%	706,526	100.0%	63.8%	59.0%	84.6%	$19.56
(1)	Based on the underwritten rent roll dated November 15, 2024.
(2)	Available SF includes 64,497 square feet of commercial space. RevPAF includes this commercial space.
(3)	Current Occupancy presented above is based on total SF. Current Occupancy based on self-storage units is also 84.6%.

B-25

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Prime 15 Portfolio Properties:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 10/31/2024	T-6 Ann. 10/31/2024	UW	UW Per SF
Storage Rental Income	$9,505,861	$10,947,256	$11,617,861	$11,416,722	$11,518,121	$11,518,121	$16.30
Potential Income from Vacant Units	0	0	0	0	0	2,085,678	$2.95
Gross Potential Income	$9,505,861	$10,947,256	$11,617,861	$11,416,722	$11,518,121	$13,603,799	$19.25
Economic Vacancy, Credit Loss & Concessions	0	0	0	0	0	(2,085,678)	($2.95)
Gross Potential Before Other Income	$9,505,861	$10,947,256	$11,617,861	$11,416,722	$11,518,121	$11,518,121	$16.30
Other Income(2)	1,886,064	2,079,770	2,155,644	2,225,441	2,300,161	2,300,161	$3.26
Effective Gross Income	$11,391,925	$13,027,026	$13,773,505	$13,642,163	$13,818,281	$13,818,281	$19.56

Management Fee	455,677	521,081	550,940	545,687	552,731	552,731	$0.78
Insurance	116,005	132,144	235,019	206,139	206,139	217,137	$0.31
Real Estate Taxes	1,305,870	1,366,791	1,381,593	1,499,915	1,499,915	1,569,973	$2.22
Other Operating Expenses(3)	3,054,050	2,805,444	2,889,768	2,698,287	2,698,287	2,527,331	$3.58
Total Expenses	$4,931,601	$4,825,459	$5,057,321	$4,950,027	$4,957,072	$4,867,173	$6.89

Net Operating Income	$6,460,324	$8,201,567	$8,716,184	$8,692,135	$8,861,209	$8,951,109	$12.67
Replacement Reserves	0	0	0	0	0	149,021	$0.21
Normalized TI/LCs	0	0	0	0	0	26,882	$0.04
Net Cash Flow	$6,460,324	$8,201,567	$8,716,184	$8,692,135	$8,861,209	$8,775,205	$12.42

Occupancy(4)	90.3%	88.6%	86.9%	85.1%	85.2%	84.7%
NOI Debt Yield(5)	6.0%	7.6%	8.1%	8.0%	8.2%	8.3%
NCF DSCR(5)	1.00x	1.27x	1.34x	1.34x	1.37x	1.35x
(1)	Based on the underwritten rent roll dated November 15, 2024.
(2)	Other Income consists of commercial revenue, net insurance revenue, late and application fees, as well as other miscellaneous sources of income.
(3)	Other Operating Expenses include personnel, advertising, general and administrative, utilities, repairs and maintenance and cost of sales expenses.
(4)	Underwritten occupancy is based on the economic occupancy.
(5)	NOI Debt Yield and NCF DSCR are based on the Prime 15 Portfolio Whole Loan.

B-26

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

Appraisals. According to the portfolio appraisal, the Prime 15 Portfolio Properties had a Portfolio Appraised Value of $158,928,000, which is inclusive of an approximately 5.0% portfolio premium and reflects the aggregate “as-is” value of the Prime 15 Portfolio Properties as a whole if sold in their entirety to a single buyer. Additionally, the Prime 15 Portfolio Properties had an Aggregate Individual As-Is Appraised Value as of various dates between December 6, 2024 and December 18, 2024 of $151,360,000.

Appraisal Valuation Summary(1)
Property	As Is Value	Capitalization Rate
Prime Storage - Port Jefferson Station	$23,400,000	5.25%
Prime Storage - Bronx University Avenue	$22,800,000	5.25%
Prime Storage - Charlotte	$18,600,000	6.00%
Prime Storage - Louisville East Main Street	$8,600,000	7.00%
Prime Storage - Meridian	$8,470,000	5.00%
Prime Storage - Louisville Mellwood Avenue	$8,400,000	7.25%
Prime Storage - Jeffersontown	$8,300,000	7.00%
Prime Storage - Tacoma 74th Street	$8,040,000	5.00%
Prime Storage - West University Place North	$7,650,000	5.50%
Prime Storage - Rock Hill Hearn Street	$7,200,000	6.25%
Prime Storage - Tacoma 109 Steele Street	$7,100,000	5.50%
Prime Storage - Tacoma Steele Street South	$6,870,000	5.50%
Prime Storage - Virginia Beach Bells Road	$6,100,000	5.75%
Prime Storage - Pacific Avenue	$5,610,000	6.00%
Prime Storage - West University Place South	$4,220,000	5.50%
Total / Wtd. Avg.	$151,360,000	5.76%
Portfolio Appraised Value	$158,928,000	5.85%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental reports dated between October 7, 2024 and December 20, 2024, there were recognized environmental conditions at the Prime Storage - Louisville Mellwood Avenue, Prime Storage - Rock Hill Hearn Street and Prime Storage - Tacoma 74th Street properties. Environmental insurance was obtained for all three properties.

B-27

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

The Market. The Prime 15 Portfolio Properties are located in New York, North Carolina, Kentucky, South Carolina, Washington and Virginia. The following table includes information regarding the demographics of each immediate trade area for the individual Prime 15 Portfolio Properties:

Demographic Summary(1)
		Population(2)			Median Household Income(2)
Property Name	Location	1-Mile	3-Mile	5-Mile	1-Mile	3-Mile	5-Mile
Prime Storage - Port Jefferson Station	Port Jefferson Station, NY	8,987	80,523	186,934	$115,573	$120,580	$118,958
Prime Storage - Bronx University Avenue	Bronx, NY	231,223	1,249,006	2,440,648	$47,564	$47,288	$64,169
Prime Storage - Charlotte	Charlotte, NC	5,501	70,793	165,001	$115,756	$80,545	$81,632
Prime Storage - Louisville East Main Street	Louisville, KY	9,748	103,109	258,576	$35,915	$52,533	$53,733
Prime Storage - Meridian	Puyallup, WA	9,787	100,947	190,860	$97,240	$109,980	$108,995
Prime Storage - Louisville Mellwood Avenue	Louisville, KY	9,084	92,299	239,742	$59,175	$58,385	$58,360
Prime Storage - Jeffersontown	Louisville, KY	10,272	77,919	196,560	$65,313	$86,146	$80,820
Prime Storage - Tacoma 74th Street	Tacoma, WA	12,821	130,466	312,136	$71,389	$70,597	$75,789
Prime Storage - West University Place North	University Place, WA	15,782	104,469	236,697	$81,593	$90,329	$85,511
Prime Storage - Rock Hill Hearn Street	Rock Hill, SC	8,543	62,248	113,886	$59,269	$63,321	$75,808
Prime Storage - Tacoma 109 Steele Street	Tacoma, WA	13,434	102,728	245,840	$58,751	$64,303	$73,026
Prime Storage - Tacoma Steele Street South	Tacoma, WA	12,875	101,406	244,202	$58,448	$64,166	$72,928
Prime Storage - Virginia Beach Bells Road	Virginia Beach, VA	1,635	46,476	129,221	$95,399	$74,045	$87,671
Prime Storage - Pacific Avenue	Tacoma, WA	15,723	102,278	245,065	$68,073	$68,918	$75,535
Prime Storage - West University Place South	University Place, WA	15,240	103,688	238,609	$82,902	$89,235	$85,313
Wtd. Avg. (based on UW NOI)		34,585	217,717	456,616	$78,232	$77,831	$81,520
(1)	Source: Appraisals.
(2)	Population and Median Household Income reflect 2024 values.

The Borrowers and the Borrower Sponsor. The borrowers are Prime Storage Jeffersontown, LLC, Prime Storage Main Street Louisville, LLC, Prime Storage Mellwood Avenue Louisville, LLC, Prime Storage Beatty Road Charlotte, LLC, Prime Storage Bronx MLK Boulevard, LLC, Prime Storage Port Jefferson Station, LLC, Prime Storage Cherry Road Rock Hill, LLC, Prime Storage UP South Tacoma, LLC, Prime Storage UP North Tacoma, LLC, Prime Storage 109th Street Tacoma, LLC, Prime Storage Steele Street South Tacoma, LLC, Prime Storage Pacific Ave Tacoma, LLC, Prime Storage Puyallup, LLC, Prime Storage 74th Street Tacoma, LLC and Prime Storage Bells Road, LLC, each a Delaware limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Prime 15 Portfolio Whole Loan.

The non-recourse carveout guarantor is Prime Storage Fund II CV, LLC. The borrower sponsor is Robert Moser. Robert Moser founded Prime Group Holdings in 2013 and currently serves as the CEO. Mr. Moser has more than 25 years of experience as an owner, operator and investor in niche real estate assets, including self-storage, manufactured home communities and recreational vehicle resorts. Headquartered in Saratoga Springs, New York, Prime Group Holdings is a full-service vertically integrated real estate owner-operator focused on acquiring and adding value to self-storage facilities located throughout North America.

Property Management. The Prime 15 Portfolio Properties are managed by Prime Group Holdings LLC, a borrower affiliated property management company.

Initial and Ongoing Reserves. At origination of the Prime 15 Portfolio Whole Loan, the borrowers deposited approximately (i) $281,370 into a reserve account for real estate taxes and (ii) $260,837 into a reserve account for immediate repairs.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $140,685 per month).

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of an amount which would be sufficient to pay the insurance premiums with respect to the insurance policies which cover solely the Prime 15 Portfolio Properties and, at the option of the lender, if the insurance policies which cover the Prime 15 Portfolio Properties and any non-collateral properties cease to constitute an approved blanket or umbrella policy pursuant to the Prime 15 Portfolio Whole Loan documents, or the lender requires the applicable borrower(s) to obtain a separate policy, 1/12th of an amount which would be sufficient to pay the insurance

B-28

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

premiums due for the renewal of the coverage afforded by such policies upon the expiration thereof. At origination of the Prime 15 Portfolio Whole Loan, an acceptable blanket policy was in place.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to 1/12 of $0.21 per rentable square foot per annum at the Prime 15 Portfolio Properties (initially estimated to be approximately $12,418 per month).

Debt Service Coverage Ratio Cure Funds. If the borrowers deliver cash in the Debt Service Coverage Ratio Cure Amount as described below under Lockbox/Cash Management, such cash will be held a reserve fund.

Condominium Assessments Reserve. The borrowers are required to deposit monthly an amount equal to 1/12 of the condominium assessments estimated to be payable during the ensuing 12 months with respect to the condominiums relating to the Prime Storage -Meridian and Prime Storage – Pacific Avenue properties.

Lockbox / Cash Management. The Prime 15 Portfolio Whole Loan is structured with a soft lockbox and springing cash management. The borrowers are required to establish segregated lockbox accounts for the Prime 15 Portfolio Properties (individually or collectively as the context may require, the “Restricted Account”) and, upon a Trigger Period (as defined below), the lender is required to establish, on the borrowers’ behalf, a cash management account. The Restricted Account is subject to an account control agreement in favor of the lender. All (i) credit card receivables, (ii) revenue from any space demised to non-storage tenants, (iii) revenue from any space demised to commercial and/or retail tenants, and (iv) cash and check revenue received from the self-storage and/or any other non-commercial and/or retail components at the Prime 15 Portfolio Properties is required to be deposited by the borrowers or property manager into the applicable Restricted Account within one business day of the borrowers’ or property manager’s receipt thereof. So long as a Trigger Period does not exist, all amounts on deposit in the Restricted Account will be disbursed to or at the direction of the borrowers. If a Trigger Period exists, all amounts on deposit in the Restricted Account are required to be transferred on each business day into the cash management account and applied as provided in the Prime 15 Portfolio Whole Loan documents.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Prime 15 Portfolio Whole Loan documents, and (ii) the date that the debt service coverage ratio falls below 1.15x and (B) expiring upon (x) with regard to clause (A)(i) above, the cure (if applicable) of such event of default, and (y) with regard to clause (A)(ii) above, the earlier of (1) the date that the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters (the satisfaction of this clause (B)(y)(1), a “Debt Service Coverage Ratio Cure”) and (2) the date upon which (A) prior to the Prepayment Release Date (as defined below), the borrowers have deposited into a debt service coverage ratio cure reserve account cash or a letter of credit in the Debt Service Coverage Ratio Cure Amount (as defined below) and (B) on and after the Prepayment Release Date, the borrowers have prepaid the Prime 15 Portfolio Whole Loan in an amount that results in a Debt Service Coverage Ratio Cure.

“Prepayment Release Date” means the payment date in September 2029.

“Debt Service Coverage Ratio Cure Amount” means with respect to a cure of a Trigger Period commenced in accordance with clause (A)(ii) of the definition thereof, an amount that, if applied to the prepayment of the Prime 15 Portfolio Whole Loan, would result in a Debt Service Coverage Ratio Cure (without any obligation for the applicable debt service coverage ratio to be satisfied for two consecutive calendar quarters).

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Provided that no event of default is continuing under the Prime 15 Portfolio Whole Loan documents, (I) at any time (a) after the earlier of (x) January 27, 2028 and (y) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and (b) before the Prepayment Release Date, the borrowers may deliver defeasance collateral and obtain release of one or more individual Prime 15 Portfolio Properties, and (II) at any time on or after the Prepayment Release Date and prior to the maturity date of the Prime 15 Portfolio Whole Loan, the borrowers may partially prepay the Prime 15 Portfolio Whole Loan and obtain release of one or more individual Prime 15 Portfolio Properties, in each case, provided that, among other conditions, (i) the portion of the Prime 15 Portfolio Whole Loan that is defeased or prepaid, as applicable, is in an amount (the “Release Price”) equal to the greater of (a) 120% of the allocated loan amount for the individual Prime 15 Portfolio Property being released, and (b) the lender’s allocation of 100% of the net sales proceeds applicable to such individual Prime Storage Portfolio Property, (ii) the borrowers deliver a REMIC opinion, and (iii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Prime 15 Portfolio Properties is equal to or greater than the greater of (a) 1.35x, and (b) the debt service coverage ratio for all of the Prime 15 Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; provided, that, in the event such condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the Prepayment Release Date, prepay the Prime 15 Portfolio Whole Loan in an amount which would satisfy such condition, together

B-29

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 3 Prime 15 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$54,000,000 68.0% 1.35x 8.3%

with, without limitation, any interest shortfall applicable thereto and (2) prior to the Prepayment Release Date, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the prepayment of the Prime 15 Portfolio Whole Loan, would satisfy such condition.

In addition, partial releases of individual Prime 15 Portfolio Properties are permitted with prepayment of the Release Price, and satisfaction of the conditions set forth above, prior to the Prepayment Release Date in order to cure an event of default relating to such individual Prime 15 Portfolio Property, provided that (i) either (x) borrower demonstrates to the lender that it has in good faith pursued a cure of such event of default (which efforts do not require any capital contributions to be made to the borrowers or the use of any income from any other Prime 15 Portfolio Properties to effectuate the cure) or (y) the default relates to an environmental condition and (ii) the default was not caused by the borrowers or an affiliate in bad faith to circumvent the requirements of the Prime 15 Portfolio Whole Loan document partial release provisions.

Ground Lease. None.

B-30

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

B-31

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

B-32

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail – Anchored
Borrower Sponsor(s):	Brookfield Properties Retail Holding LLC and JH Retail Holdings, LLC	Collateral:	Fee
Borrower(s):	Pinnacle Hills, LLC and Pinnacle South, LLC	Location:	Rogers, AR
Original Balance(1):	$52,000,000	Year Built / Renovated:	2006 - 2014 / NAP
Cut-off Date Balance(1):	$52,000,000	Property Management:	Brookfield Properties Retail Inc.
% by Initial UPB:	6.8%	Size(6):	870,478 SF
Interest Rate:	7.14000%	Appraised Value / Per SF:	$298,650,000 / $343
Note Date:	December 19, 2024	Appraisal Date:	November 25, 2024
Original Term:	60 months	Occupancy:	93.7% (as of November 30, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	94.4%
Original Amortization:	NAP	Underwritten NOI(7):	$17,739,955
Interest Only Period:	60 months	Underwritten NCF:	$16,695,381
First Payment Date:	February 1, 2025
Maturity Date:	January 1, 2030	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(7):	$16,603,935 (TTM October 31, 2024)
Additional Debt Balance(1):	$78,000,000	2023 NOI(8):	$16,029,125
Call Protection(2):	L(25),D(28),O(7)	2022 NOI(8)(9):	$13,982,311
Lockbox / Cash Management:	Hard / Springing	2021 NOI(9):	$11,115,614

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$149
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$149
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	43.5%
Replacement Reserves:	$0	Springing	$348,192	Maturity Date LTV:	43.5%
TI / LC:	$463,705(4)	$72,540	$1,740,960(5)	UW NOI DY:	13.6%
Anchor Tenant Reserve:	$0	Springing	NAP	UW NCF DSCR:	1.77x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$130,000,000	100.0%	Loan Payoff:	$97,957,785	75.4%
			Return of Equity:	30,570,061	23.5
			Closing Costs:	1,008,449	0.8
			Reserves:	463,705	0.4
Total Sources	$130,000,000	100.0%	Total Uses:	$130,000,000	100.0%
(1)	The Pinnacle Hills Promenade Mortgage Loan (as defined below) is part of the Pinnacle Hills Promenade Whole Loan (as defined below), which is evidenced by four pari passu promissory notes with an aggregate original principal balance of $130,000,000. The Financial Information presented above is based on the aggregate original principal balance of the promissory notes comprising the Pinnacle Hills Promenade Whole Loan.
(2)	Defeasance of the Pinnacle Hills Promenade Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last portion of the Pinnacle Hills Promenade Whole Loan to be securitized and (b) December 19, 2027. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in February 2025. The actual lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(4)	On the origination date, the borrowers provided a Guaranty of Limited Payment (as described below) from the non-recourse carveout guarantor in lieu of depositing approximately $1,300,000 into a TI/LC reserve. See “Initial and Ongoing Reserves” below for further discussion of the Guaranty of Limited Payment.
(5)	The TI/LC reserve cap does not take into account the upfront deposit.
(6)	Size does not include 399,140 square feet of space associated with Dillard’s, Target and Cabela’s, all of which are non-collateral anchor tenants.
(7)	The increase in Underwritten NOI from Most Recent NOI is primarily due to new leasing throughout 2024. Since the beginning of 2024, six new leases totaling approximately $895,694 of gross rent and 14,770 square feet have been executed.
(8)	The increase from 2022 NOI to 2023 NOI is primarily attributed to new leasing throughout 2023. In 2023, 10 new leases totaling approximately $2.2 million of gross rent and 82,199 square feet were executed.
(9)	The increase from 2021 NOI to 2022 NOI is primarily attributed to new leasing throughout 2022 and an approximately $1,408,524 increase in percentage rent. In such time period, eight new leases totaling approximately $1.8 million of gross rent and 91,187 square feet were executed.

B-33

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

The Loan. The fourth largest mortgage loan (the “Pinnacle Hills Promenade Mortgage Loan”) is part of a whole loan (the “Pinnacle Hills Promenade Whole Loan”) that is evidenced by four pari passu promissory notes in the aggregate original principal amount of $130,000,000 and secured by a first priority fee mortgage encumbering a 840,478 SF lifestyle shopping center located in Rogers, Arkansas, approximately 19 miles from Fayetteville in northwest Arkansas (the “Pinnacle Hills Promenade Property”). The Pinnacle Hills Promenade Whole Loan was co-originated on December 19, 2024 by Societe Generale Financial Corporation (“SGFC”) and Barclays. The Pinnacle Hills Promenade Mortgage Loan is evidenced by the non-controlling Notes A-2-1 and A-2-2, with an aggregate original principal balance of $52,000,000. The relationship between the holders of the Pinnacle Hills Promenade Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Pinnacle Hills Promenade Whole Loan will be serviced pursuant to the Benchmark 2025-V13 pooling and servicing agreement until the securitization of the controlling Note A-1-1, after which the Pinnacle Hills Promenade Whole Loan will be serviced pursuant to the Note A-1-1 pooling and servicing agreement. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Pinnacle Hills Promenade Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1(1)	$65,000,000	$65,000,000	SGFC	Yes
A-1-2(1)	$13,000,000	$13,000,000	SGFC	No
A-2-1	$35,000,000	$35,000,000	Benchmark 2025-V13	No
A-2-2	$17,000,000	$17,000,000	Benchmark 2025-V13	No
Whole Loan	$130,000,000	$130,000,000
(1)	Expected to be contributed to one or more future securitization trusts.

The Property. The Pinnacle Hills Promenade Property is an 870,478 square foot retail property, which is part of a larger 1,269,618 square foot lifestyle shopping center (the “Pinnacle Hills Promenade Shopping Center”) located in Rogers, Arkansas. As of November 30, 2024, the Pinnacle Hills Promenade Property was 93.7% occupied by approximately 113 tenants (87.1% of NRA and 92.1% of underwritten base rent are represented by the retail tenants). The tenant mix consists of retail, office, outparcel, storage and other tenants. The Pinnacle Hills Promenade Property is anchored by JCPenney and a 12-screen Malco Theatre, and is shadow anchored by Dillard’s, Target and Cabela’s. Dillard’s, Target and Cabela’s each own their respective spaces and do not serve as collateral for the Pinnacle Hills Promenade Whole Loan. Other notable national tenants at the Pinnacle Hills Promenade Property include Williams Sonoma, Lululemon Athletica, The Fresh Market, DSW, Banana Republic, Sephora, Athleta, Pottery Barn and Best Buy. There are also office tenants located on the second floor of the Pinnacle Hills Promenade Property’s central corridor representing approximately 8.8% of total net rentable area. Since 2019, the borrower sponsors have invested approximately $15.4 million in capital expenditures at the Pinnacle Hills Promenade Property, including property development and tenant improvements. The following table presents certain information relating to the sales history for the Pinnacle Hills Promenade Property:

Sales History(1)
	2021 Sales	2022 Sales	2023 Sales	TTM 10/31/2024 Sales
Gross Sales (Tenants < 10,000 SF)	$94,820,554	$110,331,478	$122,120,367	$131,072,229
Sales PSF (Tenants < 10,000 SF)	$443	$485	$549	$544
Occupancy Cost (Tenants < 10,000 SF)(2)	9.2%	9.3%	9.6%	9.6%
(1)	All information presented herein with respect to the Pinnacle Hills Property is based upon information provided by the borrower sponsors.
(2)	Occupancy Cost is based on current underwritten total rent (the sum of underwritten base rent, percentage rent, overage rent and underwritten reimbursements).

Major Tenants. The three largest tenants by net rentable area at the Pinnacle Hills Property are JCPenney, Hobby Lobby and Malco Theatre.

JCPenney (98,540 square feet; 11.3% of NRA; 0.0% of underwritten base rent). Founded in 1902 and headquartered in Plano, Texas, JCPenney is a department store chain with approximately 50,000 employees. JCPenney serves customers at more than 650 stores across the United States and Puerto Rico. JCPenney is one of the nation’s largest retailers of apparel, home, jewelry and beauty merchandise with a growing portfolio of private and national brands. JCPenney has anchored the Pinnacle Hills Promenade Property since 2006, has a lease expiration date of September 30, 2026, and has eight, five-year extension options remaining and no termination options.

B-34

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

Hobby Lobby (61,751 square feet; 7.1% of NRA; 3.0% of underwritten base rent). Founded in 1972 and headquartered in Oklahoma City, Oklahoma, Hobby Lobby is a privately owned arts and crafts retailer operating more than 1,000 stores. Hobby Lobby has over 46,000 employees in 48 states. Hobby Lobby’s affiliated company, Mardel Christian & Education Supply, is also a tenant at the Pinnacle Hills Promenade Shopping Center and offers books, bibles, gifts, church and education supplies, and homeschooling supplies. Hobby Lobby has been a tenant at the Pinnacle Hills Promenade Property since 2022, has a lease expiration date of February 29, 2032, and has two, five-year extension options remaining and no termination options.

Malco Theatre (42,860 square feet; 4.9% of NRA; 1.5% of underwritten base rent). Malco Theatre (“Malco”) is a family-owned theater chain based in Memphis, Tennessee with over 37 locations in Arkansas, Tennessee, Missouri, Louisiana, Mississippi, and Kentucky. Additionally, Malco operates three bowling centers and a family entertainment center in southern Louisiana and a family entertainment center in Oxford, Mississippi. Malco’s 12-screen first-run theater at the Pinnacle Hills Promenade Property reported sales of approximately $288,865 per screen as of the TTM ended October 2024. Malco has been a tenant at the Pinnacle Hills Promenade Property since 2006, has a lease expiration date of January 31, 2027, and has four, five-year extension options remaining and no termination options.

The following table presents certain information relating to the tenants at the Pinnacle Hills Promenade Property:

Top Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent PSF
							Lease Expiration	Renewal Options	Term. Option (Y/N)
Anchor Stores
JCPenney(3)	NR/NR/NR	98,540	11.3%	$0	0.0%	$0.00	9/30/2026	8, 5-year	N
Malco Theatre	NR/NR/NR	42,860	4.9%	$250,000	1.5%	$5.83	1/31/2027	4, 5-year	N
Dillard's (non-collateral)(4)	BBB-/Baa3/BB+	0	0.0%	$0	NAP	NAP	NAP	NAP	NAP
Target (non-collateral)(4)	A/A2/A	0	0.0%	$0	NAP	NAP	NAP	NAP	NAP
Cabela's (non-collateral)(4)	NR/NR/NR	0	0.0%	$0	NAP	NAP	NAP	NAP	NAP
Subtotal/Wtd. Avg.		141,400	16.2%	$250,000	1.5%	$1.77

Major Tenants
Hobby Lobby	NR/NR/NR	61,751	7.1%	$503,271	3.0%	$8.15	2/29/2032	2, 5-year	N
Haverty’s Furniture	NR/NR/NR	33,039	3.8%	$399,772	2.4%	$12.10	4/30/2030	2, 5-year	N
TJ Maxx	NR/A2/A	31,229	3.6%	$290,190	1.8%	$9.29	11/30/2027	1, 5-year	N
Best Buy	NR/A3/BBB+	30,399	3.5%	$577,581	3.5%	$19.00	1/31/2027	1, 5-year	N
Mardel Christian & Education	NR/NR/NR	30,000	3.4%	$240,000	1.5%	$8.00	1/31/2028	None	N
PetSmart	NR/B1/B+	20,539	2.4%	$297,816	1.8%	$14.50	6/30/2028	1, 5-year	N
Blue Zoo	NR/NR/NR	19,893	2.3%	$664,983	4.0%	$33.43	1/31/2033	None	N
Dave & Buster’s	NR/B1/B	19,625	2.3%	$326,700	2.0%	$16.65	1/31/2034	2, 5-year	N
DSW	NR/NR/NR	17,932	2.1%	$220,000	1.3%	$12.27	1/31/2030	1, 5-year	N
The Fresh Market	NR/NR/NR	17,493	2.0%	$222,686	1.3%	$12.73	7/31/2027	3, 5-year	N
Subtotal/Wtd. Avg.		281,900	32.4%	$3,742,997	22.6%	$13.28

Other Tenants(5)		392,560	45.1%	$12,546,318	75.9%	$31.96
Occupied Subtotal/Wtd. Avg.		815,860	93.7%	$16,539,316	100.0%	$20.27

Vacant Space		54,618	6.3%
Total/Wtd. Avg.		870,478	100.0%
(1)	Based on the underwritten rent roll as of November 30, 2024 and includes rent steps totaling $1,558,479 through December 31, 2025.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	JCPenney owns its improvements and ground leases the underlying land from the borrower sponsors. JCPenney is required to pay real estate tax reimbursements and common area maintenance expenses.
(4)	Dillard’s, Target and Cabela's (which are not part of the Pinnacle Hills Promenade Property) collectively occupy 399,140 square feet and are anchors at the Pinnacle Hills Promenade Shopping Center.
(5)	Includes 3,163 square feet of inline tenant space as to which only percentage rent totaling $58,169 is due.

B-35

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

The following table presents certain information relating to tenant sales history for tenants required to report sales in descending order of square feet:

Tenant Sales(1)
Tenant Name	Tenant SF	2019 Sales	2021 Sales	2022 Sales	2023 Sales	TTM 10/31/2024 Sales	TTM 10/31/2024 Sales PSF / Screen	TTM 10/31/2024 Occupancy Cost(2)
Major Tenants
Malco Theatre(3)	42,860	$3,577,674	$1,431,068	$3,069,397	$3,783,028	$3,466,383	$288,865	13.2%
Blue Zoo	19,893	NAV	NAV	NAV	$2,666,764	$1,952,735	$98	34.5%
Dave & Buster's	19,625	$5,643,905	$2,075,672	$4,971,531	$6,174,235	$6,262,276	$319	6.0%
Pottery Barn	12,500	$4,063,136	$4,408,765	$5,893,817	$5,873,436	$6,003,827	$480	6.5%
Tenants < 10,000 SF
Texas de Brazil Churrasca	9,000	NAV	NAV	NAV	$3,314,821	$3,707,012	$412	6.6%
Versona Accessories	8,493	$1,172,874	$1,061,838	$1,108,205	$1,056,465	$1,016,427	$120	22.1%
Victoria’s Secret/Pink	7,454	$3,843,837	$4,147,786	$4,008,365	$3,622,573	$3,694,942	$496	11.3%
Local Lime	7,434	$4,294,991	$4,723,277	$5,550,840	$6,009,610	$6,165,392	$829	5.5%
Hollister	7,296	$1,997,364	$2,384,752	$2,217,960	$2,329,541	$2,880,529	$395	8.7%
P.F. Chang’s Asian Bistro	6,826	$3,652,719	$4,987,949	$5,817,803	$6,416,004	$6,631,345	$971	5.4%
Lululemon Athletica	6,776	$1,409,055	$6,128,438	$8,182,126	$9,316,628	$9,046,348	$1,335	5.0%
Windsor	6,528	NAV	$490,289	$1,220,851	$1,215,050	$1,241,310	$190	7.6%
Williams-Sonoma	6,501	$1,762,081	$2,276,923	$2,382,683	$2,588,164	$2,758,216	$424	6.2%
Gap	6,490	$1,238,842	$1,199,104	$1,266,669	$1,543,248	$1,772,833	$273	15.4%
Banana Republic	6,000	$1,855,009	$1,455,324	$1,636,635	$1,517,677	$1,515,569	$253	15.1%
Sephora	5,709	$4,514,415	$4,926,363	$7,369,859	$10,786,994	$11,487,185	$2,012	4.1%
Hibbett Sports	5,496	$969,822	$1,527,904	$1,693,928	$1,613,757	$1,522,530	$277	13.9%
Big Orange Burgers	5,451	$2,751,054	$3,105,242	$3,709,482	$3,853,699	$3,856,596	$708	5.7%
American Eagle Outfitters	5,317	$2,691,344	$3,086,034	$2,765,339	$2,872,378	$2,886,897	$543	13.6%
(1)	All information presented herein with respect to the Pinnacle Hills Property is based upon information provided by the borrower sponsors.
(2)	TTM 10/31/2024 Occupancy Cost is based on current underwritten total rent (the sum of underwritten base rent, percentage rent, overage rent and underwritten reimbursements).
(3)	Malco Theatre Sales PSF is based on 12 screens

The following table presents certain information relating to the lease rollover schedule at the Pinnacle Hills Promenade Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2025 & MTM	36,099	4.1%	4.1%	$1,225,574	7.4%	$33.95	22
2026	185,955	21.4%	25.5%	$2,411,686	14.6%	$12.97	20
2027	171,214	19.7%	45.2%	$3,155,690	19.1%	$18.43	17
2028	95,919	11.0%	56.2%	$2,278,824	13.8%	$23.76	13
2029	64,491	7.4%	63.6%	$1,617,868	9.8%	$25.09	13
2030	80,960	9.3%	72.9%	$1,583,385	9.6%	$19.56	7
2031(3)	33,228	3.8%	76.7%	$774,494	4.7%	$23.31	5
2032	77,545	8.9%	85.6%	$1,174,962	7.1%	$15.15	5
2033	36,652	4.2%	89.8%	$1,278,217	7.7%	$34.87	4
2034	32,797	3.8%	93.6%	$968,615	5.9%	$29.53	5
2035	0	0.0%	93.6%	$0	0.0%	$0.00	0
2036 & Thereafter	1,000	0.1%	93.7%	$70,000	0.4%	$70.00	1
Vacant	54,618	6.3%	100.0%	NAP	0.0%	$0.00	NAP
Total / Wtd. Avg.	870,478	100.0%		$16,539,316	100.0%	$20.27	112
(1)	Based on the underwritten rent roll as of November 30, 2024 and includes rent steps totaling $1,558,479 through December 31, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases that are not considered in the Lease Expiration Schedule.
(3)	Includes the following square feet as to which no base rent was underwritten: 3,163 square feet of inline space as to which only percentage rent is due.
B-36

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Pinnacle Hills Promenade Property:

Operating History and Underwritten Net Cash Flow (1)
	2019	2020	2021(2)	2022(2)(3)	2023(3)	TTM 10/31/2024(4)	UW(4)	UW PSF
Underwritten Base Rent(1)	$14,016,464	$13,164,670	$12,694,110	$14,845,907	$16,983,017	$17,337,739	$19,339,100	$22.22
Vacancy & Collection Loss	(164,727)	(352,383)	(372,809)	277,355	(32,748)	(228,528)	(1,365,450)	($1.57)
Reimbursements	3,730,080	3,357,693	2,810,475	3,146,445	3,399,747	3,670,201	4,027,305	$4.63
Other Income	466,712	564,836	456,807	406,838	685,214	831,797	831,797	$0.96
Effective Gross Income	$18,048,528	$16,734,816	$15,588,583	$18,676,545	$21,035,230	$21,611,209	$22,832,752	$26.23

Real Estate Taxes	$1,512,696	$1,374,340	$1,297,551	$1,295,661	$1,310,606	$1,379,726	$1,415,219	$1.63
Insurance	122,834	137,345	169,629	184,958	192,270	214,042	215,210	$0.25
Other Operating Expenses	3,284,439	3,065,801	3,005,788	3,213,616	3,503,229	3,413,507	3,462,368	$3.98
Total Operating Expenses	$4,919,969	$4,577,486	$4,472,969	$4,694,234	$5,006,105	$5,007,274	$5,092,797	$5.85

Net Operating Income	$13,128,560	$12,157,330	$11,115,614	$13,982,311	$16,029,125	$16,603,935	$17,739,955	$20.38
Replacement Reserves	0	0	0	0	0	0	174,096	$0.20
TI/LC	0	0	0	0	0	0	870,478	$1.00
Net Cash Flow	$13,128,560	$12,157,330	$11,115,614	$13,982,311	$16,029,125	$16,603,935	$16,695,381	$19.18
(1)	Based on the underwritten rent roll as of November 30, 2024 and includes (i) rent increases totaling $1,558,479 through December 31, 2025, (ii) overage rent totaling $1,276,166, (iii) percent-in-lieu of base rent totaling $58,169 and (iv) overage telecom rent totaling $100,000.
(2)	The increase from 2021 Net Operating Income to 2022 Net Operating Income is primarily due to new leasing throughout 2022 and an approximately $1,408,524 increase in percentage rent. In such time period, eight new leases totaling approximately $1.8 million of gross rent and 91,187 square feet were executed.
(3)	The increase from 2022 Net Operating Income to 2023 Net Operating Income is primarily due to new leasing throughout 2023. In 2023, 10 new leases totaling approximately $2.2 million of gross rent and 82,199 square feet were executed.
(4)	The increase from TTM 10/31/2024 Net Operating Income to UW Net Operating Income is primarily due to new leasing throughout 2024. Since the beginning of 2024, six new leases totaling approximately $895,694 of gross rent and 14,770 square feet have been executed.

Appraisal. According to the appraisal, the Pinnacle Hills Promenade Property had an “as-is” appraised value of $298,650,000 as of November 25, 2024. The table below shows the appraisal’s “as-is” conclusions.

Property	Appraised Value(1)	Capitalization Rate(1)
Pinnacle Hills Promenade	$298,650,000	5.50%
(1)	Source: Appraisal.

Environmental Matters. The Phase I environmental assessment of the Pinnacle Hills Promenade Property dated October 17, 2024 identified no recognized environmental conditions, controlled environmental conditions or significant data gaps.

The Market. The Pinnacle Hills Promenade Property is located in Rogers, Arkansas, within the Fayetteville-Springdale-Rogers core based statistical area (the “Fayetteville CBSA”). The northwest area of Arkansas is home to Fortune 500 companies JB Hunt, Tysons Foods, Murphy USA, Dillard’s and Walmart. These global corporations are economic drivers for the Fayetteville CBSA. Approximately 400 Fortune 500 companies maintain a presence in northwest Arkansas and over 1,600 Walmart vendors have chosen the area for corporate offices. Three of the largest companies in the Fayetteville CBSA, Walmart, Tysons and J.B. Hunt, have all reinvested in the growth of the area. Walmart is building a new world-class headquarters in Bentonville and is expected to take up more than 350 acres spread across 12 office buildings. In 2017, Tyson Foods opened its second office, a new 56,000 square foot technology hub, in downtown Springdale. J.B. Hunt has also made multiple expansions in the region to address its growth needs. Additionally, the University of Arkansas with a student enrollment of over 30,000 students is located approximately 20 miles from the Pinnacle Hills Promenade Property.

The Pinnacle Hills Promenade Property is located at the intersection of Interstate Highway 49 and Promenade Boulevard approximately 10 miles east of the Northwest Arkansas National Airport. According to a third-party market research report, the Pinnacle Hills Promenade Property is located within the Northwest Arkansas retail market and the West Rogers retail submarket. According to a third-party market research report, as of the third quarter of 2024, the Northwest Arkansas retail market reported vacancy of 2.8% with an average asking rental rate of $18.85 per square foot and inventory of approximately 37.3 million square feet. According to a third party market research report, as of the fourth quarter of 2024, the West Rogers retail submarket reported vacancy of 2.0% with an average asking rental rate of $24.79 per square foot and inventory of approximately 4.3 million square feet. According to the appraisal, the 2023 population within a

B-37

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

one-mile-, three-mile and five- mile radius of the Pinnacle Hills Promenade Property was 3,538, 50,560 and 125,235, respectively. The 2023 average household income within the same radii was $182,237, $151,444 and $123,313, respectively.

The following table presents information regarding certain competitive properties to the Pinnacle Hills Promenade Property:

Competitive Leases Summary(1)
Name	Pinnacle Hills Promenade (subject)	1710 W Hudson Rd Strip Center	Shoppes On the Trail	2012 Promenade Blvd	Kantz Center	College Marketplace	Northwest Arkansas Mall
Address	2203 South Promenade Boulevard	1710 West Hudson Road	Bella Vista Way	2012 Promenade Boulevard	2668 East Citizens Drive	3379 North. College Avenue	4201 North Shiloh Drive
City, State	Rogers, AR	Rogers, AR	Bella Vista, AR	Rogers, AR	Fayetteville, AR	Fayetteville, AR	Fayetteville, AR
Gross Leasable Area (SF)	870,478(2)	9,282	10,771	14,543	15,811	80,176	820,581
Year Built	2006-2014	1998	2020	2007	2000	2015	1972
Tenants	Restock AR, Face Foundrie, Claire’s, PLNK RGR and Lego(3)	Cali2Ark	Premiere Physical Therapy & Sports Rehab	Prime IV Wellness Glo Tanning	Burn Bootcamp	Hollywood Feed	Zales Jewelers Kay Jewelers
Tenant SF	1,000 – 4,001	3,229	1,449	4,089	6,800	4,690	3,506
Initial Rent PSF	$50.46(2)	$23.00	$35.00	$36.00	$68.45	$45.00	$119.25 - $125.00
Lease Term (Yrs.)	8.5(2)	10.0	7.0	5 - 10	6.0	5.0	10.0
Lease Type	Net	Net	Net	Net	Net	Net	Net
(1)	Source: Appraisal unless otherwise noted.
(2)	Based on the underwritten rent roll dated November 30, 2024.
(3)	Represents retail tenants at the Pinnacle Hills Promenade Property that executed leases since the beginning of 2024.

The Borrowers and the Borrower Sponsors. The borrowers are Pinnacle South, LLC and Pinnacle Hills, LLC, each a single-purpose, Delaware limited liability company with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Pinnacle Hills Promenade Whole Loan.

The borrower sponsors are Brookfield Properties Retail Holding LLC and JH Retail Holdings, LLC. Brookfield Properties Retail Holding LLC is an affiliate of Brookfield Property Partners L.P., the public real estate vehicle for Brookfield Asset Management Inc. Brookfield Property Partners, L.P. (“Brookfield”) is a large global real estate company, with more than 1,100 managed properties and 395 million square feet of managed space worldwide. Brookfield Property Partners, L.P. owns and operates properties in major markets, with a global portfolio that includes office, retail, multifamily, logistics, hospitality and development opportunities. Each borrower is owned by a joint venture between Brookfield Properties Retail Holdings LLC (50%) and Hunt Ventures (50%). Hunt Ventures, an affiliate of JH Retail Holdings, LLC, owns and manages properties in the Pinnacle Hills area of Rogers, Arkansas. Hunt Ventures is primarily responsible for the conception and development of projects totaling more than 600 acres in western Rogers. Hunt Ventures is an affiliate of J.B. Hunt Transport Services Inc. (NASDAQ: JBHT; Baa1/BBB+: Moody’s/S&P), a fortune 500 company headquartered in nearby Lowell, Arkansas. The non-recourse carveout guarantor is BPR Nimbus LLC., an affiliate of Brookfield.

Property Management. The Pinnacle Hills Promenade Property is currently managed by Brookfield Properties Retail Inc., an affiliate of Brookfield.

B-38

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

Initial and Ongoing Reserves.

Real Estate Taxes – During the continuance of a Cash Management Period (as defined below), the Pinnacle Hills Promenade Whole Loan documents require ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months for the Pinnacle Hills Promenade Property. Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrowers.

Insurance – During the continuance of a Cash Management Period, the Pinnacle Hills Promenade Whole Loan documents provide for ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies. Notwithstanding the foregoing, upon delivery to the lender of satisfactory evidence that the insurance policies required by the Pinnacle Hills Promenade Whole Loan documents are maintained pursuant to blanket insurance policies and the insurance premiums have been paid not less than one year in advance (or in the case of policies delivered at origination, for the period of coverage under such policies, if less than one year), the requirement to make deposits into the insurance reserve will be waived. The Pinnacle Hills Promenade Property was covered under a blanket insurance policy at origination. Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrowers.

Replacement Reserve – During the continuance of a Cash Management Period, the Pinnacle Hills Promenade Whole Loan documents provide for ongoing monthly deposits of $14,508 into a reserve for capital expenditures, provided that the borrowers’ obligation to make such deposits will be suspended during any period in which the amounts on deposit in such reserve equal or exceed the product of (x) 24 and (y) the required monthly deposit amount (initially, such product will equal $348,192). Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrowers.

TI/LC Reserve – At origination, the borrowers were required to deposit $1,763,705 (the “Upfront Rollover Amount”) into the tenant improvement and leasing commissions reserve. In lieu of depositing the Upfront Rollover Amount, the guarantor provided a Guaranty of Limited Payment (as described below) in the amount of approximately $1,300,000 for existing tenant improvements, landlord work, tenant improvement allowances and leasing commissions and, as such, the remaining $463,705 was deposited into the rollover reserve at origination. In addition, the Pinnacle Hills Promenade Whole Loan documents provide for ongoing monthly deposits of $72,540 into the rollover reserve for future tenant improvements, landlord work, tenant improvement allowances and leasing commissions, provided that the borrowers’ obligation to make such deposits will be suspended during any period in which the amounts on deposit in such reserve equal or exceed $1,740,960. The TI/LC Reserve cap does not take into account the Upfront Rollover Amount.

Anchor Tenant Reserve – During the continuance of an Anchor Trigger Event (as defined below), the borrowers are required to deposit an amount equal to all excess cash flow (as described below under “Lockbox / Cash Management”) for tenant improvements and leasing commissions, budgeted construction costs, required landlord work and other related costs associated with re-tenanting the applicable space or any other space at the Pinnacle Hills Promenade Property. The borrowers’ obligation to make deposits into the anchor reserve tenant account with respect to any individual Anchor Trigger Event will terminate once the aggregate amount deposited into the anchor tenant reserve account equals or exceeds the Individual Anchor Threshold Amount (as defined below).

“Anchor” means any of Dillard’s, Target, Cabela’s or JCPenney, or any replacement tenant(s) of the foregoing that are subject to replacement leases for which not less than (x) 75% of the space previously occupied by the respective Anchor is re-let if the aggregate annual gross rent under such replacement lease(s) is not less than 75% of annual gross rent under the original Anchor lease and (y) 50% of the space previously occupied by the respective Anchor is re-let if the aggregate annual gross rent under such replacement lease(s) is not less than 100% of annual gross rent under the original Anchor lease.

An “Anchor Trigger Event” means that any Anchor (i) (A) has “gone dark” (i.e., ceased to be in occupancy or ceased to utilize its space for business purposes), other than a temporary closure (I) in connection with (w) a restoration, repair or renovation, (x) compliance with applicable law, regulations and/or governmental mandates, or (y) an event of force majeure, or (II) for any reason not to exceed 60 days, or (B) has vacated its Anchor parcel, (ii) is the subject of a bankruptcy action, (iii) terminates, surrenders or cancels its lease (or gives notice of its intent to do any of the foregoing) or (iv) to the extent such Anchor parcel is owned by the borrowers, the Anchor fails to renew its lease prior to the date specified in such lease.

An Anchor Trigger Event will end upon, as applicable (a) with respect to clause (i) above, the Anchor has operated its business for no less than 30 consecutive operating days, (b) with respect to clause (ii) above, the bankruptcy is dismissed or the Anchor has emerged from such bankruptcy, or if the Anchor premises are leased by the borrowers to the Anchor, such lease is accepted and affirmed by the Anchor in the bankruptcy or assumed by a replacement Anchor, (c) with respect to clause (iii) above, the Anchor has rescinded any notice to terminate, cancel or surrender its lease, (d) with respect to clause (iv) above, the Anchor renews and/or extends its lease, or (v) for any Anchor Trigger Event, if such Anchor parcel is owned by the borrowers, the entire Anchor parcel or not less than (x) 75% of the aggregate gross leasable square footage of the Anchor parcel becomes owned or leased by one or more replacement tenants pursuant to leases entered into in accordance with the terms of the Pinnacle Hills Promenade Whole Loan documents or otherwise in each case reasonably approved by the lender if the aggregate annual gross rent under such replacement leases is not less than 75% of the annual gross rent under the applicable original Anchor’s lease or (y) 50% of the aggregate gross leasable square footage of the Anchor parcel

B-39

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

becomes owned or leased by one or more replacement tenants pursuant to leases entered into in accordance with the terms of the Pinnacle Hills Promenade Whole Loan documents or otherwise in each case reasonably approved by the lender (such approval not to be unreasonably withheld, conditioned or delayed) if the aggregate annual gross rent under such replacement leases is not less than 100% of the annual gross rent under the applicable original Anchor’s lease (and, in each clause (x) or (y), the tenant improvements, leasing commissions, required landlord work and other related costs associated with re-tenanting the applicable space with respect to such replacement leases have been paid in full or the remaining amount will be reserved with the lender), or (v) for any Anchor Trigger Event, the borrowers have satisfied the conditions set forth in the Pinnacle Hills Promenade Whole Loan documents with respect to the applicable Anchor parcel.

An “Individual Anchor Threshold Amount” means, with respect to any Anchor, an amount equal to the product of (x) $50.00 and (y) the aggregate amount of gross leasable square footage of the applicable Anchor parcel.

Guaranty of Limited Payment — At origination, the non-recourse carveout guarantor executed a Guaranty of Limited Payment, pursuant to which it guaranteed payment of the Pinnacle Hills Promenade Whole Loan in an amount equal to $1,300,000. The amount guaranteed under such guaranty will be reduced on a dollar-for-dollar basis by an amount equal to the aggregate amount of expenditures actually made by the borrowers or their affiliates for the outstanding amounts related to the Upfront Rollover Amount or for certain other costs permitted pursuant to the Pinnacle Hills Promenade Whole Loan documents.

Lockbox / Cash Management. The Pinnacle Hills Promenade Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to cause all tenants at the Pinnacle Hills Promenade Property (other than tenants under Seasonal Leases (as defined below)) to pay rents (other than Non-Core Income (as defined below)) directly into a lockbox account controlled by the lender, and to deposit any rents otherwise received by the borrowers (other than Non-Core Income) into the lockbox account within two business days after receipt. Prior to a Cash Management Period, all funds in the lockbox account will be disbursed to the borrowers’ operating account. Within two business days of written notification of the commencement of a Cash Management Period, the borrowers are required to establish a lender-controlled cash management account. During the continuance of a Cash Management Period or an Anchor Trigger Event, all funds deposited into the lockbox account are required to be swept each business day into the cash management account, to be applied and disbursed to pay (i) the tax and insurance escrow deposits, if any, described above, (ii) debt service under the Pinnacle Hills Promenade Whole Loan, (iii) provided that no default exists as to which the lender has initiated an enforcement action, to pay budgeted operating expenses (or actual operating expenses to the extent not more than 115% of budgeted expenses), and budgeted capital expenses (or actual capital expenses to the extent not more than 110% of budgeted expenses), and extraordinary expenses for which the borrowers have delivered a reasonably detailed explanation, (iv) the replacement and rollover reserve deposits, (v) (x) if both an Anchor Trigger Event and a Cash Management Period are continuing, to deposit all excess cash flow after the disbursements under clauses (i) through (iv) above, or (y) if only an Cash Management Period is continuing, to deposit all excess cash flow after the disbursements under clauses (i) through (iii) above, in each case, up to the Individual Anchor Threshold Amount, into the anchor tenant reserve, and (vi) (x) if no Cash Management Period is continuing, to the borrowers’ operating account, and (y) if a Cash Management Period is continuing, to an excess cash flow reserve to be held as additional collateral during the continuance of such Cash Management Period; provided that funds on deposit in such account will be made available to the borrowers for the payment of certain property-level expenses and other uses, including REIT distributions up to $200,000.

“Non-Core Income” means (i) certain de minimis amounts of rents from miscellaneous revenue items such as holiday photos and change retrieved from fountains (but will not include rent from Seasonal Leases) and (ii) certain rents generated pursuant to multi-property sponsorship and advertising programs that are directly attributable to the Pinnacle Hills Promenade Property.

“Seasonal Leases” means leases or license agreements having a maximum term of one year or less.

A “Cash Management Period” means a period commencing upon the occurrence of any of the following events: (i) an event of default, (ii) a Debt Yield Event (as defined below) or (iii) an Anchor Trigger Event. A Cash Management Period will end, as applicable (a) with respect to clause (i) above, if such event of default is thereafter cured or waived (provided that no Cash Management remains in effect pursuant to clauses (ii) or (iii)), (b) with respect to clause (ii) above, upon the date that the debt yield is greater than or equal to 11.0% (the “Target Debt Yield”) for two consecutive calendar quarters or prepayment of the Pinnacle Hills Promenade Whole Loan is made in an amount sufficient to meet the Target Debt Yield in accordance with the Pinnacle Hills Promenade Whole Loan documents, or (c) with respect to clause (iii) above, if such Anchor Trigger Event has ended.

A “Debt Yield Event” means the determination that the debt yield is less than the Target Debt Yield as of the end of any two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

B-40

Retail – Anchored 2203 South Promenade Boulevard Rogers, AR 72758	Collateral Asset Summary – Loan No. 4 Pinnacle Hills Promenade	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$52,000,000 43.5% 1.77x 13.6%

Partial Release. The borrowers may obtain the release of (A) one or more parcels (including “air rights” parcels) or outlots, or (B) one or more Acquired Parcels or Expansion Parcels (each as defined below), including, if applicable, any Anchor parcel that is an Expansion Parcel (each, a “Release Parcel”), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the Release Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or non-income producing and improved only by landscaping, utility facilities that are not required for the use of the remaining Pinnacle Hills Promenade Property (the “Remaining Property”) or are either readily re-locatable or will continue to service the Remaining Property, or non-income producing surface parking areas, (iii) the borrowers deliver evidence that the parcel subject to release is not necessary for the operation or use of the Remaining Property and may be readily separated from the Remaining Property without a material diminution in value, (iv) the parcel subject to release has been legally subdivided from the Remaining Property and after giving effect to such transfer, the release parcel and the Remaining Property conform to legal requirements and constitute separate tax lots (or all action has been taken to effectuate the same), (v) the parcel subject to the release is not necessary for the Remaining Property to comply with zoning or legal requirements, (vi) receipt of a rating agency confirmation from the applicable rating agencies (provided that such confirmation will not be required for release of an Expansion Parcel or if the rating agency has waived review or failed to either approve or deny in writing within 30 days a request for such confirmation), and (vii) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines provided that the borrowers may prepay the Pinnacle Hills Promenade Whole Loan to meet such condition (without payment of a yield maintenance premium), unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the Release Parcel.

Ground Lease. None.

Substitution. The borrowers are also permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrowers acquire a fee or leasehold interest at or adjacent to the Pinnacle Hills Promenade Shopping Center (each, an “Acquired Parcel”) as collateral for the Pinnacle Hills Promenade Whole Loan upon 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) there is no event of default, (ii) the Exchange Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are not required for the use of the Remaining Property or is readily re-locatable or will continue to serve the Remaining Property (and the borrowers are able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (iii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser that appraised the Pinnacle Hills Promenade Property or an appraiser of comparable experience selected by the borrowers, (iv) with respect to the Acquired Parcel, the borrowers have delivered, among other things (a) unless the Acquired Parcel is already covered by the environmental report delivered at origination, an addendum or supplement to such environmental report or new environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel and title insurance, (c) a property condition report indicating that the Acquired Parcel is in good condition if the Acquired Parcel is improved, subject to certain exceptions, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, and the cost of such repairs or remediation is reasonably likely to exceed $13,000,000, cash or an indemnity from the guarantor, certain of its affiliates or an entity otherwise meeting ratings or financial tests set forth in the related Pinnacle Hills Promenade Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (v) the loan-to-value ratio of the Remaining Property (after giving effect to such substitution) is in compliance with REMIC guidelines, provided that the borrowers may prepay the Pinnacle Hills Promenade Whole Loan in order to meet such condition (without payment of a yield maintenance premium), unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the substitution, (vi) the lender has received a rating agency confirmation from the applicable rating agencies (unless the rating agencies waive review) and (vii) payment of a fee in the amount of $10,000.

Addition of Parcels. In addition, the borrowers have the right, at their own expense, to acquire one or more parcels of land, together with any improvements thereon located, that constitute an integral part of, adjoins or is proximately located near the Pinnacle Hills Promenade Shopping Center, which land was not owned by the borrowers on the origination date and is not an Acquired Parcel (such acquired land, an “Expansion Parcel”), to become additional collateral for the Pinnacle Hills Promenade Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrowers acquire a fee simple or leasehold interest in the applicable Expansion Parcel and (iii) the borrowers deliver, among other things, (a) unless the Expansion Parcel is already covered by the environmental report delivered at origination, an addendum or supplement to such environmental report or new environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Expansion Parcel and title insurance, (c) a property condition report indicating that the Expansion Parcel is in good condition if the Expansion Parcel is improved, subject to certain exceptions, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Expansion Parcel, and the cost of such repairs or remediation is reasonably likely to exceed $13,000,000, cash or an indemnity from the guarantor, certain of its affiliates or an entity otherwise meeting ratings or financial tests set forth in the Pinnacle Hills Promenade Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

B-41

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

B-42

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

B-43

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

Mortgage Loan Information		Property Information
Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Mixed Use – Office/Retail
Borrower Sponsor(s):	J.E.M.B. Realty Corp	Collateral(6):	Fee
Borrower(s):	Herald Center Department Store of New York LLC and Herald Center Department Store of New York Leasehold LLC	Location:	New York, NY
Original Balance(1):	$50,000,000	Year Built / Renovated:	1902 / 2015
Cut-off Date Balance(1):	$50,000,000	Property Management:	J.E.M.B. Realty Corp.
% by Initial UPB:	6.5%	Size:	267,207 SF
Interest Rate(2):	5.43100430157233%	Appraised Value / Per SF:	$460,000,000 / $1,722
Note Date:	January 3, 2025	Appraisal Date:	August 14, 2024
Original Term:	60 months	Occupancy(7):	97.9% (as of September 1, 2024)
Amortization:	Interest Only	UW Economic Occupancy(7):	98.6%
Original Amortization:	NAP	Underwritten NOI(7)(8):	$27,204,644
Interest Only Period:	60 months	Underwritten NCF(7):	$27,151,203
First Payment Date:	February 6, 2025
Maturity Date:	January 6, 2030	Historical NOI
Additional Debt Type(1):	Pari Passu / B-Note	Most Recent NOI(8):	$19,274,531 (TTM August 31, 2024)
Additional Debt Balance(1):	$109,000,000 / $141,000,000	2023 NOI(9):	$18,238,477
Call Protection(3):	L(25),D(28),O(7)	2022 NOI(9):	$27,025,375
Lockbox / Cash Management:	Hard / Springing	2021 NOI(10):	NAV

Reserves(4)				Financial Information(1)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$1,196,026	$598,013	NAP	Cut-off Date Loan Per SF:	$595	$1,123
Insurance:	$0	Springing	NAP	Maturity Date Loan Per SF:	$595	$1,123
Replacement Reserve:	$0	$4,453	NAP	Cut-off Date LTV:	34.6%	65.2%
Deferred Maintenance:	$502,807	$0	NAP	Maturity Date LTV:	34.6%	65.2%
Other Reserves(5):	$34,539,189	Springing	NAP	UW NOI DY(7):	17.1%	9.1%
				UW NCF DSCR(7):	3.10x	1.35x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)	$159,000,000	47.1%	Loan Payoff(11)	$268,199,965	79.4%
Subordinate Companion Loan(1)	141,000,000	41.7	Upfront Reserves	36,238,022	10.7
Preferred Equity(12)	30,000,000	8.9	Closing Costs	33,428,531	9.9
Sponsor Equity	7,866,518	2.3
Total Sources	$337,866,518	100.0%	Total Uses	$337,866,518	100.0%
(1)	The Herald Center Mortgage Loan (as defined below) is part of the Herald Center Whole Loan (as defined below) which is comprised of six senior pari passu promissory notes and five subordinate promissory notes, with an aggregate original principal balance and Cut-off Date Balance of $300,000,000.
(2)	Interest Rate represents the interest rate of the Herald Center Senior Loan (as defined below). The weighted average interest rate of the Herald Center Subordinate Companion Loan (as defined below) is approximately 7.90376110673759% per annum. The interest rate of the Herald Center Whole Loan is 6.59320% per annum.
(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date on February 6, 2025. Defeasance of the Herald Center Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of the Herald Center Whole Loan to be securitized and (ii) January 3, 2029. The assumed lockout period of 25 payments is based on the expected Benchmark 2025-V13 securitization closing date in February 2025. The actual lockout period may be longer.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	Initial Other Reserves include a Yeshiva tenant improvement reserve of $31,005,000, a Yeshiva seller work reserve of $2,465,548, a JIBEI (as defined below) reserve of $800,250 and a rent concession reserve of $268,391.
(6)	The Herald Center Whole Loan is also secured by the leasehold estate created by the Ground Lease (as defined below). The lien of the leasehold mortgage on the Yeshiva Unit (as defined below) will be released upon the creation of the leasehold condominium and the transfer of the Yeshiva Unit to Yeshiva University (“Yeshiva”). In addition, Yeshiva has the right to acquire the leasehold condominium interest in the fourth floor of the Herald Center Property following the creation of the leasehold condominium, subject to satisfaction of certain conditions precedent set forth in the Herald Center Whole Loan documents, as described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Free Releases” in the Preliminary Prospectus.
(7)	Occupancy and UW Economic Occupancy are inclusive of the space leased to Yeshiva, which will take occupancy of its space across three phases, which are expected to be completed by January 1, 2027. Underwritten NOI, Underwritten NCF, UW NOI DY and UW NCF DSCR are also inclusive of the rents that will become payable in three phases after Yeshiva occupies its space. Please refer to “The Property” below for more information.
(8)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to the new lease to Yeshiva.
(9)	The decrease from 2022 NOI to 2023 NOI is attributable to the former tenant occupying floors five through nine of the Herald Center Property going out of business.
(10)	2021 NOI is unavailable as it was not provided by the borrower sponsor.
B-44

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%
(11)	The Loan Payoff amount includes a $22,874,172 payoff of the existing preferred equity investment and the retirement of a $4,938,289 line of credit provided by M&T Bank.
(12)	The preferred equity was provided by Big Herald Investments II, LLC and the rate of return on the preferred equity is 13%, consisting of an 8.0% current pay and 5.0% that accrues until cash flow from the Herald Center Property (as defined below) is available to pay such accrued portion. Please see “Preferred Equity Terms” below for more information regarding the terms of the preferred equity.

The Loan. The fifth largest mortgage loan (the “Herald Center Mortgage Loan”) is part of a whole loan with an original principal balance and Cut-off Date Balance of $300,000,000 (the “Herald Center Whole Loan”) secured by a first lien deed of trust on borrowers’ fee interest and leasehold interests in a 267,207 square foot, multi-level, mixed-use office and retail center located in New York, New York (the “Herald Center Property”). The Herald Center Whole Loan was originated on January 3, 2025 by Bank of Montreal (“BMO”). On January 3, 2025, BMO transferred Note A-6, with an original principal balance and Cut-off Date Balance of $20,000,000, to 3650 Real Estate Investment Trust 2 LLC (“3650 Capital”). The Herald Center Whole Loan is comprised of six senior pari passu promissory notes with an aggregate original principal balance and Cut-off Date Balance of $159,000,000 (collectively, the “Herald Center Senior Pari Passu Notes”, and the portion of the Herald Center Whole Loan evidenced by such six senior pari passu notes, the “Herald Center Senior Loan”) and five subordinate notes with an aggregate original principal balance and Cut-off Date Balance of $141,000,000 (collectively, the “Herald Center Subordinate Notes”, and the portion of the Herald Center Whole Loan evidenced by such five subordinate promissory notes, the “Herald Center Subordinate Companion Loan”). The Herald Center Senior Loan accrues interest at a fixed rate of 5.43100430157233% per annum and the weighted average interest rate of the Herald Center Subordinate Companion Loans is a fixed rate of 7.90376110673759% per annum. The Herald Center Mortgage Loan is evidenced by the controlling Note A-1 with an original principal balance and Cut-off Date Balance of $50,000,000, which will be contributed by BMO. The remaining Herald Center Senior Pari Passu Notes are expected to be contributed to other securitization trusts, as set forth in the Whole Loan Summary below. The Herald Center Subordinate Notes will also be contributed to the Benchmark 2025-V13 securitization trust but will not be included in the mortgage pool. Payments allocated to the Herald Center Subordinate Notes will be paid only to the holders of the loan-specific certificates backed by the Herald Center Subordinate Notes. The Herald Center Whole Loan has a five-year term, is interest-only for the entire term and accrues interest on an Actual/360 basis. The scheduled maturity date of the Herald Center Whole Loan is January 6, 2030.

The Herald Center Senior Pari Passu Notes are senior in right of payment to the Herald Center Subordinate Notes. Note B is subordinate to the Herald Center Senior Pari Passu Notes but senior to the other Herald Center Subordinate Notes in right of payment. Note C is subordinate to the Herald Center Senior Pari Passu Notes and Note B but senior to the other Herald Center Subordinate Notes in right of payment. Note D is subordinate to the Herald Center Senior Pari Passu Notes, Note B and Note C but senior to the other Herald Center Subordinate Notes in right of payment. Note E is subordinate to the Herald Center Senior Pari Passu Notes, Note B, Note C and Note D but senior to Note F in right of payment. Note F is subordinate to the Herald Center Senior Pari Passu Notes and the other Herald Center Subordinate Notes in right of payment. Note F will be the initial controlling note unless the Note F control appraisal period (i.e., any period during which the principal balance of Note F is less than 25% of its initial principal balance as a result of the application of appraisal reduction amounts or realized losses) occurs and is continuing. If the Note F control appraisal period has occurred and is continuing, but the subordinate note control appraisal period (i.e., any period during which the aggregate principal balance of all of the Herald Center Subordinate Notes is less than 25% of the initial aggregate principal balance of all of the Herald Center Subordinate Notes as a result of the application of appraisal reduction amounts or realized losses) has not occurred, there will be no controlling note. If both the Note F control appraisal period and the subordinate note control appraisal period have occurred and are continuing, Note A-1 will be the controlling note, as further described in the Whole Loan Summary table below.

The Herald Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2025-V13 securitization trust. The relationship between the holders of the Herald Center Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Herald Center Pari Passu-AB Whole Loan” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

B-45

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

The table below identifies the promissory notes that comprise the Herald Center Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$50,000,000	$50,000,000	Benchmark 2025-V13	Yes(2)
A-2(1)	$31,000,000	$31,000,000	BMO	No
A-3(1)	$26,000,000	$26,000,000	BMO	No
A-4(1)	$20,000,000	$20,000,000	BMO	No
A-5(1)	$12,000,000	$12,000,000	BMO	No
A-6(1)	$20,000,000	$20,000,000	3650 Capital	No
Senior Loan	$159,000,000	$159,000,000
B	$39,805,000	$39,805,000	Benchmark 2025-V13 (Loan-Specific Certificates)	No
C	$34,370,000	$34,370,000	Benchmark 2025-V13 (Loan-Specific Certificates)	No
D	$34,590,000	$34,590,000	Benchmark 2025-V13 (Loan-Specific Certificates)	No
E	$25,235,000	$25,235,000	Benchmark 2025-V13 (Loan-Specific Certificates)	No
F	$7,000,000	$7,000,000	Benchmark 2025-V13 (Loan-Specific Certificates)	Yes(2)
Subordinate Companion Loan	$141,000,000	$141,000,000
Whole Loan	$300,000,000	$300,000,000
(1)	Expected to be contributed to one or more securitization trust(s).
(2)	Note F will be the initial controlling note unless the Note F control appraisal period (i.e., any period during which the principal balance of Note F is less than 25% of its initial principal balance as a result of the application of appraisal reduction amounts or realized losses) occurs and is continuing. If the Note F control appraisal period has occurred and is continuing, but the subordinate note control appraisal period (i.e., any period during which the aggregate principal balance of all of the Herald Center Subordinate Notes is less than 25% of the initial aggregate principal balance of all of the Herald Center Subordinate Notes as a result of the application of appraisal reduction amounts or realized losses) has not occurred, there will be no controlling note. If both the Note F control appraisal period and the subordinate note control appraisal period have occurred and are continuing, Note A-1 will be the controlling note. See “Description of the Mortgage Pool—The Whole Loans—The Herald Center Pari Passu-AB Whole Loan” in the Preliminary Prospectus for more information regarding the manner in which control shifts under the Herald Center Whole Loan.

The Property. The Herald Center Property consists of a nine-story, plus lower level, Class B, 267,207 square foot retail and office building located along the entire western blockfront of Broadway / Avenue of the Americas, between West 33rd and West 34th Streets. The retail component of the Herald Center Property, located between the lower level through the third floors with sub-basement storage space, totals 70,401 square feet (26.3% of NRA) and generates 64.8% of total underwritten base rent. The office component, located on floors four through nine totals 184,304 square feet (69.0% of NRA), and generates 24.9% of total underwritten base rent. The office component contains the space occupied by Yeshiva and The Joint Industry Board of the Electrical Industry (“JIBEI”). As of September 1, 2024, the Herald Center Property was 97.9% occupied by three retail tenants, two office tenants and three other tenants utilizing air and antennae space. The Herald Center Property was built in 1902 and renovated in 2015.

The fee interest in the Herald Center Property is held by Herald Center Department Store of New York LLC (the “Fee Borrower”). The leasehold interest in the Herald Center Property is held by Herald Center Department Store of New York Leasehold LLC (the “Leasehold Borrower”), which leasehold estate is created by an amended and restated ground lease (the “Ground Lease”) between the Fee Borrower, as the lessor, and the Leasehold Borrower, as the lessee, which was entered into in connection with the closing of the Herald Center Whole Loan, in order to allow the borrowers to convert the Herald Center Property to a leasehold condominium structure following the closing of the Herald Center Whole Loan, as further described below. The Ground Lease is scheduled to expire on the later of (x) June 30, 2056 or (y) the last day of the month during which occurs the day immediately preceding the date occurring 31 years after the condominium commencement date (which has not occurred yet). The current annual base ground rent as of the Cut-off Date is $14,393,092.

In connection with the closing of the Herald Center Whole Loan, the Leasehold Borrower and Yeshiva entered into certain leasehold condominium documents and the purchase and sale agreement (collectively, the “Yeshiva Transaction Documents”). Under the Yeshiva Transaction Documents, the Herald Center Property is expected to be converted to a leasehold condominium structure, which will initially have two units: Unit 1 and Unit 2. Unit 2 will represent a 49.3774% undivided interest in the leasehold condominium common elements appurtenant to unit 2 and the rights of such unit under the leasehold condominium declaration with respect to the limited common elements appurtenant to unit 2) (collectively, the “Retail Unit”) and will be retained by the Leasehold Borrower. Unit 1 will represent the related 50.6226% undivided interest in the leasehold condominium comment elements appurtenant to unit 1, and the limited common elements appurtenant to unit 1) (collectively, the “Yeshiva Unit”) and will be conveyed to Yeshiva upon the completion of the conversion.

B-46

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

On November 25, 2024, the borrower submitted the leasehold condominium documents to the New York City Department of Finance (the “DOF”) for approval. The leasehold condominium approval from the DOF was obtained on January 21, 2025. The leasehold condominium, if formed, will have a term of 31 years (co-terminus with the Ground Lease). Additionally, the leasehold condominium will be subject and subordinate to the Ground Lease. Following the creation of the leasehold condominium, (i) the fee mortgage will continue as a mortgage on the Fee Borrower’s fee simple interest in the entire Herald Center Property, (ii) the leasehold mortgage will continue as a first priority mortgage on the leasehold estate in both the Retail Unit and the Yeshiva Unit, and (iii) upon the sale of the Yeshiva Unit to Yeshiva, the Yeshiva Unit will be released from the lien of the leasehold mortgage.

In order to address any potential delay in obtaining the approval from DOF, the Fee Borrower, Leasehold Borrower and Yeshiva entered into a Temporary Occupancy Agreement, dated as of the origination date of the Herald Center Whole Loan (“TOA”). Pursuant to the TOA, Yeshiva is obligated to perform all of the obligations set forth in the Yeshiva Transaction Documents over the same duration that it agreed to under the Yeshiva Transaction Documents as if the leasehold condominium had been formed and the Yeshiva Unit was sold to Yeshiva on the origination date of the Herald Center Whole Loan, regardless of whether such leasehold condominium has been actually formed and the Yeshiva Unit was actually sold to Yeshiva. Neither such TOA nor any of the Yeshiva Transaction Documents provide Yeshiva with any termination or contraction options (other than customary limited termination rights in connection with a casualty or condemnation). The 31-year lease and leasehold condominium structure described above will allow the Yeshiva Unit to be tax exempt, thus creating a tax saving to the borrowers and Yeshiva. For simplicity, throughout this Term Sheet, the Transaction Documents and TOA governing Yeshiva’s obligations with respect to the Yeshiva Unit are referred to in this term Sheet as the “Yeshiva Lease”, and Yeshiva is presented as a tenant, and the ground rent payable by Yeshiva with respect to its space is presented as “base rent”.

Yeshiva is expected to take possession of its 155,025 square foot premises across three tranches. The Yeshiva premises includes portions of the first floor, mezzanine floor and floors five through nine. Yeshiva accepted possession of tranche 1 on November 1, 2024 (the “Tranche 1 Commencement Date”), which includes portions of the first floor, the mezzanine floor and sixth floor and the entirety of the fifth floor (the “Tranche 1 Premises”). The Ground Rent Pass Through Date (as defined below) for tranche 1 will be July 1, 2025. The possession date for tranche 2, which include portions of the sixth floor and the entirety of the seventh floor (the “Tranche 2 Premises”), will be no later than January 1, 2026 (the “Tranche 2 Commencement Date”). The Ground Rent Pass Through Date for tranche 2 will be July 1, 2026. The possession date for tranche 3, which includes the entirety of the eighth and ninth floors (the “Tranche 3 Premises”), will be no later than January 1, 2027 (the “Tranche 3 Commencement Date”). The Ground Rent Pass Through Date for tranche 3 will be July 1, 2027.

The “Ground Rent Pass Through Date” is the date that Yeshiva is obligated to make its base rent payment for each applicable tranche under the Yeshiva Lease.

Major Tenants. The three largest tenants at the Herald Center Property based upon underwritten base rent are H&M, Yeshiva and Bank of America, National Association:

H&M (62,800 square feet; 23.5% NRA; 53.5% of underwritten base rent): H&M Hennes & Mauritz (“H&M”) is a global retailer offering affordable apparel for men, women, and children. H&M was incorporated in 1947 and remains under the control of the family of founder Erling Persson. H&M group’s brands are H&M, H&M Home, COS, Weekday, Monki, & Other Stories, ARKET, Afound and Singular Society. As of 2023, H&M operated over 4,000 stores across 77 markets with approximately 143,000 employees. H&M has been a tenant at the Herald Center Property since 2014 under a lease with an expiration date of January 31, 2041 and has one, five-year renewal option. H&M has the right to terminate its lease at the Herald Center Property effective any time after January 1, 2036 provided (i) no event of default then exists, (ii) H&M delivers notice to landlord at least 24 months prior to the effective date of the termination; (iii) H&M pays a termination fee equal to six months of monthly base rent within 90 days after the date H&M vacates the premises.

Yeshiva (155,025 square feet; 58.0% NRA; 20.4% of underwritten base rent): Yeshiva is a Jewish, liberal arts university in New York City, New York. Yeshiva has three campuses: Wilf Campus (500 West 185th Street), Israel Henry Beren Campus (245 Lexington Avenue), Brookdale Center (55 Fifth Avenue), and Jack and Pearl Resnick Campus space (Eastchester Road and Morris Park Avenue). In addition to on campus learning, Yeshiva also gives students the option to study online. The undergraduate curriculum is comprised of a mix of Jewish studies, liberal arts courses, and science courses. Yeshiva has 2,319 undergraduate students, tuition and fees of $51,800 annually, and an endowment of approximately $518 million USD as of the end of 2022. Yeshiva University’s tenancy at the Herald Center Property begins in 2025 under a lease with an expiration date of June 30, 2056, and no renewal or termination options.

Bank of America, National Association (5,293 square feet; 2.0% NRA; 10.2% of underwritten base rent): Bank of America, National Association (“Bank of America”) is a multinational financial institution founded in 1998 in San Francisco, California and now headquartered in Charlotte, North Carolina. Bank of America provides services to individual customers, small/middle-market businesses, as well as large corporations. Bank of America provides banking, investing, asset management services, and also provides wealth management, corporate and investment banking and trading services. Bank of America provides services to 69 million consumers and small businesses, with approximately 3,700 retail locations and 15,000 ATM’s. Bank of America has a market capitalization of $346.124 billion USD and reported revenues of $189.111 billion USD for the twelve months ending September 30, 2024. Bank of America has been a tenant at the Herald Center Property since 2002 under a lease with an expiration date of July 31, 2032, with one, five-year renewal option and no termination options.

B-47

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

The following table presents certain information relating to the historical occupancy of the Herald Center Property:

Historical and Current Occupancy(1)
2021(2)	2022(2)	2023(2)	Current(3)(4)
96.8%	30.1%	42.3%	97.9%
(1)	Historical Occupancies are the annual average physical occupancy of each respective year.
(2)	The decrease in occupancy from 2021 to the years 2022 and 2023 is attributable to the former tenant occupying floors five through nine of the Herald Center Property going out of business.
(3)	Current Occupancy is as of September 1, 2024.
(4)	Current Occupancy is inclusive of the space leased to Yeshiva, which will take occupancy of its space across three phases, as further described above.

The following table presents certain information relating to the tenants at the Herald Center Property:

Top Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent	Lease Exp. Date
Retail
H&M	NR/BBB/NR	62,800	23.5%	$304.84	$19,144,223	53.5%	1/31/2041
Bank of America	A1/A-/AA-	5,293	2.0	$688.45	3,643,992	10.2	7/31/2032
CL Vista Holdings LLC	NR/NR/NR	2,308	0.9	$171.37	395,520	1.1	2/28/2034
Total Retail		70,401	26.3%	$329.31	$23,183,736	64.8%
Office
Yeshiva(4)	NR/NR/NR	155,025	58.0%	$47.00	$7,286,175	20.4%	6/30/2056
The Joint Industry Board of the Electrical Industry	NR/NR/NR	29,279	11.0	$55.00	1,610,345	4.5	12/31/2043
Total Office		184,304	69.0%	$48.27	$8,896,520	24.9%
Other
New York SMSA Limited Partnership	Baa1/BBB+/A-	6,500	2.4%	$538.46	$3,500,000	9.8%	10/31/2035
T-Mobile Northeast LLC	Baa2/BBB/BBB+	210	0.1	$526.18	110,498	0.3	10/31/2028
New Cingular Wireless PCS, LLC (CN927)	Baa2/BBB/BBB+	100	0.0	$936.00	93,600	0.3	4/30/2026
Total Other		6,810	2.5%	$543.92	$3,704,098	10.4%

Occupied Collateral Total		261,515	97.9%	$136.83	$35,784,354	100.0%

Vacant Space		5,692	2.1%

Collateral Total		267,207	100.0%

(1)	Based on the underwritten rent roll as of September 1, 2024.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF and UW Base Rent include rent steps totaling $1,300,342 through January 2026.
(4)	The Yeshiva premises include portions of the first floor, mezzanine floor and floors five through nine. Yeshiva accepted possession of Tranche 1 Premises (i.e., portions of the first floor, the mezzanine floor and sixth floor and the entirety of the fifth floor) on the Tranche 1 Commencement Date. Yeshiva will be required to pay rent with respect to the Tranche 1 Premises, commencing on July 1, 2025. Yeshiva is expected to take possession of Tranche 2 Premises (i.e., portions of the sixth floor and the entirety of the seventh floor) no later than January 1, 2026. Yeshiva will be required to pay rent with respect to the Tranche 2 Premises, commencing on July 1, 2026. Yeshiva is expected to take possession of the Tranche 3 Premises (i.e., the entirety of the eighth and ninth floors) no later than January 1, 2027. Yeshiva will be required to pay rent with respect to the Tranche 3 Premises, commencing on July 1, 2027. Although Yeshiva is obligated to take possession and pay rent under the TOA, there can be no assurance that Yeshiva will take possession of its space or begin to pay rent as scheduled or at all.
B-48

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

The following table presents certain information relating to the tenant lease expirations at the Herald Center Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(2)	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	1	100	0.0	93,600	0.3	100	0.0%	$93,600	0.3%
2027	0	0	0.0	0	0.0	100	0.0%	$93,600	0.3%
2028	1	210	0.1	110,498	0.3	310	0.1%	$204,098	0.6%
2029	0	0	0.0	0	0.0	310	0.1%	$204,098	0.6%
2030	0	0	0.0	0	0.0	310	0.1%	$204,098	0.6%
2031	0	0	0.0	0	0.0	310	0.1%	$204,098	0.6%
2032	1	5,293	2.0	3,643,992	10.2	5,603	2.1%	$3,848,090	10.8%
2033	0	0	0.0	0	0.0	5,603	2.1%	$3,848,090	10.8%
2034	1	2,308	0.9	395,520	1.1	7,911	3.0%	$4,243,610	11.9%
2035	1	6,500	2.4	3,500,000	9.8	14,411	5.4%	$7,743,610	21.6%
2036 & Beyond(4)	3	247,104	92.5	28,040,743	78.4	261,515	97.9%	$35,784,354	100.0%
Vacant	NAP	5,692	2.1	NAP	NAP	267,207	100.0%	NAP	NAP
Total	8	267,207	100.0%	$35,784,354	100.0%
(1)	Based on the underwritten rent roll as of September 1, 2024.
(2)	Certain tenants have more than one lease and certain tenants may have early termination options.
(3)	UW Base Rent includes rent steps totaling $1,300,342 through January 2026.
(4)	The Yeshiva premises include portions of the first floor, mezzanine floor and floors five through nine. Yeshiva accepted possession of Tranche 1 Premises (i.e., portions of the first floor, the mezzanine floor and sixth floor and the entirety of the fifth floor) on the Tranche 1 Commencement Date. Yeshiva will be required to pay rent with respect to the Tranche 1 Premises, commencing on July 1, 2025. Yeshiva is expected to take possession of Tranche 2 Premises (i.e., portions of the sixth floor and the entirety of the seventh floor) no later than January 1, 2026. Yeshiva will be required to pay rent with respect to the Tranche 2 Premises, commencing on July 1, 2026. Yeshiva is expected to take possession of the Tranche 3 Premises (i.e., the entirety of the eighth and ninth floors) no later than January 1, 2027. Yeshiva will be required to pay rent with respect to the Tranche 3 Premises, commencing on July 1, 2027. Although Yeshiva is obligated to take possession and pay rent under the TOA, there can be no assurance that Yeshiva will take possession of its space or begin to pay rent as scheduled or at all.

B-49

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

The following table presents certain information relating to the operating performance and underwritten net cash flow of the Herald Center Property:

Cash Flow Analysis
	2022	2023	TTM(1)	Underwritten	Per Square Foot	%(2)
Gross Potential Rent(3)	$33,715,691	$27,733,867	$29,158,635	$34,484,016	$129.05	91.4%
Rent Steps	0	0	0	1,300,342	$4.87	3.4
Reimbursements Income	2,323,932	548,975	701,108	2,126,340	$7.96	5.6
Straight Line Rent	0	0	0	372,764	$1.40	1.0
Gross Revenue	$36,039,623	$28,282,842	$29,859,742	$38,283,462	$143.27	101.4%
(Vacancy)	0	0	0	(535,473)	($2.00)	(1.4)
Net Rental Income	$36,039,623	$28,282,842	$29,859,742	$37,747,989	$141.27	100.0%
Other Income(4)	499,577	325,465	446,687	49,072	$0.18	0.1
Effective Gross Income	$36,539,200	$28,608,307	$30,306,429	$37,797,061	$141.45	100.1%
Total Expenses(5)	9,513,825	10,369,830	11,031,899	10,592,417	$39.64	28.0
Net Operating Income	$27,025,375	$18,238,477	$19,274,531	$27,204,644	$101.81	72.0%
Replacement Reserves	0	0	0	53,441	$0.20	0.1
Net Cash Flow	$27,025,375	$18,238,477	$19,274,531	$27,151,203	$101.61	71.8%
(1)	TTM reflects the trailing 12-month period ending August 31, 2024.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Gross Potential Rent includes the cumulative underwritten base rent of $7,286,175 from Yeshiva. The Yeshiva premises include portions of the first floor, mezzanine floor and floors five through nine. Yeshiva accepted possession of Tranche 1 Premises (i.e., portions of the first floor, the mezzanine floor and sixth floor and the entirety of the fifth floor) on the Tranche 1 Commencement Date. Yeshiva will be required to pay rent with respect to the Tranche 1 Premises, commencing on July 1, 2025. Yeshiva is expected to take possession of Tranche 2 Premises (i.e., portions of the sixth floor and the entirety of the seventh floor) no later than January 1, 2026. Yeshiva will be required to pay rent with respect to the Tranche 2 Premises, commencing on July 1, 2026. Yeshiva is expected to take possession of the Tranche 3 Premises (i.e., the entirety of the eighth and ninth floors) no later than January 1, 2027. Yeshiva will be required to pay rent with respect to the Tranche 3 Premises, commencing on July 1, 2027. Although Yeshiva is obligated to take possession and pay rent under the TOA, there can be no assurance that Yeshiva will take possession of its space or begin to pay rent as scheduled or at all.
(4)	Other Income is underwritten to year four.
(5)	Total Expenses include real estate taxes, insurance, management fees, utilities, repairs and maintenance, payroll and related, cleaning and general and administrative. The Herald Center Property benefits from a New York City Industrial & Commercial Abatement Program (“ICAP”) abatement. Real estate taxes were underwritten based on the average of the lender’s tax and condominium counsel’s estimated calendar year taxes over the loan term and the appraisal’s estimate of the business improvement district taxes (BID).

Appraisal. According to the appraisal, the Herald Center Property had an “as-is” appraised value of $460,000,000 as of August 14, 2024 and a prospective value upon stabilization of $535,000,000 as of August 1, 2027. The prospective value upon stabilization assumed lease-up that will be incurred during the first three years of the analysis period as part of the Yeshiva Lease. The table below shows the appraisal’s “as-is” appraised value.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$460,000,000	5.50%
(1)	Source: Appraisal.

Environmental. According to a Phase I environmental assessment dated August 27, 2024, there was no evidence of any recognized environmental conditions at the Herald Center Property.

The Market. The Herald Center Property is located in the Penn Station/Garment neighborhood within the New York metropolitan statistical area in the borough of Manhattan. Manhattan is an iconic and vibrant borough, known for its major landmarks and business districts. Wall Street, in lower Manhattan, is the epicenter for global finance and is the home of the New York Stock Exchange, investment banks, brokerage firms, and more. The city’s other boroughs are Brooklyn, Queens, Staten Island, and the Bronx, otherwise known as Kings, Queens, Richmond, and Bronx counties, respectively. The area’s mass transit infrastructure connects the five boroughs as well as the surrounding suburban areas.

B-50

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

The Penn Station/Garment neighborhood borders both the Grand Central and Time Square neighborhoods, and benefits from proximity to areas such as Bryant Park and Rockefeller Center. The neighborhood surrounding the Herald Center Property gains foot traffic from retailers such as the Macy’s flagship store which reports approximately 20 million shoppers a year. The Herald Center Property is accessible via several Manhattan commuter transportation hubs including the Herald Square subway station and Pennsylvania Station.

As of the second quarter of 2024, the New York office market had a total inventory of 976,492,482 square feet, according to a market data provider. The overall vacancy rate was 13.7% and the overall average asking rent was $57.04 per square foot. A market data provider projects the office vacancy rate for New York to increase to 14.2% by year-end 2024 and continue rising until leveling off at the forward-looking five-year average of 15.7%.

Overall, the vacancy rate increased by 120 bps from year-end 2022 to 13.7%, substantially higher than the 5-year average of 11.2%. As of the second quarter of 2024, the overall asking rental rate increased by $0.17 per square foot (or 0.3%) since year-end 2023 to $57.04 per square foot, and is projected to slightly increase to $57.30 per square foot in year-end 2024, then grow marginally through 2028 to $58.26 per square foot.

The following table presents certain information relating to comparable office leases for the Herald Center Property:

Comparable Office Lease Summary(1)(2)
Property Name/Location	Year Built / Renovated	Size (SF)	Tenant	Suite Size (SF)		Rent PSF		Commencement	Lease Term (Months)
Herald Center New York, NY	1902 / 2015	267,207(3)	Yeshiva(3)	155,025	(3)	$47.00	(3)	Various(3)	Various(3)
1578 Lexington Avenue New York, NY	NAP	138,165	Mount Sinai	138,165		$47.50		Q2-2024	432
488 Madison Avenue New York, NY	NAP	142,308	Archdiocese of New York (ADNY)	142,308		$45.00		Q1-2024	378
1180 Avenue of the Americas New York, NY	NAP	46,000	Selfhelp Community Services	46,000		$53.00		Q1-2024	378
110 William Street New York, NY	NAP	640,744	DCAS	640,744		$45.00		Q4-2023	248
1334 York Avenue New York, NY	NAP	200,395	Weill Cornell Medicine	200,395		$67.50		Q4-2023	368
575 Lexington Avenue New York, NY	NAP	216,226	Weill Cornell Medicine (Expansion & Renewal)	216,226		$62.00		Q3-2023	360
5 Hanover Square New York, NY	NAP	62,969	Ideal School Manhattan	62,969		$46.00		Q3-2023	396
120 Broadway New York, NY	NAP	112,000	New York City Housing Development Corporation	112,000		$50.00		Q3-2023	360
(1)	Source: Appraisal unless otherwise indicated.
(2)	The appraisal utilized “Community Facility Leases” for comparable leases due to the office space at the Herald Center Property occupied by Yeshiva.
(3)	Based on the underwritten rent roll as of September 1, 2024.

B-51

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

The following table presents certain information relating to comparable retail leases for the Herald Center Property:

Comparable Retail Lease Summary(1)
Property Name/Location	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Term (Months)
Herald Center New York, NY	H&M Bank of America CL Vista Holdings LLC	62,800 5,293 2,308	$304.84 $688.45 $171.37	Various(2)	Various(2)
1466 Broadway New York, NY	Confidential	12,200	$204.92	Q3-2024	192
11 Times Square New York, NY	Confidential	49,982	$105.04	Q2-2024	198
5 Times Square New York, NY	Miniso	9,655	$372.86	Q1-2024	138
2 Times Square New York, NY	Van Leeuwen Ice Cream	600	$700.00	Q3-2023	120
2 Times Square New York, NY	Comur Corp - Sardinha Portuguesa	1,010	$772.28	Q3-2023	124
243 West 42nd Street New York, NY	Midtown Gifts	1,681	$550.27	Q3-2023	126
1501 Broadway New York, NY	Lids	954	$1,415.09	Q2-2023	120
112 West 34th Street New York, NY	Pandora	3,542	$409.37	Q1-2023	126
1100 Avenue of the Americas New York, NY	Bank of America	14,004	$402.00	Q1-2023	237
2 Herald Square New York, NY	Capital One	16,343	$431.38	Q4-2022	130
1500 Broadway New York, NY	Carlos Bakery	2,196	$760.00	Q2-2022	144
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll as of September 1, 2024.

The Borrowers and the Borrower Sponsor. The borrowers for the Herald Center Whole Loan are Herald Center Department Store of New York LLC and Herald Center Department Store of New York Leasehold LLC, each a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Herald Center Whole Loan. The borrower sponsor is J.E.M.B. Realty Corp. J.E.M.B. Realty Corp. was founded in 1990 by Morris Bailey and Joseph Jerome, who is one of the guarantors of the Herald Center Whole Loan. J.E.M.B. Realty Corp. is a family-run real estate development, investment and management company based in New York City. The non-recourse carveout guarantors for the Herald Center Whole Loan are Joseph Jerome and Bailey Family 1998 Grandchildren’s Trust. Mr. Jerome is a president of J.E.M.B. Realty Corp. Mr. Jerome also founded BUSAC Real Estate, which operate and manage office towers, shopping centers and residential complexes totaling over 6.5 million square feet across North America.

Property Management. The Herald Center Property is managed by J.E.M.B Realty Corp., an affiliate of the borrower sponsor.

Initial and Ongoing Reserves. At origination of the Herald Center Whole Loan, the borrowers deposited (i) approximately $1,196,026 into a real estate tax reserve account, (ii) $502,807 into a deferred maintenance reserve account, (iii) $31,005,000 into a Yeshiva reserve account, (iv) $2,465,548 into a Yeshiva seller work reserve account, (v) $268,391 into a rent concession reserve account and (vi) $800,250 into a reserve account for work relating to JIBEI.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the estimated annual real estate tax payments (initially estimated to be approximately $598,013).

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Herald Center Whole Loan documents and the borrowers provide evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums (which is currently the case).

B-52

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

Replacement Reserve – On a monthly basis, the borrowers are required to escrow approximately $4,453 for the payment or reimbursement of approved capital expenses.

Material Tenant Reserve – During the continuance of a Material Tenant Trigger Event (as defined below), the borrowers will be required to deposit the applicable Material Tenant Monthly Deposit (as defined below) for an approved Material Tenant (as defined below) TI/LC expenses in connection with any qualified Material Tenant Lease (as defined below), to be capped when the balance of the Material Tenant reserve reaches two years of full annual, unabated gross rent for the applicable Material Tenant.

A “Material Tenant” means (i) any tenant of all or a portion of the Herald Center Property under a Material Tenant Lease and (ii) Yeshiva or any person who succeeds to Yeshiva’s interests under the Yeshiva Lease.

A “Material Tenant Lease” means (i) the H&M lease, (ii) the Yeshiva Lease and/or the Leasehold Condominium documents, (iii) any lease which together with all other leases to the same tenant and to all affiliates of such tenant, (a) provides for rental income representing 15% or more of the total rental income for the Herald Center Property or (b) covers more than 15% or more of the total square feet at the Herald Center Property, or (iv) any instrument guaranteeing or providing credit support for any lease identified in the immediately preceding clauses (i), (ii) and/or (iii).

A “Material Tenant Go Dark Event” means that a Material Tenant goes dark or ceases to conduct business at all or a portion of its Material Tenant space for a period of six consecutive months or longer, other than (i) in connection with portions of the space demised to such Material Tenant that are not being utilized due to such Material Tenant’s implementation of a hybrid work program and each of the following conditions is satisfied: (x) a majority of such Material Tenant’s demised premises remains available and functional for the use contemplated by said Material Tenant Lease if and to the extent on any given day employees of such Material Tenant were to elect to utilize such space for work and (y) onsite staff remain in place during normal business hours at the applicable premises to implement and provide standard and customary services with respect to the applicable space, (ii) in the event that a Material Tenant subleases all or a portion of its Material Tenant space to a subtenant in accordance with the terms of the Herald Center Whole Loan documents and the applicable Material Tenant Lease, the initial period during which such Material Tenant or the subtenant is performing tenant improvements or remodeling the subleased premises in preparation for such subtenant to commence its operations at the subleased premises, in all cases in accordance with the terms of the Herald Center Whole Loan documents, provided that (x) the Material Tenant Lease remains in full force, (y) the Material Tenant continues to remain liable to the borrowers for all obligations under the Material Tenant Lease, and (z) the Material Tenant continues to pay all rent due under the Material Tenant Lease during the period any such tenant improvements or remodeling is being performed, (iii) with respect to the portion of the space in the Yeshiva Unit identified as Tranche 1 Premises, Tranche 2 Premises and Tranche 3 Premises only, the period commencing on January 3, 2025 and continuing through the date that is (A) with respect to Tranche 1 Premises, July 30, 2025, (such period from January 3, 2025 to July 30, 2025, the “Yeshiva Tranche 1 Pre-Possession Period”), (B) with respect to Tranche 2 Premises, 30 days after the Tranche 2 Commencement Date (such period from January 3, 2025 to 30 days after the Tranche 2 Commencement Date, the “Yeshiva Tranche 2 Pre-Possession Period”) and (C) with respect to Tranche 3 Premises, thirty (30) days after the Tranche 3 Commencement Date (such period from January 3, 2025 to 30 days after the Tranche 3 Commencement Date, the “Yeshiva Tranche 3 Pre-Possession Period”), a Material Tenant Go Dark Event is not deemed to have occurred with respect to (I) Tranche 1 Premises during the Yeshiva Tranche 1 Pre-Possession Period, (II) Tranche 2 Premises during the Yeshiva Tranche 2 Pre- Possession Period and (III) Tranche 3 Premises during the Yeshiva Tranche 3 Pre-Possession Period, or (iv) with respect to Tranche 1 Premises, Tranche 2 Premises and Tranche 3 Premises only, solely in connection with a permissible closure (as defined in the underlying lease). For the avoidance of doubt, a Material Tenant Go Dark Event with respect to Yeshiva is only deemed to occur if Yeshiva (or any permitted assignee of Yeshiva) has gone dark or ceases to conduct business in the ordinary course in each tranche for a period of six consecutive months or longer.

A “Material Tenant Monthly Deposit” means:

(1)	if a Material Tenant 35% Excess Cash Flow Event (as defined below) has occurred and is continuing, the amount of 35% of the excess cash flow;
(2)	if a Material Tenant 50% Excess Cash Flow Event (as defined below) has occurred and is continuing, the amount of 50% of the excess cash flow;
(3)	if a Material Tenant 75% Excess Cash Flow Event (as defined below) has occurred and is continuing, the amount of 75% of the excess cash flow;
(4)	if a Material Tenant 100% Excess Cash Flow Event (as defined below) has occurred and is continuing, the amount of 100% of the excess cash flow; or
(5)	if any Material Tenant Trigger Event (other than a Material Tenant Monthly Deposit Event (as defined below)) has occurred and is continuing, the amount of 100% of the excess cash flow.

A “Material Tenant Monthly Deposit Event” occurs if the following clauses are individually and/or collectively satisfied:

(1)	“Material Tenant 35% Excess Cash Flow Event”: if H&M is not dark and has a rating of BB-/Ba3 or above by all agencies but below BBB-/Baa3 by any agency;
(2)	“Material Tenant 50% Excess Cash Flow Event”: if H&M is not dark and has a rating of B-/B3 or above by all agencies but below BB-/Ba3 by any agency;
B-53

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%
(3)	“Material Tenant 75% Excess Cash Flow Event”: (i) if H&M is dark and (x) has a rating of BBB-/Baa3 or above by all agencies; or (y) has a rating of BB-/Ba3 or above by all agencies but below BBB-/Baa3 by any agency; or (ii) if H&M is not dark and has a rating below B-/B3 by any agency; or
(4)	“Material Tenant 100% Excess Cash Flow Event”: if H&M is dark and (i) has a rating of B-/B3 or above by all agencies but below BB-/Ba3 by any agency; or (ii) has a rating below B-/B3 by any agency.

A “Material Tenant Trigger Event” means (i) if a Material Tenant gives written notice to the borrowers of its intention to terminate or not extend its Material Tenant Lease; (ii) if, on or prior to the date that is 12 months prior to the then-applicable expiration date under its Material Tenant Lease, a Material Tenant does not extend its Material Tenant Lease on the same or equivalent terms expressly provided by such Material Tenant Lease; (iii) if, on or prior to the date by which a Material Tenant is required under its Material Tenant Lease to notify the borrowers of its election to extend such Material Tenant Lease, such Material Tenant does not give such notice; (iv) if a monetary or material non-monetary default beyond the expiration of applicable notice and/or cure periods occurs under a Material Tenant Lease; (v) any bankruptcy action of a Material Tenant or any parent company and/or lease guarantor with respect to a Material Tenant Lease; (vi) if a Material Tenant Lease is terminated or is no longer in full force and effect; (vii) if a Material Tenant Go Dark Event occurs with respect to any Material Tenant other than H&M; or (viii) the occurrence of a Material Tenant Monthly Deposit Event.

Leasehold Condominium Common Charges Reserve – Following the formation of the leasehold condominium, and only on each payment date during the continuance of a Trigger Period (as defined below), the borrowers are required to deposit an amount equal to 1/12th of the Leasehold Condominium Common Charges (as defined below) that the lender estimates will be payable by Leasehold Borrower at least 30 days prior to their respective due dates (all such amounts, collectively the “Leasehold Condominium Common Charges Fund”). If at any time the lender reasonably determines that the Leasehold Condominium Common Charges Fund is not or will not be sufficient to pay Leasehold Condominium Common Charges by the dates set forth above, the lender is required to notify the borrowers of such determination and the borrowers will be required increase their monthly payments to the Leasehold Condominium Common Charges Fund by the amount that the lender estimates is sufficient to make up the deficiency at least 30 days prior to delinquency of the Leasehold Condominium Common Charges.

“Leasehold Condominium Common Charges” means all common charges, maintenance fees and other assessments imposed on the Herald Center Property pursuant to the leasehold condominium documents, including, without limitation, water rates and sewer rates and rents as set forth in the Yeshiva Lease documents.

Underlying Lease Rent Reserve – On each payment date during a Trigger Period, the borrowers are required to pay an amount that is due and payable by the Leasehold Borrower in order to accumulate with the lender sufficient funds to pay all sums payable under the underlying lease at least seven business days prior to the dates due.

Lockbox / Cash Management. The Herald Center Whole Loan is structured with a hard lockbox with springing cash management. At origination of the Herald Center Whole Loan, the borrowers were required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. All funds received by the borrower or the property manager are required to be immediately deposited in such lockbox account. All funds deposited into the lockbox are required to be released to borrower on each business day as borrower elects unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, if lender elects (in its sole and absolute discretion) to deliver a restricted account notice, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Herald Center Whole Loan documents. All excess funds on deposit in the cash management account after the application of such funds in accordance with the Herald Center Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Herald Center Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. The Herald Center Whole Loan documents provide that so long as no event of default has occurred and is continuing, during a Trigger Period, lender may, in its sole and absolute discretion, upon written request from the borrower, disburse excess cash reserve funds (i) during the continuance of a Material Tenant Monthly Deposit Event, to pay the Material Tenant Monthly Deposit; (ii) during the continuance of any Material Tenant Trigger Event other than a Material Tenant Monthly Deposit Event, to the Material Tenant reserve; (iii) during the continuance of any Trigger Period other than a Material Tenant Trigger Event, to the excess cash reserve account; and (iv) during the continuance of a Material Tenant Monthly Deposit Event, other than a Material Tenant 100% Excess Cash Flow Event, provided no Material Tenant Trigger Event and/or Trigger Period is continuing, any remaining funds to the borrowers. Upon an event of default under the Herald Center Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (a) commencing upon the earliest of the occurrence of (i) an event of default, (ii) the debt service coverage ratio being less than: (x) 1.10x for two consecutive quarters from July 1, 2025 through June 30, 2026, (y) 1.15x for two consecutive quarters from July 1, 2026 through June 30, 2027 and (z) 1.20x for two consecutive quarters after June 30, 2027, and (iii) a Material Tenant Trigger Event; and (b) expiring upon (1) with respect to clause (i) above, the cure (if applicable) of such event of default, (2) with respect to clause (ii)(x) above, the date the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters, (3) with respect to clause (ii)(y) above, the date the debt service coverage ratio is equal to or greater than 1.15x for

B-54

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

two consecutive calendar quarters, (4) with respect to clause (ii)(z) above, the date the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, provided however, the borrowers may deliver to the lender a letter of credit in an amount which, if applied to the outstanding principal balance of the Herald Center Whole Loan, would cause the applicable debt service coverage ratio set forth in the immediately preceding clause (2), and (5) with respect to clause (iii) above, a Material Tenant Trigger Event no longer exists.

Current Mezzanine or Secured Subordinate Indebtedness. The Herald Center Property also secures the Herald Center Subordinate Companion Loan, which has a Cut-off Date principal balance of $141,000,000. The Herald Center Subordinate Companion Loan is co-terminous with the Herald Center Senior Loan and accrues interest at 7.90376110673759% per annum, resulting in a blended rate for the Herald Center Whole Loan of 6.59320% per annum. The Herald Center Senior Pari Passu Notes are senior in right of payment to the Herald Center Subordinate Notes. Note B is subordinate to the Herald Center Senior Pari Passu Notes but senior to the other Herald Center Subordinate Notes in right of payment. Note C is subordinate to the Herald Center Senior Pari Passu Notes and Note B but senior to the other Herald Center Subordinate Notes in right of payment. Note D is subordinate to the Herald Center Senior Pari Passu Notes, Note B and Note C but senior to the other Herald Center Subordinate Notes in right of payment. Note E is subordinate to the Herald Center Senior Pari Passu Notes, Note B, Note C and Note D but senior to Note F in right of payment. Note F is subordinate to the Herald Center Senior Pari Passu Notes and the other Herald Center Subordinate Notes in right of payment.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. At any time, following the creation of the leasehold condominium, other than 30 days prior to and following any Secondary Market Transaction (as defined below), provided no event of default has occurred and is continuing, the Yeshiva Unit can be released subject to satisfaction of certain conditions including, but not limited to:

(i)	No event of default exists as of each of the Leasehold Condominium Documents Notice Date (as defined below), the Leasehold Condominium Notice Date (as defined below), the Leasehold Condominium Date (as defined below) and/or the date of consummation of the partial release;
(ii)	The lender has received at least two business days prior written notice of the date on which the borrowers intend to consummate the actions described in clause (i) of the of the definition of Leasehold Condominium Conversion as set forth in the Herald Center Whole Loan documents (the date of such notice, the “Leasehold Condominium Documents Notice Date”) and 20 days prior written notice of the date on which the borrowers intend to consummate, together with Yeshiva, as applicable, the actions described in clauses (ii) through and including (iv) of the definition of Leasehold Condominium Conversion as set forth in the Herald Center Whole Loan documents (the date of such notice, the “Leasehold Condominium Notice Date”); provided that such 2-day period or 20-day period, as applicable, does not prohibit the occurrence of the actions described in the applicable clause(s) of the definition of leasehold condominium conversion (as set forth in the Herald Center Whole Loan documents) after the end of such 2-day or 20-day period, as applicable, to the extent that the borrowers (and Yeshiva, as applicable) have commenced pursuing the leasehold condominium conversion within such 2-day or 20-day period, as applicable, and thereafter are diligently pursuing in good faith such Leasehold Condominium Conversion in accordance with the terms and conditions hereof;
(iii)	The lender has received written evidence that upon implementation of the Leasehold Condominium Conversion, Yeshiva will promptly apply for an exemption under Section 420-a of the New York Real Property Tax Law (any such exemption being referred to herein as a “Tax Exemption”) and upon the granting of such Tax Exemption, retroactively to the Leasehold Condominium Date and such Tax Exemption will not be reallocated to the borrowers’ fee simple interest in the Herald Center Property; and
(iv)	The partial release occurs promptly after the leasehold condominium regime (as set forth in the Herald Center Whole Loan documents) becomes effective and all applicable Leasehold Condominium Documents have been recorded (the “Leasehold Condominium Date”).

A “Secondary Market Transaction” means any of the following actions by the lender: (i) to sell or otherwise transfer the Herald Center Whole Loan, (ii) to sell participation interests in the Herald Center Whole Loan or (iii) to securitize the Herald Center Whole Loan in a single asset securitization or a pooled asset securitization.

The lien of the leasehold mortgage on the Yeshiva Unit will be released upon the transfer of the Yeshiva Unit to Yeshiva. The fourth floor of the Herald Center Property will be released in connection with Yeshiva’s right of first offer. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Free Releases” in the Preliminary Prospectus for more information regarding Yeshiva’s right of first offer.

Ground Lease. The Herald Center Property is subject to an amended and restated ground lease that is scheduled to expire on the later of (x) June 30, 2056 or (y) the last day of the month during which occurs the day immediately preceding the date occurring 31 years after the condominium commencement date (which has not occurred yet). The ground lease was entered into between the Fee Borrower, as the lessor, and the Leasehold Borrower, as the lessee. The current annual ground lease rent as of the Cut-off Date is equal to $14,393,092. The annual ground lease rent will increase as set forth in the Herald Center Whole Loan documents. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the Preliminary Prospectus.

B-55

Mixed Use – Office/Retail 1293-1311 Broadway New York, NY 10001	Collateral Asset Summary – Loan No. 5 Herald Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.6% 3.10x 17.1%

Preferred Equity. On the origination date, BIG Herald Investments II, LLC, a Delaware limited liability company (the “Preferred Equity Investor”) made a preferred equity investment in Herald Center Department Store, L.P., a Delaware limited liability partnership, the sole member of the borrower (“Sole Member”) in the original amount of $30,000,000 (the “Origination Date Preferred Equity”). The rate of return on the Origination Date Preferred Equity is 13% provided, however, the current pay rate is 8% and the balance of 5% accrues until available cash flow is available to pay the accrued portion. Preferred Equity Investor established an interest rate reserve at the closing of the Preferred Equity Investment equal to $2,025,000. Upon the occurrences of certain events under the preferred equity documents, the Preferred Equity Investor is permitted to remove the general partner of the Sole Member and replace or designate a new general partner controlled by the Preferred Equity Investor, subject to the satisfaction of customary conditions precedent set forth in the Herald Center Whole Loan documents, which include, among other things, the Preferred Equity Investor being required to provide a supplemental guarantor having control of, or being under common control with, the borrower, Sole Member and the Herald Center Property, customary searches acceptable to the lender and written evidence that such supplemental guarantor can satisfy the then net worth and liquidity requirements. Provided the Preferred Equity Investor then satisfies the above, it will be deemed an acceptable supplemental guarantor. The supplemental guarantor is required to deliver a supplemental guaranty of recourse obligations and environmental substantially in the form delivered to the lender on the origination date by the guarantor, except that supplemental guarantor has no obligations for the following guaranteed amounts (and for which the guarantor on the origination date remains liable for):

(i)	The $60,000,000 partial loan guaranty until the leasehold condominium conversions occurs and the Yeshiva Unit is transferred to Yeshiva in accordance with the Herald Center Whole Loan documents and Yeshiva Lease documents;
(ii)	The redemption price related to the redemption of a limited partnership interest in Sole Member (the estimated redemption amount as of the origination date was $470,000); and
(iii)	For each tax year beginning with the 2024/2025 tax year, an amount equal to the difference between the actual taxes owed on the Herald Center Property and the projected tax amounts in the table set forth in the Herald Center Whole Loan documents, as such projected amount may be adjusted based on changes in millage rates and/or citywide tax increases unrelated to the leasehold condominium conversion.

B-56

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

B-57

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

B-58

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

B-59

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

B-60

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

B-61

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

Mortgage Loan Information		Property Information
Loan Sellers:	GACC, GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail – Super Regional Mall
Borrower Sponsor(s):	The Macerich Partnership, L.P.	Collateral(4):	Fee / Leasehold
Borrower(s):	Queens Center SPE LLC and Queens Center Pledgor LLC	Location:	Elmhurst, NY
Original Balance(1):	$47,500,000	Year Built / Renovated:	1973 / 2004
Cut-off Date Balance(1):	$47,500,000	Property Management:	Macerich Property Management Company, LLC
% by Initial UPB:	6.2%	Size(5):	412,033 SF
Interest Rate:	5.37000%	Appraised Value / Per SF:	$1,060,000,000 / $2,573
Note Date:	October 28, 2024	Appraisal Date:	September 19, 2024
Original Term:	60 months	Occupancy:	95.4% (as of October 7, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.8%
Original Amortization:	NAP	Underwritten NOI:	$53,620,566
Interest Only Period:	60 months	Underwritten NCF:	$52,532,319
First Payment Date:	December 6, 2024
Maturity Date:	November 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$49,730,304 (TTM September 30, 2024)
Additional Debt Balance(1):	$477,500,000	2023 NOI:	$52,482,275
Call Protection(2):	L(27),DorYM1(26),O(7)	2022 NOI:	$55,476,544
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$51,866,594

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$1,274
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$1,274
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	49.5%
Replacement Reserves:	$0	Springing	$206,017	Maturity Date LTV:	49.5%
TI / LC:	$0	Springing	$641,476	UW NOI DY:	10.2%
Other Reserve(6):	$12,211,534	$0	NAP	UW NCF DSCR:	1.84x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$525,000,000	85.2%	Loan Payoff	$601,802,949	97.7%
Borrower Sponsor Equity	91,238,851	14.8	Reserves	12,211,534	2.0
			Closing Costs	2,224,368	0.4
Total Sources	$616,238,851	100.0%	Total Uses	$616,238,851	100.0%
(1)	The Queens Center Mortgage Loan (as defined below) is part of the Queens Center Whole Loan (as defined below), which is comprised of 33 pari passu promissory notes with an aggregate original principal balance of $525,000,000. The Financial Information in the chart above is based on the Queens Center Whole Loan. See “—The Loan” below.
(2)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on December 6, 2024. Defeasance of the Queens Center Whole Loan in full is permitted at any time after the earlier to occur of (i) November 6, 2027 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Lockout Release Date”). In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of the Queens Center Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in May 2029, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Queens Center Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 27 payments is based on the anticipated closing date of the Benchmark 2025-V13 securitization in February 2025. The actual lockout period may be longer.
(3)	Please see “—Initial and Ongoing Reserves” below for further discussion of reserve information.
(4)	See “—Ground Lease” below.
(5)	Size is exclusive of 556,724 square feet associated with Macy’s and JCPenney, both of which are non-collateral anchor tenants.
(6)	The Other Reserve is comprised of $11,562,092 for outstanding tenant improvements and leasing commissions and $649,442 for gap rent.

The Loan. The sixth largest mortgage loan (the “Queens Center Mortgage Loan”) is part of a whole loan (the “Queens Center Whole Loan”) evidenced by 33 pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $525,000,000. The Queens Center Whole Loan is secured by the borrowers’ fee and leasehold interests in a 412,033 square foot retail property located in Elmhurst, New York (the “Queens Center Property”) as well as by the Pledgor Borrower’s (as defined below) membership interest in the Property Borrower (as defined below). The Queens Center Mortgage Loan is evidenced by the non-controlling Notes A-1-3, A-1-4-2, A-2-4-2, and A-2-5 with an aggregate outstanding principal balance as of the Cut-off Date of $47,500,000. The Queens Center Whole Loan was originated by German American Capital Corporation (“GACC”), Goldman Sachs Bank USA (“GSBI”), JPMorgan Chase Bank, National Association (“JPMCB”), Bank of Montreal (“BMO”) and Morgan Stanley Bank, N.A. (“MSBNA”). GACC

B-62

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

is selling Note A-1-3 and Note A-1-4-2 with an aggregate outstanding principal balance as of the Cut-off Date of $29,000,000. GSBI is selling Note A-2-4-2 and Note A-2-5 with an aggregate outstanding principal balance as of the Cut-off Date of $18,500,000.

The relationship between the holders of the Queens Center Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Queens Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2024-5C31 securitization trust. See “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Queens Center Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$50,000,000	$50,000,000	BBCMS 2024-5C31	Yes
A-1-2	$25,000,000	$25,000,000	Benchmark 2024-V12	No
A-1-3	$25,000,000	$25,000,000	Benchmark 2025-V13	No
A-1-4-1	$16,000,000	$16,000,000	BMO 2024-5C8	No
A-1-4-2	$4,000,000	$4,000,000	Benchmark 2025-V13	No
A-1-5	$15,000,000	$15,000,000	BMO 2024-5C8	No
A-1-6-1	$7,000,000	$7,000,000	Benchmark 2024-V12	No
A-1-6-2(1)	$8,000,000	$8,000,000	DBRI(2)	No
A-2-1	$15,000,000	$15,000,000	WFCM 2024-5C2	No
A-2-2-1	$10,000,000	$10,000,000	Benchmark 2024-V12	No
A-2-2-2	$5,000,000	$5,000,000	BMO 2024-5C8	No
A-2-3	$15,000,000	$15,000,000	BMO 2024-5C8	No
A-2-4-1	$11,500,000	$11,500,000	Benchmark 2024-V12	No
A-2-4-2	$3,500,000	$3,500,000	Benchmark 2025-V13	No
A-2-5	$15,000,000	$15,000,000	Benchmark 2025-V13	No
A-2-6	$25,000,000	$25,000,000	WCFM 2024-5C3	No
A-3-1	$43,000,000	$43,000,000	BANK5 2024-5YR11	No
A-3-2	$20,000,000	$20,000,000	BANK5 2024-5YR12	No
A-3-3	$15,000,000	$15,000,000	WFCM 2024-5C2	No
A-3-4	$15,000,000	$15,000,000	BANK5 2024-5YR12	No
A-3-5	$7,000,000	$7,000,000	BANK5 2024-5YR12	No
A-4-1-1	$10,000,000	$10,000,000	BBCMS 2024-5C31	No
A-4-1-2	$5,000,000	$5,000,000	BMO 2024-5C8	No
A-4-2	$15,000,000	$15,000,000	BMO 2024-5C8	No
A-4-3	$15,000,000	$15,000,000	Benchmark 2024-V12	No
A-4-4-1(1)	$8,500,000	$8,500,000	BMO	No
A-4-4-2	$6,500,000	$6,500,000	Benchmark 2024-V12	No
A-4-5(1)	$15,000,000	$15,000,000	BMO	No
A-4-6	$25,000,000	$25,000,000	BBCMS 2024-5C31	No
A-5-1	$32,000,000	$32,000,000	BANK5 2024-5YR11	No
A-5-2	$20,000,000	$20,000,000	BANK5 2024-5YR12	No
A-5-3	$15,000,000	$15,000,000	BANK5 2024-5YR12	No
A-5-4	$8,000,000	$8,000,000	BANK5 2024-5YR12	No
Total	$525,000,000	$525,000,000
(1)	Expected to be contributed to one or more future securitization transactions.
(2)	“DBRI” means DBR Investments Co. Limited, a Cayman Islands exempted company, and an affiliate of GACC.

B-63

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The Property. Built in 1973 and renovated in 2004, Queens Center (the “Queens Center Mall”) is a 968,757 square foot (412,033 collateral square feet) super regional mall located in Elmhurst, New York situated on an 11.21-acre parcel with 8.41 acres of owned acreage and 1,903 parking spaces. Of the 968,757 total square feet, 412,033 square feet constitutes the collateral for the Queens Center Whole Loan, with the remaining non-collateral areas of the Queens Center Mall occupied by Macy’s and JCPenney and owned by third parties.

Representing the sole enclosed super-regional shopping center in Queens, the Queens Center Mall attracts 9.4 million visitors annually and has a trade area of 2.4 million people as of 2022. The Queens Center Mall has historically benefited from high tenant demand with occupancy averaging nearly 99% over the last 10 years. Further, the Queens Center Property is currently 95.4% leased and features a mix of 120 national and regional tenants. Since 2022, the borrower sponsor has been able to re-tenant or renew over 60% of the collateral square feet. Recently, the borrower sponsor has leased to several new tenants including Primark (54,832 square feet), ZARA (36,463 square feet) and H&M (19,694 square feet).

The Queens Center Mall was originally acquired by the borrower sponsor in 1995. In 2004, the borrower sponsor invested $275.0 million to fully redevelop and expand the Queens Center Property. The expansion featured the addition of 250,000 in-line square feet and JCPenney’s development of an approximately 204,000 square foot box, which JCPenney subsequently sold to Ashkenazy Acquisition Corporation in January 2022. Since 2019, the borrowers have invested $65.2 million in leasing capital, common area renovations and operational upgrades, and as of the origination date had plans to invest an additional $13.0 million by the end of 2024 (such additional investment is not required or reserved for under the Queens Center Whole Loan documents). Of the $78.2 million spent or budgeted from 2019 through year end 2024, $15.2 million has been allocated toward the buildout of ZARA’s new 36,463 square foot store, which combined 10 in-line units across two floors. Furthermore, The Macerich Company (“Macerich”) has invested $19.7 million and $6.3 million in tenant allowances and buildout costs for Primark (54,832 square feet) and H&M (19,694 square feet), respectively.

According to the appraisal, the Queens Center Mall is a top-producing center in New York City, attracting significant foot traffic and generating over $500 million in annual sales. The Queens Center Mall’s sales PSF are significantly higher than the national average, with comparable mall shop sales reported at $1,731 PSF ($1,165 PSF excluding Apple). According to the borrower sponsor, as of TTM July 2024, the non-collateral Macy’s and JCPenney reported annual sales of $132,000,000 and $26,000,000, respectively.

Major Tenants. The four largest tenants by underwritten base rent at Queens Center Property are Primark, American Eagle Outfitters, H&M and ZARA.

Primark (54,832 square feet; 13.3% of NRA; 5.6% of underwritten base rent). Founded in 1969, Primark is an international fashion retailer that offers affordable fashion, home goods and accessories. Primark operates over 450 stores across 17 countries across Europe and the United States. The Queens Center Property hosts Primark’s newest location in the Tri-State area. Primark is in occupancy, having taken possession of its space in December 2024. Primark’s lease expires in January 2035, with two, five-year extension options remaining and a termination option in the event that gross sales between December 2027 and November 2028 do not exceed $23,000,000, provided Primark gives notice within 90 days following November 30, 2028.

American Eagle Outfitters (10,268 square feet; 2.5% of NRA; 3.4% of underwritten base rent). Founded in 1977, American Eagle Outfitters is a global specialty retailer that offers various types of apparel, intimates, activewear, accessories and personal care products. With over 1,000 stores worldwide, American Eagle Outfitters focuses on providing a unique shopping experience for the 15 to 25 year-old consumer demographic. American Eagle Outfitters reported annual sales for the TTM July 2024 period of $10,541,311 ($1,027 PSF). American Eagle Outfitters’ lease at the Queens Center Property expires in September 2032 and has no extension or termination options.

ZARA (36,463 square feet; 8.8% of NRA; 3.2% of underwritten base rent). Founded in 1974, ZARA is an international fashion retailer and part of the Inditex Group. ZARA operates approximately 3,000 stores in 96 countries, offering a wide range of fashion-forward apparel. ZARA’s forecasted reported annual sales for the TTM July 2024 period are $23,559,201 ($646 PSF). ZARA’s lease at the Queens Center Property expires in November 2033, with one, five-year extension option remaining and a termination option effective either (i) December 31, 2028 or (ii) May 31, 2031, in each case upon 270 days’ prior notice and payment of a termination fee.

H&M (19,694 square feet; 4.8% of NRA; 2.8% of underwritten base rent). Founded in 1947, H&M, part of the H&M Group, is a global fashion retailer offering a broad range of clothing and accessories for men, women and children. H&M has over 3,800 stores across 77 markets worldwide and is known for its commitment to affordable fashion. H&M’s lease at the Queens Center Property expires in January 2035, with two, four-year extension options remaining and a termination option if its gross sales (i) between January 2028 and December 2028 do not exceed $16,000,000 or (ii) between January 2031 and December 2031 do not exceed $18,000,000, in each case, provided H&M gives notice within 120 days following such period.

B-64

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The following table presents certain information relating to the sales history for the Queens Center Property:

Comparable Sales History(1)
	2019	2021	2022	2023	TTM July 2024
Comparable Inline (<10,000 SF) Sales PSF	$1,581	$1,615	$1,717	$1,751	$1,731
Comparable Inline (<10,000 SF excluding Apple) Sales PSF	$1,145	$1,122	$1,189	$1,147	$1,165
Comparable Inline (<10,000 SF excluding Apple) Occupancy Cost(2)	22.5%	21.7%	21.1%	22.8%	22.1%
Non-collateral Anchor Sales(3)	$173,300,000	$159,700,000	$164,000,000	$164,000,000	$158,000,000
Comparable Total Queens Center Mall Sales	$616,120,375	$536,343,372	$561,506,309	$562,896,033	$533,839,416
(1)	All sales information presented above is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor. 2020 numbers are excluded due to the COVID-19 pandemic.
(2)	Occupancy Cost is calculated based on gross sales divided by the sum of (i) contractual rent and (ii) reimbursements, each based on the underwritten rent roll dated October 7, 2024.
(3)	Includes sales of Macy’s and JCPenney, both of which are non-collateral anchors, as provided by the borrower sponsor.

B-65

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The following table presents certain information relating to the major tenants at the Queens Center Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)
Major Tenants
Primark(3)	NR/NR/NR	54,832	13.3%	$2,967,306	$54.12	5.6%	1/31/2035	Y
ZARA(4)	NR/NR/NR	36,463	8.8%	$1,700,000	$46.62	3.2%	11/30/2033	Y
H&M(5)	NR/NR/NR	19,694	4.8%	$1,477,050	$75.00	2.8%	1/31/2035	Y
American Eagle Outfitters	NR/NR/NR	10,268	2.5%	$1,773,181	$172.69	3.4%	9/30/2032	N
Subtotal/Wtd. Avg.		121,257	29.4%	$7,917,537	$65.30	15.0%
Select In-Line < 10,000 SF
Apple Store	Aaa/AA+/NR	8,706	2.1%	$1,558,044	$178.96	3.0%	7/31/2025	N
Finish Line	NR/NR/NR	8,625	2.1%	$1,669,923	$193.61	3.2%	8/31/2025	N
Adidas(6)(7)	NR/NR/NR	8,183	2.0%	$1,104,705(6)	$135.00	2.1%	1/31/2029	N
The Cheesecake Factory	NR/NR/NR	8,077	2.0%	$848,085	$105.00	1.6%	1/31/2037	N
Hollister Co.	NR/NR/NR	8,028	1.9%	$879,028	$109.50	1.7%	1/31/2027	N
Victoria’s Secret	NR/NR/NR	7,767	1.9%	$1,285,796	$165.55	2.4%	1/31/2033	N
Subtotal/Wtd. Average		49,386	12.0%	$7,345,580	$148.74	13.9%
Other Tenants		222,284	53.9%	$37,530,596	$168.84	71.1%
Occupied Collateral Total		392,927	95.4%	$52,793,713	$134.36	100.0%
Vacant Space(8)		19,106	4.6
Collateral Total		412,033	100.0%

(1)	Based on the underwritten rent roll dated as of October 7, 2024 and exclusive of 556,724 square feet associated with Macy’s and JCPenney, both of which are non-collateral anchors.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Primark has the right to terminate its lease if its gross sales between December 2027 and November 2028 do not exceed $23,000,000, provided it gives notice within 90 days following November 30, 2028, and pays a termination fee.
(4)	ZARA has the right to terminate its lease effective either (i) December 31, 2028 or (ii) May 31, 2031, in each case upon 270 days’ prior notice and payment of a termination fee.
(5)	H&M has the right to terminate its lease if its gross sales (i) between January 2028 and December 2028 do not exceed $16,000,000 or (ii) between January 2031 and December 2031 do not exceed $18,000,000, in each case, provided that it gives notice within 120 days following such period and pays a termination fee.
(6)	During the period commencing January 2024 and continuing through December 2024, in lieu of fixed minimum rent and percentage rent set forth in the lease, Adidas pays reduced monthly rent in the amount of (a) $92,058.75 plus (b) the product obtained by multiplying 6% by annual gross sales in excess of $14,452,452.47.
(7)	If Adidas’ gross sales for calendar year 2024 (the “Test Period”) do not exceed $7,000,000, anytime during the 60-day period immediately following the Test Period, Adidas will have the one-time right to terminate its lease upon 90 days’ prior written notice and the payment of a termination fee. Adidas’ sales for the TTM July 2024 period were $5,438,309.
(8)	Vacant includes 8,351 square feet currently occupied by tenants known to be vacating that is underwritten as vacant. The Queens Center Property was 97.4% physically occupied inclusive of such tenants as of October 7, 2024.

B-66

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The following table presents certain information relating to the lease rollover schedule at the Queens Center Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA(3)	% of Owned GLA(3)	Cumulative % of Owned GLA(3)	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2025 & MTM	99,396	24.1%	24.1%	$14,024,662	26.6%	$141.10	38
2026	37,142	9.0%	33.1%	$7,896,124	15.0%	$212.59	17
2027	25,249	6.1%	39.3%	$3,456,921	6.5%	$136.91	13
2028	19,816	4.8%	44.1%	$3,090,862	5.9%	$155.98	11
2029	32,294	7.8%	51.9%	$6,424,947	12.2%	$198.95	16
2030	8,572	2.1%	54.0%	$1,167,451	2.2%	$136.19	5
2031	389	0.1%	54.1%	$175,873	0.3%	$452.12	1
2032	11,788	2.9%	56.9%	$1,966,221	3.7%	$166.80	2
2033	52,114	12.6%	69.6%	$3,599,219	6.8%	$69.06	8
2034	12,981	3.2%	72.7%	$3,290,888	6.2%	$253.52	10
2035 & Thereafter	93,186	22.6%	95.4%	$7,700,543	14.6%	$82.64	8
Vacant	19,106	4.6%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	412,033	100.0%		$52,793,713	100.0%	$134.36	129
(1)	Based on the underwritten rent roll as of October 7, 2024.
(2)	Certain tenants may have lease termination options that were not taken into account in the Lease Rollover Schedule.
(3)	Expiring Owned GLA, % of Owned GLA and Cumulative % of Owned GLA are exclusive of 556,724 square feet associated with Macy’s and JCPenney, both of which are non-collateral anchor tenants.

B-67

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Queens Center Property:

Cash Flow Analysis
	2019	2020	2021	2022	2023	TTM 9/30/2024	U/W(1)	U/W Per SF
Rents in Place	$67,057,833	$59,301,650	$52,916,768	$51,918,944	$52,818,458	$51,520,695	$52,793,713	$128.13
Rent Steps	0	0	0	0	0	0	1,247,807	$3.03
Vacant Income	0	0	0	0	0	0	4,370,011	$10.61
Gross Potential Income	$67,057,833	$59,301,650	$52,916,768	$51,918,944	$52,818,458	$51,520,695	$58,411,531	$141.76
Reimbursements	30,790,847	29,765,742	27,453,264	29,305,910	29,580,066	30,900,451	31,470,373	$76.38
Percentage Rent	87,927	284,409	1,504,768	1,176,649	211,061	4,663	0	$0.00
Other Income(2)	18,077,641	9,515,462	14,790,599	20,746,611	16,405,772	15,580,030	15,262,235	$37.04
Net Rental Income	$116,014,248	$98,867,263	$96,665,399	$103,148,114	$99,015,357	$98,005,839	$105,144,139	$255.18
(Vacancy/Bad Debt)(3)	(482,316)	(7,429,704)	3,086,693	(396,362)	285,757	(1,035,603)	(4,370,011)	($10.61)
Effective Gross Income	$115,531,932	$91,437,559	$99,752,092	$102,751,752	$99,301,114	$96,970,236	$100,774,128	$244.58
Real Estate Taxes	28,285,488	29,999,255	29,577,588	27,309,540	26,831,221	26,587,630	26,925,545	$65.35
Insurance	254,934	356,236	424,981	453,227	419,257	486,435	531,957	$1.29
Management Fee	1,106,734	952,496	923,502	1,003,129	876,335	860,247	1,000,000	$2.43
Ground Rent Expense	441,719	441,719	461,478	471,358	471,358	502,544	608,041	$1.48
Other Operating Expenses	17,087,387	11,923,051	16,497,949	18,037,954	18,220,668	18,803,076	18,088,019	$43.90
Total Expenses	$47,176,262	$43,672,757	$47,885,498	$47,275,208	$46,818,839	$47,239,932	$47,153,562	$114.44
Net Operating Income	$68,355,670	$47,764,802	$51,866,594	$55,476,544	$52,482,275	$49,730,304	$53,620,566	$130.14
Capital Expenditures	0	0	0	0	0	0	119,490	$0.29
TI/LC	0	0	0	0	0	0	968,757	$2.35
Net Cash Flow(4)	$68,355,670	$47,764,802	$51,866,594	$55,476,544	$52,482,275	$49,730,304	$52,532,319	$127.50

Occupancy	98.9%	97.9%	97.6%	98.7%	98.9%	95.4%	95.8%
NCF DSCR(5)	2.39x	1.67x	1.81x	1.94x	1.84x	1.74x	1.84x
NOI Debt Yield(5)	13.0%	9.1%	9.9%	10.6%	10.0%	9.5%	10.2%

(1)	Based on the underwritten rent roll dated October 7, 2024.

(2)	Other Income is based on the borrower sponsor’s budget and includes income from parking, business development/advertising, specialty leasing, overage rent and other miscellaneous income.

(3)	Vacancy/Bad Debt reflects bad debt for historical periods and vacancy for U/W. Positive periods reflect recovery of bad debt.

(4)	The decrease in Net Cash Flow from 2019 to 2020 and subsequent increase from 2020 to 2021 is primarily attributable to impacts from the COVID-19 pandemic.

(5)	Debt service coverage ratios and debt yields are based on the Queens Center Whole Loan.

Appraisal. According to the appraisal, the Queens Center Property had an “as-is” appraised value of $1,060,000,000 as of September 19, 2024. The table below shows the appraisal’s “as-is” conclusions.

Property	Appraised Value(1)	Capitalization Rate(2)
Queens Center	$1,060,000,000	5.25%
(1)	Source: Appraisal.
(2)	The appraisal used a discounted cash flow approach to arrive at the appraised value. The capitalization rate shown above represents the overall capitalization rate.

Environmental Matters. According to the Phase I environmental site assessment dated October 18, 2024, there was no evidence of any recognized environmental conditions at the Queens Center Property.

B-68

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The Market. The Queens Center Property is located in the Elmhurst neighborhood of Queens, New York. Elmhurst is a densely populated area with a mix of residential and commercial developments. The neighborhood is well-connected via public transportation, including the Long Island Rail Road and New York City subway system, providing access to Manhattan and other parts of New York City. The area is characterized by a diverse population and a variety of housing types, including multi-tenant rentals and cooperative apartments. In 2023, the average household income within a one-, three- and five-mile radius was $86,791, $92,204 and $98,765, respectively. In 2023, the population within the same radii was 191,469, 907,210 and 2,357,847, respectively.

The Queens Center Mall benefits from its location and strong tenant mix, making it a key retail center in the region. Notably, Apple is a significant draw, with TTM July 2024 sales of approximately $130 million. According to the appraisal, the Queens retail market, as of the second quarter of 2024, had a total inventory of approximately 5.7 million square feet with an 11.3% vacancy rate.

As the only enclosed super regional shopping center in Queens County, the Queens Center Property serves a trade area of 2.4 million people and approximately 861,000 households. Queens County spans 108.7 square miles and is home to 2.3 million residents, making Queens the fourth densest county in the United States. The Queens Center Mall’s trade area is characterized by a dynamic and culturally rich population with an average household income of approximately $104,000. The Queens Center Mall has four power centers and four super-regional retail centers in its market; however, the Queens Center Mall offers superior access via car, bus, subway or foot, as it is located adjacent to a highly trafficked subway station and the intersection of Queens Boulevard, Woodhaven Boulevard and the Long Island Expressway.

The following table presents certain information relating to the appraisal’s market rent conclusions for the Queens Center Property:

Market Rent Summary(1)
	Market Rent (PSF)	Lease Term (Yrs.)	Rent Increase Projections	New Tenant Improvements PSF	Renewal Tenant Improvements PSF
0 – 1,000 SF	$225.00	5	3% per annum	$100.00	$25.00
1,001 – 2,000 SF	$200.00	5	3% per annum	$100.00	$25.00
2,001 – 3,000 SF	$200.00	5	3% per annum	$100.00	$25.00
3,001 – 5,000 SF	$175.00	5	3% per annum	$100.00	$25.00
5,001 – 7,500 SF	$150.00	10	3% per annum	$100.00	$25.00
7,501+ SF	$150.00	10	3% per annum	$100.00	$25.00
Jewelry	$400.00	10	3% per annum	$100.00	$25.00
Food Court	$410.00	10	3% per annum	$250.00	$75.00
Kiosk 0-100 SF	$2,000.00	5	3% per annum	$0.00	$0.00
Kiosk 100+ SF	$650.00	5	3% per annum	$0.00	$0.00
Major	$75.00	10	10% in Year 6	$100.00	$25.00
Junior Anchor	$50.00	10	10% in Year 6	$100.00	$25.00
(1)	Information obtained from the appraisal.

B-69

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

The table below presents certain information relating to retail centers comparable to the Queens Center Property identified by the appraisal:

Competitive Set(1)
Property Name	Year Built/Renovated	Total NRA	Total Occupancy	Anchor / Major Tenants	Distance to Queens Center Property
Queens Center	1973 / 2004	412,033(2)	95.4%(2)	Primark, ZARA(2)	NAP
Queens Place Retail Center	1965 / 1999, 2001	445,953	96.0%	Target, Macy’s Furniture Store, DSW Shoes, Best Buy, Lidl	One Block North
Rego Park Center I	1996 / 2005	342,869	75.0%	Burlington, Marshalls	Two Blocks South
Rego Park Center II	2010 / NAP	616,820	100.0%	Costco, At Home, Aldi, Petco, TJ Maxx	Two Blocks South
The Shops at Atlas Park	2006 / NAP	372,000	95.0%	Ashley Furniture, Forever 21, HomeGoods, NYSC, Regal Cinemas, Ulta, TJ Maxx	1.8 Miles South
Kings Plaza(3)	1969 / 2018	1,146,035	88.0%	Burlington, Lowe’s, Macy’s, Target, Primark	10.0 Miles South
Green Acres Mall(3)	1956 / 2016	2,075,000	93.0%	Macy’s, Kohl’s, Primark	11.0 Miles Southeast
Staten Island Mall(3)	1972 / 2018	1,700,000	94.0%	Primark, JC Penney, Macy’s, Lidl, AMC Theatres	22.0 Miles Southwest
Roosevelt Field	1956 / 2014	2,330,000	98.0%	Bloomingdale’s, JC Penney, Primark, Macy’s, Nordstrom, Dick’s Sporting Goods, Neiman Marcus	15.0 Miles East
Weighted Average			93.9%(4)
(1)	Information obtained from the appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll dated as of October 7, 2024 and does not include 556,724 SF of space associated with Macy’s and JCPenney, which are non-collateral anchor tenants.
(3)	Owned by the borrower sponsor.
(4)	Weighted Average excludes the Queens Center Property.

The Borrowers and the Borrower Sponsor. The borrowers are Queens Center SPE LLC (the “Property Borrower”) and Queens Center Pledgor LLC (the “Pledgor Borrower”; together with the Property Borrower, the “Borrowers”), each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the Queens Center Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is The Macerich Partnership, L.P., which is a subsidiary of Macerich. Macerich is a fully integrated, self-managed and self-administered real estate investment trust. Developing and managing properties that serve as community cornerstones, Macerich currently owns 44 million square feet of real estate consisting primarily of interests in 41 retail centers.

Property Management. The Queens Center Property is currently managed by Macerich Property Management Company, LLC, an affiliate of the Borrowers.

Initial and Ongoing Reserves. On the origination date, the Borrowers were required to make an upfront deposit of $11,562,092 into a reserve for outstanding tenant improvements and leasing commissions and $649,442 for gap rent.

Tax Escrows – During the continuance of a Trigger Period (as defined below), the Borrowers are required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months (initially estimated to be approximately $2,243,795 monthly).

Insurance Escrows – The Borrowers are not required to make deposits into an insurance reserve so long as no Trigger Period is continuing, and the Borrowers deliver to the lender reasonably satisfactory evidence that all insurance premiums have been timely paid. In addition, unless an event of default for which the lender has commenced an enforcement action is continuing, the Borrowers are not required to make deposits into an insurance reserve if the Queens Center Property is insured under an acceptable blanket policy. If none of the conditions for suspension of the insurance reserve are satisfied, the Borrowers are required to escrow 1/12th of the annual estimated insurance payments on a monthly basis. As of the origination date of the Queens Center Whole Loan, a blanket insurance policy was in place.

Replacement Reserve – During the continuance of a Trigger Period, the Borrowers are required to escrow approximately $8,584 on a monthly basis for replacement reserves, subject to a cap of $206,017.

TI/LC Reserve – During the continuance of a Trigger Period, the Borrowers are required to escrow approximately $26,728 on a monthly basis for ongoing rollover reserves, subject to a cap of $641,476.

B-70

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

Lockbox / Cash Management. The Queens Center Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers and property manager, as applicable, are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received in such account within three business days after receipt. So long as no Trigger Period is continuing, the Borrowers will have access to the funds deposited into the lockbox account, and may utilize the lockbox account as their operating account. During the continuance of a Trigger Period, the Borrowers will no longer have any further access to the funds in the lockbox account, and such funds in the lockbox account are required to be swept to a lender-controlled cash management account, and applied and disbursed in accordance with the Queens Center Whole Loan documents, with any excess funds (i) to be deposited into an excess cash flow reserve account held by the lender as cash collateral for the Queens Center Whole Loan during the continuance of such Trigger Period or (ii) if no Trigger Period is continuing, disbursed to the Borrowers.

A “Trigger Period” means the period commencing upon the occurrence of (i) an event of default or (ii) the debt service coverage ratio being less than 1.40x for two consecutive calendar quarters. A Trigger Period will end with respect to (a) clause (i), if the cure of the event of default has been accepted by the lender or (b) clause (ii), if (x) the debt service coverage ratio is greater than or equal to 1.40x for two consecutive calendar quarters or (y) the Borrowers have (1) after the Lockout Release Date, prepaid the Queens Center Whole Loan in an amount that would result in a debt service coverage ratio of 1.40x in accordance with the Queens Center Whole Loan documents or (2) delivered to the lender cash or other securities acceptable to the lender in accordance with the Queens Center Whole Loan documents as additional collateral for the Queens Center Whole Loan in an amount that when added to underwritten net operating income would result in a debt service coverage ratio at least equal to 1.40x.

Current Mezzanine or Secured Indebtedness None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. The Borrowers are permitted to obtain the free release (without prepayment or defeasance) of Out Parcels (as defined below) provided certain conditions are satisfied, including among others, (i) certification by the Borrowers that the release will not materially and adversely affect the use, operations, economic value of or the revenue produced by (exclusive of the economic value or revenue lost attributable to the Out Parcel being released) the remaining improvements located on the Queens Center Property as a retail shopping center; (ii) the released Out Parcel constitutes a separate tax lot (or the owner of the released Out Parcel is contractually obligated to pay its share of taxes), (iii) compliance with all applicable laws, reciprocal easement agreements and material leases and (iv) compliance with REMIC related conditions.

“Out Parcels” means (A) certain real property that is as of the date of any potential release is non-income producing and unimproved for tenant occupancy and the release of which does not have a material adverse effect on (i) the business, profits, operations or condition (financial) of the Borrowers, (ii) the ability of the Borrowers to repay the Queens Center Whole Loan in accordance with the terms of the Queens Center Whole Loan documents or (iii) the ongoing operations of the remaining Queens Center Property; and (B) improved by structures that (i) were vacant as of the origination date and (ii) have been vacant and non-income producing continuously since the origination date and for at least three years prior to the date of any potential release.

Ground Lease. A 17,450 square foot portion of the Queens Center Property located on the northeast corner of 92nd Street and 59th Avenue (the “Ground Leased Parcel”) is subject to a ground lease (the “Ground Lease”) between Tiliakos Enterprises LLC, as the ground landlord (the “Ground Landlord”), and the Property Borrower, as the ground tenant (in such capacity, the “Ground Tenant”). The current annual base rent is $595,510, which is required to be adjusted every three years by the greater of (a) $325,000 (which was the initial annual base rent) or (b) the adjusted annual base rent based on the Consumer Price Index. The Ground Lease has a maturity date of May 31, 2048, with no renewal options, but with a purchase option for the Property Borrower, exercisable as follows: between May 1, 2039 and April 30, 2046, the Ground Landlord must serve notice to the Ground Tenant for the Ground Tenant to purchase the ground-leased parcel (the “Put Right”), with the notice date being deemed to be March 2, 2046, provided that if the Ground Landlord fails to provide such notice by April 30, 2046, then the Ground Tenant will subsequently have three years to send notice of its acceptance of the Put Right beginning 60 days after Ground Landlord’s notice is sent (the “Call Right”). The Ground Landlord and the Ground Tenant are each required to appoint an appraiser, and to agree to a third, disinterested appraiser, to obtain a fair market value of the Ground Leased Parcel, and the average of the two closest valuations will be treated as the purchase price to be paid by the Ground Tenant for the Ground Leased Parcel.

Shared Tax Lot. A portion of the Queens Center Property to the west of 92nd Street and the Macy’s parcel together constitute a single tax lot (the “Shared Tax Lot”). The real estate taxes on the Shared Tax Lot are allocated between Macy’s and the Property Borrower under a reciprocal easement agreement (the “REA”). Under the REA, Macy’s pays approximately 40% of the total property taxes assessed against the Shared Tax Lot to the Property Borrower, who then makes the required tax payments. There are no other operating covenants in place governing the operation of the Shared Tax Lot.

In the event of default under the Queens Center Whole Loan documents, the lender has the right to require, among other related rights, the Borrowers to exercise the rights of the Property Borrower under the REA to pursue the creation of a separate tax lot for the portion of the Queens Center Property that is part of the Shared Tax Lot, such that no portion of the Queens Center Property shares a tax lot with any real property that is not subject to the lien of the Queens Center Whole Loan.

B-71

Retail – Super Regional Mall 90-15 Queens Boulevard Elmhurst, NY 11373	Collateral Asset Summary – Loan No. 6 Queens Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 49.5% 1.84x 10.2%

In September 2005, the City of New York advised that it would no longer accept deeds for recordation which affect only a portion of a tax lot, although the recordation of mortgages or instruments other than deeds is not affected by this advisement. The Borrowers and the non-recourse carveout guarantor have provided a non-recourse carveout for any losses arising from the lender’s inability to foreclose on the portion of the Queens Center Property that is part of the Shared Tax Lot caused by (i) the City of New York’s refusal to accept for recordation a deed in foreclosure with respect to such portion of the Queens Center Property and (ii) the Borrowers’ failure to promptly pursue the creation of a separate tax lot for the portion of the Queens Center Property that is part of the Shared Tax Lot.

B-72

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

B-73

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

B-74

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	SITG Capital Partners LLC	Collateral:	Fee
Borrower(s):	Trails at Dominion Park Property Company, LLC	Location:	Houston, TX
Original Balance:	$42,700,000	Year Built / Renovated:	1991 / 2020
Cut-off Date Balance:	$42,700,000	Property Management:	Texas Excel Property Management Services Corp
% by Initial UPB:	5.6%	Size:	843 units
Interest Rate:	6.20000%	Appraised Value / Per Unit:	$64,300,000 / $76,275
Note Date:	December 20, 2024	Appraisal Date:	December 3, 2024
Original Term:	60 months	Occupancy:	91.2% (as of October 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	91.3%
Original Amortization:	NAP	Underwritten NOI(2):	$3,746,826
Interest Only Period:	60 months	Underwritten NCF:	$3,518,045
First Payment Date:	February 6, 2025
Maturity Date:	January 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(2):	$3,087,102 (TTM October 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$3,203,165
Call Protection:	L(25),D(28),O(7)	2022 NOI:	$3,455,552
Lockbox / Cash Management:	Soft / Springing	2021 NOI:	$3,738,285

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$50,652
Taxes:	$158,418	$158,418	NAP	Maturity Date Loan / Unit:	$50,652
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	66.4%
Replacement Reserves:	$0	$19,065	NAP	Maturity Date LTV:	66.4%
Deferred Maintenance Reserve:	$134,700	$0	NAP	UW NOI DY:	8.8%
				UW NCF DSCR:	1.31x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$42,700,000	64.1%	Purchase Price	$62,000,000	93.0%
Equity Contribution:	23,959,391	35.9	Closing Costs	4,366,273	6.6
			Reserves	293,118	0.4
Total Sources	$66,659,391	100.0%	Total Uses:	$66,659,391	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	The increase from Most Recent NOI to Underwritten NOI is primarily due to the recognition of operational synergies by the borrower sponsor as part of the acquisition and a projected lower tax basis.

B-75

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

The Loan. The seventh largest mortgage loan (“The Trails at Dominion Park Mortgage Loan”) is evidenced by a single promissory note with a principal balance as of the Cut-off Date of $42,700,000, secured by a first lien deed of trust on the borrower’s fee interest in an 843-unit garden-style multifamily property (“The Trails at Dominion Park Property”) located in Houston, Texas. The Trails at Dominion Park Mortgage Loan was originated by Goldman Sachs Bank USA on December 20, 2024, has a 5-year interest-only term and accrues interest at a rate of 6.2000% per annum on an Actual/360 basis. The proceeds of The Trails at Dominion Park Mortgage Loan were used by the borrower to acquire The Trails at Dominion Park Property, fund upfront reserves and pay origination costs. The Trails at Dominion Park Mortgage Loan had an original term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The scheduled maturity date of The Trails at Dominion Park Mortgage Loan is the payment date in January 2030.

The Property. The Trails at Dominion Park Property is a garden-style multifamily property totaling 843 units located on a 49.11-acre site in Houston, Texas. The improvements were built in 1991. The Trails at Dominion Park Property has a current occupancy of 91.2% as of October 31, 2024. Amenities at the Trails at Dominion Park Property include a business center, clubhouse, common laundry, dog park, fitness center, on-site manager, perimeter fence and a swimming pool.

The Trails at Dominion Park Mortgage Loan was structured with a master lease to be a Shari’ah compliant loan. Title to The Trails at Dominion Park Property is held by the borrower, which master leases The Trails at Dominion Park Property to SKE TX Trails LLC, a single-purpose entity (the “Master Lessee”). The rent payable pursuant to the master lease is intended to cover the debt service payments required under The Trails at Dominion Park Mortgage Loan, as well as reserve payments and any other sums due under The Trails at Dominion Park Mortgage Loan. At origination, the lender received a fee deed of trust from the borrower on its interest in The Trails at Dominion Park Property. The lender also secured a full subordination of the master lease to The Trails at Dominion Park Mortgage Loan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Shari’ah Compliant Loans” in the Prospectus.

The following table presents certain information relating to the Unit Mix Summary at The Trails at Dominion Property:

Unit Mix Summary – The Trails at Dominion Park Property(1)
Room Description	Units	Occupied Units	Avg Unit SF	Avg In-Place Rent Per Unit(2)	Total In-Place Rent
1BR/1BA	548	515	802	$863.26	$5,334,948
2BR/2BA	236	199	1,106	$1,128.62	$2,695,140
2BR/2.5BA	39	35	1,417	$1,259.89	$529,152
3BR/3BA	16	16	1,398	$1,502.81	$288,540
3BR/2.5BA	4	4	1,459	$1,384.75	$66,468
Total / Wtd. Avg.	843	769	930	$966.00	$8,914,248

(1)	Source: Borrower rent roll dated October 31, 2024.

(2)	Avg In-Place Rent Per Unit excludes vacant units.

B-76

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Trails at Dominion Park Property:

Cash Flow Analysis
	2021	2022	2023	TTM 10/31/2024(1)	U/W(1)	U/W Per Unit
Underwritten Residential Potential Rent	$8,749,933	$9,181,059	$9,710,147	$9,840,085	$9,750,561(2)	$11,567
Residential Vacancy Loss	(447,556)	(519,703)	(695,727)	(819,215)	(851,925)	($1,011)
Residential Bad Debt Loss	(178,727)	(279,837)	(299,667)	(305,852)	(252,800)	($300)
Residential Concessions	(206,413)	(263,317)	(158,928)	(327,315)	(231,075)	($274)
Residential Non-Revenue Unit Loss	(78,907)	0	(93,007)	(76,431)	(41,825)	($50)
Other Miscellaneous Revenue	1,654,951	2,048,871	2,220,694	2,322,452	2,322,452	$2,755
Effective Gross Revenue	$9,493,281	$10,167,073	$10,683,512	$10,633,724	$10,695,388	$12,687
Real Estate Taxes	1,374,018	1,745,900	1,831,852	1,922,888	1,629,900	$1,933
Insurance	310,772	350,681	488,109	609,305	758,000	$899
Utilities	1,119,682	860,363	1,659,900	1,556,402	1,597,485	$1,895
Repairs & Maintenance	939,135	1,520,778	1,129,712	1,156,044	1,045,320	$1,240
Management Fee	292,128	303,755	321,313	320,992	320,862	$381
Payroll (Office, Security, Maintenance)	1,285,081	1,406,867	1,543,881	1,532,620	1,201,275	$1,425
General and Administrative	434,180	523,177	505,580	448,371	395,720	$469
Total Expenses	$5,754,996	$6,711,521	$7,480,347	$7,546,622	$6,948,562	$8,243
Net Operating Income	$3,738,285	$3,455,552	$3,203,165	$3,087,102	$3,746,826	$4,445
Replacement Reserves	252,900	252,900	252,900	252,900	228,782	$271
Net Cash Flow	$3,485,385	$3,202,652	$2,950,265	$2,834,202	$3,518,045	$4,173

Occupancy(3)	94.9%	94.3%	92.8%	91.2%	91.3%(4)
NCF DSCR	1.30x	1.19x	1.10x	1.06x	1.31x
NOI Debt Yield	8.8%	8.1%	7.5%	7.2%	8.8%
(1)	The increase from TTM 10/31/2024 Net Operating Income to U/W Net Operating Income is primarily due to the recognition of operational synergies by the borrower sponsor as part of the acquisition and a projected lower tax basis.
(2)	Based on the underwritten rent roll dated October 31, 2024.
(3)	2021, 2022 and 2023 Occupancy is based on historical Residential Vacancy Loss figures.
(4)	U/W Occupancy represents economic occupancy.

B-77

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

Appraisal. According to the appraisal, The Trails at Dominion Park Property had an “as-is” appraised value of $64,300,000 as of December 3, 2024.

The Trails at Dominion Park Appraised Value(1)
Property	Appraised Value	Capitalization Rate
The Trails at Dominion Park	$64,300,000	6.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated December 19, 2024, there are no recognized environmental conditions at The Trails at Dominion Park Property.

The Market. The Trails at Dominion Park Property is located in the North Central submarket, within the Houston market. According to a third-party report, the third-quarter of 2024 occupancy in the submarket was 91.2% and average rent per month was $1,002.

The following table presents certain information relating to the comparable properties for The Trails at Dominion Park Property:

Comparable Properties – The Trails at Dominion Park Property(1)
Property	City, State	# of Units	Year Built	Occupancy	Rent/Unit
The Trails at Dominion Park	Houston, TX	843(2)	1991	91.2%(2)	$966(2)
Augusta North	Houston, TX	212	2000	85.9%	$1,062
Chartwell Court	Houston, TX	243	1995	93.0%	$1,334
Cypress Lake	Houston, TX	216	1995	92.2%	$1,182
Preserve At Cypress Creek	Houston, TX	156	1999	89.0%	$1,212
The Vanderbilt Apartments	Houston, TX	416	1983	90.1%	$1,028
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 31, 2024.

The Borrower and the Borrower Sponsor. The borrower is Trails at Dominion Park Property Company, LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Trails at Dominion Park Mortgage Loan.

The borrower sponsor is SITG Capital Partners LLC. The non-recourse carveout guarantors are Humaira Siddique, Mohammad Rahman and Joseph Fisher.

Property Management. The Trails at Dominion Park Property is managed by Texas Excel Property Management Services Corp.

Initial and Ongoing Reserves. At origination of The Trails at Dominion Park Mortgage Loan, the borrower deposited (i) approximately $158,418 into a real estate tax reserve and (ii) $134,700 into a deferred maintenance reserve for certain immediate repairs identified in the property condition report, such as repairs to parking, flatwork and walkways.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the annual reasonably estimated real estate taxes, which initially is estimated to be approximately $158,418.

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual reasonably estimated insurance premiums unless the borrower is maintaining a blanket policy in accordance with The Trails at Dominion Park Mortgage Loan documents. At origination, there was a blanket insurance policy at place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $19,065 (which represents $271.39 annually per multifamily unit at The Trails at Dominion Park Property).

B-78

Multifamily – Garden 200 Dominion Park Drive Houston, TX 77090	Collateral Asset Summary – Loan No. 7 The Trails at Dominion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,700,000 66.4% 1.31x 8.8%

Lockbox / Cash Management. The Trails at Dominion Park Mortgage Loan documents require a soft lockbox and springing cash management. The borrower is required to cause all funds and other income from The Trails at Dominion Park Property to be deposited into a lender-controlled lockbox account. On each business day during the continuance of a Cash Trap Event Period (as defined below) or an event of default under The Trails at Dominion Park Mortgage Loan, all amounts in the lockbox account in excess of $5,000 are required to be remitted to a lender-controlled cash management account. On each business day that no Cash Trap Event Period exists, all funds in the lockbox account in excess of $5,000 are required to be swept into an operating account controlled by the borrower or Master Lessee.

On each due date during the continuance of a Cash Trap Event Period, all funds on deposit in the cash management account in excess of $5,000 after payment of debt service, required reserves and budgeted operating expenses are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Trails at Dominion Park Mortgage Loan.

“Cash Trap Event Period” means each period (i) commencing during an event of default under The Trails at Dominion Park Mortgage Loan documents or (ii) commencing when the debt service coverage ratio (as calculated under The Trails at Dominion Park Mortgage Loan documents), determined as of the first day of any calendar quarter for the immediately preceding calendar quarter, is less than 1.15x, and respectively concluding upon the cure of such event of default or when the debt service coverage ratio, determined as of the first day of each of two consecutive calendar quarters for each immediately preceding calendar quarter, is at least equal to 1.15x. A Cash Trap Event Period will also commence upon the borrower’s third (and any subsequent) failure to deliver annual, quarterly or monthly financial reports as and when required under the Trails at Dominion Park Mortgage Loan documents and will conclude when such reports are delivered.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. None.

B-79

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%

B-80

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%

B-81

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Hospitality – Full Service
Borrower Sponsor(s):	Jack Dushey, Harry Adjmi, Ken Hart and Oxbridge Properties, Inc.	Collateral:	Leasehold
Borrower(s):	34th Hotel Ventures LLC	Location:	New York, NY
Original Balance(1):	$40,000,000	Year Built / Renovated:	2016 / NAP
Cut-off Date Balance(1):	$40,000,000	Property Management:	365 Management Company, LLC
% by Initial UPB:	5.2%	Size:	348 Rooms
Interest Rate:	6.98900%	Appraised Value / Per Room:	$180,000,000 / $517,241
Note Date:	January 28, 2025	Appraisal Date:	May 20, 2024
Original Term:	60 months	Occupancy:	88.9% (as of October 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	88.9%
Original Amortization:	NAP	Underwritten NOI:	$15,452,874
Interest Only Period:	60 months	Underwritten NCF:	$13,671,663
First Payment Date:	March 6, 2025
Maturity Date:	February 6, 2030	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$15,799,532 (TTM October 31, 2024)
Additional Debt Balance(1):	$50,000,000	2023 NOI:	$14,840,538
Call Protection:	L(11),YM1(42),O(7)	2022 NOI:	$11,955,385
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	$3,184,362

Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / Room:	$258,621
Taxes	$0	Springing	NAP	Maturity Date Loan / Room:	$258,621
Insurance	$0	Springing	NAP	Cut-off Date LTV:	50.0%
Replacement Reserves	$0	(3)	$6,500,000	Maturity Date LTV:	50.0%
Ground Rent Reserve	$206,250	$206,250	NAP	UW NOI DY:	17.2%
				UW NCF DSCR:	2.14x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$90,000,000	100.0%	Loan Payoff	$88,670,907	98.5%
			Closing Costs	996,618	1.1
			Upfront Reserves	206,250	0.2
			Principal Equity Distribution	126,225	0.1
Total Sources	$90,000,000	100.0%	Total Uses:	$90,000,000	100.0%
(1)	The Renaissance New York Midtown Hotel Mortgage Loan (as defined below) is part of the Renaissance New York Midtown Hotel Whole Loan (as defined below), which is evidenced by three pari passu promissory notes with an aggregate principal balance of $90,000,000. The Financial Information presented above is based on the aggregate principal balance of the promissory notes comprising the Renaissance New York Midtown Hotel Whole Loan.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	Monthly Replacement Reserves are 1/12th of 4% of the Operating Income of the Renaissance New York Midtown Hotel Property (as defined below) during the immediately preceding 12-month period.

B-82

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%

The Loan. The eighth largest mortgage loan (the “Renaissance New York Midtown Hotel Mortgage Loan”) is part of a whole loan with an original principal balance as of the Cut-off Date of $90,000,000 (the “Renaissance New York Midtown Hotel Whole Loan”), secured by the borrower’s leasehold interest in a 348-room full service hotel located in New York, New York (the “Renaissance New York Midtown Hotel Property”). The Renaissance New York Midtown Hotel Whole Loan was originated by Goldman Sachs Bank USA on January 28, 2025, has a 5-year interest-only term and accrues interest at a rate of 6.98900% per annum on an Actual/360 basis. The Renaissance New York Midtown Hotel Whole Loan had an original term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The scheduled maturity date of the Renaissance New York Midtown Hotel Whole Loan is the payment date in February 2030.

The Renaissance New York Midtown Hotel Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2025-V13 trust until the controlling Note A-1 is securitized, whereupon the Renaissance New York Midtown Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Renaissance New York Midtown Hotel Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$50,000,000	$50,000,000	GSBI	Yes
A-2	35,000,000	35,000,000	Benchmark 2025-V13	No
A-3	5,000,000	5,000,000	Benchmark 2025-V13	No
Whole Loan	$90,000,000	$90,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The Renaissance New York Midtown Hotel Property consists of a 7,357 square foot site located along the southern side of West 35th Street proximate to Times Square and Herald Square in New York, New York. The site is legally defined as Block 784, Lot 54, and resides within one block of Madison Square Garden. The site is currently improved with a 39-story, 348-room full-service Renaissance by Marriott hotel that opened in March 2016. The property features a food and beverage program operated by a third-party company, Backal Management Group. Outlets managed by the operator include the Versa restaurant and the Thread Bar, in addition to the MClub Lounge. Other current amenities and facilities include the concierge desk, business center, fitness center, sundry shop, and 3,509 square feet of meeting space. The property is subject to a ground lease with approximately 58 years remaining on the lease (scheduled to end on November 1, 2083).

The following table presents the guestroom mix of the Renaissance New York Midtown Hotel Property:

Guestroom Mix(1)
Room Type	Room Count
View King	80
View Queen/Queen	22
King Suite	6
Queen/Queen	51
King	183
Balcony King	6
Total	348
(1)	Source: Appraisal.

B-83

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at Renaissance New York Midtown Hotel Property:

Cash Flow Analysis
	2019	2020	2021	2022	2023	TTM 10/31/2024	U/W	U/W Per Room(1)
ADR	$322.65	$199.23	$241.86	$347.27	$368.63	$389.66	$389.66
RevPAR	$290.82	$126.62	$164.42	$282.46	$327.00	$346.31	$346.31

Rooms Revenue	$36,940,539	$16,127,935	$20,885,248	$35,877,765	$41,535,712	$44,108,355	$43,987,840	$126,402
Other Departmental Revenue	66,288	37,310	81,752	142,746	159,158	151,428	151,014	$434
Miscellaneous Income	298,339	85,828	114,850	274,879	412,347	391,417	391,417	$1,125
Total Operating Revenue	$37,305,166	$16,251,072	$21,081,849	$36,295,390	$42,107,217	$44,651,200	$44,530,271	$127,961
Rooms Expense	8,249,337	2,764,667	3,700,858	7,043,850	8,182,340	8,860,624	8,836,415	$25,392
Food and Beverage Expense	7,355	30,611	2,313	0	0	0	0	$0
Other Departmental Expense	10,850	15,641	33,730	27,078	31,380	22,080	22,020	$63
Miscellaneous Expenses	29,298	6,408	9,086	21,745	24,721	24,904	24,904	$72
Total Departmental Expenses	$8,296,841	$2,817,326	$3,745,988	$7,092,673	$8,238,441	$8,907,608	$8,883,339	$25,527
Administrative and General	4,014,215	1,956,928	1,960,831	2,787,207	3,327,955	3,337,926	3,337,926	$9,592
Information and Telecommunications Systems	384,588	194,040	253,468	433,245	463,699	465,828	465,828	$1,339
Sales and Marketing	1,189,505	544,736	1,175,932	1,669,080	1,863,223	1,963,719	1,963,719	$5,643
Franchise Fees	3,567,820	1,421,107	1,981,819	3,664,522	4,274,902	4,553,703	4,530,566	$13,019
Property Operation and Maintenance	1,693,985	1,207,893	1,180,657	1,614,969	1,734,404	1,810,021	1,810,021	$5,201
Utilities	700,912	684,239	821,040	742,683	969,389	936,071	936,071	$2,690
Base Management Fee	1,119,016	487,458	632,456	1,088,867	1,263,229	1,339,523	1,335,908	$3,839
Incentive Management Fee	0	0	0	0	0	0	53,973	$155
Restaurant Income	(806,828)	(112,683)	(230,011)	(577,464)	(904,291)	(808,166)	(808,166)	$(2,322)
Ground Rent	2,250,000	2,250,000	2,306,250	2,461,306	2,475,112	2,475,000	2,584,171	$7,426
Property and Other Taxes	2,976,549	3,221,168	3,661,280	2,859,811	3,234,382	3,480,089	3,594,222	$10,328
Insurance	454,322	436,714	407,778	503,105	326,235	390,345	389,819	$1,120
Total Expenses	$25,840,926	$15,108,929	$17,897,488	$24,340,005	$27,266,679	$28,851,667	$29,077,397	$83,556
Net Operating Income	$11,464,240	$1,142,143	$3,184,362	$11,955,385	$14,840,538	$15,799,532	$15,452,874	$44,405
FF&E	0	0	0	0	0	0	1,781,211	5,118
Net Cash Flow	$11,464,240	$1,142,143	$3,184,362	$11,955,385	$14,840,538	$15,799,532	$13,671,663	$39,286

Occupancy	90.1%	63.6%	68.0%	81.3%	88.7%	88.9%	88.9%
NCF DSCR(2)	1.80x	0.18x	0.50x	1.87x	2.33x	2.48x	2.14x
NOI Debt Yield(2)	12.7%	1.3%	3.5%	13.3%	16.5%	17.6%	17.2%
(1)	U/W Per Room is based on 348 rooms.
(2)	NCF DSCR and NOI Debt Yield are based on the Renaissance New York Midtown Hotel Whole Loan.

B-84

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%

Appraisal. According to the appraisal, the Renaissance New York Midtown Hotel Property had an “as-is” appraised value of $180,000,000 as of May 20, 2024. The table below shows the appraisal’s “as-is” conclusions:

Renaissance New York Midtown Hotel Appraised Value(1)
Property	Appraised Value	Capitalization Rate
Renaissance New York Midtown Hotel	$180,000,000	7.47%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated June 7, 2024, there are no recognized environmental conditions at the Renaissance New York Midtown Hotel Property.

The Market. The Renaissance New York Midtown Hotel Property is located in the Midtown South submarket in New York City. As of January 2025, the Midtown South submarket occupancy rate was 86.3% and the average ADR was $301.51, per a third-party report.

The following table presents competitive properties of the Renaissance New York Midtown Hotel Property:

Competitive Properties(1)
		Demand Segmentation
Property Name	Year Built	# of Rooms	Commercial	Meeting & Group	Leisure	Total Meeting Space (SF)
Renaissance New York Midtown Hotel	2016	348	35%	15%	50%	3,509.00
Courtyard New York Manhattan Fifth Avenue	1990	189	35%	10%	55%	0
Residence Inn New York Manhattan Times Square	2005	357	35%	15%	50%	3,722
DoubleTree New York City Chelsea	2009	236	30%	10%	60%	0
Hilton Garden Inn West 35th	2009	298	35%	10%	55%	397
Ace Hotel New York	1905	286	40%	10%	50%	2,800
Kimpton Hotel Eventi	2010	292	30%	25%	45%	15,500
Courtyard by Marriott Manhattan Times Square West	2013	224	35%	10%	55%	655
Homewood Suites by Hilton New York Times Square South	2014	293	35%	10%	55%	1,050
Total / Wtd. Avg.		2,523	37%	13%	50%	27,633

(1)	Source: Appraisal.

The following table presents competitive sales of the Renaissance New York Midtown Hotel Property:

Competitive Sales(1)
Property Name	City, State	Sale Price ($mm)	Sale Date	Keys	Price Per Key ($k)
Renaissance New York Midtown Hotel	New York, NY	$180.0	NAP	348	$517.20
Mondrian New York Park Avenue	New York, NY	125.7	July 2023	189	665.10
Double Tree, Hyatt Centric Midtown, Le Meridien	New York, NY	300.0	Dec 2023	557	538.60
Hilton Garden Inn Times Square North	New York, NY	88.5	Sep 2021	196	451.50
The Ned Nomad	New York, NY	130.0	July 2021	168	773.80
(1)	Source: Appraisal.

The Borrower and the Borrower Sponsors. The borrower is 34th Hotel Ventures LLC, a New York limited liability company and special purpose entity with a Delaware limited liability company (itself a special purpose entity with one independent director) as its manager. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Renaissance New York Midtown Hotel Whole Loan.

The borrower sponsors and non-recourse guarantors are Jack Dushey, Harry Adjmi, Ken Hart and Oxbridge Properties, Inc.

Property Management. The Renaissance New York Midtown Hotel Property is managed by 365 Management Company, LLC.

B-85

Hospitality – Full Service 218 West 35th Street New York, NY 10001	Collateral Asset Summary – Loan No. 8 Renaissance New York Midtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.0% 2.14x 17.2%

Initial and Ongoing Reserves.

Tax Reserve – On a monthly basis, the borrower is required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Renaissance New York Midtown Hotel Property that the lender reasonably estimates will be payable during the next ensuing 12 months; provided, however, that the tax reserve will be conditionally waived for so long as the borrower provides the lender with evidence that the lender secured by the fee interest is reserving property taxes for the fiscal year and no event of default is continuing under the Renaissance New York Midtown Hotel Whole Loan documents.

Insurance Reserve – On a monthly basis, the borrower is required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months; provided, however, that the insurance reserve will be conditionally waived for so long as the borrower provides the lender with evidence that the lender secured by the fee interest is reserving insurance premiums for the fiscal year and no event of default is continuing under the Renaissance New York Midtown Hotel Whole Loan documents.

Ground Rent Reserve – At loan origination, the borrower deposited $206,250 into a ground lease reserve. On a monthly basis, the borrower is required to deposit into a ground rent reserve an amount equal to 1/12th of the ground rent for the Renaissance New York Midtown Hotel Property that the lender reasonably estimates will be payable during the next ensuing 12 months, initially estimated to be $206,250.

FF&E Reserve – On a monthly basis, the borrower is required to deposit into an FF&E reserve an amount equal to the product of (x) 1/12 times (y) 4% times (z) the operating income of the Renaissance New York Midtown Hotel Property during the immediately preceding 12-month period, capped at an amount equal to $6,500,000.

Lockbox / Cash Management. The Renaissance New York Midtown Hotel Whole Loan is structured with a springing lockbox and springing cash management. Within two business days of the occurrence of a Renaissance New York Midtown Hotel Trigger Period (as defined below) or an event of default under the Renaissance New York Midtown Hotel Whole Loan documents, the borrower will be required to direct each of the credit card companies or credit card clearing banks with which the property manager has entered into merchant’s or other credit card agreements all payments to a lender-controlled lockbox account. In addition, during the occurrence of a Renaissance New York Midtown Hotel Trigger Period or an event of default under the Renaissance New York Midtown Hotel Whole Loan, the borrower is required to cause all cash revenues and all other money received by the borrower or the property manager (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account by the end of the second, business day following receipt. At the end of each business day during the continuance of a Renaissance New York Midtown Hotel Trigger Period or event of default under the Renaissance New York Midtown Hotel Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. On each payment date during the continuance of a Renaissance New York Midtown Hotel Trigger Period (or, at the lender’s discretion, during an event of default under the Renaissance New York Midtown Hotel Whole Loan documents), all funds on deposit in the cash management account after payment of taxes, ground rent, insurance premiums and debt service on the Renaissance New York Midtown Hotel Whole Loan and excess cash flow is required to be deposited into an excess cash flow reserve account as additional collateral for the Renaissance New York Midtown Hotel Whole Loan.

“Renaissance New York Midtown Hotel Trigger Period” means each period that commences when the debt yield, determined as of the first day of any fiscal quarter, is less than 9.5% and concludes when the debt yield, determined as of the first day of any fiscal quarter thereafter, is equal to or greater than 9.5%.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. The Renaissance New York Midtown Hotel Whole Loan is secured by the borrower’s leasehold interest in the Renaissance New York Midtown Hotel Property. The borrower, 34th Hotel Ventures LLC, entered into a ground sublease with 34th Street Penn Association LLC, as ground lessor, on May 15, 2013 with an expiration date of November 1, 2083. Ground rent is currently $206,250 per month, or approximately $2,475,000 per annum, and is subject to 10% increases every six years, with two fair market resets in 2065 and 2075. See “Description of the Mortgage Pool—Leasehold Interests” in the Preliminary Prospectus.
Franchise Agreement. The Renaissance New York Midtown Hotel Property is subject to a 30-year franchise agreement between the related borrower, as franchisee, and Marriott International, Inc., as franchisor. The term of the related franchise agreement commenced on March 21, 2016 and expires on March 21, 2046 without any renewal options.

B-86

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

B-87

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

jcpenney
Anchor / Major
Junior Anchor
Inline
Vacant
Not Part of Collateral
N
AMERICAN EAGLE
la Vie en Rose
ALTAR'D STATE
CHAMPS
VICTORIA'S SECRET
ANN TAYLOR
TORRID
H&M
Buckle
JIMMY JAZZ
ZALES
LUSH
BARNES & NOBLE
The Cheesecake Factory
macy's
KAY
carter's
chico's
PACSUN
VANS
SHOE DEPT. ENCORE
J.CREW
FOREVER 21
ALDO
HOLLISTER
VACANT
SEPHORA
Phoenix
THEATRES
MAIN EVENT
URBAN OUTFITTERS
VON MAUR

B-88

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

B-89

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%
Mortgage Loan Information		Property Information
Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail – Super Regional Mall
Borrower Sponsor(s):	PREIT Associates, L.P.	Collateral(3):	Fee
Borrower(s):	PR Woodland Limited Partnership and PR Woodland Anchor-S, LLC	Location:	Kentwood, MI
Original Balance(1):	$30,000,000	Year Built / Renovated:	1968 / 1998, 2019
Cut-off Date Balance(1):	$30,000,000	Property Management:	PREIT Services, LLC (sponsor affiliate)
% by Initial UPB:	3.9%	Size(3):	563,041 SF
Interest Rate:	7.35000%	Appraised Value / Per SF:	$151,000,000 / $268
Note Date:	November 19, 2024	Appraisal Date:	September 17, 2024
Original Term:	60 months	Occupancy:	95.5% (as of November 11, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	94.9%
Original Amortization:	NAP	Underwritten NOI:	$12,020,353
Interest Only Period:	60 months	Underwritten NCF:	$11,524,346
First Payment Date:	January 6, 2025
Maturity Date:	December 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$11,892,540 (TTM August 31, 2024)
Additional Debt Balance(1):	$50,000,000	2023 NOI:	$11,494,074
Call Protection:	L(26),D(29),O(5)	2022 NOI:	$11,503,714
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$11,650,954

Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$142
Taxes:	$1,197,863	$399,288	NAP	Maturity Date Loan / SF:	$142
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	53.0%
Replacement Reserves:	$0	$13,001	NAP	Maturity Date LTV:	53.0%
TI / LC:	$1,500,000	Springing	$1,500,000	UW NOI DY:	15.0%
Other:	$460,074	$0	NAP	UW NCF DSCR:	1.93x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$80,000,000	83.4%	Loan Payoff	$90,784,742	94.6%
Borrower Sponsor Equity	15,928,155	16.6	Reserves	3,157,937	3.3
			Closing Costs(4)	1,985,476	2.1
Total Sources	$95,928,155	100.0%	Total Uses	$95,928,155	100.0%
(1)	The Woodland Mall Mortgage Loan (as defined below) is part of the Woodland Mall Whole Loan (as defined below), which is evidenced by six pari passu promissory notes with an aggregate principal balance of $80,000,000. The Financial Information presented above is based on the aggregate principal balance of the promissory notes comprising the Woodland Mall Whole Loan.
(2)	Please see “—Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	The Woodland Mall Property (as defined below) consists of 563,041 square feet of collateral and does not include Non-Collateral Square Footage (as defined below).
(4)	Closing Costs include an $800,000 interest rate buydown credit.

B-90

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

The Loan. The ninth largest mortgage loan (the “Woodland Mall Mortgage Loan”) is part of a whole loan (the “Woodland Mall Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $80,000,000. The Woodland Mall Mortgage Loan is evidenced by the non-controlling Notes A-2, A-3, A-5 and A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $30,000,000. The Woodland Mall Whole Loan was originated on November 19, 2024 by Starwood Mortgage Capital LLC (“SMC”). Bank of Montreal (“BMO”) subsequently purchased Notes A-4, A-5 and A-6 on November 20, 2024 and is expected to purchase Notes A-2 and A-3 on or prior to the securitization closing date. The Woodland Mall Whole Loan is secured by the borrowers’ fee simple interest in a 563,041 square foot portion of a 1,031,952 square foot super regional mall located in the Grand Rapids suburb of Kentwood, Michigan (the “Woodland Mall Property”). The Woodland Mall Property does not include any portion of the mall that is occupied by J.C. Penney, Macy’s, Main Event and Verizon (which are each corporately-owned). The Woodland Mall Whole Loan has a five-year interest-only term accruing interest at a rate of 7.35000% per annum on an Actual/360 basis. The scheduled maturity date of the Woodland Mall Whole Loan is December 6, 2029.

The controlling A-1 Note was securitized in the BMO 2024-5C8 securitization and the Woodland Mall Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2024-5C8 trust securitization. The relationship between the holders of notes evidencing the Woodland Mall Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement – Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Woodland Mall Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$30,000,000	BMO 2024-5C8	Yes
A-2	$12,000,000	$12,000,000	Benchmark 2025-V13	No
A-3	$6,000,000	$6,000,000	Benchmark 2025-V13	No
A-4	$20,000,000	$20,000,000	BMO 2024-5C8	No
A-5	$8,000,000	$8,000,000	Benchmark 2025-V13	No
A-6	$4,000,000	$4,000,000	Benchmark 2025-V13	No
Whole Loan	$80,000,000	$80,000,000

The Property. The Woodland Mall Property is part of a single-story, super-regional mall located in the Grand Rapids suburb of Kentwood, Michigan. The Woodland Mall Property consists of 563,041 of owned square feet within a super-regional mall of 1,031,952 square feet, which is anchored by an 86,165 square foot Von Maur (ground leased), a 254,905 square foot J.C. Penney (non-collateral), a 157,316 square foot Macy’s (non-collateral), a 48,690 square foot Main Event (non-collateral). Macy’s, J.C. Penney, Main Event and Verizon (the “Non-Collateral Tenants”) make up the 468,911 square feet not owned by the borrower sponsor (the “Non-Collateral Square Footage”). The Woodland Mall Property is 95.5% leased as of November 11, 2024. The Woodland Mall Property has 5,000 surface parking spaces, resulting in a parking ratio of approximately 4.85 spaces per 1,000 square feet of space including Non-Collateral Tenants.

The Woodland Mall Property is positioned to capture shoppers from households in the communities of Ada, Cascade and East Grand Rapids. In addition to key anchor tenants, the Woodland Mall Property features Apple, Pottery Barn, Altar’d State, Williams-Sonoma, Urban Outfitters and Dry Goods. Additional non-collateral parcels feature REI Co-op and Kohl’s Department Store. Comparable in-line tenant sales for tenants less than 10,000 square feet at the Woodland Mall Property were $684 per square foot for the trailing 12 months ending August 2024 equating to an occupancy cost of approximately 8.8%. Comparable in-line sales excluding Apple over the same period were approximately $462 per square foot equating to an occupancy cost of approximately 13.0%.

The borrower sponsor originally purchased the Woodland Mall Property in 2005 for approximately $177.4 million. The borrower sponsor’s total reported cost basis is approximately $305.0 million including the original purchase price, capital expenditures, and various parcel purchases and sales. Since 2016, the borrower sponsor has invested approximately $114.3 million into the Woodland Mall Property including the purchase of a box formerly occupied by Sears in 2016 for approximately $22.7 million. After purchasing the former Sears store in 2016, the borrower sponsor demolished the approximately 313,000 square foot space and commenced a major renovation, investing approximately $91.6 million in capital expenditures into the Woodland Mall Property to add a new wing that is currently anchored by Von Maur and occupied by tenants such as Sephora, Urban Outfitters and Williams-Sonoma. This renovation also added The Cheesecake Factory, Red Robin and On The Border Mexican Grill to the open air dining section of the Woodland Mall Property, included a newly renovated theater space for Phoenix Theatres, which executed a 15-year lease in June 2022, and facilitated the replacement of Sears with new anchor tenant Von Maur. Apple, which has been a tenant at the Woodland Mall Property since 2017, also opened a new larger store nearly doubling its footprint as part of the renovation completed by the borrower sponsor. Apple now occupies 7,277 square feet and reported sales of approximately $51.7 million ($7,108 per square foot) for the trailing 12 months ending August 2024.

B-91

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

Major Tenants. The three largest tenants based on underwritten base rent are Phoenix Theatres, Victoria’s Secret and Apple.

Phoenix Theatres (46,922 square feet, 8.3% of net rentable area (“NRA”), 4.8% of underwritten base rent): Phoenix Theatres is a Michigan-based movie theater chain founded in 2000. Phoenix Theatres has four theaters in Michigan and another four theaters located in Iowa, Massachusetts and Ohio. According to the tenant, Phoenix Theatres spent approximately $4.3 million in building out its 14-screen space. Phoenix Theatres occupies 46,922 square feet on a lease that expires June 30, 2037 with three, five-year lease renewal options and no termination options.

Victoria’s Secret (11,506 square feet, 2.0% of NRA, 4.0% of underwritten base rent): Victoria’s Secret (NYSE: VSCO) is an American lingerie, clothing, and beauty retailer. The company was founded in 1977 and is headquartered in Reynoldsburg, Ohio. Victoria’s Secret operates approximately 1,350 stores in 70 countries and employs more than 30,000 people. Victoria’s Secret occupies an 11,506 square feet space under a lease that commenced on September 21, 2018 and expires January 31, 2029 with no renewal or termination options.

Apple (7,277 square feet, 1.3% of NRA, 3.9% of underwritten base rent) Apple is an American multinational technology company headquartered in Cupertino, California. Apple operates over 500 stores across the world and has over 160,000 employees. Apple has been a tenant at the Woodland Mall Property since March 2017. Apple occupies 7,277 square feet on a lease expiring on March 31, 2027 with two, 5-year renewal options and no termination options.

The following table presents certain information relating to comparable in-line sales of the Woodland Mall Property:

Comparable In-Line Sales(1)
	2020	2021	2022	2023	August 2024 TTM
In-Line Sales Under 10,000 SF (PSF)	$410	$632	$646	$613	$684
Occupancy Cost	NAV	9.4%	9.7%	9.5%	8.8%
In-Line Sales Under 10,000 SF (PSF) (excluding Apple)	$301	$463	$454	$421	$462
Occupancy Cost (excluding Apple)	NAV	12.3%	13.2%	13.1%	13.0%
(1)	All information regarding sales and occupancy costs presented in this term sheet with respect to the Woodland Mall Property is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported, sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor. Sales are as of the 12 months ended August 2024.

B-92

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

The following table presents certain information relating to the top 10 tenants by underwritten base rent (of which, certain tenants have co-tenancy provisions) at the Woodland Mall Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Total Mall NRA (SF)	% of Total Collateral NRA(3)		UW Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date	Renewal Option	Termination Option
Non-Collateral Anchor Tenants
J.C. Penney	NR/NR/NR	254,905	NA	P	$0	$0.00	0.0%	NAV	NAV	NAV
Macy’s	Ba2/BB+/NR	157,316	NA	P	0	0.00	0.0	NAV	NAV	NAV
Main Event	NR/NR/NR	48,690	NA	P	0	0.00	0.0	NAV	NAV	NAV
Verizon	NR/NR/NR	8,000	NA	P	0	0.00	0.0	NAV	NAV	NAV
Non-Collateral Anchor Tenants Subtotal/ Wtd. Avg.		468,911	NA	P	$0	$0.00	0.0%
Collateral Anchor Tenants
Von Maur(4)	NR/NR/NR	86,165	15.3%		$200,000	$2.32	1.6%	1/31/2119	None	N
Top 10 Tenants
Phoenix Theatres	NR/NR/NR	46,922	8.3%		$586,525	$12.50	4.8%	6/30/2037	3, 5-year	N
Victoria’s Secret	B1/BB-/NR	11,506	2.0		483,252	$42.00	4.0	1/31/2029	None	N
Apple	Aaa/AA+/NR	7,277	1.3		471,233	$64.76	3.9	3/31/2027	2, 5-year	N
American Eagle Outfitters	NR/NR/NR	9,490	1.7		467,193	$49.23	3.8	12/31/2026	None	N
The Cheesecake Factory	NR/NR/NR	8,387	1.5		402,576	$48.00	3.3	1/31/2040	2, 5-year	N
Barnes & Noble	NR/NR/NR	37,393	6.6		400,000	$10.70	3.3	1/31/2030	None	N
Pottery Barn	NR/NR/NR	10,226	1.8		399,018	$39.02	3.3	1/31/2026	None	N
Kay Jewelers	NR/NR/NR	1,660	0.3		272,871	$164.38	2.2	12/31/2028	None	N
Altar’d State	NR/NR/NR	9,197	1.6		272,523	$29.63	2.2	6/30/2029	None	N
Urban Outfitters	NR/NR/NR	8,000	1.4		255,600	$31.95	2.1	1/31/2030	1, 5-year	N
Top 10 Tenants Subtotal / Wtd. Avg.		150,058	26.7%		$4,010,791	$26.73	32.8%
Remaining Occupied		301,402	53.5%		$8,199,302	$27.20	67.2%
Occupied Collateral Total		537,625	95.5%		$12,210,093	$22.71	100.0%
Vacant		25,416	4.5%
Collateral Total / Wtd. Avg.		563,041	100.0%

Collateral + Non Collateral Total		1,031,952

(1)	Based on the underwritten rent roll dated November 11, 2024 inclusive of rent steps totaling $118,067 through July 2025 and average rent through the Woodland Mall Whole Loan term for two investment-grade tenants totaling $20,997.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	% of Total Collateral NRA refers only to the Woodland Mall Property and does not include the portion occupied by the Non-Collateral Tenants.
(4)	Von Maur operates under a ground lease.

B-93

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

The following table presents certain information relating to the lease rollover schedule at the Woodland Mall Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2024 & MTM	14,232	2.5%	2.5%	$278,775	2.3%	$19.59	6
2025	42,393	7.5%	10.1%	$925,120	7.6%	$21.82	22
2026	85,398	15.2%	25.2%	$2,174,188	17.8%	$25.46	17
2027	51,412	9.1%	34.4%	$1,995,383	16.3%	$38.81	18
2028	35,387	6.3%	40.6%	$1,200,161	9.8%	$33.92	10
2029	46,170	8.2%	48.8%	$1,636,947	13.4%	$35.45	11
2030	67,560	12.0%	60.8%	$1,656,918	13.6%	$24.53	12
2031	18,128	3.2%	64.1%	$530,683	4.3%	$29.27	5
2032	0	0.0%	64.1%	$0	0.0%	$0.00	0
2033	24,008	4.3%	68.3%	$135,000	1.1%	$5.62	2
2034	9,880	1.8%	70.1%	$385,217	3.2%	$38.99	3
2035 & Thereafter	143,057	25.4%	95.5%	$1,291,701	10.6%	$9.03	4
Vacant	25,416	4.5%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	563,041	100.0%	100.0%	$12,210,093	100.0%	$22.71	110
(1)	Information is based on the underwritten rent roll dated November 11, 2024 inclusive of rent steps totaling $118,067 through July 2025 and average rent through the Woodland Mall Whole Loan term for two investment-grade tenants totaling $20,997.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.

B-94

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Woodland Mall Property:

Cash Flow Analysis
	2021	2022	2023	TTM 8/31/2024	U/W	U/W Per SF
Rents in Place(1)	$9,987,657	$10,605,401	$11,263,905	$12,021,681	$12,071,029	$21.44
Rent Steps(2)	0	0	0	0	139,064	$0.25
Vacant Income	0	0	0	0	936,738	$1.66
Gross Potential Income	$9,987,657	$10,605,401	$11,263,905	$12,021,681	$13,146,831	$23.35
Utility Reimbursements	$1,461,870	$1,428,460	$1,366,988	$1,468,819	$1,468,819	$2.61
Reimbursements	5,019,202	4,822,809	4,736,665	4,832,824	4,790,089	$8.51
Percent in Lieu(3)	2,083,442	2,201,573	1,745,089	1,198,494	1,360,906	$2.42
Overage Rent	519,762	374,588	512,303	749,044	723,877	$1.29
Specialty Leasing	1,001,405	1,035,641	1,018,101	898,218	898,218	$1.60
Net Rental Income	$20,073,337	$20,468,472	$20,643,050	$21,169,080	$22,388,740	$39.76
Other Income	$948,062	$763,681	$956,578	$1,040,540	$1,040,540	$1.85
(Vacancy/Bad Debt)	0	0	0	0	(997,788)	($1.77)
Effective Gross Income	$21,021,399	$21,232,152	$21,599,628	$22,209,620	$22,431,491	$39.84
Real Estate Taxes	$4,240,550	$4,330,094	$4,521,570	$4,602,251	$4,641,356	$8.24
Insurance	321,466	353,763	398,949	411,622	351,424	$0.62
Management Fee	420,428	424,643	432,510	445,636	560,787	$1.00
Other Operating Expenses	4,388,001	4,619,939	4,752,526	4,857,571	4,857,571	$8.63
Total Expenses	$9,370,445	$9,728,439	$10,105,554	$10,317,080	$10,411,138	$18.49
Net Operating Income	$11,650,954	$11,503,714	$11,494,074	$11,892,540	$12,020,353	$21.35
Capital Expenditures	0	0	0	0	156,007	$0.28
TI/LC	0	0	0	0	340,000	$0.60
Net Cash Flow	$11,650,954	$11,503,714	$11,494,074	$11,892,540	$11,524,346	$20.47

Occupancy	93.4%	98.7%	98.5%	95.5%	95.5%
NCF DSCR(4)	1.95x	1.93x	1.93x	1.99x	1.93x
NOI Debt Yield(4)	14.6%	14.4%	14.4%	14.9%	15.0%
(1)	Underwritten Rents in Place are based on the underwritten rent roll dated November 11, 2024.
(2)	Includes rent steps totaling $118,067 through July 2025 and average rent through the Woodland Mall Whole Loan term for two investment-grade tenants totaling $20,997.
(3)	Nine tenants totaling 68,235 square feet pay a percentage of gross sales instead of a fixed base rent.
(4)	Debt service coverage ratios and debt yields are based on the Woodland Mall Whole Loan.

Appraisal. According to the appraisal, the Woodland Mall Property had an “as-is” appraised value of $151,000,000 as of September 17, 2024. The table below shows the appraisal’s “as-is” conclusions.

Property	Appraised Value(1)	Capitalization Rate(2)
Woodland Mall	$151,000,000	7.75%
(1)	Source: Appraisal.
(2)	The appraisal used a discounted cash flow approach to arrive at the appraised value. The capitalization rate shown above represents the overall capitalization rate.

Environmental Matters. The Phase I environmental assessment of the Woodland Mall Property dated November 8, 2024 (the “ESA”) identified no recognized environmental conditions. The ESA identified a controlled recognized environmental condition related to prior operations of a gas station on the site of the Woodland Mall Property. See “Descriptions of the Mortgage Pool – Environmental Considerations" in the Preliminary Prospectus.

B-95

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

The Market. The Woodland Mall Property is located in Kent County, Michigan, approximately 5.4 miles southeast of the city of Grand Rapids. According to the appraisal, the Woodland Mall Property is located along the region’s primary retail corridor, which is situated along 28th Street, and Beltline Avenue is considered to be the “main and main” of the region. Development along this corridor is dense, with minimal sites available for development, and very few large box vacancies located within this corridor. The Woodland Mall Property, and its neighbor, the Shops at Centerpoint power center, are the anchors to the neighborhood, and offer over 1.7 million square feet of retail in aggregate, excluding the ancillary outparcel retail and restaurants. Other uses in the neighborhood include offices and educational campuses, as well as several dense single and multi-family residential developments to the north. The largest employers in the Grand Rapids area are Spectrum Health Butterworth Hospital, Meijer, Inc. and Seaway Food Town, Inc. The Woodland Mall Property is located approximately 2.1 miles from the Gerald R. Ford International Airport, which is currently undergoing a $135 million expansion project that is expected to add 175,000 square feet to the terminal.

Within a 10-, 15- and 25-mile radius of the Woodland Mall Property, the 2023 average household income was approximately $96,489, $99,970 and $98,886, respectively; and within the same radii, the 2023 estimated population was 512,528, 681,379, and 929,379, respectively.

According to the appraisal, the Woodland Mall Property is situated in the Grand Rapids retail market. As of the second quarter of 2024, the market reported total inventory of approximately 67.0 million square feet with a 3.0% vacancy rate and average asking rents of $13.28 per square foot.

The following table presents certain information relating to the appraisal’s market rent conclusions for the Woodland Mall Property:

Market Rent Summary(1)
	Market Rent (PSF)	Lease Term (Yrs.)	Rent Increase Projections	New Tenant Improvements PSF
0-1,000 SF Space	$130.00	7	2.5% annually	$25.00
1,001-2,500 SF Space	$44.00	7	2.5% annually	$25.00
2,501-5,000 SF Space	$30.00	7	2.5% annually	$25.00
Over 5,001 SF Space	$28.00	7	2.5% annually	$25.00
Jewelry Space	$145.00	7	2.5% annually	$25.00
Food Court Space	$115.00	7	2.5% annually	$25.00
Majors Space	$24.00	10	10.0% Mid-Term	$15.00
Theater Space	$18.00	10	10.0% Mid-Term	$15.00
Outparcel Restaurant Space	$25.00	10	2.5% annually	$25.00
Anchor Space	$8.00	10	10.0% Mid-Term	$10.00
(1)	Information obtained from the appraisal.

B-96

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

The table below presents certain information relating to retail centers comparable to the Woodland Mall Property identified by the appraisal:

Competitive Property Set(1)
Property Name	Year Built/Renovated	Total NRA	Total Occupancy	Anchor / Major Tenants
Woodland Mall	1968 / 1998, 2019	563,041(2)	95.5%(2)	J.C. Penney, Kohl’s Department Store, Macy’s, Von Maur and Main Event(2)
Arrowhead Towne Center	1993 / 2015	541,300	99.0%	Dillard’s, Macy’s, JCPenney, Round 1 Spo-CHA and Dick’s Sporting Goods
Bridge Street Town Centre	2007 / NAP	824,636	95.0%	Belk, Dick’s Sporting Goods, and Barnes & Noble
Westfield Valencia Town Center	1992 / 2010	769,602	87.0%	Macy’s, JCPenney and Edwards Cinema
Westfield Brandon Mall	1995 / 2007	659,811	85.0%	Dillard’s, Macy’s, JCPenney and Dick’s Sporting Goods
Bridgewater Commons	1988 / 2010	621,426	91.0%	Macy’s, Bloomingdales and AMC Theatres
Shops at Wiregrass	2008 / NAP	362,420	89.0%	Dillard’s, Macy’s and JCPenney
The Galleria	1959 / 2019	398,585	96.0%	Rypen, Crate & Barrel and Barnes & Noble
Weighted Average(3)			91.4%
(1)	Information obtained from the appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll dated as of November 11, 2024.
(3)	Weighted Average excludes the Woodland Mall Property.

The Borrowers and the Borrower Sponsor. The borrowers are PR Woodland Limited Partnership and PR Woodland Anchor-S, LLC, each a single purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Woodland Mall Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is PREIT Associates, L.P., a Delaware limited partnership headquartered in Philadelphia, Pennsylvania and a provider of real estate investment services. PREIT Associates, L.P. is a privately-held real estate investment company that acquires, leases, manages, develops and re-develops malls and retail centers.

Property Management. The Woodland Mall Property is managed by PREIT Services, LLC, an affiliate of the borrower sponsor.

Initial and Ongoing Reserves. At origination, the borrowers were required to deposit into escrow (i) approximately $1,197,863 for real estate taxes, (ii) approximately $1,500,000 for general tenant improvements and leasing commissions and (iii) approximately $460,074 for free rent and outstanding tenant improvements due to the tenant La Vie En Rose.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments, which currently equates to approximately $399,288.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments; however, the lender will not require the borrower to make monthly deposits for insurance premiums, provided that, among other conditions, no event of default has occurred and the Woodland Mall Property is insured under a blanket policy. The Woodland Mall Property is currently insured under a blanket policy.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $13,001 for replacement reserves.

Rollover Reserve – On a monthly basis, the borrowers are required to escrow $28,334 for general tenant improvements and leasing commissions subject to a cap of $1,500,000 (the “TI/LC Cap”). Notwithstanding the foregoing, so long as no event of default is occurring, in the event the debt service coverage ratio (“DSCR”) is less than 1.60x based on the trailing 12 months, the monthly deposits into the TI/LC reserve will be increased to approximately $46,667 per month and the TI/LC Cap will be increased to $2,500,000. If an event of default under the Woodland Mall Whole Loan documents then exists, the TI/LC Cap will not apply and ongoing monthly deposits into the TI/LC reserve will be required.

B-97

Retail – Super Regional Mall 3195 28th Street Southeast Kentwood, MI 49512	Collateral Asset Summary – Loan No. 9 Woodland Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 53.0% 1.93x 15.0%

Lockbox / Cash Management. The Woodland Mall Whole Loan is structured with a hard lockbox and springing cash management. The Woodland Mall Whole Loan requires that the borrower deliver tenant direction letters to the tenants directing such tenants to pay all rents into the lockbox account. Upon the occurrence and during the continuance of a Sweep Event Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Woodland Mall Whole Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Woodland Mall Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Woodland Mall Whole Loan. To the extent that no Sweep Event Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Sweep Event Period” will commence upon the earliest of the following: (i) the occurrence of an event of default under the Woodland Mall Whole Loan documents; (ii) commencing on or after May 19, 2025, the date on which the DSCR is less than 1.40x based on the trailing 12 months (a “DSCR Trigger Event”); or (iii) physical occupancy at the Woodland Mall Property falls below 80% for two consecutive calendar quarters.

A Sweep Event Period will end with regard to: (a) clause (i), upon the cure of such event of default and the lender’s acceptance of such cure in its sole and absolute discretion; (b) clause (ii), upon the DSCR based on the trailing 12-month period being at least 1.45x for one calendar quarter; or (c) clause (iii), physical occupancy of the Woodland Mall Property is at least 85% for two consecutive calendar quarters.

Notwithstanding the foregoing, solely in the event of Sweep Event Period triggered solely as the result of a DSCR Trigger Event, and so long as no Event of Default or other Sweep Event Period is then continuing, the borrower will have the option of posting with the lender either (i) cash or (ii) an acceptable letter of credit, in an amount equal to the Trigger Event Deposit (as defined below), within ten business days of the occurrence of such DSCR Trigger Event (the “Trigger Suspension Deposit”). Upon the borrower’s depositing with the lender adequate funds to fulfill the Trigger Suspension Deposit, the Sweep Event Period triggered solely as a result of the DSCR Trigger Event will be suspended for a period of 12 months (the “Trigger Suspension Period”). Following the borrower’s timely posting of the Trigger Suspension Deposit, and so long as no event of default under the Woodland Mall Whole Loan or other Sweep Event Period is then continuing, the borrower will have the option of extending the existing Trigger Suspension Period for an additional 12 month period so long as within ten business days of the termination of the existing Trigger Suspension Period, the borrower posts with the lender either (i) cash or (ii) an acceptable letter of credit, in an amount equal to the Trigger Event Deposit.

A “Trigger Event Deposit” means the amount which, when added to the annual debt service due under the Woodland Mall Whole Loan for the trailing 12 calendar months, results in the DCSR at the Woodland Mall Property (based on the trailing 12 calendar months, as calculated by the lender) being at least 1.40x.

Current Mezzanine or Secured Indebtedness None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. The borrower is permitted to release certain parcels identified in the Woodland Mall Whole Loan documents from the collateral for the Woodland Mall Whole Loan (each, a “Release Parcel”). The releases are required to be subject to the satisfaction of the lender’s customary release conditions, including, among other things: (i) no default or event of default is ongoing; (ii) the Release Parcel is sold to an unaffiliated third party; and (iii) the borrower is required to partially defease the Woodland Mall Whole Loan in the amount equal to the greatest of (a) 90% of the purchase price for the Release Parcel, (b) the amount that results in the DSCR and debt yield of the remainder of the Woodland Mall Property being no less than 1.90x and 14.3%, respectively, and (c) the amount that results in the ratio of the unpaid principal balance of the Woodland Mall Whole Loan to the value of the remainder of the Woodland Mall Property being less than 125%, as determined by the lender in its sole discretion.

Ground Lease. None.

B-98

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

B-99

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

B-100

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance / Recapitalization	Property Type - Subtype:	Multifamily – Mid-Rise
Borrower Sponsor(s):	Michael Petrikowsky and Brock J. Vinton	Collateral:	Fee
Borrower(s):	Corner Second, LLC and 1222 Associates LLC	Location:	Philadelphia, PA
Original Balance:	$28,750,000	Year Built / Renovated:	2024 / NAP
Cut-off Date Balance:	$28,750,000	Property Management:	Bridge One Services LLC
% by Initial UPB:	3.7%	Size(2):	71 Units
Interest Rate:	6.63000%	Appraised Value / Per Unit(4):	$43,350,000 / $610,563
Note Date:	December 30, 2024	Appraisal Date(4):	February 3, 2025
Original Term:	60 months	Occupancy:	95.8% (as of November 30, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	92.7%
Original Amortization:	NAP	Underwritten NOI(3):	$2,443,676
Interest Only Period:	60 months	Underwritten NCF:	$2,424,424
First Payment Date:	February 6, 2025
Maturity Date:	January 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$717,285 (TTM November 30, 2024)
Additional Debt Balance:	NAP	2023 NOI(3):	NAV
Call Protection:	L(24),YM1(29),O(7)	2022 NOI(3):	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI(3):	NAV
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Unit:	$404,930
Taxes:	$1,597	$1,597	NAP	Maturity Date Loan Per Unit:	$404,930
Insurance:	$3,472	$3,472	NAP	Cut-off Date LTV(4):	66.3%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV(4):	66.3%
TI/LC Reserve:	$0	Springing	NAP	UW NOI DY:	8.5%
Other Reserves(1):	$503,000	$0	NAP	UW NCF DSCR:	1.25x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,750,000	82.4%	Loan Payoff	$24,159,486	69.2%
Equity Contribution(5)	6,143,899	17.6	Sponsor Cash Sales Proceeds(5)	6,143,899	17.6
			Closing Costs(6)	3,379,286	9.7
			Equity Repatriation(5)	703,159	2.0
			Upfront Reserves	508,069	1.5
Total Sources	$34,893,900	100.0%	Total Uses	$34,893,900	100.0%
(1)	See “Initial and Ongoing Reserves” below. Other Reserves include a $500,000 holdback reserve and $3,000 for deferred maintenance.
(2)	The Corner 2nd Property (as defined below) includes 71 residential units totaling 57,880 square feet and 9,570 square feet of commercial space.
(3)	The increase in Most Recent NOI to Underwritten NOI is due to the Corner 2nd Property being constructed and in lease up in 2024. Historical financials prior to Most Recent NOI are unavailable due to the Corner 2nd Property being newly constructed.
(4)	According to the appraisal, the Corner 2nd Property had an “as-is” appraised value of $42,250,000 as of October 3, 2024 and an “as-stabilized” value of $43,350,000 as of February 3, 2025. Based on the “as-is” value of $42,250,000, the Cut-off Date LTV and Maturity Date LTV for the Corner 2nd Mortgage Loan are each 68.0%. The appraiser’s stabilization requirement was the Corner 2nd Property achieving an occupancy of 95.0%. As of November 30, 2024, the Corner 2nd Property was 95.8% occupied. See “Corner 2nd Appraised Value” below.
(5)	As part of the recapitalization of the Corner 2nd Property, Brock J. Vinton, one of the two borrower sponsors, acquired a 58% tenant-in-common interest in the Corner 2nd Property from the second borrower sponsor and the Corner 2nd Property developer, Michael Petrikowsky. The Equity Contribution is cash equity being contributed to Brock J. Vinton, while the Sponsor Cash Sales Proceeds and Equity Repatriation were returned to Michael Petrikowsky at origination of the Corner 2nd Mortgage Loan (as defined below).
(6)	Closing costs include a transfer tax of approximately $923,406 and a rate buydown of $1,092,500.

The Loan. The tenth largest mortgage loan (“Corner 2nd Mortgage Loan”) is secured by the borrowers’ fee interest in a 71-unit, mid-rise multifamily property located in Philadelphia, Pennsylvania (“Corner 2nd Property”). The Corner 2nd Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $28,750,000. The Corner 2nd Mortgage Loan was originated on December 30, 2024 by Barclays Capital Real Estate Inc. and accrues interest at a fixed rate of 6.63000% per annum. The Corner 2nd Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Corner 2nd Mortgage Loan is January 6, 2030.

B-101

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

The Property. The Corner 2nd Property is a 71-unit, Class-A, mid-rise multifamily property located in Philadelphia, Pennsylvania in the Northern Liberties neighborhood. The Corner 2nd Property was newly constructed in 2024. 68 of the 71 multifamily units were leased as of November 30, 2024 (95.8% occupied). The Corner 2nd Property also includes 9,570 square feet of retail space, with three of the four commercial spaces being leased (87.2% occupancy). The commercial tenants are Philly Skills LLC, Café Lounge LLC and Hummus Haven LLC with lease commencement dates ranging from January to March 2025. The fourth retail unit is being master leased to the borrower sponsors and is underwritten as vacant with no attributable underwritten income.

The unit mix at the Corner 2nd Property consists of two studio units, 61 one bedroom/one bathroom units and eight two bedroom/two bathroom units. Unit amenities include high grade wood cabinets, quartz countertops, stainless steel appliances, washer/dryers and 11-foot floor-to-ceiling windows, and community amenities include a rooftop deck, fitness center, outdoor terrace, garden area, community/work/conference rooms and 21 garage parking spaces available to residents for rent. As of November 30, 2024, the multifamily component of the Corner 2nd Property was 95.8% leased.

The Corner 2nd Property benefits from accessibility to the surrounding area through close proximity to Interstate 95 and Interstate 676. Public transportation is available through bus stops within walking distance, the Girard Station subway (0.3 miles from the Corner 2nd Property) and the Market Frankford Elevated with the closest station at Girard Avenue and 2nd Street (0.1 miles from the Corner 2nd Property).

The Corner 2nd Property is under a tax abatement with the City of Philadelphia that provides tax abatements for new developments, whereby 100% of the value added by the construction of improvements is exempt from the assessed value of the property for a period of ten years. The tax abatement commenced on April 1, 2024 and expires on March 31, 2034. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the unit mix at the Corner 2nd Property, as provided by the underwritten rent roll:

Unit Mix(1)
Unit Mix/Type	No. Units	Percent of Total	Average Unit Size (SF)	NRA (SF)	Underwritten Monthly Rent per Unit
Studio	2	2.8%	603	1,206	$1,810
1BD/1BA	61	85.9	765	46,641	$2,645
2BD/2BA	8	11.3	1,254	10,033	$4,621
Total/Average	71	100.0%	815	57,880	$2,824
(1)	Source: underwritten rent roll as of November 30, 2024.

B-102

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Corner 2nd Property:

Cash Flow Analysis(1)
	T12 November 2024	T3 November 2024	T2 November 2024	U/W	U/W Per Unit
Base Rent	$890,950	$1,971,316	$2,089,908	$2,432,004	$34,254
Other Revenue	58,736	98,552	94,944	489,795(2)	6,899
Reimbursement	20,881	42,752	43,920	82,636	1,164
(Vacancy/Credit Loss)	0	0	0	(176,959)	(2,492)
(Concessions)	0	0	0	0	0
Effective Gross Income	$970,567	$2,112,620	$2,228,772	$2,827,475	$39,824
Real Estate Taxes(3)	20,213	0	0	19,163	270
Insurance	44,529	43,512	43,842	41,665	587
Utilities	42,628	31,452	34,032	36,096	508
Repairs & Maintenance	73,973	35,496	26,166	53,250	750
General & Administrative	8,362	21,704	31,986	113,300(4)	1,596
Management Fee	0	0	0	84,824	1,195
Other Expenses(5)	63,577	59,808	57,432	35,500	500
Total Expenses	$253,282	$191,972	$193,458	$383,799	$5,406
Net Operating Income	$717,285	$1,920,648	$2,035,314	$2,443,676	$34,418
Replacement Reserves	0	0	0	19,252	271
Net Cash Flow	$717,285	$1,920,648	$2,035,314	$2,424,424	$34,147

Occupancy	NAV	NAV	NAV	95.8%
NCF DSCR	0.37x	0.99x	1.05x	1.25x
NOI Debt Yield	2.5%	6.7%	7.1%	8.5%
(1)	The Corner 2nd Property was constructed and in lease-up in 2024.
(2)	U/W Other Revenue includes commercial rental income for the 9,570 square feet of commercial space at the Corner 2nd Property.
(3)	The Corner 2nd Property is under a tax abatement with the City of Philadelphia that provides tax abatements for new developments, whereby 100% of the value added by the construction of improvements is exempt from the assessed value of the property for a period of ten years. The tax abatement commenced on April 1, 2024 and expires on March 31, 2034. Real Estate Taxes are underwritten to the five-year average tax bill under the tax abatement. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.
(4)	U/W General & Administrative is inclusive of payroll expenses.
(5)	Other Expenses include marketing, telecom and miscellaneous expenses.

Appraisal. According to the appraisal, the Corner 2nd Property had an “as-is” appraised value of $42,250,000 as of October 3, 2024 and an “as-stabilized” value of $43,350,000 as of February 3, 2025. The appraiser’s stabilization requirement was that the Corner 2nd Property achieve 95.0% occupancy. As of November 30, 2024, the Corner 2nd Property was 95.8% occupied. Based on the “as-stabilized” value of $43,350,000, the Cut-off Date LTV and Maturity Date LTV for the Corner 2nd Mortgage Loan are each 66.3%. Based on the “as-is” appraised value of $42,250,000, the Cut-off Date LTV and Maturity Date LTV for the Corner 2nd Mortgage Loan are each 68.0%.

Corner 2nd Appraised Value(1)
Property	Value	Capitalization Rate
Corner 2nd	$43,350,000	5.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated October 8, 2024, there was no evidence of any recognized environmental conditions at the Corner 2nd Property.

B-103

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

The Market. The Corner 2nd Property is located at 1222 North 2nd Street in Philadelphia, Pennsylvania within the Northern Liberties neighborhood. According to the appraisal, the Northern Liberties neighborhood is considered part of the greater Center City area of Philadelphia. The Corner 2nd Property benefits from accessibility to the surrounding area through close proximity to Interstate 95 and Interstate 676. Public transportation is available through numerous bus stops within walking distance, the Girard Station subway (0.3 miles from the Corner 2nd Property) and the Market Frankford Elevated with the closest station at Girard Avenue and 2nd Street (0.1 miles from the Corner 2nd Property).

According to the appraisal, the Corner 2nd Property is located in the Art Museum/Northern Liberties submarket of the Philadelphia - PA USA market. As of the second quarter of 2024, the Philadelphia - PA USA market had total inventory of 365,127 units, a vacancy rate of 7.3%, and asking rent of $1,761 per unit. As of the second quarter of 2024, the Art Museum/Northern Liberties submarket had an inventory of 13,628 units, a vacancy rate of 14.5%, and average asking rent of $2,285 per unit. Based on the Multifamily Rent Comparables table below, the appraiser’s comparable leases have a weighted average occupancy of 95.0% and weighted average asking rents of $2,943.

According to the appraisal, the 2024 population within a 0.25-, 0.5- and 1.0-mile radius of the Corner 2nd Property was 5,252, 18,855 and 58,042, respectively. The 2024 average household income within the same radii was $167,593, $156,574 and $130,444, respectively.

The following table presents certain information relating to comparable multifamily rental properties to the Corner 2nd Property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Occupancy	Number of Units	Average Rent Per Unit
Corner 2nd 1222 North 2nd Street Philadelphia, PA 19122	-	2024 / NAP	95.8%(2)	71(2)	$2,824(2)
Dwell at 2nd Street 1321 North American Street Philadelphia, PA 19122	0.1 mi	2020 / NAP	93.0%	198	$2,325
Piazza Alta 1099 Germantown Avenue Philadelphia, PA 19123	0.2 mi	2022 / NAP	94.0%	695	$3,597
Navona 1050 North Hancock Street Philadelphia, PA 19123	0.3 mi	2007 / NAP	100.0%	156	$2,970
Erbe 1001 North 2nd Street Philadelphia, PA 19123	0.3 mi	2006 / NAP	95.0%	104	$3,097
1002-1020 North 2nd Street 1002-1020 North 2nd Street Philadelphia, PA 19123	0.3 mi	2017 / NAP	94.0%	53	$2,174
Liberty Square 1203 Germantown Avenue Philadelphia, PA 19122	0.0 mi	2020 / 2022	97.0%	191	$2,352
The Rally 1701 North 2nd Street Philadelphia, PA 19122	0.4 mi	2021 / NAP	94.0%	88	$1,980
The Ray Philly 1525 North American Street Philadelphia, PA 19122	0.2 mi	2023 / NAP	96.0%	110	$1,908
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated November 30, 2024 for the multifamily portion of the Corner 2nd Property.

B-104

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

The Borrowers and the Borrower Sponsors. The borrowers are Corner Second, LLC and 1222 Associates LLC, as tenants-in-common, each a Delaware limited liability company and single purpose entity each having one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Corner 2nd Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Michael Petrikowsky and Brock J. Vinton. Michael Petrikowsky is the developer of the Corner 2nd Property, and Brock J. Vinton purchased a 58% tenant-in-common interest in conjunction with the origination of the Corner 2nd Mortgage Loan. Michael Petrikowsky is the founder and chief executive officer of the Palladium Group, which is a real estate development, construction, property management and acquisition company focused on the northeast United States and Florida. Brock J. Vinton is the president and chief executive officer of The Commonwealth Group LLC, which focuses on development, sale, financing, leasing and management of over ten million square feet of office, industrial and residential space valued in excess of $2 billion. Brock J. Vinton has been subject to prior foreclosures and discounted payoffs during the 2007-2008 financial crisis. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

In addition to the customary non-recourse carveouts, the Corner 2nd Mortgage Loan documents provide full recourse to one of the related guarantors, Michael Petrikowsky, in an amount equal to $14,375,000 (representing 50% of the original principal balance of the Corner 2nd Mortgage Loan) (the “Corner 2nd Payment Guaranty”) until such time as (i) no event of default has occurred and is continuing, (ii) the commercial tenants Philly Skills LLC, Cafe Lounge LLC and Hummus Heaven LLC are open for business to the public, paying rent pursuant to their respective leases and otherwise in form and substance reasonably acceptable to the lender and (iii) the debt service coverage ratio is no less than 1.35x for two consecutive calendar quarters (the “Payment Guaranty Release Conditions”). Following the satisfaction of the Payment Guaranty Release Conditions, the Corner 2nd Payment Guaranty will be reduced to $2,875,000 (representing 10% of the original principal balance of the Corner 2nd Mortgage Loan). See “Description of the Mortgage Pool — Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

Property Management. The Corner 2nd Property is managed by Bridge One Services LLC, a borrower-affiliated management company.

Initial and Ongoing Reserves. At origination of the Corner 2nd Mortgage Loan, the borrowers deposited approximately (i) $1,597 into a reserve account for real estate taxes, (ii) $3,472 into a reserve account for insurance premiums, (iii) $3,000 into a reserve account for immediate repairs and (iv) $500,000 into a holdback reserve (see below for additional information).

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $1,597).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $3,472).

Replacement Reserve – Starting on the payment date in January 2027, the borrowers are required to deposit into a replacement reserve, on a monthly basis, approximately $1,604 to be used for replacements at the Corner 2nd Property.

TI/LC Reserve – In the case (and during the continuance) of an event of default under the Corner 2nd Mortgage Loan documents, the borrowers are required to make monthly deposits of approximately $798 to be used for tenant improvements and leasing commissions at the Corner 2nd Property.

Holdback Reserve – At origination of the Corner 2nd Mortgage Loan, the borrowers deposited $500,000 into an upfront holdback reserve. The funds in the holdback reserve will be disbursed to the borrowers at such time that (i) no event of default has occurred and is continuing; (ii) the borrowers have delivered updated tenant estoppels from each of (a) Philly Skills LLC, (b) Café Lounge LLC and (c) Hummus Heaven LLC confirming that each such tenant is open for business to the public, paying rent pursuant to their respective leases and otherwise in form and substance reasonably acceptable to the lender; (iii) the debt service coverage ratio is greater than or equal to 1.35x for two consecutive quarters; and (iv) the guarantor has delivered an officer’s certificate confirming that the holdback release conditions have been met. To the extent such conditions have not be satisfied as of January 6, 2027, the lender may, in its sole discretion, apply the balance of the holdback reserve as partial prepayment of the Corner 2nd Mortgage Loan, subject to the payment of the applicable yield maintenance premium.

B-105

Multifamily – Mid Rise 1222 North 2nd Street Philadelphia, PA 19122	Collateral Asset Summary – Loan No. 10 Corner 2nd	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,750,000 66.3% 1.25x 8.5%

Lockbox / Cash Management. The Corner 2nd Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account and are thereafter required to deposit all revenue from the Corner 2nd Property directly into a lender-approved lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Corner 2nd Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Corner 2nd Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Corner 2nd Mortgage Loan.

“Trigger Period” means a period (i) commencing upon the occurrence and continuance of an event of default under the Corner 2nd Mortgage Loan documents; and (ii) expiring upon the cure (if applicable) of such event of default under the Corner 2nd Mortgage Loan documents.

In lieu of a cash sweep due to a Low DSCR Period (as defined below), the borrowers are required to deposit $24,158 per month into the excess cash reserve account to be held as additional security for the Corner 2nd Mortgage Loan.

“Low DSCR Period” means any period commencing on the last day of any calendar quarter during which the debt service coverage ratio is less than 1.15x and will end upon the last day of any two consecutive calendar quarters thereafter for which the debt service coverage ratio is greater than or equal to 1.20x.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-106

Multifamily – Mid Rise 53 East 177th Street Bronx, NY 10453	Collateral Asset Summary – Loan No. 11 53 East 177th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 62.5% 1.46x 10.6%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily – Mid Rise
Borrower Sponsor(s):	Leah Waldman	Collateral:	Fee
Borrower(s):	53 East 177 Holdings LLC	Location:	Bronx, NY
Original Balance:	$27,000,000	Year Built / Renovated:	2024 / NAP
Cut-off Date Balance:	$27,000,000	Property Management:	ATC Capital Group Corp.
% by Initial UPB:	3.5%	Size:	81 Units
Interest Rate:	7.13000%	Appraised Value / Per Unit(2):	$43,200,000 / $533,333
Note Date:	January 10, 2025	Appraisal Date:	December 5, 2024
Original Term:	60 months	Occupancy:	100.0% (as of December 3, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	97.0%
Original Amortization:	NAP	Underwritten NOI:	$2,865,429
Interest Only Period:	60 months	Underwritten NCFs:	$2,845,014
First Payment Date:	March 6, 2025
Maturity Date:	February 6, 2030	Historical NOI(3)
Additional Debt Type:	NAP	Most Recent NOI:	$2,523,321 (T-6 Ann. November 30, 2024)
Additional Debt Balance:	NAP	2022 NOI:	NAV
Call Protection:	L(24),D(29),O(7)	2021 NOI:	NAV
Lockbox / Cash Management:	Springing / Springing	2020 NOI:	NAV
Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$333,333
Taxes:	$2,540	$847	NAP	Maturity Date Loan / Unit:	$333,333
Insurance:	$0	$7,283	NAP	Cut-off Date LTV:	62.5%
Replacement Reserves:	$0	$1,688	NAP	Maturity Date LTV:	62.5%
TI / LC:	$0	$0	NAP	UW NOI DY:	10.6%
Deferred Maintenance:	$1,725	$0	NAP	UW NCF DSCR:	1.46x
Other Reserve(1):	$223,668	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,000,000	100.0%	Loan Payoff	$24,195,448	89.6%
			Sponsor Equity	1,568,578	5.8
			Closing Costs	1,008,042	3.7
			Upfront Reserves	227,933	0.8
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%
(1)	Other Reserve is comprised of a Section 421(a) reserve of $223,668.
(2)	The borrower in the process of applying for a Section 421-a tax exemption, which has not been approved. The appraisal calculates the net present value of the applied for Section 421-a tax exemption to be approximately $10,000,000, which amount is included in the appraised value set forth in the appraisal.
(3)	Historical NOI information prior to the annualized six months ending November 30, 2024 is not available because the 53 East 177th Street property was constructed in 2024.

B-107

Multifamily – Mid Rise 53 East 177th Street Bronx, NY 10453	Collateral Asset Summary – Loan No. 11 53 East 177th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 62.5% 1.46x 10.6%

The following table presents certain information relating to the unit mix at the 53 East 177th Street property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupied Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit
Studio	13	16.0%	13	100.0%	423	$3,024	$3,024
1 Bedroom	38	46.9%	38	100.0%	485	$3,201	$3,201
2 Bedroom	30	37.0%	30	100.0%	515	$3,769	$3,769
Total/ Wtd. Avg	81	100.0%	81	100.0%	486	$3,383	$3,383
(1)	Based on the underwritten rent roll dated December 3, 2024. Average Monthly Rent Per Unit is based on occupied units.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 53 East 177th Street property:

Cash Flow Analysis(1)
	Ann 6 mo. 11/30/24	U/W	U/W Per Unit
Base Rent - Residential	$2,821,966	$3,288,240	$40,596
Potential Income from Vacant Units	0	0	$0
Gross Potential Rent - Residential	$2,821,966	$3,288,240	$40,596
Other Income – Residential(2)	0	24,300	$300
Net Rental Income - Residential	$2,821,966	$3,312,540	$40,896
(Vacancy / Credit Loss)	0	(98,647)	($1,218)
Effective Gross Income - Residential	$2,821,966	$3,213,893	$39,678

Base Rent - Commercial	$0	$0	$0
Potential Income from Vacant Units	0	44,400	$548
Gross Potential Rent - Commercial	$0	$44,400	$548
Other Income - Commercial	0	0	$0
Net Rental Income	$0	$44,400	$548
(Vacancy / Credit Loss)	0	(44,400)	($548)
Effective Gross Income - Commercial	$0	$0	$0

Total Effective Gross Income	$2,821,966	$3,213,893	$39,678

Real Estate Taxes(3)	10,160	10,610	$131
Insurance	80,079	83,237	$1,028
Management Fee	84,659	96,417	$1,190
Other Expenses(4)	123,747	158,200	$1,953
Total Expenses	$298,645	$348,464	$4,302

Net Operating Income	$2,523,321	$2,865,429	$35,376
Replacement Reserves - Residential	0	20,250	$250
Replacement Reserves - Commercial	0	165	$2
Net Cash Flow	$2,523,321	$2,845,014	$35,124

Occupancy	NAV	97%(5)
NCF DSCR	1.29x	1.46x
NOI DY	9.3%	10.6%
(1)	Historical financial information prior to the annualized 6 months ending November 30, 2024 is not available because the 53 East 177th Street property was constructed in 2024.
(2)	Other Income - Residential includes laundry income.
(3)	Real Estate Taxes are underwritten assuming that the 53 East 177th Street property benefits from the Section 421-a tax abatement through the term of the 53 East 177th Street Mortgage Loan and equal the appraisal’s year-one abated 2024/2025 taxes of $10,610. The appraisal’s estimated full tax liability for 2024/2025 is $447,335.
(4)	Other Expenses include payroll and benefits, repairs and maintenance, utilities and general and administrative expenses.
(5)	Represents economic occupancy.

B-108

Multifamily – Mid Rise 53 East 177th Street Bronx, NY 10453	Collateral Asset Summary – Loan No. 11 53 East 177th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 62.5% 1.46x 10.6%

The following table presents certain information relating to comparable multifamily properties to the 53 East 177th Street property:

Multifamily Rent Comparables(1)
Property Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size(2)	Average Rent per Unit(2)
	-	2024 / NAP		Studio	423 SF	$3,024
53 East 177th Street			81	1 Bedroom	485 SF	$3,201
				2 Bedroom	515 SF	$3,769
1765 Townsend Avenue Bronx, NY 10453	0.3 mi	2007	99	Studio	500 SF	$2,150
2004 Davidson Avenue Bronx, NY 10453	0.4 mi	2015	34	2 Bedroom	NAV	$2,430
2065 Ryer Avenue Bronx, NY 10457	0.7 mi	2021	134	Studio	274 SF	$2,145
1770 Grand Concourse Bronx, NY 10457	0.8 mi	1960	185	Studio	372 SF	$2,249
1395 Nelson Avenue Bronx, NY 10452	1.2 mi	2016	17	Studio	NAV	$1,600
1655 Undercliff Avenue Bronx, NY 10453	1.2 mi	1967	125	2 Bedroom	643 SF	$2,420
2321 Belmont Avenue Bronx, NY 10458	1.6 mi	2022	42	1 Bedroom	NAV	$2,525
2330 Hoffman Street Bronx, NY 10458	1.7 mi	2016	46	1 Bedroom	NAV	$2,400
				2 Bedroom	NAV	$2,850
2763 Morris Avenue Bronx, NY 10468	1.9 mi	2017	75	1 Bedroom	600 SF	$2,300
299 East 161st Street Bronx, NY 10451	2.2 mi	2024	155	Studio	362 SF	$2,540
				1 Bedroom	532 SF	$2,925
990 Woodycrest Avenue Bronx, NY 10452	3.1 mi	2020	25	1 Bedroom	NAV	$2,107
				2 Bedroom	NAV	$2,542
985 Summit Avenue Bronx, NY 10452	3.2 mi	2014	13	Studio	NAV	$1,595
				2 Bedroom	NAV	$2,450
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 3, 2024. Average Unit Size and Average Rent Per Unit reflects the average market rent for occupied units.

B-109

Retail – Single Tenant 39-09 Main Street Flushing, NY 11354	Collateral Asset Summary – Loan No. 12 39-09 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,500,000 62.5% 1.26x 8.0%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Retail - Single Tenant
Borrower Sponsor(s):	Yaron Jacobi	Collateral:	Fee
Borrower(s):	Premier 39-09 Main Street (DE), LLC	Location:	Flushing, NY
Original Balance:	$24,500,000	Year Built / Renovated:	1930 / 2012
Cut-off Date Balance:	$24,500,000	Property Management:	Premier Equities Management, LLC
% by Initial UPB:	3.2%	Size:	17,042 SF
Interest Rate:	6.29000%	Appraised Value / Per SF:	$39,200,000 / $2,300
Note Date:	January 24, 2025	Appraisal Date:	November 19, 2024
Original Term:	60 months	Occupancy:	100.0% (as of February 6, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	98.0%
Original Amortization:	NAP	Underwritten NOI:	$1,965,515
Interest Only Period:	60 months	Underwritten NCF:	$1,962,958
First Payment Date:	March 6, 2025
Maturity Date:	February 6, 2030	Historical NOI(2)
Additional Debt Type:	NAP	Most Recent NOI:	NAV
Additional Debt Balance:	NAP	2023 NOI:	NAV
Call Protection:	L(24),D(29),O(7)	2022 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$1,438
Taxes:	$132,140	$33,035	NAP	Maturity Date Loan / SF:	$1,438
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	62.5%
Replacement Reserves:	$0	$213	NAP	Maturity Date LTV:	62.5%
Deferred Maintenance:	$6,250	$0	NAP	UW NCF DSCR:	1.26x
Other Reserve(1):	$815,000	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,500,000	80.1%	Purchase Price(3)	$27,000,000	88.3%
Borrower Sponsor Equity	6,075,914	19.9	Closing Costs(4)	2,622,524	8.6
			Upfront Reserves	953,390	3.1
Total Sources	$30,575,914	100.0%	Total Uses	$30,575,914	100.0%
(1)	Other Reserve is comprised of an $815,000 free rent reserve. The sole tenant is in a free rent period through May 2025, and also receives an additional $150,000 rent credit.
(2)	Historical financial information is not available because the 39-09 Main Street property was acquired vacant, the borrower entered into a lease with the current sole tenant, Bank of America, on August 7, 2023, and the sole tenant is currently in the process of building out its space and is in a free rent period through May 2025.
(3)	The contract for purchase of the 39-09 Main Street property was signed with the seller having agreed to vacate the existing tenant and to deliver the property vacant. During the contract period, the borrower entered into a new lease for the 39-09 Main Street property with Bank of America.
(4)	Closing Costs include a rate buydown fee of $980,000.

B-110

Retail – Single Tenant 39-09 Main Street Flushing, NY 11354	Collateral Asset Summary – Loan No. 12 39-09 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,500,000 62.5% 1.26x 8.0%

The following table presents certain information relating to the sole tenant at the 39-09 Main Street property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s / S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
Major Tenants
Bank of America	A1/A-/AA-	17,042	100.00%	$2,097,275	$123.07	100.00%	5/31/2040	N	4 x 5 yr
Total Occupied		17,042	100.00%	$2,097,275	$123.07	100.00%
Vacant		0	0.00%
Total		17,042	100.00%
(1)	Based on the underwritten rent roll dated February 6, 2025, inclusive of $102,275 of contractual average rent steps over the term of the loan.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the 39-09 Main Street property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2025	0	0.0%	0.0%	$0	0.00%	$0.00	0
2026	0	0.0%	0.0%	$0	0.00%	$0.00	0
2027	0	0.0%	0.0%	$0	0.00%	$0.00	0
2028	0	0.0%	0.0%	$0	0.00%	$0.00	0
2029	0	0.0%	0.0%	$0	0.00%	$0.00	0
2030	0	0.0%	0.0%	$0	0.00%	$0.00	0
2031	0	0.0%	0.0%	$0	0.00%	$0.00	0
2032	0	0.0%	0.0%	$0	0.00%	$0.00	0
2033	0	0.0%	0.0%	$0	0.00%	$0.00	0
2034	0	0.0%	0.0%	$0	0.00%	$0.00	0
2035 & Thereafter	17,042	100.0%	100.0%	$2,097,275	100.00%	$123.07	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	17,042	100.00%	100.00%	$2,097,275	100.00%	$123.07	1
(1)	Based on the underwritten rent roll dated February 6, 2025, inclusive of $102,275 of contractual average rent steps.

B-111

Retail – Single Tenant 39-09 Main Street Flushing, NY 11354	Collateral Asset Summary – Loan No. 12 39-09 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,500,000 62.5% 1.26x 8.0%

The following table presents certain information relating to the Underwritten Net Cash Flow at the 39-09 Main Street property:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent(2)	$1,995,000	$117.06
Contractual Rent Steps(3)	$102,275	$6.00
Reimbursements	$427,326	$25.07
Potential Income from Vacant Space	0	$0.00
Gross Potential Rent	$2,524,601	$148.14
Other Income	0	$0.00
Net Rental Income	$2,524,601	$148.14
(Vacancy / Credit Loss)	($50,492)	($2.96)
Effective Gross Income - Residential	$2,474,109	$145.18

Real Estate Taxes	384,721	$22.57
Insurance	49,650	$2.91
Management Fee	74,223	$4.36
Total Expenses	$508,594	$29.84

Net Operating Income	$1,965,515	$115.33
Replacement Reserves	$2,556	$0.15
Net Cash Flow	$1,962,958	$115.18

Occupancy	98.0%(4)
NCF DSCR	1.26x
NOI DY	8.0%
(1)	Historical financial information is not available because the 39-09 Main Street property was acquired vacant, the borrower entered into a lease with the current sole tenant, Bank of America, on August 7, 2023, and the sole tenant is currently in the process of building out its space and is in a free rent period through May 2025.
(2)	Underwritten Base Rent is based on the underwritten rent roll dated February 6, 2025.
(3)	Contractual Rent Steps are inclusive of $102,275 of contractual average rent steps over the term of the loan.
(4)	Represents economic occupancy.

B-112

Retail – Single Tenant 39-09 Main Street Flushing, NY 11354	Collateral Asset Summary – Loan No. 12 39-09 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,500,000 62.5% 1.26x 8.0%

The following table presents information relating to comparable sales for the 39-09 Main Street property:

Summary of Comparable Sales(1)
Property Name / Address	Distance from Subject	Sale Date	Sale Price	Square Feet	Price per SF
39-09 Main Street 39-09 Main Street Flushing, NY 11354	-	Jul-24	$27,000,000	17,042	$1,584
Neighborhood Retail Strip 39-12 to 39-18 Main Street Flushing, NY 11354	167 ft	Oct-21	$70,000,000	27,000	$2,593
2-Story Retail Building 135-38 Roosevelt Avenue Flushing, NY 11354	253 ft	Mar-24	$10,800,000	2,800	$3,857
4-Story Mixed-Use Office Building 37-19 Main Street Flushing, NY 11354	495 ft	Mar-23	$12,200,000	7,250	$1,683
3-Story Office/Retail Building 36-29 to 36-31 Main Street Flushing, NY 11354	0.2 mi	Mar-23	$6,420,000	7,000	$917
Supermarket Building & Parking Garage 41-79 Main Street Flushing, NY 11355	0.3 mi	Oct-24	$25,200,000	17,300	$1,457
(1)	Source: Appraisal.

B-113

Office – Suburban 5425 Page Road Durham, NC 27703	Collateral Asset Summary – Loan No. 13 Churchill Hall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,500,000 53.3% 2.11x 15.7%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Office - Suburban
Borrower Sponsor(s):	Principal Real Estate Portfolio, Inc., James F. Marshall and Gregory J. Sanchez	Collateral:	Fee
Borrower(s):	Churchill Place Office Venture, LLC	Location:	Durham, NC
Original Balance:	$23,500,000	Year Built / Renovated:	2017 / NAP
Cut-off Date Balance:	$23,500,000	Property Management:	Tri Properties, LLC
% by Initial UPB:	3.1%	Size:	151,579 SF
Interest Rate:	7.29200%	Appraised Value / Per SF:	$44,100,000 / $291
Note Date:	January 27, 2025	Appraisal Date:	October 1, 2024
Original Term:	60 months	Occupancy:	100% (as of August 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.3%
Original Amortization:	NAP	Underwritten NOI:	$3,688,558
Interest Only Period:	60 months	Underwritten NCF:	$3,658,243
First Payment Date:	March 6, 2025
Maturity Date:	February 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$3,473,084 (TTM August 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$3,503,660
Call Protection:	L(24),D(29),O(7)	2022 NOI:	$3,540,247
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$3,359,799

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$155
Taxes:	$122,890	$40,963	NAP	Maturity Date Loan Per SF:	$155
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	53.3%
Replacement Reserve:	$0	$2,526	$90,947	Maturity Date LTV:	53.3%
TI / LC Reserve:	$2,500,000	$18,947	3,000,000	UW NOI DY:	15.7%
Unfunded Obligations Reserve:	$87,911	$0	NAP	UW NCF DSCR:	2.11x
Pearson Education Reserve(1):	$0	Springing	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$23,500,000	81.1%	Loan Payoff	$25,921,653	89.4%
Borrower Sponsor Equity	5,481,779	18.9	Upfront Reserves	2,710,801	9.4
			Closing Costs	349,325	1.2
Total Sources	$28,981,779	100.0%	Total Uses	$28,981,779	100.0%
(1)	Within 10 business days following, among other things (i) a termination of the lease with (or delivery of notice of an intent to terminate by) the tenant Pearson Education Inc or (ii) Pearson Education Inc going dark or giving notice of an intent to go dark or occupying less than 25% of its leased SF, in each instance as more particularly specified in the Churchill Hall Mortgage Loan documents, the borrower is required to deposit $2,500,000 with the lender into a Pearson Education reserve to be used for leasing commissions and tenant improvements costs incurred by the borrower in connection with an approved replacement lease.

B-114

Office – Suburban 5425 Page Road Durham, NC 27703	Collateral Asset Summary – Loan No. 13 Churchill Hall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,500,000 53.3% 2.11x 15.7%

The following table presents certain information relating to the major tenants at the Churchill Hall property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P /Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	UW Base Rent	UW Base Rent Per SF	% of Total UW Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Pearson Education Inc	Baa2/NR/BBB	41,855	27.6%	$1,458,353	$34.84	27.7%	3/31/2026	N	1 x 5 yr
Juniper Network, Inc.	Baa2/BBB/NR	21,052	13.9%	$729,596	$34.66	13.8%	2/28/2030	N	2 x 5 Yr
Riverbed Technology, Inc	NR/NR/NR	15,272	10.1%	$526,225	$34.46	10.0%	11/30/2025	N	2 x 5 Yr
Womble Bond Dickinson (US) LLP(3)	NR/NR/NR	14,359	9.5%	$479,114	$33.37	9.1%	12/31/2029	Y	2 x 5 Yr
Tri Properties, Inc(4)	NR/NR/NR	12,579	8.3%	$440,980	$35.06	8.4%	11/30/2025	N	None
Ampere Computing LLC	NR/NR/NR	10,252	6.8%	$366,067	$35.71	6.9%	11/30/2028	N	2 x 5 Yr
Telit Wireless Solutions	NR/NR/NR	8,907	5.9%	$319,911	$35.92	6.1%	8/31/2025	N	1 x 5 Yr
Newcomb & Boyd, LLP	NR/NR/NR	8,290	5.5%	$299,916	$36.18	5.7%	7/31/2028	N	1 x 5 Yr
TIAA	Aa2/AA+/AA+	8,461	5.6%	$288,747	$34.13	5.5%	10/31/2026	N	1 x 5 Yr
TigerRisk Partners, LLC(5)	NR/NR/NR	6,394	4.2%	$216,992	$33.94	4.1%	8/31/2028	N	None
K-1 Chemical USA Inc.	NR/NR/NR	4,158	2.7%	$142,927	$34.37	2.7%	5/31/2029	N	1 x 5 Yr
Total / Wtd. Avg. Occupied		151,579	100.0%	$5,268,828	$34.76	100.0%
Vacant		0	0.0%
Total		151,579	100.0%
(1)	Based on the underwritten rent roll dated August 31, 2024 and inclusive of contractual rent steps through February 28, 2026.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Womble Bond Dickinson (US) LLP has a one-time termination option to terminate its lease on October 31, 2026 with a nine month notice period, with payment of a termination fee.
(4)	Tri Properties, Inc is an affiliate of the borrower sponsor Gregory J. Sanchez. The borrower sponsors are required pursuant to the Churchill Hall mortgage loan documents within 30 days of the origination date of the Churchill Hall Mortgage Loan to extend the lease at the Churchill Hall property at least three years beyond the maturity date of the Churchill Hall Mortgage Loan. We cannot assure you that the extension will be executed.
(5)	TigerRisk Partners, LLC is subleasing its entire space to Lexitas Pharma Services, Inc. at $26 per SF on a co-terminus term.

The following table presents certain information relating to the lease rollover schedule at the Churchill Hall property:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
2025	36,758	24.3%	24.3%	$1,287,116	24.4%	$35.02	3
2026	50,316	33.2%	57.4%	$1,747,100	33.2%	$34.72	2
2027	0	0.0%	57.4%	$0	0.0%	$0.00	0
2028	24,936	16.5%	73.9%	$882,975	16.8%	$35.41	3
2029	18,517	12.2%	86.1%	$622,041	11.8%	$33.59	2
2030	21,052	13.9%	100.0%	$729,596	13.8%	$34.66	1
2031	0	0.0%	100.0%	$0	0.0%	$0.00	0
2032	0	0.0%	100.0%	$0	0.0%	$0.00	0
2033	0	0.0%	100.0%	$0	0.0%	$0.00	0
2034	0	0.0%	100.0%	$0	0.0%	$0.00	0
2035 & Thereafter	0	0.0%	100.0%	$0	0.0%	$0.00	0
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	151,579	100.0%		$5,268,828	100.0%	$34.76	11
(1)	Based on the underwritten rent roll dated August 31, 2024 and inclusive of contractual rent steps through February 28, 2026.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

B-115

Office – Suburban 5425 Page Road Durham, NC 27703	Collateral Asset Summary – Loan No. 13 Churchill Hall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,500,000 53.3% 2.11x 15.7%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Churchill Hall property:

Cash Flow Analysis(1)
	2020	2021	2022	2023	TTM 6/30/2024	UW	UW Per SF
Base Rental Revenue	$3,844,254	$4,343,175	$4,436,012	$4,592,581	$4,677,609	$4,976,122	$32.83
Credit Tenant Rent Steps	0	0	0	0	0	68,495	$0.45
Total Commercial Reimbursement Revenue	96,432	229,683	111,076	288,535	304,441	293,306	$1.94
Other Revenue	29,138	28,949	294,799	28,293	28,343	3,000	$0.02
Potential Gross Revenue	$3,969,825	$4,601,807	$4,841,887	$4,909,409	$5,010,393	$5,340,924	$35.24
Less Vacancy & Credit Loss	(204,339)	0	0	(11,175)	(67,048)	(251,863)	($1.66)
Effective Gross Income	$3,765,486	$4,601,807	$4,841,887	$4,898,234	$4,943,345	$5,089,061	$33.57
Real Estate Taxes	425,580	435,844	437,896	448,160	456,618	477,242	$3.15
Insurance	15,996	19,407	21,748	25,591	28,610	30,742	$0.20
Utilities	256,291	249,304	286,908	361,211	386,725	273,840	$1.81
Repairs & Maintenance	218,984	182,530	192,981	200,142	224,718	231,101	$1.52
Janitorial	140,966	151,625	151,505	142,000	144,933	149,988	$0.99
Management Fee	158,818	185,653	185,955	189,330	199,135	203,562	$1.34
Payroll (Office, Security, Maintenance)	6,842	8,991	5,818	5,571	8,875	6,528	$0.04
Other Expenses	16,094	8,655	18,828	22,569	20,648	27,499	$0.18
Total Expenses	$1,239,570	$1,242,008	$1,301,640	$1,394,574	$1,470,261	$1,400,503	$9.24
Net Operating Income	$2,525,916	$3,359,799	$3,540,247	$3,503,660	$3,473,084	$3,688,558	$24.33
Capital Expenditures	0	0	0	0	0	30,316	$0.20
TI/LC	0	0	0	0	0	0	$0.00
Net Cash Flow	$2,525,916	$3,359,799	$3,540,247	$3,503,660	$3,473,084	$3,658,243	$24.13

Occupancy (%)	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
NCF DSCR	1.45x	1.93x	2.04x	2.02x	2.00x	2.11x
NOI Debt Yield	10.7%	14.3%	15.1%	14.9%	14.8%	15.7%
(1)	Based on the underwritten rent roll dated August 31, 2024 and inclusive of contractual rent steps through February 28, 2026.

B-116

Hospitality – Select Service Various Various, Various	Collateral Asset Summary – Loan No. 14 CBM Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 20.0% 4.51x 38.9%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype:	Hospitality - Select Service
Borrower Sponsor(s):	CBM Joint Venture Limited Partnership	Collateral:	Fee / Leasehold
Borrower(s):	CBM Two Hotels LP and C2 Land, L.P.	Location:	Various, Various
Original Balance(1):	$20,000,000	Year Built / Renovated:	Various / Various
Cut-off Date Balance(1):	$20,000,000	Property Management:	Courtyard Management LLC
% by Initial UPB:	2.6%	Size:	7,677 Rooms
Interest Rate(2):	6.283298%	Appraised Value / Per Room(4):	$1,100,000,000 / $143,285
Note Date:	December 4, 2024	Appraisal Date(4):	September 1, 2024
Original Term:	60 months	Occupancy:	64.0% (as of September 30, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	64.6%
Original Amortization:	NAP	Underwritten NOI:	$85,613,328
Interest Only Period:	60 months	Underwritten NCF:	$70,342,555
First Payment Date:	January 6, 2025
Maturity Date:	December 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu / B-Note	Most Recent NOI:	$83,024,433 (TTM September 30, 2024)
Additional Debt Balance(1):	$200,000,000 / $457,000,000	2023 NOI:	$82,603,615
Call Protection(3):	YM1(53),O(7)	2022 NOI:	$75,607,845
Lockbox / Cash Management:	Soft / In Place	2021 NOI:	$41,387,101

Reserves				Financial Information(1)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	$997,647	NAP	Cut-off Date Loan / Room:	$28,657	$88,185
Insurance:	$0	Springing(5)	NAP	Maturity Date Loan / Room:	$28,657	$88,185
Replacement Reserves:	$0	Springing(6)	NAP	Cut-off Date LTV(4):	20.0%	61.5%
Ground Rent Reserve:	$0	Springing(7)	NAP	Maturity Date LTV(4):	20.0%	61.5%
				UW NOI DY:	38.9%	12.6%
				UW NCF DSCR:	4.51x	1.34x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan	$220,000,000	31.8%	Loan Payoff	$686,167,368	99.1%
Subordinate Loan	457,000,000	66.0	Closing Costs	6,159,566	0.9
Principal's New Cash Contribution	15,326,934	2.2
Total Sources	$692,326,934	100.0%	Total Uses	$692,326,934	100.0%
(1)	The fourteenth largest loan (the “CBM Portfolio Mortgage Loan”) is part of a whole loan evidenced by four senior pari passu promissory notes (the “CBM Portfolio Senior Loan”) and a junior promissory note with an aggregate original principal balance of $677,000,000 (the “CBM Portfolio Whole Loan”). The Financial Information presented in the chart above under “Senior Loan” is based on the aggregate principal balance of the CBM Portfolio Senior Loan and under “Whole Loan” is based on the aggregate principal balance of all the promissory notes comprising the CBM Portfolio Whole Loan.
(2)	6.283298% represents the per annum interest rate associated with promissory note A-2-2-2, which is being contributed to the Benchmark 2025-V13 transaction. The weighted average interest rate for the senior notes is 6.995431363636360% per annum and the weighted average interest rate for the CBM Portfolio Whole Loan is 7.63170% per annum.
(3)	The CBM Portfolio Whole Loan may be prepaid in whole at any time, subject to a prepayment fee equal to the greater of 1.00% and a yield maintenance premium on the principal amount of such prepayment, if made prior to the payment date in June 2029 (except that such yield maintenance premium will not be payable with respect to the first $55,000,000 that is prepaid in connection with releases of individual properties, which would be allocable solely to Note A-1). The CBM Portfolio Whole Loan is also prepayable in part in connection with releases of individual properties.
(4)	Based on the “As Portfolio” appraised value of $1,100,000,000 which includes an approximately 7.3% portfolio premium. The aggregate as-is appraised value without the portfolio premium is $1,025,200,000, which results in a 21.5% Cut-off Date LTV and Maturity Date LTV for the senior notes and a 66.0% Cut-off Date LTV and Maturity Date LTV for the CBM Portfolio Whole Loan.
(5)	For so long as an acceptable blanket policy remains in effect for the CBM Portfolio properties, the required monthly insurance reserve deposits are suspended.
(6)	Provided no acceleration event has occurred, so long as the CBM Portfolio properties are managed by Courtyard Marriott, the required monthly replacement reserve deposits are suspended.
(7)	For so long as any third-party ground leased properties continue to be managed by Courtyard Marriott and no late payment of ground rent has occurred, the required monthly ground rent reserve deposits are suspended.
B-117

Hospitality – Select Service Various Various, Various	Collateral Asset Summary – Loan No. 14 CBM Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 20.0% 4.51x 38.9%

Note A-2-2-2 in the table below constitutes the “CBM Portfolio Mortgage Loan,” Notes A-1, A-2-1, A-2-2-1 and A-2-2-2 in the table below together constitute the “CBM Portfolio Senior Loan”, Note B in the table below constitutes the “CBM Portfolio Subordinate Loan”, and all the notes in the table below together constitute the “CBM Portfolio Whole Loan.” The relationship between the holders of the CBM Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The CBM Portfolio Pari Passu-AB Whole Loan” in the Preliminary Prospectus. The CBM Portfolio Whole Loan will be serviced pursuant to the trust and servicing agreement for the COMM 2024-CBM securitization. See “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece(1)
Senior Notes
A-1	$55,000,000	$55,000,000	COMM 2024-CBM	No
A-2-1	$115,000,000	$115,000,000	COMM 2024-CBM	No
A-2-2-1	$30,000,000	$30,000,000	Benchmark 2024-V12	No
A-2-2-2	$20,000,000	$20,000,000	Benchmark 2025-V13	No
Junior Note
B	$457,000,000	$457,000,000	COMM 2024-CBM	Yes
Whole Loan	$677,000,000	$677,000,000
(1)	The controlling holder is the COMM 2024-CBM securitization.

The following table sets forth certain information regarding the top 20 properties by allocated loan amount in the CBM Portfolio:

Portfolio Overview – Top 20 Properties(1)
Property	State	Rooms	TTM September 2024 Occupancy(2)	TTM September 2024 ADR(2)	TTM September 2024 RevPAR(2)	TTM September 2024 RevPAR Penetration Index	Allocated Whole Loan Amount	% of Total	Appraised Value	% of Total	TTM September 2024 NCF	% of Total
Larkspur Landing Marin County	CA	146	74.5%	$224.92	$167.47	146.0%	$31,600,000	4.7%	$45,000,000	4.1%	$3,274,737	4.8%
San Mateo Foster City	CA	147	61.2%	$228.48	$139.92	140.0%	28,090,000	4.1%	40,000,000	3.6%	$2,653,538	3.9%
Lincroft Red Bank	NJ	146	76.4%	$208.82	$159.53	149.4%	24,930,000	3.7%	35,500,000	3.2%	$3,458,298	5.1%
Rye	NY	145	71.1%	$229.78	$163.29	119.1%	24,220,000	3.6%	34,500,000	3.1%	$3,094,397	4.6%
Los Angeles Torrance Palos Verdes	CA	149	84.6%	$179.18	$151.58	141.2%	23,520,000	3.5%	33,500,000	3.0%	$2,803,819	4.1%
San Jose Cupertino	CA	149	62.2%	$213.19	$132.70	122.8%	22,470,000	3.3%	32,000,000	2.9%	$1,704,121	2.5%
Boulder	CO	149	62.5%	$184.06	$114.99	98.3%	21,060,000	3.1%	30,000,000	2.7%	$1,797,372	2.6%
Palm Springs	CA	149	74.5%	$196.97	$146.65	105.9%	20,000,000	3.0%	28,500,000	2.6%	$2,881,697	4.2%
Los Angeles Hacienda Heights	CA	150	74.7%	$158.44	$118.42	154.5%	19,310,000	2.9%	27,500,000	2.5%	$1,702,678	2.5%
Seattle South Center	WA	149	78.8%	$165.23	$130.18	113.8%	18,960,000	2.8%	27,000,000	2.5%	$1,903,553	2.8%
West Palm Beach	FL	149	78.1%	$160.70	$125.51	171.4%	16,150,000	2.4%	23,000,000	2.1%	$2,015,529	3.0%
Norwalk	CT	145	78.8%	$187.66	$147.92	122.3%	16,150,000	2.4%	23,000,000	2.1%	$2,255,407	3.3%
Tampa Westshore	FL	145	77.2%	$153.98	$118.85	145.3%	16,150,000	2.4%	23,000,000	2.1%	$1,525,853	2.2%
Boston Andover	MA	146	64.6%	$166.36	$107.54	127.3%	15,450,000	2.3%	22,000,000	2.0%	$1,375,466	2.0%
Nashville Airport	TN	145	74.1%	$150.31	$111.33	161.5%	15,100,000	2.2%	21,500,000	2.0%	$1,481,174	2.2%
St. Petersburg Clearwater	FL	149	69.3%	$148.23	$102.65	137.0%	14,740,000	2.2%	21,000,000	1.9%	$1,360,574	2.0%
Raleigh Cary	NC	149	68.7%	$146.12	$100.40	135.3%	14,740,000	2.2%	21,000,000	1.9%	$2,085,385	3.1%
New Haven Wallingford	CT	149	59.5%	$145.05	$86.26	120.0%	14,740,000	2.2%	21,000,000	1.9%	$1,337,187	2.0%
Detroit Livonia	MI	149	58.2%	$129.05	$75.11	106.2%	13,690,000	2.0%	19,500,000	1.8%	$988,094	1.5%
Phoenix Mesa	AZ	149	58.0%	$142.22	$82.42	90.4%	13,690,000	2.0%	19,500,000	1.8%	$1,215,170	1.8%
Subtotal / Wtd. Avg. – Top 20 Properties(2):		2,954	70.3%	$176.34	$124.00	128.4%	$384,760,000	56.8%	$548,000,000	49.8%	$40,914,050	60.3%
Remaining Properties / Wtd. Avg.(2):		4,723	60.0%	$135.85	$81.48	117.1%	$292,240,000	43.2%	$552,000,000	50.2%	$26,991,088	39.7%
Total / Wtd. Avg.(2):		7,677	64.0%	$152.98	$97.84	122.4%	$677,000,000	100.0%	$1,100,000,000(3)	100.0%	$67,905,138	100.0%
(1)	The Top 20 Properties are ordered by allocated loan amounts.
(2)	Wtd. Avg., TTM September 2024 Occupancy, TTM September 2024 RevPAR and TTM September 2024 RevPAR Penetration Index are based on number of rooms. Wtd. Avg. and TTM September 2024 ADR are based on occupied room nights for the same period.
(3)	Represents “As Portfolio” appraised value of the CBM Portfolio properties.
B-118

Hospitality – Select Service Various Various, Various	Collateral Asset Summary – Loan No. 14 CBM Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 20.0% 4.51x 38.9%

The following table sets forth certain information regarding the CBM Portfolio properties by ownership interest:

Portfolio by Ownership Interest
Ownership Interest	# of Properties	# of Rooms	% of Total	Appraised Value	Allocated Whole Loan Amount	% of Total	2022 Net Cash Flow	% of Total	2023 Net Cash Flow	% of Total	TTM September 2024	% of Total
Fee	6	872	11.4%	$86,900,000	$59,180,000	8.7%	$4,256,966	6.9%	$5,634,092	8.3%	$5,413,391	8.0%
Fee and Leasehold(1)	39	5,773	75.2%	$801,300,000	$557,080,000	82.3%	$48,873,251	78.8%	$52,258,746	77.1%	$51,929,449	76.5%
Leasehold	7	1,032	13.4%	$137,000,000	$60,740,000	9.0%	$8,873,125	14.3%	$9,914,869	14.6%	$10,562,297	15.6%
Total	52	7,677	100.0%	$1,100,000,000(2)	$677,000,000	100.0%	$62,003,342	100.0%	$67,807,707	100.0%	$67,905,138	100.0%
(1)	Fee and Leasehold properties are owned in fee by the borrower C2 Land, L.P. and ground leased to the other borrower, CBM Two Hotels LP.
(2)	Represents “As Portfolio” appraised value of the CBM Portfolio properties.

The following table presents certain information regarding capital expenditures at the CBM Portfolio properties:

Historical Capital Expenditures(1)
Property Name	2019	2020	2021	2022	2023	September 2024 YTD	Total
Total CapEx	$45,066,590	$89,126,632	$30,110,805	$51,754,858	$72,570,113	$34,570,619	$323,199,617
Per Room	$5,870	$11,610	$3,922	$6,742	$9,453	$4,503	$42,100
(1)	Source: Borrower Sponsor.
B-119

Hospitality – Select Service Various Various, Various	Collateral Asset Summary – Loan No. 14 CBM Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 20.0% 4.51x 38.9%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the CBM Portfolio properties:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 9/30/2024	U/W	U/W Per Room
Occupancy	56.1%	62.4%	63.7%	64.0%	64.6%
ADR	$113.68	$143.30	$150.78	$152.98	$153.00
RevPar	$63.76	$89.36	$96.05	$97.84	$98.84

Rooms Revenue	$178,662,464	$250,387,501	$269,151,047	$274,916,387	$277,716,609	$36,175
Food and Beverage Revenue	9,318,448	17,362,144	21,512,344	21,910,772	22,124,535	$2,882
Other Departmental Revenue	3,008,969	4,340,399	5,114,476	5,418,432	5,574,305	$726
Total Operating Revenue	$190,989,882	$272,090,044	$295,777,867	$302,245,591	$305,415,449	$39,783
Rooms Expense	44,404,893	60,504,254	66,915,878	67,889,923	67,618,911	$8,808
Food and Beverage Expense	7,220,704	12,336,163	14,540,747	14,911,747	15,104,726	$1,968
Other Departmental Expenses(2)	3,814	2,059	39,771	89,535	83,860	$11
Gross Operating Profit	$139,360,471	$199,247,568	$214,281,472	$219,354,386	$222,607,951	$28,997
Administrative and General	28,540,202	37,141,494	39,199,581	41,440,664	41,362,025	$5,388
Information and Telecommunications Systems	2,663,047	2,797,110	2,942,882	3,081,062	3,113,294	$406
Marketing	12,944,492	19,583,432	21,698,620	22,787,570	23,118,006	$3,011
Repairs & Maintenance	11,522,590	13,856,891	14,432,258	15,242,620	15,441,806	$2,011
Utilities	8,706,597	9,951,914	10,764,457	11,201,866	11,204,020	$1,459
Gross Operating Profit	$74,983,544	$115,916,728	$125,243,673	$125,600,603	$128,368,799	$16,721
Management Fee	11,359,984	16,170,717	17,628,809	18,131,150	18,324,927	$2,387
Chain Services Fee	3,533,302	5,201,943	5,619,779	5,742,666	5,802,894	$756
Property Taxes	12,562,539	11,798,438	12,175,776	12,215,748	12,796,817	$1,667
Insurance	3,519,218	4,413,757	4,410,287	3,562,038	2,895,910	$377
Equipment & Other Leases	285,218	349,812	305,397	295,893	301,903	$39
Ground Rent	13,517,405	14,899,258	15,813,325	15,823,344	15,907,250	$2,072
Affiliate Ground Lease Add Back	(11,181,222)	(12,525,042)	(13,313,316)	(13,194,669)	(13,274,229)	($1,729)
Net Operating Income	$41,387,101	$75,607,845	$82,603,615	$83,024,433	$85,613,328	$11,152
FF&E	9,549,474	13,604,503	14,795,909	15,119,295	15,270,772	$1,989
Net Cash Flow	$31,837,627	$62,003,342	$67,807,707	$67,905,138	$70,342,555	$9,163

NCF DSCR(3)	2.04x	3.97x	4.35x	4.35x	4.51x
NOI Debt Yield(3)	18.8%	34.4%	37.5%	37.7%	38.9%
(1)	Based on the in-place rent roll dated September 30, 2024.
(2)	Other Departmental Expenses represents the total non-operating expenses associated with rent, taxes and insurance.
(3)	Debt service coverage ratios and debt yields are based on the CBM Portfolio Senior Loan.

B-120

Hospitality – Select Service Various Various, Various	Collateral Asset Summary – Loan No. 14 CBM Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 20.0% 4.51x 38.9%

According to the portfolio appraisal dated September 1, 2024, the CBM Portfolio properties had an “As Portfolio” appraised value of $1,100,000,000, which includes a 7.3% portfolio premium. The aggregate as-is appraised value without the premium is $1,025,200,000.

Property	Appraised Value(1)	Capitalization Rate(1)
CBM Portfolio	$1,100,000,000	9.00%(2)
(1)	Source: Appraisal.
(2)	Represents the terminal capitalization rate.

The following table presents certain information relating to the CBM portfolio Properties by state:

Portfolio Overview by State
State	# of Properties	# of Rooms	Allocated Whole Loan Amount	% of Total	Appraised Value	% of Total	TTM September 2024 Occupancy	TTM September 2024 ADR	TTM September 2024 RevPAR	TTM September 2024 RevPAR Penetration Index	TTM September 2024 NCF	% of Total
California	8	1,182	$155,870,000	23.0%	$241,000,000	23.5%	71.3%	$186.69	$133.02	129.7%	$17,233,158	25.4%
Florida	4	592	$59,680,000	8.8%	$85,000,000	8.3%	76.7%	$147.10	$112.81	140.5%	$6,344,380	9.3%
Illinois	4	591	$43,780,000	6.5%	$64,000,000	6.2%	54.6%	$143.87	$78.55	115.7%	$4,366,651	6.4%
Colorado	3	450	$37,690,000	5.6%	$54,900,000	5.4%	61.2%	$144.32	$88.27	109.8%	$2,417,690	3.6%
Connecticut	2	294	$30,890,000	4.6%	$44,000,000	4.3%	69.0%	$169.05	$116.67	121.4%	$3,592,594	5.3%
New York	2	294	$30,190,000	4.5%	$43,000,000	4.2%	64.2%	$194.41	$124.81	121.3%	$3,260,554	4.8%
Georgia	3	435	$27,530,000	4.1%	$40,500,000	4.0%	64.0%	$120.68	$77.25	125.5%	$2,052,545	3.0%
Arizona	2	295	$26,680,000	3.9%	$38,000,000	3.7%	60.1%	$145.43	$87.37	102.2%	$2,587,028	3.8%
Michigan	2	295	$26,330,000	3.9%	$37,500,000	3.7%	58.9%	$126.28	$74.43	104.0%	$1,872,032	2.8%
New Jersey	1	146	$24,930,000	3.7%	$35,500,000	3.5%	76.4%	$208.82	$159.53	149.4%	$3,458,298	5.1%
Tennessee	2	290	$23,880,000	3.5%	$34,000,000	3.3%	75.4%	$136.94	$103.31	153.0%	$2,477,220	3.6%
Missouri	2	303	$22,820,000	3.4%	$32,500,000	3.2%	41.1%	$145.90	$59.91	110.4%	$390,913	0.6%
Maryland	2	295	$22,820,000	3.4%	$32,500,000	3.2%	63.9%	$141.19	$90.20	112.5%	$2,545,382	3.7%
Texas	3	447	$22,250,000	3.3%	$34,300,000	3.3%	56.0%	$117.21	$65.62	109.9%	$1,543,324	2.3%
Washington	1	149	$18,960,000	2.8%	$27,000,000	2.6%	78.8%	$165.23	$130.18	113.8%	$1,903,553	2.8%
Massachusetts	1	146	$15,450,000	2.3%	$22,000,000	2.1%	64.6%	$166.36	$107.54	127.3%	$1,375,466	2.0%
North Carolina	2	298	$14,740,000	2.2%	$35,500,000	3.5%	67.1%	$146.04	$98.03	117.5%	$3,574,521	5.3%
Alabama	1	140	$11,590,000	1.7%	$16,500,000	1.6%	77.3%	$144.49	$111.74	171.8%	$1,396,742	2.1%
Oregon	1	149	$11,230,000	1.7%	$16,000,000	1.6%	50.9%	$142.84	$72.72	96.7%	$415,065	0.6%
South Carolina	1	146	$11,230,000	1.7%	$16,000,000	1.6%	67.2%	$125.61	$84.41	136.1%	$1,384,291	2.0%
Virginia	1	150	$10,880,000	1.6%	$15,500,000	1.5%	45.0%	$140.40	$63.17	91.8%	$293,340	0.4%
Kansas	1	149	$9,830,000	1.5%	$14,000,000	1.4%	45.9%	$131.52	$60.43	78.6%	$183,694	0.3%
Indiana	1	146	$9,790,000	1.4%	$16,000,000	1.6%	53.4%	$140.37	$74.91	112.9%	$656,260	1.0%
Minnesota	1	146	$7,960,000	1.2%	$13,000,000	1.3%	65.5%	$112.33	$73.52	115.0%	$299,144	0.4%
Pennsylvania	1	149	$0	0.0%	$17,000,000	1.7%	65.6%	$184.57	$121.04	165.4%	$2,281,293	3.4%
Total/Wtd. Avg.(1):	52	7,677	$677,000,000	100.0%	$1,100,000,000(2)	100.0%	64.0%	$152.98	$97.84	122.4%	$67,905,138	100.0%
(1)	Wtd. Avg., TTM September 2024 Occupancy, TTM September 2024 RevPAR and TTM September 2024 RevPAR Penetration Index are based on number of rooms. Wtd. Avg. and TTM September 2024 ADR is based on occupied room nights for the same period.
(2)	Represents the “As Portfolio” appraised value of the CBM Portfolio properties.

B-121

Hospitality – Select Service Various Various, Various	Collateral Asset Summary – Loan No. 14 CBM Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 20.0% 4.51x 38.9%

The following table sets forth certain information regarding the CBM Portfolio’s competitive set penetration:

Occupancy(1)
	2021	2022	2023	TTM September 2024
CBM Portfolio	56.1%	62.4%	63.7%	64.0%
Competitive Set	55.0%	61.9%	63.0%	62.6%
Penetration Index	102.0%	100.7%	101.2%	102.2%
ADR(1)
	2021	2022	2023	TTM September 2024
CBM Portfolio	$113.68	$143.30	$150.78	$152.98
Competitive Set	$105.46	$123.97	$128.23	$126.84
Penetration Index	107.8%	115.6%	117.6%	120.6%
RevPAR(1)
	2021	2022	2023	TTM September 2024
CBM Portfolio	$63.76	$89.36	$96.05	$97.84
Competitive Set	$58.17	$77.26	$81.15	$79.97
Penetration Index	109.6%	115.7%	118.4%	122.4%
(1)	Calculated based on historical occupied room nights.

The following table presents certain information relating to the ground leased CBM Portfolio properties:

Property	Lessor	Expiration Date(1)	August 2024 TTM Ground Rent	Ground Rent Calculation
San Jose Cupertino	Rosalie Cacitti Family Trust	January 1, 2063	$427,777	Greater of minimum rent payable (increases every five years by 75.0% of CPI) or 6.0% of gross revenue
Norwalk	Ralph Fabrizio, Christopher Fabrizio, Maria Mellon, Mark Fabrizio, Robert Fabrizio and John A. Fabrizio, III	December 31, 2063	$537,322	Greater of prevailing rate (adjusted every five years) increased by 15.0% or prevailing rate increased by 60.0% of CPI increase since opening date
Tampa Westshore	Holtsinger, Inc.	July 1, 2068	$22,335	Increases 5% every 10 years
Poughkeepsie	Pizzagalli Properties,	December 31, 2095	$302,499	$250,000 annually increased by greater of 2.75% or CPI
Charlotte South Park	H@Park South, LLC	December 31, 2049	$352,051	Greater of $352,051 or 6.0% of gross revenue
Fresno	Erganian Family Partnership, L.L.P.	June 30, 2054	$684,352	3% increase over prior year amount
Philadelphia Devon	Devon Berkley, LLC,	December 31, 2038	$240,000	Greater of $240,000 or 4.25% of gross revenue
(1)	Represents the fully extended expiration date.

B-122

Multifamily – Mid Rise 710 Jefferson Avenue Cleveland, OH 44113	Collateral Asset Summary – Loan No. 15 Tremont Place Lofts	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,070,000 69.5% 1.26x 8.8%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset

Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Mid Rise
Borrower Sponsor(s):	Timothy Michael Panzica, Graham Veysey, Timothy Ignatius Panzica, Russell Lamb, Michael Cantor and Marika Shiori-Clark	Collateral:	Fee
Borrower(s):	Tremont Lofts PropCo LLC	Location:	Cleveland, OH
Original Balance:	$18,070,000	Year Built / Renovated:	1900 / 2020
Cut-off Date Balance:	$18,070,000	Property Management:	MPD Management LLC
% by Initial UPB:	2.4%	Size:	102 Units
Interest Rate:	6.70000%	Appraised Value / Per Unit:	$26,000,000 / $254,902
Note Date:	December 19, 2024	Appraisal Date:	November 14, 2024
Original Term:	60 months	Occupancy:	95.1% (as of November 19, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(3):	$1,591,097
Interest Only Period:	60 months	Underwritten NCF:	$1,541,076
First Payment Date:	February 6, 2025
Maturity Date:	January 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$1,343,792 (TTM October 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$1,283,819
Call Protection:	L(25),D(28),O(7)	2022 NOI:	$1,205,095
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$177,157
Taxes:	$176,864	$29,477	NAP	Maturity Date Loan / Unit:	$177,157
Insurance:	$9,865	$1,644	NAP	Cut-off Date LTV:	69.5%
Replacement Reserves:	$0	$3,833	NAP	Maturity Date LTV:	69.5%
TI / LC	$0	$336	NAP	UW NOI DY:	8.8%
Deferred Maintenance:	$159,443	$0	NAP	UW NCF DSCR:	1.26x
Other Reserve(1):	$1,500	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$18,070,000	97.8%	Loan Payoff	$17,021,864	92.2%
Borrower Sponsor Equity	398,599	2.2	Closing Costs(2)	1,099,064	6.0
			Upfront Reserves	347,671	1.9
Total Sources	$18,468,599	100.0%	Total Uses	$18,468,599	100.0%
(1)	Other Reserve includes $1,500 to address an open building code violation.
(2)	Closing Costs include a rate buy-down fee of $659,555.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to a decrease in payroll and benefit expenses. The reduction is a result of a correction in the borrower’s expense management reporting which had previously included payroll and benefit expenses for multiple properties.
B-123

Multifamily – Mid Rise 710 Jefferson Avenue Cleveland, OH 44113	Collateral Asset Summary – Loan No. 15 Tremont Place Lofts	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,070,000 69.5% 1.26x 8.8%

The following table presents certain information relating to the unit mix at Tremont Place Lofts property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent per Unit(2)	Average Monthly Market Rent Per Unit(3)
1 BD / 1 BA	36	35.3%	35	97.2%	999	$1,674	$1,690
2 BD / 1 BA	5	4.9	5	100.0%	1,170	$1,809	$2,180
2 BD / 1.5 BA	2	2.0	2	100.0%	1,120	$1,643	$2,300
2 BD / 2 BA	58	56.9	54	93.1%	1,588	$2,138	$2,300
3 BD / 3 BA	1	1.0	1	100.0%	1,775	$2,100	$2,175
Total/Wtd. Avg.	102	100.0%	97	95.1%	1,352	$1,943	$2,078
(1)	Based on the underwritten rent roll dated November 19, 2024.
(2)	Average Monthly Rent per Unit is based on occupied units.
(3)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Tremont Place Lofts property:

Cash Flow Analysis
	2022	2023	TTM 10/31/2024(1)	U/W	U/W Per Unit(2)
Base Rent - Residential	$2,220,541	$2,388,736	$2,373,015	$2,261,640	$22,173
Potential Income from Vacant Units	0	0	0	130,680	$1,281
Gross Potential Rent - Residential	$2,220,541	$2,388,736	$2,373,015	$2,392,320	$23,454
Other Income – Residential(3)	115,474	137,047	150,058	150,058	$1,471
Net Rental Income	$2,336,015	$2,525,784	$2,523,073	$2,542,378	$24,925
(Vacancy / Credit Loss)	(255,454)	(303,138)	(220,969)	(119,616)	$(1,173)
Total Effective Gross Income - Residential	$2,080,562	$2,222,646	$2,302,103	$2,422,762	$23,753

Base Rent - Commercial	$111,910	$57,406	$61,998	$64,078	$16
Potential Income from Vacant Units	0	0	0	0	$0
Gross Potential Rent - Commercial	$111,910	$57,406	$61,998	$64,078	$16
Other Income – Commercial	0	0	0	12,180	$3
Net Rental Income	$111,910	$57,406	$61,998	$76,258	$19
(Vacancy / Credit Loss)	0	0	0	(3,813)	$ (1)
Effective Gross Income - Commercial	$111,910	$57,406	$61,998	$72,445	$18

Total Effective Gross Income	$2,192,472	$2,280,052	$2,364,101	$2,495,207	$24,463

Real Estate Taxes	340,178	339,266	405,932	345,314	$3,385
Insurance	21,246	19,697	17,518	18,790	$184
Management Fee	65,774	68,402	70,923	74,856	$734
Other Expenses(4)	560,180	568,868	525,936	465,150	$4,560
Total Expenses	$987,377	$996,233	$1,020,309	$904,110	$8,864

Net Operating Income	$1,205,095	$1,283,819	$1,343,792	$1,591,097	$15,599
Replacement Reserves - Residential	$0	$0	$0	45,390	$445
Replacement Reserves - Commercial	$0	$0	$0	604	$6
Normalized TI/LC	$0	$0	$0	4,027	$39
Net Cash Flow	$1,205,095	$1,283,819	$1,343,792	$1,541,076	$15,109

Occupancy	NAV(5)	97.4%	97.1%	95.0%(6)
NCF DSCR	0.98x	1.05x	1.09x	1.26x
NOI Debt Yield	6.7%	7.1%	7.4%	8.8%
(1)	The increase in Net Operating Income from TTM 10/31/2024 to U/W is primarily attributable to a decrease in payroll and benefit expenses. The reduction is a result of a correction in the borrower’s expense management reporting which had previously included payroll and benefit expenses for multiple properties.
(2)	U/W Per Unit is based on total multifamily units (102 units) for all income line items except for the commercial revenue line items, which are based on total commercial SF at the property (4,027 SF). All expense line items per unit are based on total multifamily units (102 units).
(3)	Other Income - Residential includes internet income, parking income, application fees, monthly pet fees, and other miscellaneous income.
(4)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, advertising and marketing, and general and administrative expenses.
(5)	2022 Occupancy is not available because sponsorship purchased the Tremont Place Lofts property in 2020 and renovations took approximately two years to complete.
(6)	Represents economic occupancy.

B-124

Multifamily – Mid Rise 710 Jefferson Avenue Cleveland, OH 44113	Collateral Asset Summary – Loan No. 15 Tremont Place Lofts	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,070,000 69.5% 1.26x 8.8%

The following table presents certain information relating to comparable multifamily properties to the Tremont Place Lofts property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size	Average Rent Per Unit
Tremont Place Lofts(2) 710 Jefferson Avenue Cleveland, OH 44113	-	1900 / 2020	102	1 BD / 1 BA	999 SF	$1,674
				2 BD / 1 BA	1,170 SF	$1,809
				2 BD / 1.5 BA	1,120 SF	$1,643
				2 BD / 2 BA	1,588 SF	$2,138
				3 BD / 3 BA	1,775 SF	$2,100
Edge32 3219 Detroit Avenue Cleveland, OH 44113	2.8 mi	2017 / NAP	59	1 BD / 1 BA	794 SF	$1,534
				2 BD / 2 BA	1,397 SF	$2,080
32 West 3107 Detroit Avenue Cleveland, OH 44113	2.8 mi	2015 / NAP	62	1 BD / 1 BA	731 SF	$1,655
				2 BD / 1 BA	1,000 SF	$2,420
				2 BD / 2 BA	1,219 SF	$2,712
Clinton West 3007 Clinton Avenue Cleveland, OH 44113	2.9 mi	2017 / NAP	70	0 BD / 1 BA	508 SF	$1,225
				1 BD / 1 BA	871 SF	$1,789
				2 BD / 2 BA	1,317 SF	$2,927
The Edison at Gordon Square 6060 Father Caruso Drive Cleveland, OH 44102	3.2 mi	2017 / NAP	306	1 BD / 1 BA	825 SF	$1,768
				2 BD / 2 BA	1,153 SF	$2,285
				2 BD / 2.5 BA	1,642 SF	$3,282
				3 BD / 2 .5 BA	1,757 SF	$3,383
				3 BD / 3.5 BA	1,757 SF	$4,052
The Alhambra 3199 West 14th Street Cleveland, OH 44109	3.2 mi	1900 / NAP	35	1 BD / 1 BA	480 SF	$907
				2 BD / 1 BA	575 SF	$1,022
				3 BD / 2 BA	1,050 SF	$1,751
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated November 19, 2024. Average Unit Size and Average Rent Per Unit reflect the average in-place rent for occupied units.

B-125

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ANNEX C

MORTGAGE POOL INFORMATION

ANNEX C-1

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Refinance	22	$524,175,000	68.3%	$23,826,136	1.89x	6.541%	59	52.5%	52.5%
Acquisition	11	203,205,000	26.5	$18,473,182	1.55x	6.501%	50	58.7%	58.6%
Refinance/Recapitalization	1	28,750,000	3.7	$28,750,000	1.25x	6.630%	59	66.3%	66.3%
Recapitalization	2	11,250,000	1.5	$5,625,000	1.39x	6.983%	59	51.9%	51.9%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	34	$676,880,000	88.2%	$19,908,235	1.76x	6.524%	59	55.1%	55.1%
Interest Only - ARD	1	76,500,000	9.97	$76,500,000	1.91x	6.499%	35	49.8%	49.8%
Interest Only, Then Amortizing(2)	1	14,000,000	1.8	$14,000,000	1.38x	7.575%	59	61.9%	60.4%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

(1)	All of the mortgage loans will have balloon payments at maturity date.
(2)	Original partial interest only month is 24 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
2,440,000 - 9,999,999	13	$64,960,000	8.5%	$4,996,923	1.39x	6.782%	59	60.1%	60.1%
10,000,000 - 19,999,999	9	128,120,000	16.7	$14,235,556	1.47x	6.967%	59	60.7%	60.6%
20,000,000 - 29,999,999	5	123,750,000	16.1	$24,750,000	1.99x	6.741%	59	54.8%	54.8%
30,000,000 - 39,999,999	1	30,000,000	3.9	$30,000,000	1.93x	7.350%	58	53.0%	53.0%
40,000,000 - 49,999,999	3	130,200,000	17.0	$43,400,000	1.76x	6.140%	59	55.2%	55.2%
50,000,000 - 76,500,000	5	290,350,000	37.8	$58,070,000	1.87x	6.308%	53	50.7%	50.7%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	$2,440,000
	Max	$76,500,000
	Average	$21,316,111

C-1

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.25 - 1.49	24	$372,080,000	48.5%	$15,503,333	1.34x	6.554%	59	63.3%	63.3%
1.50 - 1.99	8	261,800,000	34.1	$32,725,000	1.82x	6.617%	51	49.7%	49.7%
2.00 - 2.49	2	63,500,000	8.3	$31,750,000	2.13x	7.101%	60	51.2%	51.2%
2.50 - 4.51	2	70,000,000	9.1	$35,000,000	3.50x	5.675%	59	30.4%	30.4%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	1.25x
	Max	4.51x
	Average	1.77x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
5.3700 - 5.9999	4	$161,500,000	21.0%	$40,375,000	2.08x	5.581%	59	50.8%	50.8%
6.0000 - 6.4999	8	247,750,000	32.3	$30,968,750	1.78x	6.377%	52	54.5%	54.5%
6.5000 - 6.9999	12	155,335,000	20.2	$12,944,583	1.53x	6.791%	59	60.6%	60.6%
7.0000 - 7.4999	8	166,615,000	21.7	$20,826,875	1.73x	7.222%	59	52.4%	52.4%
7.5000 - 7.8800	4	36,180,000	4.7	$9,045,000	1.52x	7.731%	59	58.3%	57.8%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	5.3700%
	Max	7.8800%
	Average	6.5404%

C-2

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
20.0 - 39.9	2	$70,000,000	9.1%	$35,000,000	3.50x	5.675%	59	30.4%	30.4%
40.0 - 49.9	6	196,090,000	25.6	$32,681,667	1.83x	6.359%	49	47.7%	47.7%
50.0 - 59.9	8	195,735,000	25.5	$24,466,875	1.73x	7.028%	59	53.5%	53.5%
60.0 - 69.5	20	305,555,000	39.8	$15,277,750	1.35x	6.543%	59	65.5%	65.4%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 16.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) “as-stabilized” or similar values other than “as-is” in certain cases where the completion of certain hypothetical conditions or other events at the property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (iii) the “as-is” appraised value for a portfolio of mortgaged properties that includes a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.1%.

Min	20.0%
Max	69.5%
Average	54.7%

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
20.0 - 39.9	2	$70,000,000	9.1%	$35,000,000	3.50x	5.675%	59	30.4%	30.4%
40.0 - 49.9	6	196,090,000	25.6	$32,681,667	1.83x	6.359%	49	47.7%	47.7%
50.0 - 59.9	8	195,735,000	25.5	$24,466,875	1.73x	7.028%	59	53.5%	53.5%
60.0 - 69.5	20	305,555,000	39.8	$15,277,750	1.35x	6.543%	59	65.5%	65.4%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

(1) Unless otherwise indicated, the Maturity Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 16.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date Loan-to-Value Ratio was calculated using either (i) “as-stabilized” or similar values other than “as-is” in certain cases where the completion of certain hypothetical conditions or other events at the property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (iii) the “as-is” appraised value for a portfolio of mortgaged properties that includes a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties. The weighted average Maturity Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.1%.

Min	20.0%
Max	69.5%
Average	54.6%

C-3

Distribution of Original Terms to Maturity

Original Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
36	1	$76,500,000	9.97%	$76,500,000	1.91x	6.499%	35	49.8%	49.8%
60	35	690,880,000	90.0	$19,739,429	1.75x	6.545%	59	55.2%	55.2%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	36	months
	Max	60	months
	Average	58	months

Distribution of Remaining Terms to Maturity/ARD

Range of Remaining Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
35	1	$76,500,000	9.97%	$76,500,000	1.91x	6.499%	35	49.8%	49.8%
53 - 59	25	424,305,000	55.3	$16,972,200	1.87x	6.455%	58	52.9%	52.9%
60	10	266,575,000	34.7	$26,657,500	1.56x	6.688%	60	58.9%	58.9%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	35	months
	Max	60	months
	Average	57	months

C-4

Distribution of Original Amortization Term

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	35	$753,380,000	98.2%	$21,525,143	1.77x	6.521%	57	54.5%	54.5%
360	1	14,000,000	1.8	$14,000,000	1.38x	7.575%	59	61.9%	60.4%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min(1)	360	months
	Max(1)	360	months
	Average(1)	360	months

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

Distribution of Remaining Amortization Terms

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	35	$753,380,000	98.2%	$21,525,143	1.77x	6.521%	57	54.5%	54.5%
360	1	14,000,000	1.8	$14,000,000	1.38x	7.575%	59	61.9%	60.4%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min(1)	360	months
	Max(1)	360	months
	Average(1)	360	months

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

C-5

Mortgage Loans with Original Partial Interest Only Period

Range of Original Partial Interest Only Period (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
24	1	$14,000,000	1.8%	$14,000,000	1.38x	7.575%	59	61.9%	60.4%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Defeasance	25	$511,795,000	66.7%	$20,471,800	1.66x	6.589%	59	56.7%	56.6%
Yield Maintenance or Defeasance	3	139,000,000	18.1	$46,333,333	1.84x	6.208%	45	49.8%	49.8%
Yield Maintenance	8	116,585,000	15.2	$14,573,125	2.16x	6.725%	59	51.7%	51.7%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

C-6

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
8.0 - 8.9	5	$168,020,000	21.9%	$33,604,000	1.30x	6.250%	59	66.7%	66.7%
9.0 - 9.9	12	139,065,000	18.1	$11,588,750	1.36x	6.582%	59	59.9%	59.9%
10.0 - 10.9	4	89,390,000	11.6	$22,347,500	1.65x	6.197%	58	55.6%	55.6%
11.0 - 11.9	6	47,605,000	6.2	$7,934,167	1.60x	6.723%	57	54.5%	54.5%
12.0 - 12.9	2	90,500,000	11.8	$45,250,000	1.83x	6.665%	39	51.7%	51.4%
13.0 - 13.9	1	52,000,000	6.8	$52,000,000	1.77x	7.140%	59	43.5%	43.5%
14.0 - 38.9	6	180,800,000	23.6	$30,133,333	2.58x	6.665%	59	43.8%	43.8%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	8.0%
	Max	38.9%
	Average	12.3%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
8.0 - 8.9	7	$242,120,000	31.6%	$34,588,571	1.31x	6.335%	60	64.3%	64.3%
9.0 - 9.9	10	64,965,000	8.5	$6,496,500	1.39x	6.646%	59	60.9%	60.9%
10.0 - 10.9	8	111,995,000	14.6	$13,999,375	1.62x	6.325%	58	56.8%	56.8%
11.0 - 11.9	3	39,000,000	5.1	$13,000,000	1.59x	6.966%	58	53.2%	52.6%
12.0 - 12.9	2	128,500,000	16.7	$64,250,000	1.85x	6.758%	45	47.3%	47.3%
13.0 - 13.9	1	17,300,000	2.3	$17,300,000	1.66x	7.880%	60	54.7%	54.7%
14.0 - 32.0	5	163,500,000	21.3	$32,700,000	2.68x	6.536%	59	42.6%	42.6%
Total/Avg./Wtd.Avg.	36	$767,380,000	100.0%	$21,316,111	1.77x	6.540%	57	54.7%	54.6%

	Min	8.0%
	Max	32.0%
	Average	11.7%

C-7

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	10	$343,000,000	44.7%
Springing	21	281,680,000	36.7
Soft	5	142,700,000	18.6
Total	36	$767,380,000	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	31	$541,380,000	70.5%
Replacement Reserves(1)	30	$532,630,000	69.4%
TI/LC(2)	8	$170,295,000	47.2%
Insurance	16	$253,475,000	33.0%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties or multifamily properties with commercial tenants.

Distribution of Property Type

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
Multifamily	13	$207,000,000	27.0%	$15,923,077	1.33x	6.629%	59	63.5%	63.5%
Mid Rise	11	156,232,000	20.4%	$14,202,909	1.34x	6.757%	59	63.0%	63.0%
Garden	1	42,700,000	5.6%	$42,700,000	1.31x	6.200%	59	66.4%	66.4%
Low Rise	1	8,068,000	1.1%	$8,068,000	1.35x	6.430%	60	56.1%	56.1%
Retail	15	$171,725,000	22.4%	$11,448,333	1.72x	6.511%	58	51.4%	51.4%
Super Regional Mall	2	77,500,000	10.1%	$38,750,000	1.87x	6.136%	57	50.9%	50.9%
Anchored	11	65,500,000	8.5%	$5,954,545	1.73x	6.987%	59	47.3%	47.3%
Single Tenant	1	24,500,000	3.2%	$24,500,000	1.26x	6.290%	60	62.5%	62.5%
Unanchored	1	4,225,000	0.6%	$4,225,000	1.40x	7.260%	60	59.9%	59.9%
Self Storage	24	$101,155,000	13.2%	$4,214,792	1.37x	6.255%	60	64.0%	64.0%
Hospitality	54	$77,300,000	10.1%	$1,431,481	2.65x	7.006%	59	43.3%	43.3%
Full Service	1	40,000,000	5.2%	$40,000,000	2.14x	6.989%	60	50.0%	50.0%
Select Service	52	20,000,000	2.6%	$384,615	4.51x	6.283%	58	20.0%	20.0%
Limited Service	1	17,300,000	2.3%	$17,300,000	1.66x	7.880%	60	54.7%	54.7%
Industrial	2	$76,500,000	10.0%	$38,250,000	1.91x	6.499%	35	49.8%	49.8%
Data Center	2	76,500,000	10.0%	$38,250,000	1.91x	6.499%	35	49.8%	49.8%
Mixed Use	2	$65,000,000	8.5%	$32,500,000	2.73x	5.880%	58	38.2%	38.2%
Office/Retail	2	65,000,000	8.5%	$32,500,000	2.73x	5.880%	58	38.2%	38.2%
Office	3	$47,500,000	6.2%	$15,833,333	1.87x	6.998%	59	54.1%	53.7%
Suburban	2	37,500,000	4.9%	$18,750,000	1.84x	7.398%	60	56.5%	56.0%
CBD	1	10,000,000	1.3%	$10,000,000	1.99x	5.500%	59	45.1%	45.1%
Manufactured Housing	7	$21,200,000	2.8%	$3,028,571	1.40x	6.733%	59	61.7%	61.7%
Total / Wtd Avg	120	$767,380,000	100.0%	$6,394,833	1.77x	6.540%	57	54.7%	54.6%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-8

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
New York	27	$314,630,269	41.0%	$11,652,973	1.84x	6.247%	59	53.4%	53.4%
Texas	11	88,983,162	11.6	$8,089,378	1.56x	6.378%	51	59.3%	59.3%
Arkansas	1	52,000,000	6.8	$52,000,000	1.77x	7.140%	59	43.5%	43.5%
Kansas	3	50,139,549	6.5	$16,713,183	1.89x	6.516%	37	50.7%	50.7%
Georgia	6	34,416,687	4.5	$5,736,114	1.66x	7.566%	58	52.3%	52.3%
North Carolina	4	30,993,951	4.0	$7,748,488	1.97x	6.965%	60	56.2%	56.2%
Michigan	3	30,777,843	4.0	$10,259,281	2.00x	7.323%	58	52.2%	52.2%
Pennsylvania	2	28,750,000	3.7	$14,375,000	1.25x	6.630%	59	66.3%	66.3%
Washington	9	22,654,118	3.0	$2,517,124	1.42x	6.144%	60	65.9%	65.9%
Ohio	2	19,517,714	2.5	$9,758,857	1.28x	6.678%	59	69.0%	69.0%
Florida	5	15,763,072	2.1	$3,152,614	1.73x	7.431%	59	57.2%	55.9%
California	10	15,529,727	2.0	$1,552,973	2.32x	6.696%	59	43.0%	43.0%
Connecticut	4	12,162,555	1.6	$3,040,639	1.62x	6.931%	59	49.5%	49.5%
Louisiana	3	11,350,000	1.5	$3,783,333	1.42x	6.549%	59	67.2%	67.2%
Kentucky	3	11,164,500	1.5	$3,721,500	1.35x	5.920%	60	68.0%	68.0%
Illinois	5	10,818,353	1.4	$2,163,671	1.79x	6.232%	59	60.1%	60.1%
Tennessee	3	6,360,465	0.8	$2,120,155	1.65x	6.812%	59	56.5%	56.5%
South Carolina	2	3,269,758	0.4	$1,634,879	1.67x	5.957%	60	63.1%	63.1%
Virginia	2	2,456,918	0.3	$1,228,459	1.76x	5.968%	60	61.7%	61.7%
Colorado	3	1,113,442	0.1	$371,147	4.51x	6.283%	58	20.0%	20.0%
Arizona	2	788,183	0.1	$394,092	4.51x	6.283%	58	20.0%	20.0%
New Jersey	1	736,484	0.1	$736,484	4.51x	6.283%	58	20.0%	20.0%
Maryland	2	674,151	0.1	$337,075	4.51x	6.283%	58	20.0%	20.0%
Missouri	2	674,151	0.1	$337,075	4.51x	6.283%	58	20.0%	20.0%
Massachusetts	1	456,425	0.1	$456,425	4.51x	6.283%	58	20.0%	20.0%
Alabama	1	342,393	0.0	$342,393	4.51x	6.283%	58	20.0%	20.0%
Oregon	1	331,758	0.0	$331,758	4.51x	6.283%	58	20.0%	20.0%
Indiana	1	289,217	0.0	$289,217	4.51x	6.283%	58	20.0%	20.0%
Minnesota	1	235,155	0.0	$235,155	4.51x	6.283%	58	20.0%	20.0%
Total/Avg./Wtd.Avg.	120	$767,380,000	100.0%	$6,394,833	1.77x	6.540%	57	54.7%	54.6%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

Distribution Date:
Determination Date:
CONTACT INFORMATION	CONTENTS
	Distribution Summary	2
	Distribution Summary (Factors)	3
	Interest Distribution Detail	4
	Principal Distribution Detail	5
	Reconciliation Detail	6
	Mortgage Loan Detail	7
	NOI Detail	8
	Delinquency Loan Detail	9
	Appraisal Reduction Detail Loan	11
	Modification Detail Specially	13
	Serviced Loan Detail	15
	Unscheduled Principal Detail	17
	Liquidated Loan Detail	19

Deal Contact:

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Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Accrual Dates (6)	Interest Distributed (7)	Principal Distributed (8)	Yield Maintenance Distributed (9)	Prepayment Penalties Distributed (10)	Total Distributed (11)=(7+8+9+10)	Deferred Interest (12)	Realized Loss (13)	Current Principal Balance (14)=(3-8+12-13)

Totals

Notional Classes

Totals

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Determination Date:

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

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Determination Date:

Interest Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Next Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Optimal Accrued Interest (6)	Prior Unpaid Interest (7)	Interest on Prior Unpaid Interest (8)	Non-Recov. Interest Shortfall (9)	Interest Due (10)=(6)+(7)+(8)-(9)	Deferred Interest (11)	Interest Distributed (12)	Current Unpaid Interest (13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

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Determination Date:

Principal Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Scheduled Principal Distribution (4)	Unscheduled Principal Distribution (5)	Accreted Principal (6)	Current Realized Loss (7)	Current Principal Recoveries (8)	Current Principal Balance (9)=(3)-(4)-(5)+(6)-(7)+(8)	Cumulative Realized Loss (10)	Original Class (%) (11)	Current Class (%) (12)	Original Credit Support (13)	Current Credit Support (14)

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Determination Date:

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS
Interest Funds Available	Scheduled Fees
Total Interest Funds Available:	Total Scheduled Fees:
Principal Funds Available	Additional Fees, Expenses, etc.
Total Principal Funds Available:	Total Additional Fees, Expenses, etc.:
Other Funds Available	Distribution to Certificateholders
Total Other Funds Available:	Total Distribution to Certificateholders:
Total Funds Available	Total Funds Allocated

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Distribution Date:
Determination Date:

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)
A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties
Mod. Code (3)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

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Determination Date:

Delinquency Loan Detail

Loan Number	OMCR	# of Months Delinq	Actual Principal Balance	Paid Through Date	Current P & I Advances (Net of ASER)	Total P & I Advances Outstanding	Cumulative Accrued Unpaid Advance Interest	Other Expense Advance Outstanding	Payment Status of Loan (1)	Workout Strategy (2)	Most Recent Special Serv Transfer Date	Foreclosure Date	Bankruptcy Date	REO Date
There is no Delinquency Loan Detail for the current distribution period.
Totals

Payment Status of Loan (1)
A. In Grace Period	3. 90+ Days Delinquent
B. Late, but less than 30 Days	4. Performing Matured Balloon
0. Current	5. Non Performing Matured Balloon
1. 30-59 Days Delinquent	7. Foreclosure
2. 60-89 Days Delinquent	9. REO

Workout Strategy (2)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Determination Date:

Historical Delinquency Information

Distribution Date	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

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Determination Date:

Appraisal Reduction Detail

Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no Appraisal Reduction activity for the current distribution period.
Totals

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Determination Date:

Historical Appraisal Reduction Detail

Distribution Date	Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no historical Appraisal Reduction activity.
Totals

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Determination Date:

Loan Modification Detail

Loan Number	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no Loan Modification activity for the current distribution period.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution Date	Loan	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no historical Loan Modification activity.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Distribution Date:
Determination Date:

Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer
There is no Specially Serviced Loan activity for the current distribution period.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Distribution Date:
Determination Date:

Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART
There is no historical Specially Serviced Loan activity.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Distribution Date:
Determination Date:

Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges
There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield Maintenance
6. DPO

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Distribution Date:
Determination Date:

Historical Unscheduled Principal Detail

Distribution Date	Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium
Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield Maintenance
6. DPO

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Distribution Date:
Determination Date:

Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no Liquidated Loan activity for the current distribution period.
Totals

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Distribution Date:
Determination Date:

Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no historical Liquidated Loan activity.
Totals

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ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC., GERMAN AMERICAN CAPITAL CORPORATION,
BARCLAYS CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL)

Each of CREFI, GACC, Barclays and BMO (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense,

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counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of January 11, 2025, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after January 11, 2025.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any
E-1A-2

advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such
E-1A-3

items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
E-1A-4

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.
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(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the
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investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the
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release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a
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“Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating
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confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
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(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person
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other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
E-1A-13

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.
(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-14

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

None

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None

E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
30	—	1054 Grant Avenue	—	—
31	—	1056 Grant Avenue	—	—

E-1A-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(24) Local Law Compliance	Brooklyn Jonas Portfolio (Loan No. 2)	According to the zoning reports obtained in connection with origination of the Mortgage Loan, collectively, the Mortgaged Properties have approximately ninety open building and fire code violations with the New York City Department of Housing Preservation and Development and Department of Buildings.
(24) Local Law Compliance	Prime 15 Portfolio (Loan No. 3)

According to the zoning reports obtained in connection with origination of the Mortgage Loan:

The following Mortgaged Properties are legal non-conforming as to self-storage use: Prime Storage - West University Place North, Prime Storage - West University Place South, Prime Storage - Tacoma 109 Steele Street, and Prime Storage - Tacoma Steele St South.

The Prime Storage - Louisville Mellwood Ave Mortgaged Property is legal non-conforming as to billboard use.

The Prime - Storage Virginia Beach Bells Rd. Mortgaged Property is legal non-conforming as to both automobile storage and communication tower use.

The Prime Storage - Louisville E. Main St. Mortgaged Property, the Prime Storage - Louisville Mellwood Ave Mortgaged Property, and the Prime Storage - Bronx University Ave Mortgaged Property have open fire, building and zoning code violations.

With respect to the Prime Storage - Port Jefferson Station Mortgaged Property, the Prime Storage - Tacoma 109 Steele Street Mortgaged Property, the Prime Storage - Tacoma Steele St South Mortgaged Property, the Prime Storage - Pacific Ave Mortgaged Property, and the Prime Storage – Meridian Mortgaged Property, the related zoning reports obtained in connection with origination of the Mortgage Loan lacked one or more of the following: (i) building code, zoning code and/or fire

E-1B-1

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
code violation searches, (ii) a currently dated zoning letter, and/or (iii) copies of all available certificates of occupancy.
(24) Local Law Compliance	Tremont Place Lofts (Loan No. 15)	According to the zoning report obtained in connection with origination of the Mortgage Loan, the Mortgaged Property has an open violation for failure to obtain a lead safety certificate from the City of Cleveland.
(25) Licenses and Permits	Brooklyn Jonas Portfolio (Loan No. 2) Prime 15 Portfolio (Loan No. 3) Tremont Place Lofts (Loan No. 15)	All exceptions to Representation and Warranty No. 24 are also exceptions to this Representation and Warranty No. 25.
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
(30) Due on Sale or Encumbrance	Prime 15 Portfolio (Loan No. 3)	The Mortgage Loan documents permit the borrowers’ indirect owner (“Fund II”) to pledge its indirect interests in the borrowers and the Mortgaged Properties as security for debt incurred or to be incurred by Fund II, provided, among other things, the borrowers and the Mortgaged Properties do not constitute greater than 15% in the aggregate of the direct and/or indirect collateral for such debt and the debt be provided by a qualified lender that (i) has total assets (in name or under management or advisement) in excess of $750,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least $300,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or corporate credit loans, or operating commercial properties. The Mortgage Loan documents permit the foreclosure of such debt.
(31) Single-Purpose Entity	39-09 Main Street (Loan No. 12)	At origination of the Mortgage Loan, which has a principal balance of $24,500,000, the related borrower did not deliver a non-consolidation opinion.

E-1B-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Queens Center (Loan No. 6)	For so long as no event of default under the related Whole Loan exists, the Whole Loan documents prohibit the lender from selling any portion of the Whole Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, Kimco Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodamco, Ashkenazy Development Inc. or Centennial (or any entity controlled by any of the foregoing).
(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	CBM Portfolio (Loan No. 14)

With respect to the Ft. Lauderdale Plantation Mortgaged Property, a declarant of record, Lincoln Property Company 1315, LTD, has the right to purchase such Mortgaged Property for its then appraised value if hotel operations at the Mortgaged Property cease for 60 consecutive days (other than due to casualty, condemnation or renovation) (for the purposes of this paragraph, an “Abandonment”). Any such Abandonment would be a default under the Mortgage Loan documents. Because the declaration was recorded prior to the mortgage on such Mortgaged Property, such mortgage is subject and subordinate to such purchase option. Accordingly, upon any exercise of such right, such Mortgaged Property would no longer be subject to the lien of such mortgage. In the event that such purchase option is exercised, the Mortgagor is required to pay to the lender the proceeds of the sale and the difference, if any, between the amount required to obtain a release of the related Mortgaged Property under the Whole Loan documents and the amount paid by the purchaser.

With respect to the Charlotte South Park and Philadelphia Devon Mortgaged Properties, the respective ground lessors have the option, upon a default by the applicable mortgagor under the applicable leasehold mortgage, or any other event that would permit the lender to accelerate the Whole Loan, to purchase the related leasehold mortgage at a price set forth in the ground lease, which would be not less than the fair market value of the leasehold estate and all buildings and improvements on the leasehold estate and all furniture, furnishings, fixtures, equipment and other items of personal property located thereat.

E-1B-3

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance; (7) Junior Liens and (30) Due on Sale or Encumbrance	Queens Center (Loan No. 6)	The Mortgagor has the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000. “PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.
(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Colony Square (Loan No. 18)	An approximate 20,844 square foot portion of the Mortgaged Property is operated as a food hall (the “Food Hall Premises”) by Politan Atlanta LLC (“Politan”) pursuant to a management agreement between the Mortgagor, as owner, and Politan, as manager. Under such management agreement, Politan has an option to purchase (the “Purchase Option”) the Food Hall Premises if the Mortgagor wishes to sell the Food Hall Premises as a going concern provided, among other conditions, Politan pays a purchase price equal to the greater of either (i) four times the Mortgagor’s earnings from the operation of the Food Hall Premises before tax, interest and amortization (EBITA) or (ii) the Mortgagor’s unamortized cost of building out the Food Hall Premises. In addition, Politan has a right of first refusal (the “Right of First Refusal”) to purchase the Food Hall Premises in the event of a proposed sale of the Food Hall Premises to a third party. The management agreement provides that neither the Purchase Option nor the Right of First Refusal are applicable to a foreclosure or deed-in-lieu of foreclosure or the first sale thereafter.
(12) Condemnation	CBM Portfolio (Loan No. 14)	The San Jose Cupertino Mortgaged Property is subject to a condemnation proceeding commenced by the Santa Clara Valley Transportation Authority in connection with a roadway widening, expansion and improvement project. Such condemnation proceeding does not affect the improvements and solely affects a strip of land along the roadway adjacent to the Mortgaged Property, certain landscaping, and up to four (4) parking spaces. The Mortgagor is contesting the condemnation action in the Superior Court of the State of California, County of Santa Clara, Downtown Superior District.
(16) Insurance	Queens Center (Loan No. 6)

The Whole Loan documents permit (i) a property insurance deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property subject to a $500,000 minimum and (ii) a liability insurance deductible up to $500,000.

The Mortgagors are permitted to hold insurance policies that do not meet the Insurance Rating Requirements if they have prior written consent from the lender and Rating Agency Confirmation.

E-1B-4

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	Colony Square (Loan No. 18)	The Loan Documents may permit the related Borrower to cause the insurance required at the related Mortgaged Property under the Loan Documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	Boca Corporate Center (Loan No. 19)	The related Borrower does not maintain insurance for the roof structure equal to its full replacement value.
(16) Insurance	Meadowlark MHC (Loan No. 34)	The property insurance coverage covering the permanent structures at the related Mortgaged Property (which are a maintenance shed and 1,500 SF clubhouse – approximately a $184,000 replacement cost) includes a co-insurance provision. The related Mortgagor is permitted to maintain the co-insurance provision in the insurance policy providing property coverage in place at origination until renewal so long as the related property limit remains insured at 100% of the Full Replacement Cost and at renewal an agreed value endorsement is applied.
(17) Access; Utilities; Separate Tax Lots	Queens Center (Loan No. 6)	A portion of the Mortgaged Property to the west of 92nd Street and the parcel occupied by Macy’s, the latter of which is not part of the Mortgaged Property, together constitute a single tax lot (the “Shared Tax Lot”). The real estate taxes on the shared tax lot are allocated between Macy’s and one of the two Mortgagors which owns the Mortgaged Property (the “Property Borrower”) under a reciprocal easement agreement (the “REA”). Under the REA, Macy’s pays approximately 40% of the total property taxes assessed against the shared tax lot to the Property Borrower, who then makes the required tax payments to the applicable taxing authority. There are no other operating covenants in place governing the operation of the Shared Tax Lot. In the event of default under the Mortgage Loan documents, the lender has the right to require, among other related rights, the Property borrower to exercise the rights of the Property Borrower under the REA to pursue the creation of a separate tax lot for the portion of the Mortgaged Property that is part of the Shared Tax Lot, such that no portion of the Mortgaged Property shares a tax lot with any real property that is not subject to the lien of the Mortgage Loan. The Mortgagors have provided a non-recourse carveout for any losses arising from the lender’s inability to foreclose on the portion of the Mortgaged Property that is part of the Shared Tax Lot caused by (i) the City of New York’s refusal to accept for recordation a deed in foreclosure with respect to such portion of the Mortgaged Property, and (ii) the Mortgagors’ failure to promptly pursue the creation of a separate tax lot for the portion of the Mortgaged Property comprising the Shared Tax Lot.
(24) Local Law Compliance and (25) Licenses and Permits	CBM Portfolio (Loan No. 14)	The Memphis Airport, Poughkeepsie, St. Louis Westport Plaza, Chicago Lincolnshire and Atlanta Airport South Mortgaged
E-1B-5

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

Properties are legal non-conforming uses with respect to their operation as hotels.

The Fresno, Boulder, Denver Tech Center, Denver Central Park, Chicago Waukegan, Chicago Highland Park, and Dallas Plano Parkway Mortgaged Properties are the subjects of fire and life safety violations. The Mortgage Loan documents require the Mortgagors, within 150 days following the origination date, to take such actions necessary to cure such violations and provide such documentation as may be available and reasonably acceptable to the lender to demonstrate that such violations have been cured.

The West Palm Beach and Kansas City Overland Park Metcalf Mortgaged Properties are the subject of zoning and/or building code violations. The Mortgage Loan documents require the Mortgagors, within 150 days following the origination date, to cause such open permits (if applicable) to be closed and take such other action as is necessary to cure such violations.

The following Mortgaged Properties are non-legal non-conforming in that they are deficient in the number of parking spaces required by applicable zoning ordinances by the number of spaces indicated below: (a) Lincroft Red Bank: 4 parking spaces; (b) Nashville Airport: 1 parking space; (c) Dallas Plano Parkway: 3 parking spaces; (d) San Jose Cupertino: 2 parking spaces. The Mortgage Loan documents require the Mortgagors, on or prior to November 30, 2025 (or promptly following receipt of any notice of zoning violation from any governmental authority), to restripe the parking areas and/or take such other action necessary to increase the number of parking spaces at such Mortgaged Properties to no less than the number of parking spaces that are required under applicable zoning ordinances.

(24) Local Law Compliance and (25) Licenses and Permits	429 Beale (Loan No. 26)	The use of the Mortgaged Property for self-storage use is legal non-conforming.
(26) Recourse Obligations	Queens Center (Loan No. 6)	The loss carveout for misappropriation of rents after an event of default, insurance proceeds, or condemnation awards is limited to the intentional misappropriation thereof.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	All GACC Mortgage Loans	In most cases, the Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an
E-1B-6

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(27) Mortgage Releases	CBM Portfolio (Loan No. 14)

The release price for each of the Philadelphia Devon, Charlotte South Park, and Fresno Mortgaged Properties is 62.5% of the “as is” appraised value of such Mortgaged Property.

With respect to the Ft. Lauderdale Plantation Mortgaged Property, all exceptions to Representation 5 are also an exception to the first sentence of this Representation 27.

(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(29) Acts of Terrorism Exclusion	Colony Square (Loan No. 18)	The Loan Documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Loan Documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(31) Single-Purpose Entity	Queens Center (Loan No. 6)	The Mortgagor previously owned the parcel that contains a J.C. Penney store, which is part of the mall of which the Mortgaged Property forms a part. The Mortgagor sold that parcel prior to the origination of the Mortgage Loan.
(31) Single-Purpose Entity	CBM Portfolio (Loan No. 14)	Notwithstanding that the organizational documents of the Mortgagor provide that the purpose of the Mortgagor is solely to own and operate the Mortgaged Properties, the Mortgagor was originally formed and organized to own and operate not only the Mortgaged Properties but also a number of other hotel properties, which other properties were sold or otherwise transferred by the Mortgagor prior to the origination date of the Mortgage Loan.
(32) Defeasance	Queens Center (Loan No. 6)	In connection with a defeasance, the Mortgagor’s obligation to pay servicing fees is capped at $25,000.
(34) Ground Leases	Queens Center (Loan No. 6)

The Mortgagor has a ground leasehold interest in a portion of the Mortgaged Property. With respect to the related ground lease:

34(c) The term of the ground lease expires on May 31, 2048.

34(h) The ground lease does not expressly provide a cure period that includes sufficient time to gain possession of the interest of the lessee under the ground lease; however the ground lease does provide the lender an additional 10 days for payment of rent and 30 days for other defaults.

(34) Ground Leases	CBM Portfolio (Loan No. 14)	The Mortgagor has a ground leasehold interest in a number of the Mortgaged Properties. With respect to the related ground leases:
E-1B-7

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

34(a) The second amendment to the ground lease for the Courtyard Philadelphia Devon, dated June 29, 1990, is not recorded and is not the subject of a recorded memorandum or other recorded document.

34(c) With respect to the Philadelphia Devon Mortgaged Property, the ground lease expires on December 31, 2028 and may be extended to December 31, 2038. No portion of the principal balance of the Whole Loan was allocated to such Mortgaged Property and, in connection with a partial release, the release price is the stated amount of $10,625,000, which is equal to approximately 62.5% of the related as-is appraised value at origination of the Whole Loan.

34(j)(k) With respect to the Tampa Westshore Mortgaged Property, the ground lease provides that any related insurance proceeds and condemnation awards are held and disbursed by the lessor under the related ground lease. In addition, if the Mortgagor under the related ground lease fails to timely commence, or complete, restoration, the ground lessor may retain the proceeds as additional security until the restoration is complete, and the ground lessor additionally has a termination option in such circumstance.

34(l) With respect to the Charlotte South Park and Philadelphia Devon Mortgaged Properties, the ground lease only provides a requirement to enter into a new lease on similar terms upon termination of the ground lease as a result of a default by the related Mortgagor under the related ground lease, but lacks a requirement to enter into a new lease on similar terms upon termination of the ground lease because of a rejection of such ground lease in a bankruptcy proceeding.

(40) Environmental Conditions	CBM Portfolio (Loan No. 14)	With respect to the Portland Beaverton Mortgaged Property, groundwater contamination in the area adjacent to the Mortgaged Property was discovered in 1998 originating from a former Tyco manufacturing facility. As part of the remediation efforts, two groundwater monitoring wells were installed at the Mortgaged Property, which are sampled on an annual basis by the Oregon Department of Environmental Quality (“ODEQ”). Based on the most recent samples taken by ODEQ as of the ESA, trichloroethylene levels were detected to be slightly above the related action level of 5.0 micrograms per liter. Based on the information provided by ODEQ and review of the most recent sampling report, the identified groundwater contamination represents a recognized environmental condition.
E-1B-8

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(BARCLAYS CAPITAL REAL ESTATE INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Pinnacle Hills Promenade (Loan No. 4)	Provided no event of default has occurred and is continuing, under the related Whole Loan, the Mortgage Loan documents prohibit the lender, without the prior written consent of the Mortgagor, from selling any note, participation or interest in the Whole Loan to Simon Property Group, Taubman Centers, Inc., The Macerich Company, Kimco Realty, Starwood Retail, PREIT, Washington Prime Group, Pyramid Real Estate Group, CBL & Associates Properties, Inc., Centennial, Inc., Westfield Holdings Limited or Unibail-Rodamco (or any successors or assigns of or any person or entity controlled by, controlling or under common control with the foregoing); provided, however, such restrictions will not apply to (a) any transfer or sale by the Mortgagee of commercial mortgage-backed securities certificates, bonds or similar certificated interests secured in whole or in part by the Whole Loan or (b) any subsequent resale or transfer of the Whole Loan (or any interest therein) occurring after an initial sale or transfer by the Mortgagee even if such transaction results in a portion of the Whole Loan being held by a person or entity described above.
(5) Lien; Valid Assignment	Tops & Kroger Portfolio (Loan No. 20)	The related Mortgagor has executed a letter of intent dated August 9, 2024 (the “LOI”) with DV & GR Enterprises (the “Prospective Cheektowaga Tenant”) for the lease of a space at the Cheektowaga Mortgaged Property (the “Prospective Cheektowaga Premises”) that contemplates granting the Prospective Cheektowaga Tenant a right of first refusal to purchase the Prospective Cheektowaga Premises. Pursuant to the Mortgage Loan documents, the Mortgagee consents to the material business terms of the LOI provided that the final lease provides that the right of first refusal does not apply to an acquisition of title to all or any portion of the Cheektowaga Mortgaged Property by the Mortgagee by foreclosure, deed-in-lieu of foreclosure or otherwise or to a subsequent sale thereafter.
(6) Permitted Liens; Title Insurance	Pinnacle Hills Promenade (Loan No. 4)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	Tops & Kroger Portfolio (Loan No. 20)	See exception to Representation and Warranty No. 5, above.
E-1B-9

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	Pinnacle Hills Promenade (Loan No. 4)

The Mortgage Loan documents permit (i) a property insurance deductible up to $250,000, except with respect to windstorm, flood and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a commercial general liability insurance deductible or self-insured retention up to $250,000. Such deductibles may not be considered customary.

The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $6,500,000 (which amount is equal to 5% of the original principal amount of the Mortgage Loan but may be higher than 5% of the then outstanding principal amount of the Mortgage Loan).

The Mortgage Loan documents provide that the lender may consent (subject to rating agency confirmation) to the Mortgagor maintaining (or causing to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit rating requirements set forth in the Mortgage Loan documents.

See exception to Representation and Warranty No. 29, below.

(16) Insurance

Corner 2nd
(Loan No. 10)

Proteus MHC Portfolio (Loan No. 21)

Extra Space - Lake in the Hills
(Loan No. 24)

Pepper Street Self Storage
(Loan No. 25)

Neighborhood Mini Storage – Sulphur (Loan No. 27)

Oak Ridge Storage (Loan No. 28)

Poulsbo MHC
(Loan No. 29)

Lake Charles & Huntsville Portfolio (Loan No. 31)

Southington Super Storage
(Loan No. 33)

Moss Bluff Neighborhood Mini Storage
(Loan No. 34)

The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Mortgage Loan documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the Mortgagee’s prior written consent thereto and (ii) confirmed that the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
E-1B-10

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(24) Local Law Compliance	Tops & Kroger Portfolio (Loan No. 20)

The use of the Ontario Plaza Mortgaged Property for restaurant operations predates the current zoning code, which requires a special use permit in connection with such use. The current zoning code permits any lawful non-conforming use under current zoning code to continue and any non-conforming structure to be rebuilt or altered during its life to an extent of an aggregate cost of 50% of the assessed value of such structure, provided that, among other requirements, the reconstructed structure does not increase any dimensional non-conformity that existed before the destruction or damage.

Certain fire or building code violations are open at the Midway Plaza Property, the Panorama Plaza Property and the Cheektowaga Property. The Mortgage Loan documents require each Mortgagor to provide evidence reasonably satisfactory to the Mortgagee, within 60 days of the origination date, that the applicable code violations, including payment of any associated fees or charges, have been cured and closed with the applicable governmental authority, subject to an automatic 60-day extension (i) if no enforcement action has been taken by the applicable governmental authority and (ii) such Mortgagor is diligently pursuing the required evidence and, upon the Mortgagee’s reasonable request from time to time, such Mortgagor provides reasonable evidence of the same.

(24) Local Law Compliance	Lake Charles & Huntsville Portfolio (Loan No. 31)

The I-45 Self Storage Huntsville Mortgaged Property is legal non-conforming as to use as self-storage with accessory recreational vehicle outdoor storage uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged or destroyed by causes within the control of the owner and the extent of demolition, damage or destruction is more than 50% of the fair market value of the structure, such structure may only be restored with a use that complies with the current zoning code. If a structure containing a legal non-conforming use is damaged or destroyed by accident, the legal non-conforming use may be restored provided that (i) no new non-conformities are created and the existing extent of non-conformity is not increased and (ii) a building permit to reconstruct such structure is obtained within 18 months of the date of occurrence of such damage.

The Neighborhood Mini Storage Lake Charles Mortgaged Property is legal non-conforming as to use as self-storage uses are no longer permitted under the current zoning code without a major conditional use approval and the Mortgagor has not obtained such an approval. If a structure housing a legal non-conforming use is damaged or destroyed by 50% or more of its fair market value, such legal non-conforming use may only be restored if a special exception is granted.

(24) Local Law Compliance	Neighborhood Mini Storage – Sulphur (Loan No. 27)	The related Mortgaged Property is legal non-conforming as to use as self-storage with accessory outdoor vehicle storage uses are no longer permitted under the current zoning code. If a structure
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
housing a legal non-conforming use is damaged or destroyed by 50% or more of its price per square foot, such legal non-conforming use may only be restored if a special exception is granted.
(24) Local Law Compliance	Moss Bluff Neighborhood Mini Storage (Loan No. 34)	The related Mortgaged Property is legal non-conforming as to use as outdoor self-storage uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged to the extent of more than 50% of its assessed value, such structure may only be restored in conformity with the current zoning code.
(26) Recourse Obligations	Pinnacle Hills Promenade (Loan No. 4)	With respect to clause (a)(ii) of Representation and Warranty No. 26, the Mortgage Loan documents only provide recourse for intentional misappropriation.
(26) Recourse Obligations	Extra Space - Lake in the Hills (Loan No. 24),Pepper Street Self Storage (Loan No. 25), Neighborhood Mini Storage – Sulphur (Loan No. 34), Lake Charles & Huntsville Portfolio (Loan No. 31),Southington Super Storage (Loan No. 33) and Moss Bluff Neighborhood Mini Storage (Loan No. 34)	With respect to clause (a)(ii) of Representation and Warranty No. 26, the Mortgage Loan documents only provide recourse for intentional misapplication.
(27) Mortgage Releases	Pinnacle Hills Promenade (Loan No. 4)	The Mortgagor is permitted to obtain the release of parcels at the Mortgaged Property upon the substitution therefor of other parcels of real property and satisfaction of certain conditions set forth in the Mortgage Loan documents including, among other things, customary REMIC requirements.
(29) Acts of Terrorism Exclusion	Pinnacle Hills Promenade (Loan No. 4)	The Mortgage Loan documents permit a terrorism insurance deductible of up to $1,000,000. Such deductible may not be considered customary. In addition, the Mortgage Loan documents permit terrorism insurance to be obtained through a captive insurance program with Liberty IC Casualty LLC (“Liberty”), subject to satisfaction of the conditions set forth in the Mortgage Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Liberty must be reinsured with a cut through endorsement acceptable to the Mortgagee and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity	Pinnacle Hills Promenade (Loan No. 4)	The related Mortgagor is a recycled Single-Purpose Entity that previously owned certain parcels of land located adjacent to the Mortgaged Property that were transferred to a third party prior to the origination of the Mortgage Loan.
(32) Defeasance	Pinnacle Hills Promenade (Loan No. 4)	In connection with a defeasance, the related Mortgagor is not required to pay defeasance related costs and expenses in excess of $10,000 (exclusive of any rating agency fees and expenses).

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EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Colony Square (Loan No. 18)	An approximate 20,844 square foot portion of the Mortgaged Property is operated as a food hall (the “Food Hall Premises”) by Politan Atlanta LLC (“Politan”) pursuant to a management agreement between the Mortgagor, as owner, and Politan, as manager. Under such management agreement, Politan has an option to purchase (the “Purchase Option”) the Food Hall Premises if the Mortgagor wishes to sell the Food Hall Premises as a going concern provided, among other conditions, Politan pays a purchase price equal to the greater of either (i) four times the Mortgagor’s earnings from the operation of the Food Hall Premises before tax, interest and amortization (EBITA) or (ii) the Mortgagor’s unamortized cost of building out the Food Hall Premises. In addition, Politan has a right of first refusal (the “Right of First Refusal”) to purchase the Food Hall Premises in the event of a proposed sale of the Food Hall Premises to a third party. The management agreement provides that neither the Purchase Option nor the Right of First Refusal are applicable to a foreclosure or deed-in-lieu of foreclosure or the first sale thereafter.
(5) Lien; Valid Assignment	Herald Center (Loan No. 5)	Yeshiva has a right of first offer to acquire the fourth floor at the Mortgaged Property in the event that the fourth floor, which is currently occupied by the Joint Industry Board of the Electrical Industry, becomes available. Additionally, H&M Fashion USA, Inc. (“H&M”), has a right of first refusal to purchase the Mortgaged Property in the event the borrower receives an unsolicited offer to purchase the Mortgaged Property that the borrower is willing to accept. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Herald Center Whole Loan provides that H&M’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure or the first sale thereafter.
(6) Permitted Liens; Title Insurance	Colony Square (Loan No. 18)	See exception to Representation and Warranty No. 5 above.
(6) Permitted Liens; Title Insurance	Herald Center (Loan No. 5)	See exception to Representation and Warranty No. 5 above.
(16) Insurance	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(24) Local Law Compliance	Woodland Mall (Loan No. 9)	The Mortgaged Property is the subject of certain building code violations.
(27) Mortgage Releases	All BMO Mortgage Loans	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
(27) Mortgage Releases	Herald Center (Loan No. 5)	In connection with the conversion of the Mortgaged Property into a leasehold condominium and sale of the Yeshiva Unit to Yeshiva University (“Yeshiva”), a not-for-profit university, the lender may release the leasehold lien of the security instrument relating to the Yeshiva Unit that may be sold to Yeshiva as owner of the relevant condo unit, subject to satisfaction of, among other things, any REMIC release conditions. In addition, Yeshiva has a right of first offer to acquire the fourth floor of the Mortgaged Property in the event such fourth floor become available, and in any such event, the leasehold borrower is required to further subdivide its unit and convey to Yeshiva, such fourth floor in accordance with the Herald Center Whole Loan documents, subject to satisfaction of, among other things, any REMIC release conditions.
(29) Acts of Terrorism Exclusion	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, as applicable, at the related Mortgaged Property.
(30) Due on Sale or Encumbrance	Herald Center (Loan No. 5)

There is a permitted transfer in connection with a change of control in favor of BIG Herald Investments II, LLC (the “Preferred Equity Investor”) in the sole member of borrower in connection with a $30,000,000 preferred equity investment at origination (the “Origination Date Preferred Equity”); provided that, without limitation, the borrower provides a replacement guarantor as well as customary searches.

Additionally, the borrower has the ability to replace the Origination Date Preferred Equity investment with new preferred equity provided that the conditions precedent set forth in Herald Center Whole Loan documents are satisfied, including, without limitation, the lender’s reasonable consent and a rating agency confirmation.

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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Herald Center (Loan No. 5)

The fee interest in the Center Mortgaged Property is held by Herald Center Department Store of New York LLC (the “Fee Borrower”). The leasehold interest in the Herald Center Property is held by Herald Center Department Store of New York Leasehold LLC (the “Leasehold Borrower”), which leasehold estate is created by an amended and restated ground lease between the Fee Borrower, as the lessor, and the Leasehold Borrower, as the lessee. With respect to the related ground lease:

(b) Upon the creation of the leasehold condominium interest, one condo unit will be sold to Yeshiva and Yeshiva will have the right to terminate the ground lease upon the occurrence of a casualty or condemnation in the event restoration is not completed within 15 months. The lender will continue to have a lien on the fee simple interest in the entire Mortgaged Property in the event of any such termination.

(d) The ground lease is subordinate to the lender’s mortgage on the fee interest, subject to not disturbing Yeshiva so long as Yeshiva is not in default under any of the Yeshiva documents (including, without limitation, the ground lease).

(l) In the event Yeshiva obtains its real estate tax exemption, a new ground lease will terminate Yeshiva’s tax exemption and solely in such event, a new lease may not be given, however, the lender’s mortgage continues to encumber the fee estate in the Mortgaged Property.

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ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC

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Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of January 11, 2025, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after January 11, 2025.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal
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(including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
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(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer
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or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or

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“A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.
(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that
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treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or any related Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the
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Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of
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the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the
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security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note
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as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
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(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of
E-2A-12

acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a
E-2A-13

supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.
(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.
(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.
(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-14

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None

E-2A-15

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
23	The Spiral

E-2A-16

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-2A-17

Schedule E-2A-4 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

RELATED BORROWER MORTGAGE LOANS

None

E-2A-18

ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(GOLDMAN SACHS MORTGAGE COMPANY)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Queens Center (Loan No. 6)

For so long as no event of default exists, the Mortgage Loan documents prohibit the lender from selling any portion of the Whole Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, Kimco Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodamco, Ashkenazy Development Inc. or Centennial (or any entity controlled by any of the foregoing).

The Mortgagor has the right to obtain a PACE Loan for an amount not to exceed $10,000,000.  “PACE Loan” means (x) any Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.

(5) Lien; Valid Assignment	State Farm Data Center Portfolio (Loan No. 1)	The sole tenant at each of the related Mortgaged Properties, State Farm, has a right of first refusal to purchase all or any portion of either of the related Mortgaged Properties in the event of a proposed sale of all or any portion of such Mortgaged Properties to a third party. Pursuant to subordination, non-disturbance and attornment agreements, the rights of first refusal have been waived in connection with (i) a foreclosure, (ii) a deed-in-lieu of foreclosure, (iii) any other taking of title to the related Mortgaged Properties by the lender or its designee, or (iv) to the extent the lender or its designee obtains title to the Mortgaged Properties, any subsequent transfer of the Mortgaged Properties.
E-2B-1

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Renaissance New York Midtown Hotel (Loan No. 8)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Mortgagor’s ownership interest in the franchise agreement, or an ownership interest in the Mortgagor (or a controlling affiliate of the Mortgagor) to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the related comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
(5) Lien; Valid Assignment	Colony Square (Loan No. 18)	An approximate 20,844 square foot portion of the Mortgaged Property is operated as a food hall (the “Food Hall Premises”) by Politan Atlanta LLC (“Politan”) pursuant to a management agreement between the Mortgagor, as owner, and Politan, as manager. Under such management agreement, Politan has an option to purchase (the “Purchase Option”) the Food Hall Premises if the Mortgagor wishes to sell the Food Hall Premises as a going concern provided, among other conditions, Politan pays a purchase price equal to the greater of either (i) four times the Mortgagor’s earnings from the operation of the Food Hall Premises before tax, interest and amortization (EBITA) or (ii) the Mortgagor’s unamortized cost of building out the Food Hall Premises. In addition, Politan has a right of first refusal (the “Right of First Refusal”) to purchase the Food Hall Premises in the event of a proposed sale of the Food Hall Premises to a third party. The management agreement provides that neither the Purchase Option nor the Right of First Refusal are applicable to a foreclosure or deed-in-lieu of foreclosure or the first sale thereafter.
(6) Permitted Liens; Title Insurance	Queens Center (Loan No. 6)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	State Farm Data Center Portfolio (Loan No. 1)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	Renaissance New York Midtown Hotel (Loan No. 8)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	Colony Square (Loan No. 18)	See exception to Representation and Warranty No. 5, above.
(16) Insurance	Queens Center (Loan No. 6)	The Mortgage Loan documents permit (i) a property insurance deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake
E-2B-2

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property subject to a $500,000 minimum and (ii) a liability insurance deductible up to $500,000. Such deductibles may not be considered customary.

The Mortgagors are permitted to hold insurance policies that do not meet the Insurance Rating Requirements if they have prior written consent from the lender and a rating agency confirmation from each applicable rating agency.

(16) Insurance	State Farm Data Center Portfolio (Loan No. 1)	The Mortgage Loan documents permit the Mortgagor to rely on the insurance provided by State Farm, the sole tenant at each of the related Mortgaged Properties, provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents.
(16) Insurance	Renaissance New York Midtown Hotel (Loan No. 8)	The Mortgage Loan documents permit the borrower to rely on the insurance provided by the related ground lessor provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents.
(17) Access; Utilities; Separate Tax Lots	Queens Center (Loan No. 6)	A portion of the Mortgaged Property to the west of 92nd Street and the parcel occupied by Macy’s, the latter of which is not part of the Mortgaged Property, together constitute a single tax lot (the “Shared Tax Lot”). The real estate taxes on the shared tax lot are allocated between Macy’s and one of the two Mortgagors which owns the Mortgaged Property (the “Property Borrower”) under a reciprocal easement agreement (the “REA”). Under the REA, Macy’s pays approximately 40% of the total property taxes assessed against the shared tax lot to the Property Borrower, who then makes the required tax payments to the applicable taxing authority. There are no other operating covenants in place governing the operation of the Shared Tax Lot. In the event of a default under the Mortgage Loan documents, the lender has the right, among other related rights, to require the Property Borrower to exercise the rights of the Property Borrower under the REA to pursue the creation of a separate tax lot for the portion of the Mortgaged Property that is part of the Shared Tax Lot, such that no portion of the Mortgaged Property shares a tax lot with any real property that is not subject to the lien of the Mortgage Loan. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender arising out of or in connection with actual, out of pocket losses (as set forth in the Mortgage Loan documents) arising from the lender’s inability to complete a foreclosure on the portion of the Mortgaged Property that is part of the Shared Tax Lot or a delay in the lender’s foreclosure on such portion of the Mortgaged Property caused by (i) the City of New York’s refusal to accept for recordation (and actually record) foreclosure deed with respect to such portion of the Mortgaged Property, and (ii) the Mortgagors’ failure, during
E-2B-3

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
the continuance of an event of default and at the lender’s instruction, to promptly exercise the rights of the Mortgagor under the REA with respect to, and pursue to completion, the creation of a separate tax lot for the Shared Tax Lot.
(24) Local Law Compliance	The Spiral (Loan No. 23)	Certain fire code violations are open at the related Mortgaged Property. The Mortgage Loan documents require the Mortgagor to clear such open fire code violations.
(26) Recourse Obligations	Queens Center (Loan No. 6)

The loss carveout for misappropriation of rents after an event of default, insurance proceeds, or condemnation awards is limited to the intentional misappropriation thereof.

The Mortgage Loan documents do not expressly provide for recourse for misappropriation of security deposits.

A voluntary transfer in violation of the Mortgage Loan documents triggers only a loss carveout instead of a full recourse carveout.

The obligations and liabilities of the indemnitors under the environmental indemnity agreement will terminate two years after the earlier to occur of (i) the repayment of the Mortgage Loan in full and the satisfaction of all obligations of the indemnitors under the Mortgage Loan documents (except any such obligations, such as indemnification obligations, which expressly survive repayment in full of the Mortgage Loan), and (ii) an indemnified party or an agent thereof will have acquired possession of or title to the Mortgaged Property by foreclosure, exercise of power of sale or deed in lieu thereof.

(26) Recourse Obligations	Renaissance New York Midtown Hotel (Loan No. 8)	With respect to clause 26(a)(i) and (ii), the Mortgage Loan documents only provide full recourse for the filing of any petition for bankruptcy, insolvency, dissolution or liquidation that is not stayed upon 90 days of filing.
(26) Recourse Obligations	The Spiral (Loan No. 23)	The related Mortgage Loan documents do not provide recourse to a separate guarantor or environmental indemnitor that is distinct from the Mortgagor.
(27) Mortgage Releases	All GSMC Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(31) Single Purpose Entity	Queens Center (Loan No. 6)	The Mortgagor previously owned the parcel that contains a J.C. Penney store, which is part of the mall of which the Mortgaged Property forms a part. The Mortgagor sold such parcel prior to the origination of the Mortgage Loan.
E-2B-4

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(32) Defeasance	Queens Center (Loan No. 6)	In connection with a defeasance, the Mortgagor’s obligation to pay servicing fees is capped at $25,000.
(34) Ground Leases	Queens Center (Loan No. 6)

The Mortgage Loan is secured, in part, by the Mortgagor’s leasehold interest in a portion of the Mortgaged Property pursuant to a ground lease that does not comply with Representation and Warranty No. 34 with respect to:

●             clause 34(c), insofar as the term of the ground lease expires on May 31, 2048; and

●             clause 34(h) insofar as he ground lease does not expressly provide a cure period that includes sufficient time for the lender to gain possession of the interest of the lessee under the ground lease; provided, however the ground lease does provide the lender an additional 10 days for payment of rent and 30 days for other defaults.

(34) Ground Leases	Renaissance New York Midtown Hotel (Loan No. 8)

The Mortgage Loan is secured by the Mortgagor’s leasehold interest in the Mortgaged Property pursuant to a ground lease that does not comply with Representation and Warranty No. 34 with respect to:

●             clause 34(h), insofar as, although the ground lease provides the Mortgagee sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings if required to cure such default, the ground lease only provides the lender an additional 10 days to cure other such defaults that do not require possession of the interest to cure;

●             clause 34(j) insofar as, if required by a fee mortgage, insurance proceeds may be held and disbursed by the fee mortgagee.

●             clause 34(k) insofar as a condemnation award is required to first be distributed to the ground lessor (or its fee mortgagee) in an amount equal to the ground lessor’s fair market value interest in the premises, with the balance of the award first being applied to the amount payable under the Mortgage Loan.

E-2B-5

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CLASS A-1 SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Mar 15, 2025	$300,000.00	Aug 15, 2027	$232,889.60
Apr 15, 2025	$300,000.00	Sep 15, 2027	$225,162.66
May 15, 2025	$300,000.00	Oct 15, 2027	$214,455.23
Jun 15, 2025	$300,000.00	Nov 15, 2027	$206,608.04
Jul 15, 2025	$300,000.00	Dec 15, 2027	$195,783.48
Aug 15, 2025	$300,000.00	Jan 15, 2028	$187,814.50
Sep 15, 2025	$300,000.00	Feb 15, 2028	$179,793.54
Oct 15, 2025	$300,000.00	Mar 15, 2028	$165,879.18
Nov 15, 2025	$300,000.00	Apr 15, 2028	$157,715.13
Dec 15, 2025	$300,000.00	May 15, 2028	$146,581.94
Jan 15, 2026	$300,000.00	Jun 15, 2028	$138,292.02
Feb 15, 2026	$300,000.00	Jul 15, 2028	$127,036.21
Mar 15, 2026	$300,000.00	Aug 15, 2028	$118,618.80
Apr 15, 2026	$300,000.00	Sep 15, 2028	$110,146.48
May 15, 2026	$300,000.00	Oct 15, 2028	$98,713.01
Jun 15, 2026	$300,000.00	Nov 15, 2028	$90,110.84
Jul 15, 2026	$300,000.00	Dec 15, 2028	$78,550.90
Aug 15, 2026	$300,000.00	Jan 15, 2029	$69,817.22
Sep 15, 2026	$300,000.00	Feb 15, 2029	$61,026.57
Oct 15, 2026	$300,000.00	Mar 15, 2029	$43,491.93
Nov 15, 2026	$300,000.00	Apr 15, 2029	$34,529.56
Dec 15, 2026	$300,000.00	May 15, 2029	$22,618.76
Jan 15, 2027	$300,000.00	Jun 15, 2029	$13,520.24
Feb 15, 2027	$292,710.81	Jul 15, 2029 and thereafter	$0.00
Mar 15, 2027	$276,541.18
Apr 15, 2027	$269,098.97
May 15, 2027	$258,668.89
Jun 15, 2027	$251,110.11
Jul 15, 2027	$240,566.47

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	69
Risk Factors	71
Description of the Mortgage Pool	175
Transaction Parties	286
Description of the Certificates	355
The Mortgage Loan Purchase Agreements	389
The Pooling and Servicing Agreement	399
Use of Proceeds	503
Yield, Prepayment and Maturity Considerations	503
Material Federal Income Tax Consequences	515
Certain State, Local and Other Tax Considerations	526
ERISA Considerations	527
Legal Investment	534
Certain Legal Aspects of the Mortgage Loans	535
Ratings	556
Plan of Distribution (Underwriter Conflicts of Interest)	558
Incorporation of Certain Information by Reference	560
Where You Can Find More Information	560
Financial Information	560
Legal Matters	561
INDEX OF CERTAIN DEFINED TERMS	562

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Sponsor Representations and Warranties (CREFI, GACC, Barclays and BMO)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI, GACC, Barclays and BMO)	E-1B-1
Annex E-2A – Sponsor Representations and Warranties (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
Annex F – Class A-1 Scheduled Principal Balance Schedule	F-1

$690,642,000
(Approximate)

Benchmark 2025-V13 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2025-V13

Class A-1	$300,000
Class A-2	$76,500,000
Class A-3	$0 - $175,000,000
Class A-4	$285,366,000-$460,366,000
Class X-A	$537,166,000
Class X-B	$153,476,000
Class A-S	$84,411,000
Class B	$38,369,000
Class C	$30,696,000

PROSPECTUS

Citigroup

Goldman Sachs & Co. LLC

Barclays

Deutsche Bank Securities

BMO Capital Markets

Co-Lead Managers and Joint Bookrunners

Academy Securities

Drexel Hamilton

Co-Managers

February      , 2025

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.